As filed with the Securities and Exchange Commission on January 16, 2024

Registration Statement No. 333-274803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4/A
(Amendment No. 2)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Holdco Nuvo Group D.G Ltd.

(Exact Name of Registrant as Specified in Its Charter)

State of Israel	3841	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

94 Yigal Alon St.

Tel Aviv, Israel 6789155

734-717-2416

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nuvo Group USA, Inc.
c/o Kelly Londy

300 Witherspoon Street, Suite 201

Princeton, NJ 08542

734-717-2416

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Grossman, Esq. Adam Namoury, Esq. Win Rutherfurd, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue, Suite 4400 Miami, FL 33131 (305) 579-0500	Yoav Sade Ran Camchy Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Telephone: (+972) (3) 610-3100 Fax: (+972) (3) 610-3111	Ory Nacht Michal Herzfeld Herzog Fox & Neeman Herzog Tower 6 Yitzhak Sadeh St. Tel Aviv 6777506 Israel Tel: (+972)-(3)-692-2020	Daniel E. Nussen Matthew C. Barnett White & Case LLP 555 South Flower Street, Suite 2700 Los Angeles, CA 90071 (213) 620-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 16, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF LAMF GLOBAL VENTURES CORP. I

PROSPECTUS FOR [●] ORDINARY SHARES,
[●] WARRANTS TO PURCHASE ORDINARY SHARES, AND
[●] ORDINARY SHARES UNDERLYING WARRANTS OF HOLDCO NUVO GROUP D.G LTD.

This proxy statement/prospectus relates to the transactions contemplated by the business combination agreement, dated as of August 17, 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“LAMF”), Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”), Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of LAMF (“Merger Sub”). Nuvo is a women’s health and connected pregnancy care company, and has developed INVU by Nuvo™, an FDA-cleared, prescription-initiated, remote pregnancy monitoring platform that enables the delivery of remote non-stress tests and maternal and fetal heart rate monitoring, helping expectant mothers adhere to their prescribed care plan. The Business Combination Agreement contemplates that the business combination among LAMF, Nuvo, Holdco, Assetco and Merger Sub will be completed through the following series of transactions:

●	One day prior to the closing of the business combination, LAMF will be merged with and into Assetco (the “SPAC Merger”) and Assetco will continue as the surviving corporation (Assetco, in its capacity as the surviving entity of the SPAC Merger, the “SPAC Surviving Company”).

●	Pursuant to the SPAC Merger, each Class A ordinary share of LAMF, par value $0.0001 per share (the “LAMF Class A Ordinary Shares”), issued and outstanding immediately prior to the effective time of the SPAC Merger will be automatically cancelled and converted into the right to receive outstanding ordinary shares of Holdco (“Holdco Ordinary Shares”).

●	On the date of the closing of the business combination (the “Closing”), Merger Sub will be merged with and into Nuvo (the “Acquisition Merger”) and Nuvo will continue as the surviving corporation (Nuvo, in its capacity as the surviving entity of the Acquisition Merger, the “Acquisition Surviving Sub”).

●	Pursuant to the Acquisition Merger, (i) each of the ordinary shares of Nuvo, par value NIS 0.01 per share (the “Nuvo Shares”), issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive a number of Holdco Ordinary Shares determined pursuant to an equity exchange ratio (the “Equity Exchange Ratio”), equal to the equity value per share (determined by dividing an aggregate equity value of approximately $300 million upon achieving a commercial milestone (the “Equity Value”), by the fully diluted share capital of Nuvo), divided by $10.20 per share, (ii) each of the preferred shares of Nuvo, par value NIS 0.01 per share (the “Nuvo Crossover Preferred Shares”), issuable in connection with the securities purchase agreements Nuvo and Holdco entered into with certain investors prior to the execution of the Business Combination Agreement (the “Interim Financing”) issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive a number of preferred shares of Holdco (the “Holdco Preferred Shares”) determined by the Equity Exchange Ratio, (iii) each warrant for the purchase of Nuvo Shares issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive one warrant to purchase a number of Holdco Ordinary Shares determined by the Equity Exchange Ratio, and (iv) each outstanding and unexercised option to purchase Nuvo Shares, whether or not then vested or fully exercisable, will be assumed by Holdco and converted into an option to purchase a number of Holdco Ordinary Shares as determined by the Equity Exchange Ratio, in each case subject to the adjustments described in the Business Combination Agreement.

●	After the SPAC Merger and the Acquisition Merger, the SPAC Surviving Company will distribute any amounts remaining in LAMF’s trust account (the “Trust Account”) to Holdco and will then be liquidated (the “Liquidation”).

The SPAC Merger, the Acquisition Merger, the Liquidation and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination”.

Prior to, upon and following the execution of the Business Combination Agreement, Nuvo and Holdco entered into securities purchase agreements (the “Interim Financing Agreements”) with certain investors (the “Interim Financing Investors”) pursuant to which (i) Nuvo has issued Nuvo Crossover Preferred Shares to the Interim Financing Investors and (ii) upon and subject to the Closing, Holdco will issue an aggregate of 3,823,530 Holdco Ordinary Shares to the Interim Financing Investors, which shares shall not be registered under the Securities Act in connection with the Business Combination Agreement, and which provided Nuvo with an aggregate of approximately $13,000,000 of gross proceeds as a result of the Interim Financing. Certain of the Interim Financing Investors are affiliated with LAMF and the Sponsor and intend to invest an aggregate of $2,000,000 in the Interim Financing (such investors the “Sponsor Investors”). These affiliates are: (i) Jeffrey Soros, LAMF’s Chairman, who intends to invest $500,000, (ii) Tamim Mourad, a strategic investor of LAMF and an affiliate of a member of the Sponsor, who intends to invest $500,000 and (iii) Gaingels 10X Capital Diversity Fund I, LP, a Delaware limited partnership and an affiliate of a member of the Sponsor, that intends to invest $1,000,000. The Business Combination Agreement provides that the parties may seek to obtain subscriptions for equity financing in connection with the consummation of the Business Combination as may be mutually agreed by the parties (the “PIPE”).

If the Business Combination is consummated, shareholders and warrantholders of LAMF (including through units previously issued by LAMF) will become shareholders and warrantholders of Holdco, other than those holders of the LAMF Class A Ordinary Shares who elect to redeem their LAMF Class A Ordinary Shares. The other shareholders and equityholders of Holdco will include management of Nuvo and investors in Nuvo immediately before the Closing. This proxy statement/prospectus describes these matters and other important matters. This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Holdco serves as:

●	A notice of meeting and proxy statement of LAMF under Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), for the extraordinary general meeting (the “EGM”) of shareholders of LAMF to be held on [●], 2024, where LAMF shareholders will consider and vote on proposals (the “Proposals”) relating to the Business Combination and also the possible adjournment of the EGM; and

●	A prospectus of Holdco under Section 5 of the Securities Act of 1933 (the “Securities Act”) relating to the securities of Holdco to be issued in the Business Combination.

The Proposals may be briefly summarized as follows:

(1)	The “Business Combination Proposal” — a proposal to approve and adopt, by ordinary resolution under Cayman Islands law, the Business Combination Agreement, pursuant to which, among other things, the former shareholders and warrantholders of LAMF will become shareholders and warrantholders of Holdco, the new public company at the Closing.

(2)	The “Merger Proposal” — a proposal to approve, by special resolution, the plan of merger relating to the SPAC Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex F.

(3)	The “Adjournment Proposal” — a proposal to adjourn the EGM to a later date or dates or indefinitely, if necessary or convenient, (i) to permit further solicitation and vote of proxies and if, based upon the tabulated vote at the time of the EGM, there are insufficient votes to approve the Business Combination Proposal and/or the Merger Proposal, (ii) to permit withdrawals by Public Shareholders of their elections to redeem their Public Shares or (iii) if the LAMF Board determines before the EGM that it is not necessary or no longer desirable to proceed with the Business Combination Proposal and/or the Merger Proposal.

This proxy statement/prospectus describes certain redemption rights that may be exercised by LAMF’s public shareholders of their LAMF Class A Ordinary Shares.

LAMF SPAC Holdings I LLC, a Cayman Islands company (the “Sponsor”), and certain officers and directors and advisors of LAMF (collectively, the “LAMF Insiders”) have agreed to vote all their LAMF Class A Ordinary Shares in favor of each of the Proposals. Because of the number of previous redemptions of LAMF Class A Ordinary Shares in connection with the extension of the period in which LAMF may complete a business combination and the number of LAMF Class A Ordinary Shares owned by the Sponsor and the LAMF Insiders, the Sponsor and the LAMF Insiders, acting alone, hold LAMF Class A Ordinary Shares with sufficient votes to approve each Proposal. As a result, each of the Proposals will receive sufficient votes for approval by reason of votes cast by the Sponsor and the LAMF Insiders.

The following table illustrates the varying levels of equity interest and voting power in Holdco immediately following the consummation of the Business Combination based on no redemption and maximum redemption scenarios of Public Shares by Public Shareholders and based on the additional assumptions described in the notes to the table below (without taking into account any additional dilution sources, such as the Public Warrants).

	Voting Power in Holdco(i)
	No Redemption Scenario(ii)	Maximum Redemption Scenario(iii)
	Percentage of Voting Rights of Outstanding Holdco Ordinary Shares
Public Shareholders(iv)	7.2%	-
Sponsor, LAMF Insiders and Sponsor Investors(v)	23.1%	24.9%
Nuvo Shareholders	69.7%	75.1%
Total	100.0%	100.0%

i.	The figures in this table are presented as of immediately following the consummation of the Business Combination and represent an aggregate of 41,236,612 Holdco Ordinary Shares assuming no redemptions and 38,283,996 Holdco Ordinary Shares assuming maximum redemptions, comprised of: (i) 12,491,949 LAMF Class A Ordinary Shares assuming no redemptions and 9,539,333 LAMF Class A Ordinary Shares assuming maximum redemptions, in either case to be converted into an equal number of Holdco Ordinary Shares pursuant to the SPAC Merger; and (ii) 28,744,663 Holdco Ordinary Shares issued to Nuvo Shareholders comprised of 15,505,853 Nuvo Shares to be converted into 15,505,853 Holdco Ordinary Shares, 2,549,020 Holdco Ordinary Shares issued to Nuvo Preferred Shareholders, 3,039,216 Holdco Ordinary Shares issued as Earnout Shares (as defined in the Business Combination Agreement), and 5,195,680 Holdco Ordinary Shares issued upon conversion of the SAFEs and Loans, pursuant to the Acquisition Merger and the Equity Exchange Ratio. Excludes Holdco Warrants and the effect of any other transactions that may be entered into after the date of this proxy statement/prospectus. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”
ii.	The “No Redemption Scenario” assumes no redemptions of any of the 2,952,616 Public Shares out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding which may be redeemed in connection with the Business Combination. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.
iii.

The “Maximum Redemption Scenario” assumes redemptions of all of the 2,952,616 Public Shares which may be redeemed in connection with the Business Combination out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding, which redemption would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.

iv.	Comprised of 2,952,616 Public Shares which may be redeemed in connection with the Business Combination. In connection with the extraordinary general meeting of LAMF’s shareholders held on May 11, 2023 to approve the extension of the period of time LAMF has to complete an initial business combination, initially to November 16, 2023 and then in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024 (the “Extension”), LAMF and the Sponsor entered into agreements (the “Non-Redemption Agreements”) with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors, in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension (as defined herein), a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension (as defined herein), a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. The market value of such shares as of the record date for the EGM was approximately $[●] per share, or up to an aggregate of $[●]. If LAMF does not complete an initial business combination, such Founder Shares will expire worthless. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The Founder Shares to be transferred to such investors is not included in the number of Holdco Ordinary Shares held by Public Shareholders presented in this table as the aggregate number of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination.
v.	Represents an aggregate of 9,539,333 Holdco Ordinary Shares comprised of (i) 8,433,333 LAMF Class A Ordinary Shares previously converted from an equal number of LAMF Class B Ordinary Shares and (ii) 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the private placement units issued to the Sponsor in connection with LAMF’s initial public offering. Does not take into account the transfer of any Founder Shares to the investors party to the Non-Redemption Agreements described in note (iv) above as the aggregate amount of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination or the 588,235 Holdco Ordinary Shares to be issued to the Sponsor Investors in connection with the Interim Financing Agreements, which shares are included in the figures for Nuvo Shareholders in this table. The Sponsor and the LAMF Insiders have agreed not to redeem any LAMF Class A Ordinary Shares in connection with the Business Combination, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

LAMF is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the EGM and at any adjournments or postponements thereof. Whether or not you plan to attend the EGM, LAMF urges you to read this proxy statement/prospectus carefully.

Please pay particular attention to the section entitled “Risk Factors,” beginning on page 54.

The LAMF units, LAMF Class A Ordinary Shares and LAMF Warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LGVCU,” “LGVC” and “LGVCW,” respectively. Although Holdco is not currently a public company, following the Closing, Holdco will become subject to the reporting requirements of the Exchange Act. Holdco will apply for listing, to be effective at the Closing, of Holdco Ordinary Shares and Holdco warrants on Nasdaq under the symbols “NUVO” and “NUVOW”. The Holdco Ordinary Shares and Holdco warrants will trade separately and not as units. It is a condition to Closing that reasonable best efforts are used by LAMF and Nuvo to effect the approval for listing of the Holdco Ordinary Shares on Nasdaq, but there is no assurance such condition will be satisfied or waived.

LAMF is, and Holdco will be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

Holdco will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Holdco’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Holdco will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Holdco will prepare its financial statements in accordance with U.S. GAAP.

This proxy statement/prospectus provides shareholders of LAMF with detailed information about the Business Combination and other matters to be considered at the EGM. LAMF encourages you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. It also contains or references information about LAMF, Nuvo and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, when you consider the recommendation regarding these Proposals by the board of directors of LAMF, you should keep in mind that the Sponsor and LAMF’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor and LAMF’s officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition on terms less favorable to shareholders rather than liquidating LAMF. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of LAMF Insiders and the Sponsor in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 54 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2024 and is first being mailed to the shareholders of LAMF on or about that date.

LAMF GLOBAL VENTURES CORP. I
9255 Sunset Blvd., Suite 1100
West Hollywood, California 90069
United States

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON           , 2024

To the Shareholders of LAMF Global Ventures Corp. I:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “EGM”) of shareholders of LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“LAMF”, and, for purposes of this notice, “we” or “us”), will be held on [●], 2024, at [●] a.m., Eastern time. While as a matter of Cayman Islands law LAMF is required to have a physical location for the meeting, LAMF is pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for LAMF and LAMF shareholders. For the purposes of the amended and restated memorandum and articles of association of LAMF (the “Existing Governing Documents”), the physical place of the meeting will be 1221 Avenue of the Americas, New York, NY 10020. You will be able to attend, vote your shares, and submit questions during the EGM either in person or virtually via a live audio webcast. In order to attend the meeting virtually, you must pre-register at the following website: https://www.cstproxy.com/[●]. You are cordially invited to attend the EGM for the following purposes:

1.	The Business Combination Proposal

To consider and vote upon a proposal to approve and adopt, by ordinary resolution under Cayman Islands law, the Business Combination Agreement, dated as of August 17, 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among LAMF, Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”), Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of LAMF (“Merger Sub”). The Business Combination Agreement contemplates that the business combination of LAMF, Nuvo, Holdco, Assetco and Merger Sub will be completed through the following series of transactions:

●	LAMF will be merged with and into Assetco (the “SPAC Merger”) and Assetco will continue as the surviving corporation (Assetco, in its capacity as the surviving entity of the SPAC Merger, the “SPAC Surviving Company”).

●	Pursuant to the SPAC Merger, each Class A ordinary share of LAMF, par value $0.0001 per share (the “LAMF Class A Ordinary Shares”), issued and outstanding immediately prior to the effective time of the SPAC Merger will be automatically cancelled and converted into the right to receive outstanding ordinary shares of Holdco (“Holdco Ordinary Shares”).

●	On the date of the closing of the business combination (the “Closing”), Merger Sub will be merged with and into Nuvo (the “Acquisition Merger”) and Nuvo will continue as the surviving corporation (Nuvo, in its capacity as the surviving entity of the Acquisition Merger, the “Acquisition Surviving Sub”).

●	Pursuant to the Acquisition Merger, (i) each of the ordinary shares of Nuvo, par value NIS 0.01 per share (the “Nuvo Shares”), issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive a number of Holdco Ordinary Shares determined pursuant to an equity exchange ratio (the “Equity Exchange Ratio”), equal to the equity value per share (determined by dividing an aggregate equity value of approximately $300 million upon achieving a commercial milestone (the “Equity Value”), by the fully diluted share capital of Nuvo), divided by $10.20 per share, (ii) each of the preferred shares of Nuvo, par value NIS 0.01 per share (the “Nuvo Crossover Preferred Shares”), issuable in connection with the securities purchase agreements Nuvo and Holdco entered into with certain investors prior to the execution of the Business Combination Agreement (the “Interim Financing”) issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive a number of preferred shares of Holdco (the “Holdco Preferred Shares”) determined by the Equity Exchange Ratio, (iii) each warrant for the purchase of Nuvo Shares issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive one warrant to purchase a number of Holdco Ordinary Shares determined by the Equity Exchange Ratio, and (iv) each outstanding and unexercised option to purchase Nuvo Shares, whether or not then vested or fully exercisable, will be assumed by Holdco and converted into an option to purchase a number of Holdco Ordinary Shares as determined by the Equity Exchange Ratio, in each case subject to the adjustments described in the Business Combination Agreement.

●	After the SPAC Merger and the Acquisition Merger, the SPAC Surviving Company will distribute any amounts remaining in LAMF’s Trust Account (as defined below) to Holdco and will then be liquidated (the “Liquidation”).

2.	The Merger Proposal

To consider and vote upon a proposal to approve, by special resolutions: (a) LAMF being authorized to merge with and into Assetco, so that LAMF be the merging company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to Part XVI of the Companies Act (As Revised); (b) the plan of merger relating to the SPAC Merger, a copy of which is attached to this proxy statement/prospectus as Annex F (the “Plan of Merger”), pursuant to which LAMF will merge with an into Assetco, with Assetco being the surviving entity; and (c) LAMF being authorized to enter into the Plan of Merger.

3.	The Adjournment Proposal

To consider and vote upon, as an ordinary resolution, a proposal to adjourn the EGM to a later date or dates or indefinitely, if necessary or convenient, (i) to permit further solicitation and vote of proxies and if, based upon the tabulated vote at the time of the EGM, there are insufficient votes to approve the Business Combination Proposal and/or the Merger Proposal, (ii) to permit withdrawals by Public Shareholders of their elections to redeem their Public Shares or (iii) if the LAMF Board determines before the EGM that it is not necessary or no longer desirable to proceed with the Business Combination Proposal and/or the Merger Proposal (the “Adjournment Proposal”).

Only holders of record of the LAMF Class A Ordinary Shares at the close of business on [●], 2024 are entitled to notice of the EGM and to vote at the EGM and any adjournments or postponements of the EGM. A complete list of our shareholders of record entitled to vote at the EGM will be available for ten days before the EGM at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the EGM.

Pursuant to LAMF’s amended and restated memorandum and articles of association and bylaws (the “Existing Governing Documents”), we will provide our public shareholders with the opportunity to redeem their LAMF Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of our initial public offering (the “Trust Account”), as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes and for working capital purposes. For illustrative purposes, based on funds in the Trust Account of approximately $32.2 million on January 11, 2024, the estimated per share redemption price would have been approximately $10.84. Public shareholders may elect to redeem their LAMF Class A Ordinary Shares whether or not they vote their shares and, if they do vote their shares, whether they vote for or against the Business Combination Proposal and the other proposals (collectively, the “Proposals”) set forth herein. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding LAMF Class A Ordinary Shares, without LAMF’s prior consent. Holders of our outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. LAMF SPAC Holdings I LLC (the “Sponsor”) and certain officers and directors and advisors of LAMF (collectively, the “LAMF Insiders”) have agreed to waive their redemption rights with respect to the LAMF Class A Ordinary Shares they own and any LAMF Class A Ordinary Shares that they may have acquired during or after our initial public offering in connection with the completion of the Business Combination, and such LAMF Class A Ordinary Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and the LAMF Insiders did not receive any consideration in exchange for such waiver of redemption rights.

Approval of each of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the LAMF Class A Ordinary Shares present in person, virtually or represented by proxy and entitled to vote at the EGM. Approval of the Merger Proposal requires the affirmative vote of two-thirds of the LAMF Class A Ordinary Shares present in person, virtually or represented by proxy and entitled to vote at the EGM.

The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal and the Merger Proposal at the EGM. The Adjournment Proposal is not conditioned on the approval of any other Proposal at the EGM.

As of the date of this proxy statement/prospectus, the Sponsor and the LAMF Insiders own 76.4% of the issued and outstanding LAMF Class A Ordinary Shares. As a result, the Sponsor and the LAMF Insiders own enough LAMF Class A Ordinary Shares to approve each of the Proposals without the vote of any other LAMF Class A Ordinary Shares. Therefore, it is assured that there will be enough votes to complete the Business Combination even if a substantial majority of LAMF’s public shareholders do not agree with the transaction and redeem their shares.

We have no specified maximum redemption threshold under the Existing Governing Documents.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 622-5200, banks and brokers may reach Morrow Sodali LLC at (203) 658-9400.

[●], 2024	By Order of the Board of Directors,

Jeffrey Soros, Chairman of the Board

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Holdco (File No. 333-        ), constitutes a prospectus of Holdco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Holdco Ordinary Shares and Holdco Warrants to be issued, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of LAMF Shareholders at which LAMF Shareholders will be asked to, among other matters, consider and vote upon a proposal to approve the (1) Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, (2) the Merger Proposal and (3) the Adjournment Proposal.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “LAMF” refers to LAMF Global Ventures Corp. I, a Cayman Islands exempted company, and the term “Holdco” refers to Holdco Nuvo Group D.G Ltd., a company incorporated under the laws of the State of Israel. Unless otherwise stated or unless the context otherwise requires, the term “Nuvo” refers to Nuvo Group Ltd., an Israeli company, and, unless the context otherwise requires, includes its consolidated subsidiaries.

All references to “we,” “us” or “our” refer to LAMF, unless the context otherwise requires or as specified in certain sections or subsections of this proxy statement/prospectus, including, “Summary of the Proxy Statement/ Prospectus — The Parties to the Business Combination — Nuvo Overview,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo,” as indicated therein, in which case, “we,” “us,” or “our” refer to Nuvo, prior to the consummation of the Business Combination, which will be the business of Holdco and its subsidiaries following the consummation of the Business Combination.

In this proxy statement/prospectus:

“2023 Plan” means the proposed equity incentive plan for employees, directors and service providers of Holdco and its subsidiaries to be in effect as of and contingent on the Closing.

“Acquisition Effective Time” means such time as the Acquisition Merger becomes effective.

“Acquisition Merger” means the merger of Merger Sub with and into Nuvo.

“Adjournment Proposal” means the proposal being presented to the LAMF Shareholders at the Extraordinary General Meeting to adjourn the Extraordinary General Meeting of the LAMF Shareholders to a later date or dates, if necessary or convenient, either (i) to permit further solicitation and vote of proxies and if, based upon the tabulated vote at the time of the EGM, there are insufficient votes to approve the Business Combination Proposal and/or the Merger Proposal, (ii) to permit withdrawals by Public Shareholders of their elections to redeem their Public Shares or (iii) if the LAMF Board determines before the EGM that it is not necessary or no longer desirable to proceed with the Business Combination Proposal and/or the Merger Proposal.

“Amended Articles” means the proposed amended and restated articles of association of Holdco to be effective immediately prior to the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B.

“Assetco” means Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco.

“Business Combination” means the Mergers and the other transactions contemplated by the Business Combination Agreement, collectively.

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 17, 2023 by and among Nuvo, Holdco, Nuvo Assetco, LAMF, and Merger Sub, a copy of which is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal being presented to the LAMF Shareholders at the Extraordinary General Meeting to approve, by ordinary resolution, the Business Combination Agreement, which proposal includes approval of the transactions contemplated by the Business Combination Agreement, and the other agreements entered into or to be entered into by LAMF in connection with the Business Combination, including those of which copies are attached to this proxy statement/prospectus as Annex A and Annex C to Annex E.

“Business Day” means any day other than a Friday, a Saturday, a Sunday or other day on which commercial banks in New York, New York, Israel or the Cayman Islands are authorized or required by Legal Requirements to close.

“Cayman Companies Act” or “Companies Act” means Companies Act (As Revised) of the Cayman Islands.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Law” means the Israeli Companies Law, 5759-1999, as amended from time to time, including the regulations promulgated thereunder, or any other law that may come in its stead, including all amendments made thereto.

“Continental” refers to Continental Stock Transfer & Trust Company, LAMF’s transfer agent.

“Eligible Nuvo Equityholder” means a holder of a Nuvo Share or a Nuvo Preferred Share, in each case outstanding immediately prior to the Acquisition Effective Time.

“Equity Exchange Ratio” means the quotient obtained by dividing (a) the Equity Value Per Share by (b) the Reference Price.

“Equity Value” means an amount equal to $299,999,993.

“Equity Value Per Share” means an amount equal to (a) the Equity Value divided by (b) the number of Fully Diluted Nuvo Equity Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Governing Documents” means the existing amended and restated memorandum and articles of association of LAMF, as amended.

“Extension” or the “Extension Proposal” means the right of LAMF, as authorized by the LAMF Shareholders, to extend the period of time LAMF has to complete an initial business combination, initially to November 16, 2023 and then in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024.

“Extraordinary General Meeting” or “EGM” means the extraordinary general meeting of LAMF to be held at [●], Eastern Time, on [●], 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

“Founder Shares” means the LAMF Class B Ordinary Shares held by Sponsor, which were converted into LAMF Class A Ordinary Shares on May 11, 2023.

“Founder Share Conversion” means the conversion of the LAMF Class B Ordinary Shares held by Sponsor into LAMF Class A Ordinary Shares on May 11, 2023.

“Fully Diluted Nuvo Equity Securities” means (a) the Nuvo Shares and Nuvo Preferred Shares, in each case outstanding immediately prior to the Acquisition Effective Time and (b) the Nuvo Shares that, immediately prior to the Acquisition Effective Time are issuable upon the exercise of Nuvo Warrants and Nuvo Options (whether or not vested or currently exercisable), provided, however, that Fully Diluted Nuvo Equity Securities shall not include any (i) Earnout Shares (as defined in the Business Combination Agreement)  or (ii) Nuvo Shares issuable upon the conversion of then outstanding Nuvo Preferred Shares.

“Governmental Entity” means (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any person having regulatory authorities under Legal Requirements, including medical centers and their ethics committees or institutional review boards; (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing; for the avoidance of doubt, including any of the foregoing having jurisdiction over the payment or reporting of any tax or charged with the enforcement or collection of any tax.

“Greenberg” means Greenberg Traurig, P.A.

“Holdco” means Holdco Nuvo Group D.G Ltd., a limited liability company incorporated with limited liability under the laws of the State of Israel to serve as “Holdco” for all purposes under the Business Combination Agreement.

“Holdco Board” means the board of directors of Holdco.

“Holdco Ordinary Shares” means the ordinary shares of Holdco, no par value.

“Holdco Preferred Shares” means the preferred shares of Holdco, which shall be entitled to rights and preferences as is customary for the preferred stock of a company whose stock is traded on a national securities exchange, including those expressly set forth in the “Rights of Company Crossover Preferred Shares” attached as Exhibit E to the Business Combination Agreement and, upon conversion, they shall entitle the holder to receive Holdco Ordinary Shares.

“Holdco Securities” means collectively Holdco Ordinary Shares and Holdco Warrants.

“Holdco Shareholders” means the shareholders of Holdco.

“Holdco Warrant” means a warrant to purchase one Holdco Ordinary Share.

“IASB” means International Accounting Standards Board.

“Interim Financing” means the cross-over interim round of financing by Nuvo, whereby the Nuvo Crossover Preferred Shares were or shall be issued pursuant to the Interim Financing Agreements to the Interim Financing Investors and upon and subject to the Closing, Holdco will issue Holdco Ordinary Shares to the Interim Financing Investors, providing Nuvo with an aggregate of approximately $13,000,000 of gross proceeds.

“Interim Financing Agreements” means the securities purchase agreements entered into by and between Nuvo, Holdco and the Interim Financing Investors in connection with the Interim Financing.

“Interim Financing Investors” means those certain investors in the Interim Financing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means LAMF’s initial public offering of LAMF Units, which was consummated on November 16, 2021.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended.

“LAMF” means LAMF Global Ventures Corp. I, a Cayman Islands exempted company.

“LAMF Board” means the board of directors of LAMF.

“LAMF Class A Ordinary Shares” means LAMF’s Class A ordinary shares, par value $0.0001 per share.

“LAMF Class B Ordinary Shares” means LAMF’s Class B ordinary shares, par value $0.0001 per share.

“LAMF Exchange Ratio” means the exchange of LAMF Ordinary Shares for Holdco Ordinary Shares on a one-for-one basis.

“LAMF Insiders” means the Sponsor and certain officers and directors and advisors of LAMF.

“LAMF Ordinary Shares” means, collectively, the LAMF Class A Ordinary Shares and the LAMF Class B Ordinary Shares.

“LAMF Securities” means, collectively, the LAMF Ordinary Shares, the LAMF Warrants and the LAMF Units.

“LAMF Shareholder Approval” means the approval by LAMF Shareholders of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.

“LAMF Shareholders” means the holders of LAMF Ordinary Shares.

“LAMF Units” means the 25,300,000 LAMF units issued in connection with the IPO, each of which consists of one LAMF Class A Ordinary Share and one-half of one Public Warrant, outstanding as of the date of the registration statement to which this proxy statement/prospectus relates.

“LAMF Warrantholders” means holders of the LAMF Warrants.

“LAMF Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

“LAMF Warrant Agreement” means the Warrant Agreement, dated as of November 10, 2021, by and between LAMF and Continental Stock Transfer & Trust Company, as warrant agent.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Merger Proposal” means a proposal being presented to the LAMF Shareholders at the EGM to approve, by special resolution, the SPAC Merger and the plan of merger relating to the SPAC Merger, a copy of which is attached to this proxy statement/prospectus as Annex F.

“Merger Sub” means H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of LAMF.

“Mergers” means the Acquisition Merger and the SPAC Merger.

“Nasdaq” means the Nasdaq Global Market.

“Nuvo” means Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel.

“Nuvo 2015 Plan” means Nuvo’s 2015 Share Incentive Plan.

“Nuvo Crossover Preferred Shares” means the preferred shares of Nuvo, with par value NIS 0.01 per share, issuable in connection with the Interim Financing.

“Nuvo Convertible Loans” means the convertible loans made by certain investors pursuant to several loan agreements entered into from May 29, 2022 through June 30, 2023 (as amended in August 2023 in connection with the execution of the Business Combination Agreement), by and between Nuvo and each such investor, which loans represent an aggregate principal amount of approximately $7.9 million bear interest at a rate of 2% per month, mature on the later of (i) 24 months from the date of the applicable convertible loan agreement and (ii) the Closing Date, and if the Nuvo Convertible Loans mature on the Closing Date, the principal amount and accrued interest on such loans will be applied to the related Nuvo SAFEs issued to such investors in connection with provision of the Nuvo Convertible Loans.

“Nuvo Loan Amendment” means Nuvo’s obligation under the Business Combination Agreement to amend the Nuvo Convertible Loans to cause each Nuvo Convertible Loan to be automatically converted prior to the Acquisition Effective Time into Nuvo Shares pursuant to the terms of such Nuvo Convertible Loan and under the terms of the Nuvo SAFE Amendment.

“Nuvo Options” means each outstanding and unexercised option to purchase Nuvo Shares, whether or not then vested or fully exercisable, granted prior to the Acquisition Effective Time to any current or former employee, officer, director or other service provider of Nuvo or its direct and indirect subsidiaries.

“Nuvo Optionholders” means the holders of the Nuvo Options.

“Nuvo Preferred Shares” means the Nuvo Crossover Preferred Shares.

“Nuvo SAFEs” means the Simple Agreements for Future Equity of the Company entered into by and between Nuvo and certain investors, service providers and lenders, from June 2020 through April 2023 (as amended in August 2023 pursuant to the Nuvo SAFE Amendment).

“Nuvo SAFE Amendment” means Nuvo’s obligation under the Business Combination Agreement to cause each Nuvo SAFE to be automatically converted prior to the Acquisition Effective Time into Nuvo Shares pursuant to the terms of such Nuvo SAFEs.

“Nuvo Shares” means the ordinary shares of Nuvo, with par value NIS 0.01 per share.

“Nuvo Shareholder Approval” means the affirmative vote of the holders of Nuvo Shares constituting the “Requisite Majority” approving the entrance into and performance of the Nuvo Shareholder Matters.

“Nuvo Shareholder Matters” mean the Acquisition Merger and the other Transactions to which Nuvo is a party and such other actions as contemplated by the Business Combination Agreement or that should be approved by the Nuvo Shareholders in the context of, or in connection with, the Transactions.

“Nuvo Shareholders” means the shareholders of Nuvo.

“Nuvo Warrants” shall mean the warrants issued on May 20, 2015 by Nuvo, exercisable to purchase up to 45,428 Nuvo Shares at an exercise price per share of NIS 0.01.

“Original Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 10, 2021, by and among LAMF, Sponsor and certain other parties thereto.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“PFIC” means passive investment foreign company.

“PIPE” means private investment in public equity which, in the context of the Business Combination, means a private investment in Holdco Ordinary Shares.

“PIPE Investments” means the transactions pursuant to which any PIPE Investors may agree, pursuant to any PIPE Subscription Agreements to the extent entered into, to make one or more private investments to subscribe for and purchase Holdco Ordinary Shares, on the day of the SPAC Effective Time but immediately prior to the SPAC Effective Time.

“PIPE Investors” means one or more investors participating in any PIPE Investments, collectively.

“PIPE Subscription Agreements” mean any subscription agreements that may be entered into by Nuvo and/or LAMF and any PIPE Investors in connection with any PIPE Investments in accordance with the provisions of the Business Combination Agreement, in a form as mutually agreed by the Nuvo and LAMF.

“Private Placement Units” means the 1,106,000 private placement units, purchased by the Sponsor at a price of $10.00 per Private Placement Unit in a private placement consummated concurrently with the closing of the IPO, each consisting of one LAMF Class A Ordinary Share and one-half of one Private Placement Warrant.

“Private Placement Warrants” means the warrants to purchase LAMF Class A Ordinary Shares purchased in a private placement in connection with the IPO, at an exercise price of $11.50 per share.

“Pro Rata Share” means, for each Eligible Nuvo Equityholder, a percentage determined by dividing (a) the sum of (i) the total number of Nuvo Shares issued and outstanding held by such Eligible Nuvo Equityholder immediately prior to the Acquisition Effective Time, plus (ii) the total number of Nuvo Preferred Shares issued and outstanding held by such Eligible Nuvo Equityholder immediately prior to the Acquisition Effective Time, by (b) the total number of Nuvo Shares and Nuvo Preferred Shares issued and outstanding as of immediately prior to the Acquisition Effective Time.

“Public Shareholders” means the holders of the Public Shares.

“Public Shares” means the LAMF Class A Ordinary Shares sold in the IPO (whether such shares were purchased in the IPO as part of the LAMF Units or thereafter in the open market).

“Public Warrants” means the warrants included in the LAMF Units sold in the IPO, each of which is exercisable for one LAMF Class A Ordinary Share, in accordance with its terms, at an exercise price of $11.50 per share.

“Record Date” means [●].

“Redemption Right” means the right to redeem LAMF Class A Ordinary Shares in connection with the approval of the Business Combination.

“Reference Price” means $10.20.

“Registrable Securities” has the meaning given in the Registration Rights Agreement.

“Registration Rights Agreement” means the registration rights agreement in the form attached to the Business Combination Agreement as Exhibit C to be entered into at Closing by Holdco, Nuvo, LAMF, Sponsor, certain affiliates and members of the Sponsor and certain Nuvo Shareholders, a copy of which is attached to this proxy statement/prospectus as Annex E.

“Requisite Majority” means the votes required to obtain the Nuvo Shareholder Approval pursuant to Nuvo’s articles of association, as in effect as of the relevant Nuvo Shareholder Approval date and/or any applicable law (including without limitation, the Companies Law).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Support Agreement” means the Shareholder Support Agreement, dated as of August 17, 2023 by and among LAMF, the Nuvo Shareholders, Nuvo and Holdco, a copy of which is attached to this proxy statement/prospectus as Annex D.

“SPAC Effective Time” means such time as the SPAC Merger becomes effective.

“SPAC Exchange Ratio” means 1.00, provided, however, that if LAMF and Nuvo mutually agree, for Nasdaq or other applicable exchange listing purposes, then the SPAC Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described in the Business Combination Agreement that would be impacted by such change shall be proportionately adjusted.

“SPAC Merger” means the merger of LAMF with and into Assetco upon the terms and subject to the conditions set forth in the Business Combination Agreement, the plan of merger relating to the SPAC Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of LAMF will cease and Assetco will continue its existence under the Companies Act as the surviving company.

“Sponsor” means LAMF SPAC Holdings I LLC, a Cayman Islands limited liability company.

“Sponsor IPO Letter Agreement” means the agreement dated November 10, 2021, by and among LAMF, its executive officers, its directors and Sponsor.

“Sponsor Shares” means the LAMF Class A Ordinary Shares and LAMF Class B Ordinary Shares held by Sponsor.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of August 17, 2023 by and among LAMF, Nuvo, Holdco, Sponsor and the LAMF directors and executive officers signatories thereto, a copy of which is attached to this proxy statement/prospectus as Annex C.

“Trading Day” means any day on which Holdco Ordinary Shares are tradeable on Nasdaq (or the principal securities exchange or securities market on which Holdco Ordinary Shares are then traded).

“Transaction Documents” means, collectively, the Business Combination Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement, Registration Rights Agreement, the Amended Articles, the PIPE Subscription Agreements (which may be entered into if any PIPE Investments are obtained, as permitted by the Business Combination Agreement), the Interim Financing Agreements, the Warrant Assignment, Assumption and Amendment Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means to the extent not paid prior to Closing, all out-of-pocket fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a party to the Business Combination Agreement incurred by such party or on its behalf in connection with the consummation of the Transactions or related to the authorization, preparation, negotiation, execution and performance of the Business Combination Agreement, including the preparation, printing and mailing of this proxy statement/prospectus.

“Transaction Proposals” means each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by the Business Combination Agreement or any of the other Transaction Documents.

“Transfer Agent” means Continental, LAMF’s transfer agent.

“Trust Account” means the U.S.-based trust account at J.P. Morgan Chase Bank, N.A., with Continental acting as trustee, that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.

“U.S.” means the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“U.S. Holder” has the meaning set forth below under “Material U.S. Federal Income Tax Considerations to U.S. Holders.”

“Warrant Assignment, Assumption and Amendment Agreement” means the warrant assignment, assumption and amendment agreement to be entered into by and among LAMF, Holdco and Continental at the SPAC Effective Time, pursuant to which as LAMF will, subject to the Closing, assign all its rights, title and interest in the LAMF Warrant Agreement to Holdco.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding LAMF’s, Nuvo’s or Holdco’s future financial position, results of operations, business strategy and plans and objectives of their respective management teams for future operations, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements include, without limitation, LAMF’s or Nuvo’s or their respective management teams’ expectations concerning the outlook for their or Holdco’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Holdco as set forth in the sections of this proxy statement/prospectus. Forward-looking statements also include statements regarding the expected benefits of the Business Combination.

The forward-looking statements are based on the current expectations of the respective management teams of LAMF and Nuvo, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by LAMF and the following important factors:

●	LAMF’s ability to complete the Business Combination, or, if LAMF does not consummate the Business Combination, any other initial business combination;

●	satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things:

○	approval of the Business Combination and the relevant agreements by the LAMF Shareholders;

○	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	the outcome of any legal proceedings that may be instituted against LAMF, Nuvo or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Holdco to grow and manage growth profitability, maintain relationships with customers and suppliers and retain its management team and key employees;

●	costs related to the Business Combination;

●	the projected financial information, anticipated growth rate, and market opportunity for Nuvo, and estimates of expenses and profitability;

●	the ability to meet listing requirements and maintain the listing of Holdco Securities on Nasdaq following the Business Combination;

●	the potential liquidity and trading of public securities of Holdco;

●	the ability to raise financing in the future by Holdco;

●	LAMF’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with LAMF’s business or in approving the Business Combination;

●	the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

●	the benefits of the Business Combination;

●	the future financial and operational performance of, and anticipated financial impact on, Holdco following the Business Combination;

●	Nuvo’s growth plans and opportunities;

●	the impact of natural disasters or health epidemics/pandemics, including a resurgence of the COVID-19 pandemic; and

●	geopolitical risk, including the impacts of the ongoing conflict between Russia and Ukraine.

As a result of a number of known and unknown risks and uncertainties, Nuvo’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	Nuvo’s ability to demonstrate the feasibility of its INVU platform for commercial applications;

●	Nuvo’s ability to generate revenue in accordance with its business model;

●	Nuvo’s ability to develop, market and sell its INVU platform;

●	Nuvo’s ability to develop its sales and marketing organization;

●	the success of Nuvo’s strategic partnerships and collaborations;

●	Nuvo’s ability to obtain additional financing to fund its future operations;

●	Nuvo’s ability to continue as a going concern;

●	regulatory developments in the United States and foreign countries;

●	Nuvo’s ability to retain and hire senior management and key personnel; and

●	the other risks described under “Risk Factors” in this prospectus/proxy statement.

These risks and uncertainties include, but are not limited to, those factors described herein under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management teams of LAMF and Nuvo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Before any LAMF Shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the EGM, such LAMF Shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Nuvo and/or LAMF.

LAMF and Nuvo caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus.

Neither LAMF nor Nuvo undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that LAMF or Nuvo will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in LAMF’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Holdco’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.

The Projections have not been audited. None of the independent auditors of Nuvo or LAMF, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections.

FINANCIAL STATEMENT PRESENTATION

LAMF

The historical audited financial statements of LAMF as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and for the period from July 20, 2021 (inception) through December 31, 2021, and the unaudited financial statements of LAMF as of and for the three and nine month periods ended September 30, 2023 and 2022, were prepared in accordance with U.S. GAAP and are denominated in U.S. dollars.

Nuvo

The historical audited financial statements of Nuvo as of and for the years ended December 31, 2022 and December 31, 2021, and the unaudited financial statements of Nuvo as of and for the six month periods ended June 30, 2023 and 2022, included in this proxy statement/prospectus, were prepared in accordance with U.S. GAAP and are denominated in U.S. dollars.

Holdco

Holdco was incorporated on July 20, 2023, for the sole purpose of effectuating the transactions described herein. Holdco has no material assets and does not operate any businesses. Accordingly, no financial statements of Holdco have been included in this proxy statement/prospectus.

The Business Combination is made up of the series of transactions provided for in the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The Business Combination will be accounted for as a reverse recapitalization, with LAMF being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization will be the equivalent of Nuvo issuing shares for the net assets of LAMF, accompanied by a recapitalization as Holdco. As a result of the Business Combination being an in-substance capital transaction, Holdco’s qualifying transaction costs will be treated as an equivalent to equity issuance costs, reflected as a reduction in additional paid-in capital, rather than as an expense, in unaudited pro forma condensed combined financial information. The net assets of both LAMF and Nuvo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Nuvo. See “Unaudited Pro Forma Condensed Combined Financial Information—Accounting for the Business Combination.”

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Holdco will report under the Exchange Act as a non-U.S. company with foreign private issuer status and will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies. For example, Holdco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act. For more information, please see “Information Related to Holdco.”

Holdco will prepare its financial statements in accordance with U.S. GAAP and its reporting currency will be U.S. dollars. Accordingly, the unaudited pro forma condensed combined financial information of Holdco as of and for the year ended December 31, 2022 and the comparative per share information included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and in accordance with Article 11 of Regulation S-X under the Exchange Act and are presented in U.S. dollars.

Rounding and Negative Amounts

Certain numerical information and other amounts and percentages in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, in certain instances, the sum of the numbers in a column or a row in tables may not conform exactly to the total figure given for that column or row or the sum of certain numbers presented as a percentage may not conform exactly to the total percentage given.

In preparing the audited financial statements of Nuvo for the fiscal years ended December 31, 2022 and 2021, and the unaudited financial statements as of and for the six month periods ended June 30, 2023 and 2022, most numerical figures are presented in thousands. For the convenience of the reader of this proxy statement/prospectus, certain numerical figures in this proxy statement/prospectus are rounded to the nearest thousand. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in our financial statements.

The percentages (as a percentage of revenues or costs and period-on-period percentage changes) presented in the textual financial disclosure in this proxy statement/prospectus are derived directly from the financial information contained in Nuvo’s financial statements. The percentages derived from Nuvo’s financial statements may be computed using the numerical figures expressed in thousands in its financial statements. Therefore, such percentages are not calculated on the basis of the financial information in the textual disclosure that has been subjected to rounding adjustments in this proxy statement/prospectus.

In tables, negative amounts are shown between parentheses. Otherwise, negative amounts may also be shown by “-” before the amount.

Currency Presentation

The financial statements of Nuvo are measured and presented using United States dollars.

The financial statements of LAMF are measured and presented using United States dollars.

References to “$,” “US$” and “U.S. dollar” each refer to the United States dollar.

MARKET AND OTHER INDUSTRY DATA

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size, is based on the good faith estimates of Nuvo’s management team, which in turn are based upon Nuvo’s management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Nuvo is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” of this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

The Nuvo logos, and other trademarks or service marks of Nuvo appearing in this proxy statement/prospectus are the property of Nuvo, important to its business and many of which are registered under the applicable intellectual property laws. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Nuvo will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of other entities. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to Nuvo’s knowledge, the property of their respective owners. None of Nuvo, Holdco or LAMF intend the use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of Nuvo, Holdco or LAMF by, any other companies.

PRESENTATION OF CERTAIN ASSUMPTIONS RELATING TO THE BUSINESS COMBINATION

LAMF cannot predict the number of additional Public Shares that will be redeemed by Public Shareholders in connection with the Business Combination. Therefore, this proxy statement/prospectus presents two alternative redemption scenarios to illustrate the effects that differing levels of redemptions of Public Shares will have on the economic and voting interests of LAMF Shareholders, the Sponsor, the LAMF Insiders, the Sponsor Investors and the Nuvo Shareholders (including the Interim Financing Investors).

The two alternative redemption scenarios presented in this proxy statement/prospectus are based on the following assumptions (in addition to the additional assumptions described below):

●	the No Redemption Scenario assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination; and

●	the Maximum Redemption Scenario assumes redemptions of 2,952,616 LAMF Class A Ordinary Shares in connection with the Business Combination that would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023, and excluding the 9,539,333 outstanding LAMF Class A Ordinary Shares that are not subject to redemption.

●	Unless otherwise noted in this proxy statement/prospectus, the redemption scenarios described above are performed based on the Trust Account figures as of June 30, 2023, which include $31.2 million of cash and accrued interest held in the Trust Account, and 25,300,000 outstanding LAMF Class A Ordinary Shares. This results in an implied redemption price per share of $10.54.

●	In addition, each alternative redemption scenario presented in this proxy statement/prospectus also assumes that:

●	No PIPE is consummated in connection with the Business Combination; and

●	There is no exercise of any warrants, the Holdco Preferred Shares or any of Nuvo’s equity awards assumed by Holdco; and

●	No additional equity securities, or securities convertible into equity, are issued by either Nuvo or LAMF.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Proposals to be presented at the EGM, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to LAMF Shareholders. LAMF urges its shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the EGM, which will be held at [●] a.m., Eastern Time, on [●], at 1221 Avenue of Americas, New York, NY 10020, and virtually via live webcast. To participate in the EGM online, visit [●] and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the EGM, as described in this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “LAMF,” “we,” “us” or “our” refer to the business of LAMF Global Ventures Corp. I prior to the consummation of the Business Combination.

Questions and Answers About the EGM of LAMF Shareholders and the Related Transaction Proposals

Q.	Why am I receiving this proxy statement/prospectus?

A.	You are receiving this proxy statement/prospectus in connection with the EGM. LAMF is holding the EGM to consider and vote upon the Transaction Proposals described below, including a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination.

The presence, in person or by proxy, of LAMF Shareholders representing a majority of the issued and outstanding LAMF Class A Ordinary Shares on [●], 2024, the Record Date, and entitled to vote on the Transaction Proposals to be considered at the EGM, will constitute a quorum for the EGM.

THE VOTE OF LAMF SHAREHOLDERS IS IMPORTANT. LAMF SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF LAMF AND NUVO, IN THEIR ENTIRETY.

Q.	What matters will LAMF Shareholders consider at the EGM?

A.	At the EGM, LAMF will ask its shareholders to vote in favor of the following Transaction Proposals:

The Business Combination Proposal — a proposal to approve, by ordinary resolution under Cayman Islands law, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the Transactions contemplated therein, including the Business Combination.

The Merger Proposal — a proposal to approve, by special resolution under Cayman Islands law, the plan of merger relating to the SPAC Merger, a copy of which is attached to this proxy statement/prospectus as Annex F.

The Adjournment Proposal — a proposal, by ordinary resolution, to adjourn the EGM to a later date or dates or indefinitely, if necessary or convenient, (i) to permit further solicitation and vote of proxies and if, based upon the tabulated vote at the time of the EGM, there are insufficient votes to approve the Business Combination Proposal and/or the Merger Proposal, (ii) to permit withdrawals by Public Shareholders of their elections to redeem their Public Shares or (iii) if the LAMF Board determines before the EGM that it is not necessary or no longer desirable to proceed with the Business Combination Proposal and/or the Merger Proposal.

After careful consideration, the LAMF Board has determined that each of (a) the Business Combination Proposal, (b) the Merger Proposal and (c) the Adjournment Proposal, if presented, are in the best interests of LAMF and the LAMF Shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the Transaction Proposals.

The existence of financial and personal interests of one or more members of the LAMF Board may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of LAMF Shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that LAMF Shareholders vote for the Transaction Proposals. When you consider the recommendation of the LAMF Board in favor of approval of each of the Transaction Proposals to be presented at the EGM, you should keep in mind that the LAMF Insiders have interests in the Business Combination that are different from, or in addition to, your interests as a LAMF Shareholder. See the section entitled “The Business Combination — Interests of LAMF Insiders and the Sponsor in the Business Combination.”

Q.	Are any of the Transaction Proposals conditioned on one another?

A.	The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal at the EGM. It is important to note that in the event that the Business Combination Proposal or the Merger Proposal is not approved, then LAMF will not consummate the Business Combination. If LAMF does not consummate the Business Combination and fails to complete an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), LAMF will be required to dissolve and liquidate.

Q.	What vote is required to approve the Transaction Proposals?

A.	The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the LAMF Class A Ordinary Shares issued and outstanding, together as a single class, represented in person or by proxy and entitled to vote thereon and who do so in person or by proxy at the EGM. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the LAMF Class A Ordinary Shares issued and outstanding, together as a single class, represented in person or by proxy and entitled to vote thereon and who do so in person or by proxy at the EGM. Shares that are present virtually during the EGM constitute LAMF Class A Ordinary Shares represented “in person.”

Accordingly, if a LAMF Shareholder fails to attend virtually or in person at the EGM or fails to submit a valid proxy (or have its broker or other nominee submit one on its behalf), such LAMF Class A Ordinary Shares will not be counted for the purposes of establishing a quorum. If a LAMF Shareholder does not attend the EGM (virtually or in person) or appoint a proxy, such LAMF Class A Ordinary Shares will not be counted for the purposes of any vote. Abstentions, LAMF Class A Ordinary Shares represented at the EGM online or by proxy but not voted on one or more of the Transaction Proposals, or a broker non-vote, so long as the LAMF Shareholder has given the broker or other nominee voting instructions on at least one of the Transaction Proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, neither a LAMF Shareholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a vote cast at the EGM and thus will have no effect on the outcome of any of the Transaction Proposals presented at the EGM. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Transaction Proposals presented at the EGM.

As of the Record Date, the Sponsor and the LAMF Insiders beneficially owned an aggregate of approximately 76.4% of the outstanding LAMF Class A Ordinary Shares. The Sponsor and the LAMF Insiders have agreed to vote all of their LAMF Class A Ordinary Shares in favor of the Business Combination Proposal. As a result, we would not need any additional LAMF Class A Ordinary Shares to be voted in favor of the Transaction Proposals to have the Transaction Proposals approved.

Q.	What will happen upon the consummation of the Business Combination?

A.	Following the SPAC Merger, non-redeeming shareholders of LAMF immediately prior to the consummation of the Business Combination will have the right to receive one Holdco Ordinary Share for each LAMF Class A Ordinary Share held immediately prior to the Business Combination. After the SPAC Merger, on the date of the Closing, Merger Sub will be merged with and into Nuvo and Nuvo will continue as the surviving corporation. Following the Acquisition Merger, each Nuvo Share issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive Holdco Ordinary Shares determined by the Equity Exchange Ratio (based upon an Equity Value of $300 million and a reference price of $10.20 per share), each Nuvo Crossover Preferred Share issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive a number of Holdco Preferred Shares determined by the Equity Exchange Ratio, each warrant for the purchase of Nuvo Shares issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive one warrant to purchase a number of Holdco Ordinary Shares (determined by the Equity Exchange Ratio), and each outstanding and unexercised option to purchase Nuvo Shares, whether or not then vested or fully exercisable, will be assumed by Holdco and converted into an option to purchase a number of Holdco Ordinary Shares (determined by the Equity Exchange Ratio). See “LAMF Shareholder Proposal No. 1 — The Business Combination Proposal” for further information on the consideration being paid in the Business Combination. Upon and subject to the consummation of the Business Combination and subject to the terms of the Nuvo SAFE Amendment, the Nuvo SAFEs will automatically convert into Nuvo Shares based on a price per share representing the lower of (1) a $150 million pre-money valuation cap, or (2) a 25% discount on the price per share imputed to the Nuvo Shares pursuant to the Business Combination Agreement (whichever results in the issuance to the Nuvo SAFE holder of a greater number of Nuvo Shares). Accordingly, as of and contingent upon the Closing, Nuvo expects to issue approximately 3.56 million Nuvo Shares in satisfaction and discharge of its obligations under the Nuvo SAFEs, in accordance with the provisions of the Nuvo SAFE Amendment. For additional information on the original terms of the Nuvo SAFEs see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo—Liquidity and Capital Resources—Sources of Liquidity”. Prior to the execution of the Business Combination Agreement, the Company entered into securities purchase agreements with the Interim Financing Investors, providing Nuvo with an aggregate of approximately $13,000,000 of gross proceeds, pursuant to which the Interim Financing Investors agreed to purchase the Nuvo Crossover Preferred Shares, at a price of $7.03 per share, and that, in addition to the Holdco Preferred Shares that the Interim Financing Investors will receive following exchange of their Nuvo Crossover Preferred Shares in connection with the Closing, the Interim Financing Investors will receive 3,823,530 Holdco Ordinary Shares for no additional costs. Following the Closing, the Holdco Ordinary Shares and Holdco Preferred Shares will have identical voting rights and each share will have one vote provided that certain actions and transactions will be subject to the consent of holders of a majority of the outstanding Holdco Preferred Shares, including with respect to: (i) amending, waiving or terminating any provision of the Amended Articles in a manner that adversely affects the rights, preferences of privileges of the Holdco Preferred Shares; (ii) liquidation, dissolution or winding-up or any Deemed Liquidation (as defined below) (other than certain qualifying transactions); (iii) repurchase or declaration or payment of dividends; (iv) increasing the number of authorized Holdco Preferred Shares or the creation of a class that ranks senior or in parity with the Holdco Preferred Shares; and (v) amending the provisions of the Article that sets forth the veto rights, as further detailed in “Description of Holdco Securities – Voting and Veto Rights”. Following the Closing, Holdco will be obligated to use its commercially reasonable efforts to file within 60 days with the SEC a registration statement to register for resale, pursuant to Rule 415 under the Securities Act, of certain Holdco Ordinary Shares and other equity securities of Holdco that are held by the parties thereto from time to time.

Q.	How has the announcement of the Business Combination affected the trading price of the LAMF Class A Ordinary Shares?

A.	On August 17, 2023, the last trading date prior to the public announcement of the Business Combination, the LAMF Units, LAMF Class A Ordinary Shares and Public Warrants closed at $10.36, $10.58 and $0.04, respectively. As of January 10, 2024, the last practicable trading day immediately prior to the date of this proxy statement/prospectus, each of the LAMF Units, LAMF Class A Ordinary Shares and Public Warrants closed at $10.36, $10.80 and $0.04, respectively.

Q.	Why is LAMF proposing the Business Combination Proposal?

A.	LAMF was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. LAMF is not limited to any particular industry or sector but decided to target opportunities that focus on media, entertainment and sports, as well as within e-commerce and technology, leveraging the expansive professional network and operating expertise of its management team. Since LAMF’s organization, the LAMF team has sought to identify suitable candidates in order to effect such a transaction. In its review of Nuvo, the LAMF Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the LAMF Board has determined that the Business Combination is in the best interests of LAMF Shareholders. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Approval by LAMF Shareholders of the Business Combination is required by the Business Combination Agreement. See the section entitled “LAMF Shareholder Proposal No. 1 — The Business Combination Proposal — LAMF’s Board’s Reasons for the Approval of the Business Combination” and “Risk Factors — Risks Related to LAMF and the Business Combination” for more details.

Q.	What is Nuvo?

A.	Incorporated in Israel on June 28, 2006, Nuvo is a women’s health and connected pregnancy care company, and has developed INVU by Nuvo, an FDA-cleared, prescription-initiated, remote pregnancy monitoring platform that enables the delivery of remote non-stress tests and maternal and fetal heart rate monitoring, helping expectant mothers adhere to their prescribed care plan. For more information, see “Business of Nuvo.”

Q.	What equity stake will current Public Shareholders, the Sponsor, LAMF Insiders and the Sponsor Investors and Nuvo Shareholders have in Holdco after the Closing and how will the level of redemptions by Public Shareholders affect my ownership in Holdco following the Closing?

A.

It is anticipated that, immediately following completion of the Business Combination, and assuming no redemptions, (i) Public Shareholders will own approximately 7.2% of the outstanding Holdco Ordinary Shares, (ii) the Sponsor, the LAMF Insiders and the Sponsor Investors will own approximately 23.1% of the outstanding Holdco Ordinary Shares and (iii) Nuvo Shareholders, including the Interim Financing Investors (other than the Sponsor Investors), will own approximately 69.7% of the outstanding Holdco Ordinary Shares. The expected number of Holdco Ordinary Shares to be issued by Holdco and the ownership percentages set forth above are calculated based on a number of additional assumptions, including that (i) none of the Public Shareholders exercise their Redemption Rights, (ii) no PIPE is consummated in connection with the Business Combination, (iii) no exercise of any outstanding Nuvo Options or any Nuvo Warrants to purchase Holdco Ordinary Shares prior to or in connection with the Business Combination has occurred and (iv) no additional equity securities of LAMF are issued, and are subject to adjustment in accordance with the terms of the Business Combination Agreement.

If the actual facts are different than these assumptions, the percentage ownership retained by the LAMF Shareholders will be different. For example, assuming that (i) all of the Public Shareholders exercise their Redemption Rights, (ii) no PIPE is consummated in connection with the Business Combination, (iii) no exercise of any outstanding Nuvo Options or any Nuvo Warrants to purchase Holdco Ordinary Shares prior to or in connection with the Business Combination has occurred and (iv) no additional equity securities of LAMF are issued, the Public Shareholders will not own any of the outstanding Holdco Ordinary Shares, the Sponsor, the LAMF Insiders and the Sponsor Investors will own approximately 27.8% of the outstanding Holdco Ordinary Shares and Nuvo Shareholders, including the Interim Financing Investors (other than the Sponsor Investors), will own approximately 72.2% of the outstanding Holdco Ordinary Shares, in each case upon completion of the Business Combination.

The table below presents the relative ownership levels of holders of Holdco Ordinary Shares following the Business Combination assuming that (i) the Public Shareholders exercise their Redemption Rights with regard to their LAMF Class A Ordinary Shares (which, for the avoidance of doubt, does not include the 9,539,333 LAMF Class A Ordinary Shares held by the Sponsor and the LAMF Insiders, comprised of 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and the 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO) at each of the respective redemption percentages, (ii) no PIPE is consummated in connection with the Business Combination, (iii) no exercise of any outstanding Nuvo Options or any Nuvo Warrants to purchase Holdco Ordinary Shares prior to or in connection with the Business Combination has occurred and (iv) no additional equity securities of LAMF are issued.

	No Redemptions		Maximum Redemptions
	Shares	Percentage	Shares	Percentage
Public Shareholders	2,952,616	7.2%	-	-%
Sponsor, LAMF Insiders and Sponsor Investors	9,539,333	23.1%	9,539,333	24.9%
Nuvo Shareholders	28,744,663	69.7%	28,744,663	75.1%
Total	41,236,612	100.0%	38,283,996	100.0%

The holders of Public Warrants, regardless of whether they redeem LAMF Class A Ordinary Shares, would retain 12,650,000 Public Warrants, which will become Holdco Warrants, with a market value of approximately $487,025 based on the closing price of $0.04 per Public Warrant on Nasdaq on January 10, 2024. Because the Public Warrants will remain outstanding and become Holdco Warrants regardless of the level of redemptions of LAMF Class A Ordinary Shares, as redemptions of LAMF Class A Ordinary Shares increase, the holders of Public Warrants who exercise such warrants will ultimately own a greater interest in Holdco because there would be fewer Holdco Ordinary Shares outstanding overall.

Q.	How will the level of redemptions by Public Shareholders affect the value of my shares if I elect not to redeem my shares?

A.	The table below presents the Trust Account value per share to a LAMF Shareholder that elects not to redeem its shares across a range of varying redemption scenarios.

As of June 30, 2023
Trust Account Value	$31,232,249
Total number of LAMF Class A Ordinary Shares(1)	2,952,616
Trust Account Value per LAMF Class A Ordinary Share	$10.58

	Assuming no Redemptions	Assuming Maximum Possible Redemptions(2)
Redemptions ($)	$0	31,232,249
Redemptions (Shares)	0	2,952,616
Cash left in the Trust Account post redemptions	$31,232,249	0
LAMF Class A Ordinary Shares post redemptions	12,491,949	9,539,333
Trust Value Per Share	$2.50	0

(1)	Does not include the 9,539,333 LAMF Class A Ordinary Shares held by the Sponsor and the LAMF Insiders, comprised of 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and the 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO. The Sponsor and the LAMF Insiders have agreed not to redeem any LAMF Class A Ordinary Shares in connection with the Business Combination, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
(2)	Assumes that 2,952,616 LAMF Class A Ordinary Shares, which represents approximately 23.1% of currently outstanding LAMF Class A Ordinary Shares, are redeemed.

Furthermore, to the extent that holders of LAMF Class A Ordinary Shares redeem their shares in connection with the Business Combination, their Public Warrants will remain issued and outstanding notwithstanding the redemption of their LAMF Class A Ordinary Shares. The Sponsor owns 1,106,000 Private Placement Warrants. Following the consummation of the Business Combination, all of the LAMF Warrants will become Holdco Warrants.

Q.	Who will be the directors of Holdco if the Business Combination is consummated?

A.	The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the Holdco Board will be divided into three classes, with one class of directors being elected in each year, and will be comprised of six directors, including one director designated by the Sponsor. Additionally, the Sponsor Support Agreement provides that the Sponsor may designate one non-voting observer of the Holdco Board, so long as the Sponsor and the LAMF Insiders and certain other investors in the Interim Financing beneficially own at least 5% of the outstanding Holdco Ordinary Shares (after taking into account convertible securities beneficially owned by such parties).

Upon the Closing, the initial directors of Holdco are expected to be Laurence Klein, Oren Oz, Gerald Ostrov, Robert Powell, Christina Spade and [●].

Q.	What conditions must be satisfied to complete the Business Combination?

A.	There are a number of closing conditions in the Business Combination Agreement that must be satisfied or waived in order to complete the Business Combination, including, among others, that LAMF Shareholders and Nuvo Shareholders have approved and adopted the Business Combination Agreement and the Business Combination. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement.”

Q.	Do Nuvo Shareholders need to approve the Business Combination?

A.	Yes. It is a condition to Closing that Nuvo Shareholders approve the Business Combination and related Transactions.

Q.	Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A.	No appraisal or dissenters’ rights are available to holders of LAMF Class A Ordinary Shares or the LAMF Warrants in connection with the ordinary resolution to approve the Business Combination.

However, with respect to the SPAC Merger, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Companies Act. Pursuant to section 239(1) of the Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange, such as Nasdaq, for a specified period after the merger is authorized (such period being the period in which dissenters’ rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Companies Act may not be available. For more information about appraisal or dissenters’ rights under Cayman Islands law, please see the section of this proxy statement/prospectus entitled “Business Combination Proposal – Appraisal or Dissenters’ Rights”.

Regardless of whether dissenters’ rights are or are not available, Public Shareholders can exercise their redemption rights as described herein. The LAMF Board has determined that the redemption proceeds payable to Public Shareholders who exercise their redemption rights represent the fair value of the Public Shares. See the section of this proxy statement/prospectus entitled “Business Combination Proposal – Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Q.	May the Sponsor, the LAMF Insiders and/or their affiliates purchase shares in connection with the Business Combination?

A.	The Sponsor, the LAMF Insiders and/or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. In the event the Sponsor, LAMF or the LAMF Insiders and/or their affiliates were to purchase Public Shares in privately negotiated transactions from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	This proxy statement/prospectus discloses the possibility that the Sponsor, LAMF or the LAMF Insiders and/or their affiliates may purchase Public Shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	If the Sponsor, LAMF or the LAMF Insiders or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the price offered through LAMF’s redemption process;

●	This proxy statement/prospectus includes a representation that any Public Shares purchased by the Sponsor, LAMF or the LAMF Insiders or any of their affiliates would not be voted in favor of approving the Business Combination;

●	The Sponsor, or LAMF or its directors, executive officers, advisors or affiliates would not possess any Redemption Rights with respect to any Public Shares purchased or, if they do acquire and possess Redemption Rights, they would waive such rights in the event that the Business Combination is consummated; and

●	LAMF would disclose in a Current Report on Form 8-K, before the EGM, the following material items:

○	the amount of Public Shares purchased outside of the redemption offer by the Sponsor, LAMF, the LAMF Insiders or any of their affiliates, along with the purchase price;

○	the purpose of the purchases by the Sponsor, LAMF, the LAMF Insiders or their affiliates;

○	the impact, if any, of the purchases by the Sponsor, the LAMF Insiders or any of their affiliates on the likelihood that the Business Combination will be approved;

○	the identities of LAMF’s security holders who sold to the Sponsor, the LAMF Insiders or any of their affiliates (if not purchased on the open market) or the nature of LAMF’s security holders (e.g., 5% security holders) who sold to the Sponsor, the LAMF Insiders or any of their affiliates; and

○	the number of Public Shares for which LAMF has received redemption requests pursuant to the redemption offer.

There is no limit on the number of Public Shares that the Sponsor, the LAMF Insiders and their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. In the event that the Sponsor, the LAMF Insiders and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. LAMF does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. The purpose of any such purchases of Public Shares could be, for example, to increase the amount of cash at the closing of the Business Combination. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding. Any such purchases of LAMF’s securities may result in the completion of its initial business combination that may not otherwise have been possible.

Q.	What is the Interim Financing?

A.	In connection with the Business Combination, and as contemplated by the BCA, Nuvo and Holdco entered into securities purchase agreements (the “Interim Financing Agreements”), with certain investors (the “Interim Financing Investors”), to effect a cross-over interim round of financing, or the Interim Financing, which provided Nuvo with an aggregate of approximately $13,000,000 of gross proceeds. Pursuant to the Interim Financing Agreements, (i) beginning in August 2023 Nuvo sold to the Interim Financing Investors Nuvo Crossover Preferred Shares, at a price of $7.03 per share, and (ii) upon and subject to the Closing, Holdco will issue 3,823,530 Holdco Ordinary Shares to the Interim Financing Investors, such shares being referred to as the Interim Financing Incentive Shares. Certain of the Interim Financing Investors are affiliated with LAMF and the Sponsor and intend to invest an aggregate of $2,000,000 in the Interim Financing. These affiliates are: (i) Jeffrey Soros, LAMF’s Chairman, who intends to invest $500,000, (ii) Tamim Mourad, a strategic investor of LAMF and an affiliate of a member of the Sponsor, who intends to invest $500,000 and (iii) Gaingels 10X Capital Diversity Fund I, LP, a Delaware limited partnership and an affiliate of a member of the Sponsor, that intends to invest $1,000,000. See the section entitled “Background of the Business Combination.”

Q.	How many votes do I have at the EGM?

A.	LAMF Shareholders are entitled to one vote at the EGM for each LAMF Class A Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were 12,491,949 outstanding LAMF Class A Ordinary Shares.

Q.	How will the Sponsor and the LAMF Insiders vote?

A.	Concurrently with the execution of the Business Combination Agreement, the Sponsor and the LAMF Insiders entered into the Sponsor Support Agreement with LAMF, Nuvo and Holdco, pursuant to which the Sponsor and the LAMF Insiders agreed to, among other things, (i) vote in favor of the adoption and approval of the Business Combination; (ii) be bound by certain other covenants and agreements related to the Business Combination; (iii) be bound by certain transfer restrictions with respect to their LAMF securities during the pendency of the Business Combination; and (iv) not redeem any LAMF Class A Ordinary Shares in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor and the LAMF Insiders own 76.4% of LAMF’s issued and outstanding LAMF Class A Ordinary Shares. Accordingly, the agreement by the Sponsor and the LAMF Insiders to vote in favor of the Business Combination ensures that LAMF will receive the requisite shareholder approval for the Business Combination.

Q.	What interests do the LAMF Insiders have in the Business Combination?

A.	The LAMF Insiders may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include, among other things, the interests listed below:

●	the Sponsor and the LAMF Insiders will lose their entire investment in LAMF if LAMF does not complete a business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension);

●	the beneficial ownership of the Sponsor and the LAMF Insiders of an aggregate of 9,539,333 LAMF Class A Ordinary Shares, comprised of 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO. Such shares have an aggregate market value of approximately $[●] million based on the closing price of LAMF Class A Ordinary Shares of $[●] on Nasdaq on [●], 2024, the Record Date for the EGM of LAMF Shareholders;

●	the Sponsor paid an aggregate of approximately $25,000 for 7,666,667 Founder Shares, approximately $0.003 per share, some of which were subsequently transferred by the Sponsor to the LAMF Insiders. In connection with the extraordinary general meeting of shareholders held in connection with the Extension on May 11, 2023, LAMF and the Sponsor entered into agreements (the “Non-Redemption Agreements”) with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors have in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension, a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension, a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The market value of such shares as of the Record Date for the EGM of LAMF Shareholders was approximately $[●], and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If LAMF does not complete an initial business combination, such shares will expire worthless;

●	in connection with the Business Combination, the Sponsor and the LAMF Insiders entered into the Sponsor Support Agreement with LAMF, Holdco and Nuvo, pursuant to which they agreed to waive their Redemption Rights with respect to the LAMF Class A Ordinary Shares held by them in connection with the completion of the Business Combination. The Sponsor and the LAMF Insiders did not receive any consideration in exchange for such waiver of redemption rights. Due to such waiver, the value of the LAMF Insiders’ investments in LAMF is dependent on the consummation of an initial business combination. In the event that LAMF does not complete an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), the 9,539,333 LAMF Class A Ordinary Shares, for which the Sponsor and the LAMF Insiders have invested $11,085,000, and which have an approximate aggregate market value of $102,977,100 as of January 10, 2024, will expire worthless. As a result, the LAMF Insiders have an aggregate of up to $11,085,000 at risk that depends on the completion of an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension). In contrast, LAMF Shareholders would receive approximately $[●] per share if the Trust Account is liquidated, calculated as of [●], 2024, the Record Date;

●	the Sponsor or the LAMF Insiders may, but are not obligated to, make Working Capital Loans (as defined below) to LAMF, that may be repaid upon completion of the Business Combination, without interest, or at the lender’s discretion, converted upon completion of the Business Combination into up to 120,000 units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of January 11, 2024, the outstanding amount of advances from the Sponsor to LAMF is $738,196;

●

the Sponsor, the LAMF Insiders and the Sponsor Investors are expected to hold an aggregate of approximately 23.1% of the outstanding Holdco Ordinary Shares upon the consummation of the Business Combination, assuming no redemptions by LAMF Shareholders;

●	the Sponsor Investors have invested an aggregate of $2,000,000 in the Interim Financing;

●	Although there are no such unreimbursed out-of-pocket expenses as of January 11, 2024, unless a business combination is consummated, members of the LAMF Board will not receive reimbursement for any out-of-pocket expenses incurred by them on LAMF’s behalf incident to identifying, investigating, negotiating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account;

●	the potential continuation of certain member(s) of the LAMF Board as directors of Holdco;

●	the continued indemnification of LAMF Insiders and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●	the Existing Governing Documents provide that LAMF renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of LAMF and such opportunity is one LAMF is legally and contractually permitted to undertake and would otherwise be reasonable for LAMF to pursue, and to the extent the director or officer is permitted to refer that opportunity to LAMF without violating another legal obligation. Notwithstanding such provision, LAMF believes that such provision did not impact LAMF’s search for a business combination target because the LAMF Insiders have confirmed to LAMF that there were no such corporate opportunities that were not presented to LAMF pursuant to such provision;

●	the Sponsor and the LAMF Insiders can earn a positive rate of return on their investment, even if other LAMF Shareholders experience a negative rate of return in Holdco; and

●	at the Closing, LAMF, Nuvo, Holdco, the Sponsor, the executive officers and directors of LAMF prior to the Closing, the members of the Sponsor, certain shareholders of Nuvo, and the executive officers and directors of Nuvo prior to the Closing will enter into the Registration Rights Agreement, under which Holdco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdco Ordinary Shares and other equity securities of Holdco that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

As a result of the foregoing interests, the Sponsor and the LAMF Insiders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to LAMF’s other securityholders.

The LAMF Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that the LAMF Shareholders vote in favor of the Business Combination Agreement and the Business Combination.

Please read the section entitled “The Business Combination — Interests of LAMF Insiders and the Sponsor in the Business Combination.”

Q.	What happens if the Business Combination Proposal is not approved?

A.	If the Business Combination Proposal is not approved and LAMF does not consummate a business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), LAMF will be required to dissolve and liquidate the Trust Account.

Q.	Do I have Redemption Rights?

A.	If you are a holder of LAMF Class A Ordinary Shares, you may redeem your LAMF Class A Ordinary Shares for cash equal to your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares. If LAMF is unable to complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), LAMF will redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to applicable law and certain conditions as further described herein. The per-share amount LAMF will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions LAMF would have paid to the underwriters of the IPO if the Business Combination is consummated, as the underwriters waived any entitlement to their deferred underwriting commissions.

Holders of the outstanding Public Warrants issued in the IPO do not have Redemption Rights with respect to such Public Warrants in connection with the Business Combination. The Sponsor and the LAMF Insiders have agreed to waive their Redemption Rights with respect to their LAMF Class A Ordinary Shares. The Sponsor and the LAMF Insiders did not receive any consideration in exchange for such waiver of redemption rights. Additionally, LAMF Class A Ordinary Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.	How do I exercise my Redemption Rights?

A.	In order to exercise your Redemption Rights, you must, prior to 5:00 p.m. Eastern time on [●], 2024 (two business prior to the scheduled date of the EGM), (i) submit a written request to LAMF’s Transfer Agent that LAMF redeem your LAMF Class A Ordinary Shares for cash (and first elect to separate your LAMF Units into the underlying Public Shares and Public Warrants, if applicable), and (ii) deliver your shares (and share certificates (if any) and other redemption forms) to LAMF’s Transfer Agent physically or electronically through the DTC. The address of LAMF’s Transfer Agent is listed under the question “Who can help answer my questions?” below. LAMF requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your share certificates generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your share certificates are delivered to the Transfer Agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate the request. It is LAMF’s understanding that LAMF Shareholders should generally allot at least one week to obtain physical certificates from the Transfer Agent. However, because LAMF does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, LAMF Shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with LAMF’s consent, until the Closing. If you delivered your share certificates for redemption to the Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the Transfer Agent return the share certificates (physically or electronically). Such requests may be made by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?”

Holders of LAMF Class A Ordinary Shares will be entitled to request that their LAMF Class A Ordinary Shares be redeemed for the redemption price. For illustrative purposes, as of January 11, 2024, this would have amounted to approximately $10.90 per issued and outstanding LAMF Class A Ordinary Share. However, the proceeds deposited in the Trust Account could become subject to the claims of LAMF’s creditors, if any, which could have priority over the claims of Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any Transaction Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to LAMF Shareholders electing to redeem their LAMF Class A Ordinary Shares will be distributed promptly after the consummation of the Business Combination.

Q.	Is there a limit on the number of shares I may redeem?

A.	A Public Shareholder, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the LAMF Class A Ordinary Shares, without LAMF’s consent. Accordingly, all shares in excess of 15% of the LAMF Class A Ordinary Shares owned by a holder or group of holders will not be redeemed. On the other hand, a Public Shareholder who holds less than an aggregate of 15% of the LAMF Class A Ordinary Shares may redeem all of the LAMF Class A Ordinary Shares held by him or her for cash.

Q.	Will how I vote affect my ability to exercise Redemption Rights?

A.	No. You may exercise your Redemption Rights whether you vote your LAMF Class A Ordinary Shares for or against the Business Combination Proposal or any other Transaction Proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal can be approved by LAMF Shareholders who will redeem their LAMF Class A Ordinary Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their LAMF Class A Ordinary Shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the continued listing standards of Nasdaq.

Q.	What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A.	The U.S. federal income tax consequences of exercising your Redemption Rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights.” If you are a U.S. Holder of LAMF Class A Ordinary Shares contemplating exercising your Redemption Rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q.	What are the U.S. federal income tax consequences of the SPAC Merger?

A.	Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the SPAC Merger to U.S. Holders” below, the SPAC Merger should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code. In general, if the SPAC Merger so qualifies, a U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes in connection therewith.

The tax consequences of the SPAC Merger are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the SPAC Merger, see the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the SPAC Merger to U.S. Holders.” If you are a U.S. Holder exchanging LAMF Class A Ordinary Shares or Public Warrants in the SPAC Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q.	If I hold Public Warrants, can I exercise Redemption Rights with respect to my Public Warrants?

A.	No. There are no Redemption Rights with respect to the Public Warrants.

Q.	How do the Public Warrants differ from the Private Placement Warrants and what are the related risks to any holders of the Public Warrants following the Business Combination?

A.

The Private Placement Warrants are identical to the Public Warrants in all material respects, except that the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they are not redeemable by Holdco. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.

Following the Business Combination, Holdco may redeem the Holdco Warrants, other than the Private Placement Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Holdco will have the ability to redeem outstanding Holdco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. As of January 10, 2024, the trading price of the LAMF Class A Ordinary Shares has yet to equal or exceed the $18.00 threshold that would permit Holdco to redeem the Public Warrants. Holdco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Holdco Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Holdco Ordinary Shares is available throughout the 30-day redemption period. If and when the Holdco Warrants become redeemable by Holdco, if Holdco has elected to require the exercise of Holdco Warrants on a cashless basis, Holdco will not redeem the warrants as described above if the issuance of Holdco Ordinary Shares upon exercise of Holdco Warrants is not exempt from registration or qualification under applicable state securities laws or Holdco is unable to effect such registration or qualification. Redemption of the outstanding Holdco Warrants could force you (i) to exercise your Holdco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdco Warrants at the then-current market price when you might otherwise wish to hold your Holdco Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Holdco Warrants are called for redemption, is likely to be substantially less than the market value of your Holdco Warrants.

Holdco may only call the Holdco Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the LAMF Warrant Agreement, provided that holders will be able to exercise their Holdco Warrants prior to the time of redemption and, at Holdco’s election, any such exercise may be required to be on a cashless basis.

Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay LAMF Shareholders who properly exercise their Redemption Rights. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Holdco following the Business Combination. As of January 11, 2024, the amount of funds in the Trust Account was $32.2 million.

Q.	What happens if the Business Combination is not consummated?

A.	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If LAMF has not completed its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), LAMF will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish LAMF Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of LAMF’s remaining shareholders and the LAMF Board, liquidate and dissolve, subject in each case, to LAMF’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — Risks Related to LAMF and the Business Combination — LAMF may not be able to complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), in which case LAMF would cease all operations except for the purpose of winding up and LAMF would redeem its Public Shares and liquidate.”

In the event of liquidation, there will be no distribution with respect to outstanding Public Warrants. Accordingly, the Public Warrants will expire worthless.

Q.	When is the Business Combination expected to be completed?

A.	It is currently anticipated that the Business Combination will be consummated in the first quarter of 2024. The obligation of LAMF, Nuvo and Holdco to consummate the Business Combination is subject to certain closing conditions, including: (i) the approval of the LAMF Shareholders, (ii) the approval of Nuvo Shareholders, (iii) all applicable waiting periods under applicable antitrust laws having been expired, (iv) there being no provision of any applicable legal requirement prohibiting, enjoining, restricting or making illegal the consummation of the Business Combination in effect, and no temporary, preliminary or permanent restraining order enjoining, restricting or making illegal the consummation of the Business Combination being in effect or being threatened in writing by a Governmental Entity of competent jurisdiction, (v) the Holdco Ordinary Shares being approved for listing upon the Closing on Nasdaq, (vi) the registration statement of which this proxy statement/prospectus forms a part becoming effective, (vii) Nuvo and its Israeli advisors having prepared and filed with the Israel Tax Authority an application for Israeli tax rulings confirming certain qualifications under the Israeli Tax Ordinance, (viii) at least 50 days have elapsed after the filing of the Merger Proposal with the Israeli Registrar of Companies and at least 30 days have elapsed after Nuvo Shareholders have approved the Business Combination, and (ix) Holdco having received from the Israeli Securities Authority either an exemption under Section 15D of the Israeli Securities Law concerning the publication of an Israeli prospectus in connection with the issuance of Holdco Options as set forth in the Business Combination Agreement or confirmation that such issuance is exempt from or does not trigger prospectus requirements.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement.”

Q.	What do I need to do now?

A.	You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	What happens if I sell my LAMF Class A Ordinary Shares before the EGM?

A.	The Record Date for the EGM is earlier than the date of the EGM and earlier than the date that the Business Combination is expected to be completed. If you transfer your LAMF Class A Ordinary Shares after the applicable Record Date, but before the EGM, unless you grant a proxy to the transferee, you will retain your right to vote at the EGM but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to scheduled date of the EGM.

Q.	How do I attend the EGM virtually?

A.	You will be able to virtually attend, vote your shares and submit questions during the EGM via a live audio webcast by pre-registering at https://www.cstproxy.com/[●]. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way LAMF can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Continental to have a control number generated. Continental’s contact information is as follows: 917-262-2373, or email proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

Q.	How do I vote?

A.	If you were a holder of record of LAMF Class A Ordinary Shares on [●], 2024, the Record Date for the EGM, you may vote with respect to the applicable proposals virtually or in person at the EGM or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the EGM and vote virtually or in person, obtain a proxy from your broker, bank or nominee.

Q.	What will happen if I abstain from voting or fail to vote at the EGM?

A.	Abstentions and shares represented at the EGM online or by proxy but not voted on one or more of the Transaction Proposals will count as present for the purposes of establishing a quorum. However, an abstention will not be considered a vote cast at the EGM and thus will have no effect on the outcome of the any of the Transaction Proposals presented at the EGM. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Transaction Proposals presented at the EGM.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.	Signed and dated proxies received by LAMF without an indication of how the LAMF Shareholder intends to vote on a Transaction Proposal will be voted in favor of each Transaction Proposal presented to the LAMF Shareholders.

Q.	Do I need to attend the EGM to vote my shares?

A.	No. You are invited to attend the EGM either virtually or in person to vote on the Transaction Proposals described in this proxy statement/prospectus. However, you do not need to attend the EGM to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage-paid envelope. Your vote is important. LAMF encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the EGM virtually or in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A.	No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Transaction Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote”. Broker non-votes, so long as the LAMF Shareholder has given the broker or other nominee voting instructions on at least one of the Transaction Proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, a broker non-vote will not be considered a vote cast at the EGM and thus will have no effect on the outcome of any of the Transaction Proposals presented at the EGM. However, in no event will a broker non-vote also have the effect of exercising your Redemption Rights for a pro rata portion of the Trust Account.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 333 Ludlow Street 5th Floor, South Tower, Stamford, CT 06902 prior to the vote at the EGM, or attend the EGM virtually or in person and vote either virtually or in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the EGM. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the EGM?

A.	A quorum of LAMF Shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if a majority of the LAMF Class A Ordinary Shares held by individuals are present in person, virtually or by proxy (or if held by a corporation or other non-natural person, by its duly authorized representative or proxy).

As of the Record Date for the EGM, 6,245,975 LAMF Class A Ordinary Shares would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you attend virtually or in person at the EGM. If a LAMF Shareholder fails to attend virtually or in person at the EGM or fails to submit a valid proxy (or have its broker or other nominee submit one on its behalf), such shares will not be counted for the purposes of establishing a quorum. If a LAMF Shareholder does not attend the EGM or appoint a proxy, such shares will not be counted for the purposes of any vote. Abstentions, shares represented at the EGM online or by proxy but not voted on one or more of the Transaction Proposals, or a broker non-vote, so long as the LAMF Shareholder has given the broker or other nominee voting instructions on at least one of the Transaction Proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, neither a LAMF Shareholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a vote cast at the EGM and thus will have no effect on the outcome of the any of the Transaction Proposals presented at the EGM.

Q.	What happens to the Public Warrants I hold if I vote my LAMF Class A Ordinary Shares against approval of the Business Combination Proposal and the other Transaction Proposals presented at the EGM and validly exercise my Redemption Rights?

A.	If the Business Combination is approved by LAMF Shareholders and the Business Combination is consummated, any Public Warrants you hold will be assumed by Holdco and will become Holdco Warrants following the Closing, regardless of how you vote your LAMF Class A Ordinary Shares or if you validly exercise your Redemption Rights with respect to your LAMF Class A Ordinary Shares. If the Business Combination is not completed, you will continue to hold your Public Warrants, and if LAMF does not otherwise consummate an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), LAMF will be required to dissolve and liquidate, and your Public Warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	LAMF will pay the cost of soliciting proxies for the EGM. LAMF has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the EGM. LAMF has agreed to pay Morrow Sodali LLC a fee of $15,000. LAMF will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. LAMF also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of LAMF Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of LAMF Class A Ordinary Shares and in obtaining voting instructions from those owners. LAMF’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or virtually. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.	If you have questions about the Transaction Proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact LAMF’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: LGVC.info@investor.morrowsodali.com

You may also contact LAMF at:

LAMF Global Ventures Corp. I
9255 Sunset Blvd., Suite 1100
West Hollywood, California 90069
Telephone: (424) 343-8760

To obtain timely delivery, LAMF Shareholders must request the materials no later than five business days prior to the EGM.

You may also obtain additional information about LAMF by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your LAMF Class A Ordinary Shares, you will need to send a letter demanding redemption and deliver your shares (and share certificates (if any) and other redemption forms (either physically or electronically)) to the Transfer Agent prior to 5:00 p.m., New York time, on the second business day prior to the EGM. If you have questions regarding the certification of your position or delivery of your share certificates, please contact:

Continental Stock Transfer & Trust Company
1 State Street —30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

The following summary highlights material information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/prospectus (including the financial statements and Annexes attached hereto) and other documents which are referred to in this proxy statement/prospectus in order to fully understand the Business Combination. See “Where You Can Find More Information” on page 370. Most items in this summary include a page reference directing you to a more complete description of those items. Unless the context otherwise requires, all references in this subsection to “LAMF,” “we,” “us” or “our” refer to the business of LAMF Global Ventures Corp. I prior to the consummation of the Business Combination.

The Parties to the Business Combination

LAMF

LAMF is a blank check company incorporated on July 20, 2021, as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or similar business combination with one or more businesses or entities. While LAMF may pursue an acquisition opportunity in any business, industry or geographic location, LAMF has focused on opportunities in media, entertainment and sports, as well as within e-commerce and technology, leveraging the expansive professional network and operating expertise of its management team.

The Sponsor is LAMF SPAC Holdings I LLC, a Cayman Islands limited liability company. LAMF Units, LAMF Class A Ordinary Shares and LAMF Warrants trade on Nasdaq under the symbols “LGVCU”, “LGVC”, and “LGVCW”, respectively. The mailing address of LAMF’s principal executive office is 9255 Sunset Blvd., Suite 1100, West Hollywood, California and its telephone number is (424) 343-8760.

Nuvo

Incorporated in Israel on June 28, 2006, Nuvo is a women’s health and connected pregnancy care company, and has developed INVU by Nuvo, an FDA-cleared, prescription-initiated, remote pregnancy monitoring platform that enables the delivery of remote non-stress tests and maternal and fetal heart rate monitoring, helping expectant mothers adhere to their prescribed care plan. In 2021, Nuvo pursued a traditional initial public offering, but elected to withdraw the related registration statement and remain a private company in December 2021 due to challenging market conditions for initial public offerings at that time. This summary highlights selected information about Nuvo appearing elsewhere in this proxy statement/prospectus. To better understand the Business Combination and proposals to be considered at the Extraordinary General Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes and the information presented under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo,” “Business of Nuvo” and Nuvo’s financial statements and notes thereto.

Nuvo is leading the transformation from a world where pregnancy care is limited by outdated technology and barriers to accessing care to a world where data-driven, clinically relevant, actionable insights can be accessed both at home and in the clinic, during the INVU monitoring period, by an expectant mother and her clinician. Current poor fetal and maternal health outcomes, limited accessibility to care, and soaring costs all indicate the need for a change in the way that pregnancies are monitored and managed, and Nuvo believes its innovative solution, which it refers to as its INVU platform, is the only solution that is positioned to address complete accessibility to care while looking significantly deeper into the pregnancy than standard of care solutions do today. Recognizing that the tools used today to monitor and manage pregnancies may not be the same tools used a decade from now, Nuvo believes its solution is well positioned to be at the forefront of this market shift. Strategically, Nuvo’s platform is currently being commercialized by tapping into a key part of the pregnancy journey, fetal non-stress tests (“NSTs”), by enabling these tests to be conducted remotely with clinical accuracy that has been demonstrated to be equivalent to the standard of care based off of Nuvo’s clinical studies and consumer-grade ease of use (see “Business of Nuvo — Clinical Studies”). NSTs are medically necessary pregnancy screening procedures that measure fetal heart rate and reaction to movement to assess fetal well-being. NSTs are most commonly conducted with cardiotocography (“CTG”) machines, which were designed for intrapartum monitoring in clinics by experienced healthcare professionals. Through a combination of advanced wearable technology, AI & machine learning, and compelling user experiences (for expectant mothers and clinicians), INVU by NuvoTM (“INVU”) enables increased access to care, deeper insights into maternal-fetal health, reduced clinical staff burden, and improved patient satisfaction.

INVU is composed of a hardware component (wearable), with digital signal processing and cloud analytics, and interfaces for every participant involved in the pregnancy care. The hardware component of our INVU platform is a proprietary self-administered wireless sensor band that clinicians prescribe to expectant mothers who wear the sensor band during virtual visits to capture real-time data on key maternal and fetal health metrics. The data is then digitized and sent wirelessly for analysis on Nuvo’s cloud-based servers by its sophisticated algorithms. Today, when obstetrics clinicians connect to the INVU platform, they have access to a digital dashboard that contains fetal and maternal heart rate and uterine activity tracings recorded during the session and data derived from these measurements for all expectant mothers and unborn babies in their care that use the INVU platform.

Currently, Nuvo’s products are categorized as Class II devices and subject to the premarket notification requirements under section 510(k) of the Federal Food, Drug, and Cosmetic Act of 1938 (“FDCA”). Nuvo’s INVU platform received 510(k) clearance from the FDA in March 2020 to conduct a five-minute trace of maternal and fetal heart rate (“MHR” and “FHR”), for singleton pregnancies from the 32nd week of pregnancy until the beginning of labor. This five-minute trace is referred to as a fetal surveillance and to this time frame as the INVU monitoring period. Maternal uterine activity (“MUA”), more commonly known as contractions, and its intended use, in conjunction with MHR and FHR, for NSTs during the INVU monitoring period, received FDA clearance in May 2021, allowing Nuvo to perform fetal surveillance and measure MUA, and as a result, offer NSTs during the INVU monitoring period. Nuvo also received ISO 13485 certification in February 2020 for the development, manufacturing, marketing and sales of pregnancy monitoring devices. Additionally, in November 2020 Nuvo received certification from the Medical Device Division, or AMAR, of the Ministry of Health in Israel, which grants the ability to commercialize its INVU technology in Israel. This certification is valid through May 2024 and the approval and indications for use are in accordance with the FDA clearance mentioned above. Approval or clearance from the FDA, or comparable regulatory agency in other jurisdictions, to capture certain measurements and perform certain tests using our INVU platform, is not guaranteed and may take longer than planned. Also, regulatory approval in one jurisdiction does not mean that we will succeed in obtaining regulatory approval in other jurisdictions. Nuvo is commercializing its INVU platform with an initial focus on large healthcare systems and obstetrician-physician practice management groups as Nuvo believes these groups will be most effective at implementing its technology in clinical practice due to the continuous flow of expectant mothers that they care for and their desire for improved outcomes at reduced cost that Nuvo believes its INVU platform will ultimately enable. Nuvo believes its INVU platform is the first FDA-cleared device to measure FHR, MHR and MUA passively, remotely and with a self-administered wireless sensor band that utilizes direct physiological signals during the antepartum period for NSTs. Nuvo believes that the deep and rich data outputs acquired by its technology during each monitoring session, and other metrics based on its collected data will be critical to pregnancy management tests and procedures it plans to offer in the future.

Nuvo has over a dozen commercial agreements, including purchase orders, with health systems, large private practice groups and independent women’s health practices in the United States and Israel. If Nuvo demonstrates that our INVU platform increases monitoring compliance, improves quality of care and healthcare outcomes, as well as reduces payer costs, it expects to focus on seeking long-term contracts with payers that allow Nuvo to benefit from a percentage of any cost-savings that it achieves, which Nuvo believes will incentivize payers to encourage their obstetrician networks and expectant mothers to utilize its INVU platform. Nuvo aspires to develop an INVU-centered ecosystem for broader pregnancy-related and mother-centric services, and to provide every expectant mother an opportunity for access to clinical-quality care for herself and her unborn baby, independent of her geographic location.

As more expectant mothers have access to and use Nuvo’s INVU platform, Nuvo intends to use the increasing amount of data it captures and aggregates to identify patterns and trends that are associated with certain risks and outcomes that it expects will enable Nuvo to make highly useful and actionable predictive recommendations to benefit its user community and population health in general. Nuvo expects that its ability to develop biomarkers and predictive analytics will set Nuvo apart from other pregnancy management monitoring systems and make Nuvo more effective at enabling proactive pregnancy management to improve outcomes for expectant mothers and unborn babies.

Holdco and Assetco

Holdco was incorporated on July 20, 2023, for the sole purpose of effectuating the transactions described herein. Holdco has no material assets and does not operate any businesses.

Assetco was incorporated on May 30, 2023, for the sole purpose of effectuating the transactions described herein. Assetco has no material assets and does not operate any businesses.

The Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties have agreed that, on the terms and subject to the conditions set forth therein, (i) one (1) day prior to the Closing Date, LAMF shall be merged with and into Assetco, with Assetco as the surviving entity of such merger, and (ii) on the Closing Date, Merger Sub shall be merged with and into Nuvo, with Nuvo as the surviving entity of such merger. Pursuant to the Mergers, Nuvo shall become a wholly owned indirect subsidiary of Holdco, which shall be the new public company following the consummation of the Acquisition Merger.

Pursuant to the terms of the Business Combination Agreement, (i) Nuvo shall elect on IRS Form 8832 to be treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3, effective as of the day immediately after the Closing Date, and (ii) after the Mergers, the SPAC Surviving Company shall distribute any remaining cash in the Trust Account to Holdco and shall be liquidated (the “Liquidation”).

For more information about the Business Combination see the section entitled “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Pre-Business Combination Structure

The following diagram depicts the simplified organizational structure of LAMF, Holdco and Nuvo immediately before the SPAC Merger.

The following diagram depicts the simplified organizational structure of LAMF, Holdco and Nuvo immediately before the Acquisition Merger.1

[1]	Pursuant to the Business Combination Agreement, at the SPAC Effective Time, the 1,000,000 Holdco Ordinary Shares held by Daniel Gilcher as the founder of Holdco shall be automatically forfeited.

Post-Business Combination Structure

The following diagram depicts the simplified organizational structure of Holdco and its subsidiaries immediately after the consummation of the Business Combination.

Post-Liquidation Structure

The following diagram depicts the simplified organizational structure of Holdco and its subsidiaries immediately after the Liquidation.

Consideration to be Received in the Business Combination

LAMF Shareholders Merger Consideration

Pursuant to the SPAC Merger, each LAMF Class A Ordinary Share issued and outstanding immediately prior to the effective time of the SPAC Merger will be automatically cancelled and converted into the right to receive one Holdco Ordinary Share.

Nuvo Shareholders Merger Consideration

At the Acquisition Effective Time, by virtue of the Acquisition Merger and without any action on the part of Nuvo, Merger Sub or any holders of Nuvo Shares or capital stock of Merger Sub, all Nuvo Shares and Nuvo Preferred Shares that are owned by Nuvo or any wholly owned subsidiary of Nuvo (collectively, “Nuvo Treasury Shares”) immediately prior to the Acquisition Effective Time, if any, shall be deemed to have been transferred to Assetco and no consideration shall be delivered or deliverable in exchange therefor.

For a discussion of the conversion of Nuvo Shares, conversion of Nuvo Crossover Preferred Shares, treatment of the Nuvo Warrants, conversion of the Merger Sub Shares and treatment of the Nuvo Options, see “The Business Combination Agreement – Nuvo Shareholders Merger Consideration.”

Conditions to Complete the Business Combination

The obligations of each party to effect the Mergers and the other Transactions shall be subject to the satisfaction or, to the extent waivable, waiver at or prior to the Closing of the following conditions:

●	At the EGM (including any adjournments thereof), the SPAC Merger and SPAC Plan of Merger (the “Required SPAC Shareholder Matter”), shall have been duly adopted by the LAMF shareholders in accordance with the Cayman Companies Act, the Existing Governing Documents and the Nasdaq rules and regulations, as applicable.

●	The Nuvo Shareholder Approval shall have been obtained in accordance with applicable law and the governing documents of Nuvo.

●	All applicable waiting periods (and any extensions thereof) under antitrust laws will have expired or otherwise been terminated.

●	No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity of competent jurisdiction.

●	The Holdco Shareholders shall have voted to amend and restate the articles of association of Holdco in the form of public company articles of association mutually agreed by LAMF and Nuvo, as of immediately prior to the Acquisition Effective Time.

●	The shares of Holdco to be issued pursuant to the Business Combination Agreement shall be approved for listing upon the Closing on Nasdaq or such other national securities exchange that may be mutually agreed between the parties.

●	This Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to this Registration Statement.

●	The Israeli Tax Rulings (as defined in the Business Combination Agreement) shall have been obtained from the Israel Tax Authority and be in effect.

●	At least 50 days shall have elapsed after the filing of the Merger Proposal with the Registrar of Companies of the State of Israel and at least 30 days shall have elapsed after Nuvo Shareholder Approval has been received.

●	The 15D Exemption (as defined in the Business Combination Agreement) shall have been obtained.

The obligations of Nuvo, Holdco and Assetco to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing, as applicable, of each of the following conditions, any of which may be waived, in writing, exclusively by Nuvo:

●	The Fundamental Representations of LAMF (as defined in the Business Combination Agreement) shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); certain representations and warranties of LAMF contained in the Business Combination Agreement shall be true and correct in all respects as of the date of execution of the Business Combination Agreement and as of the Closing Date; and all other representations and warranties of LAMF set forth in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “LAMF Material Adverse Effect” or any similar limitation contained under the Business Combination Agreement) on and as of the date of the Business Combination Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a LAMF Material Adverse Effect.

●	LAMF shall have performed or complied with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

●	No LAMF Material Adverse Effect shall have occurred since the date of the Business Combination Agreement.

●	LAMF shall have delivered to Nuvo a certificate, signed by an authorized representative of LAMF and dated as of the Closing Date, certifying as to certain conditions to the closing of the Transactions set forth in the Business Combination Agreement.

●	LAMF and Merger Sub shall have delivered or shall stand ready to deliver all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, including the Registration Rights Agreement, duly executed by the Sponsor, and the Warrant Assumption Agreement, duly executed by LAMF.

The obligations of LAMF and Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by LAMF:

●	The Fundamental Representations of Nuvo (as defined in the Business Combination Agreement) shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); certain representations and warranties of Nuvo contained in the Business Combination Agreement shall be true and correct in all respects as of the date of execution of the Business Combination Agreement and as of the Closing Date; and all other representations and warranties of Nuvo set forth in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Nuvo Material Adverse Effect” or any similar limitation contained in the Business Combination Agreement) on and as of the date of the Business Combination Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Nuvo Material Adverse Effect.

●	Nuvo, Holdco and Assetco shall have performed or complied with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

●	No Nuvo Material Adverse Effect shall have occurred since the date of the Business Combination Agreement.

●	Nuvo shall have delivered to LAMF a certificate, signed by an authorized representative of Nuvo and dated as of the Closing Date, certifying as to certain conditions to the closing of the transactions set forth in the Business Combination Agreement.

●	All of the Nuvo SAFEs shall have been converted into Nuvo Shares immediately prior to the Acquisition Effective Time.

●	All of the Nuvo Warrants shall have been, or shall be, converted into Converted Warrants at the Acquisition Effective Time.

●	All of the Nuvo Convertible Loans shall have been converted into Nuvo Shares immediately prior to the Acquisition Effective Time.

●	Nuvo, Holdco and Assetco shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, including the Registration Rights Agreement, duly executed by Holdco and the parties thereof, and the Warrant Assumption Agreement, duly executed by Holdco.

Termination of the Business Combination Agreement

The Business Combination Agreement provides customary termination rights for parties. In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect and the Transactions shall be abandoned, without any liability on the part of any party thereto, other than liability of any party thereto for any intentional breach of the Business Combination Agreement by such party prior to such termination or fraud; provided, that obligations under the Confidentiality Agreement (as defined in the Business Combination Agreement) and certain obligations related to the Trust Account and certain other provisions required under the Business Combination Agreement shall, in each case, survive any termination of the Business Combination Agreement. See “The Business Combination Agreement – Termination of the Business Combination Agreement.”

Certain Agreements Related to the Business Combination

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, LAMF, Nuvo, Holdco, the Sponsor and the LAMF Insiders party thereto (the “Sponsor Parties”) entered into the Sponsor Support Agreement. Under the Sponsor Support Agreement, the Sponsor Parties agreed, among other things, to:

●	vote in favor of the adoption and approval of the Business Combination;

●	be bound by certain other covenants and agreements related to the Business Combination;

●	be bound by certain transfer restrictions with respect to LAMF securities during the pendency of the Business Combination; and

●	not redeem any LAMF Class A Ordinary Shares in connection with the Business Combination.

Pursuant to the Sponsor Support Agreement, the Sponsor Parties agreed to not transfer any LAMF Class A Ordinary Shares held by them for a period of six months following the Closing (the “Sponsor Parties Lock-up Period”), other than (i) the LAMF Class A Ordinary Shares to be transferred by the Sponsor to certain unaffiliated third parties who executed non-redemption agreements with LAMF and the Sponsor in May 2023, which will be free from contractual transfer restrictions following the Closing, or (ii) the Private Placement Warrants or LAMF Class A Ordinary Shares that were included as part of the units purchased by the Sponsor in a private placement that occurred simultaneously with the completion of the IPO, which will continue to be subject to transfer restrictions for 30 days following the Closing.

With respect to 2,450,980 LAMF Class A Ordinary Shares (the “Pooled Shares”), the Sponsor Parties Lock-up Period will expire on the later of (a) six months after the Closing Date and (b) the earliest of (i) Holdco or Nuvo having received, on or after the Closing, gross proceeds of at least $25,000,000 from an equity financing (excluding the Interim Financing) (a “Financing Transaction”), (ii) Holdco having closed its first marketed/underwritten follow-on offering (a “Follow-on Offering”) and (iii) Holdco having completed a change of control transaction.

Pursuant to the Sponsor Support Agreement, (i) in the event Holdco consummates a Follow-on Offering during the Sponsor Parties Lock-up Period and the aggregate amount raised in any Financing Transaction and such Follow-on Offering is less than $2,000,000, the Sponsor has agreed to forfeit a pro rata portion of 500,000 Lock-Up Shares (as defined therein) representing the difference between $2,000,000 and such aggregate amount raised, and (ii) in the event Holdco consummates a Follow-on Offering during the Sponsor Parties Lock-up Period and the aggregate amount raised in any Financing Transaction and such Follow-on Offering is less than $25,000,000 (excluding amounts received in connection with the Interim Financing and any investment counted for purposes of (i)), the Sponsor has agreed to forfeit a pro rata portion of the Pooled Shares representing the difference between $25,000,000 and such aggregate amount raised. The Sponsor has also agreed to reasonably support any Follow-on Offering during the Sponsor Parties Lock-up Period.

The Sponsor Support Agreement provides the Sponsor the right to designate one observer on the Holdco Board so long as the Sponsor Parties and certain other investors in the Interim Financing beneficially own at least 5% of the outstanding Holdco Ordinary Shares (after taking into account convertible securities beneficially owned by such parties).

In connection with the Interim Financing, the Sponsor has agreed, pursuant to the Sponsor Support Agreement, to forfeit up to 1,000,000 LAMF Class A Ordinary Shares pro rata with respect to up to $10,000,000 raised in the Interim Financing (exclusive of $3,000,000 in commitments obtained prior to the date of the Sponsor Support Agreement). In addition, Nuvo has agreed to issue 3,823,530 Nuvo Shares in the Interim Financing, pro rata with respect to the approximately $13,000,000 raised in the Interim Financing.

Registration Rights Agreement

At the Closing, LAMF, Nuvo, Holdco, Sponsor, Simon Horsman, Jeffrey Soros, Morgan Earnest, Christina Spade, Adriana Machado, and Michael Brown, as executive officers and/or directors of LAMF prior to the Closing, Keith Harris, as advisor to LAMF prior to the Closing, LAMF SPAC I LLC, Nweis Investments LLC, Atoe LLC, 10X LAMF SPC SPV LLC, 10X LLC, ASCJ Global LLC – Series 16, and Cohen Sponsor LLC – A16 RS, as the members of the Sponsor, certain Nuvo Shareholders, and the executive officers and directors of Nuvo prior to the Closing, will enter into the Registration Rights Agreement, pursuant to which, among other things, Holdco will agree to agree to register for resale, pursuant to Rule 415 under the Securities Act, of certain Holdco securities (the “Registrable Securities”) that are held by the parties thereto from time to time. The parties will be granted certain customary demand and piggyback registration rights under the Registration Rights Agreement, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions, with respect to the securities of Holdco. Pursuant to the terms of the Non-Redemption Agreements, the Sponsor has agreed to assign its rights with respect to the shares to be transferred to the investors party to such agreements under the Registration Rights Agreement.

Shareholder Support Agreement and Lockup

Concurrently with the execution of the Business Combination Agreement, LAMF, Nuvo, Holdco and certain Nuvo Shareholders entered into the Shareholder Support Agreement, pursuant to which such Nuvo Shareholders agreed, among other things, to vote any Nuvo Shares held by them in favor of the Business Combination, the Acquisition Merger, and such other actions as contemplated in the Business Combination Agreement for which the approval of the Nuvo Shareholders is required.

Pursuant to the Shareholder Support Agreement, the Nuvo Shareholders party thereto have agreed to a lock-up (the “Nuvo Lock-up” and such shareholders, the “Nuvo Lockup Parties”), pursuant to which, the Nuvo Lockup Parties will be subject to certain transfer restrictions on the Holdco Ordinary Shares (or any instruments exercisable or exchangeable for, or convertible into, Holdco Ordinary Shares) held by each such Nuvo Lock-up Party as of the Closing Date for the six month period following the Closing Date, subject to certain customary exceptions. All Nuvo Shareholders will be subject to a six month restriction on transfers of Holdco Ordinary Shares and Holdco Preferred Shares effective as of the Closing pursuant to the Amended Articles, subject to exceptions as contained therein. The Holdco Board will, prior to the Closing, preemptively waive such lockup with respect to the Holdco Shares and Holdco Preferred Shares held by each Nuvo Shareholder that holds less than one percent of the Nuvo Shares immediately prior to the Closing (the “Nuvo Lockup Exempt Shareholders”). The Holdco securities held by the Nuvo Lockup Exempt Shareholders exempt from the foregoing lockup are expected to represent approximately 15.92% of the Holdco Ordinary Shares and 3.45% of the Holdco Preferred Shares to be outstanding immediately after the Closing.

PIPE Subscription Agreements

As of the date of this proxy statement/prospectus, no party to the Business Combination Agreement has entered into any private investment in public equity (“PIPE Investment”) transaction which, in the context of the Business Combination, means a private investment in Holdco Ordinary Shares, with any investor. The Business Combination Agreement includes a covenant providing that LAMF and Nuvo may enter into certain private placement financing transactions, as more fully described in “Certain Agreements Related to the Business Combination — PIPE Subscription Agreements and Additional Permitted Financings” in this proxy statement/prospectus.

Interim Financing Agreements

In connection with the Business Combination, and as contemplated by the BCA, Nuvo and Holdco entered into Interim Financing Agreements, with Interim Financing Investors, to effect a cross-over interim round of financing, or the Interim Financing, which provided Nuvo with an aggregate of approximately $13,000,000 of gross proceeds. Pursuant to the Interim Financing Agreements, (i) beginning in August 2023 Nuvo sold to the Interim Financing Investors Nuvo Crossover Preferred Shares, at a price of $7.03 per share, and (ii) upon and subject to the Closing, Holdco will issue 3,823,530 Holdco Ordinary Shares to the Interim Financing Investors, such shares being referred to as the Interim Financing Incentive Shares. Certain of the Interim Financing Investors are affiliated with LAMF and the Sponsor and intend to invest an aggregate of $2,000,000 in the Interim Financing. These affiliates are: (i) Jeffrey Soros, LAMF’s Chairman, who intends to invest $500,000, (ii) Tamim Mourad, a strategic investor of LAMF and an affiliate of a member of the Sponsor, who intends to invest $500,000 and (iii) Gaingels 10X Capital Diversity Fund I, LP, a Delaware limited partnership and an affiliate of a member of the Sponsor, that intends to invest $1,000,000. The following summarizes a number of the key provisions in the Interim Financing Agreements:

●	Except for the Interim Financing Agreement with LAMF, Nuvo is precluded from creating, authorizing or issuing any shares with the same or more favorable rights as those associated with the shares purchased pursuant to the Interim Financing Agreements.

●	Nuvo committed to entering into a registration rights agreement with the Interim Financing Investors within 60 days from the consummation of the Interim Financing to register the resale, pursuant to Rule 415 under the Securities Act, of certain Holdco Ordinary Shares and other equity securities of Holdco that are held by such parties thereto from time to time.

●	Holdco committed to delivering (and Nuvo committed to causing Holdco to deliver) Interim Financing Incentive Shares immediately following the Closing.

●	Nuvo committed to various reporting and information rights for the Interim Financing Investors, including annual audited financial statements and quarterly financial statements.

The Interim Financing Agreements contain customary representations and warranties and an indemnity in favor of the Interim Financing Investors for breaches by Nuvo of its covenants, representations and warranties thereunder. The Interim Financing Agreement with LAMF includes several additional conditions precedent to LAMF’s participation in the Interim Financing, including without limitation, Nuvo’s execution of the Philips MPA (as defined below) as well as the Company and LAMF executing the BCA.

In connection with the Interim Financing Agreements, Nuvo obtained the requisite approvals and filed an amended & restated articles of association, which authorized the formation and issuance of the Nuvo Crossover Preferred Shares. Pursuant to Nuvo’s amended & restated articles of association, the Interim Financing Investors received a liquidation and dividend preference, ranking them ahead of all other classes of Nuvo shareholders, equal to the greater of (i)the sum of three times the original issuance price for the Nuvo Crossover Preferred Shares, or (ii) the amount such shareholders would actually receive if such Nuvo Crossover Preferred Shares had been converted into Nuvo Shares immediately prior to a distribution event; in each case, plus any dividends declared but unpaid on such share.

SAFE Amendment

From June 2020 through April 2023, Nuvo issued to certain investors three series of Simple Agreements for Future Equity (the “SAFEs” and the SAFEs issued in such series, the “Nuvo SAFEs”), pursuant to which such investors invested cash in Nuvo in the aggregate principal amount of $22.97 million. Pursuant to the original terms of the Nuvo SAFEs, the principal amounts under each of the Nuvo SAFEs was convertible into shares of Nuvo upon the earlier of Nuvo’s next financing round yielding to Nuvo at least $15 million or $20 million of proceeds, a liquidity event, change of control or an initial public offering. For additional information on the original terms of the Nuvo SAFEs see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo—Liquidity and Capital Resources—Sources of Liquidity”.

In August and September 2023, Nuvo obtained the necessary consents to amend the Nuvo SAFEs (the “Nuvo SAFE Amendment”) in order to equalize the economic conversion terms across the series of Nuvo SAFEs, such that: (a) upon the consummation of an applicable equity financing, the purchase amount under each Nuvo SAFE shall convert into Nuvo’s shares at a 25% discount over the price per share in such financing round, provided that the pre-money valuation upon which the principal amount will convert into Nuvo shares will not exceed $200 million; and (b) immediately prior to the consummation of the Business Combination (which shall not otherwise constitute a Liquidity Event pursuant to the Nuvo SAFE Amendment), the purchase amount under the Nuvo SAFEs will convert into Nuvo Shares based on (1) the price per share determined by dividing $150 million by the then issued and outstanding share capital of Nuvo (assuming exercise or conversion of all outstanding vested and unvested options and/or warrants, convertible debt instruments and similar instruments, but excluding any SAFEs and other convertible instruments that are outstanding as of immediately prior to the Closing) and including all shares reserved and available for future grant under any equity incentive or similar plan of Nuvo, in each case as of immediately prior to the Closing, or (2) the price per share imputed to the Nuvo Shares pursuant to the Business Combination Agreement multiplied by 75%, whichever results in the issuance to the Nuvo SAFE holder of a greater number of Nuvo Shares. Accordingly, upon and in connection with the Closing, Nuvo expects to issue approximately 3.56 million Nuvo Shares (based on calculations assuming the Closing takes place by December 31, 2023) in satisfaction and discharge of its obligations under the outstanding amended Nuvo SAFEs.

Nuvo Loan Amendment

During 2022 and 2023, Nuvo entered into certain loan agreements pursuant to which it borrowed from a number of lenders an aggregate principal amount of $7.9 million convertible loans (the “Nuvo Convertible Loans”), of which $6.83 million in principal remains outstanding and which principal amount carries a two percent (2%) monthly interest. Pursuant to the original Nuvo Convertible Loan terms, the principal amount and any accrued and unpaid interest was to be repaid within one year following the entering into the appliable agreement, provided that Nuvo had the option to extend such term by one year subject to paying an additional fee equal to twenty percent (20%) of the principal amount (the “Extension Fee”), applied to the “purchase amount” of the SAFE issued to each Nuvo Convertible Loan lender. As an incentive to provide the Nuvo Convertible Loans, each Nuvo Convertible Loan investor received a SAFE in connection with entry into the Nuvo Convertible Loan agreement, representing a “purchase amount” equal to 20% of such investor’s Nuvo Convertible Loan’s principal, which purchase amount may be increased by (i) any amount of the Nuvo Convertible Loan’s principal and/or any accrued and unpaid interest thereon at the investor’s option and (ii) the Extension Fee.

In August and September 2023, Nuvo obtained the necessary consents to amend the Nuvo Convertible Loans (the “Nuvo Loan Amendment”), such that, in exchange for the Extension Fee under the original loan terms, the maturity date of each loan was extended to the earlier of the second anniversary of the applicable loan or the Closing. In addition, pursuant to the Nuvo Loan Amendment, each lender has agreed to apply the principal amount of the Nuvo Convertible Loan, the accrued and unpaid interest thereon and the Extension Fee to the purchase amount of the related Nuvo SAFE. See “Certain Agreements Related to the Business Combination — Nuvo SAFE Amendment”. As such, in connection with the Closing, Nuvo’s obligations under the Nuvo Convertible Loans will convert to an aggregate SAFE purchase amount of approximately $11.97 million, which will then convert, pursuant to the terms of the amended Nuvo SAFEs and Nuvo SAFE Amendment, into approximately 1.86 million Nuvo Shares which will be exchanged for Holdco Shares pursuant to the terms of the Business Combination Agreement.

Warrant Assignment, Assumption and Amendment Agreement

At or prior to the SPAC Effective Time, LAMF, Holdco, and Continental will enter into a warrant assignment, assumption and amendment agreement. Subject to the Closing, such agreement will amend the LAMF Warrant Agreement, as LAMF will assign all its rights, title and interest in the LAMF Warrant Agreement to Holdco. Pursuant to the amendment, all LAMF Warrants will no longer be exercisable for shares of LAMF Class A Ordinary Shares, but instead will be exercisable for Holdco Ordinary Shares on substantially the same terms that were in effect prior to the SPAC Effective Time under the terms of the LAMF Warrant Agreement.

Nuvo Bridge Financing

Nuvo is in the process of carrying out a bridge financing (the “Bridge Financing”) by issuing to investors (“Holders”) secured convertible bridge notes (individually, a “Bridge Financing Note”; collectively, the “Bridge Financing Notes”). As of the date of this proxy statement/prospectus, Nuvo has definitive agreements with respect to $2,000,000 principal amount of Bridge Financing Notes and term sheets with respect to an aggregate principal amount of approximately $1,800,000 additional Bridge Financing Notes and anticipates entering into similar agreements with other investors. Nuvo has received $2.8 million in cash from this Bridge Financing so far. As this offering is still ongoing as of the date of this proxy statement/prospectus, Nuvo is not at this time able to estimate the aggregate amount to be received in this offering. The Bridge Financing Notes carry a 15% annual interest rate and upon conversion on the applicable Maturity Date (as defined in the Bridge Financing Notes), (i) Nuvo will pay the Holders all accrued interest on the Bridge Financing Notes up to the date of payment or conversion, and (ii) the Holders in their sole discretion, may choose to either (a) receive the principal amount of the Bridge Financing Note in cash; or (b) convert the principal amount of the investment into Nuvo Shares at a price per share of $7.0265. The Bridge Financing Notes mature on the earlier of (i) twelve months from the issuance date thereof, (ii) the closing of the Business Combination, (iii) the closing of an initial public offering, or (iv) the closing of a bona fide financing by Nuvo for the principal purpose of raising capital, through the sale of Nuvo securities in whatever form or type (whether debt or equity) that raises in excess of $10,000,000 in gross proceeds. Each Bridge Financing Note is being secured by all of Nuvo’s intellectual property, and Nuvo is committed to filing collateral assignments/financing statements with Nuvo’s Registrar in Israel and with the United States Patent & Trademark Office. Gaingels 10x Capital Diversity Fund I, LP, an entity that signed one of the definitive agreements for Bridge Financing Notes referred to above and an affiliate of a member of the Sponsor has agreed to serve as collateral agent with respect to the collateral securing the Bridge Financing Notes. Upon the occurrence of any event of default described therein, the outstanding balance under the Bridge Financing Notes shall become immediately due and payable upon election of the Holder and following a written demand notice sent to Nuvo. In consideration for the services to be rendered under certain advisory services agreements between the Holders and Nuvo, Nuvo is issuing a warrant to each Holder, whereby the Holder is given the right to purchase such number of Nuvo Shares equal to (2x) the principal amount of the Holder’s Bridge Financing Note divided by the same price per share noted above (i.e., $7.0265), at an exercise price of NIS 0.01.

Ownership of, and Voting Rights in, Holdco Upon Consummation of the Business Combination

As discussed further in the Amended Articles, each holder of Holdco Ordinary Shares will be entitled to one (1) vote for each Holdco Ordinary Share held of record by such holder on all matters subject to a vote of the Holdco Shareholders.

The following table illustrates the varying levels of equity interest and voting power in Holdco immediately following the consummation of the Business Combination based on the varying levels of redemptions of Public Shares by Public Shareholders and based on the additional assumptions described in the notes to the table below (without taking into account any additional dilution sources, such as the Public Warrants).

	Voting Power in Holdco(i)
	No Redemption Scenario(ii)	Maximum Redemption Scenario(iii)
	Percentage of Voting Rights of Outstanding Holdco Ordinary Shares
Public Shareholders(iv)	7.2%	-
Sponsor, LAMF Insiders and Sponsor Investors(v)	23.1%	24.9%
Nuvo Shareholders	69.7%	75.1%
Total	100.0%	100.0%

i.	The figures in this table are presented as of immediately following the consummation of the Business Combination and represent an aggregate of 41,236,612 Holdco Ordinary Shares assuming no redemptions and 38,283,996 Holdco Ordinary Shares assuming maximum redemptions, comprised of: (i) 12,491,949 LAMF Class A Ordinary Shares assuming no redemptions and 9,539,333 LAMF Class A Ordinary Shares assuming maximum redemptions, in either case to be converted into an equal number of Holdco Ordinary Shares pursuant to the SPAC Merger; and (ii) 28,744,663 Holdco Ordinary Shares issued to Nuvo Shareholders comprised of 15,505,853 Nuvo Shares to be converted into 15,505,853 Holdco Ordinary Shares, 2,549,020 Holdco Ordinary Shares issued to Nuvo Preferred Shareholders, 3,039,216 Holdco Ordinary Shares issued as Earnout Shares (as defined in the Business Combination Agreement), and 5,195,680 Holdco Ordinary Shares issued upon conversion of the SAFEs and Loans, pursuant to the Acquisition Merger and the Equity Exchange Ratio. Excludes Holdco Warrants and the effect of any other transactions that may be entered into after the date of this proxy statement/prospectus. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”
ii.	The “No Redemption Scenario” assumes no redemptions of any of the 2,952,616 Public Shares out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding which may be redeemed in connection with the Business Combination. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.
iii.

The “Maximum Redemption Scenario” assumes redemptions of all of the 2,952,616 Public Shares which may be redeemed in connection with the Business Combination out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding, which redemption would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.

iv.	Comprised of 2,952,616 Public Shares which may be redeemed in connection with the Business Combination. In connection with the extraordinary general meeting of LAMF’s shareholders held on May 11, 2023 to approve the extension of the period of time LAMF has to complete an initial business combination, initially to November 16, 2023 and then in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024 (the “Extension”), LAMF and the Sponsor entered into agreements (the “Non-Redemption Agreements”) with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors, in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension (as defined herein), a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension (as defined herein), a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. The market value of such shares as of the record date for the EGM was approximately $[●] per share, or up to an aggregate of $[●]. If LAMF does not complete an initial business combination, such Founder Shares will expire worthless. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The Founder Shares to be transferred to such investors is not included in the number of Holdco Ordinary Shares held by Public Shareholders presented in this table as the aggregate number of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination.
v.	Represents an aggregate of 9,539,333 Holdco Ordinary Shares comprised of (i) 8,433,333 LAMF Class A Ordinary Shares previously converted from an equal number of LAMF Class B Ordinary Shares and (ii) 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the private placement units issued to the Sponsor in connection with LAMF’s initial public offering. Does not take into account the transfer of any Founder Shares to the investors party to the Non-Redemption Agreements described in note (iv) above as the aggregate amount of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination or the 588,235 Holdco Ordinary Shares to be issued to the Sponsor Investors in connection with the Interim Financing Agreements, which shares are included in the figures for Nuvo Shareholders in this table. The Sponsor and the LAMF Insiders have agreed not to redeem any LAMF Class A Ordinary Shares in connection with the Business Combination, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

The foregoing table is provided for illustrative purposes only. If the actual facts are different than the assumptions set forth above, the ownership and voting power percentages set forth above will be different. For more information about the consideration to be received in the Business Combination, the two alternative redemption scenarios and the underlying assumptions, see “Presentation of Certain Assumptions Relating to the Business Combination,” “Unaudited Pro Forma Condensed Combined Financial Information” and “The Business Combination Agreement - Consideration to be Received in the Business Combination.” In addition, the above share numbers do not take into account additional sources of dilution, including any awards that are issued under the 2023 Plan following the consummation of the Business Combination.

Redemption Rights

If you are a Public Shareholder, you may redeem your LAMF Class A Ordinary Shares for cash equal to your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to LAMF to pay its taxes. Holders of the Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and the LAMF Insiders have agreed to waive their redemption rights with respect to any LAMF Class A Ordinary Shares they may have acquired during or after the IPO in connection with the completion of the Business Combination. The Sponsor and the LAMF Insiders did not receive any consideration in exchange for such waiver of redemption rights.

For illustrative purposes, based on the amount held in the Trust Account as of January 11, 2024 of $32.2 million, the estimated per share redemption price would have been approximately $10.84. Public Shareholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. The Existing Governing Documents provide that a Public Shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any LAMF Class A Ordinary Shares, will be restricted from exercising this Redemption Right in an amount of shares exceeding 15% of the Public Shares in the aggregate without our prior consent. There will be no Redemption Rights with respect to the warrants.

Each redemption of Public Shares by Public Shareholders will decrease the amount in the Trust Account, which held $32.2 million as of January 11, 2024. See the section below for the procedures to be followed if you wish to redeem your shares for cash.

LAMF will pay the redemption price to LAMF Shareholders who properly exercise their Redemption Rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the EGM and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with LAMF’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the Transfer Agent return the shares. You may make such request by contacting the Transfer Agent at the email or address listed above.

Description of Holdco Share Capital

Holdco is a company incorporated under the laws of the State of Israel. Its affairs are governed by the Amended Articles and the Companies Law.

Upon consummation of the Business Combination, the authorized share capital of Holdco will be [●], of which [●] shall be designated as Holdco Ordinary Shares and [●] shall be designated as Holdco Preferred Shares. As of the date of this proxy statement/prospectus, there were 1,000,000 Holdco Ordinary Shares issued and outstanding. See “Description of Holdco Securities.”

Holdco Management Following the Business Combination

The Business Combination Agreement provides that, immediately following the Closing, the Holdco Board will consist of six directors, initially composed of five directors nominated by Nuvo and one director designated by the Sponsor, at least four of which will be independent. As a result, the Holdco Board following the Closing is expected to be comprised of Laurence Klein, Oren Oz, Gerald Ostrov (Chairman), Robert Powell, Christina Spade and [●]. The Holdco Board will be divided into three classes, each serving staggered, three-year terms.

Holdco’s executive team following the Closing is expected to be comprised of Kelly Londy (Chief Executive Officer) and Amit Reches (Chief Technology Officer), each of whom serve at the discretion of the Holdco Board. See “Holdco Management Following the Business Combination.”

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, with LAMF being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization will be the equivalent of Nuvo issuing shares for the net assets of LAMF, accompanied by a recapitalization as Holdco. As a result of the Business Combination being an in-substance capital transaction, Holdco’s qualifying transaction costs will be treated as an equivalent to equity issuance costs, reflected as a reduction in additional paid-in capital, rather than as an expense, in unaudited pro forma condensed combined financial information. The net assets of both LAMF and Nuvo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Nuvo. See “Unaudited Pro Forma Condensed Combined Financial Information—Accounting for the Business Combination.”

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of LAMF Class A Ordinary Shares or the LAMF Warrants in connection with the ordinary resolution to approve the Business Combination. However, in respect to the special resolution to approve the SPAC Merger, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger.

The Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Companies Act. Pursuant to section 239(1) of the Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange, such as Nasdaq, for a specified period after the merger is authorized (such period being the period in which dissenter’s rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Companies Act may not be available.

Regardless of whether dissenters’ rights are or are not available, Public Shareholders can exercise the rights of redemption described herein. The LAMF Board has determined that the redemption proceeds payable to LAMF Shareholders who exercise such Redemption Rights represent the fair value of those shares.

Extracts of certain relevant sections of the Companies Act follow:

●	(1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

●	(1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except - (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Status as Emerging Growth Company

LAMF is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act.

Holdco will, immediately after the consummation of the Business Combination, be an “emerging growth company” as defined in the JOBS Act. Holdco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, (b) in which Holdco has total annual gross revenue of at least $1.235 billion or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of Holdco Shares held by non-affiliates exceeds $700 million as of the last business day of Holdco’s prior second fiscal quarter, and (ii) the date on which Holdco has issued more than $1.0 billion in non-convertible debt during the prior three-year period. Holdco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Holdco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting. If some investors find Holdco less attractive as a result, there may be a less active trading market for Holdco Securities and the prices of Holdco Securities may be more volatile.

Foreign Private Issuer

In addition to being an “emerging growth company” under the JOBS Act and immediately after the consummation of the Business Combination, Holdco will also be a “foreign private issuer” as defined in the Exchange Act. As a “foreign private issuer,” and for as long as it retains such status, Holdco will be subject to different U.S. securities law than domestic U.S. issuers. The rules governing the information that Holdco must disclose differ from those governing U.S. companies pursuant to the Exchange Act. Holdco will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a “foreign private issuer,” Holdco is permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption from compliance with the Nasdaq Rule 5600 Series. Holdco intends to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and may in the future elect to follow home country practices with regard to other matters.

In addition, as a “foreign private issuer,” Holdco’s officers and directors and holders of more than 10% of the issued and outstanding Holdco Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Interests of LAMF Insiders and the Sponsor in the Business Combination

When considering the LAMF Board’s recommendation that LAMF Shareholders vote in favor of the approval of the Business Combination, LAMF Shareholders should be aware that, aside from their interests as shareholders, the Sponsor and the LAMF Insiders have interests in the Business Combination that may conflict with the interests of other LAMF Shareholders generally. The LAMF Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to LAMF Shareholders that they approve the Business Combination. LAMF Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	the Sponsor and the LAMF Insiders will lose their entire investment in LAMF if LAMF does not complete a business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension);

●	the beneficial ownership of the Sponsor and the LAMF Insiders of an aggregate of 9,539,333 LAMF Class A Ordinary Shares, comprised of 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO.

●	the Sponsor paid an aggregate of approximately $25,000 for 7,666,667 Founder Shares, approximately $0.003 per share, some of which were subsequently transferred by the Sponsor to the LAMF Insiders. In connection with the extraordinary general meeting of shareholders held in connection with the Extension on May 11, 2023, LAMF and the Sponsor entered into Non-Redemption Agreements with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors have in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension, a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension, a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The market value of such shares as of the Record Date for the EGM of LAMF Shareholders was approximately $[●], and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If LAMF does not complete an initial business combination, such shares will expire worthless;

●	in connection with the Business Combination, the Sponsor and the LAMF Insiders entered into the Sponsor Support Agreement with LAMF, Holdco and Nuvo, pursuant to which they agreed to waive their Redemption Rights with respect to the LAMF Class A Ordinary Shares held by them in connection with the completion of the Business Combination. The Sponsor and the LAMF Insiders did not receive any consideration in exchange for such waiver of redemption rights. Due to such waiver, the value of the LAMF Insiders’ investments in LAMF is dependent on the consummation of an initial business combination. In the event that LAMF does not complete an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), the 9,539,333 LAMF Class A Ordinary Shares, for which the Sponsor and the LAMF Insiders have invested $11,085,000, and which have an approximate aggregate market value of $102,977,100 as of January 10, 2024, will expire worthless. As a result, the LAMF Insiders have an aggregate of up to $11,085,000 at risk that depends on the completion of an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension). In contrast, LAMF Shareholders would receive approximately $[●] per share if the Trust Account is liquidated, calculated as of [●], 2024, the Record Date;

●	the Sponsor or the LAMF Insiders may, but are not obligated to, make Working Capital Loans to LAMF, that may be repaid upon completion of the Business Combination, without interest, or at the lender’s discretion, converted upon completion of the Business Combination into up to 120,000 units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of January 11, 2024, the outstanding amount of advances from the Sponsor to LAMF is $738,196;

●	the Sponsor, the LAMF Insiders and the Sponsor Investors are expected to hold an aggregate of approximately 23.1% of the outstanding Holdco Ordinary Shares upon the consummation of the Business Combination, assuming no redemptions by LAMF Shareholders;

●	the Sponsor Investors have invested an aggregate of $2,000,000 in the Interim Financing;

●	although there are no such unreimbursed out-of-pocket expenses as of January 11, 2024, unless a business combination is consummated, members of the LAMF Board will not receive reimbursement for any out-of-pocket expenses incurred by them on LAMF’s behalf incident to identifying, investigating, negotiating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account;

●	the potential continuation of certain member(s) of the LAMF Board as directors of Holdco;

●	the continued indemnification of LAMF Insiders and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●	the Existing Governing Documents provide that LAMF renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of LAMF and such opportunity is one LAMF is legally and contractually permitted to undertake and would otherwise be reasonable for LAMF to pursue, and to the extent the director or officer is permitted to refer that opportunity to LAMF without violating another legal obligation. Notwithstanding such provision, LAMF believes that such provision did not impact LAMF’s search for a business combination target because the LAMF Insiders have confirmed to LAMF that there were no such corporate opportunities that were not presented to LAMF pursuant to such provision;

●	the Sponsor and the LAMF Insiders can earn a positive rate of return on their investment, even if other LAMF Shareholders experience a negative rate of return in Holdco; and

●	at the Closing, LAMF, Nuvo, Holdco, the Sponsor, the executive officers and directors of LAMF prior to the Closing, the members of the Sponsor, certain shareholders of Nuvo, and the executive officers and directors of Nuvo prior to the Closing will enter into the Registration Rights Agreement, under which Holdco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdco Ordinary Shares and other equity securities of Holdco that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

As a result of the foregoing interests, the Sponsor and the LAMF Insiders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to LAMF’s other securityholders.

The LAMF Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that the LAMF Shareholders vote in favor of the Business Combination Agreement and the Business Combination.

The LAMF Board’s Reasons for Approval of the Business Combination

As described above, the LAMF Board, in evaluating the Business Combination, consulted with LAMF’s management and advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the LAMF Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the LAMF Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The LAMF Board viewed its decision as being based on the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of LAMF’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read together with the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In connection with analyzing the Business Combination, LAMF’s management reviewed and compared, using publicly available information, certain current and historical financial information for Nuvo corresponding to current and historical financial information, ratios and public market multiples for certain companies believed by LAMF’s management and its advisors, based on their experience and judgment, to be comparable to Nuvo. None of such companies is identical to Nuvo.

Before reaching its decision, the LAMF Board reviewed the results of the due diligence conducted by its management, members of the Sponsor and LAMF’s advisors, which included:

●	meetings and calls with the management team, board members, shareholders and advisors of Nuvo regarding, among other things, Nuvo’s technology, commercialization plans and market opportunity;

●	review of Nuvo’s material contracts and other agreements;

●	financial, tax, legal, insurance, accounting, operational, business and other due diligence;

●	analysis of comparable companies;

●	consultation with LAMF legal counsel;

●	review of historical financial performance of Nuvo (including audited and unaudited financial statements);

●	review of Nuvo’s prospective financial information; and

●	confirmatory financial due diligence, including comparing financial performance metrics, prospective financial information and valuation metrics of Nuvo with other companies in the healthcare and technology sectors.

In approving the Business Combination, the LAMF Board determined not to obtain a fairness opinion. The officers and directors of LAMF have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of LAMF’s capital markets advisor, enabled them to make the necessary analyses and determinations regarding the Business Combination.

In the prospectus for its IPO, LAMF identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although LAMF indicated it will use these criteria and guidelines in assessing potential acquisition opportunities, but may decide to enter into an initial business combination with a target that does not meet these criteria and guidelines:

●	Valuation: Companies with a valuation of $750 million to $2 billion.

●	Strong management teams, operational track records and corporate governance. Companies with high-performance management teams which should have a track record of adapting to dynamic market conditions, exploring new avenues of growth and monetization and an acute awareness of technological advances within their ecosystem with an appetite and skill set to exploit such advances.

●	Supremely positioned to unlock long-term growth. Companies that are very well positioned to adopt new strategies, products and services which will unlock new avenues of growth, provide for first mover advantage and facilitate long-term investments.

●	Sustainable competitive advantages and formidable barriers to entry. Companies that have long-term competitive advantages with significant barriers to entry, including diversified consumer offerings, sizeable upfront investment costs, low risk of competitive disruption and unique brand equity / innovation or premium intellectual property.

●	Financial history of strong and steady free-cash-flow. Companies that have an enduring track record of growth, profitability and sound fundamentals. For companies that were heavily impacted by the Covid-19 pandemic, those with early signals of recovery and fundamental strengths in the business to drive strong financial performance over time.

●	Attractive value and valuation. Companies that are well-priced relative to their long-term value, which LAMF would seek to enhance, while offering an attractive risk-adjusted financial return for its shareholders.

●	Will benefit from being a publicly traded company. Companies that are ready to access the public markets and will use those markets to pursue growth opportunities, fortify the balance sheet as well as recruit and retain exceptional management and key personnel.

These illustrative criteria were not intended to be exhaustive. LAMF stated in its IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that LAMF decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, LAMF indicated that it would disclose that the target business does not meet the above criteria in LAMF’s shareholder communications related to its initial business combination.

In considering the Business Combination, the LAMF Board concluded that Nuvo met nearly all the above criteria with the exception of Nuvo having a valuation lower than the range stated above and Nuvo not having a strong and steady free-cash-flow given its status as a pre-revenue company. In particular, the LAMF Board considered the following positive factors, although not weighted or in any order of significance:

●	Competitive Strengths. The unique position of Nuvo’s INVU® solution in the maternal health space, supported by a partnership with Philips, a leading health technology company.

●	Attractive Valuation. The LAMF Board’s determination that based on Nuvo’s commercial potential, underpinned by its commercial partnerships and intellectual property, LAMF Shareholders have acquired their shares in Nuvo at an attractive valuation.

●	Due Diligence. The results of LAMF’s due diligence investigation of Nuvo conducted by LAMF’s management team, Sponsor group and its advisors.

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement are reasonable, do not include a cash closing condition, and are the product of arm’s-length negotiations between the parties thereto.

The LAMF Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Redemption Risk. The risk that a significant number of LAMF Shareholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Existing Governing Documents;

●	LAMF Shareholders Receiving a Minority Position. The fact that LAMF Shareholders will hold a minority position in Holdco;

●	Fees and Expenses. The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of LAMF’s management required to complete the Business Combination;

●	No Third-Party Fairness Opinion. The risk that LAMF did not obtain a fairness opinion in determining whether to proceed with the Business Combination;

●	Interests of the Sponsor and the LAMF Insiders. The interests of the Sponsor and the LAMF Insiders in the Business Combination (see “Business Combination Proposal – Interests of LAMF Insiders and the Sponsor in the Business Combination”);

●	Readiness to be a Public Company. As Nuvo has not previously been a public company and the majority of its executives and employees are located outside the United States, Nuvo may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Nuvo will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing; and

●	Other Risk Factors. Various other risk factors associated with Nuvo’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

Although Nuvo has a valuation below the $750 million to $2 billion range LAMF sought in a merger partner, the LAMF Board determined the negotiated valuation between the parties to be attractive in light of the factors described above and in light of the reduced size of the Trust Account resulting from redemptions relating to the Extension.

LAMF also sought a strong management team with operational track records and corporate governance. Nuvo’s management team has demonstrated its ability to transition a research and development focused organization to one that obtained FDA clearance and commercial launch of its product in the U.S. market and signed a commercial partnership with a leading healthcare technology company. Nuvo’s management furthermore had previously prepared for a public listing via initial public offering and built supporting organizational infrastructure.

Nuvo also was deemed to meet LAMF’s criteria for a company positioned to unlock long-term growth, given the global market opportunity in the broader maternity care space and the core feature of its product which collects data that could lead to further product development and value creation over time.

LAMF also identified sources of competitive advantage and barriers to entry with Nuvo. As Nuvo obtained FDA clearance for its product and entered a strategic partnership with Philips, LAMF’s management believes Nuvo is competitively differentiated in its market.

While Nuvo does not have a history of strong and steady free-cash-flow as LAMF had originally intended to find in a merger partner, Nuvo has cleared key milestones on the product development side with FDA clearance, commercial launch and reimbursability by private and public plans, which could lead to strong financial performance over time.

As described above, the LAMF Board reached the determination that the negotiated valuation is attractive in light of the progress Nuvo has been able to achieve and its commercialization trajectory.

The LAMF Board also determined that Nuvo would benefit from being a publicly traded company. Access to the public markets could allow Nuvo to capitalize on its commercial opportunity.

After considering the foregoing, the LAMF Board concluded, in its business judgment, that the potential benefits to LAMF and the LAMF Shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Date, Time and Place of the Extraordinary General Meeting

The EGM will be held at [●] a.m., Eastern time, on [●], 2024, for the purpose of considering and voting upon the proposals described herein. While as a matter of Cayman Islands law LAMF is required to have a physical location for the meeting, LAMF is pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for LAMF and LAMF Shareholders. For the purposes of the Existing Governing Documents, the physical place of the meeting will be 1221 Avenue of the Americas, New York, NY 10020. LAMF Shareholders will be able to attend, vote their shares, and submit questions during the EGM either in person or virtually via a live audio webcast. In order to attend the meeting virtually, you must pre-register at the following website: https://www.cstproxy.com/[●]. In order to pre-register, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the EGM if you owned LAMF Class A Ordinary Shares at the close of business on [●], 2024, which is the Record Date for the EGM. You are entitled to one vote for each LAMF Class A Ordinary Share that you owned as of the close of business on the Record Date. If a LAMF Shareholder’s LAMF Class A Ordinary Shares are held in “street name” or are in a margin or similar account, the LAMF Shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares it beneficially owns are properly counted. At the close of business on the Record Date, there were 12,491,949 LAMF Class A Ordinary Shares outstanding, of which 9,539,333 LAMF Class A Ordinary Shares are held by the Sponsor and the LAMF Insiders, comprised of 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO.

The Sponsor and the LAMF Insiders have agreed to vote all of the LAMF Class A Ordinary Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. The LAMF Warrants do not have voting rights at the EGM.

Proxy Solicitation

Proxies may be solicited by mail. LAMF has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a LAMF Shareholder grants a proxy, it may still vote its shares in person or virtually if it revokes its proxy before the EGM. A LAMF Shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting of LAMF Shareholders — Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of LAMF Shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if a majority of the issued and outstanding LAMF Class A Ordinary Shares entitled to vote are represented in person, virtually or by proxy (or if held by a corporation or other non-natural person, by its duly authorized representative or proxy). As of the Record Date for the EGM, 6,245,975 LAMF Class A Ordinary Shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the LAMF Shareholders who attend and vote at the EGM. Approval of the Merger Proposal requires affirmative vote of two-thirds of the LAMF Shareholders who attend and vote at the EGM.

The Closing of the Business Combination is conditioned on the approval of the Business Combination and the Merger Proposal at the EGM. The Adjournment Proposal is not conditioned on the approval of any other proposal at the EGM.

As of the Record Date, the Sponsor and the LAMF Insiders owned an aggregate of approximately 76.4% of the outstanding LAMF Class A Ordinary Shares. The Sponsor and the LAMF Insiders have agreed to vote the LAMF Class A Ordinary Shares acquired by them in favor of the Business Combination Proposal. As a result, we would not need any additional LAMF Class A Ordinary Shares to be voted in favor of the Transaction Proposals to have the Transaction Proposals, including the Business Combination Proposal, approved.

Recommendation of the LAMF Board

The LAMF Board believes that each of the Transaction Proposals to be presented at the EGM is in the best interests of LAMF and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the Transaction Proposals.

When you consider the recommendation of the LAMF Board in favor of approval of each of the proposals to be presented at the EGM, you should keep in mind that certain of LAMF’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a LAMF Shareholder. See the section entitled “The Business Combination — Interests of LAMF Insiders and the Sponsor in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent LAMF’s good faith estimate of such amounts.

(In millions)	Assuming no redemptions		Assuming maximum redemptions
Sources
Cash from Trust Account after extension amendment		$31,232	$31,232
Crossover Preferred		$13,000	$13,000
Total Sources		$44,232	$44,232
Uses
Cash to balance sheet		$33,660	$2,527
Transaction fees and expenses		$10,572	$10,572
LAMF Shareholder Redemptions	$		$31,132
Total Uses		$44,232	$44,232

Summary Risk Factors

Nuvo’s business and an investment in Holdco Ordinary Shares are subject to numerous risks and uncertainties. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and Annexes attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include, but are not limited to:

Risks Related to Nuvo

●	Nuvo is a development-stage company with a limited operating history, and may never be able to effectuate its business plan, achieve meaningful revenue or attain profitability.

●	Nuvo is highly dependent on the successful development, marketing and sale of the INVU platform and the related products and services.

●	Nuvo will need to obtain additional financing to fund its future operations and continue as a going concern.

●	The manufacturing and supply of the INVU platform is subject to various factors outside Nuvo’s direct control, including those related to Nuvo’s dependence on third-party manufacturers and suppliers.

●	Nuvo’s medical device operations are subject to pervasive and continuing FDA regulatory requirements, and failure to comply with these requirements could harm its business, financial condition and results of operations.

●	Healthcare reform initiatives and other administrative and legislative proposals may harm Nuvo’s business.

●	The results of Nuvo’s clinical trials may not support the INVU platform claims or may result in the discovery of adverse side effects.

●	Conditions in Israel could materially and adversely affect Nuvo’s business.

●	Nuvo may be unable to obtain and maintain patent or other intellectual property protection for any product it develops or for its technology.

Risks Related to Holdco

●	Holdco will incur increased costs as a result of operating as a public company.

●	A market for Holdco Ordinary Shares may not develop, which would adversely affect the liquidity and price of Holdco Ordinary Shares.

●	The price of Holdco Ordinary Shares may be volatile.

●	It is not expected that Holdco will pay dividends in the foreseeable future after the Business Combination.

●	Holdco may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.

●	As a foreign private issuer and a company treated as an emerging growth company for certain purposes, Holdco will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.

●	Holdco may lose its foreign private issuer status, which would then require Holdco to comply with the Exchange Act’s domestic reporting regime and cause Holdco to incur significant legal, accounting and other expenses.

●	If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about Holdco’s business, the price of Holdco Ordinary Shares and Holdco trading volume could decline.

Risks Related to LAMF and the Business Combination

●	The Sponsor and the LAMF Insiders have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

●	If the conditions to the Business Combination Agreement are not met, the Business Combination may not be completed.

●	The requirement that LAMF completes its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), may give Nuvo leverage over LAMF.

●	LAMF Shareholders may be held liable for claims by third parties against LAMF to the extent of distributions received by them upon redemption of their shares.

●	LAMF did not obtain a fairness opinion in connection with the Business Combination, and consequently, you do not have assurance from an independent source that the Nuvo shares being received by LAMF Shareholders in the Business Combination is fair to LAMF Shareholders from a financial point of view

●	The Sponsor and the LAMF Insiders control a substantial interest in LAMF and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

●	The LAMF Insiders and their affiliates may have competitive pecuniary interests that conflict with LAMF’s interests.

●	LAMF is a blank check company with no operating history and no revenues, and you have no basis on which to evaluate its ability to achieve its business objective.

●

The Sponsor and the LAMF Insiders have invested $25,000 for the Founder Shares and $11,060,000 for the Private Placement Units, which means that the Sponsor and the LAMF Insiders, following the Business Combination, may experience a positive rate of return on their investment, even if other LAMF Shareholders experience a negative rate of return in Holdco.

●	Wells Fargo Securities, LLC (“Wells Fargo”), the lead underwriter in the IPO, was previously compensated for underwriting services in connection with the IPO and was to be compensated further, on a deferred basis, for already-rendered underwriting services in connection with the IPO, yet Wells Fargo, without any consideration from LAMF or Nuvo, waived its entitlement to such compensation solely with respect to the Business Combination with Nuvo and disclaimed any responsibility for this proxy statement/prospectus, but Wells Fargo remains entitled to customary indemnification and contribution obligations of LAMF in connection with the IPO.

●	LAMF believes that it was a PFIC for its taxable year ending December 31, 2021 (its first taxable year) and for its taxable year ending December 31, 2022 and expects to be a PFIC for its taxable year ending December 31, 2023. Moreover, there is a significant risk that Holdco will be a PFIC for its taxable year that includes the date of the Business Combination and in the foreseeable future. Such PFIC status could result in adverse U.S. federal income tax consequences to U.S. Holders (including in connection with the exercise of Redemption Rights in connection with the Business Combination, the SPAC Merger, and the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants after the Business Combination) and U.S. Holders may be subject to additional reporting requirements. In particular, such adverse U.S. federal income tax consequences may include any taxable gain or income recognized by the U.S. Holder with respect to the exercise of Redemption Rights or otherwise with respect to the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants after the Business Combination being subject to higher effective tax rates.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods.

Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Nuvo prior to the consummation of the Business Combination, which will be the business of Holdco following the consummation of the Business Combination and, therefore, such references to “we,” “us” or “our” refer to the business of Holdco and its subsidiaries when describing events or circumstances that will or could occur following the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Holdco, in which event the market price of Holdco Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Our INVU Platform

We are a development-stage company with a limited operating history. We may never be able to effectuate our business plan, achieve meaningful revenue or attain profitability.

We are a development-stage company and are subject to all of the risks inherent in the establishment of a new business enterprise. We have a limited operating history and only a preliminary and unproven business plan upon which investors may evaluate our prospects. We have not yet scaled commercial adoption of our INVU platform. Additionally, our INVU platform is currently cleared by the FDA for only limited monitoring capabilities, and the future commercial interest in our INVU platform, if any, will require FDA and other regulatory clearances or approvals for additional capabilities, and we may never obtain such clearances or approvals. Our ability to generate revenue from our operations and, ultimately, achieve profitability will depend on, among others things, whether we can commercialize our INVU platform as currently planned, whether we can complete the development of other features of our INVU platform, whether we can utilize the data we capture to make predictive recommendations and monetize these capabilities, our obtaining additional regulatory clearances, commercial adoption of our INVU platform, whether we can manufacture INVU on a commercial scale in such amounts and at such costs as we anticipate would be required to begin to achieve commercial success, and whether we can achieve market acceptance of our INVU platform and business model. We may never generate meaningful revenue or operate on a profitable basis. Even if we achieve profitability, we may not be able to sustain it.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

We have a history of net losses, and we expect to continue to incur losses for the foreseeable future. If we ever achieve profitability, we may not be able to sustain it.

We have incurred losses since our inception, and we expect to continue to incur losses for the foreseeable future. For the years ended December 31, 2022 and 2021, we reported net losses of $19.912 million and $34.098 million, respectively. As a result of these losses, as of December 31, 2022 and 2021, we had an accumulated deficit of $108.938 million and $89.026 million, respectively. We expect to continue to incur significant sales and marketing expenses as we expand our sales and marketing efforts to increase adoption of our INVU platform, including through scaling our business in the United States and globally, expanding relationships with care providers, payer networks and strategic partners, and increasing awareness of our solutions among expectant mothers and their clinicians. In addition, we expect to continue to incur significant research and development and other expenses as we develop and utilize the measurements within our capabilities, expand our offerings by seeking clearance to provide some of these measurements to expectant mothers and clinicians, conduct additional clinical trials and studies on our INVU platform, and maintain and grow our intellectual property portfolio. In addition, we expect our general and administrative expenses to increase following the Business Combination due to the additional costs associated with being a public company. The net losses that we incur may fluctuate significantly from period to period. We will need to generate significant revenue and maintain or improve our gross margins to achieve and sustain profitability. Even if we achieve profitability, we may not remain profitable for any substantial period of time.

Our business model contemplates, among other things, an expansion of the approved uses for our INVU platform, proof to payers of reduced cost of delivering quality healthcare to expectant mothers, and additional collaborations with partners willing to recommend and prescribe the use of our INVU platform, all of which are subject to numerous risks and uncertainties and could result in the failure of our business model.

We have not yet demonstrated the feasibility of our INVU platform for commercial applications, including its ability to provide clinical-quality remote pregnancy care on a commercial scale. Currently, our INVU platform is cleared by the FDA to measure FHR, MHR and MUA during the antepartum period and the provision of remote NSTs. In addition, the ability to deliver MHR and FHR data is not necessarily novel and therefore may not enable us to gain or sustain a competitive advantage. Our business plan contemplates that our INVU platform ultimately provides monitoring for additional data and metrics. We may not be able to develop and utilize such additional measurements and include such measurements in our offerings, and even if we are able to do so, such data may not be of medical quality or equivalent to the data obtained from current standard of care. The expansion of our INVU platform’s usable capabilities, or the modification of our existing FDA cleared platform in response to feedback from third parties, such as medical professionals, also requires additional FDA clearance, which we may never receive, and any delay in receiving such clearance could also have a material adverse effect on our business. Additionally, we intend to expand globally and our INVU platform may be subject to the regulatory regimes of other non-U.S. jurisdictions, such as in Europe where we filed for a CE mark in March 2023 to offer NSTs using our FHR, MHR and MUA capabilities. Approval or clearance from the FDA, or comparable regulatory agency in other jurisdictions, to capture certain measurements and perform certain tests using our INVU platform, is not guaranteed and may take longer than planned. Also, regulatory approval in one jurisdiction does not mean that we will succeed in obtaining regulatory approval in other jurisdictions.

The software component of our INVU platform uses a cloud computing environment that processes and analyzes data and, ultimately, transmits personalized reports on maternal and fetal health metrics to the expectant mother and her clinician through digital visualization tools. The development of this cloud computing environment requires a considerable investment of technical, financial, and legal resources, which may not be available to us. It may also require separate regulatory clearances or approvals. Furthermore, it may not be technically viable for care providers and our partners to integrate the cloud with their businesses or platforms. There may also be public concerns regarding privacy and compliance with restrictive laws or regulations, including those with respect to management of health data, as well as concerns regarding hardware and software security and reliability issues associated with third-party mobile devices such as smartphones that would be used to access our cloud services.

Further, our business model contemplates the collection of a significant amount of personalized health data to develop a database sufficient for us to develop algorithms that may allow for effective and accurate predictive tools. We have yet to develop such a database, and we are not yet cleared to provide any such analytics, nor have we yet applied for or sought such clearances. Furthermore, even if we are able to develop such a database, we may not successfully develop effectively predictive algorithms. As a result, we may never ultimately develop our planned capabilities, or, if we do, care providers, expectant mothers or payers may not find such capabilities useful or cost effective.

The success of our business model also depends on our ability to:

●	generate widespread awareness, acceptance and adoption of our INVU platform and future products or services;

●	prove out cost savings such that providers and payers clearly see value in the prescribing and use of our INVU platform;

●	develop enhanced or new technologies or features that improve the convenience, efficiency, safety or perceived safety, and productivity of our INVU platform and future products or services, including the receipt of all regulatory clearances and approvals necessary for such enhanced or new technologies and features;

●	significantly expand our commercial and strategic partnerships with enterprise-level entities in order to develop necessary product awareness and scale;

●	properly identify customer needs and deliver new products or services or product enhancements to address those needs;

●	obtain the regulatory approvals in a timely and cost-effective manner; attract and retain qualified personnel and collaborators;

●	maintain quality control as we continue to commercialize our INVU platform;

●	protect our inventions with patents or otherwise develop proprietary products and processes; and

●	secure sufficient capital resources to expand both our continued research and development, and sales and marketing efforts.

Given the foregoing, our success depends significantly upon, among other things, our ability to obtain additional regulatory approvals for our INVU platform’s more advanced capabilities and further expand such capabilities, materially expand our strategic partnerships to drive brand awareness and product usage, and prove that INVU reduces the cost of delivering quality healthcare for expectant mothers in order to help convince payers that INVU should be regularly prescribed and used. Our failure to successfully accomplish the foregoing could have a material adverse effect on our business, prospects, results of operation and financial position.

Our operating results may fluctuate from quarter to quarter, which makes our future results difficult to predict.

Our operating results and financial condition may fluctuate from quarter-to-quarter and year-to-year and are likely to vary due to a number of factors, many of which will not be within our control. Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or outside of our control, including:

●	the degree of market acceptance of our INVU platform and future products;

●	our ability to compete with competitors and new entrants into our markets;

●	the timing of our sales and deliveries of our INVU platform and future products to customers;

●	changes in our pricing policies or those of our competitors, including our response to price competition;

●	the effectiveness of our securing new orders and fulfilling existing orders;

●	changes in the amount that we spend to develop and manufacture new products or technologies;

●	changes in the amounts that we spend to promote our solutions;

●	our ability to introduce new features and services and enhance our existing platform and our ability to generate significant revenue from new features and services and personalization to the products;

●	our ability to respond to competitive developments, including pricing changes and the introduction of new products and services by our competitors;

●	changes in the cost of satisfying our warranty obligations and servicing our products;

●	litigation related expenses and/or liabilities;

●	developments or disputes concerning our intellectual property or proprietary rights or our solutions, or third-party intellectual property or proprietary rights;

●	fluctuations in currency exchange rates;

●	general economic and political conditions and government regulations in the countries where we currently have significant numbers of systems, or where we currently operate or may expand in the future; and

●	natural disasters, such as earthquakes, hurricanes, wildfires, and threats to public health, such as a resurgence of the COVID-19 pandemic.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, the trading price of the Holdco Ordinary Shares could fall substantially, and we could face costly lawsuits, including securities class action suits.

Our business model contemplates a revenue model that is yet to be proven viable and is subject to numerous risks and uncertainties.

Our ability to generate revenue will depend on securing commercial contracts on favorable economic terms. Currently, we have signed over a dozen commercial contracts with health systems, large private practice groups, and independent women’s health practices in the United States and Israel. We plan to focus on long-term enterprise level agreements with larger obstetrician-physician practice management groups and U.S. healthcare systems. We have entered into a strategic partnership with Philips primarily focused on providing a jointly integrated remote fetal monitoring solution targeted toward hospital networks in the U.S. However, we may not prove the benefits of our INVU platform, or such entities may not find our pricing to be attractive, either of which could cause our pricing model to fail. Ultimately, we aim to seek long-term contracts with payers, where we expect to receive revenue based, at least in part, on a percentage of cost-savings achieved by the applicable payers. We may not be able to develop a substantial body of data to prove to care providers and payers that the use of our INVU platform reduces medical care costs, and even if we are able to collect such data, we may not demonstrate cost savings, including as a result of the improvement of cost baseline in the long term, whether due to the success of our INVU platform or as other cost-effective offerings become available, or demonstrate improved quality of care and healthcare outcomes, in order to incentivize payers to encourage their obstetrician networks and expectant mothers to utilize our INVU platform. Our revenue model is also subject to many other factors, including the following:

●	payment models for remote healthcare solutions are still evolving, and the pricing arrangement we favor may not be accepted by care provider or payers;

●	we may not be able to find a sufficient number of implementers to stimulate market interest or reach the scale necessary to make our INVU platform a cost-effective solution, which is a key factor for acceptance by care providers and ultimately the payers;

●	even if we can demonstrate cost savings from use of our INVU platform, we may be unable to secure arrangements with payers that share any cost-saving with us, on favorable terms to us or at all;

●	we may not be able to secure meaningful up-front and ongoing payments;

●	contracted payment terms will likely vary among counterparties, making it difficult to predict revenues;

●	manufacturing or maintenance costs may be higher than expected and we may not be able to adjust our pricing model to accommodate for these increases, which will increase our operating expenses and reduce our margins; and

●	we may not be able to accumulate sufficient data of the type and quality we need to develop predictive tools, and even if we are able to do so, we may not be successful in generating revenue from these tools.

Manufacturers of medical devices have a history of price competition, and we may not be able to achieve or maintain satisfactory pricing for our INVU platform. If we are forced to lower the price we charge for our INVU platform, our gross margins will decrease, which will harm our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode. We may be subject to significant pricing pressure, which could harm our business and results of operations. Any of these risks and uncertainties could cause our revenue model to fail.

Our success depends in large part on our ability to develop, market and sell our INVU platform. If we are unable to successfully develop, market and sell this product, our business prospects will be significantly harmed and we may be unable to achieve revenue growth or profitability.

Our future financial success will depend substantially on our ability to further development, and effectively and profitably market and sell, our INVU platform. Our products may not gain market acceptance in the United States or internationally or otherwise attain and maintain any level of market share.

The commercial success of our INVU platform and any of our planned or future products will depend on a number of factors, including, but not limited to, the following:

●	the actual and perceived effectiveness, safety and reliability, and clinical benefit, of our INVU platform, especially relative to the current standard of care obtained within healthcare facilities;

●	the degree to which expectant mothers, care providers, such as large healthcare systems obstetrician- physician practice management groups, and payer networks adopt and continue to use and prescribe our INVU platform;

●	the degree to which expectant mothers use our INVU platform correctly and consider it a valuable tool during their pregnancies;

●	the availability, relative cost and perceived advantages and disadvantages of alternative technologies for pregnancy monitoring;

●	the results of additional clinical and other studies relating to the health, safety, economic or other benefits of our INVU platform;

●	whether key thought leaders in the medical community adopt our INVU platform over alternatives and products offered by our competitors, and the extent to which we are successful in educating physicians and healthcare providers about the benefits of our INVU platform;

●	the success of our strategic partnerships and our current and future strategic partners;

●	our ability to successfully market, sell and distribute our INVU platform and any related platform products, including, without limitation, any of our planned cloud-based solutions derived from the data we expect to collect from expectant mothers, including our plan to identify patterns and trends associated with certain risks and outcomes from which we may derive predictive recommendations that could be useful to individual expectant mothers;

●	our reputation among care providers, such as obstetrician-physician management groups;

●	our ability to obtain, maintain, protect and enforce our intellectual property rights in and to our INVU platform;

●	our ability to maintain compliance with all regulatory requirements applicable to our INVU platform; and

●	our ability to continue to maintain quality control and real-time data processing ability as we continue to commercialize our INVU platform.

If we fail to successfully market and sell our products cost-effectively and develop, maintain and expand our market share, we will not be able to achieve profitability, which will harm our business, financial condition and results of operations. Our ability to grow our revenue in future periods will depend on our ability to successfully penetrate our target markets and increase sales of our product, which will, in turn, depend in part on our success in driving adoption and increased use of our products as well as the prices we can charge.

We are highly dependent on the successful development, marketing and sale of our INVU platform and the related products and services.

Our INVU platform comprises the basis of our business. As a result, the success of our business plan is highly dependent on our ability to develop, manufacture and commercialize our INVU platform and related products and services, and our failure to do so could cause our business to fail. Successful commercialization of medical devices, such as our INVU platform, is a complex and uncertain process, dependent on the efforts of management, manufacturers, medical professionals, third-party payers, our strategic partners, as well as general economic conditions, among other factors. Any factor that adversely impacts the development and commercialization of our INVU platform will have a negative impact on our business, financial condition, results of operations and prospects. Some potential factors include:

●	our ability to significantly scale our pregnancy care population, together with the necessary increase in manufacturing capacity that would be required to produce the hardware components of our INVU platform to serve a much larger population of expectant mothers;

●	our ability to adapt our INVU platform to the extent necessary to work for a substantial majority of expectant mothers;

●	our ability to achieve sufficient market acceptance by expectant mothers, strategic partners, commercial customers, and other medical and clinical professionals, third-party payers and others in the medical community;

●	our ability to compete with existing pregnancy care solutions, such as currently standard in-person, non-remote, monitoring solutions and current or future competing remote solutions;

●	our ability to establish, maintain and expand our sales, marketing and distribution networks, such as the Philips distribution channel;

●	our ability to obtain or maintain necessary regulatory approvals, including with respect to any changes to our products based upon feedback from third parties such as medical professionals; and

●	our ability to effectively protect our intellectual property.

Our inability to successfully obtain clearance or approval for and subsequently commercialize our INVU platform or related products and services would have a material adverse effect on our business, financial condition, results of operations and prospects.

Our commercial success will depend upon attaining significant market acceptance of our INVU platform among expectant mothers, care providers, payers and others in the medical community. If we are unable to successfully achieve substantial market acceptance and adoption of our INVU platform, our business, financial condition and results of operations would be harmed.

Our commercial success will depend in large part on the acceptance of our INVU platform by expectant mothers, care providers, payers and others in the medical community as safe for both an expectant mother and her unborn baby, useful and cost-effective. We cannot predict how quickly, if at all, care providers, such as obstetrician-physician practice management groups, hospitals and healthcare systems, and payers will accept our INVU platform. These participants may not readily accept our INVU platform over current standard of care obtained within healthcare facilities or competing products or alternatives in the near term or at all. Additionally, expectant mothers may prefer the current standard of care, including in-office visits during which they have the in-person attention of a medical professional. Further, some expectant mothers may be unwilling to use our INVU platform given that it represents new technology without a significant history of use and results. Care providers, or value analysis committees at their hospitals, as well as third-party payers, may also perceive our products to be too costly, or may believe that the benefits of our INVU platform and results from clinical trials, such as relative ease of use, are not sufficiently greater than other alternatives to justify our INVU platform’s pricing. This perception may continue to be heightened due to any budgetary and financial constraints faced by care providers, including hospitals and other facilities. Moreover, the medical community may be unwilling to depart from the current standard of care for pregnancy monitoring and pregnancy care management. Medical professionals tend to be slow to change their medical diagnostic practices because of perceived liability risks arising from the use of new technology or products, and they may not recommend our INVU platform or other products integrated with our technology until there is long-term clinical evidence to convince them to alter or modify their existing pregnancy monitoring methods. The use of wearable technology, artificial intelligence, machine learning and other technology-based platforms to provide pregnancy monitoring and care management is a recent phenomenon, and therefore, our INVU platform may not become broadly accepted by physicians, patients, hospitals and others in the medical community, even if it is approved by the appropriate regulatory authorities for marketing and sale. Our efforts to educate expectant mothers, care providers, payers and others in the medical community on the benefits of our INVU platform require significant resources and may not be successful. Our efforts to educate the marketplace may require more resources than are required by conventional technologies marketed by our competitors. Moreover, in the event that our INVU platform or other products integrated with our technology are the subject of guidelines, clinical studies or scientific publications that are unfavorable or damaging, or otherwise call into question its benefits. Our ability to grow sales of our INVU platform and drive market acceptance will depend on successfully educating expectant mothers, care providers, such as obstetrician-physician practice management groups, payers and others in the medical community of the relative benefits of our INVU platform and its cost-effectiveness.

The degree of market acceptance by both care providers and expectant mothers of our INVU platform will depend on a number of additional factors, including:

●	regulatory requirements regarding product labeling or product inserts;

●	limitations or warnings contained in the labeling cleared or approved by the FDA or other regulatory authorities;

●	the existence of current in-person monitoring for expectant mothers, including that certain expectant mothers may prefer in-person care by a medical professional;

●	coverage determinations and reimbursement levels of third party payers;

●	pricing and cost of our INVU platform in relation to alternative products and methods;

●	timing of market introduction of competing products and the sales and marketing initiatives of such products;

●	the access to, ease of use, stability of device performance and error rate of our INVU platform by both care providers and expectant mothers relative to alternative products and methods;

●	the willingness and ability of expectant mothers to adopt new technology, including its perceived safety and ease of use;

●	our ability to provide incremental clinical and economic data that show the safety, clinical efficacy and cost-effectiveness of, and benefits from, our INVU platform; and

●	the effectiveness of our sales and marketing efforts for our INVU platform.

If we are unable to successfully achieve substantial market acceptance and adoption of our INVU platform, our business, financial condition and results of operations would be harmed. Even if our INVU platform achieves market acceptance, it may not maintain that market acceptance over time if competing products or technologies, which are more cost effective or received more favorably, are introduced. Failure to achieve or maintain market acceptance or market share would limit our ability to generate revenue and would significantly harm our business, financial condition and results of operations.

We currently have a limited sales and marketing organization. If we are unable to develop our sales and marketing capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our INVU platform.

Currently, our sales and marketing team consists of our VP Marketing, Product Specialist and our business development team in Israel and, as a result, we have no meaningful marketing and sales capabilities. We intend to sell our INVU platform primarily to and through our implementers in the near term, and ultimately through third-party payers. We also intend to utilize the data we capture to make predictive recommendations and monetize these capabilities. However, we may not be successful in doing so. To the extent that we enter into co-promotion or other licensing arrangements, our INVU platform revenue is likely to be lower than if we directly marketed or sold our INVU platform. In addition, any revenue we receive will depend in whole or in part upon the efforts of such third parties, which may not be successful and are generally not within our control. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our INVU platform. If we are not successful in commercializing our INVU platform, either on our own or through collaborations with one or more third parties, our future revenue will suffer and we may incur significant additional losses.

The success of our business may be dependent on our strategic partnerships and collaborations.

Strategic relationships with our implementers and validators are and will be important to the success of our business. See “Business of Nuvo—Sales and Marketing.” We anticipate deriving a significant portion of revenues in the near term from our implementers, which are provider partners with an installed base of clinicians that understand how to prescribe and use our INVU platform for the expectant mothers they care for. We currently have over a dozen enterprise-level agreements, and our future success depends on our ability to enter into such agreements with additional implementers. Our prospects also depend on our validators to build robust clinical evidence based on our already developed INVU platform, as well as research experts, mainly academic centers, to analyze our data signals and help determine predictive markers through such data. Our strategic partners may have the right to abandon the use of our INVU platform and terminate applicable agreements, including payment obligations, prior to or upon the expiration of the agreed-upon agreement terms. We may not be successful in establishing strategic partnerships or collaborative arrangements on acceptable terms or at all, our collaborative partners may terminate any such agreements prior to their stated terms, our collaborative arrangements may not result in successful product development, validation or commercialization and we may not derive any revenues from such arrangements. If we do not successfully develop and maintain strategic partnerships or collaborative arrangements, our business, financial condition and results of operations would be materially and adversely affected.

Any strategic partnerships or collaborative arrangements that we have established or may establish in the future may not be successful or we may otherwise not realize the anticipated benefits from these strategic partnerships or collaborations. We do not control third parties with whom we have or may have strategic partnerships or collaborative arrangements, and we will rely on them to achieve results which may be significant to us. In addition, any current or future strategic partnerships or collaborative arrangements may place the development and commercialization of our technology outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We have entered into certain, and expect to enter into additional, strategic partnerships or collaborative arrangements with respect to the development, validation and commercialization of our INVU platform with different relevant industry participants, including our implementers and validators. Any future potential strategic partnerships or collaborative arrangements may require us to rely on external consultants, advisors and experts for assistance in several key functions, including research and development, manufacturing, regulatory, intellectual property, commercialization and distribution. We cannot and will not control these third parties, but we may rely on them to achieve results, which may be significant to us. Relying upon these strategic partnerships or collaborative arrangements subjects us to a number of risks, including:

●	we may not be able to control the amount and timing of resources that our partners or collaborators may devote to our technology;

●	should a partner or collaborator fail to comply with applicable laws, rules or regulations when performing services for us, we could be held liable for such violations;

●	we may be required to relinquish important rights, such as marketing and distribution rights, including the ability to distribute to hospital networks without Philips in accordance with the exclusivity terms set by the Philips MPA, pursuant to meeting certain sales targets;

●	business combinations or significant changes in a partner or collaborator’s business strategy may adversely affect such person’s willingness or ability to complete its obligations under any arrangement;

●	our partners or collaborators may default on their payments to us or fail to deliver standby letters of credit or financial guarantees, and it may be time consuming and difficult to enforce such payment obligations and obligations to provide standby letters of credit and financial guarantees in various jurisdictions, and we may be unsuccessful in enforcing such obligations;

●	our current or future partners or collaborators may utilize our proprietary information in a way that could expose us to competitive harm;

●	our partners or collaborators could obtain ownership or other control over intellectual property that is material to our business, or we may be required to jointly own certain of our intellectual property with such third parties; and

●	strategic partnerships or collaborative arrangements are often terminated or allowed to expire or remain unformalized by a written agreement, which could delay the ability to commercialize our technology.

In addition, if disputes arise between us and any of our partners or collaborators, it could result in the delay or termination of the development, validation or commercialization of products containing our technology, lead to protracted and costly legal proceedings, or cause partners or collaborators to act in their own interest, which may not be in our interest. As a result, the strategic partnerships or collaborative arrangements that we have entered into or may enter into may not achieve their intended goals.

If any of these scenarios materialize, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

The audited consolidated financial statements for the year ended December 31, 2022, include an explanatory paragraph in our independent registered public accounting firm’s audit report stating that there are conditions that raise substantial doubt about our ability to continue as a going concern, and we will need to obtain additional financing to fund our future operations and continue as a going concern. If we are unable to obtain such financing, we may be unable to complete the development and commercialization of our INVU platform.

Our operations have consumed substantial amounts of cash since inception. Our net losses were $20.679 and $34.512 million for the years ended December 31, 2022 and 2021, respectively. We anticipate that our future cash requirements will continue to be significant. As a result of the above, in connection with our assessment of going concern considerations performed in connection with the audit for the year ended December 31, 2022, management has determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date those audited consolidated financial statements are available to be issued. Additionally, the opinion of our independent registered accountants on our audited financial statements included in this proxy statement/prospectus contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue operations as a going concern will depend on, among other things, our ability to obtain funding through equity and/or debt financing, potential partnership arrangements, sale of products, as well as our ability to manage our expenses. While we believe our strategies will generate funding that will be sufficient to continue as a going concern, if these strategies are unsuccessful, then we may need to realize assets and extinguish liabilities other than in the ordinary course of business and at amounts different to those disclosed in our financial statements. Our financial statements do not contain any adjustments to the amounts or classifications of recorded assets or liabilities that might be necessary if we do not continue as a going concern. The financial statements take no account of the consequences, if any, of the effects of unsuccessful product development or commercialization, nor of any inability of our company to obtain adequate funding in the future. We expect that we will need to obtain additional financing to implement our business plan as described in this proxy statement/prospectus. Such financing could include equity financing, which may be dilutive to shareholders, or debt financing, which would likely restrict our ability to borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current shareholders. Additional funds may not be available when we need them, on terms attractive to us, or at all. If adequate funds are not available on a timely basis, we may be required to curtail the development of our INVU platform and related products or services, or materially delay, curtail, reduce or terminate our research and development and commercialization activities. We could be forced to sell or dispose of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, financial condition, results of operation and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

The manufacturing and supply of our INVU platform is subject to various factors outside our direct control, including those related to our dependence on third-party manufacturers and suppliers, which could harm our business, financial condition and results of operations.

In 2019, we began a hybrid production process, involving both in-house assembly of our wearable wireless sensor band and the use of sub-contractors for the supply and production of the component elements. In 2021, we started to fully outsource our manufacturing operation for our first production batch to Flextronics Medical Sales and Marketing, Ltd., a company located in Israel, and we currently anticipate continuing to do so for all future production batches. Pursuant to our manufacturing plan, our printed circuit boards, or PCBs, are manufactured in China and Israel and fabricated in China, acoustic sensors are sourced from Japan, reusable ECG sensors are sourced from China and accessories are sourced from Israel and the United States. The products are then shipped to Israel where they are assembled into a complete sensor band. Accessories are added in the United States and the product is packaged and ready for delivery to the expectant mother. While the foregoing manufacturing and supplier relationships are adequate for our current operations, our successful growth will require that we either expand our existing manufacturing and supplier relationships or enter into new relationships, which we may not be able to do on a commercially reasonable basis or at all. We do not have significant experience with scalable manufacturing, and we expect to remain dependent for the foreseeable future on third parties. Given our dependence on third-party manufacturers and suppliers, we are subject to additional risks relating to these third parties, including: insufficient capacity or delays in meeting our demand (including due to any problems with our third-party manufacturers’ and suppliers’ respective supply chains); inadequate manufacturing yields, inferior quality and excessive costs; inability to manufacture products that meet the agreed upon specifications; inability to obtain an adequate supply of materials; inability to comply with the relevant regulatory requirements for the manufacturing process; limited warranties on products supplied to us; inability or failure to comply with our contractual obligations; potential increases in prices; and increased exposure to potential misappropriation of our intellectual property. Additionally, we currently do not have immediate contingency arrangements if one of our primary suppliers or manufacturers became unable to meet our product demand, including, without limitation, due to international shipping delays, whether due to trade embargo issues, weather-related delays or otherwise.

The manufacture and supply of our INVU platform, both in-house and by our third-party manufacturing and supply partners, in compliance with ISO standards and the FDA’s regulations requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. We and our third-party manufacturers and suppliers may encounter difficulties in production, including difficulties with production costs and yields, quality control, quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced FDA requirements, other federal and state regulatory requirements, as well as foreign regulations. If we fail to manufacture our INVU platform in compliance with ISO standards and the FDA’s regulations, or if the manufacturing facilities suffer disruptions, machine failures, slowdowns or disrepair, we may not be able to fulfill customer demand and our business would be harmed. Further, we do not expect to maintain excess product inventory on hand and intend to manufacture our INVU platform using near term demand forecasts and customer orders. As a result, deviations from our forecasts or large unexpected customer orders may result in delays in fulfilling customer orders, which would cause customer dissatisfaction and may harm our reputation. Finally, failure to comply with local laws, regulations and standards, in the countries in which our manufacturing facilities are located, which may be outside of our control, may subject us to legal and regulatory scrutiny, proceedings and penalties from such outside authorities.

Our business is subject to the risks associated with doing business in China.

As a result of our reliance on third-party suppliers located in China, our results of operations, financial condition, and prospects are subject to a certain degree to economic, political and legal developments in China, including government control over capital investments or changes in tax regulations that are applicable to us. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate and control of foreign exchange, and allocation of resources. Since we rely on certain suppliers located in China for certain parts, our business is subject to the risks associated with doing business in China, including:

●	trade protections measures, such as tariff increases, and import and export licensing and control requirements;

●	potentially negative consequences from changes in tax laws;

●	difficulties associated with the Chinese legal system, including increased costs and uncertainties associated with enforcing contractual obligations in China;

●	historically lower protection of intellectual property rights;

●	changes and volatility in currency exchange rates; and

●	unexpected or unfavorable changes in regulatory requirements.

The United States and China historically had a complex relationship that has included actions that have impacted trade between the two countries and globally. If trade relations with the United States were to result in trade restrictions, if social or political unrest were to disrupt business in China, or if other events in China significantly reduced or disrupted business activities in China, that may materially and adversely harm our business.

If we fail to grow or optimize our sales and marketing capabilities and develop widespread brand awareness cost-effectively, our growth will be impeded and our business may suffer.

We intend to commercialize our INVU platform and grow brand awareness, commencing in the United States, by establishing a network of implementers and validators, and strategically working with distribution partners such as Philips. We may also expand our presence in international territories in the future, with the goal of becoming a global leader in pregnancy solutions from the first days of pregnancy onward. We plan to take a measured approach to expand and optimize our sales infrastructure to grow our customer base and our business. In developing a U.S. team, identifying and recruiting qualified personnel and training them on the use of our INVU platform, on applicable federal and state laws and regulations and on our internal policies and procedures, will require significant time, expense and attention. It may take significant time before our sales representatives are fully trained and productive. In particular, if we are unable to hire, develop and retain talented sales personnel or if new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the expected benefits of this investment or increase our revenue. Our business may be harmed if our efforts to expand either fail to generate a corresponding increase in revenue or otherwise result in a decrease in our operating margin.

We plan to dedicate significant financial and other resources to our marketing programs, particularly as we grow our sales territories, which may require us to incur significant upfront costs, such as in connection with care provider training seminars and sessions and relevant content generation and promotion.

In addition, we believe that developing and maintaining awareness of our INVU platform and the impact it has on providers, patients, and payers in a cost-effective manner is critical to achieving broad acceptance of our INVU platform and attracting new provider groups and expectant mothers. Brand promotion activities, such as advertising, social media and other communication channels, may not generate awareness or increase revenue and, even if they do, any increase in revenue may not offset the costs and expenses we incur in building our brand. If we fail to successfully promote, maintain and protect our brand, we may fail to attract or retain the care providers and expectant mothers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of our INVU platform.

We plan to do business globally, including in certain countries in which we may have limited resources and would be subject to additional regulatory burdens and other risks and uncertainties.

We expect to do business globally, currently including North America and certain countries in Europe. Commercialization of our INVU platform in foreign markets, either directly or through third parties, is subject to additional risks and uncertainties, including:

●	reimbursement and insurance coverage;

●	our inability to find strategic partners, dealers or distributors in specific countries or regions;

●	our inability to directly control commercial activities of third parties;

●	our limited resources to be deployed to a specific jurisdiction;

●	the burden of complying with complex and changing regulatory, tax, accounting and legal requirements;

●	different clinical practice and customs in foreign countries affecting acceptance of our INVU platform in the marketplace;

●	import or export licensing and other requirements;

●	longer accounts receivable collection times;

●	longer lead times for shipping;

●	language barriers for technical training;

●	reduced protection of intellectual property rights in some foreign countries;

●	foreign currency exchange rate fluctuations; and

●	interpretations of contractual provisions governed by foreign laws in the event of a contract dispute.

Specifically, we are or may be subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law–2000 and possibly other anti-bribery and anti-money laundering laws in countries outside of the United States in which we conduct our activities. As we engage in business in certain countries, we and our agents and independent contractors may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. As we expand our international business, our risks under these laws may increase, including that we may become subject to government actions against, fines, penalties and resultant reputational harm, any of which could have a material adverse effect on our business, financial position and results of operations.

We are highly dependent on our senior management team and key personnel, as well as other employees, and our business could be harmed if we are unable to attract and retain personnel necessary for our success.

We are highly dependent on our senior management team and directors and key personnel (many of whom are seasoned medical device professionals with a wide array of experience, such as women’s health, medical technology and healthcare), as well as other employees. Our success will depend on our ability to retain senior management and to attract and retain qualified personnel in the future, including sales and marketing professionals, engineers and other highly skilled personnel and to integrate current and additional personnel in all departments. The loss of members of our senior management, sales and marketing professionals and engineers as well as contract employees at our manufacturing facilities could result in delays in product development and harm our business. If we are not successful in attracting and retaining highly qualified personnel, it would have a negative impact on our business, financial condition and results of operations.

Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms, or at all. Despite our efforts to retain valuable employees, members of our management and development teams may terminate their employment with us on short notice.

Our industry is highly competitive and is subject to technological change, which may result in new products or solutions that are superior to our INVU platform or other future products we may bring to market from time to time. If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our technology may become less useful or obsolete and our operating results will suffer.

The pregnancy monitoring and management industry is rapidly evolving and subject to intense and increasing competition. To compete successfully and to be able to establish and maintain a competitive position in current and future technologies, we will need to demonstrate the advantages of our technology, specifically our INVU platform, over currently well-established alternative solutions, such as conventional in-person monitoring at an obstetrician’s office, in a hospital or at another healthcare facility. There are currently a number of existing monitoring devices that strive to provide rich and robust data, all of which are also limited to use within healthcare facilities. These include Monica Healthcare, now part of General Electric, Nemo Healthcare and Philips Avalon CL, and their respective competitive technologies and devices all have received regulatory approval for the intrapartum period for singleton pregnancies at healthcare facilities by medical professionals. There are also devices that seek to provide distributed care and generally work remotely, such as Sense4Baby, Pregnabit, Bloom, and Heramed. Furthermore, as the market expands, we expect the entry of additional competitors, such as cloud computing companies or leading IT companies, who may have longer operating histories, more extensive international operations, greater name recognition, and substantially greater technical, marketing and financial resources. If our technology is not, or our future products or services are not, competitive based on these or other factors, our business would be harmed.

Under applicable employment and anti-competition laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or customers for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, in Israel, where most of our employees are based, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the protection of a company’s trade secrets or other proprietary knowhow, and thus non-competition agreements with employees are generally unenforceable after termination of employment.

Environmental, social and corporate governance (“ESG”) issues, including those related to climate change and sustainability, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.

There is an increasing focus from certain investors, customers, consumers, employees and other stakeholders concerning ESG matters. Additionally, public interest and legislative pressure related to public companies’ ESG practices continue to grow. If our ESG practices fail to meet regulatory requirements or investor, customer, consumer, employee or other shareholders’ evolving expectations and standards for responsible corporate citizenship in areas including environmental stewardship, support for local communities, board of directors and employee diversity, human capital management, employee health and safety practices, product quality, supply chain management, corporate governance and transparency, our reputation, brand and employee retention may be negatively impacted, and our customers and suppliers may be unwilling to continue to do business with us.

Customers, consumers, investors and other shareholders are increasingly focusing on environmental issues, including climate change, energy and water use, plastic waste and other sustainability concerns. Concern over climate change may result in new or increased legal and regulatory requirements to reduce or mitigate impacts to the environment. Changing customer and consumer preferences or increased regulatory requirements may result in increased demands or requirements regarding plastics and packaging materials, including single-use and non-recyclable plastic products and packaging, other components of our products and their environmental impact on sustainability, or increased customer and consumer concerns or perceptions (whether accurate or inaccurate) regarding the effects of substances present in certain of our products. Complying with these demands or requirements could cause us to incur additional manufacturing, operating or product development costs.

If we do not adapt to or comply with new regulations, including the SEC’s published proposed rules that would require companies to provide significantly expanded climate-related disclosures in their periodic reporting, which may require us to incur significant additional costs to comply and impose increased oversight obligations on our management and board of directors, or fail to meet evolving investor, industry or stakeholder expectations and concerns regarding ESG issues, investors may reconsider their capital investment in our Company, we may become subject to penalties, and customers and consumers may choose to stop purchasing our products, if approved for commercialization, which could have a material adverse effect on our reputation, business or financial condition.

Failure to maintain the security and functionality of our information systems, or to defend against or otherwise prevent a cybersecurity attack or data breach, could adversely affect our business, financial position, results of operations and liquidity.

We depend on our information technology systems for the efficient functioning of our business, including the manufacture, distribution and maintenance of our INVU platform, as well as for purchasing and inventory management. We also collect, store, use, retain, disclose, transfer and otherwise process a significant amount of confidential, sensitive and personal information from and about the expectant mothers that we care for and our employees, including tax information, health information and payroll data. In addition to internal resources, we rely on third party service providers in providing our services, including to provide continual maintenance and enhancements and security of any protected data. Such third-party service providers have access to confidential, sensitive and personal information about the expectant mothers we care for and employees, and some of these service providers in turn subcontract with other third-party service providers. Through contractual provisions and third-party risk management processes, we take steps to require that our service providers, and their subcontractors, protect our confidential, sensitive and personal information. However, due to the size and complexity of our technology platform and services, the amount of confidential, sensitive and personal information that we store and the number of expectant mothers, employees and third-party service providers with access to confidential, sensitive and personal information, we are vulnerable to a variety of intentional and inadvertent cybersecurity attacks and other security-related incidents and threats, which could result in legal risks, enforcement actions, fines, reputational damages and a material adverse effect on our business, financial position, results of operations and liquidity. Technological interruptions would disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service providers or expectant mothers or disrupt their ability to use our INVU platform.

Threats to our information technology systems and data security can take a variety of forms. Hackers may develop and deploy viruses, worms and other malicious software programs that attack our networks and data centers or those of our service providers. Additionally, unauthorized parties may attempt to gain access to our systems or facilities, or those of third parties with whom we do business, through fraud, trickery, or other forms of deceiving our employees or contractors, direct social engineering, phishing, credential stuffing, ransomware, denial or degradation of service attacks and similar types of attacks against any or all of us, the expectant mothers we care for and our service providers. Other threats include inadvertent security breaches or theft, misuse, unauthorized access or other improper actions by our employees, expectant mothers we care for, service providers and other business partners. Cybersecurity attacks and other security-related incidents are increasing in frequency and evolving in nature. Since the beginning of the war between Israel and Hamas which began on October 7, 2023, Israeli and Israeli associated companies have become more frequently the target of cyberattacks. As such, the risk of a cyberattack against our information technology systems and data security may become heightened.

We have implemented policy, procedural, technical, physical and administrative controls with the aim of protecting our networks, applications, bank accounts, and the confidential, sensitive and personal information entrusted to us from such threats. However, given the unpredictability of the timing, nature and scope of cybersecurity attacks and other security related incidents, our technology may fail to adequately secure the confidential health information and personally identifiable information we maintain in our databases and security procedures and controls that we or our service providers have implemented may not be sufficient to prevent such incidents from occurring. Furthermore, because the methods of attack and deception change frequently, are increasingly complex and sophisticated, and can originate from a wide variety of sources, including third parties such as service providers and even nation-state actors, it is possible that we may not be able to anticipate, detect, appropriately react and respond to, or implement effective preventative measures against, all cybersecurity attacks and other security-related incidents. As a result, our business, financial condition, results of operations and liquidity could be materially and adversely affected.

The occurrence of any actual or attempted cybersecurity attack or other security-related incident or a data breach, the reporting of such incidents, whether accurate or not, or our failure to make adequate or timely disclosures to the public or law enforcement agencies following any such event, whether due to delayed discovery or a failure to follow existing protocols, could result in liability to the expectant mothers we care for and/or regulators, which could result in significant fines, litigation penalties, orders, sanctions, adverse publicity, litigation or actions against us or our service providers by governmental bodies and other regulatory authorities, expectant mothers we care for or third parties, that could have a material adverse effect on our business, consolidated financial condition, results of operations, cash flows and liquidity. Any such proceeding or action, any related indemnification obligation, even if we are not held liable, and any resulting negative publicity, could harm our business, damage our reputation, force us to incur significant expenses in defense of these proceedings, increase the costs of conducting our business, distract the attention of management or result in the imposition of financial liability.

We may be required to expend significant capital and other resources to protect against the threat of cybersecurity attacks and security breaches or to alleviate problems caused by breaches, including unauthorized access to data regarding expectant mothers and unborn babies and personally identifiable information stored in our information systems, the introduction of computer viruses or other malicious software programs to our systems, cybersecurity attacks, email phishing schemes, network disruption, denial of service attacks, malware and ransomware. A cybersecurity attack or other incident that bypasses our, the expectant mothers we care for or third-party service providers’ information system’s security could cause a security breach that may lead to a material disruption to our information systems infrastructure or business and may involve a significant loss of business or patient health information and other confidential, sensitive or personal information. If a cybersecurity attack or other unauthorized attempt to access our systems or facilities, or those of the expectant mothers we care for or third-party service providers, were to be successful, it could result in the theft, destruction, loss, misappropriation or release of confidential, sensitive or personal information or intellectual property, and could cause operational or business delays that may materially impact our ability to provide various services. Any successful cybersecurity attack or other unauthorized attempt to access our systems or facilities, or those of the expectant mothers we care for or third-party service providers, also could result in negative publicity which could damage our reputation or brand with the expectant mothers we care for, referral sources, payers or other third parties and could subject us to substantial sanctions, fines and damages and other additional civil and criminal penalties under the Health Insurance Portability and Accountability Act, or HIPAA, the Health Information Technology for Economic and Clinical Health Act, or HITECH Act, the HIPAA Omnibus Rule, and other federal and state privacy laws, in addition to litigation with those affected.

We and our third-party service providers may become the victims of these types of threats, attacks and security breaches. No security measures, procedures, technology or amount of preparation can provide guaranteed protection from these threats, or ensure that we, the expectant mothers we care for and our third-party service providers will not be victims in the future. Cybersecurity attacks may disrupt, or result in unauthorized access to, our networks, applications and confidential, personal or sensitive data, and those of the expectant mothers we care for or service providers, and successful attacks may occur in the future.

Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance our existing systems. As we expand our business, we will need to continue to scale our information technology systems and personnel to support our growth, including the manufacture and supply chain management of our INVU platform. Difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures or our inability to successfully modify our information systems to respond to changes in our business needs may cause disruptions in our business operations and adversely affect our business, financial condition and results of operations. Failure to maintain the security and functionality of our information systems and related software, or to defend a cybersecurity attack or other attempt to gain unauthorized access to our systems, facilities or health information regarding expectant mothers and unborn babies could expose us to a number of adverse consequences, the vast majority of which are not insurable, including but not limited to disruptions in our operations, regulatory and other civil and criminal penalties, fines, investigations and enforcement actions (including, but not limited to, those arising from the SEC, Federal Trade Commission, the HHS Office of Inspector General, or OIG, or State Attorneys General), litigation with those affected by the data breach, loss of expectant mothers wanting to utilize our services, disputes with payers and increased operating expense, which either individually or in the aggregate could have a material adverse effect on our business, financial position, results of operations and liquidity.

Our collection, use, storage, disclosure, transfer and other processing of personal information, could give rise to significant costs, liabilities and other risks, including as a result of investigations, inquiries, litigation, fines, legislative and regulatory action and negative press about our privacy and data protection practices, which may harm our business, financial conditions, results of operations and prospects.

In the course of our operations, we collect, use, store, disclose, transfer and otherwise process an increasing volume of personal information, including from expectant mothers and their clinicians, customers, partners, candidates and employees, consultants, website visitors, leads and third parties with whom we conduct business. Additionally, our expansion plans for our INVU platform contemplate our collection, use and storage of an increasing amount of personal health data. The collection, use, storage, disclosure, transfer and other processing of personal information is increasingly subject to a wide array of federal, state and foreign laws and regulations regarding data privacy and security, including comprehensive laws of broad application, such as the EU General Data Protection Regulation (EU) 2016/679, or GDPR, which is applicable across all member states of the European Economic Area. The GDPR as transposed into the national laws of the UK (the “UK GDPR”), protects the privacy of personal information collected, used, stored, disclosed, transferred and otherwise processed in or from the governing jurisdiction. Our ability to collect, use, maintain or otherwise process personal data has been, and could be further, restricted by additional laws such as the California Consumer Privacy Act (the “CCPA”) and the Israeli Privacy Protection Law, 1981 and the regulations thereunder, or the Israeli Privacy Law. A current pending amendment to the Israeli Privacy Law, if passed into law, may enhance fines and sanctions for breaching the Israeli Privacy Law and to strengthen the enforcement capacity of the Israeli Privacy Protection Authority.

These laws and regulations generally define personal data to include location data and online identifiers, which are commonly used and collected parameters in digital advertising and, among other things, impose stringent user consent requirements and permit data subjects to request we discontinue using certain data. In addition, some countries are considering or have enacted legislation requiring local storage and processing of data that could increase the cost and complexity of delivering our services.

Additionally, the uncertainty created by these laws and regulations can be compounded when services hosted in one jurisdiction are directed at users in another jurisdiction. The GDPR has a wide territorial scope and contains significant penalties for non-compliance. The GDPR, among other things, imposes requirements to provide detailed and transparent disclosures about how personal data is collected and processed, grants rights for data subjects to access, delete or object to the processing of their personal data, provides for mandatory breach notification to supervisory authorities (and in certain cases, affected individuals) of certain data breaches, sets limitations on the retention of personal data and outlines significant documentary requirements to demonstrate compliance through policies, procedures, training and audits. Additionally, supervisory authorities in the member states have some flexibility when implementing European directives and certain aspects of the GDPR, which can lead to diverging national rules. European supervisory authorities have been very active in terms of enforcing data protection rules, including with respect to cookie-related matters. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as means to identify and potentially target individuals, may lead to broader restrictions and impairments on our business and, specifically, online activities.

As we seek to expand our business, we are, and may increasingly become, subject to various laws, regulations and standards, as well as contractual obligations, relating to data privacy and security in the jurisdictions in which we operate. When conducting clinical trials, we face risks associated with collecting trial participants’ data, especially health data, in a manner consistent with applicable laws and regulations, such as GCP guidelines or FDA human subject protection regulations. The GDPR/UK GDPR would also increase our obligations with respect to any clinical trials conducted in the EEA/UK, requiring changes to informed consent practices and more detailed notices for clinical trial subjects and investigators. In particular, the processing of ‘special category data’ (such as personal data relating to health and genetic information), which will be relevant to our operations in the context of our conduct of clinical trials, imposes heightened compliance burdens under European and UK data protection laws.

In many cases, these laws and regulations apply not only to third-party transactions, but also to transfers of information between or among us, any affiliates and other parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may harm our business, financial condition and results of operations. The regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.

We are subject to diverse laws and regulations relating to data privacy and security. The GDPR/UK GDPR is wide-ranging in scope and imposes numerous, significant and complex requirements on organizations that process personal data, including (without limitation) requirements relating to processing health and other sensitive data, establishing a legal basis for any processing of personal data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, limiting the collection and retention of personal data through ‘data minimization’ and ‘storage limitation’ principles, implementing safeguards to protect the security and confidentiality of personal data, honoring increased rights for data subjects, providing notification of data breaches in some instances and taking certain measures when engaging third-party processors.

In the United States, various federal and state regulators have adopted, or are considering adopting, laws and regulations concerning personal information and data security, including HIPAA. This patchwork of legislation and regulation may give rise to conflicts or differing views of personal privacy rights. For example, certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. Additionally, new privacy rules are being enacted in the United States and globally, and existing ones are being updated and strengthened. For example, the CCPA, which increases privacy rights for California residents and imposes obligations on companies that process their personal information, came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The CCPA was amended in September 2018 and November 2019, and on November 3, 2020, California voters approved a new privacy law, the California Privacy Rights Act, or the CPRA, which significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. Many of the CPRA’s provisions became effective on January 1, 2023. It is possible that further amendments will be enacted, but even in its current form it remains unclear how various provisions of the CCPA will be interpreted and enforced. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which we would become subject if it is enacted. All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may require us to modify our data processing practices and policies, divert resources from other initiatives and projects, and could restrict the way products and services involving data are offered, all of which may harm our business, financial condition and results of operations.

The GDPR/UK GDPR also imposes strict rules on the transfer of EEA/UK personal data to countries outside the EEA/UK. The GDPR/UK GDPR generally prohibits the transfer of EEA and UK personal data to third countries whose laws do not ensure an adequate level of protection, unless a valid data transfer mechanism has been implemented or an Article 49 GDPR/UK GDPR derogation applies. Recent legal developments in the EEA and UK have created complexity and uncertainty regarding transfers of personal data. On 16 July 2020, the Court of Justice of the European Union issued its judgement in Schrems II, which invalidated the EU-US Privacy Shield as a valid data transfer mechanism. The decision upheld the use of the European Commission Standard Contractual Clauses, or SCCs, as a valid data transfer mechanism, but required organizations to take supplementary measures when relying on the SCCs. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the SCCs cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we operate our business and could harm our business, financial condition and results of operations. On June 4, 2021, the European Commission published a new set of modular SCCs. The new SCCs also apply only to the transfer of data outside of the EEA and not the UK. Although the European Commission adopted an adequacy decision for the UK on 28 June 2021, allowing the continued flow of personal data from the EEA to the UK, this decision will be regularly reviewed going forward and may be revoked if the UK diverges from its current adequate data protection laws following its exit from the European Union. In addition, the UK Information Commissioner’s Office, or ICO, has undergone a period of public consultation on its own specific international data transfer agreement. We are monitoring these developments, but we may, in addition to other impacts, experience additional costs associated with increased compliance burdens and be required to engage in new contract negotiations with third parties that aid in processing data on our behalf or localize certain data. We may also experience reluctance or refusal by prospective European customers to use our solutions, and we may find it necessary or desirable to make further changes to our handling of personal data of EEA- and UK-based data subjects. In addition, transfers of personal data outside of the UK are subject to the UK GDPR which restricts and limits our ability to transfer personal data globally.

Effective as of July 17, 2023, the EU-U.S. Data Privacy Framework (EU-U.S. DPF), the UK Extension to the EU-U.S. Data Privacy Framework (UK Extension to the EU-U.S. DPF), and the Swiss-U.S. Data Privacy Framework (Swiss-U.S. DPF) were respectively developed in furtherance of transatlantic commerce by the U.S. Department of Commerce and the European Commission, the UK Government, and the Swiss Federal Administration to provide U.S. organizations with reliable mechanisms for personal data transfers to the United States from the European Union European Economic Area, the United Kingdom (and Gibraltar), and Switzerland.

While the DPF meant to enable an easier path for transfers of personal data to the U.S., it includes numerous obligation and complexities and therefore creates liabilities, costs and legal exposure to a U.S. entity that chose to use it as transfer method. Traditionally and repeatedly mechanisms for transferring information to the U.S. have been rejected by the Court of Justice of the European Union and therefore uncertainty surrounds the issue, and it is unclear whether the DPF will last and for how long. This causes uncertainty and may lead to legal and technological expenses.

In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards. We expect that there will continue to be new proposed laws and regulations concerning data privacy and security, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. New laws, amendments to or re-interpretations of existing laws, regulations, standards and other obligations may require us to incur additional costs and restrict our business operations. Because the interpretation and application of laws, regulations, standards and other obligations relating to data privacy and security are still uncertain, it is possible that these laws, regulations, standards and other obligations may be interpreted and applied in a manner that is inconsistent with our data processing practices and policies or the features of our INVU platform and services. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, public censure, other claims and penalties, and significant costs for remediation and damage to our reputation, we could be materially and adversely affected if legislation or regulations are expanded to require changes in our data processing practices and policies or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively impact our business, financial condition and results of operations. We may be unable to make such changes and modifications in a commercially reasonable manner, or at all. In relation to enforcement under the GDPR/UK GDPR, European and UK data protection laws now also provide for greater penalties for non-compliance than previous data protection laws, including, for example, separate administrative fines ranging from €10 million/£8.7 million to €20 million/£17.5 million or 2% to 4% of global annual revenue of any non-compliant organization for the preceding financial year, whichever is higher. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in additional cost and liability to us, harm our reputation and brand, damage our relationships with consumers and harm our business, financial condition and results of operations.

We make public statements about our use and disclosure of personal information through our privacy policies, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Furthermore, in the EEA/UK, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive are highly likely to be replaced in Europe by a regulation known as the ePrivacy Regulation, which will significantly increase fines for non-compliance, noting that the ePrivacy Regulation when it comes into effect will have no bearings on the UK in a post-Brexit world. Recent guidance and case law in the European Union and UK require opt-in, informed consent for the placement of a cookie or similar tracking technologies on a customer’s device and for direct electronic marketing. The GDPR/UK GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or tracking technology. While the text of the ePrivacy Regulation is still under development, recent European case law and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. This could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand our customers. Any concerns about our data privacy and security practices, even if unfounded, could damage the reputation of our business and harm our business, financial condition and results of operations.

Complying with these numerous, complex and often changing regulations is expensive and difficult. Any failure or perceived failure by us or our service providers to comply with our posted privacy policies or with any applicable federal, state or similar foreign laws, regulations, standards, certifications or orders relating to data privacy, security or consumer protection, or any compromise of security that results in the theft, unauthorized access, acquisition, use, disclosure or misappropriation of personal information or other user data, could result in significant fines or penalties, negative publicity or proceedings or litigation by governmental agencies or consumers, including class action privacy litigation in certain jurisdictions, which would subject us to significant awards, penalties or judgments, one or all of which could require us to change our business practices or increase our costs and could materially and adversely affect our business, financial condition and results of operations. In addition, if our practices are not consistent, or viewed as not consistent, with legal and regulatory requirements, including changes in laws, regulations and standards or new interpretations or applications of existing laws, regulations and standards, we may also become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, criminal or civil sanctions, all of which may harm our business, financial condition and results of operations.

Navigating the rapidly changing landscape of data protection and privacy regulations is both challenging and costly. Failure to comply with such regulations, whether in our practices or those of our service providers, can lead to substantial fines, legal action, and negative publicity. As the regulatory environment constantly evolves, especially with emerging technologies like artificial intelligence and machine learning, adhering to these laws can restrict our operations, expose us to legal risks, and take compliance costs. Additionally, inconsistencies with legal requirements may trigger audits, investigations, and sanctions, all of which could significantly impact our business, finances, and operations.

We could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm our business reputation and financial results.

Our business exposes us to potential liability risks that are inherent in the marketing and sale of products used in healthcare. We may be held liable if our INVU platform or if any other product that integrates our technology causes injury or death or is found otherwise unsafe or unsuitable during usage, including misuse by the user or by care providers, whether or not such use is consistent with our products’ instructions. Additionally, while our INVU platform is currently cleared to measure FHR, MHR and MUA during the antepartum period, and as a result, offer NSTs, we plan to significantly expand our INVU platform’s permitted uses; and the added complexity may expose us to additional potential liability, including if our INVU platform provides incorrect data that leads to missed complications, false positives or negatives or other reported results that are inconsistent with otherwise accurate readings. Our INVU platform incorporates sophisticated components and computer software. Complex software can contain errors, particularly when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after installation. Patients could allege or possibly prove defects of our INVU platform or other products that integrate our technology. Additionally, disruptions in access to or availability of the cloud-based services on which our INVU platform will rely, whether due to service interruptions, cyberattacks or other reasons, could result in product liability issues, including as a result of the failure of our INVU platform to timely provide results to healthcare professionals.

A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and divert management’s attention. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for our INVU platform;

●	injury to our reputation;

●	costs of related litigation;

●	substantial monetary awards to patients and others;

●	loss of revenue; and

●	the inability to commercialize future products.

Any of these outcomes may have an adverse effect on our business, financial condition and results of operations, and may increase the volatility of our share price.

The coverage limits of our insurance policies we may choose to purchase to cover related risks may not be sufficient to cover future claims. If sales of our INVU platform or other products integrating our technology increase or we suffer future product liability claims, we may be unable to maintain product liability insurance at satisfactory rates or with adequate amounts or at all. A product liability claim, any product recalls or excessive warranty claims, whether arising from defects in design or manufacture or otherwise, could negatively affect our sales or require a change in the design or manufacturing process, any of which could harm our relationship with our customers and partners, and have a material adverse impact on our reputation and business, financial condition, results of operations and prospects.

In addition, if our INVU platform or other products integrating our technology are defective, we, our future customers or partners may be required to notify regulatory authorities and/or to recall the products. Any recall would divert management’s attention and financial resources and harm our reputation with customers, patients, medical professionals and third-party payers. A recall involving our INVU platform would be particularly harmful to our business. The adverse publicity resulting from any of these actions could adversely affect the perception of our customers or partners. These investigations or recalls, especially if accompanied by unfavorable publicity, could result in our incurring substantial costs, losing revenues and damaging our reputation, each of which would harm our business, financial condition, results of operations and prospects.

Our INVU platform is not yet approved for third-party payer coverage or reimbursement. If in the future we are approved for and are otherwise able to commercialize it, but are unable to obtain adequate reimbursement or insurance coverage from third-party payers, we may not be able to generate significant revenue, in which case we may need to obtain additional financing.

Our INVU platform is not yet approved for third-party payer coverage or reimbursement. Coding and coverage determinations as well as reimbursement levels and conditions are important to the commercial success of our INVU platform. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain, and our future business will be greatly impacted by the level of reimbursement provided by third-party payers. In the United States, third-party payers decide which products and services they will cover, how much they will pay and whether they will continue reimbursement. Third-party payers may not cover or provide adequate reimbursement for our INVU platform or the related services, assuming we are able to fully develop and obtain all regulatory approvals and clearances to market it in the United States or other geographies. Accordingly, unless government and other third-party payers provide coverage and reimbursement for our services, patients and healthcare providers may choose not to use them, which would cause investors to lose their entire investment. A primary trend in the United States healthcare industry and elsewhere is cost containment. Government authorities and other third-party payers have attempted to control costs by limiting coverage and the amount of reimbursement for particular products and services. Reimbursement may not be available, or continue to be available, for our INVU platform, other products or systems using our technology or any other products we may develop in the future, or even if reimbursement is available, such reimbursement may not be adequate. We also will be subject to foreign reimbursement policies in the international markets we expect to enter. Decisions by health insurers or other third-party payers in these markets not to cover, or to discontinue reimbursing, our INVU platform could materially and adversely affect our business. If such decisions are made, they could also have a negative impact on our ability to generate revenues, in which case we may need to obtain additional financing.

Any default under Nuvo’s Bridge Financing Notes could have significant consequences.

The Bridge Financing Notes are secured by Nuvo’s intellectual property, evidenced by collateral assignments/financing statements filed with Nuvo’s Registrar in Israel and with the United States Patent & Trademark Offices. The Bridge Financing Notes contain certain covenants, including regarding the payment of interest thereon, use of proceeds, and conduct of business, as well as representations and warranties made to the holders of such notes.

Nuvo’s ability to comply with these covenants in the Bridge Financing Notes may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of these covenants could result in an event of default, which would permit the holders of the Bridge Financing Notes to declare all outstanding debt to be due and payable, together with accrued and unpaid interest. If Nuvo is unable to repay the accelerated amounts, the holders of the Bridge Financing Notes could proceed against the collateral granted to them to secure such debt. If the payment of Bridge Financing Notes is accelerated, Nuvo’s assets may be insufficient to repay such debt in full, which could result in its insolvency, including, prior to the date of the Business Combination contemplated by this proxy statement/prospectus. Any default by Nuvo under the Bridge Financing Notes could have a material adverse effect on its business, financial condition and results of operations and its ability to consummate the Business Combination Agreement.

Risks Related to Government Regulation and Our Industry

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may, directly or indirectly, reduce our revenue, adversely affect our results of operations and financial condition and harm our business.

The health care industry is highly regulated, and the regulatory environment in which we operate may change significantly and adversely to us in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

●	federal and state laws applicable to medical device ordering, documentation of medical devices ordered, billing practices and claims payment and/or regulatory agencies enforcing those laws and regulations, including state licensing laws;

●	federal and state fraud and abuse laws;

●	federal and state laws applicable to pre-clinical and clinical human subject trials;

●	coverage and reimbursement levels by Medicare, Medicaid, other governmental payers and private insurers;

●	restrictions on coverage of, and reimbursement for, medical devices;

●	federal and state Occupational Safety and Health Administration rules and regulations; and

●	HIPAA, and similar state data privacy laws.

If we fail to comply with U.S. federal and state fraud and abuse and other healthcare laws and regulations, including those relating to kickbacks and false claims for reimbursement, we could face substantial penalties and our business operations and financial condition could be harmed.

Healthcare providers play a primary role in the distribution, recommendation, ordering and purchasing of any medical device for which we have or obtain marketing clearance or approval. Through our arrangements with healthcare professionals and customers, we are exposed to broadly applicable anti-fraud and abuse, anti-kickback, false claims and other healthcare laws and regulations that may constrain our business, our arrangements and relationships with customers, and how we market, sell and distribute our marketed medical device. We have a compliance program, code of conduct and associated policies and procedures, but it is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent noncompliance may not be effective in protecting us from governmental investigations for failure to comply with applicable fraud and abuse or other healthcare laws and regulations.

In the United States, we are subject to various state and federal anti-fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act, or the FCA. There are similar laws in other countries. Our relationships with physicians, other health care professionals and hospitals, and obstetrician physician practice management groups are subject to scrutiny under these laws.

The laws that may affect our ability to operate include, among others:

●	The federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willingly soliciting, offering, receiving or paying remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual, or the purchase, order or recommendation of, items or services for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value, and the government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of the law or a specific intent to violate. In addition, the government may assert that a claim, including items or services resulting from a violation of the Anti-Kickback Statute, constitutes a false or fraudulent claim for purposes of the FCA. There are a number of statutory exceptions and regulatory safe harbors protecting certain business arrangements from prosecution under the Anti-Kickback Statute; however, those exceptions and safe harbors are drawn narrowly, and there may be limited or no exception or safe harbor for many common business activities. Certain common business activities including, certain reimbursement support programs, educational and research grants or charitable donations, and practices that involve remuneration to those who prescribe, purchase or recommend medical devices, including discounts, providing items or services for free or engaging such individuals as consultants, advisors or speakers, may be subject to scrutiny if they do not fit squarely within an exception or safe harbor and would be subject to a facts and circumstances analysis to determine compliance with the Anti-Kickback Statute. Our business may not in all cases meet all of the criteria for statutory exception or regulatory safe harbor protection from anti-kickback liability;

●	Federal, civil and criminal false claims laws, including the FCA, and civil monetary penalties laws, which prohibit, among other things, persons or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds and knowingly making, using or causing to be made or used, a false record or statement to get a false claim paid or to avoid, decrease or conceal an obligation to pay money to the federal government. A claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. Actions under the FCA may be brought by the government or as a qui tam action by a private individual in the name of the government. These individuals, sometimes known as “relators” or, more commonly, as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. Many medical device manufacturers have been investigated and have reached substantial financial settlements with the federal government under the FCA for a variety of alleged improper activities, including causing false claims to be submitted as a result of the marketing of their products for unapproved and thus non-reimbursable uses and interactions with prescribers and other customers, including those that may have affected their billing or coding practices and submission of claims to the federal government. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory monetary penalties for each false or fraudulent claim or statement. Because of the potential for large monetary exposure, healthcare and medical device companies often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages and per claim penalties that may be awarded in litigation proceedings;

●	HIPAA, which imposes criminal and civil liability for, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payers, or knowingly and willfully falsifying, concealing or covering up a material fact or making a materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services;

●	HIPAA, as amended by the HITECH Act, and their implementing regulations, also impose obligations, including mandatory contractual terms, on covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers, as well as their business associates and their covered subcontractors that perform certain services for them or on their behalf involving the use or disclosure of individually identifiable health information with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	The federal Physician Payments Sunshine Act, also known as Open Payments, which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually, with certain exceptions to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other “transfers of value” made to physicians, defined to include doctors, dentists, optometrists, podiatrists and chiropractors, and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to CMS ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding payments and transfers of value provided, as well as ownership and investment interests held, during the previous year to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified nurse anesthetists and certified nurse-midwives; and

●	Analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers; state laws that require medical device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state beneficiary inducement laws, which are state laws that require medical device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

State and federal regulatory and enforcement agencies continue to actively investigate violations of healthcare laws and regulations, and the U.S. Congress continues to strengthen the arsenal of enforcement tools. Most recently, the Bipartisan Budget Act of 2018, or the BBA, increased the criminal and civil penalties that can be imposed for violating certain federal health care laws, including the Anti-Kickback Statute. Enforcement agencies also continue to pursue novel theories of liability under these laws. In particular, government agencies have increased regulatory scrutiny and enforcement activity with respect to manufacturer reimbursement support activities and patient support programs, including bringing criminal charges or civil enforcement actions under the Anti-Kickback Statute, federal FCA and HIPAA’s healthcare fraud and privacy provisions.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our business activities, including certain sales and marketing practices of our INVU platform, and financial arrangements with physicians, other healthcare providers, and other customers, could be subject to challenge under one or more such laws. If an arrangement were deemed to violate the Anti-Kickback Statute, it may also subject us to violations under other fraud and abuse laws such as the federal FCA and civil monetary penalties laws. Moreover, such arrangements could be found to violate comparable state fraud and abuse laws.

Achieving and sustaining compliance with applicable federal and state anti-fraud and abuse laws may prove costly. If we, our employees or our contractors are found to have violated any of the above laws we may be subjected to substantial criminal, civil and administrative penalties, including imprisonment, exclusion from participation in federal healthcare programs, such as Medicare and Medicaid, and significant fines, monetary penalties, forfeiture, disgorgement and damages, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. Any action or investigation against us for the violation of these healthcare fraud and abuse laws, even if successfully defended, could result in significant legal expenses and could divert our management’s attention from the operation of our business. Companies settling federal FCA, Anti-Kickback Statute or civil monetary penalties law cases also may be required to enter into a Corporate Integrity Agreement with the OIG, in order to avoid exclusion from participation (such as loss of coverage for their products) in federal healthcare programs such as Medicare and Medicaid. Corporate Integrity Agreements typically impose substantial costs on companies to ensure compliance. Defending against any such actions can be costly, time-consuming and may require significant personnel resources, and may harm our business, financial condition and results of operations.

In addition, the medical device industry’s relationship with physicians is under increasing scrutiny by the OIG, the U.S. Department of Justice, or the DOJ, the state attorney generals and other foreign and domestic government agencies. Our failure to comply with requirements governing the industry’s relationships with physicians or an investigation into our compliance by the OIG, the DOJ, state attorney generals and other government agencies, could harm our business, financial condition and results of operations.

Our employees, independent contractors, consultants, commercial partners and suppliers may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm our business, financial condition and results of operations.

We are exposed to the risk that our employees, independent contractors, consultants, commercial partners, suppliers and distributors may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to us that violates: (i) the rules and regulations of the FDA and other similar foreign regulatory bodies, including those laws requiring the reporting of true, complete and accurate information to such regulators; (ii) manufacturing standards; (iii) healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or (iv) laws that require the true, complete and accurate reporting of financial information or data. These laws may impact, among other things, future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commissions, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

We have adopted a code of conduct, but it is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent these activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant fines or other sanctions, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, imprisonment, additional integrity reporting and oversight obligations, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect our ability to operate our business and our results of operations. Whether or not we are successful in defending against any such actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations, which could harm our business, financial condition and results of operations.

Regulatory compliance is expensive, complex and uncertain, and a failure to comply could lead to enforcement actions against us and other negative consequences for our business.

The FDA and similar agencies regulate our INVU platform as a medical device. Complying with these regulations is costly, time-consuming, complex and uncertain. For instance, before a new medical device, or a new intended use for, an existing device can be marketed in the United States, a company must first submit and receive either a 510(k) clearance, de novo authorization or approval of a PMA from the FDA, unless an exemption applies. FDA regulations and regulations of similar agencies are wide-ranging and include, among other things, oversight of:

●	product design, development, manufacturing (including suppliers) and testing;

●	laboratory, preclinical and clinical studies;

●	product safety and effectiveness;

●	product labeling;

●	product storage and shipping;

●	record keeping;

●	pre-market clearance or approval;

●	marketing, advertising and promotion;

●	product sales and distribution;

●	product changes;

●	product recalls; and

●	post-market surveillance and reporting of deaths or serious injuries and certain malfunctions.

Our INVU platform is subject to extensive regulation by the FDA and non-U.S. regulatory agencies. Further, improvements of our INVU platform and any potential new products will be subject to extensive regulation and will likely require permission from regulatory agencies and ethics boards to conduct clinical trials and clearance or approval from the FDA and non-U.S. regulatory agencies prior to commercial sale and distribution. Failure to comply with applicable U.S. requirements regarding, for example, promoting, manufacturing or labeling our INVU platform may subject us to a variety of administrative or judicial actions and sanctions, such as Form 483 observations, warning letters, untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution. Any enforcement action by the FDA and other comparable non-U.S. regulatory agencies could harm our business, financial condition and results of operations.

Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following actions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	unanticipated expenditures to address or defend such actions;

●	customer notifications for repair, replacement or refunds;

●	recall, detention or seizure of our INVU platform;

●	operating restrictions or partial suspension or total shutdown or production;

●	refusing or delaying our requests for 510(k) clearance or PMA of new products or modified products;

●	operating restrictions;

●	withdrawing 510(k) clearances or PMAs that have already been granted;

●	refusal to grant export approval for our INVU platform; or

●	criminal prosecution.

If any of these events were to occur, it would have a negative impact on our business, financial condition and results of operations.

The FDA also regulates the advertising and promotion of our INVU platform to ensure that the claims we make are consistent with our regulatory clearances and approvals, that there are adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising is neither false nor misleading in any respect. If the FDA determines that any of our advertising or promotional claims are misleading, not substantiated or not permissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.

Our medical device operations are subject to pervasive and continuing FDA regulatory requirements, and failure to comply with these requirements could harm our business, financial condition and results of operations.

Medical devices regulated by the FDA are subject to “general controls” which include: registration with the FDA; listing commercially distributed products with the FDA; complying with GMPs under QSR; filing reports with the FDA of, and keeping records relative to certain types of adverse events associated with devices under the medical device reporting regulation; assuring that device labeling complies with device labeling requirements; reporting certain device field removals and corrections to the FDA; and obtaining pre-market notification 510(k) clearance for devices prior to marketing. Some devices known as “510(k)-exempt” devices can be marketed without prior marketing-clearance or approval from the FDA. The current indications for use and the passive nature of our platform and hardware classifies our product as a Class II product, although future services or tools may subject our product to different classifications or regulatory pathways.

The medical device industry is now experiencing greater scrutiny and regulation by federal, state and foreign governmental authorities. Companies in our industry are subject to more frequent and more intensive reviews and investigations, often involving the marketing, business practices and product quality management. Such reviews and investigations may result in civil and criminal proceedings; the imposition of substantial fines and penalties; the receipt of warning letters, untitled letters, demands for recalls or the seizure of our INVU platform; the requirement to enter into corporate integrity agreements, stipulated judgments or other administrative remedies; and result in our incurring substantial unanticipated costs and the diversion of key personnel and management’s attention from their regular duties, any of which may harm our business, financial condition and results of operations, and may result in greater and continuing governmental scrutiny of our business in the future.

Additionally, federal, state and foreign governments and entities have enacted laws and issued regulations and other standards requiring increased visibility and transparency of our interactions with healthcare providers. For example, Open Payments requires us to annually report to CMS payments and other transfers of value to all U.S. physicians and U.S. teaching hospitals, with the reported information made publicly available on a searchable website. Failure to comply with these legal and regulatory requirements could impact our business, and we have had and will continue to spend substantial time and financial resources to develop and implement enhanced structures, policies, systems and processes to comply with these legal and regulatory requirements, which could harm our business, financial condition and results of operations.

Material modifications to our INVU platform may require new 510(k) clearances or pre-market approvals or may require us to recall or cease marketing our INVU platform until clearances or approvals are obtained, which could harm our business, financial condition and results of operations.

Modifications that could significantly affect the safety and effectiveness of our approved or cleared products, such as changes to the intended use or technological characteristics of our INVU platform, will require new 510(k) clearances or PMAs or require us to recall or cease marketing the modified device until these clearances or approvals are obtained. Based on FDA published guidelines, the FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplemental approval or clearance; however, the FDA can review a manufacturer’s decision. Any modification to an FDA-cleared device that could significantly affect its safety or efficacy or that would constitute a major change in its intended use may require a new 510(k) clearance or possibly a PMA. We may not be able to obtain additional 510(k) clearances or PMAs for new products or for modifications to, or additional indications for, our INVU platform in a timely fashion, or at all. Delays in obtaining required future clearances or approvals could adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth. For example, the FDA may request additional or new clinical studies to prove safety or efficacy. We may make additional modifications to our INVU platform in the future which could require additional clearances or approvals. If the FDA requires new clearances or approvals for these modifications, we may be required to recall and to stop selling or marketing such product as modified, which could harm our operating results and require us to redesign such product. In these circumstances, we may be subject to significant enforcement actions. The FDA may also change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may impact our ability to modify our currently approved or cleared products on a timely basis. Any of these actions could harm our business, financial condition and results of operations.

There is no guarantee that the FDA will approve a de novo classification application, grant 510(k) clearance or pre-market approval of any material modifications to our INVU platform or for future products and failure to obtain necessary clearances or approvals would adversely affect our ability to grow our business.

In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, in order to clear the proposed device for marketing. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence. In the de novo classification process, the FDA may classify a novel medical device as Class I or Class II if no predicate device is legally on the market.

The FDA’s de novo classification process generally takes six months from submission, but may take longer. The FDA’s 510(k) clearance process usually takes between three to 12 months from submission, but may last longer. The process of obtaining PMA approval is much more rigorous, costly, lengthy and uncertain than the 510(k) clearance process. It generally takes one to three years, or even longer, from the time the PMA is submitted to the FDA until an approval is obtained. In the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. Any delay or failure to obtain necessary regulatory approvals or clearances would have a material adverse effect on our business, financial condition and prospects.

The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

●	our inability to demonstrate to the satisfaction of the FDA that our INVU platform is safe or effective for its intended uses;

●	the FDA may request additional information following the receipt of a de novo classification application;

●	the FDA may reject a de novo application upon identification of a legally marketed predicate device and require submission of a 510(k) clearance;

●	our inability to establish substantial equivalence with a predicate device;

●	the disagreement of the FDA with the design, conduct or implementation of our clinical trials or the analysis or interpretation of data from pre-clinical studies or clinical trials;

●	serious and unexpected adverse device effects experienced by participants in our clinical trials;

●	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

●	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

●	an advisory committee, if convened by the FDA, may recommend against approval of our PMA or other application or may recommend that the FDA require, as a condition of approval, additional preclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions, or even if an advisory committee, if convened, makes a favorable recommendation, the FDA may still not approve the product;

●	the FDA may identify deficiencies in our marketing application, and in our manufacturing processes, facilities or analytical methods or those of our third-party contract manufacturers;

●	the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval; and

●	the FDA or foreign regulatory authorities may audit our clinical trial data and conclude that the data is not sufficiently reliable to support a PMA application.

If we are unable to obtain approval for any medical device for which we plan to seek approval, our business may be harmed.

Although we have obtained regulatory clearance in the United States through MHR and FHR physiological measurements, as well as measuring MUA, and as a result, offering NSTs, and we have similarly obtained certification from the Medical Device Division, or AMAR, of the Ministry of Health in Israel, they will remain subject to extensive regulatory scrutiny. If regulatory sanctions are applied or if regulatory clearance or approval is withdrawn, it would harm our business, financial condition and results of operations.

Although we have obtained regulatory clearance in the United States through MHR and FHR physiological measurements, as well as measuring MUA, and as a result, offering NSTs, and we have similarly obtained certification from the AMAR in Israel, our INVU platform will be subject to ongoing regulatory requirements for manufacturing, distributing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, effectiveness and other post-market information, including both federal and state requirements in the United States and requirements of comparable non-U.S. regulatory authorities.

Our manufacturing facilities are required to comply with extensive requirements imposed by the FDA and comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to the QSR or similar regulations set by foreign regulatory authorities. As such, we will be subject to continual review and inspections to assess compliance with the QSR and adherence to commitments made in any 510(k), de novo classification, or PMA application. Accordingly, we continue to spend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any regulatory clearances or approvals that we have received for our INVU platform will be subject to limitations on the cleared or approved indicated uses for which the product may be marketed and promoted, will be subject to the conditions of approval, or will contain requirements for potentially costly post-marketing testing. We are required to report certain adverse events and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing product safety issues could result in increased costs to ensure compliance. The FDA and other agencies, including the DOJ, closely regulate and monitor the post-clearance or approval marketing and promotion of products to ensure that they are marketed and distributed only for the cleared or approved indications and in accordance with the provisions of the cleared or approved labeling. We have to comply with requirements concerning advertising and promotion for our INVU platform.

Promotional communications with respect to devices are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the products’ cleared or approved labeling. As such, we may not promote our products for indications or uses for which they do not have clearance or approval. For certain changes to a cleared or approved product, including certain changes to product labeling, the holder of a cleared 510(k), de novo classification or approved PMA application may be required to submit a new application and obtain clearance or approval. We train our marketing and sales force against promoting our products for uses outside of the cleared or approved indications for use, known as off-label uses. However, physicians or healthcare providers may use our products for off-label purposes and are allowed to do so when in the physician’s independent professional medical judgment he or she deems it appropriate. If the FDA determines that our promotional materials or training constitute promotion of an off-label or other improper use, or that our internal policies and procedures are inadequate to prevent such off-label uses, it could subject us to regulatory or enforcement actions as discussed below.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with our facilities where the product is manufactured or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or on us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

●	subject our facilities to an adverse inspectional finding or Form 483, or other compliance or enforcement notice, communication or correspondence;

●	issue warning or untitled letters that would result in adverse publicity or may require corrective advertising;

●	impose civil or criminal penalties;

●	suspend or withdraw regulatory clearances or approvals;

●	refuse to clear or approve pending applications or supplements to approved applications submitted by us;

●	impose restrictions on our operations, including closing our suppliers’ facilities;

●	seize or detain products; or

●	require a product recall.

In addition, violations of the Federal Food, Drug and Cosmetic Act, relating to the promotion of approved products may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and negatively impact our ability to commercialize and generate revenue from our INVU platform. If regulatory sanctions are applied or if regulatory clearance or approval is withdrawn, it would harm our business, financial condition and results of operations.

If we or our suppliers fail to comply with the FDA’s QSR, or any applicable state equivalent, our operations could be interrupted and our potential product sales and operating results could suffer.

Our manufacturing processes and those of our third-party suppliers are required to comply with the FDA’s QSR, which covers the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution and installation requirements, complaint handling, records requirements, servicing requirements and statistical techniques potentially applicable to the production of our medical device product. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic announced or unannounced inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. If we experience an unsuccessful Quality System inspection, our operations could be disrupted and our manufacturing could be interrupted. Failure to take adequate corrective action in response to an adverse Quality System inspection could result in, among other things, a shut-down of our manufacturing operations, significant fines, suspension of marketing clearances and approvals, seizures or recalls of our device, operating restrictions and criminal prosecutions, any of which would cause our business to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for our INVU platform and cause our revenue to decline. We have registered with the FDA as a medical device manufacturer. We anticipate that we and certain of our third-party component suppliers will be subject to FDA and local regulatory inspections.

We or our suppliers may not be able to continue to remain in compliance with QSR. If any manufacturer’s facilities in the United States were found to be in noncompliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, the FDA could take legal or regulatory enforcement actions against us and/or our products, including, but not limited to, the cessation of sales or the recall of our products, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits. Taking corrective action may be expensive, time-consuming and a distraction for management, and if we experience a shutdown or delay at our manufacturing facilities, we may be unable to produce our products, which would harm our business.

Current regulations depend heavily on administrative interpretation. If the FDA does not believe that we are in compliance with applicable FDA regulations, the agency could take legal or regulatory enforcement actions against us and/or our products. We are also subject to periodic inspections and audits by the FDA and other governmental regulatory agencies, as well as certain third-party regulatory groups. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business. Future interpretations made by the FDA or other regulatory bodies made during the course of these inspections or audits may vary from current interpretations and may adversely affect our business and prospects. The FDA’s and other comparable non-U.S. regulatory agencies’ statutes, regulations, policies or interpretations may change, and additional government regulation or statutes may be enacted, which could increase post-approval regulatory requirements, or delay, suspend or prevent marketing of any cleared or approved products or necessitate the recall of distributed products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

The medical device industry has been under heightened FDA scrutiny as the subject of government investigations and enforcement actions. If our operations and activities are found to be in violation of any FDA laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and other legal and/or agency enforcement actions. Any penalties, damages, fines or curtailment or restructuring of our operations or activities could harm our ability to operate our business and our financial results. The risk of us being found in violation of FDA law or regulations is increased by the fact that many of these laws and regulations are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend ourselves against that action and its underlying allegations, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. Where there is a dispute with a federal or state governmental agency that cannot be resolved to the mutual satisfaction of all relevant parties, we may determine that the costs, both real and contingent, are not justified by the commercial returns to us from maintaining the dispute or the product.

Various claims, design features or performance characteristics of our medical device that we may regard as permitted by the FDA without marketing clearance or approval may be challenged by the FDA or state or foreign regulators. The FDA or state or foreign regulatory authorities may find that certain claims, design features or performance characteristics, in order to be made or included in the product, may have to be supported by further studies and marketing clearances or approvals, which could be lengthy, costly and possibly unobtainable.

Our INVU platform and wearable wireless sensor band may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our wearable wireless sensor band, or a recall of our wearable wireless sensor band either voluntarily or at the direction of the FDA or another governmental authority could have a negative impact on us.

We are subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, will distract management from operating our business and may harm our reputation and financial results.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

Medical devices can experience performance problems in the field that require review and possible corrective action. The occurrence of component failures, manufacturing errors, software errors, design defects or labeling inadequacies affecting a medical device could lead to a government-mandated or voluntary recall by the device manufacturer, in particular when such deficiencies may endanger health. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. Product recalls may divert management attention and financial resources, expose us to product liability or other claims, harm our reputation with customers and adversely impact our business, financial condition and results of operations.

Legislative or regulatory reforms may make it more difficult and costly for us to obtain regulatory clearance or approval of any future products and to manufacture, market and distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of planned or future products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, a change in administration may impact our business and industry.

Any change in the laws or regulations that govern the clearance and approval processes relating to our current, planned and future products could make it more difficult and costly to obtain clearance or approval for new products or to produce, market and distribute existing products. Significant delays in receiving clearance or approval or the failure to receive clearance or approval for any new products would have an adverse effect on our ability to expand our business. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing clearance that we may have obtained and we may not achieve or sustain profitability.

From time to time, we engage outside parties to perform services related to certain of our clinical studies and trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to complete our clinical studies and may incur significant additional costs.

From time to time, we engage consultants to help design, monitor and analyze the results of certain of our clinical studies and trials. The consultants we engage interact with clinical investigators to enroll patients in our clinical trials. We depend on these consultants and clinical investigators to conduct clinical studies and trials and monitor and analyze data from these studies and trials under the investigational plan and protocol for the study or trial and in compliance with applicable regulations and standards, such as the FDA’s Good Clinical Practice, or GCP, guidelines and FDA human subject protection regulations. We may face delays in completing our clinical studies if these parties do not perform their obligations in a timely, compliant or competent manner. If these third parties do not successfully carry out their duties or meet expected deadlines, or if the quality, completeness or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical trial protocols or for other reasons, our clinical studies or trials may be extended, delayed or terminated or may otherwise prove to be unsuccessful, and we may have to conduct additional studies, which would significantly increase our costs.

Healthcare reform initiatives and other administrative and legislative proposals may harm our business, financial condition, results of operations and cash flows in our key markets.

There have been and continue to be proposals by the federal government, state and local governments, regulators and third-party payers to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our INVU platform or the coverage and reimbursement available for our products and could limit the acceptance and availability of our products. The adoption of proposals to control costs could harm our business, financial condition and results of operations.

There likely will continue to be legislative and regulatory proposals at the federal, state and local levels directed at containing or lowering the cost of healthcare, particularly in light of recent elections. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of federal, state and local governments, insurance companies, managed care organizations and other payers of healthcare services to contain or reduce costs of healthcare may harm:

●	our ability to set a price that we believe is fair for our product;

●	our ability to generate revenue and achieve or maintain profitability; and

●	the availability of capital.

Further, heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, has resulted in several U.S. Congressional inquiries and proposed and enacted federal legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. Additionally, individual states in the United States have also increasingly passed legislation and implemented regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. Moreover, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase and which suppliers will be included in their healthcare programs. Adoption of price controls and other cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures may prevent or limit our ability to generate revenue and attain profitability.

Various new healthcare reform proposals are emerging at the federal and state level. Any new federal, state or local healthcare initiatives that may be adopted could limit the amounts that federal, state or local governments will pay for healthcare products and services, and could harm our business, financial condition and results of operations.

Clinical trials may be delayed, suspended or terminated for many reasons, which will increase our expenses and delay the time it takes to expand our evidence base for our products.

We plan to continue to develop and execute clinical studies for our INVU platform. We may experience delays in ongoing or future clinical studies, and we do not know whether future clinical studies will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. The commencement and completion of clinical trials for future products or indications may be delayed, suspended or terminated as a result of many factors, including:

●	the delay or refusal of regulators or Institutional Review Boards, or IRBs, to authorize us to commence a clinical trial at a prospective trial site;

●	changes in regulatory requirements, policies and guidelines;

●	delays or failure to reach agreement on acceptable terms with prospective clinical research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	delays in patient enrollment and variability in the number and types of patients available for clinical trials;

●	the inability to enroll a sufficient number of patients in trials to observe statistically significant treatment effects in the trial;

●	having clinical sites deviate from the trial protocol or dropping out of a trial;

●	safety or tolerability concerns that could cause us to suspend or terminate a trial if we find that participants are being exposed to unacceptable health risks;

●	regulators or IRBs require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or safety concerns, among others;

●	lower than anticipated retention rates of patients and volunteers in clinical trials;

●	our CROs or clinical trial sites failing to comply with regulatory requirements or meet their contractual obligations to use in a timely manner, or at all, deviating from the protocol or dropping out of a trial;

●	delays relating to adding new clinical trial sites; and

●	exceeding budgeted costs due to difficulty in accurately predicting costs associated with clinical trials.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or the ethics committees of institutions at which such trials are being conducted, by the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements, including GCP regulations, or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues, failure to demonstrate safety and effectiveness, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

In addition, we may encounter delays if the FDA concludes that our financial relationships with investigators result in a perceived or actual conflict of interest that may have affected the interpretation of a study, the integrity of the data generated at the applicable clinical trial site or the utility of the clinical trial itself. Principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time. If these relationships and any related compensation to or ownership interest by the clinical investigator carrying out the study result in perceived or actual conflicts of interest, or if the FDA concludes that the financial relationship may have affected interpretation of the study, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection by the FDA. Any such delay or rejection could prevent us from expanding the evidence base for our INVU platform and may harm future sales growth of our products.

The results of our clinical trials may not support our INVU platform claims or may result in the discovery of adverse side effects.

The results of our future clinical trials may not support our development plans for our INVU platform and the FDA may not agree with our conclusions regarding the results of our trials. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and later trials may not replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our INVU platform is safe and effective for the proposed indicated uses, which could cause us to abandon development of our INVU platform and may delay development of other product candidates. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our INVU platform and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the future product’s profile.

Risks Related to Israeli Law and Our Operations in Israel

Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may adversely affect our business, our results of operations and our ability to raise additional funds.

We are incorporated under the laws of the State of Israel, and many of our employees, including certain management members, operate from our offices that are located in Tel Aviv, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks.

The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. These events may be intertwined with wider macroeconomic indications of a deterioration of Israel’s economic standing, which may have a material adverse effect on the Company and its ability to effectively conduct its operations.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Certain of our employees and consultants in Israel, in addition to employees of our service providers located in Israel, have been called, and additional employees may be called, for service in the current or future wars or other armed conflicts with Hamas and others, and such persons may be absent for an extended period of time. As a result, our operations may be disrupted by such absences, which disruption may materially and adversely affect our business and results of operations. Additionally, the absence of employees of our Israeli suppliers and contract manufacturers due to their military service in the current or future wars or other armed conflicts may disrupt their operations, which in turn may materially and adversely affect our ability to deliver or provide products and services to customers.

Following the attack by Hamas on Israel’s southern border, Hezbollah in Lebanon also launched missile, rocket and shooting attacks against Israeli military sites, troops and Israeli towns in northern Israel. In response to these attacked, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in southern Lebanon. It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities. Such hostilities may include terror and missile attacks. In the event that our facilities are damaged as a result of hostile actions, or hostilities otherwise disrupt our ongoing operations, our ability to deliver or provide products and services in a timely manner to meet our contractual obligations towards customers and vendors could be materially and adversely affected. Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of certain direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that such government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

In addition, some countries around the world restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continue or increase. These restrictions may limit materially our ability to sell our products and provide our services to companies and customers in these countries. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods and services. Such efforts, particularly if they become more widespread, may materially and adversely impact our ability to sell and provide our products and services outside of Israel.

Furthermore, following Hamas’ attack on Israel and Israel’s security cabinet declaration of war against Hamas, the Houthi movement, which controls parts of Yemen, launched a number of attacks on marine vessels traversing the Red Sea, which marine vessels were thought to either be in route towards Israel or to be partly owned by Israeli businessmen. The Red Sea is a vital maritime route for international trade traveling to or from Israel. As a result of such disruptions, we may experience in the future delays in supplier deliveries, extended lead times, and increased cost of freight, increased insurance costs, purchased materials and manufacturing labor costs. The risk of ongoing supply disruptions may further result in delayed deliveries of our products.

Prior to the Hamas attack in October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. In response to such initiative, many individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets and other changes in macroeconomic conditions. The risk of such negative developments has increased in light of the recent Hamas attacks and the war against Hamas declared by Israel, regardless of the proposed changes to the judicial system and the related debate. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

It may be difficult to enforce a U.S. judgment against us, and our officers and directors named in this prospectus, in Israel or the United States, or to assert U.S. securities law claims in Israel or serve process on our officers and directors.

Not all of our directors or officers are residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities law in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities law. Israeli courts may refuse to hear a claim based on a violation of U.S. securities law against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Under certain circumstances, Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors. For more information, see “Enforceability of Civil Liabilities Under U.S. Securities Law.”

Your rights and responsibilities as our shareholder will be governed by Israeli law, which differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

We are incorporated under Israeli law. The rights and responsibilities of holders of Nuvo Shares are governed by our articles of association and Israeli law, including the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and certain transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company or has other powers with respect to the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

We have received Israeli government grants for certain research and development activities. The terms of those grants require us to satisfy specified conditions as defined in Israel’s Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, or Innovation Law. Such grants will restrict the transfer or license of know-how, and may restrict the transfer of manufacturing or manufacturing rights of certain products, technologies or know-how outside of Israel, without the prior approval of the IIA.

Our research and development efforts were financed, in part, through grants from the Israel Innovation Authority, or IIA. From our inception, we conducted projects with the IIA’s support and received from the IIA grants totaling, as of December 31, 2022, approximately $1.164 million. The grants received from the IIA bear an annual interest rate based on the 12-month London Interbank Offered Rate, or LIBOR, in addition to payment of royalties.

Pursuant to the Innovation Law and the regulations thereunder, we will be required to return the grants by a payment of royalties at a rate of 3% to 5% on sales proceeds from our products that we developed under IIA programs up to the total amount of grants received, linked to the U.S. dollar and bearing interest rate at LIBOR, applicable to U.S. dollar deposits, as published on the first business day of each calendar year.

The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it will no longer persuade or require banks to submit rates for LIBOR after January 1, 2022. The grants received from the IIA bear an annual interest rate based on the 12-month LIBOR. Accordingly, there is considerable uncertainty regarding the interest accrued to the IIA grants. While it is not currently possible to determine precisely whether, or to what extent, the withdrawal and replacement of LIBOR would affect us, the implementation of alternative benchmark rates to LIBOR may increase our financial liabilities to the IIA. To date, the IIA has not issued any clarification regarding an alternative interest to be used instead of LIBOR.

Even after full repayment of the grants received, the Innovation Law requires, inter alia, that the products developed as part of the programs under which the grants were given be manufactured in Israel and restricts the ability to transfer know-how funded by the IIA outside of Israel. Transfer of IIA-funded know-how outside of Israel requires prior approval and is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Innovation Law. A transfer for the purpose of the Innovation Law is generally interpreted very broadly and includes, inter alia, any actual sale of the IIA-funded know-how, any license to manufacture or develop the IIA-funded know-how or the products resulting from such IIA-funded know-how or any other transaction, which, in essence, constitutes a transfer of IIA-funded know-how. We cannot be certain that any approval of the IIA will be obtained on terms that are acceptable to us, or at all. We may not receive the required approvals should we wish to transfer IIA-funded know-how and/or development outside of Israel in the future.

Subject to prior approval of the IIA, we may transfer the IIA-funded know-how to another Israeli company. If the IIA-funded know-how is transferred to another Israeli entity, the transfer would still require IIA approval but will not be subject to the payment of the redemption fee. In such case, the Israeli acquiring company would have to assume all of the applicable restrictions and obligations towards the IIA (including the restrictions on the transfer of know-how and manufacturing capacity, to the extent applicable, outside of Israel) as a condition to IIA approval.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patent Law. Although we generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals waive their right to remuneration for service inventions, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

A majority of our software development team is based in Ukraine and our business could be harmed if political instability or military conflict disrupts our team’s ability to operate.

In February 2022, Russia invaded Ukraine and global sanctions were announced by the U.S., European Union, Japan and additional countries against Russia, which caused disruptions in the energy, metal and other commodities supply chain and increased costs. This development continues to intensify global inflationary pressures.

We are actively monitoring the situation in Ukraine and will continue to assess any impact it may have on our business. We have a team of software engineers based in Ukraine that are responsible for a portion of our engineering and software development initiatives. If this team’s operations were disrupted or discontinued due to local instability or political, economic or military conditions, then our ability to provide services to some of our current customers and the development of new products or enhancement of existing products could be delayed, and our results of operations could be adversely affected. While the conflict in Ukraine has not yet had any material impact on our business to date, there is no way of predicting the progress or outcome of the conflict as it continues to rapidly develop and is out of our control.

Exchange rate fluctuations between the U.S. dollar, Euro and the New Israeli Shekel currencies may negatively affect our earnings.

Our functional currency is the U.S. dollar. We incur expenses in U.S. dollars, Euros and NIS. As a result, we are exposed to the risks that the Euro and the NIS may depreciate relative to the U.S. dollar, or, if either the Euro and the NIS devalue relative to the U.S. dollar, that the inflation rate in the EU and in Israel may exceed such rate of devaluation of the Euro and the NIS, or that the timing of such devaluation may lag behind inflation in the EU and in Israel. In any such event, the Euro-denominated cost of our operations in the EU and our NIS denominated costs of our operations in Israel would increase and our U.S. dollar-denominated results of operations would be adversely affected. The average exchange rate for the year ended December 31, 2023 was $1.00 = Euro 0.924 and $1.00 = NIS 3.687. We cannot predict any future trends in the rate of inflation in the EU and in the United States or the rate of devaluation, if any, of either the Euro or the U.S. dollar against the NIS.

If we are not able to successfully hedge against the risks associated with currency fluctuations, our financial condition and results of operations could be adversely affected. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure, which could adversely affect our financial condition and results of operations.

The termination or reduction of tax and other incentives that the Israeli government provides to Israeli companies may increase our costs and taxes.

The Israeli government currently provides tax and capital investment incentives to Israeli companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities may in the future further reduce or eliminate the benefits of these programs. We may take advantage of these benefits and programs in the future; however, there can be no assurance that such benefits and programs will be available to us. If we qualify for such benefits and programs and fail to meet the conditions thereof, the benefits could be canceled and we could be required to refund any benefits we might already have enjoyed, including interest and linkage difference, and become subject to penalties. Additionally, if we qualify for such benefits and programs and they are subsequently terminated or reduced, it could have an adverse effect on our financial condition and results of operations.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent or other intellectual property protection for any product we develop or for our technology, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize any product we may develop, and our technology, may be harmed.

As with other medical device companies, our success depends in large part on our ability to obtain, maintain and solidify a proprietary position for our product, which will depend upon our success in obtaining effective patent protection in the United States and other countries that cover, and other intellectual property with respect to, such product, its manufacturing processes and its intended methods of use and enforcing those patent claims once granted, as well as our other intellectual property. In some cases, we may not be able to obtain issued claims covering our technologies which are sufficient to prevent third parties, such as our competitors, from utilizing our technology. Any failure to obtain or maintain patent and other intellectual property protection with respect to our products or other aspects of our business could harm our business, financial condition and results of operations.

Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our patents. Additionally, we cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.

The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, suppliers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

The strength of patent rights generally, and particularly the patent position of medical device companies, involves complex legal and scientific questions and can be uncertain, and has been the subject of much litigation in recent years. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law or rules in ways affecting the scope or validity of issued patents. Our current or future patent applications may fail to result in issued patents in the United States or foreign countries with claims that cover our product. Even if patents do successfully issue from our patent applications, third parties may challenge the validity, enforceability or scope of such patents, which may result in such patents being narrowed, invalidated or held unenforceable. Any successful challenge to our patents could deprive us of exclusive rights necessary for the successful commercialization of our product. Furthermore, even if they are unchallenged, our patents may not adequately protect our product, provide exclusivity for our products or prevent others from designing around our claims. If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from commercializing similar or identical technology and products would be adversely affected. If the breadth or strength of protection provided by the patents we hold or pursue with respect to our products is challenged, it could dissuade companies from collaborating with us to develop, or threaten our ability to commercialize, our product.

Patent terms may be inadequate to protect our competitive position on our future products for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our future products are obtained, once the patent life has expired, we may be open to competition from competitive products.

Given the amount of time required for the development, testing and regulatory review of new products, patents protecting our future products might expire before or shortly after we or our future partners commercialize those products. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours for a sufficient amount of time, and, as a result, we may not be able to obtain adequate protection from our patent portfolio against competition, in spite of the time and effort invested in the commercialization of our future products.

We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful, and which could additionally result in the diversion of management’s time and efforts, require us to pay damages or prevent us from marketing our existing or future products.

Competitors may infringe our patents, or the patents of any future licensing partners, or we may be required to defend against claims of infringement. In addition, our patents or the patents of any such licensing partners also may become involved in inventorship, priority or validity disputes. Patent litigation is prevalent in the medical device and diagnostic sectors. Our commercial success depends in part upon our ability and that of our contract manufacturers and suppliers to manufacture, market, sell our planned product, and use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties. To prosecute, counter or defend against patent infringement claims can be expensive and time-consuming. In an infringement proceeding, a court may decide that our patent is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover such technology. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our management and other personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial negative impact on the price of Holdco Ordinary Shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could harm our ability to compete in the marketplace. Any of the foregoing could harm our business, financial condition and results of operations.

We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology. Additional third parties may assert infringement claims against us based on existing or future intellectual property rights, regardless of merit. If we are found to infringe a third-party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products and technology. We may also elect to enter into such a license in order to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, which may be significant. If we are found to have willfully infringed a third-party patent, we could be required to pay treble damages and attorneys’ fees. A finding of infringement could prevent us from commercializing our planned products in commercially important territories, or force us to cease some of our business operations, which could harm our business. Although we try to ensure that our employees, advisors and consultants do not use the proprietary information or know-how of others in their work for us, including requiring that our employees, advisors and consultants do not breach any contractual obligations with other third parties related to proprietary information or know-how in connection with their work for us, we may be subject to claims that we, or these employees, have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. These and other claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our business to the infringement claims discussed above.

Even if we are successful in prosecuting or defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial negative impact on the price of Holdco Ordinary Shares. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can. Uncertainties resulting from the initiation and continuation of litigation or other intellectual property related proceedings could harm our business, financial condition and results of operations.

We have foreign intellectual property rights and may not be able to protect our intellectual property and proprietary rights throughout the world, which could harm our business, financial condition and results of operations.

Currently, we have 36 issued foreign utility patents, 16 pending foreign utility patent applications and one PCT patent application. Our patent portfolio also includes seven issued foreign design patents. Filing, prosecuting and defending patents on our products in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, from selling or importing products made using our inventions in and into the United States or other jurisdictions, or from using our trademarks or trademarks confusingly similar to our trademarks for similar goods and services in any jurisdiction. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition and results of operations may be harmed.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be harmed.

Our registered and unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks. We have not conducted any registrability studies for possible future trademarks or current trademarks in future jurisdictions to assess whether such marks would be successfully registered. In addition, we may license our trademarks and trade names to third parties, such as distributors. Although these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names or other intellectual property may be ineffective, and we may be required, and have been required, to limit the use of our trademarks or trade names to certain classes of goods and services in certain jurisdictions. This could result in substantial costs and diversion of resources and could harm our business, financial condition and results of operations.

Our use of “open source” software could subject our proprietary software to general release, adversely affect our ability to sell our products and subject us to possible litigation.

A portion of the products or technologies licensed, developed and/or distributed by us incorporate so-called “open source” software and we may incorporate open source software into other products and technologies in the future. Such open source software generally is licensed by its authors or other third parties under open source licenses. Some open source licenses may contain certain unfavorable conditions, such as requirements that we disclose source code for modifications or derivative works that we make to the open source software and that we license such modifications or derivative works to third parties at no cost or under the terms of the particular open source license. In some circumstances, distribution of our proprietary software in connection with open source software could require that we disclose and license some or all of our proprietary code in that software, as well as distribute our software that uses particular open source software at no cost to the user. We monitor our use of open source software in an effort to avoid uses in a manner that would require us to disclose or grant licenses under our proprietary source code; however, there can be no assurance that such efforts will be successful. In addition, third-party products that we utilize may also include certain open source software code that if used in combination with our own software may jeopardize our intellectual property rights or limit our ability to sell through certain sales channels (or otherwise subject our proprietary source code to the above-described risks). Open source license terms are often ambiguous and such use could inadvertently occur. There is little legal precedent governing the interpretation of many of the terms of these licenses, and the potential impact of these terms on our business may result in unanticipated obligations regarding our technologies. Companies that incorporate open source software into their products have, in the past, faced claims seeking enforcement of open source license provisions and claims asserting ownership of open source software incorporated into their product. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of an open source license, we could incur significant legal costs defending ourselves against such allegations. In the event such claims were successful, we could be subject to significant damages or be enjoined from the distribution of the infringing product. In addition, if we combine our proprietary software with open source software in certain ways, under some open source licenses, we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours and otherwise adversely affect our business. These risks could be difficult to eliminate or manage, and, if not addressed, could harm our business, financial condition and results of operations.

Risks Related to Holdco

Unless the context otherwise requires, all references in this “Risks Related to Holdco” section to “we,” “us” or “our” refer to Holdco following the consummation of the Business Combination, which will operate the business of Nuvo and its subsidiaries following the consummation of the Business Combination.

Holdco will incur increased costs as a result of operating as a public company.

Following the Business Combination, Holdco will become a public company and will incur significant legal, accounting and other expenses that Nuvo did not incur as a private company. As a public company, Holdco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Holdco’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage the transition into a public company. Moreover, Holdco expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, such rules and regulations may make it more difficult and expensive for Holdco to obtain director and officer liability insurance and Holdco may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Holdco cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Holdco to attract and retain qualified persons to serve on the Holdco Board, its Board committees or as executive officers.

Most members of Holdco’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of Holdco’s business by diverting the attention of some of its senior management team away from revenue producing activities to management and administrative oversight, adversely affecting Holdco’s ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing its businesses. Holdco’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities law and the continuous scrutiny of securities analysts and investors.

In addition, the public reporting obligations associated with being a public company in the United States may subject Holdco to litigation as a result of increased scrutiny of its financial reporting. If Holdco is involved in litigation regarding its public reporting obligations, this could subject Holdco to substantial costs, divert resources and management attention from Holdco’s business and seriously undermine Holdco’s business.

Any of these effects could harm Holdco’s business, financial condition and results of operations.

There can be no assurance that the Holdco Ordinary Shares that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that Holdco will be able to comply with the continued listing standards of Nasdaq.

Holdco intends to apply for the listing of the Holdco Ordinary Shares and Holdco Warrants on Nasdaq. If Nasdaq denies its application for failure to meet the listing standards or if Holdco subsequently does not satisfy any additional listing standards, Holdco and its shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that the Holdco Ordinary Shares are a “penny stock” which will require brokers trading in the Holdco Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Holdco Ordinary Shares are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of Holdco’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Holdco is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Holdco was not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

A market for Holdco Ordinary Shares may not develop, which would adversely affect the liquidity and price of Holdco Ordinary Shares.

An active trading market for Holdco Ordinary Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your Holdco Ordinary Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of Public Shares in connection with the Closing of the Business Combination.

If Holdco does not meet the expectations of equity research analysts, if they do not publish research or reports about Holdco’s business or if they issue unfavorable commentary or downgrade Holdco Ordinary Shares, the price of Holdco Ordinary Shares could decline.

The price of Holdco Ordinary Shares and trading volume may be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. If securities or industry analysts do not publish research or reports about our business, delay publishing reports about our business, or publish negative reports about our business, regardless of accuracy, the market price and trading volume of Holdco Ordinary Shares could decline.

If a trading market for Holdco Ordinary Shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We have little to no influence over these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about Holdco Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding Holdco Ordinary Shares, the price of Holdco Ordinary Shares could decline. The share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance they have publicly announced or the expectations of analysts and investors. If our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or investors, analysts could downgrade Holdco Ordinary Shares or publish unfavorable research about us. Furthermore, if one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline.

Even if Holdco Ordinary Shares are actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Over-reliance by analysts or investors on any particular metric to forecast our future results may lead to forecasts that differ significantly from our own.

The price of Holdco Ordinary Shares may be volatile.

Following the consummation of the Business Combination, the price of Holdco Ordinary Shares may fluctuate due to a variety of factors, including:

●	changes in the industries in which Holdco and its customers operate;

●	developments involving Holdco’s competitors;

●	changes in laws and regulations affecting its business;

●	variations in its operating performance and the performance of its competitors in general;

●	actual or anticipated fluctuations in Holdco’s quarterly or annual operating results;

●	publication of research reports by securities analysts about Holdco or its competitors or its industry;

●	the public’s reaction to Holdco’s press releases, its other public announcements and its filings with the SEC;

●	actions by shareholders;

●	additions and departures of key personnel;

●	commencement of, or involvement in, litigation involving the combined company;

●	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of Holdco Ordinary Shares available for public sale; and

●	general economic and political conditions, such as the Russia – Ukraine conflict, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism, and a resurgence of the COVID-19 outbreak.

These market and industry factors may materially reduce the market price of Holdco Ordinary Shares regardless of the operating performance of Holdco.

Certain recent public offerings of companies with public floats comparable to Holdco public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Holdco may experience similar volatility, which may make it difficult for prospective investors to assess the value of the Holdco Ordinary Shares.

Holdco Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our public float may amplify the impact of the actions taken by a few shareholders on the price of Holdco Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should Holdco Ordinary Shares experience run-ups and declines that are seemingly unrelated to Holdco’s actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of Holdco Ordinary Shares. In addition, investors in Holdco Ordinary Shares may experience losses, which may be material, if the price of Holdco Ordinary Shares declines after the Closing or if such investors purchase Ordinary Shares prior to any price decline.

It is not expected that Holdco will pay dividends in the foreseeable future after the Business Combination.

It is expected that Holdco will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that Holdco will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, the Holdco Board will have complete discretion as to whether to distribute dividends. Even if the Holdco Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by Holdco from subsidiaries, Holdco’s financial condition, contractual restrictions and other factors deemed relevant by the Holdco Board. There is no guarantee that the Holdco Ordinary Shares will appreciate in value after the Business Combination or that the trading price of the Holdco Ordinary Shares will not decline.

Financial projections with respect to Holdco may not prove to be reflective of actual future results.

In connection with the Business Combination, the LAMF Board considered, among other things, financial forecasts for Holdco. These forecasts speak only as of the date made. These financial projections are subject to significant economic, competitive, industry and other uncertainties, including other risks discussed in this “Risk Factors” section, and may not be achieved in full, at all or within projected timeframes. The failure of Holdco to achieve projected results could have a material adverse effect on the trading price of Holdco Ordinary Shares and Holdco’s financial position following the consummation of the Business Combination.

We may issue additional Holdco Ordinary Shares or Holdco Preferred Shares under the Amended Articles, which would dilute the interest of Holdco’s shareholders.

The Amended Articles authorize the issuance of [●] Holdco Ordinary Shares and [●] Holdco Preferred Shares. Holdco may issue a substantial number of additional Holdco Ordinary Shares or Holdco Preferred Shares under the Amended Articles to be adopted immediately prior to the consummation of the Business Combination. For additional information on the Amended Articles and their adoption, see “—Provisions of Israeli law and the Amended Articles may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.” The issuance of additional Holdco shares:

●	may significantly dilute the equity interest of investors, who will not have preemption rights in respect of such an issuance;

●	may subordinate the rights of holders of Holdco Ordinary Shares if one or more classes of preferred shares are created, and such preferred shares are issued, with rights senior to those afforded to Holdco Ordinary Shares;

●	could cause a change in control if a substantial number of Holdco Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for Holdco Ordinary Shares and/or Holdco Warrants.

Holdco may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.

Nuvo is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, Holdco will be required to provide management’s attestation on internal controls in connection with Holdco’s second annual report on Form 20-F following consummation of the Business Combination. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Nuvo as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Holdco is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of Holdco Ordinary Shares.

As a foreign private issuer and a company treated as an emerging growth company for certain purposes, Holdco will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.

As a foreign private issuer and a company treated as an emerging growth company for certain purposes, Holdco will be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, Holdco is not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, Holdco intends to rely on exemptions from certain U.S. rules which will permit Holdco to follow Israeli legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. However, the laws and regulations of the State of Israel do not contain any provisions applicable to Holdco that are comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure (“Regulation FD”), aimed at preventing issuers from making selective disclosures of material information, although Holdco will be subject to Israeli laws and regulations having substantially the same effect as Regulation FD. As a result of the above, even though Holdco is required to file reports on Form 6-K disclosing the limited information which Holdco has made or is required to make public pursuant to Israeli law, or is required to distribute to shareholders generally, and that is material to Holdco, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as a company treated as an emerging growth company for certain purposes, Holdco will not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, Holdco is permitted to, and intends to take advantage of, certain exemptions that allow it to comply with reduced disclosure obligations in this proxy statement/prospectus that are applicable to other public companies that are not emerging growth companies. As a result, its shareholders may not have access to certain information that they deem important. Accordingly, the information about Holdco available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company.

Moreover, following the Closing, Holdco will not be required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act.

Holdco cannot predict if investors will find Holdco Ordinary Shares less attractive because Holdco will rely on these exemptions. If some investors find Holdco Ordinary Shares less attractive as a result, there may be a less active trading market for Holdco Ordinary Shares and the share price may be more volatile.

Holdco may lose its foreign private issuer status, which would then require Holdco to comply with the Exchange Act’s domestic reporting regime and cause Holdco to incur significant legal, accounting and other expenses.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In order to maintain its current status as a foreign private issuer, either (a) more than 50% Holdco’s Ordinary Shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of Holdco’s executive officers or directors must not be U.S. citizens or residents; (2) more than 50% of Holdco’s assets must be located outside of the United States; and (3) Holdco’s business must be administered principally outside the United States. If Holdco loses this status, Holdco would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. Holdco may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to Holdco under U.S. securities law if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs Holdco will incur as a foreign private issuer.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about Holdco’s business, the price of Holdco Ordinary Shares and Holdco trading volume could decline.

The trading market for Holdco Ordinary Shares depends in part on the research and reports that securities or industry analysts publish about Holdco or Holdco’s business. If one or more of the analysts who cover Holdco downgrade Holdco Ordinary Shares or publish inaccurate or unfavorable research about Holdco’s business, the price of Holdco Ordinary Shares would likely decline. If one or more of these analysts cease coverage of Holdco or fail to publish reports on Holdco regularly, demand for Holdco Ordinary Shares could decrease, which might cause the price of Holdco Ordinary Shares and trading volume to decline.

If the Holdco Ordinary Shares or the Holdco Warrants are not eligible for deposit and clearing within the facilities of the DTC, then transactions in the Holdco Ordinary Shares or the Holdco Warrants may be disrupted.

The facilities of the DTC are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Holdco expects that Holdco Ordinary Shares or the Holdco Warrants will be eligible for deposit and clearing within the DTC system. Holdco expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the Holdco Ordinary Shares or the Holdco Warrants. Holdco expects these actions, among others, will result in DTC agreeing to accept the Holdco Ordinary Shares or the Holdco Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept Holdco Ordinary Shares or the Holdco Warrants for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept Holdco Ordinary Shares or the Holdco Warrants, it will generally have discretion to cease to act as a depository and clearing agency for Holdco Ordinary Shares or the Holdco Warrants.

If DTC determines at any time after the completion of the transactions and the listing that the Holdco Ordinary Shares or the Holdco Warrants were not eligible for continued deposit and clearance within its facilities, then Holdco believes the Holdco Ordinary Shares or the Holdco Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While Holdco would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of the Holdco Ordinary Shares or the Holdco Warrants.

Our management team will have immediate and broad discretion over the use of the net proceeds from the Transactions and may not use them effectively.

We intend to use the net proceeds from the Transactions to fund sales and marketing activities to support commercialization of our INVU platform, purchase supplies and manufacture products, fund research and development activities, and for general corporate purposes. However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the Transactions and will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation.

Pending their use, we may invest the net proceeds from the Transactions in a manner that does not produce value. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Our management team has limited experience managing a public company and we do not have a chief financial officer.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our operations as a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities law and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, results of operations and prospects.

Moreover, we do not currently have a chief financial officer. Our finance team has limited experience in operating the finances of a publicly traded company. If we are unable to develop our finance organization capability, it could adversely affect our business, financial condition, results of operations and prospects.

The development and implementation of the standards and controls necessary for Holdco to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that Holdco will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

If our operating and financial performance in any given period does not meet or exceed the guidance that we provide to the public, the market price of Holdco’s Ordinary Shares may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. If we elect to issue such guidance, it will be composed of forward-looking statements subject to the risks and uncertainties described in this proxy statement/prospectus. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of Holdco’s Ordinary Shares may decline.

Estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which Holdco competes achieves the forecasted growth, Holdco’s business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including those LAMF and Nuvo have generated, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of Holdco’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by Holdco’s market opportunity estimates will purchase Holdco’s products at all or generate any particular level of revenue for Holdco. Any expansion in Holdco’s market depends on a number of factors, including the cost, performance, and perceived value associated with Holdco’s platform and products and those of its competitors. Even if the market in which Holdco competes meets the size estimates and growth forecasted, Holdco’s business could fail to grow at similar rates, if at all. Holdco’s growth is subject to many factors, including its success in implementing its growth strategies, which are subject to many risks and uncertainties. Accordingly, Holdco’s forecasts of market growth should not be taken as indicative of its future growth.

There may be sales of a substantial amount of Holdco Ordinary Shares after the Business Combination by the current LAMF Shareholders and/or Nuvo Shareholders, and these sales could cause the price of Holdco’s securities to fall.

After the Business Combination, there will be approximately 41,236,612 Holdco Ordinary Shares outstanding (assuming no public shareholders exercise Redemption Rights with respect to their public shares upon consummation of the Business Combination) including 9,539,333 Holdco Ordinary Shares held by the Sponsor and [●] Holdco Ordinary Shares held by the Nuvo Shareholders that will be subject to certain lock-up arrangements. Of the issued and outstanding LAMF Class A Ordinary Shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Holdco’s “affiliates,” as that term is defined in Rule 144 under the Securities Act, and shares subject to lock-up arrangements pursuant to the Sponsor Support Agreement. Following completion of the Business Combination, and assuming no public shareholders exercise Redemption Rights with respect to their public shares upon consummation of the Business Combination, Holdco expects that approximately 18.6% (or 20.1% in the maximum redemption scenario) of the outstanding Holdco Ordinary Shares will be held by entities affiliated with Holdco and its executive officers and directors.

After the Business Combination and pursuant to the Registration Rights Agreement, certain Nuvo Shareholders will be entitled to demand that Holdco registers the resale of 17,579,534 Holdco Ordinary Shares and 580,000 warrants convertible into Holdco Ordinary Shares, subject to certain minimum requirements. These shareholders will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of any registration statement Holdco files pursuant to the Registration Rights Agreement, and upon the expiration of the lock-up periods applicable to the parties to the Registration Rights Agreement, these parties may sell large amounts of Holdco Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the share price of Holdco Ordinary Shares or putting significant downward pressure on the price of Holdco Ordinary Shares.

Sales of substantial amounts of Holdco Ordinary Shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Holdco Ordinary Shares and make it difficult for us to raise funds through securities offerings in the future.

There will be differences between your current rights as a holder of LAMF Class A Ordinary Shares and the rights you will have as a holder of Holdco Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, LAMF Shareholders will no longer be shareholders of LAMF, but will be Holdco Shareholders. There will be differences between the current rights of LAMF Shareholders and the rights you will have as a holder of Holdco Ordinary Shares and Holdco Warrants, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of LAMF Shareholders and Holdco Shareholders, see the section entitled “Questions and Answers About the Business Combination – What differences will there be between the Amended Articles and the Existing Governing Documents that LAMF Shareholders will consider at the Extraordinary General Meeting?”

The listing of Holdco securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

Upon the Closing, Holdco intends to list the Holdco Ordinary Shares and Holdco Warrants on Nasdaq under the symbols “NUVO” and “NUVOW,” respectively. Unlike the underwritten initial public offering of the LAMF securities, the initial listing of Holdco’s securities as a result of the Business Combination will not benefit from the following:

●	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

●	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; or

●	underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel (consistent with applicable SEC rules and regulations currently in effect on the date hereof).

The lack of such a process in connection with the listing of Holdco’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Holdco’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

The Amended Articles provide that, unless Holdco consents to an alternative forum, the federal district courts of the United States shall be the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act, and the competent courts of Tel Aviv, Israel, shall be the exclusive forum for resolution of substantially all disputes between Holdco and its shareholders under the Amended Articles, the Companies Law and the Israeli Securities Law, as well as any derivative action brought on behalf of Holdco and any claim of breach of fiduciary duty owed by a director, officer or other employee of Holdco, which could limit Holdco’s shareholders’ ability to choose the judicial forum for disputes with Holdco, its directors, shareholders, or other employees and could result in increased costs to such shareholders who bring a claim.

Section 22 of the Securities Act creates concurrent jurisdiction for U.S. federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Amended Articles provide that, unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act and Holdco’s shareholders cannot and will not be deemed to have waived Holdco’s compliance with the U.S. federal securities law and the rules and regulations thereunder as a result of the exclusive forum provision.

The Amended Articles further provide that, unless Holdco consents in writing to the selection of an alternative forum, the competent courts of Tel Aviv, Israel, shall be the exclusive forum for the resolution of (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of fiduciary duty owed by any of Holdco’s directors, officers or other employees to Holdco or its shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Amended Articles, the Companies Law or the Israeli Securities Law, 1968 (the “Israeli Securities Law”). Such exclusive forum provision is intended to apply to claims arising under Israeli law and shall not apply to claims for which the federal courts would have exclusive jurisdiction, whether by law or pursuant to the Amended Articles, as described above.

Any person or entity purchasing or otherwise acquiring any interest in any of Holdco’s securities shall be deemed to have notice of and consented to the foregoing provisions of the Amended Articles. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Amended Articles. If a court were to find the exclusive forum provisions contained in the Amended Articles to be inapplicable or unenforceable in an action, Holdco may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect Holdco’s business, financial condition and results of operations.

This choice of forum provision may increase costs, such as those related to legal fees and transportation for counsel and the plaintiff, to shareholders by requiring litigating in the courts provided by the exclusive forum provisions in lieu of a more convenient and cost effective jurisdiction for the plaintiff, which may discourage lawsuits against Holdco and its directors, officers, and employees. The exclusive forum provisions could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of U.S. federal securities law or the Companies Law or Israeli Securities Law, as applicable, in the types of lawsuits to which they apply, such exclusive forum provisions may limit the shareholders’ abilities to bring a claim in the judicial forum of their choosing for disputes with Holdco or any of its directors, shareholders, officers, or other employees, which may discourage lawsuits with respect to such claims against Holdco and its current and former directors, shareholders, officers or other employees and result in increased costs to such shareholders who bring a claim.

Provisions of Israeli law and the Amended Articles may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Subject to the consent of the sole shareholder of Holdco, which we expect to be obtained prior to the Closing, and as a condition thereto, immediately prior to the consummation of the Business Combination, Holdco’s articles of association will be amended and restated in their entirety in a form of public company articles of association, filed as an exhibit to this proxy statement/prospectus.

Provisions of Israeli law and the Amended Articles to become effective upon the consummation of the Business Combination could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Holdco or its shareholders to elect different individuals to the Holdco Board, even if doing so would be considered to be beneficial by some of the Holdco Shareholders, and may limit the price that investors may be willing to pay in the future for Holdco Ordinary Shares. Once effective, the amendments shall consist of, among other things:

●	the Companies Law regulates mergers and requires that a tender offer be effected when one or more persons or entities propose to purchase shares that would result in it or them owning more than a specified percentage of shares in a company;

●	the Companies Law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

●	the Companies Law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

●	the Amended Articles do not permit the Company to undertake a Deemed Liquidation Event, other than a Qualified Deemed Liquidation (each as defined in the Amended Articles) without the consent of the holders of at least a majority of the voting power represented by the then issued and outstanding Holdco Preferred Shares (the “Preferred Majority”);

●	the Amended Articles establish a liquidation and dividend preference for the holders of Holdco Preferred Shares, such upon such an event, such holders are entitled to receive, from the assets available for distribution to the shareholders, prior and in preference to any distribution in respect of Holdco Ordinary Shares, an amount per Holdco Preferred Share equal to the greater of (i) three times the Original Issue Price of such share (as adjusted for certain recapitalization events) or (ii) the amount that would be received if such share had converted into a Holdco Ordinary Share immediately prior to the distribution event, in each case, plus any declared but unpaid dividends thereon;

●	the Amended Articles will divide the Holdco Board into three classes, each of which is elected once every three years with a Board of at least three and no more than 11 members;

●	an amendment to the Amended Articles will generally require, in addition to the approval of the Holdco Board of Directors, a vote of the holders of a majority of Holdco’s outstanding Holdco Ordinary Shares entitled to vote present and voting (including via proxy) on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision empowering the Holdco Board to determine the size of the Holdco Board, the provision dividing Holdco’s directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require Holdco to include a matter on the agenda for a general meeting of the shareholders, and the provisions relating to the election and removal of members of the Holdco Board and empowering the Holdco Board to fill vacancies on the Holdco Board, requires, in addition to the approval of the Holdco Board, a vote of the holders of 65% of Holdco’s outstanding Holdco Ordinary Shares entitled to vote at a general meeting; in other cases, such as an amendment of the provisions relating to the rights and privileges of the Holdco Preferred Shares, the amendment of a limited number of provisions also requires the approval of the Preferred Majority; and certain amendments to the Amended Articles will not be applicable against any holder of Holdco Preferred Shares that does not consent to such amendment;

●	the Amended Articles do not permit a director to be removed by a vote of the Holdco shareholders, without the approval of at least 65% of our outstanding shares entitled to vote at a general meeting of shareholders; and

●	the Amended Articles provide that director vacancies may be filled by the Holdco Board.

Further, Israeli tax considerations may make potential transactions undesirable to Holdco or to some of Holdco’s shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

Holdco’s Amended Articles designates specific courts as the exclusive forum for certain litigation that may be initiated by its shareholders, which could limit such shareholders’ abilities to obtain a favorable judicial forum for disputes with Holdco or its directors, officers or employees.

Holdco’s Amended Articles provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Investors cannot waive compliance with U.S. federal securities law and the rules and regulations thereunder. Holdco’s Amended Articles also provide that unless Holdco consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of Holdco, any action asserting a breach of a fiduciary duty owed by any of its directors, officers or other employees to Holdco or its shareholders or any action asserting a claim arising pursuant to any provision of the Amended Articles, the Companies Law or the Israeli Securities Law (the “Israeli Forum Provision”).

The Federal Forum Provision and Israeli Forum Provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Holdco or its directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the Federal Forum Provision or the Israeli Forum Provision to be inapplicable or unenforceable in an action, Holdco may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, financial condition or results of operations.

It may be difficult to enforce a U.S. judgment against Holdco, its officers, and its directors named in this proxy statement/prospectus in Israel or the United States, or to assert U.S. securities law claims in Israel or serve process on Holdco’s officers and directors.

Not all of the individuals expected to be Holdco’s directors or officers upon consummation of the Business Combination are residents of the United States, and most of their assets are, and upon consummation of the Business Combination most of Holdco’s assets will be, located outside the United States. Service of process upon Holdco or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Holdco or its non-U.S. resident directors and officers may be difficult to obtain within the United States. We have been informed that it may be difficult to assert claims under U.S. securities law in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities law. Israeli courts may refuse to hear a claim based on a violation of U.S. securities law against Holdco or its non-U.S. officers and directors because Israel may not be the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against Holdco or its non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought. For more information, see “Enforceability of Civil Liabilities Under U.S. Securities Law.”

Your rights and responsibilities as a Holdco Shareholder will be governed by Israeli law, which differs in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Holdco is incorporated under Israeli law. The rights and responsibilities of holders of Holdco Ordinary Shares will be governed by the Amended Articles and Israeli law, including the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law, each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his, her or its rights and fulfilling his, her or its obligations toward a company and other shareholders and to refrain from abusing his, her or its power in a company, including, among other things, in voting at the general meeting of shareholders, on amendments to a company’s articles of association, and with regard to increases in a company’s authorized share capital, mergers, and certain transactions requiring shareholders’ approval under the Companies Law. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in a company, or has other powers toward a company has a duty of fairness toward that company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior, but these provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Risks Related to LAMF and the Business Combination

Unless the context otherwise requires, all references in this “Risks Related to LAMF and the Business Combination” section to “we,” “us” or “our” refer to LAMF.

The Sponsor and the LAMF Insiders have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

The Sponsor and the LAMF Insiders own 76.4% of LAMF’s issued and outstanding LAMF Class A Ordinary Shares. The Sponsor and the LAMF Insiders also may from time to time purchase Public Shares prior to the consummation of the Business Combination. In accordance with the Business Combination Proposal, the Business Combination will need to be approved by ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least a majority of the LAMF Class A Ordinary Shares present in person, virtually or represented by proxy and entitled to vote at the EGM. Pursuant to the Sponsor Support Agreement, the Sponsor and the LAMF Insiders have agreed to vote in favor of the adoption and approval of the Business Combination. As a result, LAMF would not need Public Shares held by the Public Shareholders to be voted in favor of the Business Combination in order to have the Business Combination approved (assuming all outstanding LAMF Class A Ordinary Shares are voted). Accordingly, the agreement by the Sponsor and the LAMF Insiders to vote in favor of the Business Combination ensures that LAMF will receive the requisite shareholder approval for the Business Combination.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not be completed.

Even if the Business Combination Agreement is approved by the LAMF Shareholders and Nuvo, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “The Business Combination Agreement — Conditions to Complete the Business Combination” of this proxy statement/prospectus. LAMF and Nuvo may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not be completed, or will be delayed pending later satisfaction or waiver, and such delay may cause LAMF and Nuvo and their respective shareholders to each lose some or all of the intended benefits of the Business Combination.

The requirement that LAMF complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), may give Nuvo leverage over LAMF.

The requirement that LAMF completes its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), may give Nuvo leverage over LAMF and may limit the time LAMF has to conduct due diligence on Nuvo, in particular as LAMF approaches its dissolution deadline, which could undermine its ability to complete the Business Combination on terms that would produce value for LAMF Shareholders. Nuvo is aware that LAMF must complete the Business Combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension).

LAMF may not be able to complete the Business Combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), in which case LAMF would cease all operations except for the purpose of winding up and LAMF would redeem its Public Shares and liquidate.

LAMF may not be able to complete the Business Combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension). LAMF’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If LAMF has not completed the Business Combination or another initial business combination within such time period, LAMF will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of LAMF’s remaining shareholders and the LAMF Board, liquidate and dissolve, subject in each case, to LAMF’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, the LAMF Insiders and their affiliates may elect to purchase Public Shares or Public Warrants from Public Shareholders, which may reduce the public “float” of the LAMF Class A Ordinary Shares and Public Warrants.

The Sponsor, the LAMF Insiders and their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Warrants the Sponsor, the LAMF Insiders and their affiliates may purchase in such transactions, subject to compliance with applicable law and the Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights.

In the event that the Sponsor, the LAMF Insiders and their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of any such purchases of shares could be to increase the amount of cash at the closing of the Business Combination. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such Public Warrant on any matters submitted to the LAMF Warrantholders for approval in connection with LAMF’s initial business combination. Any such purchases of LAMF Securities may result in the completion of an initial business combination that may not otherwise have been possible. LAMF expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the Public Shares or Public Warrants and the number of beneficial holders of LAMF Securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of LAMF Securities on a national securities exchange.

If a Public Shareholder fails to receive notice of LAMF’s offer to redeem Public Shares in connection with the Business Combination, such Public Shares may not be redeemed.

LAMF will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite LAMF’s compliance with these rules, if a Public Shareholder fails to receive this proxy statement/prospectus, such Public Shareholder may not become aware of the opportunity to redeem their Public Shares. In addition, this proxy statement/prospectus will be furnished to holders of the Public Shares in connection with the Business Combination and describes the various procedures that must be complied with in order to validly submit Public Shares for redemption. For example, LAMF intends to require the Public Shareholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to the Transfer Agent, or to deliver their Public Shares to the Transfer Agent electronically prior to the date set forth in this proxy statement/prospectus. Public Shareholders seeking redemption of their Public Shares are required to submit a written request for redemption to the Transfer Agent two business days prior to the scheduled vote in which the name of the beneficial owner of such Public Shares is included. In the event that a Public Shareholder fails to comply with these, or any other procedures disclosed in this proxy statement/prospectus, their Public Shares may not be redeemed. Please see “Information about LAMF – Redemption Rights for Holders of Public Shares” for additional details.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

The Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) LAMF’s completion of its initial business combination, and then only in connection with those LAMF Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance or timing of our obligation to redeem 100% of the Public Shares if LAMF does not complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), or with respect to any other material provisions relating to shareholders’ rights or pre-business combination activity, and the redemption of the Public Shares if LAMF is unable to complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), subject to applicable law and as further described herein. In addition, if LAMF’s plan to redeem its Public Shares if LAMF is unable to complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), for any reason, compliance with Cayman Islands law may require that LAMF submits a plan of dissolution to LAMF’s then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, the Public Shareholders may be forced to wait beyond the Extension before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

If you or a “group” of LAMF Shareholders are deemed to hold in excess of 15% of the LAMF Class A Ordinary Shares, you will lose the ability to redeem all such shares in excess of 15% of the LAMF Class A Ordinary Shares.

The Existing Governing Documents provide that a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Public Shares sold in the IPO without LAMF’s prior consent, which LAMF refers to as the “Excess Shares.” However, LAMF would not be restricting the Public Shareholders’ ability to vote all of the Public Shares (including the Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over LAMF’s ability to complete the Business Combination and you could suffer a material loss on your investment in LAMF if you sell the Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if LAMF completes the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such Public Shares, would be required to sell your Public Shares in open market transactions, potentially at a loss.

If the funds not being held in the Trust Account are insufficient to allow LAMF to operate until the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), it could limit the amount available to complete the Business Combination, and LAMF will depend on loans from the Sponsor or the LAMF Insiders to complete the Business Combination.

LAMF believes that, as of September 30, 2023, the funds available to it outside of the Trust Account, along with a potential loan from the Sponsor and the LAMF Insiders, may not be sufficient to allow LAMF to operate until the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension). In connection with LAMF’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of August 21, 2023, LAMF’s management has determined the liquidity condition and date for mandatory liquidation and subsequent redemption of shares raises substantial doubt about its ability to continue as a going concern for a period of 12 months from September 30, 2023. LAMF intends to complete its initial business combination before the date LAMF must liquidate its Trust Account; however, there can be no assurance that LAMF will be able to consummate an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension).

If LAMF is required to seek additional capital, LAMF would need to borrow funds from the Sponsor, the LAMF Insiders or other third parties to operate or may be forced to liquidate. Neither the Sponsor, the LAMF Insiders nor any of their affiliates is under any obligation to advance funds to LAMF in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to LAMF upon completion of LAMF’s initial business combination. Up to $1,200,000 of such loans may be convertible into LAMF Units of Holdco at a price of $10.00 per LAMF Unit at the option of the lender. Such LAMF Units would be identical to the Private Placement Units.

Prior to the completion of the Business Combination, LAMF does not expect to seek loans from parties other than the Sponsor, the LAMF Insiders or their affiliates as LAMF does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If LAMF is unable to complete the Business Combination because it does not have sufficient funds available, LAMF will be forced to cease operations and liquidate the Trust Account. Consequently, the Public Shareholders may only receive an estimated $10.20 per share, or possibly less, on LAMF’s redemption of its Public Shares, and the LAMF Warrants will expire worthless.

During the pendency of the Business Combination, LAMF will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of LAMF to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, LAMF may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither LAMF nor Nuvo may, directly or indirectly, solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide information to, any third party (other than Nuvo, Holdco and their respective representatives), even though any such alternative acquisition could be more favorable to LAMF Shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

If third parties bring claims against LAMF, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders may be less than $10.20 per share.

LAMF’s placing of funds in the Trust Account may not protect those funds from third-party claims against LAMF. Although LAMF will seek to have all vendors, service providers (except for our independent registered public accounting firm), prospective target businesses and other entities with which LAMF does business execute agreements with LAMF waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against LAMF’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, LAMF’s management will consider whether competitive alternatives are reasonably available to LAMF and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of LAMF under the circumstances. The underwriters of the IPO as well as LAMF’s registered independent public accounting firm will not execute agreements with LAMF waiving such claims to the monies held in the Trust Account.

Examples of possible instances where LAMF may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with LAMF and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if LAMF is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a Redemption Right in connection with the Business Combination, LAMF will be required to provide for payment of claims of creditors that were not waived that may be brought against LAMF within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.20 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the letter agreement, the Sponsor and the LAMF Insiders have agreed that they will be liable to LAMF if and to the extent any claims by a third party for services rendered or products sold to LAMF, or Nuvo, confidentiality or other similar agreement or the Business Combination Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, LAMF has not asked the Sponsor and the LAMF Insiders to reserve for such indemnification obligations, nor has LAMF independently verified whether the Sponsor and the LAMF Insiders have sufficient funds to satisfy their indemnity obligations and LAMF believes that the Sponsor’s only assets are securities of LAMF. Therefore, LAMF cannot assure you that the Sponsor and the LAMF Insiders would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, LAMF may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares.

The LAMF Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, LAMF’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While LAMF currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to LAMF, it is possible that LAMF’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If LAMF’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.20 per Public Share.

If, after LAMF distributes the proceeds in the Trust Account to the Public Shareholders, LAMF files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against LAMF that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the LAMF Board may be viewed as having breached their fiduciary duties to LAMF’s creditors, thereby exposing the members of the LAMF Board and LAMF to claims of punitive damages.

If, after LAMF distributes the proceeds in the Trust Account to the Public Shareholders, LAMF files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against LAMF that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by the LAMF Shareholders. In addition, the LAMF Board may be viewed as having breached its fiduciary duty to LAMF’s creditors and/or having acted in bad faith, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and LAMF to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, LAMF files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against LAMF that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of the Public Shareholders and the per-share amount that would otherwise be received by LAMF Shareholders in connection with LAMF’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, LAMF files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against LAMF that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in LAMF’s bankruptcy estate and subject to the claims of third parties with priority over the claims of LAMF Shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by LAMF Shareholders in connection with LAMF’s liquidation may be reduced.

If LAMF is deemed to be an investment company for purposes of the Investment Company Act, LAMF may be forced to abandon its efforts to complete the Business Combination and instead be required to liquidate. To mitigate the risk of that result, LAMF instructed Continental, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in a bank deposit account on December 6, 2023.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”), relating, among other things, to a proposed safe harbor for SPACs such as the Company from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that LAMF has been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. If LAMF was deemed to be an investment company for purposes of the Investment Company Act, LAMF might be forced to abandon its efforts to complete the Business Combination and instead be required to liquidate. If LAMF is required to liquidate, LAMF’s investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of LAMF Class A Ordinary Shares and LAMF Warrants or rights following such a transaction, and the LAMF Warrants or rights would expire worthless.

The funds in the Trust Account have, since the IPO, been held only in cash or U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. As of September 30, 2023, the funds held in the Trust Account were held in Black Rock Liquidity Funds Treasury Trust Fund. To mitigate the risk of LAMF being deemed to have been operating as an unregistered investment company under the Investment Company Act, on December 6, 2023, LAMF instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and to hold all funds in the Trust Account in a bank deposit account (i.e., in one or more bank accounts) until the earlier of the consummation of a business combination or LAMF’s liquidation. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 5.0% per annum. Because the funds held in the Trust Account were invested in U.S. government treasury obligations or money market funds beyond the 24th month after the effective date of the registration statement for the IPO, there is a risk that LAMF could be deemed to have been operating as an unregistered investment company under the Investment Company Act notwithstanding such mitigation efforts.

LAMF Shareholders may be held liable for claims by third parties against LAMF to the extent of distributions received by them upon redemption of their shares.

If LAMF is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, LAMF was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by LAMF Shareholders. Furthermore, the LAMF Board may be viewed as having breached their fiduciary duties to LAMF or LAMF’s creditors and/or having acted in bad faith, thereby exposing themselves and LAMF to claims, by paying the Public Shareholders from the Trust Account prior to addressing the claims of creditors. LAMF cannot assure you that claims will not be brought against LAMF for these reasons. LAMF and the LAMF Insiders who knowingly and willfully authorized or permitted any distribution to be paid out of the LAMF share premium account while LAMF was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

LAMF did not obtain a fairness opinion in connection with the Business Combination, and consequently, you do not have assurance from an independent source that the consideration LAMF is paying for Nuvo is fair to LAMF from a financial point of view.

LAMF is not required to and did not obtain a fairness opinion in connection with the Business Combination. LAMF Shareholders are therefore relying on the judgment of the LAMF Board and you will not have assurance from an independent source that the consideration LAMF is paying for Nuvo is fair to LAMF from a financial point of view.

LAMF may issue notes or other debt securities, or otherwise incur substantial debt, to complete the Business Combination, which may adversely affect LAMF’s leverage and financial condition and thus negatively impact the value of LAMF Shareholders’ investment in LAMF and subsequently in Holdco.

Although LAMF has no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt, LAMF may choose to incur substantial debt to complete the Business Combination. LAMF and its officers have agreed that LAMF will not incur any indebtedness unless LAMF has obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per share amount available for redemption from the Trust Account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on Holdco’s assets if Holdco’s operating revenues after the Business Combination are insufficient to repay such debt obligations;

●	acceleration of LAMF’s obligations to repay the indebtedness even if LAMF makes all principal and interest payments when due if LAMF breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	LAMF’s immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

●	Holdco’s inability to obtain necessary additional financing if LAMF’s debt contains covenants restricting Holdco’s ability to obtain such financing while the debt is outstanding;

●	Holdco’s inability to pay dividends on the Holdco Ordinary Shares;

●	using a substantial portion of LAMF’s cash flow to pay principal and interest on LAMF’s debt, which will reduce the funds available for dividends on the LAMF Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on Holdco’s flexibility in planning for and reacting to changes in its business and in the industry in which it operates;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on Holdco’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of Holdco’s strategy and other purposes and other disadvantages compared to Holdco’s competitors who have less debt.

LAMF does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for LAMF to complete the Business Combination with which a substantial majority of LAMF Shareholders or LAMF Warrantholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold. As a result, LAMF may be able to complete the Business Combination even though a substantial majority of the Public Shareholders do not agree with the Business Combination and have redeemed their Public Shares.

Certain agreements related to the IPO may be amended without shareholder approval.

Each of the agreements related to the IPO to which LAMF is a party, other than the LAMF Warrant Agreement entered into between Continental Stock Transfer & Trust Company, as warrant agent, and LAMF, and the investment management trust agreement, may be amended without shareholder approval. Such agreements are: the underwriting agreement; the letter agreement among LAMF, the Sponsor and the LAMF Insiders; the Original Registration Rights Agreement among LAMF, the Sponsor and the LAMF Insiders; the purchase agreement regarding the Private Placement Units between LAMF and the Sponsor; and the administrative services agreement among LAMF, the Sponsor and an affiliate of the Sponsor. These agreements contain various provisions that the Public Shareholders might deem to be material. For example, LAMF’s letter agreement and the underwriting agreement contain certain lock-up provisions with respect to the Private Placement Warrants and other securities held by the Sponsor and the LAMF Insiders. Amendments to such agreements would require the consent of the applicable parties thereto and would need to be approved by the LAMF Board, which may do so for a variety of reasons, including to facilitate the Business Combination. While LAMF does not expect the LAMF Board to approve any amendment to any of these agreements prior to the Business Combination, other than to the letter agreement and to the registration rights agreement, it may be possible that the LAMF Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to any such agreement. Any amendment entered into in connection with the consummation of the Business Combination is disclosed in this proxy statement/prospectus, and any other material amendment to any of LAMF’s material agreements will be disclosed in filings with the SEC. Please see “Certain Agreements Related to the Business Combination” for additional details. Any such amendments would not require approval from LAMF Shareholders, may result in the completion of the Business Combination that may not otherwise have been possible, and may have an adverse effect on the value of an investment in LAMF Securities. For example, amendments to the lock-up provision discussed above may result in the Sponsor and/or the LAMF Insiders selling their securities earlier than they would otherwise be permitted, which may have an adverse effect on the price of LAMF Securities.

The Sponsor and the LAMF Insiders control a substantial interest in LAMF and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

As of the date of this proxy statement/prospectus, the Sponsor and the LAMF Insiders own 76.4% of the LAMF Class A Ordinary Shares. Accordingly, they may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support, including amendments to the Existing Governing Documents and approval of the Business Combination. In addition, prior to the closing of the Business Combination, only the Sponsor and the LAMF Insiders will have the right to vote to continue LAMF in a jurisdiction outside the Cayman Islands. This provision of the Existing Governing Documents may only be amended by a special resolution passed by not less than 90% of the LAMF Class A Ordinary Shares which are represented in person or by proxy and are voted at LAMF’s general meeting. As a result, you may not have any influence over LAMF’s continuation in a jurisdiction outside the Cayman Islands prior to the Business Combination.

Neither the Sponsor nor, to LAMF’s knowledge, the LAMF Insiders, have any current intention to purchase additional securities, other than as disclosed in this proxy statement/prospectus. Factors that would be considered in making such additional purchases would include consideration of the current trading price of the LAMF Class A Ordinary Shares. In addition, the LAMF Board, whose members were appointed by the Sponsor, is and will be divided into three classes, each of which will generally serve for a term for three years with only one class of directors being appointed in each year. LAMF may not hold an annual or extraordinary general meeting to appoint new directors prior to the completion of the Business Combination, in which case all of the current directors will continue in office until at least the completion of the Business Combination. If there is an annual general meeting, as a consequence of LAMF’s “staggered” board of directors, only a minority of the board of directors will be considered for appointment and the Sponsor and the LAMF Insiders, because of their ownership positions, will have considerable influence regarding the outcome. Accordingly, the Sponsor and the LAMF Insiders will continue to exert control at least until the completion of the Business Combination.

LAMF and Nuvo will incur significant transaction and transition costs in connection with the Business Combination.

LAMF and Nuvo expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Most of these costs are payable regardless of whether the Business Combination is completed. Nuvo’s and LAMF’s transaction expenses as a result of the Business Combination are currently estimated at approximately $10.65 million in the aggregate, which is comprised of fees associated with legal, audit, printing and mailing of the proxy statement/prospectus, investor relations, insurance, and other operating costs related to the Business Combination. If LAMF does not consummate the Business Combination, it will be required to pay its own fees and expenses, and LAMF likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction.

Subsequent to LAMF’s completion of the Business Combination, Holdco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and the price of Holdco’s securities, which could cause you to lose some or all of your investment.

LAMF cannot assure you that diligence conducted in connection with the Business Combination will identify all material issues that may be present with Nuvo, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Nuvo’s and outside of LAMF’s control will not later arise. As a result of these factors, Holdco may be forced to later write-down or write-off assets, restructure Holdco’s operations, or incur impairment or other charges that could result in Holdco reporting losses. Even if LAMF’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with LAMF’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Holdco’s liquidity, the fact that Holdco reports charges of this nature could contribute to negative market perceptions about Holdco or Holdco Securities. Accordingly, any LAMF Shareholders or LAMF Warrantholders who choose to remain LAMF Shareholders or LAMF Warrantholders following the Business Combination could suffer a reduction in the value of their securities. Such LAMF Shareholders or LAMF Warrantholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by the LAMF Insiders of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

The historical financial results of Nuvo and unaudited pro forma financial information may not be indicative of what Holdco’s actual financial position or results of operations would have been.

The historical financial results and unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what Holdco’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

If LAMF is unable to complete the Business Combination, the Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to LAMF Shareholders, and the LAMF Warrants will expire worthless.

If LAMF does not complete the Business Combination for any number of reasons, including those beyond LAMF’s control, the costs incurred up to that point for the Business Combination likely would not be recoverable. Any such event will result in a loss to LAMF of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If LAMF is unable to complete the Business Combination, the Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to the Public Shareholders, and the LAMF Warrants will expire worthless.

LAMF’s ability to successfully approve the Business Combination and to be successful thereafter will be dependent upon the efforts of Nuvo’s key personnel. The loss of key personnel could negatively impact the operations and profitability of Holdco.

LAMF’s ability to successfully approve the Business Combination is dependent upon the efforts of Nuvo’s key personnel. The role of Nuvo’s key personnel in Holdco, however, cannot presently be ascertained. Although some of Nuvo’s key personnel may remain with Holdco in senior management or advisory positions following the Business Combination, it is possible that some of the management of Nuvo will not remain in place. The management of Holdco may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Holdco to have to expend time and resources becoming familiar with such requirements and could negatively impact the operations and profitability of Holdco.

LAMF may not have sufficient funds to satisfy indemnification claims of the LAMF Insiders.

LAMF has agreed to indemnify the LAMF Insiders to the fullest extent permitted by law. However, the LAMF Insiders have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by LAMF only if (i) LAMF has sufficient funds outside of the Trust Account or (ii) LAMF consummates the Business Combination. LAMF’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against the LAMF Insiders for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the LAMF Insiders, even though such an action, if successful, might otherwise benefit LAMF and the LAMF Shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent LAMF pays the costs of settlement and damage awards against the LAMF Insiders pursuant to these indemnification provisions.

Past performance by the LAMF Insiders and their affiliates may not be indicative of future performance of an investment in LAMF.

Information regarding performance by, or businesses associated with, the LAMF Insiders and their affiliates or businesses associated with them is presented for informational purposes only. Past performance by the LAMF Insiders and their affiliates is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of the performance of the LAMF Insiders and their affiliates or businesses associated with them as indicative of LAMF’s future performance of an investment in LAMF or the returns LAMF will, or is likely to, generate going forward.

The LAMF Insiders will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to LAMF’s affairs. This conflict of interest could have a negative impact on LAMF’s ability to complete the Business Combination.

The LAMF Insiders are not required to, have not and will not, commit their full time to LAMF’s affairs, which may result in a conflict of interest in allocating their time between LAMF’s operations and their other businesses. LAMF does not intend to have any full-time employees prior to the completion of the Business Combination. If LAMF executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to LAMF’s affairs which may have a negative impact on LAMF’s ability to complete the Business Combination. For a complete discussion of the LAMF Insiders’ other business affairs, please see “Information about LAMF – Conflicts of Interest”.

The LAMF Insiders presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Each of the LAMF Insiders presently has, and any of them in the future may have, additional fiduciary or contractual obligations to other entities pursuant to which such LAMF Insider is or will be required to present a business combination opportunity to such entity. In addition, the Sponsor and the LAMF Insiders may sponsor or form other special purpose acquisition companies similar to LAMF or may pursue other business or investment ventures during the period in which LAMF is completing its initial business combination. Any such companies, businesses or investments may present additional conflicts of interest as LAMF pursues its initial business combination. In addition, the Sponsor and the LAMF Insiders may sponsor or form other special purpose acquisition companies similar to LAMF or may pursue other business or investment ventures during the period in which LAMF is completing its initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. In particular, affiliates of the Sponsor are currently sponsoring other blank check companies, 10X Capital Venture Acquisition Corp. II (“10X II”), 10X Capital Venture Acquisition Corp. III (“10X III”) and EVe Mobility Acquisition Corp (“EVe”). 10X II, 10X III and EVe may seek to complete a business combination in any location. 10X II and 10X III are focusing on business combinations in the consumer internet, e-commerce, software, healthcare and financial services industries while EVe is focusing on business combinations in the automotive and mobility industries. Any such companies, businesses or investments, including 10X II, 10X III and EVe, may present additional conflicts of interest in LAMF pursuing an initial business combination. However, LAMF does not believe that any such potential conflicts would materially affect LAMF’s ability to complete the Business Combination. For a complete description of the LAMF Insiders’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Information about LAMF – Conflicts of Interest.”

The LAMF Insiders and their affiliates may have competitive pecuniary interests that conflict with LAMF’s interests.

LAMF has not adopted a policy that expressly prohibits the LAMF Insiders or their affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by LAMF or in any transaction to which LAMF is a party or has an interest, including the Business Combination. The personal and financial interests of the LAMF Insiders may influence their motivation in completing the Business Combination. For a complete description of the LAMF Insiders’ competitive pecuniary interests, please see “Interests of LAMF Insiders and the Sponsor in the Business Combination.”

You will not be permitted to exercise your LAMF Warrants unless LAMF registers and qualifies the underlying LAMF Class A Ordinary Shares or certain exemptions are available.

If the issuance of the LAMF Class A Ordinary Shares upon exercise of the LAMF Warrants is not registered, qualified or exempt from registration or qualification under the Securities Act and applicable state securities laws, holders of LAMF Warrants will not be entitled to exercise such LAMF Warrants and such LAMF Warrants may have no value and expire worthless.

In the IPO, LAMF registered the LAMF Class A Ordinary Shares issuable upon exercise of the LAMF Warrants because such warrants will become exercisable 30 days after LAMF’s initial business combination. However, because the LAMF Warrants will be exercisable until their expiration date of up to five years after the completion of LAMF’s initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of LAMF’s initial business combination under the terms of the LAMF Warrant Agreement, LAMF has agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of its initial business combination, LAMF will use its best efforts to file with the SEC a post-effective amendment to the registration statement relating to the IPO or a new registration statement covering the registration under the Securities Act of the LAMF Class A Ordinary Shares issuable upon exercise of the LAMF Warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following the consummation of its initial business combination and to maintain a current prospectus relating to the LAMF Class A Ordinary Shares issuable upon exercise of the LAMF Warrants until the expiration of the LAMF Warrants in accordance with the provisions of the LAMF Warrant Agreement. LAMF cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the LAMF Class A Ordinary Shares issuable upon exercise of the LAMF Warrants are not registered under the Securities Act, under the terms of the LAMF Warrant Agreement, holders of LAMF Warrants who seek to exercise their LAMF Warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In no event will LAMF Warrants be exercisable for cash or on a cashless basis, and LAMF will not be obligated to issue any shares to holders seeking to exercise their LAMF Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.

If the LAMF Class A Ordinary Shares are at the time of any exercise of an LAMF Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, LAMF may, at its option, not permit holders of LAMF Warrants who seek to exercise their LAMF Warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, LAMF will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the LAMF Warrants under applicable state securities laws, and in the event LAMF does not so elect, LAMF will use its best efforts to register or qualify the shares underlying the LAMF Warrants under applicable state securities laws to the extent an exemption is not available.

In no event will LAMF be required to net cash settle any LAMF Warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the LAMF Warrants in the event that LAMF is unable to register or qualify the shares underlying the LAMF Warrants under the Securities Act or applicable state securities laws.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer LAMF Class A Ordinary Shares from such exercise than if you were to exercise such Public Warrants for cash.

The LAMF Warrant Agreement provides that in the following circumstances holders of LAMF Warrants who seek to exercise their LAMF Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the LAMF Class A Ordinary Shares issuable upon exercise of the LAMF Warrants are not registered under the Securities Act in accordance with the terms of the LAMF Warrant Agreement; (ii) if LAMF has so elected and the LAMF Class A Ordinary Shares are at the time of any exercise of an LAMF Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if LAMF has so elected and LAMF will call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the LAMF Warrant exercise price by surrendering the LAMF Warrants for that number of LAMF Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number LAMF Class A Ordinary Shares underlying the LAMF Warrants, multiplied by the excess of the “fair market value” of the LAMF Class A Ordinary Shares (as defined in the next sentence) over the exercise price of the LAMF Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the LAMF Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of LAMF Warrants, as applicable. As a result, you would receive fewer LAMF Class A Ordinary Shares from such exercise than if you were to exercise such LAMF Warrants for cash.

LAMF may issue additional LAMF Class A Ordinary Shares or preference shares to complete the Business Combination.

The Existing Governing Documents authorize the issuance of up to 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the date of this proxy statement/prospectus, there are 487,508,051 authorized but unissued LAMF Class A Ordinary Shares available for issuance which amount does not take into account shares reserved for issuance upon exercise of outstanding LAMF Warrants. As of the date of this proxy statement/prospectus, there are no preference shares issued and outstanding.

LAMF may issue a substantial number of additional LAMF Class A Ordinary Shares or preference shares to complete the Business Combination. However, the Existing Governing Documents provide, among other things, that prior to the Business Combination, LAMF may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with the LAMF Class A Ordinary Shares on the Business Combination. These provisions of the Existing Governing Documents, like all provisions of the Existing Governing Documents, may be amended with a shareholder vote. The issuance of additional ordinary shares or preference shares:

●	may significantly dilute the equity interest of investors in the IPO;

●	may subordinate the rights of holders of LAMF Class A Ordinary Shares if preference shares are issued with rights senior to those afforded LAMF Class A Ordinary Shares;

●	could cause a change in control if a substantial number of LAMF Class A Ordinary Shares or preference shares are issued; and

●	may adversely affect prevailing market prices for LAMF Units, LAMF Class A Ordinary Shares and/or LAMF Warrants.

LAMF may amend the terms of the LAMF Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of LAMF Class A Ordinary Shares purchasable upon exercise of a Warrant could be decreased, all without your approval.

LAMF’s Warrants are issued in registered form under the LAMF Warrant Agreement, which provides that the terms of the LAMF Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, LAMF may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although LAMF’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the LAMF Warrants, convert the LAMF Warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of LAMF Class A Ordinary Shares purchasable upon exercise of a LAMF Warrant.

LAMF may redeem your unexpired LAMF Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your LAMF Warrants worthless.

LAMF has the ability to redeem all of the outstanding LAMF Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per LAMF Warrant; provided that the closing price of the LAMF Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivision, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of LAMF Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of the Business Combination as described elsewhere in this proxy statement/prospectus) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption, provided that on the date, LAMF gives notice of redemption. LAMF will not redeem the LAMF Warrants unless an effective registration statement under the Securities Act covering the LAMF Class A Ordinary Shares issuable upon exercise of the LAMF Warrants is effective and a current prospectus relating to those LAMF Class A Ordinary Shares is available throughout the 30-day redemption period, except if the LAMF Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the LAMF Warrants become redeemable by LAMF, LAMF may exercise its Redemption Right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding LAMF Warrants could force you to (i) exercise your LAMF Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your LAMF Warrants at the then-current market price when you might otherwise wish to hold your LAMF Warrants or (iii) accept the nominal redemption price which, at the time the outstanding LAMF Warrants are called for redemption, is likely to be substantially less than the market value of your LAMF Warrants.

The holders of Public Warrants, regardless of whether they redeem LAMF Class A Ordinary Shares, would retain 12,650,000 Public Warrants, which will become Holdco Warrants, with a market value of approximately $487,025 based on the closing price of $0.04 per Public Warrant on Nasdaq on January 10, 2024. Because the Public Warrants will remain outstanding and become Holdco Warrants regardless of the level of redemptions of LAMF Class A Ordinary Shares, as redemptions of LAMF Class A Ordinary Shares increase, the holders of Public Warrants who exercise such warrants will ultimately own a greater interest in Holdco because there would be fewer Holdco Ordinary Shares outstanding overall.

LAMF has no contractual obligation to notify the LAMF Warrantholders that the LAMF Warrants have become eligible for redemption and do not intend to so notify upon eligibility of the LAMF Warrants for redemption, unless and until LAMF elects to redeem such LAMF Warrants pursuant to the terms of the Warrant Agreement. Pursuant to the terms of the Warrant Agreement, if LAMF elects to redeem all of the redeemable LAMF Warrants as described above, LAMF will fix a date for the redemption (the “Redemption Date”) and will mail the notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the LAMF Warrants to be redeemed at their last addresses as they appear on LAMF’s registration books; provided that holders will be able to exercise their LAMF Warrants prior to the Redemption Date and, at LAMF’s election, any such exercise may be required to be on a cashless basis. Any noticed mailed in the aforementioned manner shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

LAMF Warrants will become exercisable for Holdco Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to LAMF Shareholders.

If the Business Combination is completed, outstanding LAMF Warrants to purchase an aggregate of 13,203,000 Holdco Ordinary Shares will become exercisable in accordance with the terms of the LAMF Warrant Agreement governing those securities. The LAMF Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of the LAMF Warrants will be $11.50 per share. To the extent such LAMF Warrants are exercised, additional Holdco Ordinary Shares will be issued, which will result in dilution to the holders of Holdco Ordinary Shares and increase the number of Holdco Ordinary Shares eligible for resale in the public market. The dilution, as a percentage of outstanding Holdco Ordinary Shares, caused by the exercise of the LAMF Warrants will increase if a large number of our shareholders elect to redeem their LAMF Class A Ordinary Shares in connection with the Business Combination. Further, the redemption of LAMF Class A Ordinary Shares without any accompanying redemption of Public Warrants will increase the dilutive effect of the exercise of LAMF Warrants. Sales of substantial numbers of such Holdco Ordinary Shares in the public market or the fact that such LAMF Warrants may be exercised could adversely affect the market price of Holdco Ordinary Shares. However, there is no guarantee that the LAMF Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “- Even if the Business Combination is consummated, LAMF Warrants may never be in the money, and they may expire worthless and the terms of the LAMF Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding LAMF Warrants approve of such amendment.”

Even if the Business Combination is consummated, LAMF Warrants may never be in the money, and they may expire worthless and the terms of the LAMF Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding LAMF Warrants approve of such amendment.

LAMF Warrants were issued in registered form under the LAMF Warrant Agreement. The LAMF Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity, including to confirm the provisions of the LAMF Warrant Agreement to the description of the terms of the LAMF Warrants and the LAMF Warrant Agreement set forth in LAMF’s IPO prospectus, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under the LAMF Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the holders. The LAMF Warrant Agreement, however, requires the approval by the holders of at least a majority of the then-outstanding LAMF Warrants to make any change that adversely affects the interests of the registered holders of LAMF Warrants. Accordingly, we may amend the terms of the LAMF Warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding LAMF Warrants approve of such amendment. Although our ability to amend the terms of the LAMF Warrants with the consent of at least a majority of the then-outstanding LAMF Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the LAMF Warrants, convert the LAMF Warrants into cash, shorten the exercise period or decrease the number of shares of Holdco Ordinary Shares purchasable upon exercise of a LAMF Warrant.

The LAMF Warrants may have an adverse effect on the market price of the LAMF Class A Ordinary Shares and make it more difficult to effectuate the Business Combination.

LAMF issued Public Warrants to purchase 12,650,000 LAMF Class A Ordinary Shares as part of the LAMF Units offered in the IPO, and, simultaneously with the closing of the IPO, LAMF issued in a private placement an aggregate of 1,160,000 Private Placement Units, which included Private Placement Warrants to purchase an aggregate of 580,000 LAMF Class A Ordinary Shares. In addition, if the Sponsor or an affiliate of the Sponsor or the LAMF Insiders make any working capital loans, such lender may convert those loans into up to an additional 120,000 Private Placement Units, at the price of $10.00 per Private Placement Unit. To the extent LAMF issues LAMF Class A Ordinary Shares to effectuate the Business Combination, the potential for the issuance of a substantial number of additional LAMF Class A Ordinary Shares upon exercise of these LAMF Warrants could make LAMF a less attractive acquisition vehicle. Such LAMF Warrants, when exercised, will increase the number of issued and outstanding LAMF Class A Ordinary Shares and reduce the value of the LAMF Class A Ordinary Shares issued to complete the Business Combination.

The holders of Public Warrants, regardless of whether they redeem LAMF Class A Ordinary Shares, would retain the Public Warrants they own. Because the Public Warrants will remain outstanding and become Holdco Warrants regardless of the level of redemptions of LAMF Class A Ordinary Shares, as redemptions of LAMF Class A Ordinary Shares increase, the holders of Public Warrants who exercise such warrants will ultimately own a greater interest in Holdco because there would be fewer Holdco Ordinary Shares outstanding overall.

The holders of Public Warrants, regardless of whether they redeem LAMF Class A Ordinary Shares, would retain 12,650,000 Public Warrants, which will become Holdco Warrants, with a market value of approximately $487,025 based on the closing price of $0.04 per Public Warrant on Nasdaq on January 10, 2024. Because the Public Warrants will remain outstanding and become Holdco Warrants regardless of the level of redemptions of LAMF Class A Ordinary Shares, as redemptions of LAMF Class A Ordinary Shares increase, the holders of Public Warrants who exercise such warrants will ultimately own a greater interest in Holdco because there would be fewer Holdco Ordinary Shares outstanding overall.

The LAMF Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of LAMF Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with LAMF.

The LAMF Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the LAMF Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) LAMF irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. LAMF will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the LAMF Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the LAMF Warrants shall be deemed to have notice of and to have consented to the forum provisions in the LAMF Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the LAMF Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of LAMF Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holders.

This choice-of-forum provision may limit a LAMF Warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with LAMF, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the LAMF Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, LAMF may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect LAMF’s business, financial condition and results of operations and result in a diversion of the time and resources of the LAMF Insiders.

Because LAMF is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

LAMF is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon the LAMF Insiders, or enforce judgments obtained in the United States courts against our directors or officers.

LAMF’s corporate affairs are governed by the Existing Governing Documents, the Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. LAMF will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the LAMF Board to LAMF under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of LAMF Shareholders and the fiduciary responsibilities of the LAMF Board under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

LAMF has been advised by Maples and Calder (Cayman) LLP, Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against LAMF predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, LAMF Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the LAMF Board or controlling shareholders than they would as shareholders of a United States company.

LAMF is a blank check company with no operating history and no revenues, and you have no basis on which to evaluate its ability to achieve its business objective.

LAMF is a blank check company incorporated under the laws of the Cayman Islands with no operating results. Because LAMF lacks an operating history, you have no basis upon which to evaluate LAMF’s ability to achieve its business objective of completing the Business Combination. If LAMF fails to complete the Business Combination, LAMF will never generate any operating revenues.

LAMF believes that it was a PFIC for its taxable year ending December 31, 2021 (its first taxable year) and for its taxable year ending December 31, 2022 and expects to be a PFIC for its taxable year ending December 31, 2023. Moreover, there is a significant risk that Holdco will be a PFIC for its taxable year that includes the date of the Business Combination and in the foreseeable future. Such PFIC status could result in adverse U.S. federal income tax consequences to U.S. Holders.

If Holdco is, or if LAMF was prior to the Business Combination, treated as a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders”), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences (including in connection with the exercise of Redemption Rights in connection with the Business Combination, the SPAC Merger, and the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants after the Business Combination) and may be subject to additional reporting requirements.

Such adverse U.S. federal income tax consequences are generally expected to consist of higher effective tax rates on certain income and gain, and, in particular, may include (i) any gain recognized by the U.S. Holder on the sale or other disposition of its LAMF Class A Ordinary Shares and Public Warrants (or, after the Business Combination, Holdco Ordinary Shares and Holdco Warrants) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the LAMF Class A Ordinary Shares (or, after the Business Combination, Holdco Ordinary Shares) during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for such shares that preceded the taxable year of the distribution) being subject to the “excess distribution rules” described below under “Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of Ownership and Disposition of Holdco Ordinary Shares and Holdco Warrants — Passive Foreign Investment Company Rules.” Under these rules, and as further described below under such section, any such gain recognized by a U.S. Holder or excess distribution made to a U.S. Holder generally would be subject to a special tax and interest charge. A U.S. Holder who has made a PFIC Election (as defined in the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders — PFIC Considerations in the Business Combination) generally would be subject to different rules with respect to its LAMF Class A Ordinary Shares (or, after the Business Combination, Holdco Ordinary Shares), as discussed below under “Material U.S. Federal Income Tax Considerations.”

For more information concerning the application of the PFIC rules to the exercise of Redemption Rights, see the discussion below under “Material U.S. Federal Income Tax Considerations to U.S. Holders — PFIC Considerations in the Business Combination.”

Under proposed Treasury Regulations, assuming that the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the excess distribution rules generally would not apply to U.S. Holders with respect to their exchange of LAMF Class A Ordinary Shares for Holdco Ordinary Shares or their exchange of Public Warrants for Holdco Warrants in the SPAC Merger. For more information concerning the application of the PFIC rules with respect to the SPAC Merger, including the application of such proposed Treasury Regulations, see the discussion below under “Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the SPAC Merger to U.S. Holders.”

For more information concerning the application of the PFIC rules to the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants after the Business Combination, see the discussion below under “Material U.S. Federal Income Tax Considerations to U.S. Holders —Tax Consequences of Ownership and Disposition of Holdco Ordinary Shares and Holdco Warrants — Passive Foreign Investment Company Rules.”

Because LAMF is a blank-check company with no current active business, based upon the composition of LAMF’s income and assets for its first taxable year (ending December 31, 2021) and its second taxable year (ending December 31, 2022), LAMF believes it was a PFIC for such taxable years. In addition, because LAMF is a blank-check company with no current active business, based upon the expected composition of LAMF’s income and assets for its taxable year ending December 31, 2023, LAMF expects to be a PFIC for such taxable year. Further, assuming the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, Holdco Ordinary Shares generally will be treated as the LAMF Class A Ordinary Shares exchanged in the SPAC Merger, and Holdco Warrants generally will be treated as the Public Warrants exchanged in the SPAC Merger. Following the Business Combination, the annual PFIC income and asset tests in respect of Holdco will be applied based on the assets and activities of the combined business. To determine whether the PFIC asset test has been met, a calendar-year corporation generally divides the average of the values of passive assets at the end of each quarter by the average value of all assets at the end of each quarter. Based on the projected composition of Holdco’s income and assets, there is a significant risk that Holdco will be classified as a PFIC for its taxable year that includes the date of the Business Combination and in the foreseeable future. However, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of LAMF or Holdco for any taxable year until after the close of the taxable year. In addition, LAMF’s U.S. counsel expresses no opinion with respect to LAMF and Holdco’s PFIC status for any taxable year as such determination is inherently factual.

If LAMF is determined to be a PFIC with respect to a U.S. Holder, and such U.S. Holder did not timely make either a qualified electing fund election or mark-to-market election (as discussed in the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders – PFIC Considerations in the Business Combination) with respect to its LAMF Class A Ordinary Shares, then Holdco should also be treated as a PFIC as to such U.S. Holder with respect to Holdco Ordinary Shares even if Holdco does not meet a test for PFIC status in its own right, unless such U.S. Holder makes a purging election (as described below) with respect to its shares.

U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to the LAMF Class A Ordinary Shares, Public Warrants, Holdco Ordinary Shares, and Holdco Warrants. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Material U.S. Federal Income Tax Considerations to U.S. Holders.”

An investment in LAMF Securities may result in uncertain U.S. federal income tax consequences.

An investment in LAMF Securities may result in uncertain U.S. federal income tax consequences. For instance, because there are no authorities that directly address instruments similar to the LAMF Units, the allocation an investor makes with respect to the purchase price of an LAMF Unit between the Public Shares and the one-half of a Public Warrant included in each LAMF Unit could be challenged by the IRS or the courts. In addition, the U.S. federal income tax consequences of a cashless exercise of Public Warrants included in the LAMF Units issued in the IPO is unclear under current law. Finally, it is unclear whether the Redemption Rights with respect to LAMF’s Public Shares suspend the running of a U.S. Holder’s holding period for purposes of determining whether any gain or loss realized by such holder on the sale or exchange of Public Shares is long-term capital gain or loss and for determining whether any dividend LAMF would pay would be considered “qualified dividend income” for U.S. federal income tax purposes.

LAMF is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if LAMF takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make LAMF’s securities less attractive to investors and may make it more difficult to compare LAMF’s performance with other public companies.

LAMF is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and LAMF may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in LAMF’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, LAMF Shareholders may not have access to certain information they may deem important. LAMF could be an emerging growth company for up to five years, although circumstances could cause LAMF to lose that status earlier, including if the market value of LAMF Class A Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case LAMF would no longer be an emerging growth company as of the following December 31. LAMF cannot predict whether investors will find its securities less attractive because it will rely on these exemptions. If some investors find LAMF Securities less attractive as a result of LAMF’s reliance on these exemptions, the trading prices of LAMF Securities may be lower than they otherwise would be, there may be a less active trading market for LAMF Securities and the trading prices of LAMF Securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. LAMF has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, LAMF, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Additionally, LAMF is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. LAMF will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of LAMF Class A Ordinary Shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, and (2) LAMF’s annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of the LAMF Class A Ordinary Shares held by non-affiliates equals to or exceeds $700 million as of the prior June 30th. To the extent LAMF takes advantage of such reduced disclosure obligations, it may also make comparison of LAMF’s financial statements with other public companies difficult or impossible.

Provisions in the Existing Governing Documents may inhibit a takeover of LAMF, which could limit the price investors might be willing to pay in the future for the LAMF Securities and could entrench management.

The Existing Governing Documents contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the LAMF Board to designate the terms of and issue new series of preference shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for LAMF Securities.

The Existing Governing Documents provide that the courts of the Cayman Islands will be the exclusive forums for certain disputes between LAMF and the LAMF Shareholders, which could limit the LAMF Shareholders’ ability to obtain a favorable judicial forum for complaints against LAMF or the LAMF Insiders.

The Existing Governing Documents provide that unless LAMF consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Existing Governing Documents or otherwise related in any way to each shareholder’s shareholding in LAMF, including but not limited to (i) any derivative action or proceeding brought on LAMF’s behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of the LAMF Insiders or LAMF Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Existing Governing Documents, or (iv) any action asserting a claim against LAMF governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the Existing Governing Documents will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim.

The Existing Governing Documents also provide that, without prejudice to any other rights or remedies that LAMF may have, each of the LAMF Shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly LAMF shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

This choice of forum provision may increase a LAMF Shareholder’s cost and limit the LAMF Shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with LAMF or the LAMF Insiders, which may discourage lawsuits against LAMF and the LAMF Insiders. Any person or entity purchasing or otherwise acquiring any of LAMF Class A Ordinary Shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provision to be inapplicable or unenforceable, and if a court were to find this provision in the Existing Governing Documents to be inapplicable or unenforceable in an action, LAMF may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on LAMF’s business and financial performance.

There are no assurances that the Extension will enable LAMF to complete the Business Combination.

LAMF can provide no assurances that the Business Combination will be consummated prior to the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension). LAMF’s ability to consummate the Business Combination is dependent on a variety of factors, many of which are beyond LAMF’s control. Even if the Business Combination is approved by the LAMF Shareholders, it is possible that redemptions will leave LAMF with insufficient cash to consummate the Business Combination on commercially acceptable terms, or at all. The fact that LAMF had and will have separate redemption periods in connection with the Extension and the business combination vote could exacerbate these risks. Other than in connection with a redemption offer, LAMF Shareholders may be unable to recover their investment except through sales of LAMF Class A Ordinary Shares on the open market. The price of LAMF Class A Ordinary Shares may be volatile, and there can be no assurance that LAMF Shareholders will be able to dispose of LAMF Class A Ordinary Shares at favorable prices, or at all.

Wells Fargo, the lead underwriter in the IPO, was previously compensated for underwriting services in connection with the IPO and was to be compensated further, on a deferred basis, for already-rendered underwriting services in connection with the IPO, yet Wells Fargo, without any consideration from LAMF or Nuvo, waived its entitlement to such compensation solely with respect to the Business Combination with Nuvo and disclaimed any responsibility for this proxy statement/prospectus, but Wells Fargo remains entitled to customary indemnification and contribution obligations of LAMF in connection with the IPO.

Wells Fargo, the lead underwriter in the IPO, was previously compensated in the aggregate amount of $4,000,000 for underwriting services in connection with the IPO and was to be compensated further in the aggregate amount of $9,915,000, on a deferred basis, for already-rendered underwriting services in connection with the IPO, in connection with the closing of LAMF’s initial business combination.

The relationship between LAMF and Wells Fargo following the closing of the IPO was limited to general dialogue regarding the preliminary evaluation of three initial prospective target businesses, which did not include Nuvo. Wells Fargo did not identify any of the Potential Targets or participate in the due diligence regarding any of the Potential Targets; however, representatives from Wells Fargo did meet with representatives from Nuvo and ultimately declined to participate in a potential PIPE financing transaction. Wells Fargo has had no involvement in the proposed Business Combination with Nuvo and did not assist in (i) identifying or procuring Nuvo as a target business, (ii) developing any financial models or other evaluation materials relating to Nuvo or the Business Combination, (iii) marketing the Business Combination, (iv) preparing or reviewing this proxy statement/prospectus or any of the disclosure contained herein or (v) any other role in the Business Combination.

In anticipation of the execution of the Business Combination Agreement, representatives of the Sponsor initiated discussions with representatives from Wells Fargo to discuss Wells Fargo’s deferred underwriting compensation given the lack of any role to be performed by Wells Fargo in the proposed Business Combination. On September 22, 2023, Wells Fargo delivered to LAMF a notice waiving its entitlement to the payment of its deferred underwriting fee with respect to the Business Combination with Nuvo, declining to serve in any capacity in connection with the Business Combination with Nuvo, confirming that it does not have any role with respect to the Business Combination with Nuvo and disclaiming any responsibility for any portion of this proxy statement/prospectus. Wells Fargo communicated to LAMF its decision to waive its deferred underwriting fee with respect to the Business Combination was due to market and regulatory uncertainty relating to special purpose acquisition company business combination transactions in general. Wells Fargo received no additional consideration for the waiver of its entitlement to the payment of the deferred underwriting fee with respect to the Business Combination.

LAMF believes that a gratuitous waiver of fees for services that have already been rendered is unusual, and some investors may find the Business Combination with Nuvo less attractive as a result. Public Shareholders should not put any reliance on the fact that Wells Fargo was previously engaged by LAMF to serve as an underwriter in the IPO and should not assume that Wells Fargo was involved in the Business Combination with Nuvo. This may make it more difficult for LAMF to complete the Business Combination with Nuvo.

In addition, LAMF continues to have customary obligations under certain provisions of the underwriting agreement relating to the IPO. These provisions include the relevant clauses of the underwriters’ standard terms and conditions, including LAMF’s obligation to (i) indemnify and hold harmless each of the underwriters, the directors, officers, employees, affiliates and agents of each underwriter, and each person, if any, who controls any of the underwriters or any affiliate within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the securities sold in the IPO as originally filed or in any amendment thereof, or in any Preliminary Prospectus, the IPO Prospectus, any “road show” as defined in Section 433(h) of the Securities Act or any Written Testing-The-Waters Communication, or in any amendment thereof or supplement thereto (each as defined in the underwriting agreement), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that LAMF will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Wells Fargo by or on behalf of any underwriter through Wells Fargo specifically for inclusion therein.

Further, the underwriting agreement contains a contribution provision in the event the indemnification obligations described above are unavailable or otherwise prohibited by law. The contribution obligations of the underwriters under the underwriting agreement are limited to the total underwriting discounts and commissions paid, in the aggregate, by LAMF to the underwriters upon the consummation of the IPO, and the underwriters otherwise have no further contribution liability under the underwriting agreement with respect to the Business Combination with Nuvo because Wells Fargo waived its rights to any deferred underwriting discounts with respect to the Business Combination with Nuvo. Therefore, in contrast to other transactions where the underwriters did not waive rights to fees or deferred underwriting discounts, as the case may be, the potential financial liability of LAMF with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had Wells Fargo not refused to serve and waived their rights to any fees or deferred underwriting discounts. Other than the foregoing indemnification and contribution obligations or the payment of the deferred compensation in connection with an alternative business combination, LAMF has no further obligations to Wells Fargo under the underwriting agreement with respect to the Business Combination with Nuvo, and no obligations relating to the Business Combination with Nuvo.

Wells Fargo declined to act for LAMF as an advisor in connection with the Business Combination with Nuvo, and Wells Fargo has had no role in the preparation of the disclosure that is included in this proxy statement/prospectus, or the underlying business analysis related to the Business Combination with Nuvo.

As described above, Wells Fargo declined to serve in any capacity in connection with the Business Combination with Nuvo and agreed to waive its deferred compensation relating to the IPO in connection with the Business Combination with Nuvo. Accordingly, Wells Fargo has not been involved in the Business Combination with Nuvo, the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and shareholders do not have the benefit of any such involvement. Shareholders and investors should not place any reliance on the fact that Wells Fargo was previously involved in the IPO.

The Sponsor and the LAMF Insiders have invested $25,000 for the Founder Shares and $11,060,000 for the Private Placement Units, which means that the Sponsor and the LAMF Insiders, following the Business Combination, may experience a positive rate of return on their investment, even if other LAMF Shareholders experience a negative rate of return in Holdco.

Given the differential in purchase price that the Sponsor and the LAMF Insiders paid for the Founder Shares as compared to the price of the LAMF Units sold in the IPO and the substantial number of LAMF Class A Ordinary Shares that the Sponsor and the LAMF Insiders hold, as converted from Founder Shares, the Sponsor and LAMF Insiders may realize a positive rate of return on their investments even if other LAMF Shareholders experience a negative rate of return following the Business Combination.

We may not be able to complete the Business Combination since the Business Combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”), and may ultimately be prohibited.

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, and ultimately prohibited. For example, CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is empowered to require mandatory filings for certain investments, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment presents national security risks, CFIUS has the power to require mitigation measures on the investment or can recommend that the President prohibit the transaction or order divestment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.

LAMF is a Cayman Islands-organized entity. Our Chief Executive Officer, Simon Horsman, is a British citizen and one of the three managing members of the managing member of the Sponsor. Mr. Horsman does not have the ability to independently control the Sponsor because such three managing members must act by majority consent.

By virtue of being organized in the Cayman Islands and for so long as the Sponsor retains a material ownership interest in us, we may be deemed a “foreign person” under the CFIUS regulations. As such, the Business Combination may be subject to CFIUS review. If a proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, the parties may determine that they are required to make a mandatory filing or that they will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without notifying CFIUS and risk CFIUS intervention, before or after closing the transaction. In connection with a review, CFIUS may decide to delay the Business Combination, require conditions to mitigate national security concerns with respect to the Business Combination or recommend that the President of the United States block the Business Combination or order divestment if the parties proceeded without first obtaining CFIUS approval. Accordingly, the potential impact of CFIUS review may prevent us from consummating the Business Combination.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate the Business Combination within the applicable time period required, including as a result of extended regulatory review, we will, as promptly as reasonably possible but not more than five business days thereafter, redeem the public shares for a pro rata portion of the funds held in the trust account and as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the potential appreciation in value of such investment. Additionally, our warrants will become worthless.

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for LAMF and Nuvo on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination.

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of LAMF and Nuvo would have been had the companies been combined during the periods presented.

			Combined Pro Forma
	LAMF (Historical)	Nuvo (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the six months ended June 30, 2023 for LAMF and Nuvo
Book value per share (1)	$(0.45)	$(2.53)	$(0.28)	$(0.30)
Cash dividends per share	-	-	-	-

Weighted average shares:
Weighted average of outstanding shares, basic and diluted	28,789,489	17,098,834	41,236,612	38,283,996
Profit (loss) per share:
Profit loss per outstanding shares, basic and diluted	$0.04	$(0.38)	$(0.28)	$(0.32)

Note:

(1)	– Book value per share is calculated using the formula: Total shareholders’ equity (deficit) from the Balance Sheet as of June 30, 2023 divided by shares outstanding as of June 30, 2023.

THE EXTRAORDINARY GENERAL MEETING OF LAMF SHAREHOLDERS

For purposes of this section, “we,” “us” or “our” refer to LAMF, unless the context otherwise requires.

The LAMF Extraordinary General Meeting

We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the LAMF Board for use at the EGM to be held on [●], 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about [●], 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the EGM.

Date, Time and Place of Extraordinary General Meeting

The EGM will be held at [●] a.m., Eastern time, on [●], 2024, for the purpose of considering and voting upon the Transaction Proposals described herein. While as a matter of Cayman Islands law we are required to have a physical location for the meeting, we are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for LAMF and LAMF Shareholders. For the purposes of the Existing Governing Documents, the physical place of the meeting will be 1221 Avenue of the Americas, New York, NY 10020. LAMF Shareholders will be able to attend, vote their shares, and submit questions during the EGM in person or virtually via a live audio webcast. In order to attend the meeting virtually, you must pre-register at the following website: https://www.cstproxy.com/[●]. To pre-register, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials. If a LAMF Shareholder does not attend the EGM (virtually or in person) or appoint a proxy, such shares will not be counted for the purposes of any vote.

Purpose of the Extraordinary General Meeting

At the EGM, LAMF will ask the LAMF Shareholders to vote in favor of the following proposals:

●	To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

●	To consider and vote upon the Merger Proposal; and

●	To consider and vote upon the Adjournment Proposal, if it is presented at the EGM.

Recommendation of the LAMF Board

The LAMF Board believes that each of the Transaction Proposals to be presented at the EGM is in the best interests of LAMF and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the Transaction Proposals.

When you consider the recommendation of the LAMF Board in favor of approval of each of the proposals to be presented at the EGM, you should keep in mind that certain of LAMF’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a LAMF Shareholder. See the section entitled “The Business Combination — Interests of LAMF Insiders and the Sponsor in the Business Combination” for a further discussion of these considerations.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the EGM if you owned LAMF Class A Ordinary Shares at the close of business on [●], 2024, which is the Record Date for the EGM. You are entitled to one vote for each LAMF Class A Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 12,491,949 LAMF Class A Ordinary Shares outstanding, of which 9,539,333 LAMF Class A Ordinary Shares are held by the Sponsor and the LAMF Insiders, including 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO.

The Sponsor and the LAMF Insiders have agreed to vote all of the LAMF Class A Ordinary Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. LAMF Warrants do not have voting rights at the EGM.

Voting Your Shares

Each LAMF Class A Ordinary Share that you own in your name entitles you to one vote on each of the proposals presented at the EGM. Your proxy card shows the number of LAMF Class A Ordinary Shares that you own. There are several ways to vote your shares.

●	If you are a record holder, you can vote your shares by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your LAMF Class A Ordinary Shares will be voted as recommended by the LAMF Board. With respect to proposals for the EGM, that means: “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

●	If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the EGM.

●	You can virtually attend the EGM and vote online even if you have previously voted by submitting a proxy as described above. You will be able to virtually attend, vote your shares and submit questions during the EGM via a live audio webcast by pre-registering at https://www.cstproxy.com/[●]. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way LAMF can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental’s contact information is as follows: 917-262-2373, or email proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of LAMF Class A Ordinary Shares, you may contact our proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Toll free: (800) 662-5200
Tel: (203) 658-9400
Email: LGVC.info@investor.morrowsodali.com

Quorum and Vote Required for Shareholder Proposals

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if a majority of the LAMF Class A Ordinary Shares held by individuals are present in person, virtually or by proxy (or if held by a corporation or other non-natural person, by its duly authorized representative or proxy). As of the Record Date for the EGM, 6,245,975 LAMF Class A Ordinary Shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law which requires the affirmative vote of a majority of the LAMF Shareholders who attend, either in person or by proxy, and vote at the EGM. Approval of the Merger Proposal requires a special resolution as a matter of Cayman Islands law which requires the affirmative vote of two-thirds of the LAMF Shareholders who attend, either in person or by proxy, and vote at the EGM.

The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal and the Merger Proposal at the EGM. The Adjournment Proposal is not conditioned on the approval of any other proposal at the EGM.

As of the Record Date, the Sponsor and the LAMF Insiders beneficially owned an aggregate of approximately 76.4% of the outstanding LAMF Class A Ordinary Shares. The Sponsor and the LAMF Insiders have agreed to vote all of the LAMF Class A Ordinary Shares acquired by them in favor of the Business Combination Proposal. As a result, we would not need any additional LAMF Class A Ordinary Shares to be voted in favor of the proposals to have each of the proposals, including the Business Combination Proposal, approved.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe that the Business Combination Proposal will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares on such proposal without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares or warrants is referred to as a “broker non-vote”.

If a shareholder fails to attend virtually or in person at the EGM or fails to submit a valid proxy (or have its broker or other nominee submit one on its behalf), such shares will not be counted for the purposes of establishing a quorum. If a shareholder does not attend the EGM (virtually or in person) or appoint a proxy, such shares will not be counted for the purposes of any vote. Abstentions, shares represented at the EGM in person, online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the shareholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, neither a shareholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a vote cast at the EGM and thus will have no effect on the outcome of any of the proposals presented at the EGM.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, our proxy solicitor, prior to the date of the EGM or by voting online at the EGM. Attendance at the EGM alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902.

Redemption Rights

If you are a Public Shareholder, you may redeem your LAMF Class A Ordinary Shares for cash equal to your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to LAMF to pay its taxes. Holders of the Public Warrants do not have Redemption Rights with respect to such warrants in connection with the Business Combination. The Sponsor and the LAMF Insiders have agreed to waive their Redemption Rights with respect to any LAMF Class A Ordinary Shares they may have acquired during or after the IPO in connection with the completion of the Business Combination. The Sponsor and the LAMF Insiders did not receive any consideration in exchange for such waiver of redemption rights.

For illustrative purposes, based on funds in the Trust Account of approximately $32.2 million on January 11, 2024, the estimated per share redemption price would have been approximately $10.90. Additionally, the LAMF Class A Ordinary Shares properly submitted for redemption will only be redeemed if the Business Combination is consummated.

In order to exercise your Redemption Rights, you must, prior to 5:00 p.m., Eastern Time, on [●], 2024 (two business days prior to the scheduled date of the EGM), both:

●	Submit a request in writing that LAMF redeem your LAMF Class A Ordinary Shares for cash to Continental, the Transfer Agent, at the following address: Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: SPAC Redemption Team, with an email sent to spacredemptions@continentalstock.com; and

●	Deliver your shares (and share certificates (if any) and other redemption forms) in respect of your LAMF Class A Ordinary Shares either physically or electronically through DTC to the Transfer Agent. Shareholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you do not submit a written request and deliver your shares (and share certificates (if any) and other redemption forms) in respect of your LAMF Class A Ordinary Shares as described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination and the other proposals presented at the EGM. If you delivered your share certificates for redemption to the Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the Transfer Agent return the share certificates (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed above.

Each redemption of LAMF Class A Ordinary Shares by shareholders will decrease the amount in the Trust Account.

Shareholders may elect to redeem their LAMF Class A Ordinary Shares whether or not they vote their shares and, if they do vote their shares, whether they vote for or against the Business Combination Proposal and the other proposals set forth herein. A holder of LAMF Class A Ordinary Shares, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding LAMF Class A Ordinary Shares, without LAMF’s approval.

Prior to exercising Redemption Rights, shareholders should verify the market price of our LAMF Class A Ordinary Shares as they may receive higher proceeds from the sale of their LAMF Class A Ordinary Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your LAMF Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the LAMF Class A Ordinary Shares when you wish to sell your shares.

If you exercise your Redemption Rights, your LAMF Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and we do not consummate our initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the extension), we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the Public Shareholders and the LAMF Warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of LAMF Class A Ordinary Shares or LAMF Warrants in connection with the ordinary resolution to approve the Business Combination. However, in respect to the special resolution to approve the SPAC Merger, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. Holders of LAMF Class A Ordinary Shares have a redemption right as further described herein under “The Extraordinary General Meeting of LAMF Shareholders — Redemption Rights.”

The Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Companies Act. Pursuant to section 239(1) of the Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange, such as Nasdaq, for a specified period after the merger is authorized (such period being the period in which dissenter’s rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Companies Act may not be available.

Regardless of whether dissenters’ rights are or are not available, Public Shareholders can exercise the rights of redemption described herein. The LAMF Board has determined that the redemption proceeds payable to LAMF Shareholders who exercise such Redemption Rights represent the fair value of those shares.

Extracts of certain relevant sections of the Companies Act follow:

●	238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

●	239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except - (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Solicitation of Proxies

We will pay the cost of soliciting proxies for the EGM. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for the EGM. We have agreed to pay Morrow Sodali LLC a fee of $15,000. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of the LAMF Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the LAMF Class A Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership

As of the Record Date, the Sponsor and the LAMF Insiders beneficially owned an aggregate of approximately 76.4% of the outstanding LAMF Class A Ordinary Shares. The Sponsor and the LAMF Insiders have agreed to vote all of the LAMF Class A Ordinary Shares acquired by them in favor of the Business Combination Proposal. As a result, we would not need any additional LAMF Class A Ordinary Shares to be voted in favor of the proposals to have the proposals, including the Business Combination Proposal, approved.

PROPOSALS TO BE CONSIDERED BY LAMF SHAREHOLDERS

BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

LAMF is a blank check company incorporated on July 20, 2021 as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or similar business combination with one or more businesses or entities. While LAMF was able to pursue an acquisition opportunity in any business, industry or geographic location, LAMF focused on opportunities in media, entertainment and sports, as well as within e-commerce and technology, leveraging the expansive professional network and operating expertise of its management team, the Sponsor and the LAMF Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among representatives of LAMF, Nuvo and their respective advisors.

On November 16, 2021, LAMF consummated the IPO of the LAMF Units. On May 11, 2023, LAMF held an extraordinary general meeting of shareholders. In this meeting, LAMF Shareholders approved amendments to the Existing Governing Documents to extend the date by which LAMF must complete an initial business combination from May 16, 2023 to November 16, 2023, and to allow LAMF, without another shareholder vote, by resolution of the LAMF Board, to elect to further extend the date by which LAMF must complete an initial business combination in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024. On January 8, 2024, the LAMF Board elected to extend the Extended Date to February 16, 2024 through an Additional Monthly Extension.

LAMF did not select any specific business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO. After its IPO, representatives of LAMF contacted and were contacted by a number of individuals and entities who presented business combination opportunities across a wide range of industries and sectors.

LAMF’s management compiled a list of 33 high priority potential targets (the “Potential Targets”) based on the criteria included in the prospectus for the IPO, as further described below under the heading “The LAMF Board’s Reasons for Approval of the Business Combination”, and evaluated, updated and supplemented such list from time to time. As part of its acquisition strategy, LAMF generally focused on bilateral discussions with the key decision makers of each of the Potential Targets. Jeffrey Soros, Simon Horsman, Morgan Earnest and members of the Sponsor reviewed the information regarding the Potential Targets and analyzed the benefits of proceeding with further discussions with each of the Potential Targets.

In connection with their search for a business combination target, Jeffrey Soros, Simon Horsman, Morgan Earnest and members of the Sponsor:

●	Met periodically to review referrals of Potential Targets and eliminate targets with obvious obstacles precluding a business combination, resulting in a list of 33 Potential Targets in a variety of industries, including sports, e-commerce, entertainment/live events and manufacturing.

●	Communicated an interest in discussing a business combination with 20 of the 33 Potential Targets, each of which were willing to enter into preliminary discussions and had taken steps to demonstrate their readiness to operate as public companies, which took place between November 19, 2021 and April 8, 2023. These Potential Targets were either privately held companies or assets or divisions owned by publicly traded companies. Several of the 20 Potential Targets withdrew from further consideration for business reasons and LAMF eliminated one Potential Target due to its financial profile and lack of public company readiness.

●	Entered into fourteen non-disclosure agreements (not including the non-disclosure agreement entered into with Nuvo), each of which were entered into with Potential Targets individually and were negotiated on customary terms without so-called “don’t ask, don’t waive” provisions or standstill provisions.

●	Engaged in preliminary due diligence with seven Potential Targets (not including Nuvo), which due diligence included, but was not limited to, the review of each of the Potential Targets’ respective operations, financial forecasts, technology or products and management teams, depending in each case on the outcome of earlier discussions with each such Potential Target and the earlier diligence findings. Of these seven Potential Targets, LAMF submitted letters of intent to six Potential Targets (not including Nuvo) and ultimately engaged in more detailed due diligence and discussions with the senior executives and/or stockholders of three such Potential Targets (not including Nuvo) based on the satisfactory progression of the due diligence process and negotiations.

These three Potential Targets included: (i) a company in the sports business based in Switzerland (“Company A”), (ii) a company in the e-commerce business based in Los Angeles, California (“Company B”), and (iii) a company in the sports business based in the United Kingdom (“Company C”). Information about Company A, Company B and Company C, and a summary of the material discussions with each, is located below:

Company A is in the sports industry. LAMF executed a non-disclosure agreement with Company A on May 28, 2022. Simon Horsman and Morgan Earnest met with representatives of Company A several times from March 2022 to mid-December 2022, whereby parties discussed Company A’s holdings, current financial position and funding needs, and a potential business combination with LAMF. Additionally, on June 22, 2022, Simon Horsman toured Company A’s facilities. On August 5, 2022, LAMF presented a letter of intent to Company A, but talks ceased in mid-December 2022 when Company A required immediate funding to consider a business combination. Following the end of the exclusivity period with Nuvo, LAMF re-engaged in discussions with Company A, meeting several times from mid-January 2023 to April 8, 2023. During these discussions, Company A reiterated the need for interim financing as a requirement to proceed with a potential business combination. LAMF presented several letters of intent to Company A between March 21, 2023 to April 2, 2023, however, negotiations ended in April 2023 when LAMF declined to meet Company A’s interim financing requirements.

Company B is in the e-commerce industry and is focused on retail science. LAMF executed a non-disclosure agreement with Company B on January 19, 2022. Jeffrey Soros, Simon Horsman, Morgan Earnest, and members of the Sponsor met with representatives of Company B several times between January 2022 and June 2022, and the parties discussed Company B’s business, financial position, capital needs, and potential business combination with LAMF. On February 17, 2022, LAMF presented a letter of intent to Company B, along with a transaction timeline and a valuation analysis. From March 2022 to May 2022, LAMF and Company B explored financing options with several investors. However, negotiations ended in June 2022 when LAMF declined to make an investment in Company B, and Company B decided not to proceed with a business combination transaction.

Company C is in the sports industry. LAMF executed a non-disclosure agreement with Company C on March 7, 2022. Jeffrey Soros, Simon Horsman, Morgan Earnest and members of the Sponsor met with representatives of Company C several times from December 7, 2021 to November 8, 2022, whereby parties discussed Company C’s business, financial position, valuation, and the structure of a possible business combination transaction. On May 14, 2022, LAMF presented a letter of intent to Company C which was revised on May 27, 2022 and November 3, 2022 but was ultimately never executed. Negotiations ended in November 2022 because Company C was no longer interested in a business combination transaction with a special purpose acquisition company (“SPAC”).

Throughout this process, LAMF’s management considered its criteria for a potential target for its initial business combination as described in the prospectus relating to the IPO in evaluating potential targets for a business combination, along with additional criteria further described herein. LAMF leveraged the investing and transaction experience of the members of the Sponsor, LAMF’s management and the LAMF Board to screen, prioritize and diligence potential acquisition candidates. These discussions did not result in the execution of letters of intent other than with Nuvo. LAMF ultimately determined to not pursue each of the other potential business combination opportunities because of one or more of the following: (i) LAMF did not prevail in or could not pre-empt a competitive process; (ii) LAMF could not come to an agreement on the economic terms of a transaction; or (iii) LAMF concluded that the target business or the terms of a potential business combination would not be suitable for LAMF due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation.

LAMF ultimately decided to pursue a business combination with Nuvo for various reasons, including, without limitation: (a) the LAMF Insiders’ beliefs, based on their evaluation, that Nuvo was an attractive potential business combination target; (b) the extensive level of engagement with Nuvo and its principal shareholders; (c) Nuvo’s willingness to enter into the July LOI, per the below, on terms that the LAMF Insiders believed were attractive; and (d) Nuvo’s potential to execute the Philips MPA ahead of, concurrently with, or after, the execution of the Business Combination Agreement.

Negotiations with Nuvo

The following is a description of the negotiations between representatives of LAMF and Nuvo that summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The below chronology does not purport to catalogue every conversation between the parties to the Business Combination Agreement or their representatives.

Jimmy Ku, a venture partner at 10X Capital, a member of the Sponsor, contacted Oren Oz, the founder of Nuvo, on behalf of LAMF on August 12, 2022. The individuals discussed Nuvo’s plans and preparations to become a public company, including its prior efforts to list on Nasdaq via a traditional initial public offering in 2021. Nuvo ultimately elected to withdraw the related registration statement and remain a private company in December 2021 due to challenging market conditions for initial public offerings at that time.

Subsequent to the discussion with Mr. Oz, Mr. Oz introduced Jeffrey Soros, Simon Horsman and Morgan Earnest team to Laurence Klein, a Nuvo board member and principal of various entities owning approximately 25% of Nuvo’s outstanding shares prior to the transaction, and representatives of LAMF had several phone calls with Mr. Klein to discuss Nuvo’s fundraising strategy and objectives in revisiting a public listing. Mr. Klein shared that Nuvo’s existing shareholders’ valuation expectations were comparable to the valuation contemplated in Nuvo’s attempted initial public offering in late 2021, which was intended to be in the range of $300,000,000 to $350,000,000. The parties discussed the progress made with Nuvo’s business since the time of its attempted initial public offering, including the execution of a letter of intent with a key strategic partner in September 2022. Mr. Klein stressed the importance of a sponsor partner with a differentiated financing solution as a pre-requisite for a discussion with Nuvo’s board of directors.

During the months of September and October 2022, representatives of LAMF had several discussions with investors and executives in the medical device and women’s health space, and, amongst other things, discussed investor appetite for the sector generally. LAMF continued its dialogue with Nuvo, providing perspectives on Nuvo’s prospects in the public markets and the relative merits of a traditional initial public offering relative to a business combination with a SPAC in the context of then-current market conditions. In addition, LAMF made several introductions to institutional investors, affiliates of the Sponsor with an affinity for Nuvo’s mission, and industry experts. Nuvo separately was in discussions with investors and insiders to raise capital. In parallel, Nuvo continued to advance the commercialization of its INVU patent-protected proprietary technology and signed a letter of intent with a strategic partner to both advance product development and go-to-market in the United States.

On October 15, 2022, members of LAMF’s management team, including Jeffrey Soros, Simon Horsman, Morgan Earnest, David Weisburd and Maximilian Staedtler held a video conference with Deborah Henretta, the Chair of Nuvo’s board of directors. Ms. Henretta laid out the financing needs of Nuvo’s business and previewed the high level terms Nuvo’s board of directors would consider for a public listing via a SPAC business combination, in light of both the discontinued initial public offering plan and ongoing financing needs of the business as Nuvo prepared to launch its product commercially in the United States. These terms included a valuation of approximately $400 million and approximately $50 million in committed financing. Following this video conference, LAMF formally considered Nuvo as a Potential Target.

In parallel, representatives from Nuvo and LAMF engaged in a series of discussions with shareholders and executives of Nuvo around, among other things, a prospective public listing, paths for obtaining financing, and Nuvo’s expectations of a valuation within the range of the proposed 2021 initial public offering valuation based on a balance between Nuvo’s commercial progress and the then-tight market conditions. Representatives of LAMF also discussed with LAMF’s advisors how a transaction could be tied to anticipated commercial milestones, as well as how a concurrent private financing could be structured.

On November 10, 2022, representatives of LAMF shared a draft form of a non-binding letter of intent with Nuvo’s management team. This initial letter of intent contemplated forming a small syndicate of investors known to the Sponsor to participate in a convertible financing. In the letter of intent, the convertible financing was contingent on the simultaneous consummation of a business combination and Nuvo entering into a binding agreement with an investment grade rated commercial partner with revenue targets of at least $50,000,000 cumulatively over five years consistent with those that would be contained in the Philips MPA. The conversion cap was set at $400,000,000. The contemplated equity valuation at the time, subject to further diligence, was proposed at $300,000,000 based on the valuation contemplated in Nuvo’s abandoned initial public offering, a discount for the equity relative to the convertible instrument’s conversion cap.

On November 16, 2022, LAMF and Nuvo executed a non-binding letter of intent (the “Initial LOI”) and entered a 45-day period of exclusivity. The Initial LOI contained the terms as described above and contemplated a convertible financing of at least $20,000,000 and up to $75,000,000.

On November 18, 2022, Nuvo provided access to its virtual data room (the “VDR”) for due diligence purposes and populated the VDR with preliminary due diligence items, including certain financial and capitalization information, as well as certain agreements with commercial partners and securityholders.

Representatives of LAMF were introduced to Nuvo’s outside legal counsel, Greenberg Traurig, LLP (“Greenberg”), on November 18, 2022. LAMF had previously engaged White & Case LLP (“White & Case”) as its U.S. legal counsel in connection with its IPO and engaged White & Case as its U.S. legal counsel in connection with its proposed business combination.

In December 2022, LAMF engaged Herzog, Fox & Neeman (“Herzog”) to act as its local counsel in Israel and assist in due diligence of several focus areas, including due diligence of Nuvo’s government grants, its equity awards issued to its employees and service providers, and its existing capitalization and financing arrangements.

During this time, Jeffrey Soros, Simon Horsman, Morgan Earnest and members of the Sponsor continued to discuss the contours of any financing to occur in connection with the proposed business combination, tax structuring of the transactions, including such financing and the business combination, and general terms of the business combination with White & Case over conference calls held on November 18, 2022, November 30, 2022, December 16, 2022, December 17, 2022 and December 28, 2022. Throughout November and December, representatives of LAMF continued to discuss the potential financing with select investors, while representatives of Nuvo also had discussions with several investors on financing options.

On December 14, 2022, representatives of LAMF introduced one of its informal advisors and Mr. Earnest’s uncle, Robert Powell, with industry expertise in medical devices to representatives of Nuvo to advance diligence of Nuvo’s commercialization opportunity.

Notwithstanding that exclusivity under the Initial LOI had expired on December 31, 2022, the parties continued to discuss a potential business combination since there seemed to be a strong interest and general basis for a business combination and fundraising strategies. Following expiration of exclusivity, LAMF reengaged in discussions with Company A.

On January 5, 2023, certain of Nuvo’s shareholders, including Laurence Klein and Daniel Gilcher, and representatives of LAMF discussed the impact of the contemplated business combination and related financings on Nuvo’s capitalization table, including the dilution as a result of the Sponsor’s equity.

On January 7, 2023, an affiliate of a member of the Sponsor presented a financing term sheet to representatives of Nuvo for consideration, which contemplated the potential issuance of convertible notes.

On January 11, 2023, representatives of LAMF had further discussions with representatives of Nuvo regarding the details of the contemplated convertible note financing. Upon the request of Nuvo’s management, representatives of LAMF presented a proposal for consideration by Nuvo’s board of directors on January 17, 2023, detailing the proposed terms of a business combination between the parties. The proposal contemplated a valuation of $300 million, subject to further diligence, in total consideration assuming the execution by Nuvo of a definitive commercial agreement with two strategic partners mentioned below by February 2023 and Nuvo obtaining at least $35 million in financing.

On January 19, 2023, representatives of LAMF had a discussion with the strategic partner who had signed a letter of intent with Nuvo in September 2022 regarding joint product development and go-to-market, and subsequently in December 2022 had executed a joint product development agreement with Nuvo.

On January 24, 2023, White & Case provided an initial draft of the Business Combination Agreement to Greenberg and Nuvo’s management.

On February 2, 2023, representatives of LAMF reviewed the terms of the joint product development agreement with representatives of Philips and the status of the negotiation of the distribution agreement between Nuvo and Philips with representatives of Nuvo.

On February 6, 2023, representatives of LAMF attended the Society for Maternal-Fetal Medicine Conference in San Francisco, where representatives of Nuvo and its prospective commercial partner presented jointly. Despite signs of progress, at this time, Simon Horsman, Morgan Earnest, and members of the Sponsor felt that there was insufficient clarity into the timing of Nuvo’s execution of the commercial agreements. Therefore, Simon Horsman, Morgan Earnest and members of the Sponsor and Nuvo decided not to extend exclusivity under the Initial LOI and to pause financing discussions.

On March 20, 2023, Nuvo reached out to LAMF to continue discussions. Mr. Klein and representatives of LAMF revisited prior discussions and progress in Nuvo’s efforts to commercialize its product as Nuvo began recording commercial sales to hospital systems and public and private insurance plans began to reimburse patients for the use of Nuvo’s platform. Representatives of LAMF shared feedback from several investor conversations regarding structural solutions that addressed both Nuvo’s financing needs, as well as investors’ desires for downside protection and transaction certainty.

Following several phone conversations between Mr. Klein and Simon Horsman, LAMF’s management and members of the Sponsor had a follow-up call with Nuvo’s management on April 3, 2023 to discuss various financing structures that would be marketable to investors given the commercial progress of Nuvo’s business, including the potential for $20 million of external equity financing, with $4 million of that amount to come from the Sponsor. LAMF proposed revising a convertible note structure, with funding subject to the achievement of certain milestones.

In the following days, representatives of LAMF and members of Nuvo’s management and Nuvo’s board of directors exchanged emails and phone calls regarding deal terms, which included, but were not limited to, the ability to market external financing with the goal of raising at least $10 million in total by the time of the execution of the Business Combination Agreement, the launch of a preferred “crossover financing” prior to the execution of the Business Combination Agreement, lock-ups and a valuation reduction to approximately $269 million, coupled with an earn-out of approximately $31 million relating to the execution of a specified commercial agreement, in consideration of Nuvo’s management’s interest in reaching a valuation of approximately $300 million upon the achievement of certain commercial milestones.

On April 10, 2023, the LAMF Board met to discuss the terms of the revised LOI proposal for Nuvo, which terms included a “crossover financing” as described above, in which the Sponsor would invest up to $4 million, with an advance of such investment to fund Nuvo’s engagement of a public accounting firm. The terms also included a proposed share incentive pool, to be issued to investors participating in the crossover financing, and a valuation reduction to $269 million coupled with an earn-out of 3,039,215 shares of the public company in connection with the execution of a specific commercial agreement, as described above. The LOI proposal also contemplated that the terms of the definitive agreement would substantially reflect the terms proposed in White & Case’s January 24 draft of the Business Combination Agreement.

On April 11, 2023, LAMF filed a preliminary proxy statement relating to the Extension, which was revised to respond to comments of the SEC on April 18, 2023.

On April 16, 2023, representatives of LAMF and Ms. Henretta had a follow-up discussion regarding key terms of the contemplated transaction and related financings, including the form and terms of potential interim financing, the seniority of a crossover round, liquidation preferences and a pre-money valuation of approximately $150 million.

On April 18, 2023, representatives of LAMF and Nuvo had several discussions regarding revisions to the Initial LOI to reflect the recent structuring discussions, including the structure of a “crossover financing” with the participation of existing shareholders of Nuvo and members of the Sponsor. The “crossover financing” was necessary because a key partner that had previously committed to participate in an investment in Nuvo pursuant to the Initial LOI decided to not participate in the transaction. Further discussions took place between representatives of LAMF, Nuvo and their respective advisors, including representatives from 10X Capital, an investor in the Sponsor and advisor to the SPAC with a specialization in capital markets and deal execution, and Sol Cohen of Cohen & Company Capital Markets (“Cohen”), a division of J.V.B. Financial Group, LLC, an affiliate of a passive member of the Sponsor, regarding transaction structure and due diligence-related matters. During this time, the parties had in-depth business, operational and strategic discussions, including a review of Nuvo’s strategic initiatives, plans for future growth and potential future capital requirements.

On April 24, 2023, Nuvo’s board of directors met to discuss the revised terms of the LAMF proposal and the need to extend the deadline pursuant to LAMF’s Existing Governing Documents to consummate a business combination. After discussions, Nuvo’s board of directors approved entering into exclusivity with LAMF on the basis of a new non-binding letter of intent that valued Nuvo at a pre-money equity valuation of $269,000,000, coupled with a $31,000,000 earnout and a financing commitment of certain members of the Sponsor for $1,000,000 to Nuvo’s crossover financing. After exchanging comments regarding closing conditions, governance and expenses, and the need for LAMF to extend its deadline to complete a business combination, LAMF and Nuvo executed a second non-binding letter of intent on April 25, 2023 (the “April LOI”), which letter of intent amended and replaced in its entirety the terms of the Initial LOI, with an exclusivity period running through May 16, 2023.

The April LOI contained the terms as described above, with a contemplated crossover financing of up to $10,000,000, but which amount could be increased at the discretion of Nuvo’s board of directors. LAMF and Nuvo also agreed in the April LOI to make up to 1,000,000 of the Sponsor’s founder shares and 1,000,000 shares of Nuvo available, respectively, as an equity incentive to investors participating in the crossover financing, with such equity to be issued, pro rata, in shares of the public company upon the closing of the Business Combination. Also, where the Initial LOI contemplated a seven-member board of directors of the public company with two members appointed by LAMF, the April LOI contemplated that LAMF would appoint one board member and one board observer to the seven-member board.

On April 26, 2023, LAMF filed a definitive proxy statement relating to the Extension.

On April 28, 2023, LAMF publicly announced the execution of the April LOI.

On May 2, 2023, White & Case provided a revised draft of the Business Combination Agreement to Greenberg and Nuvo, which draft was substantially in the same form as the draft provided on January 24, 2023, but revised to reflect the new terms of the April LOI.

On May 4 and 5, 2023, representatives of Nuvo and LAMF engaged in a series of phone calls regarding the structuring and documentation of Nuvo’s crossover financing. Those discussions included White & Case, Greenberg, Herzog, and Nuvo’s Israeli counsel, Meitar Law Offices (“Meitar”).

From May 9, 2023 through the signing of the Business Combination Agreement, White & Case and Herzog exchanged several rounds of supplemental diligence requests for follow-up data and information from Nuvo, including requests related to Nuvo’s employees, intellectual property, financial controls, compliance with industry specific regulations and government grants, and other legal diligence.

In response to the requests for diligence materials, Nuvo’s management provided representatives of LAMF, White & Case and Herzog with detailed due diligence documents and information in the VDR for purposes of LAMF conducting further business, financial, legal, tax, intellectual property and other due diligence with respect to Nuvo, in addition to evaluating portions of the business and comparably-sized healthcare and medical device companies.

On May 11, 2023, LAMF held an extraordinary general meeting of its shareholders. In this meeting, LAMF’s shareholders approved amendments to its Existing Governing Documents to extend the date by which LAMF must complete an initial business combination from May 16, 2023 to November 16, 2023, and to allow LAMF, without another shareholder vote, by resolution of the LAMF Board, to elect to further extend the date by which LAMF must complete an initial business combination in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024. In connection with this meeting, shareholders holding an aggregate of 22,347,384 Public Shares exercised their right to redeem their shares for $10.52 per share of the funds held in the Trust Account, leaving approximately $31.0 million in the Trust Account. Following such redemptions, and after giving effect to the 8,433,333 Founder Shares that were converted into 8,433,333 LAMF Class A Ordinary Shares at the election of the holders of the Founder Shares, there were 12,491,949 LAMF Class A Ordinary Shares outstanding.

On May 16, 2023, LAMF and Nuvo entered into Amendment No.1 to the April LOI, which extended the exclusivity period under the April LOI through May 31, 2023.

On May 17, 2023, representatives of LAMF and Nuvo held a call to discuss progress of the distribution agreement with Nuvo’s strategic partner and the monetization strategy. The parties discussed creating a financial forecast for Nuvo based on the advanced commercial terms.

On May 27, 2023, White & Case provided Greenberg with initial drafts of the Registration Rights Agreement and the Sponsor Support Agreement.

On May 31, 2023, LAMF and Nuvo entered into Amendment No.2 to the April LOI, which extended the exclusivity period under the amended April LOI through June 14, 2023.

In the following weeks, certain of Nuvo’s shareholders suggested changes to the terms of the April LOI, including the addition of a minimum cash closing condition and the ability for Nuvo to terminate the Business Combination Agreement to enter into an alternate transaction with a commercial partner. Several discussions with certain Nuvo shareholders followed and representatives of LAMF engaged with a number of institutional investors and financial advisors, including Robert Powell, Dr. Keith Harris, Cohen, Wells Fargo and other financing and capital markets strategy firms, to discuss a financing strategy for Nuvo. On June 22, 2023, representatives of LAMF met with Nuvo’s largest institutional investor in Germany to discuss both the crossover financing and post-closing capitalization of Nuvo. Other discussions included Nuvo’s progress towards preparing for filing a registration statement relating to the Business Combination and updates regarding the final phases of negotiating its commercial partnership agreement with the strategic party.

On June 29, 2023, representatives of LAMF met with representatives of PricewaterhouseCoopers LLP (“PWC”), Nuvo’s auditor, via video conference to discuss Nuvo’s financial statements and internal controls over financial reporting. On the same day, Simon Horsman received a full form of draft agreement with the strategic partner for review, as well as a financial forecast based, among other matters, on the commercial terms of the agreement with the strategic partner.

After exchanging comments regarding proposed new terms for the crossover financing and a break-up fee to be paid by Nuvo in the event that Nuvo terminated the Business Combination Agreement to enter into an alternate transaction with a strategic buyer, LAMF and Nuvo executed a third new non-binding letter of intent on July 12, 2023 (the “July LOI”), which letter of intent amended and replaced in its entirety the terms of the April LOI. The exclusivity period under the July LOI ran through August 14, 2023. The July LOI provided that Nuvo would pay a break-up fee in the event that Nuvo terminated the Business Combination Agreement to enter into an alternate transaction with a strategic buyer within a period of time following execution of the Business Combination Agreement and clarified the terms of the proposed crossover financing. Pursuant to the July LOI, certain members of the Sponsor committed to an investment of up to $4,000,000 in Nuvo’s crossover financing, with the first $500,000 payable concurrently with the execution of the Business Combination Agreement and a further $500,000 payable upon Nuvo’s entering into a commercial partnership agreement with the strategic partner that had signed a letter of intent with Nuvo in September 2022. The second $1,000,000 of the financing commitment would be payable upon the filing of the initial registration statement relating to the Business Combination prior to September 30, 2023, and the final $2,000,000 of the financing commitment would be payable by September 30, 2023, provided the initial registration statement had been filed by such time. The composition of the equity incentive pool available to investors in the crossover financing was also revised in the July LOI such that the Sponsor would make up to 1,000,000 founder shares available and Nuvo would issue up to 2,000,000 of its ordinary shares upon the closing of the Business Combination. The July LOI further provided that up to 2,450,980 of the Sponsor’s founder shares would be locked-up post-closing until the earlier of the public company’s receipt of at least $25,00,0000 of financing proceeds (excluding the crossover financing), the closing of the public company’s first follow-on offering, and a change of control transaction.

The LAMF Board felt comfortable advancing with a potential business combination with Nuvo at this time given the significant progress Nuvo made on its commercialization efforts and the Philips MPA. As a result, the LAMF Board had increased confidence that Nuvo would be able to generate revenue in early 2024.

On July 13, 2023, representatives of Nuvo and LAMF resumed daily calls to advance the Business Combination Agreement.

On July 14, 2023, White & Case provided Greenberg with an updated draft of the Business Combination Agreement, revised to reflect the new terms of the July LOI, including the inclusion of a break-up fee to be paid by Nuvo in the event that Nuvo terminated the Business Combination Agreement to enter into an alternate transaction with a strategic buyer within a period of time following execution of the Business Combination Agreement. White & Case also provided Greenberg an initial draft of the Shareholder Support Agreement on July 14, 2023.

Also on July 14, 2023, representatives of LAMF held a telephonic meeting with representatives from Roth Capital Partners, LLC (“Roth Capital”) regarding the possible retention of Roth Capital to serve as a financial advisor or capital markets advisor to LAMF in the Business Combination. On July 18, 2023, representatives of LAMF had a follow-up call with Roth Capital and went over the then-current state of the proposed business combination and discussed the terms of a potential engagement with Roth Capital.

On July 17, 2023, Greenberg provided White & Case comments to the draft Business Combination Agreement, Sponsor Support Agreement and Shareholder Support Agreement, which comments to the support agreements included certain comments relating to the terms of the locked-up shares, including the lock-up period applicable to the locked-up founders’ shares and exceptions to non-transferability of shares during the lockup period. Greenberg’s comments to the Sponsor Support Agreement also included comments relating to the composition of the post-closing board of directors and indemnification obligations in the case of shareholder litigation involving the Sponsor in connection with the Business Combination. Between July 17, 2023 through the signing of the Business Combination Agreement, White & Case and Greenberg exchanged several drafts of the transaction documents to negotiate the final terms of the parties’ respective interim operating and post-closing covenants and representations and warranties as well as the removal of the break-fee to be paid by Nuvo in the event that Nuvo terminated the Business Combination Agreement to enter into an alternate transaction with a strategic buyer within a period of time following execution of the Business Combination Agreement.

On July 21, 2023, the LAMF Board held a meeting via videoconference with Simon Horsman, Morgan Earnest and members of the Sponsor, White & Case, Robert Powell, then an advisor to Nuvo and the uncle of Morgan Earnest, and representatives from 10X LLC, a member of the Sponsor. At the start of the meeting, Mr. Powell was introduced as an advisor to Nuvo and discussed his background in the healthcare industry and his relationship with Nuvo. Mr. Powell then answered further questions from the board relating to Nuvo’s strategies and opportunities, and the risks to Nuvo’s achieving its business objectives; Mr. Powell also discussed the size of the market in which Nuvo operates. Following such discussion, Mr. Powell then left the meeting. Simon Horsman and members of the Sponsor then explained to the LAMF Board the process used to arrive at Nuvo’s equity valuation in the July LOI. Simon Horsman, Morgan Earnest and members of the Sponsor also discussed with the LAMF Board the considerations for engaging Roth Capital as an advisor to LAMF. The LAMF Board authorized Simon Horsman to continue discussions with Roth Capital and other potential financial advisors and to engage Roth Capital or another financial advisor to provide valuation advice to the LAMF Board at the next meeting and prior to the LAMF Board potentially approving entering into definitive agreements with Nuvo.

On July 21, 2023, Roth Capital and representatives of Nuvo held a videoconference to provide Roth Capital with an overview of Nuvo’s prospective financial information. On July 24, representatives of LAMF and Roth Capital had a follow-up discussion with Nuvo’s management team to discuss Nuvo’s prospective financial information. On July 26, 2023, Roth Capital was engaged by LAMF as its capital markets advisor in connection with the proposed transaction to perform confirmatory financial due diligence on Nuvo in order to assist the LAMF Board in understanding Simon Horsman’s negotiated valuation of Nuvo in light of Nuvo’s prospective financial information.

On July 24, 2023, representatives of LAMF, Nuvo, White & Case, Herzog, Greenberg and Meitar met over video conference to discuss and finalize the terms of the crossover financing, including the optional right of holders of the preferred financing shares to convert into ordinary shares, antidilution protections of the preferred shares, and certain other protective provisions, including approval rights over certain affiliate transactions and liquidation events.

Throughout the months of July and August, Simon Horsman and Morgan Earnest received updates on pre-sales pipeline building by Nuvo’s sales team in the United States and in Europe.

In the following weeks, representatives of LAMF held a number of discussions and information exchanges with Kelly Londy, Daniel Gilcher and Ari Klein regarding Nuvo’s prospective financial information, potential financing sources and other customary due diligence matters. The group discussed in detail Nuvo’s prospective financial information and assumptions supporting it as part of LAMF’s financial due diligence of Nuvo.

From July 2023 through the signing of the Business Combination Agreement, representatives of LAMF and Nuvo, along with their respective advisors, conducted due diligence sessions on Nuvo with respect to health care regulatory, legal, capitalization and accounting matters, which sessions included a video conference held on July 25, 2023 attended by White & Case, Herzog, Greenberg and Nuvo’s management, during which LAMF’s legal advisors asked questions of Nuvo’s management regarding Nuvo’s data privacy and cybersecurity policies, its intellectual property, matters relating to employment and equity and matters relating to commercial arrangements and governmental grants. Also, during this time period, the parties and their advisors held telephonic conferences and virtual meetings nearly every business day to discuss the terms of the potential business combination, due diligence items and commercial and legal elements of Nuvo’s business.

Between late July and mid-August, representatives of LAMF and Nuvo had frequent calls, which discussions included, among other topics, the prospect of financing options with Nuvo’s largest institutional investor. LAMF and Nuvo anticipate discussions around additional financing prior to Closing, although they can provide no assurance that such financing will be available on attractive terms or at all. See “Risk Factors— We will need to obtain additional financing to fund our future operations and continue as a going concern. If we are unable to obtain such financing, we may be unable to complete the development and commercialization of our INVU platform.” LAMF and Nuvo agreed to proceed with crossover financing, the terms of which included the scope of rights, including information, registration and certain approval rights, that would apply to the new class of preferred shares created in connection with the crossover financing.

The LAMF Board received draft resolutions, legal presentations, Roth Capital’s financial due diligence analysis, a summary of the transaction structure and key transaction documents, including the Business Combination Agreement, in advance of meeting via videoconference with Simon Horsman, Morgan Earnest, White & Case and Maples & Calder, Cayman Islands counsel to LAMF (“Maples”) on July 28, 2023. At such meeting, Simon Horsman and Morgan Earnest provided an update on the proposed business combination and anticipated benefits of the transactions to LAMF’s shareholders, as well as potential risks. Maples presented on the duties of directors of a Cayman Islands exempted company in the context of the business combination with Nuvo.

Roth Capital was also present at the meeting and discussed a financial due diligence analysis it had prepared for the LAMF Board, which analysis used discounted cash flow models that assisted the LAMF Board in understanding Nuvo’s negotiated valuation relative to peer companies and in light of the probability of Nuvo achieving the targets described in its prospective financial information, including projected revenues resulting from its new strategic partnership. Roth Capital’s analysis used exit revenue as a value comparison factor to compare Nuvo against a group of over 20 peer companies in the digital health industry. Roth Capital selected such peer companies from various stages in development, including early stage, growth and mature companies and that were listed on either NYSE or Nasdaq with market capitalizations ranging from approximately $29 million to over $50 billion. Further, the peer companies selected all operated in areas representative of the industry in which Nuvo operates: digital therapeutics, digital monitoring and telehealth. Furthermore, Roth utilized its professional discretion in including a representative group of companies in the financial analysis, which was derived from a much broader list of companies that met such criteria. The financial analysis indicated that the 25th and 75th percentiles of enterprise value and last twelve-month revenue multiples within such peer companies were 2x and 6x, respectively, with a median of 2.9x. Roth Capital applied such 2.9x median twelve-month revenue multiple in a discounted cash flow analysis, which resulted in an implied equity value for Nuvo of approximately $300 million, assuming that Nuvo’s projections were achieved at 45%, and up to over $800 million if such projections were achieved at 100%.

Representatives of White & Case reviewed for the LAMF Board the terms of the proposed definitive transaction documentation. The LAMF Board asked, and Simon Horsman, Morgan Earnest and LAMF’s advisors answered, questions about the matters presented, including regarding commercial risks, key transaction documents and the broader digital health and health-platform industry. The LAMF Board then discussed other factors, including those described under the heading “The LAMF Board’s Reasons for Approval of the Business Combination”. The LAMF Board was also made aware of, and considered the fact that, the LAMF Insiders have interests in the Business Combination that differ from the interests of LAMF’s shareholders generally, including the interests summarized in the section of this proxy statement/prospectus entitled “Business Combination Proposal – Interests of LAMF Insiders and the Sponsor in the Business Combination”. The LAMF Board also ascribed value to the Philips MPA with respect to it serving as a validation of Nuvo’s technology. After due discussion, the LAMF Board unanimously adopted resolutions by written consent (i) determining that it was fair, advisable and in the commercial interest of LAMF to enter into the Business Combination Agreement and the related transaction documents, and consummate the transactions contemplated thereby, (ii) authorizing management to execute and deliver the transaction documents, (iii) authorizing management to consummate the transactions contemplated by the Business Combination Agreement and the related transaction documents, and (iv) recommending that LAMF’s shareholders vote “FOR” the proposals included in this proxy statement/prospectus, among other things.

On August 4, 2023, the board of directors of Nuvo approved and adopted the Business Combination Agreement.

On August 13, 2023, an extraordinary general meeting of Nuvo’s shareholders was held, at which Nuvo’s shareholders approved the adoption of amended and restated articles of association of Nuvo to effect the terms of the crossover financing, to be effective immediately prior to the execution of the Business Combination Agreement and the first closing of the crossover financing.

Between July 28, 2023 and August 17, 2023, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors. On August 17, 2023, LAMF, Nuvo, Holdco, Assetco and Merger Sub executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, the parties also entered into the related agreements described herein, in each case, with the applicable other parties thereto. See “Business Combination Proposal — Related Agreements” for additional information.

On August 18, 2023, LAMF and Nuvo issued a joint press release announcing the execution of the Business Combination Agreement, which was filed as an exhibit to a Current Report on Form 8-K.

On August 21, 2023, Nuvo and Philips entered into the Philips MPA, which satisfied the conditions related to the earnout in the Business Combination Agreement, such that, subject to the terms and conditions of the Business Combination Agreement, at the Closing, the Nuvo equity valuation will be approximately $300,000,000.

The LAMF Board’s Reasons for Approval of the Business Combination

As described above, the LAMF Board, in evaluating the Business Combination, consulted with LAMF’s management and advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the LAMF Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the LAMF Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The LAMF Board viewed its decision as being based on the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of LAMF’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read together with the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In connection with analyzing the Business Combination, LAMF’s management reviewed and compared, using publicly available information, certain current and historical financial information for Nuvo corresponding to current and historical financial information, ratios and public market multiples for certain companies believed by LAMF’s management and its advisors, based on their experience and judgment, to be comparable to Nuvo. None of such companies is identical to Nuvo.

Before reaching its decision, the LAMF Board reviewed the results of the due diligence conducted by its management, members of the Sponsor and LAMF’s advisors, which supported moving forward with the transaction. In concluding to move forward with the transaction, the LAMF Board found the Philips MPA (including the joint product development agreement that was signed prior to the commencement of the due diligence process) to be a significant development supporting a transaction with Nuvo and this increased the LAMF Board’s confidence in Nuvo’s prospective financial information and the scale that could be achieved through the commercialization of Nuvo’s product. Additionally, in reviewing the financial analysis prepared by Roth Capital, the LAMF Board considered that if Nuvo’s projections were met above 45%, Nuvo may be valued at a potential discount, and, relatedly, if Nuvo’s projections were met at only 45%, the value of its business was supported by the projections. The LAMF Board was also attracted to Nuvo’s IP portfolio.

The due diligence included:

●	meetings and calls with the management team, board members, shareholders and advisors of Nuvo regarding, among other things, Nuvo’s technology, commercialization plans and market opportunity;

●	review of Nuvo’s material contracts and other agreements, including its governing documents and instruments and agreements related to key intellectual property, clients, vendors, suppliers, advisors, joint ventures, partnerships, consultants, employees, contractors, indemnities and any prior acquisitions, mergers and/or dispositions;

●	financial, tax, legal, insurance, accounting, operational, business and other due diligence, including reviews of board meeting minutes and resolutions, labor and employment matters, Nuvo’s corporate and management structure (including that of affiliates, subsidiaries and joint ventures), intellectual property, investor agreements and capitalization tables, prior communications made with shareholders or other holders of company securities, prior insider transactions, prior restructuring and recapitalizations, legal proceedings, legal compliance with local, state and federal laws and regulations, privacy/data security, licenses, permits, approvals and authorizations (including the FDA authorizations), tax matters and critical third-party vendor arrangements;

●	analysis of comparable companies from various stages in development, including early stage, growth and mature companies, that were listed on either NYSE or Nasdaq with market capitalizations ranging from approximately $29 million to over $50 billion, as further described above under the heading “Background of the Business Combination”;

●	consultation with LAMF’s management and its legal counsel and review of key management employment agreements;

●	review of historical financial performance of Nuvo (including audited and unaudited financial statements, income statements, balance sheets, statements of operations and statements of cash flow);

●	review of Nuvo’s prospective financial information, including pro forma forecasts; and

●	confirmatory financial due diligence, including comparing financial performance metrics, prospective financial information and valuation metrics of Nuvo with other companies in the healthcare and technology sectors.

In approving the Business Combination, the LAMF Board determined not to obtain a fairness opinion. The officers and directors of LAMF have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries given their diverse backgrounds in operational management, investments, technology and financial management and analysis and concluded that their experience and background, together with the experience and sector expertise of Roth Capital and their analysis prepared for the LAMF Board as described above, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The LAMF Board’s experience includes the following:

Mr. Soros, LAMF’s Chairman since September 2021, co-founded LAMF LLC (d/b/a Los Angeles Media Fund) (“LAMF LLC”) in 2014 and currently serves as CEO. In addition to investing through LAMF LLC, Mr. Soros has a long track record of investing, through his family office, from 1990 to the present, and in a personal capacity, into both private and public companies in a variety of sectors, including technology, e-commerce, financial services, real estate, consumer products, healthcare / life sciences, hospitality and art. Examples of these investments include Palantir Technologies Inc. (NYSE: PLTR), ContextLogic, Inc. (Nasdaq: WISH), Field Trip Health Ltd (Nasdaq: FTRPF), Aspiration Partners Inc., eSalon, Verge Analytics, Inc. (d/b/a Verge Genomics), Zywave, Inc., Kele, Inc. and Drake Holdings (DPS Skis) Inc. (d/b/a DPS Skis). Mr. Soros has been the Co-Chair of InventTV since 2016 and has been a Partner in LAMF Sports Management since 2023. Prior to LAMF, he founded and served as CEO of Considered Entertainment from 2009 to 2014.

Mr. Horsman, LAMF’s Director and Chief Executive Officer since September 2021, is the co-founder and, from 2014 through May 2023, was Co-CEO of LAMF LLC where he was responsible for the financial and business approach for the various businesses, which has included the financing and production of multiple entertainment projects. Qualified as a lawyer in both California (active) and the United Kingdom (non-active), Mr. Horsman started his legal career in 1990 at the U.K.’s preeminent corporate law firm, Slaughter and May, and then as a partner from 1998 to 2003 in a leading boutique law firm in Los Angeles, Neff Law Group, specializing in the technology and e-commerce sectors. His clients at the time included many of the world’s largest software companies. In 2003, Horsman joined his client, PriceGrabber.com, a leading e-commerce platform, as its Vice President and General Counsel, and was integrally involved in arranging the company’s sale in 2005; with only $1.5 million of investment, the company sold to Experian for $485 million. Mr. Horsman previously served as the Co-Chair of InventTV, and was a Partner in LAMF Sports Management since 2023. From 2006 through 2009, Mr. Horsman was CEO of Future Films (U.S.), at the time part of one of the largest independent entertainment financing groups.

Ms. Machado, a director of LAMF since September 2021, served as the President and CEO of GE Brazil from December 2011 to August 2013 and as the Vice President of Government Affairs & Policy for Latin America from August 2013 to July 2015. She founded the Briyah Institute, a Benefit Corporation (B Corp) that bridges innovation, practice and purpose to inspire leaders to transform organizations co-creating an impact economy in April 2018.

Ms. Spade, a director of LAMF since September 2021, has spent her career in media and entertainment, with a focus on consumer platforms. In 2021 and 2022, she held several leadership positions with AMC Networks, including Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer. She previously served as Chief Financial Officer for ViacomCBS (currently Paramount Global) from 2019 to 2020 and for CBS Corporation from 2018 to 2019, prior to its merger with Viacom Inc. Prior to this, Ms. Spade was at Showtime Networks Inc. (“SNI”) for 21 years where she served in various roles, including Chief Financial Officer from 2012 to 2018, and was instrumental in the successful scaling of the Showtime multi-platform distribution strategy during the advent of streaming. Additionally, she served as Senior Vice President, Business Operations of SNI from 2000 to 2012. She also was an audit professional and CPA with PricewaterhouseCoopers from 1991 to 1997 in various roles.

In the prospectus for its IPO, LAMF identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although LAMF indicated it will use these criteria and guidelines in assessing potential acquisition opportunities, but may decide to enter into an initial business combination with a target that does not meet these criteria and guidelines:

●	Valuation: Companies with a valuation of $750 million to $2 billion.

●	Strong management teams, operational track records and corporate governance. Companies with high-performance management teams which should have a track record of adapting to dynamic market conditions, exploring new avenues of growth and monetization and an acute awareness of technological advances within their ecosystem with an appetite and skill set to exploit such advances.

●	Supremely positioned to unlock long-term growth. Companies that are very well positioned to adopt new strategies, products and services which will unlock new avenues of growth, provide for first mover advantage and facilitate long-term investments.

●	Sustainable competitive advantages and formidable barriers to entry. Companies that have long-term competitive advantages with significant barriers to entry, including diversified consumer offerings, sizeable upfront investment costs, low risk of competitive disruption and unique brand equity / innovation or premium intellectual property.

●	Financial history of strong and steady free-cash-flow. Companies that have an enduring track record of growth, profitability and sound fundamentals. For companies that were heavily impacted by the Covid-19 pandemic, those with early signals of recovery and fundamental strengths in the business to drive strong financial performance over time.

●	Attractive value and valuation. Companies that are well-priced relative to their long-term value, which LAMF would seek to enhance, while offering an attractive risk-adjusted financial return for its shareholders.

●	Will benefit from being a publicly traded company. Companies that are ready to access the public markets and will use those markets to pursue growth opportunities, fortify the balance sheet as well as recruit and retain exceptional management and key personnel.

These illustrative criteria were not intended to be exhaustive. LAMF stated in its IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that LAMF decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, LAMF indicated that it would disclose that the target business does not meet the above criteria in LAMF’s shareholder communications related to its initial business combination.

In considering the Business Combination, the LAMF Board concluded that Nuvo met nearly all the above criteria, with the exception of Nuvo having a valuation lower than the range stated above and Nuvo not having a strong and steady free-cash-flow given its status as a pre-revenue company. In particular, the LAMF Board considered the following positive factors, although not weighted or in any order of significance:

●	Competitive Strengths. The unique position of Nuvo’s INVU® solution in the maternal health space, supported by a partnership with Philips, a leading health technology company.

●	Attractive Valuation. The LAMF Board’s determination that based on Nuvo’s commercial potential, underpinned by its commercial partnerships and intellectual property, LAMF Shareholders have acquired their shares in Nuvo at an attractive valuation discounted from Nuvo’s IPO valuation, despite significant progress being made since that time.

●	Due Diligence. The results of LAMF’s due diligence investigation of Nuvo conducted by LAMF’s management team, Sponsor group and its advisors.

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement are reasonable, do not include a cash closing condition, and are the product of arm’s-length negotiations between the parties thereto.

The LAMF Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Redemption Risk. The risk that a significant number of LAMF Shareholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Existing Governing Documents;

●	LAMF Shareholders Receiving a Minority Position. The fact that LAMF Shareholders will hold a minority position in Holdco;

●	Fees and Expenses. The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of LAMF’s management required to complete the Business Combination;

●	No Third-Party Fairness Opinion. The risk that LAMF did not obtain a fairness opinion in determining whether to proceed with the Business Combination;

●	Interests of the Sponsor and the LAMF Insiders. The interests of the Sponsor and the LAMF Insiders in the Business Combination (see “Business Combination Proposal – Interests of LAMF Insiders and the Sponsor in the Business Combination”);

●	Readiness to be a Public Company. As Nuvo has not previously been a public company and the majority of its executives and employees are located outside the United States, Nuvo may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Nuvo will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing; and

●	Other Risk Factors. Various other risk factors associated with Nuvo’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

Although Nuvo has a valuation below the $750 million to $2 billion range LAMF sought in a merger partner, the LAMF Board determined the negotiated valuation between the parties to be attractive in light of the factors described above and in light of the reduced size of the Trust Account resulting from redemptions relating to the Extension.

LAMF also sought a strong management team with operational track records and corporate governance. Nuvo’s management team has demonstrated its ability to transition a research and development focused organization to one that obtained FDA clearance and commercial launch of its product in the U.S. market and signed a commercial partnership with a leading healthcare technology company. Nuvo’s management furthermore had previously prepared for a public listing via initial public offering and built supporting organizational infrastructure.

Nuvo also was deemed to meet LAMF’s criteria for a company positioned to unlock long-term growth, given the global market opportunity in the broader maternity care space and the core feature of its product which collects data that could lead to further product development and value creation over time.

LAMF also identified sources of competitive advantage and barriers to entry with Nuvo. As Nuvo obtained FDA clearance for its product and entered a strategic partnership with Philips, LAMF’s management believes Nuvo is competitively differentiated in its market.

While Nuvo does not have a history of strong and steady free-cash-flow as LAMF had originally intended to find in a merger partner, Nuvo has cleared key milestones on the product development side with FDA clearance, commercial launch and reimbursability by private and public plans, which could lead to strong financial performance over time.

As described above, the LAMF Board reached the determination that the negotiated valuation is attractive in light of the progress Nuvo has been able to achieve and its commercialization trajectory.

The LAMF Board also determined that Nuvo would benefit from being a publicly traded company. Access to the public markets could allow Nuvo to capitalize on its commercial opportunity.

After considering the foregoing, the LAMF Board concluded, in its business judgment, that the potential benefits to LAMF and the LAMF Shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Certain Unaudited Prospective Financial Information Regarding Nuvo

Nuvo does not, as a matter of course, make public projections as to future sales, earnings or other results. However, Nuvo’s management prepared and provided certain internal, unaudited prospective financial information through and as of the end of June 2023 (the “prospective financial information”) to the LAMF Board for use as a component in its overall evaluation of the Business Combination. The prospective financial information represents all material financial projections provided by Nuvo, including any adjustments to those figures, prior to entry into the Business Combination Agreement.

The prospective financial information was prepared for internal use and was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC or the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, or IFRS or GAAP. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Nuvo’s management. Nuvo’s independent registered public accounting firm Kesselman & Kesselman, Certified Public Accountants (Isr.), has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Kesselman & Kesselman does not express an opinion or any other form of assurance with respect thereto. The Kesselman & Kesselman report included in this proxy statement/prospectus relates to Nuvo’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. Similarly, LAMF’s independent registered public accounting firm WithumSmith+Brown, PC (“Withum”), has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Withum does not express an opinion or any other form of assurance with respect thereto. The Withum report included in this proxy statement/prospectus relates to LAMF’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

The inclusion of the below key elements of the prospective financial information should not be regarded as an indication that Nuvo or any recipient of the prospective financial information considered, or now considers, it to be predictive of actual future results. The five year period from 2023 to 2027 is intended to show Nuvo’s revenue opportunity from the first five years following product launch in the United States, followed by non-U.S. product launch in 2024. This revenue growth is predicated on increased market penetration for the number of births both in the United States and elsewhere, and from price increases that we believe can be gained from incremental features added to the INVU platform during this period. In addition to revenue growth during this period, Nuvo believes there will be efficiencies realized in manufacturing and delivery of products during the five year period that will enable Nuvo to achieve profitability in 2025 and to continue to increase business margin over the five year period. The prospective financial information is subjective in many respects. Nuvo has not generated significant revenue and has only a preliminary and unproven business plan upon which investors may evaluate Nuvo’s prospects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the prospective financial information covers multiple years, and because certain material assumptions which underly such prospective financial information reflect the occurrence or non-occurrence of future events, as further described below, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the prospective financial information is forward-looking information that is based on numerous assumptions, variables and estimates that are inherently uncertain and may be beyond the control of Nuvo’s management. Nuvo believes the assumptions in the prospective financial information were reasonable at the time the prospective financial information was prepared, given the information Nuvo had at the time and include all material assumptions underlying the projections. However, the prospective financial information is subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties relating to Nuvo’s business, industry performance, the regulatory environment, and general business and economic conditions, as described in the sections entitled “Risk Factors” and “Forward-Looking Statements” in this proxy statement/prospectus. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The prospective financial information should not be utilized as public guidance.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROSPECTIVE FINANCIAL INFORMATION FOR NUVO, EACH OF NUVO AND LAMF, AND EACH OF ITS RESPECTIVE REPRESENTATIVES AND AFFILIATES, UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THIS PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THIS PROSPECTIVE FINANCIAL INFORMATION. NONE OF NUVO, LAMF NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY NUVO SHAREHOLDER, LAMF SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

As noted above, the prospective financial information was disclosed to the LAMF Board for use as a component in its overall evaluation of the Business Combination and is included in this proxy statement/prospectus on that account.

The prospective financial information was prepared using several assumptions, including the following assumptions that Nuvo’s management believed to be material:

●	Revenue estimates based on existing commercial contracts as well as Nuvo’s existing list of prospective partners; however, while Nuvo has signed over a dozen commercial contracts with health systems, large private practice groups, and independent women’s health practices in the United States and Israel (see “Business of Nuvo—Our Revenue Model” for additional information on such contracts), Nuvo has not generated significant revenue and has only a preliminary and unproven business plan upon which investors may evaluate Nuvo’s prospects, which, together, require further assumptions as to Nuvo’s commercial success and growth, which may not occur as assumed, if at all.

●	Underlying episodes-of-care, which Nuvo expects to be its future core economic unit of measurement, are expected to reach approximately 93,000 per year in 2025, when Nuvo expects to reach profitability.

●	The revenue per episode of care is expected to increase modestly over time, as Nuvo onboards additional features on its platform.

●	Nuvo is targeting capturing approximately 10% of the total addressable market for Nuvo’s INVU solution across all pregnancies in the United States to reach the 2027 projections. Nuvo believes this is reasonable given that it already has an agreement with Philips, which Nuvo believes represents an opportunity to capture a sizable portion of such market share, and Nuvo has the existing list of prospective partners and commercial contracts (discussed above) through which Nuvo anticipates having the opportunity to capture the remaining portion of such market share. See “Business of Nuvo - Our Market Opportunity.”

●	Limited contribution from Nuvo’s main strategic partnership.

●	Cost of goods sold (“COGS”) estimates are based on Nuvo’s current cost structure and assume known scale effects for both hard- and software components, which are expected to improve gross margins as Nuvo reaches commercial scale and Nuvo’s fixed costs increase slower than Nuvo’s associated revenues.

●	Cost estimates are based on benchmarking with other similar companies in Nuvo’s peer group, as well as triangulation of required organizational growth to support the existing demand for Nuvo’s solutions.

●	Raising $30 million within the two years following Closing to enable Nuvo to achieve profitability in 2025.

●	Non-U.S. revenues are expected to contribute materially beginning in 2025 and beyond. Nuvo will leverage earnings from its U.S. product launch as it expects to commercially launch in Europe during 2024 and expects to achieve a $6.5 million 2025 revenue contribution from outside the United States. The basis for these revenue expectations is our early stage commercialization experience in the United States, our business development efforts in Europe and the general market structure outside of the United States. As a result, we expect to deliver 16% of all of our episodes of care during 2025 in non-U.S. markets. To date, Nuvo has not yet received European regulatory approval for its product, has not generated any revenue in Europe and may never generate revenue in Europe. Nuvo has only a preliminary and unproven business plan for non-U.S. sales and expects to generate minimal revenue outside the United States during 2024; these may limit the usefulness of its financial projections, particularly those financial projections for fiscals years 2025, 2026 and 2027, which rely on compounding assumptions from earlier years and may therefor be less reliable than the projections for fiscal years 2023 and 2024.

The estimates and assumptions reflected in the prospective financial information were developed by Nuvo’s management based primarily on:

●	Decades of experience in our industry, particularly with commercialization of new products.

●	Extensive experience of Nuvo’s management in financial modelling and forecasting.

●	Our past engagement with prospective clients and recently signed commercial contracts to support growth of our business and drive revenue from such parties.

●	Years of experience and long-standing relationships with our suppliers and outsourcing partners to support COGS assumptions.

●	Management’s experience with obtaining non-U.S. regulatory approvals and commercialization of similar solutions and services in such jurisdictions to support long-term growth prospects.

●	Nuvo’s history of obtaining and commercializing novel digital solutions in its target market to support its ability to generate new and additional revenue streams on Nuvo’s platform.

The key elements of the prospective financial information provided by Nuvo’s management to LAMF are summarized in the table below.

($ in millions)	2023E	2024E	2025E	2026E	2027E
Revenue	$0.88	$7.4	$54.7	$230.2	$431.3
Cost of Goods Sold	0.34	3.31	14.1	52.3	97.1
Gross Profit	0.53	4.09	40.6	177.9	334.2
Operating, Fixed and Staffing Expenses	11.8	21.6	52.0	114.2	204.8
EBITDA	(11.0)	(14.2)	2.6	116.0	226.5

Interests of LAMF Insiders and the Sponsor in the Business Combination

When considering the LAMF Board’s recommendation that LAMF Shareholders vote in favor of the approval of the Business Combination, LAMF Shareholders should be aware that, aside from their interests as shareholders, the Sponsor and the LAMF Insiders have interests in the Business Combination that may conflict with the interests of other LAMF Shareholders generally. The LAMF Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to LAMF Shareholders that they approve the Business Combination. LAMF Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	the Sponsor and the LAMF Insiders will lose their entire investment in LAMF if LAMF does not complete a business combination by February 16, 2024 (or up to May 16, 2024, pursuant to the Extension);

●	the beneficial ownership of the Sponsor and the LAMF Insiders of an aggregate of 9,539,333 LAMF Class A Ordinary Shares, comprised of 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO. Such shares have an aggregate market value of approximately $[●] million based on the closing price of LAMF Class A Ordinary Shares of $[●] on Nasdaq on [●], 2024, the Record Date for the EGM of LAMF Shareholders;

●	the Sponsor paid an aggregate of approximately $25,000 for 7,666,667 Founder Shares, approximately $0.003 per share, some of which were subsequently transferred by the Sponsor to the LAMF Insiders. In connection with the extraordinary general meeting of shareholders held in connection with the Extension on May 11, 2023, LAMF and the Sponsor entered into Non-Redemption Agreements with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors have in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension, a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension, a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The market value of such shares as of the Record Date for the EGM of LAMF Shareholders was approximately $[●], and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If LAMF does not complete an initial business combination, such shares will expire worthless;

●	in connection with the Business Combination, the Sponsor and the LAMF Insiders entered into the Sponsor Support Agreement with LAMF, Holdco and Nuvo, pursuant to which they agreed to waive their Redemption Rights with respect to the LAMF Class A Ordinary Shares held by them in connection with the completion of the Business Combination. The Sponsor and the LAMF Insiders did not receive any consideration in exchange for such waiver of redemption rights. Due to such waiver, the value of the LAMF Insiders’ investments in LAMF is dependent on the consummation of an initial business combination. In the event that LAMF does not complete an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), the 9,539,333 LAMF Class A Ordinary Shares, for which the Sponsor and the LAMF Insiders have invested $11,085,000, and which have an approximate aggregate market value of $102,977,100 as of January 10, 2024, will expire worthless. As a result, the LAMF Insiders have an aggregate of up to $11,085,000 at risk that depends on the completion of an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension). In contrast, LAMF Shareholders would receive approximately $[●] per share if the Trust Account is liquidated, calculated as of [●], 2024, the Record Date;

●	the Sponsor or the LAMF Insiders may, but are not obligated to, make Working Capital Loans to LAMF, that may be repaid upon completion of the Business Combination, without interest, or at the lender’s discretion, converted upon completion of the Business Combination into up to 120,000 units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of January 11, 2024, the outstanding amount of advances from the Sponsor to LAMF is $738,196;

●	the Sponsor, the LAMF Insiders and the Sponsor Investors are expected to hold an aggregate of 9,539,333 Holdco Ordinary Shares, representing approximately 23.1% of the outstanding Holdco Ordinary Shares upon the consummation of the Business Combination, assuming no redemptions by LAMF Shareholders;

●	the Sponsor Investors have invested an aggregate of $2,000,000 in the Interim Financing, that are expected to result in 284,495 Holdco Preferred Shares and 588,235 Holdco Ordinary Shares held by them upon the consummation of the Business Combination;

●	although there are no such unreimbursed out-of-pocket expenses as of January 11, 2024, unless a business combination is consummated, members of the LAMF Board will not receive reimbursement for any out-of-pocket expenses incurred by them on LAMF’s behalf incident to identifying, investigating, negotiating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account;

●	the potential continuation of certain member(s) of the LAMF Board as directors of Holdco;

●	the continued indemnification of LAMF Insiders and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●	the Existing Governing Documents provide that LAMF renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of LAMF and such opportunity is one LAMF is legally and contractually permitted to undertake and would otherwise be reasonable for LAMF to pursue, and to the extent the director or officer is permitted to refer that opportunity to LAMF without violating another legal obligation. Notwithstanding such provision, LAMF believes that such provision did not impact LAMF’s search for a business combination target because the LAMF Insiders have confirmed to LAMF that there were no such corporate opportunities that were not presented to LAMF pursuant to such provision;

●	the Sponsor and the LAMF Insiders can earn a positive rate of return on their investment, even if other LAMF Shareholders experience a negative rate of return in Holdco; and

●	at the Closing, LAMF, Nuvo, Holdco, the Sponsor, the LAMF Insiders, the members of the Sponsor, certain shareholders of Nuvo, and the executive officers and directors of Nuvo prior to the Closing will enter into the Registration Rights Agreement, under which Holdco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdco Ordinary Shares and other equity securities of Holdco that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights, including 9,539,333 Holdco Ordinary Shares to be received as part of the merger consideration, 284,495 Holdco Preferred Shares to be issued as consideration for the Nuvo Crossover Preferred Shares and the 588,235 Holdco Ordinary Shares that will be issued to the Sponsor Investors after the closing in connection with the Interim Financing.

As a result of the foregoing interests, the Sponsor and the LAMF Insiders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to LAMF’s other securityholders.

These interests may influence the LAMF Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of LAMF Class A Ordinary Shares or the LAMF Warrants in connection with the ordinary resolution to approve the Business Combination. However, in respect to the special resolution to approve the SPAC Merger, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger.

The Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Companies Act. Pursuant to section 239(1) of the Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange, such as Nasdaq, for a specified period after the merger is authorized (such period being the period in which dissenter’s rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Companies Act may not be available.

Regardless of whether dissenters’ rights are or are not available, Public Shareholders can exercise the rights of redemption described herein. The LAMF Board has determined that the redemption proceeds payable to LAMF Shareholders who exercise such Redemption Rights represent the fair value of those shares.

Extracts of certain relevant sections of the Companies Act follow:

●	(1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

●	(1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except - (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Regulatory Approvals Required for the Business Combination

LAMF and Nuvo will use commercially reasonable efforts to obtain any necessary regulatory approvals under any applicable laws for the Transactions.

Holdco will, in coordination with LAMF, prepare and file with the Israeli Securities Authority an application for the 15D Exemption and use its best efforts to respond promptly to comments from the Israeli Securities Authority and to obtain the 15D Exemption. In addition, as soon as reasonably practicable after the Closing and, in any event, in accordance with the requirements of law and the IIA regulations, the parties to the Business Combination Agreement will ensure that a written notice is filed with the IIA regarding the change in ownership of Nuvo effected as a result of the Acquisition Merger. It is a condition to the closing of the Business Combination that (i) the Israeli Tax Rulings (as defined in the Business Combination Agreement) will have been obtained from the Israel Tax Authority, (ii) at least 50 days have elapsed after the filing of the Merger Proposal with the Israeli Registrar of Companies and at least 30 days have elapsed after Nuvo’s shareholders have approved the Business Combination, and (iii) the 15D Exemption will have been obtained.

Listing of the Holdco Ordinary Shares

Each of LAMF and Nuvo will make reasonable best efforts to effectuate the approval of the listing on Nasdaq of the Holdco Ordinary Shares to be issued in the Business Combination, the LAMF Warrants assumed by Holdco, the Holdco Ordinary Shares issuable upon exercise of the assumed LAMF Warrants and the Converted Options (as defined in the Business Combination Agreement), subject to official notice of issuance.

Satisfaction of 80% Test

Nasdaq rules require that LAMF must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the taxes payable on the interest earned on the Trust Account) at the time it signs a definitive agreement in connection with its initial business combination. This is referred to as the 80% of net assets test.

As of August 17, 2023, the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $31 million, 80% of which was approximately $24.8 million. In reaching its conclusion that the Business Combination meets the 80% of net assets test, the LAMF Board used the pre-money equity valuation of $269 million for Nuvo (prior to Nuvo’s achievement of a commercial milestone which increased the pre-money equity valuation to $300 million as described herein) pursuant to the terms of the Business Combination Agreement as the fair market value of the Business Combination, which was significantly in excess of $24.8 million. In determining whether the pre-money equity value of Nuvo represents the fair market value of the Business Combination, the LAMF Board considered all of the factors described in the section entitled “Business Combination Proposal — The LAMF Board’s Reasons for Approval of the Business Combination” and the fact that the pre-money equity value was the result of an arm’s-length negotiation. As a result of the foregoing, the LAMF Board determined that the 80% of net assets test was met in connection with the Business Combination.

Vote Required for Approval

Section 51.4 of the Existing Governing Documents provides that at any general meeting called for the purposes of approving the Business Combination, LAMF may consummate the Business Combination if it is approved by an ordinary resolution, being the affirmative vote of a majority of the LAMF Class A Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the EGM. LAMF Class A Ordinary Shares that are present virtually during the EGM constitute LAMF Class A Ordinary Shares represented “in person.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM. Adoption of the Business Combination Proposal is conditioned on the approval of the Merger Proposal, and the Merger Proposal is conditioned on the approval and adoption of the Business Combination Proposal.

Pursuant to the Sponsor Support Agreement, the Sponsor and the LAMF Insiders have agreed to vote all of the LAMF Class A Ordinary Shares owned by them in favor of the Transaction Proposals. On the Record Date, the Sponsor and the LAMF Insiders beneficially owned and were entitled to vote an aggregate of 9,539,333 LAMF Class A Ordinary Shares, constituting an aggregate of 76.4% of LAMF’s issued and outstanding LAMF Class A Ordinary Shares. Accordingly, even if all of LAMF’s issued and outstanding LAMF Class A Ordinary Shares were voted at the EGM, LAMF would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved.

Resolution to be Voted Upon

The full text of the resolution to be proposed for the Business Combination Proposal is as follows:

“RESOLVED, as an ordinary resolution, that the transactions contemplated by the Business Combination Agreement, dated as of August 17, 2023, as may be amended, supplemented, or otherwise modified from time to time, by and among LAMF, Holdco, Nuvo, Assetco and Merger Sub, on the terms and conditions set forth therein, be authorized, approved and confirmed in all respects, including with respect to the approval of the Business Combination.”

Recommendation with Respect to the Business Combination

THE LAMF BOARD UNANIMOUSLY RECOMMENDS THAT LAMF SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT

The following summary describes certain material provisions of the Business Combination Agreement. This summary is qualified in its entirety by reference to the full text of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A. You are encouraged to carefully read the Business Combination Agreement in its entirety for a more complete understanding of the Business Combination. The Business Combination Agreement is included to provide investors and security holders with information regarding the terms of the Business Combination Agreement. In particular, the assertions embodied in representations and warranties by the parties contained in the Business Combination Agreement are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also qualified and modified in important respects by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to you and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. LAMF and Holdco do not believe that these schedules contain information that is material to an investment decision.

The Mergers

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties have agreed that (i) one day prior to the Closing Date, LAMF shall be merged with and into Assetco (the “SPAC Merger”), with Assetco as the surviving entity of such merger (Assetco, in its capacity as the surviving entity of the SPAC Merger, is sometimes referred to herein as the “SPAC Surviving Company”), and (ii) on the Closing Date, Merger Sub shall be merged with and into Nuvo (the “Acquisition Merger” and, together with the SPAC Merger, the “Mergers”), with Nuvo as the surviving entity of such merger (Nuvo, in its capacity as the surviving entity of the Acquisition Merger, is sometimes referred to herein as the “Acquisition Surviving Sub”). Pursuant to the Mergers, Nuvo shall become a wholly owned indirect subsidiary of Holdco, which shall be the new public company following the consummation of the Acquisition Merger.

Pursuant to the terms of the Business Combination Agreement, (i) Nuvo shall elect on IRS Form 8832 to be treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3, effective as of the day immediately after the Closing Date, and (ii) after the Mergers, the SPAC Surviving Company shall distribute any remaining cash in the Trust Account to Holdco and shall be liquidated (the “Liquidation”).

Structure

Pre-Business Combination Structure

The following diagram depicts the simplified organizational structure of LAMF, Holdco and Nuvo immediately before the SPAC Merger.

The following diagram depicts the simplified organizational structure of LAMF, Holdco and Nuvo immediately before the Acquisition Merger.2

[2]	Pursuant to the Business Combination Agreement, at the SPAC Effective Time, the 1,000,000 Holdco Ordinary Shares held by Daniel Gilcher as the founder of Holdco shall be automatically forfeited.

Post-Business Combination Structure

The following diagram depicts the simplified organizational structure of Holdco and its subsidiaries immediately after the consummation of the Business Combination.

Post-Liquidation Structure

The following diagram depicts the simplified organizational structure of Holdco and its subsidiaries immediately after the Liquidation.

Effective Times of the Mergers and Consummation of the Business Combination

The SPAC Merger will become effective at such time as the plan of merger, or the SPAC Plan of Merger, is duly filed with the Cayman Registrar or at such later date or time as is agreed between the parties and specified in the SPAC Plan of Merger pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (such time as the SPAC Merger becomes effective being the “SPAC Effective Time” and, together with the Acquisition Effective Time, the “Effective Times”). The Acquisition Merger will become effective upon the issuance by the Registrar of Companies of the State of Israel of the Acquisition Certificate of Merger (such time as the Acquisition Merger becomes effective being the “Acquisition Effective Time”). The parties shall take all necessary actions such that the Acquisition Effective Time shall take place one (1) day after the SPAC Effective Time and, in any event, on the Closing Date.

Subject to the terms and conditions of the Business Combination Agreement, the Closing will take place at a time and date to be specified in writing by the parties which will be no later than three business days after the date on which all of the conditions described below under the subsection entitled “The Business Combination — The Business Combination Agreement — Conditions to Complete the Business Combination,” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time, date and place as LAMF and Nuvo may mutually agree in writing.

The parties currently expect to complete the Business Combination in the first quarter of 2024. However, any delay in satisfying any conditions to the Business Combination could delay consummation of the Business Combination. If the Closing has not occurred by May 17, 2024 (the date that is nine months following the date of the Business Combination Agreement, the “Outside Date”), subject to certain conditions, either LAMF or Nuvo may terminate the Business Combination Agreement.

Consideration to be Received in the Business Combination

LAMF Shareholders Merger Consideration

Cancellation of Certain LAMF Class A Ordinary Shares

At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of LAMF, Assetco or any holder of any LAMF Securities or shares of Assetco, all LAMF Class A Ordinary Shares that are owned by LAMF, Merger Sub or any wholly owned subsidiary of LAMF immediately prior to the SPAC Effective Time shall automatically be canceled, and no other consideration shall be delivered or deliverable in exchange therefor.

Conversion of LAMF Class A Ordinary Shares

Each LAMF Class A Ordinary Share issued and outstanding immediately prior to the SPAC Effective Time will be automatically converted into a number of validly issued, fully paid and non-assessable Holdco Ordinary Shares equal to 1.00 (the “SPAC Exchange Ratio”; provided, however, that if LAMF and Nuvo mutually agree, for Nasdaq or other applicable exchange listing purposes, then the SPAC Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described in the Business Combination Agreement that would be impacted by such change shall be proportionately adjusted (such shares referred to collectively as the “SPAC Merger Consideration”)).

Conversion of Assetco Shares

At the SPAC Effective Time, each ordinary share of Assetco shall be converted into one ordinary share of the SPAC Surviving Company, which shall constitute the only outstanding share capital of the SPAC Surviving Company.

Treatment of LAMF Warrants

At and subject to the Closing, each Public Warrant that is outstanding immediately prior to the Closing shall be converted into and become the right to receive a warrant to purchase one Holdco Ordinary Share with the same terms as the Public Warrants (other than the fact that it is exercisable for a Holdco Ordinary Share) and shall be governed by the Warrant Assignment, Assumption and Amendment Agreement.

At and subject to the Closing, each Private Placement Warrant that is outstanding immediately prior to the Closing shall be converted into and become the right to receive a warrant to purchase one Holdco Ordinary Share with the same terms as the Private Placement Warrants (other than the fact that it is exercisable for a Holdco Ordinary Share) and shall be governed by the Warrant Assignment, Assumption and Amendment Agreement.

Nuvo Shareholders Merger Consideration

At the Acquisition Effective Time, by virtue of the Acquisition Merger and without any action on the part of Nuvo, Merger Sub or any holders of Nuvo Shares or capital stock of Merger Sub, all Nuvo Shares or Nuvo Preferred Shares that are owned by Nuvo or any wholly owned subsidiary of Nuvo (collectively, “Nuvo Treasury Shares”) immediately prior to the Acquisition Effective Time, if any, shall be deemed to have been transferred to Assetco and no consideration shall be delivered or deliverable in exchange therefor.

Conversion of Nuvo Shares

Each Nuvo Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Nuvo Treasury Shares and including, for the avoidance of doubt, any outstanding Nuvo Shares issued upon conversion of the Nuvo SAFEs or Nuvo Convertible Loans or exercise of Nuvo Warrants, in each case to the extent issued and outstanding at the time of the Acquisition Effective Time) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically be deemed to have been transferred to Assetco and automatically deemed for all purposes to represent only the right to receive a number of Holdco Ordinary Shares equal to the Equity Exchange Ratio, and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to Nuvo or the Acquisition Surviving Sub.

Conversion of Nuvo Crossover Preferred Shares

Each Nuvo Crossover Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Nuvo Treasury Shares) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically be deemed to have been transferred to Assetco and automatically deemed for all purposes to represent only the right to receive a number of Holdco Preferred Shares equal to the Equity Exchange Ratio, and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to Nuvo or the Acquisition Surviving Sub. Holdco will reserve for issuance the number of Holdco Ordinary Shares that will be issuable upon conversion of the Holdco Preferred Shares and, if and when any Holdco Preferred Shares are converted, Holdco shall issue or cause to be issued the appropriate number of Holdco Ordinary Shares.

Treatment of Nuvo Warrants

Unless otherwise exercised into Nuvo Shares prior to the Acquisition Effective Time, each Nuvo Warrant issued and outstanding immediately prior to the Acquisition Effective Time, will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, be assumed by Holdco, and each such Nuvo Warrant shall be converted into a warrant to purchase Holdco Ordinary Shares (each, a “Converted Warrant”). Each Converted Warrant shall continue to have and be subject to the same terms and conditions as were applicable to such Nuvo Warrant immediately before the Acquisition Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Warrant shall be exercisable for that number of Holdco Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Nuvo Shares subject to the Nuvo Warrant immediately before the Acquisition Effective Time multiplied by (B) the Equity Exchange Ratio and (ii) the per share exercise price for each Holdco Ordinary Share issuable upon exercise of the Converted Warrant shall be equal to the quotient obtained by dividing (A) the exercise price per Nuvo Share of such Nuvo Warrant immediately before the Acquisition Effective Time by (B) the Equity Exchange Ratio. Unless otherwise exercised at such time, prior to the Closing, Holdco will reserve for issuance the number of Holdco Ordinary Shares that will be issuable upon exercise of the Converted Warrants and, if and when a Converted Warrant is exercised, Holdco shall issue or cause to be issued the appropriate number of Holdco Ordinary Shares.

Conversion of Merger Sub Shares

At the Acquisition Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Acquisition Effective Time shall cease to exist and be deemed as having been automatically and without further action converted into and become the ordinary shares of the Acquisition Surviving Sub, which shall constitute the only outstanding capital stock of the Acquisition Surviving Sub as of immediately after the Acquisition Effective Time.

Treatment of Nuvo Options

At the Acquisition Effective Time, all of the outstanding and unexercised options to purchase Nuvo Shares, whether or not then vested or fully exercisable, granted prior to the Acquisition Effective Time to any current or former employee, officer, director or other service provider of Nuvo (each such individual or Person, a “Nuvo Optionholder” and collectively, the “Nuvo Optionholders”) (the “Nuvo Options”) outstanding immediately prior to the Acquisition Effective Time will, automatically and without any action on the part of any Nuvo Optionholder or beneficiary thereof, be assumed by Holdco, and each such Nuvo Option shall be converted into an option to purchase Holdco Ordinary Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to the same terms and conditions as were applicable to such Nuvo Option immediately before the Acquisition Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Option shall be exercisable for that number of Holdco Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Nuvo Shares subject to the Nuvo Option immediately before the Acquisition Effective Time multiplied by (B) the Equity Exchange Ratio; and (ii) the per share exercise price for each Holdco Ordinary Share issuable upon exercise of the Converted Option shall be equal to the quotient obtained by dividing (A) the exercise price per Nuvo Share of such Nuvo Option immediately before the Acquisition Effective Time by (B) the Equity Exchange Ratio.

Holdco Share Redemption and Issuance of Holdco Ordinary and Preferred Shares

In order to facilitate the formation of Holdco, Daniel Gilcher has been issued 1,000,000 Holdco Ordinary Shares (the “Initial Holdco Interest”), being all of the issued share capital of Holdco as of the date of the Business Combination Agreement. At the SPAC Effective Time, the Initial Holdco Interest shall be automatically forfeited. Immediately following the Effective Times, Holdco shall issue the Holdco Ordinary Shares and Holdco Preferred Shares that constitute the SPAC Merger Consideration and the Acquisition Merger Consideration (as defined in the Business Combination Agreement).

Earnout

Pursuant to the Business Combination Agreement, following execution of the Philips MPA, the Equity Value was adjusted accordingly from $269,000,000 to approximately $300,000,000. As such, no further earnout consideration is contemplated by the Business Combination Agreement.

Ownership of, and Voting Rights in, Holdco Following the Business Combination

Voting rights. As discussed further in the section of this proxy statement/prospectus entitled “Description of Holdco Securities”, each holder of Holdco Ordinary Shares will be entitled to one vote for each Holdco Ordinary Share held of record by such holder on all matters subject to a vote of the Holdco Shareholders.

The following table illustrates the varying voting power in Holdco immediately following the consummation of the Business Combination based on the varying levels of redemptions of public shares by Public Shareholders and based on the additional assumptions described in the notes to the table below (without taking into account any additional dilution sources, such as the Holdco Warrants).

	Voting Power in Holdco(i)
	No Redemption Scenario(ii)	Maximum Redemption Scenario(iii)
	Percentage of Voting Rights of Outstanding Holdco Ordinary Shares
Public Shareholders(iv)	7.2%	-
Sponsor, LAMF Insiders and Sponsor Investors(v)	23.1%	24.9%
Nuvo Shareholders	69.7%	75.1%
Total	100.0%	100.0%

i.	The figures in this table are presented as of immediately following the consummation of the Business Combination and represent an aggregate of 41,236,612 Holdco Ordinary Shares assuming no redemptions and 38,283,996 Holdco Ordinary Shares assuming maximum redemptions, comprised of: (i) 12,491,949 LAMF Class A Ordinary Shares assuming no redemptions and 9,539,333 LAMF Class A Ordinary Shares assuming maximum redemptions, in either case to be converted into an equal number of Holdco Ordinary Shares pursuant to the SPAC Merger; and (ii) 28,744,663 Holdco Ordinary Shares issued to Nuvo Shareholders comprised of 15,505,853 Nuvo Shares to be converted into 15,505,853 Holdco Ordinary Shares, 2,549,020 Holdco Ordinary Shares issued to Nuvo Preferred Shareholders, 3,039,216 Holdco Ordinary Shares issued as Earnout Shares (as defined in the Business Combination Agreement), and 5,195,680 Holdco Ordinary Shares issued upon conversion of the SAFEs and Loans, pursuant to the Acquisition Merger and the Equity Exchange Ratio. Excludes Holdco Warrants and the effect of any other transactions that may be entered into after the date of this proxy statement/prospectus. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”
ii.	The “No Redemption Scenario” assumes no redemptions of any of the 2,952,616 Public Shares out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding which may be redeemed in connection with the Business Combination. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.
iii.

The “Maximum Redemption Scenario” assumes redemptions of all of the 2,952,616 Public Shares which may be redeemed in connection with the Business Combination out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding, which redemption would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.

iv.	Comprised of 2,952,616 Public Shares which may be redeemed in connection with the Business Combination. In connection with the extraordinary general meeting of LAMF’s shareholders held on May 11, 2023 to approve the extension of the period of time LAMF has to complete an initial business combination, initially to November 16, 2023 and then in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024 (the “Extension”), LAMF and the Sponsor entered into agreements (the “Non-Redemption Agreements”) with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors, in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension (as defined herein), a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension (as defined herein), a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. The market value of such shares as of the record date for the EGM was approximately $[●] per share, or up to an aggregate of $[●]. If LAMF does not complete an initial business combination, such Founder Shares will expire worthless. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The Founder Shares to be transferred to such investors is not included in the number of Holdco Ordinary Shares held by Public Shareholders presented in this table as the aggregate number of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination.
v.	Represents an aggregate of 9,539,333 Holdco Ordinary Shares comprised of (i) 8,433,333 LAMF Class A Ordinary Shares previously converted from an equal number of LAMF Class B Ordinary Shares and (ii) 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the private placement units issued to the Sponsor in connection with LAMF’s initial public offering. Does not take into account the transfer of any Founder Shares to the investors party to the Non-Redemption Agreements described in note (iv) above as the aggregate amount of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination or the 588,235 Holdco Ordinary Shares to be issued to the Sponsor Investors in connection with the Interim Financing Agreements, which shares are included in the figures for Nuvo Shareholders in this table. The Sponsor and the LAMF Insiders have agreed not to redeem any LAMF Class A Ordinary Shares in connection with the Business Combination, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

The following table illustrates the varying levels of equity interest and voting power in Holdco Ordinary Shares as a result of the exercise of Holdco Warrants immediately following the consummation of the Business Combination based on the varying levels of redemptions of Public Shares by Public Shareholders and based on the additional assumptions described in the notes to the table below (without taking into account any dilution source other than the exercise of Holdco Warrants).

	Equity Interest and Voting Power in Holdco After Exercise of Holdco Warrants(1)
	Assuming No			Assuming Maximum
	Redemptions(2)			Redemptions(3)
	Shares	Equity Interest	Voting Power	Shares	Equity Interest	Voting Power
Public Shareholders (public warrants)	12,650,000	23.2%	23.2%	12,650,000	24.6%	24.6%
Private Warrants	553,000	1.0%	1.0%	553,000	1.1%	1.1%
LAMF Shareholders	2,952,616	5.4%	5.4%	-	0.0%	0.0%
Sponsor, LAMF Insiders and Sponsor Investors	9,539,333	17.5%	17.5%	9,539,333	18.5%	18.5%
Nuvo Shareholders	28,744,663	52.9%	52.9%	28,744,663	55.8%	55.8%
Total	54,439,612	100%	100%	51,486,996	100.0%	100.0%

(1)	As of immediately following the consummation of the Business Combination. Excludes Holdco Warrants and the effect of any other transactions that may be entered into after the date of this proxy statement/prospectus. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”
(2)	The “No Redemption Scenario” assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination.
(3)	The “Maximum Redemption Scenario” assumes redemption of 2,952,616 LAMF Class A Ordinary Shares in connection with the Business Combination that would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023.

The foregoing tables are provided for illustrative purposes only. If the actual facts are different than the assumptions set forth above, the ownership and voting power percentages set forth above will be different. For more information about the consideration to be received in the Business Combinations, the two alternative redemption scenarios and the underlying assumptions, see “Presentation of Certain Assumptions Relating to the Business Combination,” “Unaudited Pro Forma Condensed Combined Financial Information” and “The Business Combination — Consideration to be Received in the Business Combination.” In addition, the share numbers above do not take into account sources of dilution other than the Holdco Warrants that will be outstanding upon consummation of the Business Combination or dilution from any awards that are issued under the 2023 Plan following the consummation of the Business Combination.

Representations and Warranties

The representations and warranties made by Nuvo to LAMF and Merger Sub relate to a number of matters, including the following material representations and warranties:

●	the due organization, existence and good standing of Nuvo and each of its subsidiaries and the due authorization of Nuvo to execute the Business Combination Agreement and several other transaction documents contemplated by the Business Combination Agreement or otherwise relating to the Business Combination Agreement, including the Registration Rights Agreement, the Amended Articles, the Shareholder Support Agreement, the Sponsor Support Agreement, the Interim Financing Agreements, the Equity Financing Subscription Agreements (as defined in the Business Combination Agreement, if any), and each ancillary document that Nuvo has executed or delivered or is to execute or deliver pursuant to the Business Combination Agreement (the “Other Agreements”), and perform its obligations thereunder;

●	Nuvo’s capitalization, including the Nuvo Shares, Nuvo Preferred Shares, Nuvo Options, Nuvo Warrants and Nuvo SAFEs;

●	the absence of conflicts between Nuvo’s execution, delivery and performance of the Business Combination Agreement and the Other Agreements and laws applicable to Nuvo, Nuvo’s governing documents and material contracts;

●	each Group Company’s (as defined below) compliance with applicable legal requirements with respect to its business and operations;

●	the Group Companies’ audited consolidated balance sheets as of, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows, for the years ended December 31, 2020, and December 31, 2019 and the Group Companies’ unaudited consolidated balance sheets as of, and the related consolidated statements of operations, shareholders’ deficit and cash flows, for the years ended December 31, 2021 and December 31, 2022;

●	Legal proceedings, pending or threatened, any pending or threatened audit, examination or investigation by any governmental entity against any Group Company, any pending or threatened legal proceeding by any Group Company against any third party, any settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company and any order imposed or threatened to be imposed upon any Group Company;

●	the Group Companies’ employees, consultants and employee benefit plans, including the Group Companies’ compliance with any laws applicable thereto and any actions pending or threatened against the Group Companies relating to any employment Legal Requirement or any Group Company employment practice;

●	the Group Companies’ owned and licensed intellectual property, and the violation, infringement or misappropriation of intellectual property against or by the Group Companies;

●	tax matters of the Group Companies;

●	material contracts of the Group Companies and that such contracts are in full force and effect;

●	interested party transactions between the Group Companies and any officer, director, employee, manager or holder of equity or derivative securities of the Group Companies or any member of any such person’s immediately family; and

●	brokerage, finder’s or other fee or commission based upon arrangements made by the Group Companies in connection with the transactions contemplated by the Business Combination Agreement.

The representations and warranties made by LAMF and Merger Sub to Nuvo relate to a number of matters, including the following material representations and warranties:

●	the due organization, existence and good standing of LAMF and the due incorporation, organization and existence of Merger Sub and the due authorization of LAMF and Merger Sub to execute the Business Combination Agreement and the Other Agreements and perform their obligations thereunder;

●	LAMF’s capitalization, including the LAMF Securities;

●	the absence of conflicts between LAMF’s execution, delivery and performance of the Business Combination Agreement and the Other Agreements and its governing documents, applicable law and material contracts;

●	LAMF’s compliance with applicable legal requirements with respect to its business and operations;

●	LAMF’s compliance with SEC filing requirements, its financial statements contained therein and its maintenance of disclosure controls and procedures required under the Exchange Act;

●	the absence of any business activities of LAMF other than activities in connection with its organization or its initial public offering, or directed toward the accomplishment of a business combination;

●	Legal proceedings, pending or threatened, any pending or threatened audit, examination or investigation by any governmental entity against LAMF, any pending or threatened legal proceeding by any LAMF against any third party, any settlement or similar agreement that imposes any material ongoing obligation or restriction on LAMF and any order imposed or threatened to be imposed upon LAMF;

●	the Nasdaq listing status of the LAMF Securities;

●	tax matters of LAMF;

●	the Trust Account, including there being at least $31,000,000 in such account; and

●	brokerage, finder’s or other fee or commission based upon arrangements made by LAMF in connection with the transactions contemplated by the Business Combination Agreement;

LAMF and Nuvo have qualified certain of the representations and warranties by a materiality or a material adverse effect standard. The Business Combination Agreement defines “material adverse effect” as:

●	With respect to LAMF, any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the financial condition or results of operations of LAMF or Merger Sub (as applicable), taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of LAMF or Merger Sub (as applicable) to perform its obligations under the Business Combination Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a LAMF Material Adverse Effect on or in respect of LAMF or Merger Sub (as applicable) pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including a resurgence of COVID-19) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of the Business Combination Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting special purposes acquisition companies; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a LAMF Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the financial condition or results of operations of LAMF or Merger Sub (as applicable), taken as a whole, relative to similarly situated companies in the industries in which LAMF or Merger Sub (as applicable) conducts its operations, then such impact shall be taken into account in determining whether a LAMF Material Adverse Effect has occurred.

●	With respect to Nuvo, any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of Nuvo and its direct and indirect subsidiaries, or Nuvo, Holdco or Assetco, taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of Nuvo, Holdco or Assetco to perform its obligations under the Business Combination Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Nuvo Material Adverse Effect on or in respect of Nuvo pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including a resurgence of COVID-19) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees) (provided that clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution or delivery of the Business Combination Agreement, the performance of a party’s obligations under the Business Combination Agreement or the consummation of the Transactions); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of the Business Combination Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Nuvo operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Nuvo Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of Nuvo, Holdco or Assetco taken as a whole, relative to similarly situated companies in the industries in which Nuvo, Holdco or Assetco (as applicable) conduct their respective operations, then such impact shall be taken into account in determining whether a Nuvo Material Adverse Effect has occurred.

In addition, the representations and warranties made by LAMF and Nuvo:

●	have been qualified by information that LAMF and Nuvo each set forth in disclosure schedules that the parties exchanged in connection with signing the Business Combination Agreement; the information contained in such disclosure schedules modifies, qualifies and creates exceptions to the representations and warranties in the Business Combination Agreement;

●	in the case of LAMF, have been qualified by certain information that LAMF set forth in the reports that it has filed or furnished with the SEC prior to the date of the Business Combination Agreement; and

●	are subject to the materiality and material adverse effect standards described in the Business Combination Agreement, which may differ from what may be viewed as material by you.

The accuracy of each party’s representations and warranties, subject to certain materiality or material adverse effect standards, is a condition to completing the Business Combination. See “— Conditions to Complete the Business Combination”.

Conduct of Business Prior to Closing

Covenants of LAMF and Merger Sub

LAMF and Merger Sub made certain covenants under the Business Combination Agreement, including, among others, the following:

During the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms and the SPAC Effective Time, LAMF and Merger Sub shall carry on their respective businesses in the ordinary course consistent with past practice, except: (a) to the extent that Nuvo shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld or delayed); or (b) as expressly contemplated by the Business Combination Agreement or set forth in the LAMF disclosure schedules. Without limiting the generality of the foregoing, except as set forth in the LAMF disclosure schedules, or as required by applicable Legal Requirements, without the prior written consent of Nuvo (such consent not to be unreasonably withheld or delayed), during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms or the Closing, LAMF shall not, and shall cause Merger Sub not to, do any of the following:

●	declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital (or warrant) or split, subdivide, combine, consolidate or reclassify any share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant, or effect any like change in capitalization;

●	other than purchases or redemptions in connection with the LAMF shareholder redemption, or any other purchases or redemptions of LAMF equity securities required by the Existing Governing Documents in connection with an extension of the deadline of LAMF to complete its initial business combination, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of LAMF;

●	grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for share capital, shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

●	except in connection with an extension of the deadline of LAMF to complete its initial business combination under the Existing Governing Documents, amend its Existing Governing Documents or form or establish any subsidiary;

●	(i) merge, consolidate or combine with any person or entity; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

●	(i) incur any indebtedness or guarantee any such indebtedness of another person or entity; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of LAMF, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that LAMF shall be permitted to incur indebtedness from its affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of LAMF in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

●	except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

●	(i) make, change or revoke any material tax election; (ii) change (or request to change) any method of accounting for tax purposes; (iii) amend any material tax return; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement) with any Governmental Entity; (v) settle or compromise any tax audit, examination, claim or proceeding; (vi) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an ordinary course extension to file any tax return); (vii) surrender any claim for a refund of material taxes; (viii) incur any material liability for taxes other than in the ordinary course of business; (ix) fail to timely pay any material taxes due and payable; or (x) change its residence for tax purposes or create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization;

●	knowingly take any action or fail to take any action that would reasonably be expected to prevent the Acquisition Merger (taken together with Nuvo’s election on IRS Form 8832 to be treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3 (the “Nuvo CTB”)) from qualifying for the intended U.S. tax treatment;

●	create any liens on any material property or material assets of LAMF or Merger Sub;

●	liquidate, dissolve, reorganize or otherwise wind up the business or operations of LAMF;

●	commence, settle or compromise any legal proceeding;

●	engage in any new line of business;

●	take any action or fail to take any action that would reasonably be expected to prevent or delay the prompt obtainment of any tax ruling;

●	amend in a manner materially detrimental to LAMF, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities that LAMF is in possession of and that are reasonably necessary to be maintained following the Closing;

●	amend that certain Investment Management Trust Agreement, effective as of November 10, 2021, by and between LAMF and the Exchange Agent, or any other agreement related to the Trust Account; or

●	agree in writing or otherwise agree, commit or resolve to take any of the above actions.

Covenants of Nuvo, Subsidiaries of Nuvo, Holdco and Assetco

Nuvo, subsidiaries of Nuvo, Holdco and Assetco made certain covenants under the Business Combination Agreement, including, among others, the following:

During the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms and the Effective Times, Nuvo shall, and shall cause each of Nuvo’s subsidiaries, Holdco and Assetco to, carry on its business in the ordinary course of business and in accordance with applicable Legal Requirements, except: (a) to the extent that LAMF shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld or delayed); or (b) as expressly contemplated by the Business Combination Agreement (including as contemplated by the Interim Financing) or set forth in the Nuvo disclosure schedules. Without limiting the generality of the foregoing, except as expressly contemplated by the Business Combination Agreement (including as contemplated by the Interim Financing) or as set forth in the Nuvo disclosure schedules, or as required by applicable Legal Requirements, without the prior written consent of LAMF (such consent not to be unreasonably withheld or delayed), during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms and the Effective Times, Nuvo shall not, and shall cause its subsidiaries, Holdco and Assetco not to, do any of the following:

●	except as otherwise required by any existing employee benefit plan, (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus equity, retention, retirement pay or benefits to, any current or former employee, officer, director or independent contractor, other than increases in base pay and corresponding proportionate increases in bonus targets to any such individuals who are not directors or officers of Nuvo or its subsidiaries (the “Group Companies”) in connection with promotions or the Group Companies’ annual performance review cycle in the ordinary course of business, or increases in base pay and corresponding proportionate increases in bonus targets pursuant to arrangements which are effective as of or prior to the date of the Business Combination Agreement; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, officer, director or independent contractor; (iii) enter into, materially amend or terminate any employee benefit plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an employee benefit plan if it had been in effect on the date of the Business Combination Agreement (other than entering into and terminating individual employment or consulting agreements or offer letters upon hire and termination of employment for agreements and offer letters that would not be required to be disclosed in the Nuvo disclosure schedules); (iv) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any employee benefit plan; (v) grant any equity or equity-based compensation awards or amend or modify any outstanding equity-based compensation award under any employee benefit plan; (vi) hire or terminate any employee or independent contractor with annual base pay in excess of $150,000; or (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, works council or similar employee representation organization;

●	plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws;

●	(i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, covenant not to assert, transfer or otherwise dispose of any right, title or interest in or to any intellectual property owned or purported to be owned, in whole or in part, by the Group Companies, including the Group Companies’ software (“Owned Intellectual Property”), or intellectual property licensed to any Group Company (or which any Group Company has the right to use) (“Licensed Intellectual Property”), in each case, that is material to any of the businesses of the Group Companies; (ii) extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (iii) fail to use commercially reasonable efforts to diligently prosecute the patent applications owned by any Group Company other than applications such Group Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible any trade secrets included in the Owned Intellectual Property (or owned by another person or entity and held by such Group Company) to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets, other than, in each of clauses (i) through (iii), in the ordinary course of business; provided, that in no event shall Nuvo license on an exclusive basis or sell any Owned Intellectual Property;

●	(i) split, combine, or reclassify any capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, share capital or any other equity interests, as applicable, in any Group Company, Holdco or Assetco; (iii) except as contemplated by the Interim Financing or the Equity Financing (as defined in the Business Combination Agreement), grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, share capital or any other equity interests (such as options, restricted shares or other contracts for the purchase or acquisition of such share capital), as applicable, in any Group Company, Holdco or Assetco; or (iv) except as contemplated by the Interim Financing or the Equity Financing, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or ownership interests or any securities convertible into or exchangeable for shares or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or ownership interests or any securities convertible into or exchangeable for shares or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

●	except as contemplated by the Interim Financing, amend its governing documents, or form or establish any non wholly-owned subsidiary;

●	(i) merge, consolidate or combine with any person or entity; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

●	dispose of or lose rights under any leases, lease guarantees, agreements and documents related to any leaseholder interest under each of the real property leases under which any Group Company is a lessee, including all material amendments, letter agreements, terminations and modifications thereof, other than in the ordinary course of business;

●	other than in the ordinary course of business, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than pursuant to certain agreements existing on the date of the execution of the Business Combination Agreement and set forth in the Nuvo disclosure schedules;

●	except as contemplated by the Interim Financing, (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another person or entity; (ii) make, create any loans, advances or capital contributions to, or investments in, any person or entity other than any Group Company; (iii) other than indebtedness that does not exceed $1,000,000 in the aggregate, create, incur, assume, guarantee or otherwise become liable for, any indebtedness; (iv) create any liens on any material property or material assets of any of the Group Companies in connection with any indebtedness thereof (other than certain permitted liens); or (v) cancel or forgive any indebtedness owed to any of the Group Companies;

●	make, incur or commit to make or incur, or authorize any capital expenditures that will require payments after the Closing Date other than capital expenditures in the ordinary course of business, or fail in any material respect to make any capital expenditures in the amounts and at the times contemplated in the ordinary course of business;

●	release, assign, compromise, settle or agree to settle any legal proceeding involving payments by any Group Company of $150,000 or more, or that imposes any material non-monetary obligations on any Group Company;

●	other than in the ordinary course of business, (A) modify, amend in a manner that is adverse to any Group Company or terminate any material contract of any Group Company; (B) other than entering into the Philips MPA, enter into any contract that would have been a material contract of any Group Company had it been entered into prior to the date of the Business Combination Agreement; or (C) waive, delay the exercise of, release, or assign any material rights or claims under any material contract of any Group Company;

●	except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

●	(i) make, change or revoke any material tax election; (ii) change (or request to change) any method of accounting for tax purposes; (iii) amend any material tax return; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement, including an assessment agreement (Heskem Shuma) with the Israeli Tax Authority) with any governmental entity; (v) settle or compromise any tax audit, examination, claim or proceeding; (vi) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an ordinary course extension to file any tax return); or (vii) or change its residence for tax purposes or create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization;

●	take any action or fail to take any action that would reasonably be expected to prevent or delay the prompt obtainment of any tax ruling;

●	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

●	enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, shareholders or other affiliates, other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to certain agreements set forth in the Nuvo disclosure schedules as existing on the date of the Business Combination Agreement and (ii) compensation for services or reimbursements in the ordinary course of business;

●	engage in any material new line of business;

●	knowingly take any action or fail to take any action that would reasonably be expected to prevent the SPAC Merger, the Acquisition Merger (taken together with the Nuvo CTB), or the Liquidation from qualifying for the intended U.S. tax treatment;

●	(i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any person or entity; or (ii) grant any exclusive or similar rights to any person or entity;

●	terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

●	amend in a manner materially detrimental to any Group Company, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities;

●	take any action or fail to take any action that would result in, or does result in, Leakage (as defined in the Business Combination Agreement); or

●	agree in writing or otherwise agree, commit or resolve to take any of the above actions.

Board of Directors

The Business Combination Agreement provides that, immediately following the Closing, the Holdco Board will consist of six directors. See “Holdco Management Following the Business Combination - Executive Officers and Directors.”

Conditions to Complete the Business Combination

The obligations of each party to effect the Mergers and the other Transactions shall be subject to the satisfaction or, to the extent waivable, waiver at or prior to the Closing of the following conditions:

●	At the Extraordinary General Meeting (including any adjournments thereof), the SPAC Merger and SPAC Plan of Merger (the “Required SPAC Shareholder Matter”), shall have been duly adopted by the LAMF shareholders in accordance with the Cayman Companies Act, the Existing Governing Documents and the Nasdaq rules and regulations, as applicable.

●	The Nuvo Shareholder Approval shall have been obtained in accordance with applicable law and the governing documents of Nuvo.

●	All applicable waiting periods (and any extensions thereof) under antitrust laws will have expired or otherwise been terminated.

●	No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity of competent jurisdiction.

●	The Holdco Shareholders shall have voted to amend and restate the articles of association of Holdco in the form of public company articles of association mutually agreed by LAMF and Nuvo, as of immediately prior to the Acquisition Effective Time.

●	The shares of Holdco to be issued pursuant to the Business Combination Agreement shall be approved for listing upon the Closing on Nasdaq or such other national securities exchange that may be mutually agreed between the parties.

●	This Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to this Registration Statement.

●	The Israeli Tax Rulings (as defined in the Business Combination Agreement) shall have been obtained from the Israel Tax Authority and be in effect.

●	At least 50 days shall have elapsed after the filing of the Merger Proposal with the Registrar of Companies of the State of Israel and at least 30 days shall have elapsed after the Nuvo Shareholder Approval has been received.

●	The 15D Exemption (as defined in the Business Combination Agreement) shall have been obtained.

The obligations of Nuvo, Holdco and Assetco to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing, as applicable, of each of the following conditions, any of which may be waived, in writing, exclusively by Nuvo:

●	The Fundamental Representations of LAMF (as defined in the Business Combination Agreement) shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); certain representations and warranties of LAMF contained in the Business Combination Agreement shall be true and correct in all respects as of the date of execution of the Business Combination Agreement and as of the Closing Date; and all other representations and warranties of LAMF set forth in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “LAMF Material Adverse Effect” or any similar limitation contained under the Business Combination Agreement) on and as of the date of the Business Combination Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a LAMF Material Adverse Effect.

●	LAMF shall have performed or complied with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

●	No LAMF Material Adverse Effect shall have occurred since the date of the Business Combination Agreement.

●	LAMF shall have delivered to Nuvo a certificate, signed by an authorized representative of LAMF and dated as of the Closing Date, certifying as to certain conditions to the closing of the Transactions set forth in the Business Combination Agreement.

●	LAMF and Merger Sub shall have delivered or shall stand ready to deliver all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, including the Registration Rights Agreement, duly executed by the Sponsor and the Warrant Assumption Agreement, duly executed by LAMF.

The obligations of LAMF and Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by LAMF:

●	The Fundamental Representations of Nuvo (as defined in the Business Combination Agreement) shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); certain representations and warranties of Nuvo contained in the Business Combination Agreement shall be true and correct in all respects as of the date of execution of the Business Combination Agreement and as of the Closing Date; and all other representations and warranties of Nuvo set forth in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Nuvo Material Adverse Effect” or any similar limitation contained in the Business Combination Agreement) on and as of the date of the Business Combination Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Nuvo Material Adverse Effect.

●	Nuvo, Holdco and Assetco shall have performed or complied with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

●	No Nuvo Material Adverse Effect shall have occurred since the date of the Business Combination Agreement.

●	Nuvo shall have delivered to LAMF a certificate, signed by an authorized representative of Nuvo and dated as of the Closing Date, certifying as to certain conditions to the closing of the transactions set forth in the Business Combination Agreement.

●	All of the Nuvo SAFEs shall have been converted into ordinary shares of Nuvo immediately prior to the Acquisition Effective Time.

●	All of the Nuvo Warrants shall have been, or shall be, converted into Converted Warrants at the Acquisition Effective Time.

●	All of the Nuvo Convertible Loans shall have been converted into ordinary shares of Nuvo immediately prior to the Acquisition Effective Time.

●	Nuvo, Holdco and Assetco shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, including the Registration Rights Agreement, duly executed by Holdco and the parties thereof, and the Warrant Assumption Agreement, duly executed by Holdco.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated at any time prior to the Closing:

●	by mutual written agreement of LAMF and Nuvo at any time;

●	by either LAMF or Nuvo if the Transactions shall not have been consummated by the Outside Date; provided, however, that this right to terminate the Business Combination Agreement shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of the Business Combination Agreement;

●	by either LAMF or Nuvo if a Governmental Entity of competent jurisdiction shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which order or other action is final and nonappealable;

●	by Nuvo, upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of LAMF or Merger Sub, or if any representation or warranty of LAMF shall have become untrue, in each case, such that certain conditions set forth in the Business Combination Agreement would not be satisfied provided, however, that if such breach by LAMF or Merger Sub is curable by LAMF or Merger Sub prior to the Closing, then Nuvo must first provide written notice to LAMF of such breach and may not terminate the Business Combination Agreement under this provision until the earlier of: (i) 30 days after delivery of written notice from Nuvo to LAMF of such breach; and (ii) the Outside Date; and provided, further, that Nuvo may not so terminate the Business Combination Agreement under this provision if: (A) Nuvo, Holdco or Assetco shall have materially breached the Business Combination Agreement and such breach has not been cured; or (B) if such breach by LAMF or Merger Sub, as applicable, is cured during such 30 day period;

●	by LAMF, upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of Nuvo, Holdco or Assetco, or if any representation or warranty of Nuvo shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied; provided, however, that if such breach is curable by Nuvo, Holdco or Assetco prior to the Closing, then LAMF must first provide written notice to Nuvo of such breach and may not terminate the Business Combination Agreement under this provision until the earlier of: (i) 30 days after delivery of written notice from LAMF to Nuvo of such breach; and (ii) the Outside Date; and provided, further, that LAMF may not so terminate the Business Combination Agreement under this provision if: (A) LAMF or Merger Sub shall have materially breached the Business Combination Agreement and such breach has not been cured; or (B) if such breach by Nuvo, Holdco or Assetco, as applicable, is cured during such 30 day period;

●	by either LAMF or Nuvo, if, at the Extraordinary General Meeting (including any adjournments thereof), the Required SPAC Shareholder Matter is not duly adopted by the LAMF Shareholders by the requisite vote under the Cayman Companies Act and the Existing Governing Documents;

●	by either LAMF or Nuvo if, at the Nuvo shareholder meeting (including any adjournments thereof), the Nuvo Shareholder Approval is not obtained; or

●	by LAMF, if Nuvo has not delivered to LAMF, by September 27, 2023, the PCAOB Audited Financial Statements (as defined in the Business Combination Agreement) for the fiscal years ended December 31, 2021 and December 31, 2022.

Any termination of the Business Combination Agreement according to the above will be effective immediately upon the delivery of written notice of the terminating party to the other parties. In the event of the termination of the Business Combination Agreement, the Business Combination Agreement shall be of no further force or effect and the Transactions shall be abandoned, except: (i) certain provisions required under the Business Combination Agreement and the Confidentiality Agreement (as defined in the Business Combination Agreement) shall survive any termination of the Business Combination Agreement; and (ii) nothing in the Business Combination Agreement shall relieve any party from liability for any intentional breach of the Business Combination Agreement or fraud.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants or agreements in the Business Combination Agreement or in any instrument delivered pursuant to the Business Combination Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, nothing else in the Business Combination Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any person or entity with respect to fraud.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent LAMF’s good faith estimate of such amounts.

(In millions)	Assuming no redemptions		Assuming maximum redemptions
Sources
Cash from Trust Account after extension amendment		$31,232	$31,232
Crossover Preferred		$13,000	$13,000
Total Sources		$44,232	$44,232
Uses
Cash to balance sheet		$33,660	$2,527
Transaction fees and expenses		$10,572	$10,572
LAMF Shareholder Redemptions	$		$31,132
Total Uses		$44,232	$44,232

Governing Law

The Business Combination Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of the Business Combination Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of the Business Combination Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, provided that (i) the Acquisition Merger, and such other provisions of the Business Combination Agreement expressly required by the terms of the Business Combination Agreement to be governed by the Companies Law, shall be governed by the Companies Law and its regulations, and (ii) the SPAC Merger, and such other provisions of the Business Combination Agreement expressly required by the terms of the Business Combination Agreement to be governed by the Cayman Companies Act, shall be governed by the Cayman Companies Act and its regulations.

Expenses

Except as otherwise expressly provided in the Business Combination Agreement, each party will pay its own Transaction Expenses; provided that if the Closing occurs, such Transaction Expenses shall be paid by Holdco or a subsidiary of Holdco at or promptly following the Closing.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements themselves, and you are urged to read such related agreements in their entirety. The Sponsor Support Agreement, the Shareholder Support Agreement and the Registration Rights Agreement, are attached hereto as Annex C, Annex D, and Annex E, respectively.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, LAMF, Nuvo, Holdco, the Sponsor and the LAMF Insiders party thereto (the “Sponsor Parties”) entered into the Sponsor Support Agreement. Under the Sponsor Support Agreement, the Sponsor Parties agreed, among other things, to:

●	vote in favor of the adoption and approval of the Business Combination;

●	be bound by certain other covenants and agreements related to the Business Combination;

●	be bound by certain transfer restrictions with respect to LAMF securities during the pendency of the Business Combination; and

●	not redeem any LAMF Class A Ordinary Shares in connection with the Business Combination.

Pursuant to the Sponsor Support Agreement, the Sponsor Parties agreed to not transfer any LAMF Class A Ordinary Shares held by them for a period of six months following the Closing (the “Sponsor Parties Lock-up Period”), other than (i) the LAMF Class A Ordinary Shares to be transferred by the Sponsor to certain unaffiliated third parties who executed non-redemption agreements with LAMF and the Sponsor in May 2023, which will be free from contractual transfer restrictions following the Closing, or (ii) the Private Placement Warrants or LAMF Class A Ordinary Shares that were included as part of the units purchased by the Sponsor in a private placement that occurred simultaneously with the completion of the IPO, which will continue to be subject to transfer restrictions for 30 days following the Closing.

With respect to 2,450,980 LAMF Class A Ordinary Shares (the “Pooled Shares”), the Sponsor Parties Lock-up Period will expire on the later of (a) six months after the Closing Date and (b) the earliest of (i) Holdco or Nuvo having received, on or after the Closing, gross proceeds of at least $25,000,000 from an equity financing (excluding the Interim Financing) (a “Financing Transaction”), (ii) Holdco having closed its first marketed/underwritten follow-on offering (a “Follow-on Offering”) and (iii) Holdco having completed a change of control transaction.

Pursuant to the Sponsor Support Agreement, (i) in the event Holdco consummates a Follow-on Offering during the Sponsor Parties Lock-up Period and the aggregate amount raised in any Financing Transaction and such Follow-on Offering is less than $2,000,000, the Sponsor has agreed to forfeit a pro rata portion of 500,000 Lock-Up Shares (as defined therein) representing the difference between $2,000,000 and such aggregate amount raised, and (ii) in the event Holdco consummates a Follow-on Offering during the Sponsor Parties Lock-up Period and the aggregate amount raised in any Financing Transaction and such Follow-on Offering is less than $25,000,000 (excluding amounts received in connection with the Interim Financing and any investment counted for purposes of (i)), the Sponsor has agreed to forfeit a pro rata portion of the Pooled Shares representing the difference between $25,000,000 and such aggregate amount raised. The Sponsor has also agreed to reasonably support any Follow-on Offering during the Sponsor Parties Lock-up Period.

The Sponsor Support Agreement provides the Sponsor to the right to designate one observer on the board of directors of Holdco so long as the Sponsor Parties and certain other investors in the Interim Financing beneficially own at least 5% of the outstanding Holdco Ordinary Shares (after taking into account convertible securities beneficially owned by such parties).

In connection with the Interim Financing, the Sponsor has agreed, pursuant to the Sponsor Support Agreement, to forfeit up to 1,000,000 LAMF Class A Ordinary Shares pro rata with respect to up to $10,000,000 raised in the Interim Financing (exclusive of $3,000,000 in commitments obtained prior to the date of the Sponsor Support Agreement). In addition, Nuvo has agreed to issue 3,823,530 Nuvo Shares in the Interim Financing, pro rata with respect to the approximately $13,000,000 raised in the Interim Financing.

Shareholder Support Agreement and Lockup

Concurrently with the execution of the Business Combination Agreement, LAMF, Nuvo, Holdco and certain Nuvo Shareholders entered into the Shareholder Support Agreement, pursuant to which such Nuvo Shareholders agreed, among other things, to vote any Nuvo Shares held by them in favor of the Business Combination, the Acquisition Merger, and such other actions as contemplated in the Business Combination Agreement for which the approval of the Nuvo Shareholders is required.

Pursuant to the Shareholder Support Agreement, the Nuvo Lockup Parties will be subject to the Nuvo Lock-up, which generally restricts transfers on the Holdco Ordinary Shares (or any instruments exercisable or exchangeable for, or convertible into, Holdco Ordinary Shares) held by each such Nuvo Lock-up Party as of the Closing Date for the six month period following the Closing Date, subject to certain customary exceptions. With the exception the Nuvo Lockup Exempt Shareholders, who are those Nuvo Shareholders holding less than one percent of the Nuvo Shares immediately prior to Closing and will be exempt pursuant to an action by the Holdco Board, all Nuvo Shareholders will be subject to a six month restriction on transfers of Holdco Ordinary Shares and Holdco Preferred Shares effective as of the Closing pursuant to the Amended Articles, subject to exceptions as contained therein. The Holdco securities held by the Nuvo Lockup Exempt Shareholders exempt from the foregoing lockup are expected to represent approximately 15.92% of the Holdco Ordinary Shares and 3.45% of the Holdco Preferred Shares to be outstanding immediately after the Closing.

Registration Rights Agreement

At the Closing, Holdco, Nuvo, LAMF, Sponsor, certain affiliates and members of the Sponsor and certain Nuvo Shareholders will enter into the Registration Rights Agreement in the form attached to the Business Combination Agreement as Exhibit E, pursuant to which, among other things, the Original Registration Rights Agreement will be replaced in its entirety. Pursuant to the Registration Rights Agreement, Holdco will be obligated to use its commercially reasonable efforts to file within 60 days with the SEC a registration statement to register the resale, pursuant to Rule 415 under the Securities Act, of the Registrable Securities held by the Holders and to cause such registration statement to be declared effective by the SEC as soon as practicable after the filing thereof. As a result, the Holders of Registrable Securities will be able to make a written demand for registration under the Securities Act of all or a portion of their Registrable Securities, subject to certain limitations so long as such demand includes a number of Registrable Securities with a total offering price in excess of US$25.0 million (except, if such a demanding Holder demands registration with respect to Registrable Securities representing less than a total offering price in excess of US$25.0 million, together with any other participating Holders, then such Holder must demand registration of all of its remaining Registrable Securities and the total offering price must be in excess of US$15.0 million). Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, Holdco shall not be required to conduct more than two underwritten offerings in any 12-month period and the Sponsor Parties (as defined in the Registration Rights Agreement) shall be entitled to three demand registrations and the Company Holders (as defined in the Registration Rights Agreement) shall be entitled to three demand registrations. In addition, the Holders will have unlimited “piggy-back” registration rights to include their Registrable Securities in other registration statements filed by Holdco subsequent to the Closing. Pursuant to the terms of the Non-Redemption Agreements, the Sponsor has agreed to assign its rights with respect to the shares to be transferred to the investors party to such agreements under the Registration Rights Agreement.

Warrant Assignment, Assumption and Amendment Agreement

At the SPAC Effective Time, LAMF, Holdco, and Continental Stock Transfer & Trust Company will enter into a warrant assignment, assumption and amendment agreement. Such agreement will amend the LAMF Warrant Agreement, as LAMF will assign all its rights, title and interest in the LAMF Warrant Agreement to Holdco. Pursuant to the amendment, which will become effective at and subject to the Closing, all LAMF Warrants will no longer be exercisable for shares of LAMF Class A Ordinary Shares, but instead will be exercisable for shares of Holdco Ordinary Shares on substantially the same terms that were in effect prior to the Closing under the terms of the LAMF Warrant Agreement.

PIPE Subscription Agreements

As of the date of this proxy statement/prospectus, no party to the Business Combination Agreement has entered into any PIPE Investment, which, in the context of the Business Combination, means a private investment in Holdco Ordinary Shares, with any investor. The Business Combination Agreement provides that, following its execution, but prior to the SPAC Effective Time, Nuvo and LAMF may enter into PIPE Subscription Agreements with one or more PIPE Investors. Any securities of Nuvo or LAMF to be issued pursuant to any PIPE Investment will not be registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act or another available exemption from registration under, or transaction not subject to, the Securities Act, and Holdco would likely agree to grant to any PIPE Investors whose securities are not registered on the registration statement to which this proxy statement/prospectus relates certain customary registration rights in connection with any PIPE Investments. Any PIPE Investment would be conditional upon consummation of the Business Combination. There can be no assurance that any PIPE Investments will be entered into in connection with the Business Combination. If any PIPE Investments are entered into in connection with the Business Combination, an amendment or supplement to this proxy statement/prospectus shall be provided to LAMF shareholders to describe the material terms of any such transaction.

Interim Financing Agreements

In connection with the Business Combination, and as contemplated by the Business Combination Agreement, Nuvo and Holdco entered into the Interim Financing Agreements with the Interim Financing Investors, to effect the Interim Financing, which provided Nuvo with an aggregate of approximately $13,000,000 of gross proceeds. Pursuant to the Interim Financing Agreements, (i) beginning in August 2023 Nuvo sold to the Interim Financing Investors Nuvo Crossover Preferred Shares, at a price of $7.03 per share, and (ii) upon and subject to the Closing, Holdco will issue 3,823,530 Holdco Ordinary Shares to the Interim Financing Investors, such shares being referred to as the Interim Financing Incentive Shares. Certain of the Interim Financing Investors are affiliated with LAMF and the Sponsor and intend to invest an aggregate of $2,000,000 in the Interim Financing. These affiliates are: (i) Jeffrey Soros, LAMF’s Chairman, who intends to invest $500,000, (ii) Tamim Mourad, a strategic investor of LAMF and an affiliate of a member of the Sponsor, who intends to invest $500,000 and (iii) Gaingels 10X Capital Diversity Fund I, LP, a Delaware limited partnership and an affiliate of a member of the Sponsor, that intends to invest $1,000,000.

The following summarizes a number of the key provisions in the Interim Financing Agreements:

●	Except for the Interim Financing Agreement with LAMF, Nuvo is precluded from creating, authorizing or issuing any shares with the same or more favorable rights as those associated with the shares purchased pursuant to the Interim Financing Agreements.

●	Nuvo committed to entering into a registration rights agreement with the Interim Financing Investors within 60 days from the consummation of the Interim Financing to register the resale, pursuant to Rule 415 under the Securities Act, of certain Holdco Ordinary Shares and other equity securities of Holdco that are held by such parties thereto from time to time.

●	Holdco committed to delivering (and Nuvo committed to causing Holdco to deliver) Interim Financing Incentive Shares immediately following the Closing.

●	Nuvo committed to various reporting and information rights for the Interim Financing Investors, including annual audited financial statements and quarterly financial statements.

The Interim Financing Agreements contain customary representations and warranties and an indemnity in favor of the Interim Financing Investors for breaches by Nuvo of its covenants, representations and warranties thereunder. The Interim Financing Agreement with LAMF includes several additional conditions precedent to LAMF’s participation in the Interim Financing, including without limitation, Nuvo’s execution of the Philips MPA as well as the Company and LAMF executing the BCA.

In connection with the Interim Financing Agreements, Nuvo obtained the requisite approvals and filed an amended & restated articles of association, which authorized the formation and issuance of the Nuvo Crossover Preferred Shares. Pursuant to Nuvo’s amended & restated articles of association, the Interim Financing Investors received a liquidation and dividend preference, ranking them ahead of all other classes of Nuvo shareholders, equal to the greater of (i)the sum of three times the original issuance price for the Nuvo Crossover Preferred Shares, or (ii) the amount such shareholders would actually receive if such Nuvo Crossover Preferred Shares had been converted into Nuvo Shares immediately prior to a distribution event; in each case, plus any dividends declared but unpaid on such share.

Nuvo SAFE Amendment

From June 2020 through April 2023, Nuvo issued to certain investors the Nuvo SAFEs, pursuant to which such investors invested cash in Nuvo in the aggregate principal amount of $22.97 million. Pursuant to the original terms of the Nuvo SAFEs, the principal amounts under each of the Nuvo SAFEs was convertible into shares of Nuvo upon the earlier of Nuvo’s next financing round yielding to Nuvo at least $15 million or $20 million of proceeds, a liquidity event, change of control or an initial public offering. For additional information on the original terms of the Nuvo SAFEs see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo—Liquidity and Capital Resources—Sources of Liquidity”.

In August and September 2023 Nuvo obtained the necessary consents for the Nuvo SAFE Amendment, which was entered into in order to equalize the economic conversion terms across the series of Nuvo SAFEs, such that: (a) upon the consummation of an applicable equity financing, the purchase amount under each Nuvo SAFE shall convert into Nuvo’s shares at a 25% discount over the price per share in such financing round, provided that the pre-money valuation upon which the principal amount will convert into Nuvo shares will not exceed $200 million; and (b) immediately prior to the consummation of the Business Combination (which shall not otherwise constitute a Liquidity Event pursuant to the Nuvo SAFE Amendment), the purchase amount under the Nuvo SAFEs will convert into Nuvo Shares based on (1) the price per share determined by dividing $150 million by the then issued and outstanding share capital of Nuvo (assuming exercise or conversion of all outstanding vested and unvested options and/or warrants, convertible debt instruments and similar instruments, but excluding any SAFEs and other convertible instruments that are outstanding as of immediately prior to the Closing) and including all shares reserved and available for future grant under any equity incentive or similar plan of Nuvo, in each case as of immediately prior to the Closing, or (2) the price per share imputed to the Nuvo Shares pursuant to the Business Combination Agreement multiplied by 75%, whichever results in the issuance to the Nuvo SAFE holder of a greater number of Nuvo Shares. Accordingly, upon and in connection with the Closing, Nuvo expects to issue approximately 3.56 million Nuvo Shares (based on calculations assuming the Closing takes place by December 31, 2023) in satisfaction and discharge of its obligations under the outstanding amended Nuvo SAFEs.

Nuvo Loan Amendment

During 2022 and 2023, Nuvo entered into certain loan agreements pursuant to which it borrowed from a number of lenders an aggregate principal amount of 7.9 million Nuvo Convertible Loans, of which $6.83 million in principal remains outstanding and which principal amount carries a two percent (2%) monthly interest. Pursuant to the original Nuvo Convertible Loan terms, the principal amount and any accrued and unpaid interest was to be repaid within one year following the entering into the appliable agreement, provided that Nuvo had the option to extend such term by one year subject to the Extension Fee of an additional fee equal to twenty percent (20%) of the principal amount, applied to the “purchase amount” of the SAFE issued to each Nuvo Convertible Loan lender. As an incentive to provide the Nuvo Convertible Loans, each Nuvo Convertible Loan investor received a SAFE in connection with entry into the Nuvo Convertible Loan agreement, representing a “purchase amount” equal to 20% of such investor’s Nuvo Convertible Loan’s principal, which purchase amount may be increased by (i) any amount of the Nuvo Convertible Loan’s principal and/or any accrued and unpaid interest thereon at the investor’s option and (ii) the Extension Fee.

In August and September 2023, Nuvo obtained the necessary consents for the Nuvo Loan Amendment, such that, in exchange for the Extension Fee under the original loan terms, the maturity date of each loan was extended to the earlier of the second anniversary of the applicable loan or the Closing. In addition, pursuant to the Nuvo Loan Amendment, each lender has agreed to apply the principal amount of the Nuvo Convertible Loan, the accrued and unpaid interest thereon and the Extension Fee to the purchase amount of the related Nuvo SAFE. As such, in connection with the Closing, Nuvo’s obligations under the Nuvo Convertible Loans will convert to an aggregate SAFE purchase amount of approximately $11.97 million, which will then convert, pursuant to the terms of the amended Nuvo SAFEs and Nuvo SAFE Amendment, into approximately 1.86 million Nuvo Shares which will be exchanged for Holdco Shares pursuant to the terms of the Business Combination Agreement.

MERGER PROPOSAL

Overview

The Merger Proposal, if approved, will authorize the plan of merger relating to the SPAC Merger.

A copy of the plan of merger relating to the SPAC Merger is attached to this proxy statement/prospectus as Annex F.

Reasons for the Merger Proposal

The Companies Act requires that the entry into the plan of merger relating to the SPAC Merger be authorized by special resolution of the LAMF Shareholders.

The approval of the Merger Proposal is a condition to the consummation of the Business Combination.

Vote Required for Approval

The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of the LAMF Class A Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the EGM, vote at the EGM. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at EGM, and other will have no effect on a particular proposal.

The Business Combination Proposal and the Merger Proposal are cross-conditioned on the approval of each other, and the Adjournment Proposal is not conditioned on the approval of any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed for the Merger Proposal is as follows:

“RESOLVED, as a special resolution:

(a) LAMF be authorized to merge with and into Assetco, so that LAMF be the merging company and all the undertaking, property, and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to Part XVI of the Companies Act (As Revised);

(b) the plan of merger relating to the SPAC Merger, a copy of which is attached to this proxy statement/prospectus as Annex F, pursuant to which LAMF will merge with and into Assetco, with Assetco being the surviving entity; and

(c) LAMF be authorized to enter into the Plan of Merger.

Recommendation of the LAMF Board of Directors

THE LAMF BOARD UNANIMOUSLY RECOMMENDS THAT LAMF SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the LAMF Board to adjourn the EGM to a later date or dates or indefinitely to permit further solicitation of proxies. The Adjournment Proposal will only be presented to LAMF Shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the EGM to approve one or more of the other proposals presented at the EGM. In no event will the LAMF Board adjourn the EGM or consummate the Business Combination beyond the date by which it may properly do so under the Existing Governing Documents.

If the Adjournment Proposal is presented at the EGM, such proposal will be the only proposal presented at the EGM.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by LAMF Shareholders, the LAMF Board may not be able to adjourn the EGM to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the EGM to approve the Transaction Proposals.

Resolution to be Voted Upon

The full text of the resolution to be proposed for the Adjournment Proposal is as follows:

“RESOLVED, as an ordinary resolution, to approve the adjournment of the EGM to a later date or dates or indefinitely, if necessary or convenient, either (i) to permit further solicitation and vote of proxies and if, based upon the tabulated vote at the time of the EGM, there are insufficient votes to approve the Business Combination Proposal and/or the Merger Proposal, (ii) to permit withdrawals by Public Shareholders of their elections to redeem their Public Shares or (iii) if the LAMF Board determines before the EGM that it is not necessary or no longer desirable to proceed with the Business Combination Proposal and/or the Merger Proposal.”

Vote Required For Approval

The Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the LAMF Class A Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the EGM. LAMF Class A Ordinary Shares that are present virtually during the EGM constitute the LAMF Class A Ordinary Shares represented “in person.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM.

Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote all of its LAMF Class A Ordinary Shares in favor of the Transaction Proposals. On the Record Date, the Sponsor beneficially owned and was entitled to vote an aggregate of [●] LAMF Class A Ordinary Shares, constituting [●]% of LAMF’s issued and outstanding LAMF Class A Ordinary Shares. Accordingly, even if all of LAMF’s issued and outstanding LAMF Class A Ordinary Shares were voted at the EGM, LAMF would not need any LAMF Class A Ordinary Shares to be voted in favor of the Adjournment Proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal.

Recommendation of the LAMF Board

THE LAMF BOARD UNANIMOUSLY RECOMMENDS THAT LAMF SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of LAMF’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of LAMF and LAMF Shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, LAMF’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal - Interests of LAMF Insiders and the Sponsor in the Business Combination” and “Risk Factors - Risks Related to LAMF and the Business Combination.” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (“Article 11”). The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination contemplated in the Business Combination Agreement, including the Mergers, comprising the SPAC Merger between LAMF and Assetco and the Acquisition Merger between Merger Sub and Nuvo, and the Interim Financing, which is recorded in the pro forma adjustments to the unaudited pro forma combined balance sheet as described in Note 3 below.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination, as described and defined below, as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of comprehensive loss for the six months ended June 30, 2023 and the year ended December 31, 2022, give pro forma effect to the Business Combination as if it had occurred as on January 1, 2022.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with, the following included elsewhere in this proxy statement/prospectus:

●	Nuvo’s unaudited consolidated financial statements and related notes as of and for the six months ended June 30, 2023.

●	LAMF’s unaudited financial statements and related notes as of and for the six months ended June 30, 2023.

●	Nuvo’s audited statements of operations for the year ended December 31, 2022.

●	LAMF’s audited statements of operations for the year ended December 31, 2022.

●	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo.

●	Management’s Discussion and Analysis of Financial Condition and Results of Operations of LAMF.

The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

This proxy statement/prospectus does not contain, and these unaudited pro forma condensed combined financial statements do not include, financial statements or information, as applicable, with respect to Holdco because Holdco was formed with nominal assets solely to effect the Business Combination, was not in existence during the six month period ended June 30, 2023, had no material assets, no results of operations and no income statement activity during the year ended December 31, 2023, and is not expected to have any material assets, results of operations or income statement activity between June 30, 2023 and the effectiveness of the Registration Statement.

These unaudited pro forma condensed combined financial statements do not take into account the Bridge Financing, which is in process and has not yet been completed as of the date of this proxy statement/prospectus, and will be updated in a subsequent filing once such offering has closed. See “Summary of the Proxy Statement/Prospectus — Nuvo Bridge Financing.”

LAMF Global Ventures Corp I (“LAMF”)

LAMF is a blank check company incorporated on July 20, 2021, as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or similar business combination with one or more businesses or entities. On November 16, 2021, LAMF consummated its initial public offering (“IPO”) of 25,300,000 units (“Units”) at a price of $10.00 per Unit, generating total gross proceeds of $253 million. Each Unit consists of one LAMF Class A Ordinary Share (“Public Shares”), and one-half of one redeemable warrant (“Public Warrants”), with each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share.

Prior to the consummation of the IPO, on September 3, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover formation costs in exchange for an aggregate of 7,666,667 Founder Shares. On November 10, 2021, LAMF completed a share capitalization pursuant to which an additional 766,666 Founder Shares were issued to the Sponsor, resulting in an aggregate of 8,433,333 Founder Shares outstanding.

Simultaneously with the Closing of the IPO, LAMF consummated the sale of 1,106,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to our Sponsor, generating gross proceeds of approximately $11.1 million. Each Private Placement Unit consists of one LAMF Class A Ordinary Share (the “Private Placement Shares”), and one-half of one redeemable warrant (the “Private Placement Warrants”).

On May 11, 2023, the holders of 22,347,384 Public Shares exercised their right to redeem their shares for cash for a price of approximately $10.52 per share, for an aggregate redemption amount of approximately $235.1 million. After the satisfaction of such redemptions, the Trust Account balance was approximately $31.0 million.

On January 8, 2024, the LAMF Board elected to extend the date by which LAMF has to consummate a business combination from January 16, 2024 to February 16, 2024. LAMF’s amended and restated memorandum and articles of association provides that the Company has the right to extend the Deadline Date up to three additional times for an additional one month each time, from February 16, 2024, the current Deadline Date, to up to May 16, 2024.

Nuvo Group Ltd. (“Nuvo”)

Incorporated in June 2006 and headquartered in Israel, Nuvo is a women’s health and connected pregnancy care company, and has developed INVU by Nuvo, an FDA-cleared, prescription-initiated, remote pregnancy monitoring platform that enables the delivery of remote NSTs, MHR, and FHR monitoring, helping expectant mothers adhere to their prescribed care plan.

Holdco Nuvo Group D.G Ltd. (“Holdco”)

Holdco, a limited liability company organized under the laws of the State of Israel, was incorporated on July 20, 2023, for the sole purpose of effectuating the Transactions. Holdco has no material assets and does not operate any businesses. Accordingly, no financial statements of Holdco have been included in this proxy statement/prospectus. Following consummation of the Business Combination, Holdco will be the parent holding company of Acquisition Surviving Sub and the SPAC Surviving Company, and a SEC registrant.

Holdco will prepare its financial statements in accordance with U.S. GAAP and its reporting currency will be U.S. dollars. Accordingly, the unaudited pro forma condensed combined financial information of Holdco as of and for the six months ended June 30, 2023, and the year ended December 31, 2022 are prepared using a reporting currency of U.S. dollars.

Nuvo Assetco Corp. (“Assetco”)

Assetco is a Cayman Islands exempted company wholly owned by Holdco. Assetco was incorporated to merge with LAMF.

H.F.N Insight Merger Company Ltd. (“Merger Sub”)

Merger Sub is a limited liability company under the laws of the State of Israel, wholly owned by LAMF. Merger Sub was incorporated to merge with Nuvo.

Description of the Merger

On August 17, 2023, the foregoing parties entered into the Business Combination, pursuant to which, (i) one day prior to the Closing, LAMF will merge with Assetco, with Assetco continuing as the surviving entity (“SPAC Surviving Company”) of the SPAC Merger, and each LAMF Class A Ordinary Share issued and outstanding immediately prior to the effective time of the SPAC Merger will be automatically cancelled and converted into the right to receive one Holdco Ordinary Share, and (ii) on the Closing Date, Merger Sub shall merge into Nuvo, with Nuvo continuing as the surviving entity (“Acquisition Surviving Sub”) of the Acquisition Merger, and each Nuvo Share and each Nuvo Crossover Preferred Share, issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive a number of Holdco Ordinary Shares or Holdco Preferred Shares, respectively, as determined by the Equity Exchange Ratio. The Equity Exchange Ratio is equal to the equity value per share (determined by dividing an aggregate Equity Value of approximately $300 million following Nuvo’s execution of the Philips MPA, by the fully diluted share capital of Nuvo), divided by $10.20 per share. Subsequent to the Mergers, the SPAC Surviving Company will distribute any amounts remaining in the Trust Account to Holdco and will then be liquidated.

The equity exchange and financing related matters associated with the SPAC Merger and the Acquisition Merger are summarized as below. For additional information see “The Business Combination Agreement.”

LAMF Shareholders Merger Consideration

●	At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of LAMF, Assetco or any holder of any LAMF Securities or shares of Assetco, all LAMF Class A Ordinary Shares that are owned by LAMF, Merger Sub or any wholly owned subsidiary of LAMF immediately prior to the SPAC Effective Time shall automatically be canceled, and no other consideration shall be delivered or deliverable in exchange therefor;

●	Each other LAMF Class A Ordinary Share issued and outstanding immediately prior to the SPAC Effective Time will be automatically converted into a number of validly issued, fully paid and non-assessable Holdco Ordinary Shares based on the SPAC Exchange Ratio equal to 1.00 (provided, however, that if LAMF and Nuvo mutually agree, for Nasdaq or other applicable exchange listing purposes, then the SPAC Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described in the Business Combination Agreement that would be impacted by such change shall be proportionately adjusted);

●	At the SPAC Effective Time, each ordinary share of Assetco shall be converted into one ordinary share of the SPAC Surviving Company, which shall constitute the only outstanding share capital of the SPAC Surviving Company;

●	At the SPAC Effective Time, each Public Warrant that is outstanding immediately prior to the Closing shall be converted into and become the right to receive a warrant to purchase one Holdco Ordinary Share with the same terms as the Public Warrants (other than the fact that it is exercisable for a Holdco Ordinary Share) and shall be governed by the Warrant Assignment, Assumption and Amendment Agreement;

●	At the SPAC Effective Time, each Private Placement Warrant that is outstanding immediately prior to the SPAC Effective Time shall be converted into and become the right to receive a warrant to purchase one Holdco Ordinary Share with the same terms as the Private Placement Warrants (other than the fact that it is exercisable for a Holdco Ordinary Share) and shall be governed by the Warrant Assignment, Assumption and Amendment Agreement.

Nuvo Shareholders Merger Consideration

●	At the Acquisition Effective Time, by virtue of the Acquisition Merger and without any action on the part of Nuvo, Merger Sub or any holders of Nuvo Shares or capital stock of Merger Sub, all Nuvo Treasury Shares outstanding immediately prior to the Acquisition Effective Time, if any, shall be deemed to have been transferred to Assetco and no consideration shall be delivered or deliverable in exchange therefor;

●	Each Nuvo Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Nuvo Treasury Shares and including, for the avoidance of doubt, any outstanding Nuvo Shares issued upon conversion of the Nuvo SAFEs or Nuvo Convertible Loans or exercise of Nuvo Warrants, in each case to the extent issued and outstanding at the time of the Acquisition Effective Time) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically be deemed to have been transferred to Assetco and automatically deemed for all purposes to represent only the right to receive a number of Holdco Ordinary Shares equal to the Equity Exchange Ratio, and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to Nuvo or the Acquisition Surviving Sub;

●	Each Nuvo Crossover Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Nuvo Treasury Shares) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically be deemed to have been transferred to Assetco and automatically deemed for all purposes to represent only the right to receive a number of Holdco Preferred Shares equal to the Equity Exchange Ratio, and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to Nuvo or the Acquisition Surviving Sub;

●	Unless otherwise exercised into Nuvo Shares prior to the Acquisition Effective Time, each Nuvo Warrant issued and outstanding immediately prior to the Acquisition Effective Time, will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, be assumed by Holdco, and each such Nuvo Warrant shall be converted into a Converted Warrant to purchase Holdco Ordinary Shares, which warrant shall continue to have and be subject to the same terms and conditions as were applicable to such Nuvo Warrant immediately before the Acquisition Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Warrant shall be exercisable for that number of Holdco Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Nuvo Shares subject to the Nuvo Warrant immediately before the Acquisition Effective Time multiplied by (B) the Equity Exchange Ratio and (ii) the per share exercise price for each Holdco Ordinary Share issuable upon exercise of the Converted Warrant shall be equal to the quotient obtained by dividing (A) the exercise price per Nuvo Share of such Nuvo Warrant immediately before the Acquisition Effective Time by (B) the Equity Exchange Ratio;

●	Each Nuvo SAFE will be automatically converted into Nuvo Shares immediately prior to the Acquisition Effective Time pursuant to the terms of such Nuvo SAFEs, which will then be converted to Holdco Ordinary Shares at the Equity Exchange Ratio;

●	The outstanding principal and accrued interest on each outstanding Nuvo Convertible Loan shall be automatically converted into Nuvo SAFEs pursuant to the terms of the Nuvo Loan Amendment, and such Nuvo SAFEs shall be automatically converted into Nuvo Shares and subsequently Holdco Ordinary Shares as described in the immediately preceding bullet.

Accounting for the Business Combination

Nuvo has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances under both No Redemption and Maximum Redemption (as described below):

●

Nuvo’s existing shareholders are expected to have the greatest voting interest in the combined entity, excluding the dilutive effect of preferred shares, warrants, and options, under the No Redemption and Maximum Redemption scenarios with approximately 69.7% and 75.1% voting interest, respectively. On a fully diluted basis, Nuvo’s existing shareholders will have 51.2% and 54.0% ownership under the No Redemption and Maximum Redemption scenarios, respectively. Nuvo’s existing shareholders, therefore, are expected to have control over Holdco’s business following consummation of the Business Combination.

●	Nuvo’s existing shareholders will have the ability to control decisions regarding election and removal of the majority of the Holdco Board.

●	Nuvo’s senior management will be the senior management of Holdco.

●	The combined company name will be changed to Nuvo’s current name at the closing.

Accordingly, the transaction is accounted for as a reverse recapitalization, with LAMF being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization will be the equivalent of Nuvo issuing shares for the net assets of LAMF, accompanied by a recapitalization as Holdco. As a result of the Business Combination being an in-substance capital transaction, Holdco’s qualifying transaction costs will be treated as an equivalent to equity issuance costs, reflected as a reduction to additional paid-in capital, rather than as an expense, in the unaudited pro forma condensed combined financial information. The net assets of both LAMF and Nuvo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Nuvo.

Outstanding vested and unvested share-based awards of Nuvo will be converted into the right to receive upon vesting or exercise such awards for Holdco Ordinary Shares. Because no terms of such share-based awards are modified upon consummation of the Business Combination, no accounting impact for such outstanding awards is currently expected.

The Public Warrants and Private Placement Warrants of LAMF are not expected to be modified as a result of the Business Combination and are expected to be continued to be treated as equity in Holdco’s financial statements.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of Holdco upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the applicable companies been combined as of and for the period(s) presented in the unaudited pro forma condensed combined financial information, and you should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies been so combined or Holdco’s future results. Nuvo and LAMF have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of Nuvo has been adjusted to give effect to material subsequent events for the purposes of the unaudited pro forma condensed combined financial information.

The redemption scenarios described below are performed based on the Trust Account figures as of June 30, 2023, which included $31.2 million of cash and accrued interest held in the Trust Account and 2,952,616 outstanding LAMF Class A Ordinary Shares held by Public Shareholders. This results in an implied redemption price per share of $10.54. On May 11, 2023, as part of the approval of the Extension Proposal, LAMF approved the conversion of 8,433,333 LAMF Class B Ordinary Shares to 8,433,333 LAMF Class A Ordinary Shares (the “Founder Share Conversion”). Further, 22,347,384 LAMF Class A Ordinary Shares were redeemed for approximately $235.0 million at a value of $10.52 per share, based on Trust Account figures at the time of redemption. As a result, there were 12,491,949 LAMF Class A Ordinary Shares outstanding following the approval of the Extension Proposal and, as of June 30, 2023, there were no LAMF Class B Ordinary Shares outstanding. Of the 12,491,949 LAMF Class A Ordinary Shares, 9,539,333 shares are not subject to redemption, which include 1,106,000 shares held by the Sponsor and 8,433,333 shares converted in the Founder Share Conversion that are held by the Sponsor, LAMF’s independent directors and LAMF Insiders. The above is the basis of the redemptions described in each scenario:

●	No Redemption Scenario – This scenario assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination.

●	Maximum Redemption Scenario – This scenario assumes redemptions of 2,952,616 LAMF Class A Ordinary Shares in connection with the Business Combination that would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023.

The following table presents the anticipated ownership of Holdco immediately following the Closing, which does not give effect to the potential exercise of any unvested warrants, the Holdco Preferred Shares or any of Nuvo’s equity awards assumed by Holdco and otherwise assumes the following redemption scenarios:

	Share Ownership in Holdco
	No Redemption Scenario(1)		Maximum Redemption Scenario(2)
Shareholders	Number of Holdco Ordinary Shares	Percentage of Holdco Share Capital	Number of Holdco Ordinary Shares	Percentage of Holdco Share Capital
LAMF Public Shareholders	2,952,616	7.2%	-	-%
Sponsor(3)	9,539,333	23.1%	9,539,333	24.9%
Nuvo Shareholders(4)	28,744,663	69.7%	28,744,663	75.1%
Total	41,236,612	100.0%	38,283,996	100.0%
Total Preferred Shares(5)	1,850,126		1,850,126

(1)	The “No Redemption Scenario” assumes there will be no redemption of LAMF Class A Ordinary Shares after June 30,2023.
(2)	The “Maximum Redemption Scenario” gives effect to the redemption of 2,952,616 LAMF Class A Ordinary Shares.
(3)

Includes 1,106,000 shares held by the Sponsor and 8,433,333 Founder Shares held by the Sponsor, LAMF’s independent directors and LAMF Insiders. The 8,433,333 Founder Shares were converted from Class B Ordinary Shares to Class A Ordinary Shares through the Founder Share Conversion. As of June 30, 2023 there were no LAMF Class B Ordinary Shares outstanding.

(4)	The number of shares reflects the conversion of the SAFE liability and the Nuvo Convertible Loans to Holdco Ordinary Shares based on the conversion ratio of 6.45 as of June 30, 2023.
(5)	The Holdco Preferred Shares are not included in the weighted average ordinary shares for the purpose of calculating loss per share because they do not participate in losses.

If the actual facts are different than these assumptions, the ownership percentage retained by the LAMF Shareholders in the post-combination company will be different from the above-stated ownership percentage.

Unaudited Pro Forma Condensed Combined Pro Forma Balance Sheet
as of June 30, 2023

(in thousands, except per share data)

					Assuming No Redemptions			Assuming Maximum Redemptions
	LAMF Global Ventures Corp. 1 (Historical)	Nuvo (Historical)	Subsequent Event Adjustments		Transaction Pro Forma Adjustments		Pro Forma Combined Balance	Additional Transaction Pro Forma Adjustments		Pro Forma Combined Balance
ASSETS
Current Assets:
Cash and cash equivalents	$39	407	$5,857	A	$14,590	G	20,893	(31,232)	R	$-
								10,339	S
Inventory	-	572	-		-		572	-		572
Accounts receivable	-	976	-		-		976	-		976
Prepaid expenses	251	-	-		-		251	-		251
Total current assets	290	1,955	5,857		14,590		22,692	(20,893)		1,799
Restricted cash (non-current)	-	27	-		-		27	-		27
Property and equipment, net	-	796	-		-		796	-		796
Other asset, net	-	314	-		-		314	-		314
Severance pay fund	-	173	-		-		173	-		173
Cash and Investments in Trust Account	31,232	-	-		(31,232)	H	-	-		-
Reimbursement receivable	2,975	-	(2,975)	B	-		-	-		-
Total Assets	$34,497	3,265	$2,882		$(16,642)		24,002	(20,893)		$3,109
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accruals:
Trade	$-	979	$-		$-		979	-		$979
Other	-	4,773	-		-		4,773	10,339	S	$15,112
Due to Sponsor	88	-	-		(88)	I	-	-		-
Sponsor advance	108	-	-		(108)	I	-	-		-
Non-redemption liability	304	-	-		(304)	J	-	-		-
Commitment to shareholder	-	911	-		-		911	-		911
Other current liabilities:
SAFE liability	-	17,181	-		(17,181)	K	-	-		-
Convertible Loans	-	11,566	(1,384)	C	(10,182)	K	-	-		-
Cross Over preferred-liability	-	10,743	(10,743)	D	-		-	-		-
Accrued expenses	2,899	-	-		(2,899)	I	-	-		-
Total current liabilities	3,399	46,153	(12,127)		(30,762)		6,663	10,339		17,002
Deferred underwriting fee payable	9,915	-	(9,915)	E	-		-	-		-
Deferred advisory fees payable	2,975	-	-		(2,975)	B	-	-		-
Accrued severance pay	-	371	-		-		371	-		371
Total liabilities	16,289	46,524	(22,042)		(33,737)		7,034	10,339		17,373

Holdco Preferred Shares	-	-	17,984	F	-		17,984	-		17,984
Ordinary Shares subject to possible redemption	31,132	-	-		(31,132)	L	-	-		-
Total ordinary shares subject to possible redemption	31,132	-	17,984		(31,132)		17,984	-		17,984

Shareholders’ equity:
Nuvo Ordinary Shares	-	39	-		(39)	M	-	-		-
LAMF Ordinary Shares Class A	1	-	-		(1)	N	-	-		-
LAMF Ordinary Shares Class B	-	-	-		-		-	-		-
Holdco Ordinary Shares	-	-	-		27,707	O	27,707	-		27,707
Additional paid-in capital	294	73,773	6,940	E,B	7,341	P	88,348	(31,232)	R	57,116
Accumulated deficit	(13,219)	(117,071)	-		13,219	Q	(117,071)	-		(117,071)
Total shareholders’ equity	(12,924)	(43,259)	6,940		48,227		(1,016)	(31,232)		(32,248)
Total liabilities and shareholders’ deficit	$34,497	3,265	$2,882		$(16,642)		24,002	(20,893)		3,109

Unaudited Pro Forma Condensed Combined Pro Forma Income Statement

for the Six Months Ended June 30, 2023

(in thousands, except per share data)

	LAMF Global		Assuming No Redemptions			Assuming Maximum Redemptions
	Ventures Corp. 1 (Adjusted)	Nuvo (Historical)	Transaction Pro Forma Adjustments		Combined Total Pro Forma	Transaction Pro Forma Adjustments	Pro Forma Combined
Revenue	$-	$49	$-		$49	-	$49
Cost of revenues:	-	(100)	-		(100)	-	(100)
Gross profit (loss)	$-	$(51)	$-		$(51)	-	$(51)
Cost and expenses
Research and development, net	$-	(4,580)	-		$(4,580)	-	$(4,580)
Sales and marketing	-	(1,757)	-		(1,757)	-	(1,757)
General and administrative	(2,979)	(2,199)	-		(5,179)	-	(5,179)
Loss from operations	(2,979)	(8,587)	-		(11,567)	-	(11,567)
Change in fair value of financial instruments	-	2,155	(2,155)	AA	-	-	-
Other financial expenses, net	-	(16)	-		(16)	-	(16)
Dividend income	115	-	(115)	AB	0	-	0
Interest income	4,132	-	(4,132)	AB	(0)	-	(0)
Change in fair value of derivatives	(11)	-	11	AC	0	-	0
Total comprehensive income (loss)	$1,258	$(6,448)	$(6,391)		$(11,582)	-	$(11,582)

Ordinary Shares (Income) Loss per Share:
Basic and Diluted weighted average shares outstanding (Class A)	22,639,213	17,098,834
Income (loss) per share	$0.04	$(0.38)

Basic and Diluted weighted average shares outstanding (Class B)	6,150,276
Income per share	$0.04

	Assuming No Redemption	Assuming Max Redemption
Ordinary Shares Income (Loss) per Share:
Net loss attributable to Ordinary Shareholders, basic and diluted	$(11,582)	$(11,582)
Basic and Diluted weighted average shares outstanding	41,236,612	38,283,996
Loss per share	$(0.28)	$(0.30)

Unaudited Pro Forma Condensed Combined Pro Forma Income Statement
for the Year ended December 31, 2022
(in thousands, except per share data)

	LAMF Global		Assuming No Redemptions			Assuming Maximum Redemption
	Ventures Corp. 1 (Adjusted)	Nuvo (Historical)	Transaction Pro Forma Adjustments		Combined Total Pro Forma	Transaction Pro Forma Adjustments	Pro Forma Combined
Cost and expenses
Research and development, net	$-	$9,893	$-		$9,893	-	$9,893
Sales and marketing	-	4,752	-		4,752	-	4,752
General and administrative	1,690	6,161	-		7,851	-	7,851
Total costs and expenses	1,690	20,806	-		22,496	-	22,496
Change in FV of financial instruments	-	(971)	971	AA	-	-	-
Financial expenses	-	69	-		69	-	69
Dividend income	(753)	-	753	AB	-	-	-
Interest income	(3,188)	-	3,188	AB	-	-	-
Loss (income) before income taxes	(2,251)	19,904	4,912		22,565	-	22,565
Income taxes	-	775	-		775	-	775
Net loss (income)	$(2,251)	$20,679	$4,912		$23,340	-	$23,340
Total comprehensive loss (income)	$(2,251)	$20,679	$4,912		$23,340	-	$23,340

Ordinary Shares Loss (income) per Share:
Basic and Diluted weighted average shares outstanding (Class A)	26,406,000	17,023,397
Loss (income) per share	$(0.06)	$1.21

Basic and Diluted weighted average shares outstanding (Class B)	8,433,333
Income per share	$(0.06)

	Assuming No Redemption	Assuming Max Redemption
Ordinary Shares Loss per Share:
Net Loss Attributable to Ordinary Shareholders, basic and diluted	$(23,340)	$(23,340)
Basic and Diluted weighted average shares outstanding	40,346,948	37,394,332
Loss per share	$(0.58)	$(0.62)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, LAMF will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nuvo issuing shares in exchange for the net assets of LAMF, accompanied by a recapitalization as Holdco. The net assets of LAMF will be recognized at carrying value, with no goodwill or other intangible assets recorded. Therefore, any change in the Equity Exchange Ratio will not impact the pro forma condensed combined financial statements because Nuvo will account for the acquisition of LAMF based on the amount of net assets acquired upon consummation of the Business Combination.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, assumes that the Business Combination occurred on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2022. These financial statements are presented on the basis of Nuvo as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, has been prepared using, and should be read in conjunction with, the following:

●	LAMF’s unaudited balance sheet as of June 30, 2023, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	Nuvo’s unaudited consolidated balance sheet as of June 30, 2023, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 have been prepared using, and should be read in conjunction, with the following:

●	LAMF’s unaudited statement of operations for the six months ended June 30, 2023, and audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and

●	Nuvo’s unaudited consolidated statement of comprehensive loss for the six months ended June 30, 2023, audited consolidated statement of comprehensive loss for the year ended December 31, 2022, and the related notes, included elsewhere in this proxy statement/prospectus.

LAMF’s management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The related Transaction Accounting Adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Holdco’s financial condition and results of operations as if the Business Combination was completed on the dates indicated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. LAMF believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination (“Management Adjustments”). LAMF has elected not to present Management Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the financial statements and notes thereto of each of LAMF and Nuvo included elsewhere in this proxy statement/prospectus.

Pursuant to LAMF’s amended and restated Articles of Association, LAMF’s public shareholders may demand that LAMF redeem their LAMF Class A Ordinary Shares for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly demands redemption of their LAMF Class A Ordinary Shares, LAMF will redeem each LAMF Class A Ordinary Share for cash equal to the public shareholder’s pro rata portion of the Trust Account, calculated as of four to five business days prior to the anticipated consummation of the Business Combination.

The redemption scenarios described below are performed based on the Trust Account figures as of June 30, 2023, which included $31.2 million of cash and accrued interest held in the Trust Account, and 2,952,616 outstanding LAMF Class A Ordinary Shares. This results in an implied redemption price per share of $10.54. On May 11, 2023, as part of the approval of the Extension Proposal, LAMF approved the conversion of 8,433,333 LAMF Class B Ordinary Shares to 8,433,333 LAMF Class A Ordinary Shares (the “Founder Share Conversion”). Further, 22,347,384 LAMF Class A Ordinary Shares were redeemed for approximately $235.0 million at a value of $10.52 per share, based on Trust Account figures at the time of redemption. As a result, there were 12,491,949 LAMF Class A Ordinary Shares outstanding following the approval of the Extension Proposal and, as of that date, there are no LAMF Class B Ordinary Shares outstanding. Of the 12,491,949 LAMF Class A Ordinary Shares, 9,539,333 shares are not subject to redemption, which include 1,106,000 shares held by the Sponsor and 8,433,333 shares converted in the Founder Share Conversion that are held by the Sponsor, LAMF’s independent directors and LAMF Insiders. The above is the basis of the redemptions described in each scenario:

●	No Redemption Scenario – This scenario assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination.

●	Maximum Redemption Scenario – This scenario assumes redemptions of 2,952,616 LAMF Class A Ordinary Shares held by Public Shareholders in connection with the Business Combination at a value of approximately $10.54 per share based on Trust Account figures as of June 30, 2023.

The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

Note 2 – Accounting Policies

Upon consummation of the Business Combination, Holdco management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which could have a material impact on the financial statements of Holdco.

Note 3 – Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical audited financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that directly reflect the accounting for the transaction. Nuvo and LAMF have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the estimated number of Holdco shares outstanding, assuming the Business Combination occurred on January 1, 2022, inclusive of the adjustments described below.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023, are as follows:

(A)	Represents $7.2 million of proceeds to be received from the issuance of 1,850,126 Nuvo Crossover Preferred Shares, at $7.03 per share, which excludes the early deposits of $5.8 million described in Note 3 (D) already reflected at June 30, 2023. Further, represents $1.4 million repayment of certain Nuvo Convertible Loans.

(B)	Represents $2.9 million of deferred advisory fees to be paid upon consummation of the Business Combination, which will not be reimbursed by the underwriters due to the fact that the underwriting fee was waived.

(C)	Represents repayment of $1.4 million of the principal balance related to certain Nuvo Convertible Loans.

(D)	Represents the derecognition of the contingent forward contract and the mezzanine classified Nuvo Crossover Preferred Shares. Nuvo is currently finalizing its accounting analysis of the Crossover Preferred Shares, and specifically, whether following the issuance of the preferred shares, they will remain a liability or will be classified as mezzanine.

(E)	Reflects the waiver of $9.9 million of deferred underwriting fees incurred during LAMF’s IPO due upon completion of the Business Combination.

(F)	Represents adjustments to capture fair value of Holdco Preferred Shares upon the reclassification of the contingent forward contract and the remaining $7.2 million proceeds received from the issuance of 1,850,126 Nuvo Crossover Preferred Shares.

(G)	Represents adjustment to cash as follows, assuming no redemptions:

	(In thousands)
Release of cash from Trust Account	$31,232	(i)
Payment of transaction expenses	(10,572)	(ii)
Payment and reimbursement of advisory fees	(2,975)	(iii)
Payment of accrued and other expenses	(3,095)	(iv)
Total	$14,590

(i) –	Represents the reclassification of cash equivalents held in the Trust Account and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming LAMF public shareholders.
(ii) –	Represents preliminary estimated transaction costs of Nuvo of approximately $3.0 million for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital for transaction costs incurred by Nuvo.

Additionally, this includes estimated transaction costs of LAMF in the amount of $7.6 million. The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding increase in accumulated deficit, as these costs are expensed as incurred. The total transaction costs for LAMF and Nuvo are approximately $10.6 million.

(iii) -	As mentioned in Note 3(B) above, the payment and reimbursement of advisory fees are adjustments that amount to $2.9 million, which was to be upon consummation of the Business Combination. However, this advisory fee will no longer be reimbursed by the underwriters due to the fact that the underwriting fee was waived.
(iv) -	Represents liabilities incurred from the Business Combination such as due to Sponsor, Sponsor advance (the Sponsor advanced funds to cover the cost of certain regulatory fees incurred by LAMF), and accrued expenses payable.

(H)	Represents the reclassification of cash equivalents held in the Trust Account and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming LAMF public shareholders.

(I)	Represents payments related to accrued expenses and payables to be settled upon Closing.

(J)	Represents settlement of the non-redemption liability to HoldCo Ordinary Shares which will terminate upon the expiration of the Sponsor and LAMF Insiders non-redemption agreements in connection with the Closing.

(K)	Represents the conversion of the aggregate outstanding principal amount of, and accrued but unpaid interest on, Nuvo Convertible Loans into related SAFEs, then the corresponding conversion of these SAFEs into Holdco Ordinary Shares upon the completion of the Acquisition Merger. The conversion of the Nuvo Convertible Loans and SAFEs into Holdco Ordinary Shares is based on the conversion ratio in effect as of June 30, 2023, (refer to Exhibit 1.8 presenting the anticipated ownership of Holdco) and will result in the issuance of 5,195,680 Holdco Ordinary Shares which amounts to a $27.4 million reclassification from Convertible Loans and SAFE liability to Holdco Ordinary Shares.

(L)	Reflects the reclassification of LAMF Ordinary Shares, subject to possible redemption, from mezzanine to permanent equity, assuming no redemptions. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the reclassification with a corresponding increase to additional paid-in capital.

(M)	Represents conversion of Nuvo Shares into Holdco Ordinary Shares as a result of the Nuvo reverse recapitalization.

(N)	Represents conversion of LAMF Class A Ordinary Shares to Holdco Ordinary Shares as a result of the Nuvo recapitalization.

(O)	Reflects the following transactions that increase Holdco Ordinary Shares. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the corresponding total increase of $29.1 million to Holdco Ordinary Shares.

(In thousands)
Conversion of SAFE to Holdco Ordinary Shares	$17,181
Recapitalization of Nuvo Ordinary Shares to Holdco Ordinary Shares	39
Conversion of LAMF Class A Ordinary Shares to Holdco Ordinary Shares	1
Settlement of shares by the Sponsor upon closing	304
Conversion of Convertible Loan to Holdco Ordinary Shares	11,566
Total	$29,091

(P)	Reflects the following transactions that increase or decrease additional paid-in capital. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the corresponding total increase of $7.3 million to additional paid-in capital.

	(In thousands)
Acquisition related transaction expenses incurred by Nuvo	$(3,004	)(G)
Reclassification of LAMF’s Redeemable Class A Ordinary Shares	31,132	(G)
Reclassification of LAMF’s historical retained earnings balance into additional paid-in capital	(13,219	)(i)
Acquisition related transaction expenses incurred by LAMF	(7,568	)(G)
Total	7,341

(i)	Represents $13.2 million reclassification of LAMF’s historical retained earnings to additional paid-in capital as part of the reverse recapitalization.

(Q)	Represents adjustments of $13.2 million to retained earnings due to the elimination of LAMF’s historical retained earnings and the elimination of interest expense due to the conversion of debt to ordinary shares.

	(In thousands)
Elimination of historical LAMF retained earnings	$13,219	(P)(i)
Total	13,219

(R)	Represents the maximum payment that could be made to redeeming LAMF Class A Ordinary Shares. The maximum amount of redemptions assumed is 2,952,616 shares at a price of approximately $10.54 per share, excluding the non-redeemable, outstanding LAMF Class A Ordinary Shares of 9,359,333. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the redemption with a corresponding decrease of $31.2 million to additional paid in-capital.

(S)	Reflects the amount of negative cash reclassified to accounts payable. Holdco expects to negotiate with vendors to defer or pay these balances shortly after closing with funds from additional capital raises.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2023, and year ended December 31, 2022 are as follows:

(AA)	Represents the elimination of the change in fair value of the Company’s Convertible Loans and SAFE financial instruments of $2.2 million for the six months ended June 30, 2023, and $0.9 million for the year ended December 31, 2022.

(AB)	Represents the elimination of the interest income and dividend income earned from the investments held in the Trust Account of $4.2 million for the six months ended June 30, 2023, and $3.9 million for the year ended December 31, 2022.

(AC)	To reflect the elimination of the change in fair value of derivatives held.

Note 4 – Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of ordinary shares of LAMF are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:

	Assuming No Redemptions	Assuming Maximum Redemptions
(Net loss presented in thousands of dollars)	Six months Ended June 30, 2023	Six months Ended June 30, 2023
Ordinary Shares Pro Forma Basic and Diluted Loss Per Share
Pro Forma net loss attributable to ordinary shareholders	$(11,582)	$(11,582)
Weighted average shares outstanding, basic and diluted	41,236,612	38,283,996
Basic and diluted net loss per Ordinary share	$(0.28)	$(0.30)

Ordinary Shares Pro Forma Weighted Average Shares—Basic and Diluted
Ordinary Shares issued to Nuvo shareholders (assuming no cash elections by holders of Nuvo share options)	28,744,663	28,744,663
Ordinary Shares issued to current LAMF public shareholders	2,952,616	-
Ordinary Shares issued to current LAMF shareholders	9,539,333	9,539,333
Holdco Ordinary Shares Pro Forma Weighted Average Shares—Basic and Diluted	41,236,612	38,283,996

As a result of the pro forma net loss, the loss per share amounts exclude the anti-dilutive impacts from the following securities:

●	The 3,854,809 Holdco options outstanding as of the close of the Business Combination.

●	The 1,850,126 Holdco Preferred Shares outstanding as of the close of the Business Combination.

●	The 12,650,000 Public Warrants that will be exercisable to purchase Holdco Ordinary Shares at an exercise price of $11.50 per share.

●	The 553,000 Private Placement Warrants that will be exercisable to purchase Holdco Ordinary Shares at an exercise price of $11.50 per share.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS to u.s. holders

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of LAMF Class A Ordinary Shares and Public Warrants, as a consequence of (i) electing to have your shares redeemed for cash pursuant to the redemption provisions described in the section entitled “The Extraordinary General Meeting of LAMF Shareholders—Redemption Rights” (a “Redemption”), (ii) the SPAC Merger, and/or (iii) the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants after the Business Combination. With respect to the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants, this discussion is limited to (x) Holdco Ordinary Shares and Holdco Warrants received in the Business Combination solely as a result of holding LAMF Class A Ordinary Shares or Public Warrants, as applicable, and (y) Holdco Ordinary Shares received upon the exercise of such Holdco Warrants. This discussion addresses only those U.S. Holders that hold LAMF Class A Ordinary Shares and/or Public Warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address the U.S. federal income tax consequences to the Sponsor, the LAMF Insiders, any holders of LAMF Class B Ordinary Shares and/or Private Placement Warrants or any holders who are party to any Non-Redemption Agreements. In addition, this summary does not address any U.S. federal income tax consequences to investors that directly or indirectly hold equity interests in the Company prior to the Business Combination, including holders of equity interests in LAMF that also hold, directly or indirectly, equity interests in the Company. Moreover, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market tax accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	pension funds;

●	mutual funds;

●	regulated investment companies;

●	real estate investment trusts;

●	persons that acquired LAMF Class A Ordinary Shares or Public Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	“specified foreign corporations” (including controlled foreign corporations), passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

●	tax-exempt organizations (including private foundations);

●	persons that hold LAMF Class A Ordinary Shares or Public Warrants or who will hold Holdco Ordinary Shares or Holdco Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale,” or other integrated or similar transaction for U.S. federal income tax purposes;

●	persons that have a functional currency other than the U.S. dollar;

●	U.S. expatriates or former long-term residents of the U.S.;

●	persons owning or considered as owning (directly, indirectly, or through attribution) five percent (5%) (measured by vote or value) or more of the LAMF Class A Ordinary Shares, or, following the Business Combination, Holdco Ordinary Shares;

●	persons who acquire Holdco Ordinary Shares as part of or in connection with the PIPE;

●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

●	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds LAMF Class A Ordinary Shares, Public Warrants, Holdco Ordinary Shares or Holdco Warrants, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding LAMF Class A Ordinary Shares, Public Warrants, Holdco Ordinary Shares or Holdco Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of a Redemption, the SPAC Merger, and/or the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. LAMF has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH A REDEMPTION, THE SPAC MERGER, AND THE OWNERSHIP AND DISPOSITION OF HOLDCO ORDINARY SHARES AND HOLDCO WARRANTS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF A REDEMPTION, THE SPAC MERGER, AND THE OWNERSHIP AND DISPOSITION OF HOLDCO ORDINARY SHARES AND HOLDCO WARRANTS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. For purposes of this discussion, because any LAMF Unit consisting of one LAMF Class A Ordinary Share and one-half of one Public Warrant is separable at the option of the holder, LAMF is treating any LAMF Class A Ordinary Share and one-half of one Public Warrant held by a U.S. Holder in the form of a single LAMF Unit as separate instruments and is assuming that the LAMF Unit itself will not be treated as an integrated instrument. Accordingly, the separation of a LAMF Unit in connection with the consummation of the Business Combination should not be a taxable event for U.S. federal income tax purposes. For U.S. federal income tax purposes, each U.S. Holder of a LAMF Unit must allocate the purchase price paid by such holder for such LAMF Unit between the one LAMF Class A Ordinary Share and the one-half of one Public Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each U.S. Holder must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, each U.S. Holder is strongly urged to consult his or her tax advisor regarding the determination of value for these purposes. The price allocated to the LAMF Class A Ordinary Share and the one-half of one Public Warrant should be the U.S. Holder’s initial tax basis in such LAMF Class A Ordinary Share or Public Warrant, as applicable. The foregoing treatment of the LAMF Units, LAMF Class A Ordinary Shares and Public Warrants and a U.S. Holder’s purchase price allocation are not free from doubt and are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the LAMF Unit, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each U.S. Holder is urged to consult its tax advisors regarding the tax consequences with respect to their LAMF Units. The balance of this discussion assumes that the characterization of the LAMF Units described above is respected for U.S. federal income tax purposes.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of LAMF Class A Ordinary Shares or Public Warrants, or of Holdco Ordinary Shares or Holdco Warrants, as the case may be, that is:

●	an individual who is a U.S. citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

If you are a U.S. Holder and elect to redeem some or all of your LAMF Class A Ordinary Shares in a Redemption, subject to the discussion below of the rules applicable to a PFIC, the treatment of the transaction for U.S. federal income tax purposes generally will depend on whether the Redemption qualifies as a sale of the LAMF Class A Ordinary Shares under Section 302 of the Code that is taxable as described below under the heading “— Taxable Sale or Exchange of LAMF Class A Ordinary Shares,” or rather as a distribution that is taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of LAMF shares held or treated as held by the U.S. Holder immediately after the Redemption (including any shares constructively owned by the U.S. Holder as a result of owning Public Warrants and taking into account any ownership in Holdco Ordinary Shares and/or Holdco Warrants immediately after the Business Combination) relative to the total number of LAMF shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of LAMF Class A Ordinary Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in LAMF or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also LAMF shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include LAMF Class A Ordinary Shares which could be acquired pursuant to the exercise of any Public Warrants held by it (and, after the completion of the Business Combination, Holdco Ordinary Shares which could be acquired by exercise of Holdco Warrants). In order to meet the substantially disproportionate test, the percentage of outstanding voting stock of LAMF (including the Holdco Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the LAMF shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the LAMF Class A Ordinary Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if such Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in LAMF. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in LAMF will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of the LAMF Class A Ordinary Shares considering exercising their Redemption Rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxable Sale or Exchange of LAMF Class A Ordinary Shares

Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a LAMF Class A Ordinary Share (rather than a distribution with respect to such LAMF Class A Ordinary Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such LAMF Class A Ordinary Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such LAMF Class A Ordinary Share exceeds one year. A U.S. Holder’s adjusted tax basis in a LAMF Class A Ordinary Share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such LAMF Class A Ordinary Share was acquired as part of a LAMF Unit, is the portion of the purchase price of the LAMF Unit allocated to such LAMF Class A Ordinary Share or, if such LAMF Class A Ordinary Share was received upon exercise of a Public Warrant, the initial basis of the LAMF Class A Ordinary Share upon exercise of the Public Warrant (generally determined as described below in “—Tax Consequences of Ownership and Disposition of Holdco Ordinary Shares and Holdco Warrants — Exercise, Lapse or Redemption of a Holdco Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from LAMF’s current or accumulated earnings and profits, which generally will include any current and accumulated earnings and profits of the Company, in each case, as determined under U.S. federal income tax principles. Distributions in excess of LAMF’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its LAMF Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the LAMF Class A Ordinary Shares and will be treated as described above under “— Taxable Sale or Exchange of LAMF Class A Ordinary Shares.” Holdco (which, as discussed below, should be a continuation of LAMF for U.S. federal income tax purposes) may not maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is possible that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes. Amounts treated as dividends that LAMF pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the LAMF Class A Ordinary Shares are readily tradable on an established securities market in the United States, LAMF is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Based on LAMF’s beliefs and expectations regarding its PFIC status (as discussed below under “—PFIC Considerations in the Business Combination”), dividends that LAMF pays to a non-corporate U.S. Holder may not constitute “qualified dividends” that would be taxable at a reduced rate.

IF YOU ARE A HOLDER OF LAMF CLASS A ORDINARY SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the SPAC Merger to U.S. Holders

The U.S. federal income tax consequences of the SPAC Merger will depend primarily upon whether such transaction qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Section 368(a)(1)(F) of the Code describes a reorganization as a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the SPAC Merger, LAMF will merge with and into Assetco, which is a direct wholly-owned subsidiary of Holdco.

White & Case LLP will deliver an opinion that, based upon and subject to the terms of the opinion, and subject to customary assumptions, representations and covenants, the SPAC Merger should qualify as an F Reorganization, which opinion will be filed by amendment as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected. Moreover, because there is no authority directly addressing the treatment of the particular facts of the SPAC Merger for U.S. federal income tax purposes, such treatment is not entirely certain. The obligations of LAMF to undertake the Business Combination are not conditioned on the receipt of an opinion regarding the qualification of the SPAC Merger as an F Reorganization or the validity of any such opinion. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. LAMF has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the SPAC Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the SPAC Merger qualifying as an F Reorganization. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the SPAC Merger to such U.S. Holder.

Assuming that the SPAC Merger qualifies as an F Reorganization, the tax consequences of the SPAC Merger to U.S. Holders of LAMF Class A Ordinary Shares and Public Warrants are not expected to vary regardless of whether LAMF is treated as a PFIC for U.S. federal income tax purposes (discussed in detail below), although, as discussed below, due to uncertainty in applicable law, no assurance can be provided in this regard.

As a result of the F Reorganization, if LAMF is not treated as a PFIC, a U.S. Holder that exchanges its LAMF Class A Ordinary Shares and Public Warrants in the SPAC Merger for Holdco Ordinary Shares and Holdco Warrants should not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the Holdco Ordinary Shares received in the SPAC Merger by a U.S. Holder should be equal to the adjusted tax basis of the LAMF Class A Ordinary Shares surrendered in exchange therefor. The aggregate adjusted tax basis of the Holdco Warrants received in the SPAC Merger by a U.S. Holder should be equal to the adjusted tax basis of the Public Warrants surrendered in exchange therefor. The holding period of the Holdco Ordinary Shares and Holdco Warrants should include the period during which the LAMF Class A Ordinary Shares and Public Warrants, as applicable, surrendered in the SPAC Merger in exchange therefor were held by a U.S. Holder, although the running of the holding period for the LAMF Class A Ordinary Shares may be suspended as a result of the Redemption Rights with respect thereto (as described above in this proxy statement/prospectus).

If LAMF is treated as a PFIC, the tax consequences of the SPAC Merger to U.S. Holders are expected to be similar to those described above. Under proposed Treasury Regulations, if the SPAC Merger otherwise qualifies as an F Reorganization, the treatment of LAMF as a PFIC would not adversely impact the tax consequences of the SPAC Merger to U.S. Holders. The proposed Treasury Regulations, if finalized in their current form, would be effective as of April 1, 1992. Thus, it is expected that consequences similar to those described above should apply if LAMF is a PFIC, in the absence of any final Treasury Regulations to the contrary. It is difficult to predict, however, if the proposed Treasury Regulations will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be effective retroactive to the date of the SPAC Merger.

If the SPAC Merger does not qualify as an F Reorganization, it is not clear how the transactions would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the SPAC Merger to U.S. Holders may depend, among other things, on whether the SPAC Merger would otherwise qualify for tax-deferred treatment under Section 368 or Section 351 of the Code and whether Holdco and/or LAMF are treated as PFICs, and U.S. Holders might be required to recognize any gain realized on LAMF Class A Ordinary Shares and Public Warrants, although possibly not any loss realized. If LAMF is treated as a PFIC, the nature and character of any gain required to be recognized would be similar to those described below.

The tax matters described above are very complicated and U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them if the SPAC Merger does not qualify as an F Reorganization.

PFIC Considerations in the Business Combination

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash may be treated as a passive asset for this purpose. Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “Start-Up Year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the Start-Up Year; and (3) the corporation is not in fact a PFIC for either of those years (the “Start-Up Exception”).

Because LAMF is a blank-check company with no current active business, based upon the composition of LAMF’s income and assets for its first taxable year (ending December 31, 2021) and its second taxable year (ending December 31, 2022), LAMF believes it does not qualify for the Start-Up Exception and believes it was a PFIC for such taxable years. In addition, because LAMF is a blank-check company with no current active business, based upon the expected composition of LAMF’s income and assets for its taxable year ending December 31, 2023, LAMF expects to be a PFIC for such taxable year.

As a result of the F Reorganization, Holdco should be treated as LAMF’s successor for U.S. federal income tax purposes and LAMF’s current taxable year will not close and will continue under Holdco. Thus, for purposes of the PFIC rules, Holdco Ordinary Shares generally will be treated as the LAMF Class A Ordinary Shares exchanged in the SPAC Merger, and Holdco Warrants generally will be treated as the Public Warrants exchanged in the SPAC Merger. Following the Business Combination, the annual PFIC income and asset tests in respect of Holdco will be applied based on the assets and activities of the combined business. To determine whether the PFIC asset test has been met, a calendar-year corporation generally divides the average of the values of passive assets at the end of each quarter by the average value of all assets at the end of each quarter. Based on the projected composition of Holdco’s income and assets, there is a significant risk that Holdco will be classified as a PFIC for its taxable year that includes the date of the Business Combination and in the foreseeable future.

However, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of LAMF or Holdco for any taxable year until after the close of the taxable year. In addition, LAMF’s U.S. counsel expresses no opinion with respect to LAMF and Holdco’s PFIC status for any taxable year as such determination is inherently factual.

If LAMF is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its LAMF Class A Ordinary Shares redeemed would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for LAMF’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). These rules are described more fully below under “—Tax Consequences of Ownership and Disposition of Holdco Ordinary Shares and Holdco Warrants — Passive Foreign Investment Company Rules.”

The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisors concerning the application of the PFIC rules to their particular circumstances, including as a result of PFIC Elections that such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).

Tax Consequences of Ownership and Disposition of Holdco Ordinary Shares and Holdco Warrants

Dividends and Other Distributions on Holdco Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on Holdco Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Holdco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Holdco’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Holdco Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Holdco Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Ordinary Shares and Holdco Warrants.” Holdco (which, as discussed above, should be a continuation of LAMF for U.S. federal income tax purposes) may not maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is possible that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes. The amount of any distribution will include any amounts withheld by Holdco (or another applicable withholding agent), which would include amounts expected to be payable in respect of Israeli income taxes, if any. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that Holdco pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Holdco Ordinary Shares are readily tradable on an established securities market in the United States (which should include NASDAQ) or Holdco is eligible for benefits of the Convention between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income (the “U.S.-Israel Tax Treaty”), and Holdco is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Israeli dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, Israeli income taxes withheld from dividends on the Holdco Ordinary Shares at a rate not exceeding the rate provided by the U.S.-Israel Tax Treaty generally will be eligible for credit against the U.S. treaty beneficiary’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Israeli income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Ordinary Shares and Holdco Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of any Holdco Ordinary Share or Holdco Warrant, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Holdco Ordinary Share or Holdco Warrant, as applicable (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Holdco Ordinary Share or Holdco Warrant, as applicable, exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

This gain or loss generally will be treated as U.S. source gain or loss. Accordingly, in the event that any Israeli tax (including withholding tax) is imposed upon such sale, exchange or other taxable disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. In addition, there may be other limitations on utilizing foreign tax credits even if a U.S. Holder has foreign source income or gain in the same category from other sources. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

If Holdco Ordinary Shares or Holdco Warrants are sold, exchanged, or otherwise disposed of in a taxable transaction for Israeli shekels, the amount realized generally will be the U.S. dollar value of the Israeli shekels received based on the spot rate in effect on the date of sale, exchange, or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the Holdco Ordinary Shares or Holdco Warrants are traded on an established securities market, Israeli shekels received will be translated into U.S. dollars at the spot rate on the settlement date of the taxable disposition. An accrual method taxpayer may elect the same treatment with respect to the taxable disposition of Holdco Ordinary Shares or Holdco Warrants traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Israeli shekels received on the taxable disposition of a Holdco Ordinary Share or Holdco Warrant generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, exchange, or other taxable disposition of the Israeli shekels will be ordinary income or loss and generally will be U.S.-source gain or loss.

Exercise, Lapse or Redemption of a Holdco Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Holdco Ordinary Share on the exercise of a Holdco Warrant for cash. A U.S. Holder’s tax basis in a Holdco Ordinary Share received upon exercise of the Holdco Warrant generally will equal the sum of the U.S. Holder’s tax basis in such Holdco Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Holdco Ordinary Share received will commence on the date of exercise of the Holdco Warrant or the day following the date of exercise of the Holdco Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Holdco Warrant. If a Holdco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Holdco Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in Holdco Ordinary Shares received generally should equal the U.S. Holder’s tax basis in the Holdco Warrants exercised therefor. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Holdco Ordinary Shares received would be treated as commencing on the date of exercise of the Holdco Warrants or the day following the date of exercise of the Holdco Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Holdco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Ordinary Shares received would include the holding period of the Holdco Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Holdco Warrants equal to the number of Holdco Ordinary Shares having a value equal to the exercise price for the total number of Holdco Warrants to be exercised. In such case, subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the Holdco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Holdco Ordinary Shares that would have been received in a regular exercise of the Holdco Warrants deemed surrendered and the U.S. Holder’s tax basis in the Holdco Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Holdco Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Holdco Warrants deemed exercised and the aggregate exercise price of such Holdco Warrants. It is unclear whether a U.S. Holder’s holding period for the Holdco Ordinary Shares would commence on the date of exercise of the Holdco Warrants or the day following the date of exercise of the Holdco Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Holdco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to Holdco Ordinary Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if Holdco redeems Holdco Warrants for cash pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Description of Holdco Securities—Warrants—Redemption of Warrants” or if Holdco purchases Holdco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Ordinary Shares and Holdco Warrants.”

Possible Constructive Distributions

The terms of each Holdco Warrant provide for an adjustment to the number of Holdco Ordinary Shares for which the Holdco Warrant may be exercised or to the exercise price of the Holdco Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of Holdco Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of Holdco Warrants would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases such U.S. Holders’ proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of Holdco Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the Holdco Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of Holdco Ordinary Shares. Such constructive distribution to a U.S. Holder of Holdco Warrants would be treated as if such U.S. Holder had received a cash distribution from Holdco generally equal to the fair market value of such increased interest (taxed as described above under “—Dividends and Other Distributions on Holdco Ordinary Shares”).

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Holdco Ordinary Shares and Holdco Warrants could be materially different from that described above if Holdco is treated as a PFIC for U.S. federal income tax purposes. As discussed above under “– PFIC Considerations in the Business Combination,” there is a significant risk that Holdco will be classified as a PFIC for its taxable year that includes the date of the Business Combination and in the foreseeable future.

It is not entirely clear how various aspects of the PFIC rules apply to the warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury Regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury Regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the Holdco Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Holdco Warrants.

Although the PFIC status of Holdco is determined annually, an initial determination that Holdco (or, before the Business Combination, LAMF) is a PFIC generally will apply for subsequent years to a U.S. Holder who held shares or warrants in such company while such company was a PFIC, whether or not such company meets the test for PFIC status in those subsequent years. If LAMF is determined to be a PFIC (for any taxable year) with respect to a U.S. Holder who exchanges LAMF Class A Ordinary Shares and Public Warrants in the SPAC Merger, and such U.S. Holder did not timely make any of the PFIC Elections with respect to such shares or warrants, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Holdco Ordinary Shares and Holdco Warrants (which may include gain realized by reason of transfers of such shares or warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Holdco Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for such shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Holdco Ordinary Shares and Holdco Warrants;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Holdco’s first taxable year in which Holdco is a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

●	an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Holdco is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above with respect to Holdco Ordinary Shares (but, under current law, not the Holdco Warrants) by making (or having made) a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Holdco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Holdco’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Holdco Ordinary Shares in a year after Holdco’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Holdco Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Holdco Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Holdco Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Holdco Ordinary Shares.

Under current law, a U.S. Holder may not make a QEF election with respect to its Holdco Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Holdco were a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes and maintains a QEF election with respect to the newly acquired Holdco Ordinary Shares (or has previously made a QEF election with respect to Holdco Ordinary Shares), the QEF election will apply to the newly acquired Holdco Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Holdco Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Holdco Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from Holdco. In general, if Holdco determines that it was a PFIC in any taxable year, Holdco will use commercially reasonable efforts to provide the statements and information (including a PFIC Annual Information Statement) necessary to enable U.S. Holders to make and comply with the requirements of QEF elections or to file a protective statement. However, there is no assurance that Holdco will timely provide such required information. There is also no assurance that Holdco will have timely knowledge of its status as a PFIC in the future or of such information in order for U.S. Holders to make or maintain a QEF election.

If a U.S. Holder has made a QEF election with respect to the Holdco Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for Holdco’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Holdco Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if Holdco is a PFIC for any taxable year, a U.S. Holder of Holdco Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of Holdco’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Holdco is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Holdco Ordinary Shares for such a taxable year.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Holdco Ordinary Shares and for which Holdco is determined to be a PFIC, such U.S. Holder generally will not be subject to the excess distribution rules described above with respect to its Holdco Ordinary Shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its Holdco Ordinary Shares at the end of its taxable year over its adjusted basis in its Holdco Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Holdco Ordinary Shares over the fair market value of its Holdco Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Holdco Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Holdco Ordinary Shares will be treated as ordinary income. Under current law, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which the Holdco Ordinary Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Holdco Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Holdco Ordinary Shares under their particular circumstances.

If Holdco is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Holdco receives a distribution from, or dispose of all or part of Holdco’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. In general, if Holdco determines that it was a PFIC in any taxable year, Holdco will use commercially reasonable efforts to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance that Holdco will have timely knowledge of the status of any such lower-tier PFIC. In addition, Holdco may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance that Holdco will be able to cause the lower-tier PFIC to provide such information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Holdco Ordinary Shares and Holdco Warrants should consult their own tax advisors concerning the application of the PFIC rules to Holdco Ordinary Shares and Holdco Warrants under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to Holdco. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Holdco Ordinary Shares and Holdco Warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Holdco Ordinary Shares and Holdco Warrants.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to Holdco Ordinary Shares, Holdco Warrants, and the receipt of Israeli shekels in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

Dividend payments with respect to Holdco Ordinary Shares and proceeds from the sale, exchange or redemption of Holdco Ordinary Shares or Holdco Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

MATERIAL ISRAELI TAX CONSIDERATIONS

General Corporate Tax Structure in Israel

Generally, Israeli companies are subject to corporate tax on their taxable income. Since 2018, the corporate tax rate has been 23%. However, the effective tax rate payable by a company that derives income from an “Approved Enterprise”, a “Beneficiary Enterprise” or a “Preferred Enterprise”, a “Special Preferred Enterprise”, a “Preferred Technology Enterprise” or “Special Preferred Technology Enterprise”, as those terms are defined under the Law for the Encouragement of Capital Investments, 5719-1959, may be considerably lower. Capital gains derived by an Israeli company are generally subject to the prevailing regular corporate tax rate.

Holdco does not enjoy the tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959, and therefore is subject to general corporate tax on its taxable income at the rate of 23%.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	The research and development must be for the promotion of the company; and

●	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version) 1961, referred to as the Ordinance. Expenditures that are not qualified under the conditions above are deductible in equal amounts over a three-year period.

Israeli Taxation Considerations for Holdco Shareholders

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares of Israeli companies, by both residents and non-residents of Israel unless a specific exemption is available or unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus”. The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary Surplus is not subject to tax in Israel.

Israeli Resident Individuals

Capital Gain

As of January 1, 2006, the tax rate applicable to Real Capital Gain derived by Israeli individuals from the sale of shares which had been purchased on or after January 1, 2003, whether or not listed on a stock exchange, is 20%, unless such shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered a “Significant Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another person who collaborates with such person on a permanent basis, 10% or more of any of the company’s “means of control” (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 25%.

Notwithstanding the foregoing, pursuant to the Law for Change in the Tax Burden (Legislative Amendments) (Taxes), 2011, the capital gain tax rate applicable to individuals was raised from 20% to 25% from 2012 and onwards (or from 25% to 30% if the selling individual shareholder is a Significant Shareholder at any time during the 12-month period preceding the sale and/or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). With respect to assets (not shares that are listed on a stock exchange) purchased on or after January 1, 2003, the portion of the gain generated from the date of acquisition until December 31, 2011 will be subject to the previous capital gains tax rates (20% or 25%) and the portion of the gain generated from January 1, 2012 until the date of sale will be subject to the new tax rates (25% or 30%).

Individual shareholders dealing in securities in Israel are taxed at their marginal tax rates applicable to business income (up to 47% in 2023, excluding, excess tax, if any, as described below) unless the benefiting provisions of an applicable treaty applies

Dividend Income

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our ordinary shares (other than bonus shares or share dividends) at 25%, or 30% if the recipient of such dividend is a Significant Shareholder, at the time of distribution or at any time during the preceding 12-month period.

Israeli Resident Corporations

Capital Gain

Under current Israeli tax legislation, the tax rate applicable to Real Capital Gain derived by Israeli resident corporations from the sale of shares of an Israeli company is the general corporate tax rate. The general corporate tax rate has been 23% since 2018.

Dividend Income

Generally, Israeli resident corporations are exempt from Israeli corporate tax on the receipt of dividends paid on shares of Israeli resident corporations.

Non-Israeli Residents

Capital Gain

Israeli capital gains tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. As mentioned above, Real Capital Gain is generally subject to tax at the general corporate tax rate (23% since 2018), if generated by a company, or at the rate of 25% (for any asset other than shares that are listed on a stock exchange, 20% with respect to the portion of the gain generated up to December 31, 2011) or 30% (for any asset other than shares that are listed on a stock exchange, 25% with respect to the portion of the gain generated up to December 31, 2011), if generated by an individual who is Significant Shareholder at the time of sale or at any time during the preceding 12-month period (or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares) from the sale of assets purchased on or after January 1, 2003.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation and a marginal tax rate of up to 47% for an individual in 2023) unless contrary provisions in a relevant tax treaty applies.

Notwithstanding the foregoing, shareholders who are non-Israeli residents (individuals and corporations) should generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of shares publicly traded on the Tel Aviv Stock Exchange or on a recognized stock exchange outside of Israel, provided, among other things, that (i) such gains are not generated through a permanent establishment that the non-Israeli resident maintains in Israel; (ii) the shares were purchased after being listed on a recognized stock exchange and (iii) with respect to shares listed on a recognized stock exchange outside of Israel, such shareholders are not subject to the Israeli Income Tax Law (Inflationary Adjustments) 5745-1985. However, non-Israeli corporations will not be entitled to the foregoing exemptions if Israeli residents (a) have a controlling interest of more than 25% in such non-Israeli corporation, or (b) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

In addition, a sale of shares may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the U.S.-Israel Tax Treaty, or U.S.-Israel Treaty, the sale, exchange or disposition of shares of an Israeli company by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty is generally exempt from Israeli capital gains tax unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting rights during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions; (ii) the shareholder, if an individual, has been present in Israel for a period or periods of 183 days or more in the aggregate during the applicable taxable year; (iii) the capital gains arising from such sale, exchange or disposition are attributable to a permanent establishment of the shareholder which is maintained in Israel, under certain terms; (iv) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel, or (v) the capital gains arising from such sale, exchange or disposition is attributed to royalties. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Dividend Income

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on shares at the rate of 25% or 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a Significant Shareholder or not), or such lower rate as may be provided in an applicable tax treaty. For example, under the U.S.-Israel Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends, that are paid to a U.S. corporation holding at least 10% or more of our outstanding voting capital from the start of the tax year preceding the distribution of the dividend through (and including) the distribution of the dividend, is 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest. The aforementioned rates will not apply if the dividend income was generated through a permanent establishment of the U.S. resident that is maintained in Israel. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in the Code.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below).

Excess Tax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, income derived from dividends, interest and capital gain) exceeding NIS 698,280 for 2023, which amount is linked to the annual change in the Israeli consumer price index.

INFORMATION RELATED TO HOLDCO

The information provided below pertains to Holdco prior to the Business Combination. As of the date of this proxy statement/prospectus, Holdco has not conducted any material activities other than those incident to its formation and to the matters related to effectuating the Business Combination, such as entering into the Business Combination Agreement, the making of certain required SEC filings and the preparation of this proxy statement/prospectus. For information about Holdco’s management and corporate governance following the Business Combination, see the section titled “Holdco Management Following the Business Combination.”

Incorporation

Holdco was incorporated under the laws of the State of Israel on July 20, 2023, solely for the purpose of effectuating the Business Combination.

Emerging Growth Company

Holdco will, immediately after the consummation of the Business Combination, be an “emerging growth company” as defined in the JOBS Act. Holdco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which Holdco has total annual gross revenue of at least $1.235 billion or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of Holdco Shares held by non-affiliates exceeds $700 million as of the last business day of Holdco’s prior second fiscal quarter, and (ii) the date on which Holdco issued more than $1.0 billion in non- convertible debt during the prior three-year period. Holdco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Holdco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Furthermore, even after Holdco no longer qualifies as an “emerging growth company,” as long as Holdco continues to qualify as a foreign private issuer under the Exchange Act, Holdco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Holdco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD which restricts the selective disclosure of material information.

Foreign Private Issuer

Holdco currently qualifies and will, immediately after the consummation of the Business Combination, continue to qualify as a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. As a “foreign private issuer,” Holdco will be subject to different U.S. securities law than domestic U.S. issuers. The rules governing the information that Holdco must disclose differ from those governing U.S. companies pursuant to the Exchange Act. Holdco will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a “foreign private issuer,” Holdco is permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series. Holdco intends to rely on the exemption available to foreign private issuers with respect to the quorum requirement for shareholder meetings and may in the future elect to follow home country practices with regards to other matters.

In addition, as a “foreign private issuer,” Holdco’s officers and directors and holders of more than 10% of the issued and outstanding Holdco Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Amended Articles

Immediately prior to the consummation of the Business Combination, the Amended Articles shall be substantially in the form attached to this proxy statement/prospectus as Annex B. See section entitled “Description of Holdco Securities.”

Principal Executive Office

The mailing address of Holdco is 94 Yigal Alon St., Tel Aviv, Israel 6789155. After the consummation of the Business Combination, its principal executive office will be located at 300 Witherspoon Street, Suite 201, Princeton, NJ 08542 and its telephone number is (212) 239-5050.

Financial Year

Holdco has no material assets and does not operate any businesses. Accordingly, no financial statements of Holdco have been included in this proxy statement/prospectus.

Holdco’s financial year is currently from January 1 to December 31.

Subsidiaries

Prior to the consummation of the Business Combination, Holdco has no subsidiaries. Following the consummation of the Business Combination, Nuvo will be a wholly owned subsidiary of Holdco. As of the date of this proxy statement/prospectus, Holdco has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Sole Shareholder

Daniel Gilcher is currently the sole shareholder of Holdco. In connection with the Business Combination, LAMF Shareholders will become shareholders of Holdco and Nuvo Shareholders will become shareholders of Holdco.

Board of Directors

Prior to the consummation of the Business Combination, the sole director of Holdco is Daniel Gilcher. As of immediately prior to the consummation of the Business Combination, the number of directors of Holdco shall be increased to six persons, in accordance with the Amended Articles.

Legal Proceedings

As of the date of this proxy statement/prospectus, Holdco was not party to any material legal proceedings. In the future, Holdco may become party to legal matters and claims arising in the ordinary course of business.

Properties

Holdco currently does not own or lease any physical property.

Employees

Other than Kelly Londy, who serves as Holdco’s Chief Executive Officer, and Daniel Gilcher, who serves as Holdco’s interim Chief Financial Officer, Holdco currently has no employees.

INFORMATION ABOUT LAMF

Unless the context otherwise requires, all references in this subsection to “the Company,” “LAMF,” “we,” “us” or “our” refer to the business of LAMF Acquisition Corporation prior to the consummation of the Business Combination.

Overview

LAMF is a blank check company formed as a Cayman Islands exempted company on July 20, 2021, whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While LAMF may pursue an acquisition opportunity in any business, industry or geographic location, LAMF has focused on opportunities in media, entertainment and sports, as well as within e-commerce and technology, leveraging the expansive professional network and operating expertise of its management team.

On November 16, 2021, LAMF consummated its IPO of the LAMF Units, inclusive of the LAMF Units sold to the underwriters upon the underwriters’ election to fully exercise their over-allotment option, at a price of $10.00 per LAMF Unit, generating total gross proceeds of $253,000,000. Each LAMF Unit consists of one LAMF Class A Ordinary Shares (such LAMF Class A Ordinary Shares included in the LAMF Units, the “Public Shares”), and one-half of one redeemable warrant (the “Public Warrants”), with each whole Public Warrant entitling the holder thereof to purchase one LAMF Class A Ordinary Share for $11.50 per share.

Prior to the consummation of the IPO, on September 3, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover formation costs in exchange for an aggregate of 7,666,667 LAMF Class B Ordinary Shares (the “Founder Shares”). On November 10, 2021, LAMF effected a share capitalization pursuant to which an additional 766,666 Founder Shares were issued to the Sponsor, resulting in an aggregate of 8,433,333 Founder Shares outstanding. On May 11, 2023, all 8,433,333 Founder Shares were converted into 8,433,333 LAMF Class A Ordinary Shares.

Simultaneously with the closing of the IPO and pursuant to a private placement, LAMF consummated the sale of the Private Placement Units to the Sponsor, generating gross proceeds of $11,060,000. Each Private Placement Unit consists of one LAMF Class A Ordinary Share (the “Private Placement Shares”), and one-half of one redeemable warrant (the “Private Placement Warrants”, and together with the Public Warrants, the “LAMF Warrants”). The Private Placement Units are identical to the LAMF Units, subject to certain limited exceptions as described herein.

Following the IPO, the full exercise of the underwriters’ over-allotment option, and the sale of the Private Placement Units, a total of $258,060,000 was placed in the Trust Account, or $10.20 per Public Share.

On May 11, 2023, LAMF held an extraordinary general meeting of shareholders. In this meeting, LAMF Shareholders approved amendments to its Existing Governing Documents to extend the date by which LAMF must complete an initial business combination from May 16, 2023 to November 16, 2023, and to allow LAMF, without another shareholder vote, by resolution of the LAMF Board, to elect to further extend the date by which LAMF must complete an initial business combination in one-month increments up to six additional times, or a total of up to twelve months, up to May 16, 2024 (the “Extension”). In connection with this meeting, shareholders holding an aggregate of 22,347,384 Public Shares exercised their right to redeem their shares for $10.52 per share of the funds held in the Trust Account, leaving approximately $31.0 million in the Trust Account. Following such redemptions, and after giving effect to the 8,433,333 Founder Shares that were converted into 8,433,333 LAMF Class A Ordinary Shares at the election of the holders of the Founder Shares, there were 12,491,949 LAMF Class A Ordinary Shares outstanding.

As of September 30, 2023, there was approximately $32,000,000 in investments and cash held in the Trust Account, which includes interest income available to LAMF to pay its taxes, if any, and $95,615 of cash held outside the Trust Account. On December 6, 2023, LAMF instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and, thereafter, to hold all funds in the Trust Account in a bank deposit account until the consummation of LAMF’s initial business combination or its liquidation.

Initial Business Combination

Nasdaq rules require that LAMF must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the taxes payable on the interest earned on the Trust Account) at the time it signs a definitive agreement in connection with its initial business combination. This is referred to as the 80% of net assets test. The LAMF Board determined that this test was met in connection with the Business Combination. For more information on the 80% of net assets test, see the section entitled “Business Combination Proposal”.

Permitted Purchases of LAMF Securities

The Sponsor and the LAMF Insiders and/or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of Public Shares that LAMF Insiders and their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that the Sponsor and the LAMF Insiders and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. LAMF does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such purchases of Public Shares could be, for example, to increase the amount of cash at the closing of the Business Combination. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such Public Warrants on any matters that may be submitted to the LAMF Warrantholders for approval in connection with the Business Combination. Any such purchases of LAMF Securities may result in the completion of its initial business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the Public Shares or Public Warrants may be reduced and the number of beneficial holders of LAMF Securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of LAMF Securities on a national securities exchange.

The Sponsor and LAMF’s officers, directors and/or their affiliates anticipate that they may identify the LAMF Shareholders with whom the LAMF Insiders and/or their affiliates may pursue privately negotiated purchases by either the shareholders contacting LAMF directly or by LAMF’s receipt of redemption requests submitted by the Public Shareholders (in the case of Public Shares) following the mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor and LAMF’s officers, directors, advisors and/or their affiliates enter into a private purchase, they would identify and contact only potential selling Public Shareholders who have expressed their election to redeem their Public Shares for a pro rata share of the Trust Account or vote against LAMF’s initial business combination, whether or not such shareholder has already submitted a proxy with respect to LAMF’s initial business combination but only if such shares have not already been voted at the EGM. The Sponsor and LAMF’s officers, directors, advisors and/or any of their affiliates will select which Public Shareholders to purchase Public Shares or Public Warrants from based on a negotiated price and number of Public Shares or Public Warrants and any other factors that they may deem relevant, and will only purchase Public Shares or Public Warrants if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. The Sponsor and LAMF’s officers, directors, advisors and/or their affiliates will not make purchases of Public Shares or Public Warrants if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Additionally, in the event the Sponsor, LAMF or the LAMF Insiders and/or their affiliates were to purchase Public Shares in privately negotiated transactions from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	This proxy statement/prospectus discloses above the possibility that the Sponsor, LAMF or the LAMF Insiders and/or their affiliates may purchase Public Shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	If the Sponsor, LAMF or the LAMF Insiders or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

●	This proxy statement/prospectus includes a representation that any Public Shares purchased by the Sponsor, LAMF or the LAMF Insiders or any of their affiliates would not be voted in favor of approving the Business Combination;

●	The Sponsor, or LAMF or its directors, executive officers, advisors or affiliates would not possess any Redemption Rights with respect to any Public Shares purchased or, if they do acquire and possess Redemption Rights, they would waive such rights in the event that the Business Combination is consummated; and

●	LAMF would disclose in a Current Report on Form 8-K, before the EGM, the following material items:

○	the amount of Public Shares purchased outside of the redemption offer by the Sponsor, LAMF or the LAMF Insiders or any of their affiliates, along with the purchase price;

○	the purpose of the purchases by the Sponsor, LAMF or the LAMF Insiders or their affiliates;

○	the impact, if any, of the purchases by the Sponsor, the LAMF Insiders or any of their affiliates on the likelihood that the Business Combination will be approved;

○	the identities of our security holders who sold to the Sponsor, the LAMF Insiders or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, directors, executive officers, advisors or any of their affiliates; and

○	the number of Public Shares for which LAMF has received redemption requests pursuant to the redemption offer.

Redemption Rights for Holders of Public Shares

Under the Existing Governing Documents, in connection with any proposed business combination, LAMF will provide the holders of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of LAMF’s initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account described below as of two business days prior to the consummation of LAMF’s initial business combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. If LAMF is unable to complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), LAMF will redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to applicable law and certain conditions as further described herein.

Limitation on Redemption Rights

If LAMF seeks shareholder approval of its initial business combination and LAMF does not conduct redemptions in connection with the initial business combination pursuant to the tender offer rules, the Existing Governing Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO without LAMF’s prior consent (the “Excess Shares”). However, LAMF would not restrict its shareholders’ ability to vote all of their shares (including Excess Shares) for or against LAMF’s initial business combination.

Redemption of Public Shares and Liquidation if No Business Combination

The Existing Governing Documents, pursuant to the Extension, provides that LAMF has until November 16, 2023 to complete its initial business combination, with the option to elect to further extend the date by which LAMF must complete an initial business combination in one-month increments up to six additional times to May 16, 2024, or a total of up to 12 months total. If LAMF is unable to complete its initial business combination by the end of the Extension, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the LAMF Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding LAMF Class A Ordinary Shares, which redemption will completely extinguish holders of LAMF Class A Ordinary Share’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining LAMF Shareholders and the LAMF Board, liquidate and dissolve, subject in each case to LAMF’s obligations under Cayman Islands law, to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no Redemption Rights or liquidating distributions with respect to the LAMF Warrants, which will expire worthless if LAMF fails to complete its initial business combination by the end of the Extension.

The Sponsor and LAMF’s officers and directors have agreed, pursuant to a written agreement with LAMF, that they will not propose any amendment to LAMF’s Existing Governing Documents (A) to modify the substance or timing of LAMF’s obligation to allow redemption in connection with LAMF’s initial business combination or to redeem 100% of the LAMF Class A Ordinary Shares if LAMF does not complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless LAMF provides LAMF Shareholders with the opportunity to redeem their LAMF Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to LAMF to pay its taxes, divided by the number of then outstanding Public Shares. LAMF Shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor or LAMF’s officers or directors for any breach of these agreements. As a result, in the event of a breach, LAMF Shareholders would need to pursue a shareholder derivative action, subject to applicable law.

If LAMF is unable to complete an initial business combination, LAMF expects to use the amounts held outside the Trust Account (approximately $95,615 as of September 30, 2023) to pay for all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, although LAMF cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing LAMF’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, LAMF may request the trustee to release to LAMF an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If LAMF is unable to complete an initial business combination and if LAMF were to expend all of the net proceeds of the IPO and the sale of the Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the Trust Account, the per-share redemption amount received by LAMF Shareholders upon LAMF’s dissolution would be approximately $[●]. The proceeds deposited in the Trust Account could, however, become subject to the claims of LAMF’s creditors which would have higher priority than the claims of the Public Shareholders. LAMF cannot assure you that the actual per-share redemption amount received by LAMF Shareholders will not be substantially less than $[●]. While LAMF intends to pay such amounts, if any, LAMF cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although LAMF will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which LAMF does business execute agreements with LAMF waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of its Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against LAMF’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, LAMF’s management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where LAMF may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with LAMF and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to LAMF if and to the extent any claims by a third party for services rendered or products sold to LAMF, or a prospective target business with which LAMF has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, LAMF has not asked the Sponsor to reserve for such indemnification obligations, nor has LAMF independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and LAMF believes that the Sponsor’s only assets are securities of LAMF. Therefore, LAMF cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for LAMF’s initial business combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, LAMF may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of LAMF’s officers or directors will indemnify LAMF for claims by third parties including, without limitation, claims by vendors and prospective target businesses. In the event that the proceeds in the Trust Account are reduced below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, LAMF’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While LAMF currently expects that its independent directors would take legal action on LAMF’s behalf against the Sponsor to enforce its indemnification obligations to LAMF, it is possible that LAMF’s independent directors, in exercising their business judgment, may choose not to do so. LAMF has not asked the Sponsor to reserve for such indemnification obligations and LAMF cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, LAMF cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per Public Share.

LAMF will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which LAMF do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under LAMF’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that LAMF liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, LAMF Shareholders who received funds from the Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

In the event that LAMF liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, any distributions received by LAMF Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by LAMF Shareholders. In addition, the LAMF Board may be viewed as having breached its fiduciary duty to LAMF’s creditors and/or having acted in bad faith, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and LAMF to claims of punitive damages. If, before distributing the proceeds in the Trust Account to its Public Shareholders, LAMF files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against LAMF that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in LAMF’s bankruptcy estate and subject to the claims of third parties with priority over the claims of LAMF Shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by LAMF Shareholders in connection with LAMF’s liquidation may be reduced. To the extent any bankruptcy claims deplete the Trust Account, LAMF cannot assure you it will be able to return $10.20 per Public Share to the Public Shareholders.

The Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of LAMF’s initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described in this proxy statement/prospectus, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of LAMF’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if it does not complete its initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of its Public Shares, if LAMF is unable to complete an initial business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension), subject to applicable law and as further described in the proxy statement/prospectus. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, in order for a Public Shareholder to liquidate their investment, they may be forced to sell their Public Shares or Public Warrants, potentially at a loss. A Public Shareholder’s voting in connection with the Business Combination alone will not result in such shareholder redeeming its Public Shares to LAMF for an applicable pro rata share of the Trust Account. Such Public Shareholder must have also exercised its Redemption Rights as described in this proxy statement/prospectus.

Employees

LAMF currently has three executive officers: Jeffrey Soros, Simon Horsman, and Morgan Earnest. These individuals are not obligated to devote any specific number of hours to LAMF’s matters but they intend to devote as much of their time as they deem necessary to LAMF’s affairs until LAMF has completed its initial business combination. The amount of time LAMF will devote in any time period will vary based on whether a target business has been selected for its initial business combination and the stage of the business combination process LAMF is in. LAMF does not intend to have any full-time employees prior to the completion of its initial business combination.

Directors and Executive Officers

LAMF’s directors and executive officers are as follows:

Name	Age	Position(s)
Jeffrey Soros	63	Chairman
Simon Horsman	56	Director and Chief Executive Officer
Morgan Earnest	35	Chief Financial Officer
Mike Brown	53	Director
Adriana Machado	55	Director
Christina Spade	54	Director

Jeffrey Soros, LAMF’s Chairman since September 2021, co-founded LAMF LLC in 2014 and currently serves as CEO. In addition to investing through LAMF LLC, Mr. Soros has a long track record of investing, through his family office, from 1990 to the present, and in a personal capacity, into both private and public companies in a variety of sectors, including technology, e-commerce, financial services, real estate, consumer products, healthcare / life sciences, hospitality and art. Examples of these investments include Palantir Technologies Inc. (NYSE: PLTR), ContextLogic, Inc. (Nasdaq: WISH), Field Trip Health Ltd (Nasdaq: FTRPF), Aspiration Partners Inc., eSalon, Verge Analytics, Inc. (d/b/a Verge Genomics), Zywave, Inc., Kele, Inc. and Drake Holdings (DPS Skis) Inc. (d/b/a DPS Skis). Mr. Soros has been the Co-Chair of InventTV since 2016 and has been a Partner in LAMF Sports Management since 2023. Prior to LAMF, he founded and served as CEO of Considered Entertainment from 2009 to 2014. He is President Emeritus of the Museum of Contemporary Art in Los Angeles and a former President of its Board of Trustees from 2008 to 2014. Additionally, he is a founding board member of the Creative Capital Foundation (1999), former chair, and currently board emeritus as well as a founding board member of Almanack Screenwriters (2002) and served as its chair since 2019. Mr. Soros currently serves as President of the Paul & Daisy Soros Fellowship for New Americans, a position he has held since 2002, which provides grants to cover graduate education of 30 new Americans annually (immigrants and children of immigrants) who are poised to make significant contributions to U.S. society, culture or their academic field. Over 20 years, the Fellowship has built a community of over 625 immigrants and children of immigrants. Mr. Soros holds a Bachelor of Arts degree from Vassar College.

Simon Horsman, LAMF’s Director and Chief Executive Officer since September 2021, is the co-founder and, from 2014 through May 2023, was Co-CEO of LAMF LLC where he was responsible for the financial and business approach for the various businesses, which has included the financing and production of multiple entertainment projects. Qualified as a lawyer in both California (active) and the United Kingdom (non-active), Mr. Horsman started his legal career in 1990 at the U.K.’s preeminent corporate law firm, Slaughter and May, and then as a partner from 1998 to 2003 in a leading boutique law firm in Los Angeles, Neff Law Group, specializing in the technology and e-commerce sectors. His clients at the time included many of the world’s largest software companies. In 2003, Horsman joined his client, PriceGrabber.com, a leading e-commerce platform, as its Vice President and General Counsel, and was integrally involved in arranging the company’s sale in 2005; with only $1.5 million of investment, the company sold to Experian for $485 million. Mr. Horsman previously served as the Co-Chair of InventTV, and was a Partner in LAMF Sports Management since 2023. From 2006 through 2009, Mr. Horsman was CEO of Future Films (U.S.), at the time part of one of the largest independent entertainment financing groups.

Morgan Earnest, LAMF’s Chief Financial Officer since September 2021, has served as the Chief Operating Officer of LAMF LLC and its affiliates since 2018. Since 2018, Mr. Earnest has also served as Senior Investment Advisor to Jeffrey Soros’ family office for alternative and private investments. Mr. Earnest has over a decade of investment, corporate development and mergers & acquisitions experience. From 2022-2023, Mr. Earnest was engaged as the Media & Finance Consultant on The Morning Show for Apple TV+ and Media Res. Prior to LAMF, Mr. Earnest was an executive from 2016 to 2018 for four-time Oscar-nominated writer / director / producer Michael Mann at his production company, Forward Pass, Inc. Mr. Earnest started his career with J.P. Morgan Investment Management where he was an analyst from 2010 to 2011 and holds a Bachelor of Science in Management (BSM) in Finance from Tulane University.

Mike Brown, a director of LAMF since September 2021, is an American basketball coach and 4x NBA champion who is the head coach for the Sacramento Kings and the head coach of the Nigerian National Basketball Team that qualified for the 2020 Olympics. In 2023, Mr. Brown was named NBA Coach of the Year for the second time. He previously served as the associate head coach of the Golden State Warriors from 2016 to 2022 and as the head coach of the Cleveland Cavaliers from 2005 to 2010. After a 2009 season where the Cavaliers went 66-16, he won NBA Coach of the Year for the first time. In his second season in 2007, the Cavaliers made it to the NBA Finals for the first time in franchise history. Mr. Brown had a second stint as head coach of the Cavaliers from 2013 to 2014. Mr. Brown has coached for the Los Angeles Lakers from 2011 to 2012. Mr. Brown has also been an assistant coach for the Washington Wizards from 1997 to 1999, the San Antonio Spurs from 2000 to 2003 and the Indiana Pacers from 2003 to 2005 and played collegiately at Mesa Community College and the University of San Diego from 1988 to 1992, where he also earned a Bachelor of Business Administration degree.

Adriana Machado, a director of LAMF since September 2021, is a celebrated women business leader in Latin America and an outspoken advocate in the impact economy space. She served as the President and CEO of GE Brazil from December 2011 to August 2013 and as the Vice President of Government Affairs & Policy for Latin America from August 2013 to July 2015. She founded the Briyah Institute, a Benefit Corporation (B Corp) that bridges innovation, practice and purpose to inspire leaders to transform organizations co-creating an impact economy in April 2018. Ms. Machado serves on the advisory board of Securitas Bio since January 2021, on the US board of 501(c)(3) Instituto DARA since September 2023, and has been a supporter of the Brain Health Project, an initiative aimed at preventing Alzheimer’s Disease by promoting brain health and slowing cognitive decline. She also serves as a strategic partner to the WMB Partners since 2020 by connecting purpose-driven companies with transformational leaders, geared towards delivering positive impact to all stakeholders. Ms. Machado has a B.A. in Political Science from Universidade de Brasilia (UnB).

Christina Spade, a director of LAMF since September 2021, has spent her career in media and entertainment, with a focus on consumer platforms. In 2021 and 2022, she held several leadership positions with AMC Networks, including Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer. She previously served as Chief Financial Officer for ViacomCBS (currently Paramount Global) from 2019 to 2020 and for CBS Corporation from 2018 to 2019, prior to its merger with Viacom Inc. Prior to this, Ms. Spade was at Showtime Networks Inc. (“SNI”) for 21 years where she served in various roles, including Chief Financial Officer from 2012 to 2018, and was instrumental in the successful scaling of the Showtime multi-platform distribution strategy during the advent of streaming. Additionally, she served as Senior Vice President, Business Operations of SNI from 2000 to 2012. She also was an audit professional and CPA with PricewaterhouseCoopers from 1991 to 1997 in various roles. Ms. Spade is currently a member of the board of directors for The Paley Center for Media, since November 2022. She also founded in 2010, and serves as president, of ATR Children’s Foundation, which is a non-profit organization which helps children in need. Ms. Spade previously was an executive member of the board of directors for the T. Howard Foundation from 2015 to 2022. Ms. Spade was honored as a 2017 WICT Wonder Woman and served as an executive mentor in WICT’s mentorship program.

Number and Terms of Office of Officers and Directors

The LAMF Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to LAMF’s first annual meeting of shareholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, LAMF is not required to hold an annual meeting until one year after the first full fiscal year end following the listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Brown, will expire at LAMF’s first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mses. Spade and Machado, will expire at LAMF’s second annual meeting of shareholders. The term of office of the third class of directors, consisting of Messrs. Horsman and Soros, will expire at LAMF’s third annual meeting of shareholders.

LAMF’s officers are appointed by the LAMF Board and serve at the discretion of the LAMF Board, rather than for specific terms of office. The LAMF Board is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate.

Director Independence

Nasdaq listing standards require that a majority of the LAMF Board be independent. The LAMF Board has determined that each of Adriana Machado, Michael Brown and Christina Spade are “independent directors” as defined in Nasdaq listing standards. LAMF’s independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of LAMF’s officers or directors have received any cash compensation for services rendered to LAMF. Commencing on the date that LAMF Securities were first listed on Nasdaq through the earlier of the consummation of LAMF’s initial business combination and its liquidation, LAMF has paid the Sponsor $20,000 per month for office space, secretarial and administrative services provided to members of LAMF’s management team. In addition, the Sponsor, LAMF’s executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on LAMF’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. LAMF’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, LAMF’s executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, LAMF does not expect to have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with their activities on LAMF’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by LAMF to the Sponsor, LAMF’s executive officers and directors, or any of their respective affiliates, prior to completion of LAMF’s initial business combination.

After the completion of LAMF’s initial business combination, directors or members of LAMF’s management team who remain with LAMF may be paid consulting or management fees from the combined company. LAMF has not established any limit on the amount of such fees that may be paid by the combined company to LAMF’s directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors (and, to the extent required by applicable law, the audit and compensation committees, as well as the shareholders of the combined company) of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to LAMF’s executive officers prior to the initial business combination will be determined, or recommended to the LAMF Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the LAMF Board.

Committees of the Board of Directors

The LAMF Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Mr. Brown and Mses. Spade and Machado serve as members of LAMF’s audit committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. The LAMF Board has determined that each of Mr. Brown and Mses. Spade and Machado are independent under Nasdaq listing standards and applicable SEC rules. Ms. Spade serves as the Chairperson of the audit committee. Each member of the audit committee is financially literate and the LAMF Board has determined that Ms. Spade qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee charter adopted by LAMF details the principal functions of the audit committee, including:

●	meeting with LAMF’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of LAMF’s accounting and control systems;

●	monitoring the independence of the independent registered public accounting firm;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by LAMF’s independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing the independent registered public accounting firm;

●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by LAMF regarding accounting, internal accounting controls or reports which raise material issues regarding LAMF’s financial statements or accounting policies;

●	monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

●	reviewing and approving all payments made to LAMF Shareholders, LAMF Insiders and their respective affiliates. Any payments made to members of LAMF’s audit committee will be reviewed and approved by the LAMF Board, with the interested director or directors abstaining from such review and approval.

Compensation Committee

The members of LAMF’s compensation committee are Mr. Brown and Mses. Spade and Machado, and Ms. Machado serves as chair of the compensation committee.

Under Nasdaq listing standards, LAMF is required to have a compensation committee composed entirely of independent directors. The LAMF Board has determined that each of Mr. Brown and Mses. Spade and Machado are independent. LAMF has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to LAMF’s chief executive officer’s compensation, evaluating LAMF’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of LAMF’s chief executive officer’s based on such evaluation;

●	reviewing and making recommendations to the LAMF Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of LAMF’s other officers;

●	reviewing LAMF’s executive compensation policies and plans;

●	implementing and administering LAMF’s incentive compensation equity-based remuneration plans;

●	assisting management in complying with LAMF’s proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for LAMF’s officers and employees;

●	producing a report on executive compensation to be included in LAMF’s annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of LAMF’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the LAMF Board.

Director Nominations

LAMF does not have a standing nominating committee, though LAMF intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the LAMF Board. The LAMF Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Adriana Machado, Michael Brown and Christina Spade. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, LAMF does not have a nominating committee charter in place.

The LAMF Board will also consider director candidates recommended for nomination by LAMF Shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting of shareholders). LAMF Shareholders that wish to nominate a director for election to the LAMF Board should follow the procedures set forth in the Existing Governing Documents.

LAMF has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the LAMF Board considers educational background, diversity of professional experience, knowledge of LAMF’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of LAMF Shareholders.

Code of Ethics

LAMF adopted a Code of Ethics applicable to its directors, officers and employees. LAMF filed a copy of its Code of Ethics as an exhibit to the registration statement for the IPO. You are able to review this document by accessing LAMF’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees of the LAMF Board will be provided without charge upon request from LAMF.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of LAMF’s officers and directors presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to at least one other entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of LAMF’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. The Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as LAMF; and (ii) LAMF renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and LAMF, on the other. LAMF does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect its ability to complete the Business Combination.

Below is a table summarizing the entities to which LAMF’s officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Jeffrey Soros	LAMF LLC	Media and Entertainment	Co-founder and Co-CEO
	JPS Capital LLC	Investment	Investor
	LAMF Sports	Sports	Partner Co-Chair
	InventTV	Media and Entertainment	Board member
	Almanack Screenwriters	Media and Entertainment
	Paul & Daisy Soros Fellowship for New Americans	Non-profit	President

Simon Horsman	Euro Gang Entertainment LLC	Media and Entertainment	Co-founder and Co-CEO
	LAMF LLC	Media and Entertainment	Co-founder

Morgan Earnest	LAMF LLC	Media and Entertainment	Chief Operating Officer
	JPS Capital LLC	Investment	Senior Advisor
	Secret Hideout Films	Media and Entertainment	Senior Executive

Mike Brown	Sacramento Kings	Sports	Head Coach
	Nigerian National Basketball Team	Sports	Head Coach

Adriana Machado	Briyah Institute	Benefit Corporation	Founder
	WOMB Group	Hiring/Recruitment	Strategic partner
	DBA Securitas Biosciences Uruguay	Biotechnology	Advisory Board member
	Instituto DARA	Non-profit	US Board member

Christina Spade	None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires LAMF’s officers, directors and persons who own more than ten percent of a registered class of LAMF’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to LAMF, or written representations that no Forms 5 were required, LAMF believes that, during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements applicable to its officers and directors were complied with.

Principal Accountant Fees and Services

The firm of Withum acts as LAMF’s independent registered public accounting firm. The following is a summary of fees paid to Withum for services rendered.

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of LAMF’s year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees billed by Withum for audit fees, inclusive of required filings with the SEC for the period from July 20, 2021 (inception) to December 31, 2021 and December 31, 2022 and of services rendered in connection with our IPO, totaled $107,099 and $78,082, respectively.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of LAMF’s financial statements and are not reported under “Audit Fees.” During the period from July 20, 2021 (inception) to December 31, 2022, LAMF did not pay Withum any audit-related fees.

Tax Fees

Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice. During the period from July 20, 2021 (inception) to December 31, 2021 and December 31, 2022, LAMF paid Withum tax fees in the amounts of $3,750 and $4,000, respectively.

All Other Fees

All other fees consist of fees billed for all other services. During the period from July 20, 2021 (inception) to December 31, 2021 and December 31, 2022, LAMF did not pay Withum any other fees.

Pre-Approval Policy

LAMF’s audit committee was formed upon the consummation of its IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of its audit committee were approved by its board of directors. Since the formation of its audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for LAMF by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Facilities

LAMF currently utilizes office space at 9255 Sunset Blvd., Suite 1100, West Hollywood, California, 90069 from the Sponsor and the members of its management team. LAMF considers its current office space adequate for its current operations.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against LAMF or any members of its management team in their capacity as such, and LAMF and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

LAMF has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, LAMF’s annual reports contain consolidated financial statements audited and reported on by Withum.

Corporate Information

Our executive offices are located at 9255 Sunset Blvd., Suite 1100, Hollywood, California 90069, and our telephone number is (424) 343-8760.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF LAMF

The following discussion and analysis of the financial condition and results of operations of LAMF Global Ventures Corp. I (for purposes of this section, “LAMF,” “the Company,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of LAMF included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on July 20, 2021 for the purpose of effecting a business combination. We intend to effectuate an initial business combination using cash from the proceeds of the IPO and the private placement consummated concurrently with the closing of the IPO, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Proposed Business Combination

Business Combination Agreement

On August 17, 2023, the Company entered into a business combination agreement pursuant to which the Company will engage in a business combination transaction with Nuvo. The public company ultimately resulting from the completion of the Business Combination will be Holdco, a limited liability company organized under the laws of the State of Israel. Holdco will have two classes of shares outstanding at the Closing: (i) Holdco Ordinary Shares; and (ii) Holdco Preferred Shares. The parties to the Business Combination Agreement are the Company, Nuvo, Holdco, Assetco, and the Merger Sub.

The Business Combination Agreement contemplates that the business combination among the Company, Nuvo, Holdco, Assetco and Merger Sub will be completed through the following series of transactions:

One day prior to the date of the Closing, the Company will be merged with and into Assetco and Assetco will continue as the surviving corporation. Pursuant to the SPAC Merger, each Class A ordinary share issued and outstanding immediately prior to the effective time of the SPAC Merger will be automatically cancelled and converted into the right to receive one Holdco Ordinary Share.

After the SPAC Merger, on the date of the Closing, Merger Sub will be merged with and into Nuvo and Nuvo will continue as the surviving corporation. Pursuant to the Acquisition Merger, (i) each of the Nuvo Shares will be automatically cancelled and converted into the right to receive a number of Holdco Ordinary Shares, each valued at $10.20 per share, determined by dividing the Equity Value by the fully diluted share capital of Nuvo, (ii) each of the Company Crossover Preferred Shares issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive a number of Holdco Preferred Shares determined by the Exchange Ratio, (iii) each warrant for the purchase of Nuvo Shares issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive one warrant to purchase a number of Holdco Ordinary Shares determined by the Exchange Ratio, and (iv) each outstanding and unexercised option to purchase Nuvo Shares, whether or not then vested or fully exercisable, will be assumed by Holdco and converted into an option to purchase a number of Holdco Ordinary Shares as determined by the Exchange Ratio, in each case subject to the adjustments described in the Business Combination Agreement.

Redemption Offer

Pursuant to its governing documents, the Company will be providing the holders of the LAMF Class A Ordinary Shares the right to redeem all or a portion of their LAMF Class A Ordinary Shares in connection with the vote to approve the Business Combination.

Financing

Interim Financing

Prior to the execution of the Business Combination Agreement, Nuvo and Holdco entered into securities purchase agreements with the Interim Financing Investors pursuant to which (i) Nuvo has issued Company Crossover Preferred Shares to the Interim Financing Investors and (ii) upon and subject to the Closing, Holdco will issue 3,823,530 Holdco Ordinary Shares to the Interim Financing Investors, providing Nuvo with an aggregate of approximately $13,000,000 of gross proceeds as a result of the Interim Financing. Certain of the Interim Financing Investors are affiliated with LAMF and the Sponsor and intend to invest an aggregate of $2,000,000 in the Interim Financing. These affiliates are: (i) Jeffrey Soros, LAMF’s Chairman, who intends to invest $500,000, (ii) Tamim Mourad, a strategic investor of LAMF and an affiliate of a member of the Sponsor, who intends to invest $500,000 and (iii) Gaingels 10X Capital Diversity Fund I, LP, a Delaware limited partnership and an affiliate of a member of the Sponsor, that intends to invest $1,000,000.

Equity Financing

The Business Combination Agreement provides that the parties may seek to obtain subscriptions for equity financing in connection with the consummation of the Business Combination as may be mutually agreed by the parties.

Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Nuvo, Holdco and Nuvo Shareholders entered into the Shareholder Support Agreement. Under the Shareholder Support Agreement, the Nuvo Shareholders agreed, among other things, to vote in favor of the adoption and approval of the Business Combination; be bound by certain other covenants and agreements related to the Business Combination; and be bound by certain transfer restrictions with respect to their Nuvo securities during the pendency of the Business Combination.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Nuvo, Holdco, the Sponsor and the Sponsor Parties entered into the Sponsor Support Agreement. Under the Sponsor Support Agreement, the Sponsor Parties agreed, among other things, to vote in favor of the adoption and approval of the Business Combination, be bound by certain other covenants and agreements related to the Business Combination; be bound by certain transfer restrictions with respect to their securities of the Company during the pendency of the Business Combination and not redeem any LAMF Class A Ordinary Shares in connection with the Business Combination.

Results of Operations

We have neither engaged in any operations (other than searching for a business combination after the IPO) nor generated any revenues to date. Our only activities from inception through September 30, 2023 were organizational activities, those necessary to prepare for the IPO, described below. We do not expect to generate any operating revenues until after the completion of the Business Combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2023, we had a net loss of $4,645,824, which consisted of dividend income of $402,845, offset by general and administrative costs of $4,899,938 and change in the fair value of the derivative of $148,731.

For the three months ended September 30, 2022, we had a net income of $1,142,367, which consisted of dividend income of $675,390 and gains on investments held of $724,985, offset by general and administrative costs of $258,008.

For the nine months ended September 30, 2023, we had a net loss of $3,388,303, which consisted of interest income of $4,131,698, dividend income of $518,308, offset by general and administrative costs of $7,878,698, and change in the fair value of the derivative of $159,611.

For the nine months ended September 30, 2022, we had a net income of $509,509, which consisted of interest income of $24 dividend income of $752,562 and gains on investments held of $875,759, offset by general and administrative costs of $1,118,836.

Liquidity and Capital Resources

As of September 30, 2023, we had cash of $95,615 and working capital deficit of $5,183,466.

On November 16, 2021, we consummated the IPO of 25,300,000 LAMF Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 LAMF Units, at a price of $10.00 per LAMF Unit, generating gross proceeds of $253,000,000.

Simultaneously with the closing of the IPO, we consummated the sale of 1,106,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $11,060,000.

Following the IPO, the full exercise of the over-allotment option, and the sale of the Private Placement Units, a total of $258,060,000 was placed in the Trust Account. We incurred $15,651,363 in transaction costs, including $4,000,000 of underwriting fees, $9,915,000 of deferred underwriting fees and $1,736,363 of other offering costs.

Following the IPO, the proceeds of $258,060,000 ($10.20 per LAMF Unit) from the sale of the LAMF Units in the IPO and the sale of the Private Placement Units were held in the Trust Account, which included the deferred underwriting commissions of $9,915,000, that were held in the Trust Account and were invested or had bore interest since February 3, 2022. Previously, the proceeds were held in cash. The proceeds were invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. On December 6, 2023, LAMF instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and, thereafter, to hold all funds in the Trust Account in a bank deposit account until the consummation of LAMF’s initial business combination or its liquidation.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete the Business Combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of Holdco, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete the Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,200,000 of such loans may be convertible into units of Holdco at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Private Placement Units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to an initial business combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of the LAMF Shares upon consummation of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

On May 5 and May 8, 2023, the Company and the Sponsor entered into Non-Redemption Agreements with unaffiliated third-party investors (“Non-Redeeming Investors”), pursuant to which the Non-Redeeming Investors have, in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to the Investors (i) for the Initial Extension, a number of Founder Shares equal to 21% of the number of Non-Redeemed Shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension, a number of Founder Shares equal to 3.5% of the number of Non-Redeemed Shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension.

On May 11, 2023, at an extraordinary general meeting of shareholders of the Company, the Company’s shareholders approved an amendment to the Articles to provide the Company with the right to extend the date by which the Company must consummate a Business Combination to November 16, 2023 (the “Initial Extension”), and to allow the Company, without another shareholder vote, by resolution of the Company’s board of directors, to elect to further extend the Extended Date in one-month increments up to six additional times (each, an “Additional Monthly Extension”) up to May 16, 2024 (the “Extension”). The Company’s shareholders also approved a proposal to amend the Articles to eliminate (i) the limitation that the Company may not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such business combination. The Company’s shareholders also approved a proposal to provide for the right of a holder of the Founder Shares to convert such shares into LAMF Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of the Business Combination at the election of the holder. In connection with the vote to approve the Extension, the holders of 22,347,384 Public Shares properly exercised their right to redeem their Public Shares for cash at a redemption price of approximately $10.52 per share, for an aggregate redemption amount of approximately $235 million. After the satisfaction of such redemptions, the balance in the Trust Account is approximately $31 million.

The Company’s operations following the closing of the IPO have been funded by the portion of the proceeds from the sale of Private Placement Warrants not held in the Trust Account. The Company may raise additional capital through loans or additional investments from the Sponsor or the Sponsor’s members. The Sponsor is not obligated to loan the Company additional funds or make additional investments, but may do so from time to time to meet the Company’s working capital needs. Management has determined that if the Company is unable to complete a business combination by December 16, 2023 (as may be further extended in accordance with the Extension) (the “Combination Period”) then the Company will cease all operations except for the purpose of liquidating. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of September 30, 2023, management has determined the liquidity condition, the date for mandatory liquidation and subsequent redemption of shares raises substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of the issuance of these condensed consolidated financial statements. The Company intends to complete its initial business combination before the mandatory liquidation date; however, there can be no assurance that the Company will be able to consummate any business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to the Extension). These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as going concern.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2023 and December 31, 2022.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor (and/or its affiliates or designees) an aggregate of $20,000 per month for office space, secretarial and administrative services. We began incurring these fees on November 16, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

In connection with the IPO, the Company engaged CCM, an affiliate of a passive member of the Sponsor, to provide consulting and advisory services in connection with the IPO, for which it received an advisory fee equal to 0.6% of the aggregate proceeds of the IPO. Affiliates of CCM have and manage investment vehicles with a passive investment in the Sponsor. Of such amount, $1,200,000 was paid at the closing of the IPO with the remainder deferred until the consummation of the Company’s initial business combination. Such amount was included in as part of the offering costs for the IPO. The underwriters of the IPO agreed to reimburse the Company for this cost; a total of $1,175,000 was received from the underwriters at the time of closing of the IPO, and an additional $25,000 was paid by the underwriters to cover legal fees that were part of the offering costs. An additional fee of 1.05% of the IPO proceeds is to be paid to CCM to serve as an advisor in connection with the Company’s initial business combination upon consummation of the Company’s initial business combination. All fees under this agreement are subject to reimbursement to the Company from the underwriters. Accordingly, a reimbursement receivable and deferred advisory fees payable of $2,794,500 have been reflected in the accompanying condensed balance sheets. At September 30, 2023, the Company recorded an allowance for credit loss of $2,974,500 as the reimbursement receivable was deemed uncollectible.

On September 22, 2023, Wells Fargo Securities, the sole book-running manager of the IPO, solely with respect to the Business Combination with Nuvo, waived its entitlement to the payment of its $9,915,000 deferred underwriting commissions for its previously completed role as underwriter of the IPO that would have become due upon the consummation of the Business Combination with Nuvo, without any consideration.

The holders of the Founder Shares, Private Placement Units, Private Placement Shares and Private Placement Warrants and the LAMF Class A Ordinary Shares underlying the Private Placement Warrants and Private Placement Units that may be issued upon conversion of the Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement signed on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short-form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination.

Critical Accounting Estimates

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

Recent Developments

Wells Fargo Waiver of Deferred Commission

Wells Fargo, the lead underwriter in the IPO, was previously compensated in the aggregate amount of $4,000,000 for underwriting services in connection with the IPO and was to be compensated further in the aggregate amount of $9,915,000, on a deferred basis, for already-rendered underwriting services in connection with the IPO, in connection with the closing of LAMF’s initial business combination.

The relationship between LAMF and Wells Fargo following the closing of the IPO was limited to general dialogue regarding the preliminary evaluation of three initial prospective target businesses, which did not include Nuvo. Wells Fargo did not identify any of the Potential Targets or participate in the due diligence regarding any of the Potential Targets. Wells Fargo has had no involvement in the proposed Business Combination with Nuvo and did not assist in (i) identifying or procuring Nuvo as a target business, (ii) developing any financial models or other evaluation materials relating to Nuvo or the Business Combination, (iii) marketing the Business Combination, (iv) preparing or reviewing this proxy statement/prospectus or any of the disclosure contained herein or (v) any other role in the Business Combination.

In anticipation of the execution of the Business Combination Agreement, representatives of the Sponsor initiated discussions with representatives from Wells Fargo to discuss Wells Fargo’s deferred underwriting compensation given the lack of any role to be performed by Wells Fargo in the proposed Business Combination with Nuvo. On September 22, 2023, Wells Fargo delivered to LAMF a notice waiving its entitlement to the payment of its deferred underwriting fee with respect to the Business Combination with Nuvo, declining to serve in any capacity in connection with the Business Combination with Nuvo, confirming that it does not have any role with respect to the Business Combination with Nuvo and disclaiming any responsibility for any portion of this proxy statement/prospectus. Wells Fargo communicated to LAMF its decision to waive its deferred underwriting fee was due to market and regulatory uncertainty relating to special purpose acquisition company business combination transactions in general. Wells Fargo received no additional consideration for the waiver of its entitlement to the payment of the deferred underwriting fee with respect to the Business Combination with Nuvo.

LAMF believes that a gratuitous waiver of fees for services that have already been rendered is unusual, and some investors may find the Business Combination less attractive as a result. Public Shareholders should not put any reliance on the fact that Wells Fargo was previously engaged by LAMF to serve as an underwriter in the IPO and should not assume that Wells Fargo was involved in the Business Combination. This may make it more difficult for LAMF to complete the Business Combination. Wells Fargo remains entitled to customary indemnification and contribution obligations of LAMF related to the IPO.

See the risk factor entitled “Wells Fargo, the lead underwriter in the IPO, was previously compensated for underwriting services in connection with the IPO and was to be compensated further, on a deferred basis, for already-rendered underwriting services in connection with the IPO, yet Wells Fargo, without any consideration from LAMF or Nuvo, waived its entitlement to such compensation in connection with the Business Combination with Nuvo and disclaimed any responsibility for this proxy statement/prospectus, but remains entitled to customary indemnification and contribution obligations of LAMF in connection with the Business Combination.” herein, which includes a description of LAMF’s ongoing customary obligations under the underwriting agreement that have not been waived, which include customary indemnification and contribution obligations of LAMF related to the IPO.

BUSINESS OF NUVO

This section sets forth certain information about Nuvo’s business and certain of Nuvo’s financial and operating information appearing elsewhere in this proxy statement/prospectus. It may not contain all the information about Nuvo that may be important to you, and we urge you to read the entire proxy statement/prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo,” and Nuvo’s financial statements included elsewhere in this proxy statement/prospectus. Unless otherwise noted, all references in this subsection to the “Company” are to Nuvo.

Overview

Our Business

We believe Nuvo has the potential to become a leader in remote fetal monitoring for pregnancy care. We are leading the transformation from a world where pregnancy care is limited by outdated technology and barriers to accessing care to a world where data-driven, clinically relevant, actionable insights can be accessed both at home and in the clinic, during the 32nd week of pregnancy until the beginning of labor (the “INVU monitoring period”), by an expectant mother and her clinician. Current poor fetal and maternal health outcomes, limited accessibility to care, and soaring costs all indicate the need for a change in the way that pregnancies are monitored and managed, and we believe Nuvo’s innovative solution, which we refer to as our INVU platform, is the only solution that is positioned to address complete accessibility to care while looking significantly deeper into the pregnancy than standard of care solutions do today. Recognizing that the tools used today to monitor and manage pregnancies may not be the same tools used a decade from now, Nuvo believes its solution is well positioned to be at the forefront of this market shift. Strategically, Nuvo’s platform is currently being commercialized by tapping into a key part of the pregnancy journey, fetal non-stress tests (“NSTs”), by enabling these tests to be conducted remotely with clinical accuracy that has been demonstrated to be equivalent to the standard of care based off of our clinical studies and consumer-grade ease of use (see “—Clinical Studies”). NSTs are medically necessary pregnancy screening procedures that measure fetal heart rate and reaction to movement to assess fetal well-being. NSTs are most commonly conducted with cardiotocography (“CTG”) machines, which were designed for intrapartum monitoring in clinics by experienced healthcare professionals. Through a combination of advanced wearable technology, AI & machine learning, and compelling user experiences (for expectant mothers and clinicians), INVU by NuvoTM (“INVU”) enables increased access to care, deeper insights into maternal-fetal health, reduced clinical staff burden, and improved patient satisfaction. Nuvo was formed in 2006 and previously pursued a traditional initial public offering in 2021. In December 2021, Nuvo elected to withdraw the registration statement related to such initial public offering and remain a private company due to challenging market conditions for initial public offerings at that time.

For a remote fetal and maternal monitoring program to be successfully implemented, we believe that the monitoring device should do the following: (i) be designed for self-application by the expectant mother and without the need for device repositioning by a medical professional; (ii) acquire valid data that accurately distinguishes between maternal and fetal heart rate (“MHR” and “FHR”, respectively); (iii) be capable of continuously monitoring MHR and FHR during the times in a pregnancy when protocol requires monitoring; (iv) have a very low rate of false results, such as detecting a fetal heartbeat when there is none or inaccurately detecting heart rate, to prevent false reassurance or anxiety outside of a clinical environment; (v) be comfortable; and (vi) have the capability of measuring other variables such as maternal uterine activity (“MUA”), more commonly known as contractions, maternal and fetal electrocardiography, measuring the heart’s electrical activity and the pattern of the heart beats (“mECG” and “fECG”, respectively) and others to offer other tests, such as NSTs, and be able to analyze such data to identify phenomena and to develop screening and predictive models, including through the discovery of biomarkers, and enable population health strategies. However, currently available technology has difficulty reliably and efficiently measuring most of the above, has not proven to reliably measure FHR at certain times in a pregnancy or MUA in most cases, if at all, and does not aggregate and analyze data in a sophisticated manner. Our INVU platform was designed to be a fully remote, medical-grade maternal and fetal monitoring solution that addresses each of the aforementioned challenges and more.

INVU is composed of a hardware component (wearable), with digital signal processing and cloud analytics, and interfaces for every participant involved in the pregnancy care. The hardware component of our INVU platform is a proprietary self-administered wireless sensor band that clinicians prescribe to expectant mothers who wear the sensor band during virtual visits to capture real-time data on key maternal and fetal health metrics. During these visits, a live reading allows the expectant mother to access simplified data and insights via the paired INVU application. Our wireless sensor band captures a unique set of in-depth physiological data from the expectant mother and unborn baby in a passive manner, without sending energy signals into the womb. Next, the data is digitized and sent wirelessly for analysis on our cloud-based servers by our sophisticated algorithms. Today, when obstetrics clinicians connect to our INVU platform, they have access to a digital dashboard that contains fetal and maternal heart rate and uterine activity tracings recorded during the session and data derived from these measurements for all expectant mothers and unborn babies in their care that use our INVU platform. This data is comparable to the fetal surveillance procedures that normally occur once or twice weekly in the last trimester of the 25% of pregnancies that have some indication for risk, according to a L.E.K. Consulting LLC Report1 prepared for Nuvo in 2018 in connection with the PregSense MD U.S. market opportunity and not in anticipation of a go-forward public transaction in the United States.

[1]	L.E.K. Consulting LLC, PregSense MD U.S. Market Opportunity (Phase 1), Report (February 23, 2018).

Our INVU platform is also capable of integrating with other peripheral and medical devices, such as blood pressure cuffs, subject to and in accordance with FDA regulation, which would allow expectant mothers and their clinicians to easily record and track important vitals all on one application to inform personalized care plans. In the future, we intend to seek FDA clearance to use advanced machine-learning and AI capabilities to analyze the data we collect to provide clinicians and expectant mothers with significantly more actionable predictive data and insights. In order to do so, we have developed an external data platform which automatically captures and analyzes all data recorded by our INVU platform in research, clinical and commercial domains, to the extent we have a data sharing agreement in place, which we believe will enable the rapid development of future AI models. First, we plan to provide a rule-based decision support system based on the automation of existing clinical guidelines to support clinicians in clinical decisions they are already making, which we believe will only require technical validation. Second, we plan to develop AI models aimed at providing obstetrics clinicians with new information they otherwise would not have access to, such as predicting risks before they become visible later in pregnancy, which will require clinical validation and FDA clearance. However, there is no assurance that we will be able to develop such rule based decision support system or AI models as planned or if developed, that such programs will be received favorably by clinicians or expectant mothers.

Currently, our products are categorized as Class II devices and subject to the premarket notification requirements under section 510(k) of the Federal Food, Drug, and Cosmetic Act of 1938 (the “FDCA”). Our INVU platform received 510(k) clearance from the FDA in March 2020 to conduct a five-minute trace of MHR and FHR, for singleton pregnancies, or a pregnancy with one baby, from the 32nd week of pregnancy until the beginning of labor. We refer to this five-minute trace as a fetal surveillance and to this time frame as the INVU monitoring period. MUA, more commonly known as contractions, and its intended use, in conjunction with MHR and FHR, for NSTs during the INVU monitoring period, received FDA clearance in May 2021, allowing us to perform fetal surveillance and measure MUA, and as a result, offer NSTs during the INVU monitoring period.

The 510(k) process and de novo classification are two regulatory pathways for medical devices in the United States. The 510(k) is used for devices that are “substantially equivalent” to existing ones (predicate devices), with a shorter review time than a device that would need a pre-market approval (“PMA”). De novo pathway is for novel or low-risk devices that lack comparable predicates and may require more data and a longer review. The 510(k) classifies devices into Class I, II, or III based on risk, while de novo can create a new classification. See “—Government Regulation.”

Nuvo has received 510(k) clearance for INVU. Specifically, the Indication for Use describes:

●	INVU is a maternal-fetal monitor that non-invasively measures and displays FHR, MHR and MUA.

●	The INVU sensor band acquires the fetal heart electrocardiogram and maternal heart electrocardiogram signals from abdominal surface electrodes and the fetal phonocardiogram and the maternal phonocardiogram signals from surface acoustic sensors. The FHR, MHR and MUA tracings are derived from these signals and presented.

●	INVU is indicated for use by pregnant women who are in their 32nd week of gestation (or later), with a singleton pregnancy.

●	The INVU maternal-fetal monitor is intended for use by healthcare professionals in health care facilities and by the patient in the patient’s home, on the order of a physician.

●	INVU is indicated for antepartum fetal surveillance (i.e. NSTs).

In addition to the FDA clearances mentioned above, we also received ISO 13485 certification in February 2020 for the development, manufacturing, marketing and sales of pregnancy monitoring devices. Additionally, in November 2020 we received certification from the Medical Device Division, or AMAR, of the Ministry of Health in Israel, which grants the ability to commercialize our INVU technology in Israel. This certification is valid through May 2024 and the approval and indications for use are in accordance with the FDA clearance mentioned above. Renewal time for the certification can take up to 120 days and if there are no critical changes to the device, then the expectation is that we would receive an extension to the certification. We have not obtained additional regulatory approval of our INVU platform or any of our other products outside of the United States and Israel and have not taken steps to do so, other than with respect to filing for a CE mark in Europe in March 2023 to offer NSTs using our FHR, MHR and MUA capabilities. Approval or clearance from the FDA, or comparable regulatory agency in other jurisdictions, to capture certain measurements and perform certain tests using our INVU platform, is not guaranteed and may take longer than planned. Also, regulatory approval in one jurisdiction does not mean that we will succeed in obtaining regulatory approval in other jurisdictions. We are commercializing our INVU platform with an initial focus on large healthcare systems and obstetrician-physician practice management groups. In addition, obstetrician-physician practice management groups play a significant role in pregnancy care management during the INVU monitoring period, as they work with expectant mothers starting early in the pregnancy and therefore have a strong interest in improving pregnancy care during the period of pregnancy before labor, or antepartum period. We believe these groups will be most effective at implementing our technology in clinical practice due to the continuous flow of expectant mothers that they care for and their desire for improved outcomes at reduced cost that we believe our INVU platform will ultimately enable. We believe our INVU platform is the first FDA-cleared device to measure FHR, MHR and MUA passively, remotely and with a self-administered wireless sensor band that utilizes direct physiological signals during the antepartum period for NSTs. Our technology acquires and records deep and rich data outputs during each monitoring session through our biopotential sensors, that detect electrical signals, and acoustic sensors, and extracts multiple physiological measurements from these data, including mECG and fECG, and maternal and fetal phonocardiography (“mPCG” and “fPCG”, respectively). The mPCG signal reflects the activity of the maternal heart while fPCG is a method based on sensing the acoustic signals of the fetal heart from the maternal abdomen. We believe that these and other metrics based on our collected data will be critical to pregnancy management tests and procedures we plan to offer in the future. Over the longer term, we intend to conduct clinical trials to examine the impact of our INVU platform on monitoring compliance, quality of care and healthcare outcomes, as well as costs.

We have over a dozen commercial agreements, including purchase orders, with health systems, large private practice groups and independent women’s health practices in the United States and Israel. We refer to our commercial contracts with major healthcare systems and obstetrician-physician practice management groups as enterprise level agreements. For a discussion of our current and intended enterprise level agreements, please see “—Our Revenue Model.” If we demonstrate that our INVU platform increases monitoring compliance, improves quality of care and healthcare outcomes, as well as reduces payer costs, we expect to focus on seeking long-term contracts with payers that allow us to benefit from a percentage of any cost-savings that we achieve. We also believe that any cost-savings achieved from utilizing our INVU platform will incentivize payers to encourage their obstetrician networks and expectant mothers to utilize our INVU platform.

We intend to apply data algorithms and other innovative digital tools to conduct AI-powered machine learning and computer-based predictive analytics to make targeted predictive recommendations to individual expectant mothers who have health profiles for which we have identified particular, notable patterns and trends. We believe these predictive insights, such as identifying risks before they become visible later in pregnancy, will help clinicians to improve monitoring schedules and frequency and identify appropriate times to intervene for individual pregnancies and facilitate population health strategies aimed at improving a specific population’s health outcome as efficiencies are improved and costs are reduced. We expect that our ability to develop biomarkers and predictive analytics will set us apart from other pregnancy management monitoring systems and make us more effective at enabling proactive pregnancy management to improve outcomes for expectant mothers and unborn babies.

Our innovative technology is protected by an extensive global patent portfolio consisting of 15 issued or allowed U.S. patents, 9 pending U.S. utility patent applications, 38 issued or allowed foreign patents, 16 pending foreign utility patent applications and one pending international (“PCT”) patent application, which we constantly review and seek to expand. We believe that we will be able to obtain patents relating to data input, the means of analysis and the output from such analysis. We believe that our technology and the protection that we have afforded it currently give us a significant competitive advantage and is a barrier to competitors. Subject to the receipt of required regulatory clearances and approvals, we expect to further strengthen our INVU platform by gathering and analyzing more data and potentially identifying patterns and trends to develop predictive models and population health strategies.

Our Platform

Our INVU platform was designed to allow for flexibility in implementation. In our current commercial model, the expectant mothers access prenatal care at home according to their clinician’s protocol, through a self-administered and easy to use wireless sensor band that connects to our cloud-based platform and provides personalized clinical-quality care in a virtual environment, in real time.

The prescription initiated, protocol-driven process from the expectant mother’s completion of monitoring to return of our device is demonstrated below.

The “collect, compute and visualization” process of our wireless sensor band is demonstrated below.

Key Attributes

We believe our INVU platform provides or will provide the following key benefits for expectant mothers, unborn babies, clinicians and payers. While some of the following benefits are benefits currently being provided with our FDA-cleared solution, others represent our goals with respect to the INVU platform that will require more data and monitoring and we may ultimately not be able to provide such benefits.

●	Increased access to care: Expectant mothers can access clinical-quality pregnancy care anytime, anywhere according to clinician protocol, during the antepartum period subject to any restrictions as to time and place in any FDA clearance, without the need to travel to medical offices or spend time in waiting rooms and regardless of clinician proximity. We believe, according to Nuvo estimates and information provided by the American College of Obstetricians and Gynecologists (“ACOG”)[2], that the INVU platform can save expectant mothers 14 half-days of paid time off, 32 hours of travel time and approximately $300 in travel expenses, which we believe can lead to a 15-20% increase in workplace productivity amongst expectant employees. This is a benefit currently being provided with our FDA-cleared solution.

●	Improved user experience: Expectant mothers can administer our wireless sensor band without assistance from a medical professional. Clinicians can integrate our INVU platform with other existing systems and protocols, subject to FDA clearance in some cases, can easily schedule monitoring sessions and conduct monitoring on short notice on a near real time basis if concerns arise, and can send messages to the expectant mothers in their care. Expectant mothers and their clinicians are reassured through the connection of the expectant mother to her care team and the near real-time, medical-grade data on key pregnancy health metrics that they each receive. This is a benefit currently being provided with our FDA-cleared solution.

●	Reduced cost of care: We believe that use of our INVU platform will lead to fewer required in-person visits by expectant mothers to clinicians and healthcare facilities, and ultimately fewer procedures, which would result in lower costs across the healthcare system. We believe, according to Nuvo estimates, using datapoints from the US Centers for Disease Control and Prevention (“CDC”) relating to the number of annual pregnancies in the United States[3], the average cost of emergency department visits from a 2019 United Health Group report[4] and information from a study contained in the American Journal of Obstetrics and Gynecology (“AJOG”) in 2017[5], that OB-ED avoidance alone in the United States would represent approximately $2.4 billion in system cost savings. Additionally, we believe, according to Nuvo estimates, using datapoints from Zipia regarding average OBGYN nurse salary[6] and MDSave regarding OBGYN estimated average costs for patient office visits[7], that approximately $21,000 would be saved in nurse time per year and the incremental annual revenue potential could be approximately $475,000. This is a benefit that may be provided with our FDA-cleared solution, but will require more data and monitoring of that data to support this claim definitively. In addition, future products, subject to FDA approvals, may further Nuvo’s claims on this topic.

●	Improved outcomes: We believe that expectant mothers will be more likely to comply with our monitoring protocols, which, together with other benefits of our INVU platform, has the potential to result in better health outcomes if the frequency of complications and other events, such as C-sections, emergency department visits, hospital stays and neonatal intensive care unit stays are reduced. We intend to use integrated data and proprietary predictive analytics to develop personalized care recommendations for expectant mothers. This is a benefit that may be provided with our FDA-cleared solution, but will require more data and monitoring of that data to support this claim definitively. In addition, future products, subject to FDA approvals, may further Nuvo’s claims on this topic.

[2]	The American College of Obstetricians and Gynecologists, Indications for Outpatient Antenatal Fetal Surveillance, Committee on Obstetric Practice, Committee Opinion, Number 828 (June 2021).
[3]	US Centers for Disease Control and Prevention, National Vital Statistics Reports, Volume 72, Number 1 (January 31, 2023).
[4]	United Health Group, Report (July 2019).
[5]	American Journal of Obstetrics and Gynecology, Volume 216, Issue 2 (February 2017).
[6]	Zippia, OB/GYN Nurse Salary, Article (Updated September 14, 2023).
[7]	MDSave, OBGYN Established Patient Office Visit, Article (Updated 2024).

●	Improved population health strategies: We believe that our future ability to analyze aggregated data will enable us to make highly useful and actionable predictive recommendations which will result in a healthier population of expectant mothers and unborn babies. This is a benefit that may be provided with our FDA-cleared solution, but will require more data and monitoring of that data to support this claim definitively. In addition, future products, subject to FDA approvals, may further Nuvo’s claims on this topic.

We believe our INVU platform is the only platform that contains all of the above attributes and that also (i) utilizes multimodality technology in one instrument to monitor pregnancy, (ii) utilizes electrocardiography and phonocardiography for remote monitoring, (iii) can monitor continuously, passively and remotely in accordance with clinician-prescribed protocol when the expectant mother is wearing our wireless sensor band, (iv) provides substantially equivalent results to CTG, which is the existing standard of care for pregnancy care monitoring and offers NSTs passively, remotely and through self-administration during the INVU monitoring period, (v) delivers high resolution and personalized medical-grade data to the clinician and the expectant mother and (vi) has the potential to aggregate data and apply innovative digital tools to make targeted predictive recommendations, as well as enable population health strategies.

Expectant Mother Experience

Upon receiving our wireless sensor band, an expectant mother is provided detailed instructions for using and wearing the device, and utilizing the INVU application to conduct a session with her clinician. During the session, the wireless sensor band collects data that is transmitted to the expectant mother’s mobile device, and then from the mobile device to the cloud and from the cloud to the expectant mother and clinician in the form of meaningful outputs. In effect, the wireless sensor band serves as the bridge to connect the expectant mother and clinician to relevant data. An example of the interface that an expectant mother could see during a session is below:

During a monitoring session, the expectant mother uses the INVU mobile app interface shown above to view her and her unborn baby’s average heart rates, and self-report kicks and contractions. The expectant mother can also use the app interface to communicate with Nuvo customer support as well as respond to messages sent by her care team.

Currently, we have received regulatory clearance for measuring FHR, MHR and MUA, and as a result, offering NSTs, during the INVU monitoring period for a singleton pregnancy. Although the sensor band will be recording significantly more data than that, and will be recording beat-by-beat MHR and FHR, the expectant mother only receives an average MHR and FHR measurement, as well as any fetal kicks and contractions that she separately logs. At the end of the session, an expectant mother will receive a session summary, including the average MHR and FHR.

Obstetrics Clinician Experience

We believe our INVU platform will lead to improved throughput, as Nuvo’s average monitoring time for NSTs is 28.9 minutes, inclusive of staff time. In addition, those utilizing our INVU platform are able to run multiple NSTs simultaneously, creating an estimated 60 minutes of freed exam room time per NST that can be used towards other billable procedures, plus the savings in clinical staff time.

Clinicians have access to an application known as INVU Pro that provides a digital dashboard reflecting all expectant mothers under their care. This dashboard may be sorted into different presentations and modified by the clinician based on their preferences. The clinician enters details about the expectant mother and pregnancy and establishes a protocol or care plan on the application, which includes the time, frequency and duration of the monitoring sessions. Care plans may also call for blood pressure monitoring before or after the sessions. The clinician may change the protocol or care plan in the application. Sessions may only be prescribed by the clinician and conducted during scheduled times. Our wireless sensor band cannot be used to record any data at other times. The clinician may view the session live or after it is completed. An example of a screen a clinician might see is below.

The live sessions screen in INVU Pro displays up to four simultaneous monitoring sessions on each page. Each monitoring session displays the expectant mother’s clinical details and NST data, which includes the FHR in green, MHR in blue, and the MUA. The clinician can double-click on any of the four sessions to see an expanded view with more detail and the expectant mother chat interface.

At the end of the session, the expectant mother will receive a session summary, including the average MHR and FHR, and the clinician will receive more detailed information relating to MHR and FHR based on the clinician’s stated preference. The application allows a clinician to write notes to the expectant mother. This feature is useful for conveying information to the expectant mother about her pregnancy, the unborn baby or changes in protocol.

Future Plans and Expectations

We intend to seek clearance to extend our INVU monitoring period as well as report other measurements. Approval or clearance from the FDA, or comparable regulatory agency in other jurisdictions, to capture certain measurements and perform certain tests, is not guaranteed and may take longer than planned. If we obtain additional clearances to report other measurements that our INVU platform is able to capture, compute and visualize, we will be able to provide and market additional pregnancy health metrics to participants in the pregnancy care management process, including expectant mothers and clinicians. We intend to utilize the data we collect, combined with external guidelines, to establish cloud-based decision support systems. We also expect to add external data provided by third-party sources and harmonize all data we have collected into one cohesive set. We intend to develop decision support tools to analyze the data we collect to develop and execute new personalized care protocols and population health strategies which we believe will enhance value-based care models. We also intend to apply data algorithms and other innovative digital tools to conduct AI-powered machine learning computer analyses to identify patterns and trends based on the data and to develop predictive models to ultimately enable population health strategies.

In addition to providing better care for expectant mothers and unborn babies, we believe that as our INVU platform develops, clinicians will be able to use existing and expanded current procedural terminology (“CPT”) codes, which offer clinicians a uniform language for coding medical services and procedures, for reimbursement for expectant mothers utilizing our platform and to employ our INVU platform, to maintain or increase their revenue and improve effectiveness. This is due, in part, to the additional efficiencies which we believe will allow them to increase the number of expectant mothers they care for and be more available when procedures are required. The studies we have conducted with leading health consultants and our commercial customers have confirmed the applicability of various CPT codes and structures for our services. See “—Reimbursement and Payment.”

To convince more clinicians, we will need to present sufficient impact evidence of the increased monitoring compliance, improved quality of care and healthcare outcomes, as well as reduced payer costs, obtained from our services to our commercial customers. If we can provide such evidence, we believe our commercial customers will be more likely to incentivize payers to enter into value contracts and partner with them, and payers will be more likely to encourage their obstetrics clinician networks and expectant mothers to utilize our services.

As part of our operational strategy, we have established a third-party servicing center where our wireless sensor bands are prepared for use by the next expectant mother after thorough cleaning and quality control testing and, if needed, fixing and refurbishing, which could involve replacement of some sensors. See “—Manufacturing and Supply.” We believe that, on average, a wireless sensor band should be viable for approximately 12 mothers over a three-year period before needing to be replaced.

Our Revenue Model

Current State

We have begun to fully commercialize the INVU platform and have signed over a dozen commercial contracts with health systems, large private practice groups and independent women’s health practices in the United States and Israel. These customers are adding new patients every week and we are seeing high satisfaction scores from clinicians and expectant mothers. Nuvo utilizes the net promoter score (“NPS”) customer satisfaction methodology that is based on a single survey question asking respondents to rate the likelihood that they would recommend a company, product, or a service to a friend or colleague. Promoters are customers who respond with a score of 9 or 10. Passives are customers who respond with a score of 7 or 8. Detractors are customers who respond with a score of 0 to 6. The NPS score is calculated with the following formula: total % of promoters – total % of detractors = NPS. We surveyed healthcare providers and expectant mothers at initial onboarding, after INVU monitoring sessions, and following the end of their care plans. As of July 2023, the reported NPS for expectant mothers was 46 and 52 for clinicians, on a scale of -100 to 100. These scores exceed overall NPS and healthcare industry averages, according to Survicate’s 2022 NPS Benchmark Report8.

We are currently focused on the most significant providers of prenatal care in the United States that often control the entire pregnancy journey. Our primary initial customer focus is on long-term enterprise level agreements with larger obstetrician-physician practice management groups, large hospital networks and U.S. healthcare systems, that we believe will be most effective at implementing our technology into clinical practice, with weighted emphasis on systems that provide pregnancy care from the beginning of the pregnancy, are leading providers of antenatal care and are stronger in value-based contracting with payers, particularly in connection with high-risk pregnancies (“HRPs”). We are structuring these agreements to include up-front and ongoing platform payments. Initial agreements may provide for introductory preferential pricing as an incentive to try the platform, and we are examining a number of other models, including fee-for-service, volume pricing or device purchasing.

[8]	Survicate, 2022 NPS Benchmarks Report (March 31, 2023).

Future State

If we establish evidence of the short and long-term benefits of our INVU platform and our ability to generate value for payers, we aim to seek long-term contracts with payers, primarily insurers and self-insured employers. Under these agreements, while we will typically initially receive payments as providers are paid, we ultimately expect to receive payments for the use of our INVU platform based, at least in part, on a percentage of cost-savings achieved by the applicable payers, which we believe is potentially larger. The expectation of reduced costs has been supported by at least one study in Denmark9 that demonstrated that an at home pregnancy solution involving nurses bringing hospital equipment to the home of a mother led to a 44% reduction in bed occupation for HRPs, 75% less time spent on patient monitoring by hospital staff and 93% improved patient satisfaction. Although not measured directly in this study, the reductions in bed occupation and time spent on patient monitoring would be expected to reduce costs associated with pregnancy care. We believe that our data tools and actionable insights we may develop, for example, through increased monitoring compliance and refined care protocols based upon our proprietary data analyses, should allow payers to realize significant cost-savings through the implementation of INVU in their population, and that if we are able to demonstrate improved quality of care and healthcare outcomes and cost savings, payers should be incentivized to encourage their obstetrics clinician networks and expectant mothers to utilize our INVU platform.

We believe that the data we expect to acquire from expectant mothers and unborn babies we monitor as we expand and improve our pregnancy care platform, the clinical innovation that we expect to result from the decision support tools we expect to develop and the insights we expect to gain and predictive models created based on our analysis of such data with these tools, will lead to increased efficiency and improved outcomes. We intend to monetize these capabilities, if developed, by selling to payers the anonymized population insights we obtain through our INVU platform, and by sharing in the cost savings that payers realize from these insights. We believe that payers will have a strong interest in what we believe will be high quality, aggregated pregnancy care data, the analysis of such data, actionable insights for the expectant mothers in their systems and to assist in managing population health, in large part to optimize payer spending, as they have with other specialties where remote monitoring platforms have become popular. As broader adoption occurs, we expect to generate greater enterprise level agreement revenues, as well as greater monetization potential as our data pool grows.

Our Competitive Advantages

We believe the following combination of strengths, capabilities and features of our data-driven connected pregnancy care management platform distinguishes us from our competitors and positions us to successfully compete, to address certain market opportunities and weaknesses, and to disrupt the pregnancy care management and monitoring market, through our innovative INVU platform. However, see also a discussion of the various risks we face under “Risk Factors—Risks Related to Our Business and Our INVU Platform.” We also believe that the pregnancy care management and monitoring market will show significant growth over the next years and decades, and that we are well-positioned to benefit from such growth.

Our INVU platform increases access to care through a remote solution. In recent years, telehealth infrastructure and remote monitoring solutions have become indispensable tools for care delivery and medical practice revenue generation. Pregnancy care has lagged behind other medical fields with respect to remote care due to difficulty in developing remote technology that can be easily administered early in the pregnancy without assistance and that provides monitoring within protocols at home that yield substantially equivalent results as the current standard of care obtained within healthcare facilities. Through clinical studies and commercial customer usage in the field, we have established that our INVU platform is capable of providing substantially equivalent FHR and MHR measurements and offering NSTs, which capabilities are based on heart rate beat-by-beat detection technology, and MUA measurements, as applicable. Our INVU platform, which we believe is the only platform that uses new technology cleared by the FDA for use during the antepartum period, will be of particular benefit to three types of expectant mothers. First, those living in rural areas without access to care, or those whose clinics see a high volume of expectant mothers. According to the March of Dimes10, as of 2022, there were approximately seven million women in the United States living in counties without access or with limited access to maternity care, giving birth to more than 500,000 babies a year. Second, expectant mothers with lower risk pregnancies, or LRPs, can enjoy the freedom associated with remote visits resulting in fewer in-office visits, easier compliance with care protocols and access to virtual triaging. Third, expectant mothers with HRPs who can also travel less frequently for in-office visits should enjoy more flexibility and freedom in receiving the proper level of care that they need, both at home and in the clinic during the INVU monitoring period, which we believe will result in a higher likelihood of monitoring compliance and reassurance for the expectant mother. According to the University of California, San Francisco Health11, high-risk complications occur in 6% to 8% of all pregnancies in the United States. In addition, COVID-19 and variants of the virus further accelerated acceptance of remote preventive care by both care providers and patients. We believe our INVU platform will be unmatched in remote care and based on the results of our clinical studies, in distributing access to safe and enhanced pregnancy care.

[9]	Acta Obstetricia et Gynecologica Scandinavica, Volume 101, Issue 1, Article (January 2022).
[10]	March of Dimes, Maternity Care Deserts 2022 Report.
[11]	University of California, San Francisco Health, Obstetrics & Gynecology: High-risk pregnancy, Article (Updated 2024).

Our wireless sensor band is designed to be self-administered by expectant mothers both at home and in the clinic. Our wireless sensor band was designed from the perspective of the expectant mother to be easy to use and applied by the expectant mother after reviewing simple virtual instructions, beginning in the 32nd week of pregnancy throughout the pregnancy journey, both at home and in the clinic. Most other devices that are labeled as remote-use devices are, in effect, miniaturized CTGs, whether using Doppler ultrasound, a tocodynamometer (“TOCO”), a device used to measure the length, frequency and strength of uterine contractions, or both, which have proven to be difficult to properly self-administer without assistance from a medical professional, especially for prolonged procedures such as NSTs. We believe an expectant mother’s ability to utilize our INVU platform both at home and in the clinic, and without assistance, significantly enhances the expectant mother’s experience, and we expect will increase compliance with routine monitoring protocols.

Our INVU platform has the potential to enable proactive pregnancy management, which we believe will result in better outcomes. Today, our INVU platform is capable of helping clinicians provide expectant mothers with routine prenatal care and offer NSTs, in each case during the INVU monitoring period for singleton pregnancies. As we offer more NSTs, we will capture more data in a less costly manner, which we believe, among other things, will help to identify patterns and trends that may allow detection of certain complications earlier and facilitate timely intervention. Our INVU platform provides both expectant mothers and clinicians with comparable and, potentially better, information than they would receive at a doctor’s office or a hospital. As we continue to utilize our measurement capabilities, we expect to develop biomarkers and predictive analytics, which we believe will set us apart from our competitors and make us more effective at enabling proactive pregnancy management to improve outcomes for expectant mothers and unborn babies.

Our INVU platform should make clinical-quality remote pregnancy care more attractive for clinicians and payers, which we believe will increase adoption as a new standard of care. We believe clinicians will be incentivized to prescribe our solution because they will gain access to medical-grade data remotely, efficiently and with less effort for both expectant mother and clinician. These features are tangible differentiators in the practitioners’ service offerings, which we expect to create the opportunity to strengthen the relationship to the expectant mother via virtual visits, while also potentially enabling increased compliance and better outcomes. Ultimately, the ability for improved virtual access to the expectant mothers they care for may allow clinicians to reallocate scarce resources to cases where their physical presence and care is otherwise required. We believe payers will be incentivized to adopt our solution as a way to rationalize systemic healthcare costs. Keeping expectant mothers out of high-cost settings, such as hospitals and doctors’ offices, except when absolutely necessary, should reduce costs to payers and self-insured expectant mothers. In addition, increased compliance with monitoring protocols has the potential to allow clinicians to identify certain complications earlier and possibly prevent expensive procedures. Furthermore, certain NSTs and potentially other procedures in the future, which are part of HRP management regimens, will no longer need to be performed in an office or hospital during the INVU monitoring period. We believe that the ability to perform these tests remotely should further reduce costs to payers as NSTs are frequently used in the management of HRPs, among other things. Even expectant mothers with LRPs should benefit through their improved access to basic prenatal care and virtual triaging and visits, as well as on transportation, childcare, and missed work costs, among other costs. We believe we will be able to provide impact evidence to clinicians and payers of the cost-benefits of our solution.

Our distributed care technology provides detailed data to enable population health strategies, and our database becomes harder to replicate as it grows. Through our advanced, multi-modality pregnancy monitoring technology, we believe we capture more detailed and granular signals and multiple physiological measurements, remotely, passively and in near real time, and acquire significantly more data from the expectant mother and unborn baby than other pregnancy monitoring systems. As we validate, aggregate and analyze data with respect to other physiological measurements, such as fECG, mECG, fPCG, mPCG, fetal activity, fetal position, maternal respiration and other measurements, we will strengthen our predictive abilities and, we believe, will eventually be successful in tackling significant pregnancy challenges, such as C-sections, preeclampsia, fetal and maternal arrhythmia and mood disorders. As our database increases with additional expectant mothers being monitored and data from clinical studies and other third-party sources, we plan to aggregate data in the cloud and combine it with existing guidelines to develop decision support systems, harmonize our data into one cohesive set, and apply data algorithms and other innovative digital tools to conduct AI-powered machine learning and computer-based predictive analytics. In addition, we expect these results will enable us to develop personalized and predictive care pathways for expectant mothers and unborn babies, make Al-based recommendations for treatment to the clinician, and provide more personalized care and better outcomes for expectant mothers and unborn babies. In addition, we believe these results will enable us to develop population health strategies to tackle significant pregnancy challenges. As a result, if we are able to establish and develop such capabilities, we believe that we will be able to increase our prospective revenues, make it harder for competitors to replicate our capabilities and establish INVU as the standard for remote pregnancy care management.

We have a comprehensive intellectual property portfolio. Our innovative technology is protected by an extensive global patent portfolio consisting of 14 issued U.S. utility patents, one allowed U.S. utility patent application, 9 pending U.S. utility patent applications, 36 issued foreign utility patents, two allowed foreign utility patent applications, 16 pending foreign utility patent applications and one PCT patent application. Our patent portfolio also includes three issued U.S. design patents and seven issued foreign design patents. Our patents cover various aspects of our INVU platform, such as numerous remote, non-invasive techniques for monitoring vital signs such as MUA and fetal cardiac activity. Our patents also cover techniques for the use and analysis of ECG and acoustic signal data for various purposes, including the generation of various signals. Our patents also cover hardware elements of our INVU platform, including sensor-laden garments, acoustic sensors and electrodes. We have protected our intellectual property rights through our patent portfolio and have maintained and executed on deliberate innovation areas to sustain the continued growth of our patent portfolio. In addition, we own trade secrets and research and development know-how supporting our INVU platform. Our comprehensive portfolio of intellectual property enables our highly advanced INVU platform, and we believe it would be difficult for a competitor to develop an equivalent product without considerable time and expense.

Our senior management team and Board have deep industry experience. Our organization is characterized by a strong, entrepreneurial corporate culture that fosters our vision of improved, remote, accessible and affordable pregnancy management. Our senior management team and Board consist of seasoned medical device and other professionals, with a wide array of experience, including women’ health, medical technology, medical or healthcare, data science, marketing, financial, consumer products, clinical, navigating regulatory pathways, manufacturing, human resources and commercial expertise. Our Board has significant and diverse public market expertise in small and large U.S.-listed companies, as well as executive leadership experience in listed digital healthcare companies. Together, we have over a century of experience in operating, growing and overseeing multi-national companies and healthcare related businesses. Our experience spans from building and scaling consumer facing medical products and digital healthcare solutions, to leading large U.S.-based hospital groups and running global multi-billion dollar revenue companies. We believe our mission-driven team spirit, diverse background and significant experience in our industry, positions us to excel and deliver against our strategic objectives.

Our Growth Strategies

Our goal is to become the standard of care for remote pregnancy monitoring and pregnancy care management through the development of our INVU platform. To achieve our growth plan, we expect to employ the following core strategies. Such strategies may be impacted by any of the risks disclosed under “Risk Factors—Risks Related to Our Business and Our INVU Platform”, “—Risks Related to Government Regulation and Our Industry” and —Risks Related to Israeli Law and Our Operations in Israel.”

Continue to scale our operations in the United States to accelerate the adoption of our INVU platform. We believe we have assembled a core operating infrastructure to support our future growth. For example, we have a seasoned management team based across Israel and the United States, as well as a comprehensive portfolio of intellectual property and strategic relationships with key suppliers, which we believe position us to rapidly grow our operations. We expect to scale our business in the United States by hiring additional U.S.-based managers as well as sales and marketing, product specialist and end-user support personnel to enhance our ability to acquire customers and retain and grow these relationships. As we grow, we intend to continue to remain asset-light by relying on a network of third-party suppliers and manufacturers to produce our hardware solutions, including our proprietary wireless sensor bands, and to clean and fulfill new orders for our wireless sensor bands.

Build a growing user and partner base through a stepwise approach, from providers to payers, while investing in expanding awareness of our INVU platform. We expect strategic partnerships with care providers to increase traction for our services and allow us to scale more quickly. We believe we have a healthy pipeline of U.S. and international providers and payers of strategic relevance, which we believe we will be able to convert to long-term partners and customers over time. In addition, we intend to spend considerable time and resources seeking to educate expectant mothers and their clinicians about the benefits of our remote monitoring technology. We intend to leverage content creation, advertising, social media and other marketing mechanisms to increase awareness of our solutions among expectant mothers. To increase awareness of our solutions among clinicians, prenatal care providers and other medical professionals, we intend to participate in industry conferences, advertise in medical journals and seek and promote customer testimonials and payer recommendations. We expect that increased awareness among these groups will highlight the benefits of our INVU platform, including ease of use, cost savings, access, and quality of data, which should increase adoption and accelerate our growth.

Aggregate the data we capture to enable us to effectively utilize our actual and potential data-related competitive advantages to benefit our user community and population health in general. Collecting data from users on our INVU platform will provide us with significant data that has not been previously captured, either in-office or remotely, about the different stages of pregnancy for both the unborn baby and expectant mother. We expect to expand the data we collect by seeking clearance to extend our INVU monitoring period. Aggregating such data will enable us to effectively utilize the competitive advantages our data collection and analysis capabilities provide to, for example, identify patterns and trends that are associated with certain risks and outcomes from which we should be able to make highly useful and actionable recommendations to expectant mothers and their clinicians.

Continue investing in research and development to enhance the quality and performance of our INVU platform. We have spent considerable time and resources developing our INVU platform and its enhanced system of remote pregnancy monitoring, as well as the intellectual property protecting it. We believe that continued investment in our research and development capabilities will enable us to obtain additional regulatory clearances to support the expansion of our service offerings from our INVU platform. We believe we are one of a few remote providers to be able to capture, compute and visualize this data to clinicians. A comparative study that we have conducted demonstrated that our measurements of MUA are substantially equivalent to those taken with an intrauterine pressure catheter (“IUPC”), a device used during labor to measure the frequency, duration and strength of uterine contractions and which is considered to be the most accurate for MUA measurements. Next, we plan to develop and utilize the measurements within our capabilities, such as mECG, fECG, fPCG, mPCG, fetal activity, fetal position, maternal respiration and amniotic fluid volume, to power and fuel our predictive model. We may also expand our offerings by seeking clearance to provide some of these measurements to expectant mothers and clinicians. We expect that continued investment in research and development will allow us to improve our product offerings and enable our products to become the standard of care for remote pregnancy monitoring and pregnancy care management. We believe that maintaining and growing our intellectual property portfolio will protect and expand our competitive position. See “—Our Competitive Advantages” and “—Research and Development.”

We intend to expand our reach globally. Our ambition is to improve pregnancy care globally. We filed for a CE mark in Europe in March 2023, which if approved, should allow us to offer NSTs using our FHR, MHR and MUA capabilities in certain circumstances. Our business development work in this region indicates substantial demand for our solutions. We are in discussions already in the Netherlands, Germany and Israel with various enterprise-level healthcare systems as well as payer networks. In Germany we have established a partnership with Charite University to bring the previously established benefits of remote pregnancy monitoring to Europe for the first time, while also setting the stage for the use of predictive analytics to improve health outcomes in the future. Finally, we are also involved with and pursuing a relationship with one of the four leading health maintenance organizations (“HMOs”) in Israel that is an innovator in remote marketing, and we also have a relationship with a top ranking Israeli medical center that is a global leader in medical innovation. If we obtain clearances and approvals in these and other jurisdictions, we believe our expanded reach would allow us to become a leader in pregnancy solutions from the first days of pregnancy onward. If we are able to scale globally, we expect to maintain our fundamental approach to commercialization to focus on building strong relationships with local care networks and payers as our anchor partners.

Our Challenges

We face company and market challenges to meet our objectives, including the following:

●	Corporate growth: we are a company headquartered in Israel with the development of our INVU technology far from where it will be commercialized. Product-market match is a difficult endeavor anywhere, but particularly when development is done far from where it will be applied. Building a commercial team and operations in a new market far from headquarters is a challenge, but one that is growing with a US-based CEO, Vice President, product specialists, and customer support. The majority of the new hires planned for 2024 will be in the U.S. market to support growth targets. See “—Research and Development”, “—Manufacturing and Supply” and “—Sales and Marketing”.

●	Product development: moving from prototype to mass manufacturing is difficult, as will working to continue reducing costs over time. In addition, we may continue to face challenges to ensure that upstream innovation will be able to be commercialized within regulatory and reimbursement frameworks.

●	Regulatory approvals: the pre-natal market is relatively new to in-home monitoring. The risks of the population – the unborn baby and expectant mother – presents additional challenges and sparks extra review by the FDA. Safety record, a lack of adverse events and reports, among others, can help allay issues with respect to regulatory approvals in this space. See “—Government Regulation” and “Risk Factors—Risks Related to Government Regulation and Our Industry”.

●	Competition: there are several competitive devices/solutions that are aiming for commercialization. We believe this is a validation of the commercial opportunity. The vast majority of these new competitors seem to be doing away with traditional Doppler/TOCO technology and attempting to monitor with direct physiological signals, such as biopotential, which is further validation of Nuvo’s direction. However, this is something to be mindful of because competitors are fast approaching with the ability to collect similar signals, and we will have to continue to innovate and execute effectively to achieve our objectives. See “—Competition.”

Recent Developments

Bridge Financing

Nuvo is in the process of carrying out a bridge financing (the “Bridge Financing”) by issuing to investors (“Holders”) secured convertible bridge notes (individually, a “Bridge Financing Note”; collectively, the “Bridge Financing Notes”). As of the date of this proxy statement/prospectus, Nuvo has definitive agreements with respect to $2,000,000 principal amount of Bridge Financing Notes and term sheets with respect to an aggregate principal amount of approximately $1,800,000 additional Bridge Financing Notes and anticipates entering into similar agreements with other investors. Nuvo has received $2.8 million in cash from this Bridge Financing so far. As this offering is still ongoing as of the date of this proxy statement/prospectus, Nuvo is not at this time able to estimate the aggregate amount to be received in this offering. The Bridge Financing Notes carry a 15% annual interest rate and upon conversion on the applicable Maturity Date (as defined in the Bridge Financing Notes), (i) Nuvo will pay the Holders all accrued interest on the Bridge Financing Notes up to the date of payment or conversion, and (ii) the Holders in their sole discretion, may choose to either (a) receive the principal amount of the Bridge Financing Note in cash; or (b) convert the principal amount of the investment into Nuvo Shares at a price per share of $7.0265. The Bridge Financing Notes mature on the earlier of (i) twelve months from the issuance date thereof, (ii) the closing of the Business Combination, (iii) the closing of an initial public offering, or (iv) the closing of a bona fide financing by Nuvo for the principal purpose of raising capital, through the sale of Nuvo securities in whatever form or type (whether debt or equity) that raises in excess of $10,000,000 in gross proceeds. Each Bridge Financing Note is being secured by all of Nuvo’s intellectual property, and Nuvo is committed to filing collateral assignments/financing statements with Nuvo’s Registrar in Israel and with the United States Patent & Trademark Office. Gaingels 10x Capital Diversity Fund I, LP, an entity that signed one of the definitive agreements for Bridge Financing Notes referred to above and an affiliate of a member of the Sponsor has agreed to serve as collateral agent with respect to the collateral securing the Bridge Financing Notes. Upon the occurrence of any event of default described therein, the outstanding balance under the Bridge Financing Notes shall become immediately due and payable upon election of the Holder and following a written demand notice sent to Nuvo. In consideration for the services to be rendered under certain advisory services agreements between the Holders and Nuvo, Nuvo is issuing a warrant to each Holder, whereby the Holder is given the right to purchase such number of Nuvo Shares equal to (2x) the principal amount of the Holder’s Bridge Financing Note divided by the same price per share noted above (i.e., $7.0265), at an exercise price of NIS 0.01.

Expanded Commercial Partnership

Philips

We and Philips Electronics Nederland B.V., or Philips, entered into a master purchase agreement (“Philips MPA”), in August 2023, the scope of which consists of Philips or one of its affiliates procuring products and services from Nuvo. Products include Nuvo’s proprietary INVU remote patient maternity monitoring system, or the INVU System, and services include professional services rendered by Nuvo in connection with Nuvo’s delivery of the INVU System. The designated territory for this commercial arrangement is the United States (the “Territory”).

Other important terms under the Philips MPA include:

●	Nuvo has granted Philips limited exclusivity to market the INVU System to certain market segments.

●	The parties have agreed to create a steering committee made up of three senior representatives from each organization. The committee will be tasked with various governance-related responsibilities, such as overseeing the progress of the parties; generally planning and scheduling; considering any proposed changes or modifications to the Philips MPA; conflict resolution; and such other matters as may be agreed between the parties from time to time.

●	The pricing model involves essentially an all-in price (i.e., the ‘transfer price’) per pregnancy which includes delivery of the INVU sensor band, access/use of the INVU solution, and the support provided by Nuvo. Professional services, if any, that Nuvo may be requested to carry out will be charged separately.

●	Each party will maintain ownership of its respective pre-existing intellectual property, as well as any modifications made to such intellectual property during the course of the agreement. The Philips MPA contains certain provisions protecting Nuvo’s intellectual property and confidential information in a commercially reasonable manner.

●	The Philips MPA has a multi-year initial term unless earlier terminated by the parties in accordance with the Philips MPA.

This Philips MPA was preceded by a Master Pilot Agreement that was signed in 2021. Since then, Nuvo and Philips have activated different workgroups that meet regularly and cover all aspects of the partnership, including integration, marketing, regulatory, order management, and contracting/supplier qualification. All paperwork behind the joint offering integration is complete in the form of an amendment to the Master Pilot Agreement that was signed in January 2023. Nuvo believes that the parties are currently on track to activate their vision of distribution of the joint offering to hospital networks in the United States within the next six months.

Our Market Opportunity

According to the National Institutes of Health/American Medical Informatics Association data12, the United States is spending over $110 billion annually on prenatal and neonatal care, which is growing at approximately 3% per year for public and private insurance. In the United States, there are 3.66 million annual pregnancies13 of which 75% are treated as low-risk and 25% are treated as high-risk, according to L.E.K. Consulting LLC research and analysis.14 According to a 2020 JAMA Network article15 covering changes in U.S. health care spending by payer and health condition over time, general pregnancy costs represent approximately $53 billion of spending and high-risk pregnancies represent approximately $58 billion of additional spending. Furthermore, according to a 2020 article by the American Journal of Managed Care16 covering the costs of giving birth in the United States, the average national cost of childbirth admission for an individual with employer-sponsored insurance is approximately $14,000. We believe that this large, dynamic market is ripe for disruption for several reasons in addition to the shortage of clinicians. First, the rise in adverse outcomes for infants and mothers, including increased mortality and an increase in HRPs, requires better solutions. Second, current fetal monitoring technology is outdated, as it is primarily based upon CTG, used to monitor fetal heart rate and uterine contractions during pregnancy and labor, which was designed for intrapartum monitoring in clinics by experienced professionals. Existing devices for fetal monitoring in clinical use today, such as the in-clinic Philips Avalon FM-30 and the GE Corometrics 250 Series, or the home use device Sense4Baby, rely on doppler for recording the fetal heart rate, and TOCO for recording uterine contractions.

According to an article in the Journal of Obstetric, Gynecologic & Neonatal Nursing17, a well-documented risk of Doppler technology is that it may acquire a fetal heart rate mistakenly from the mother’s heart-beat, potentially leading to false reassurance. Such false reassurance may lead in turn to results such as stillbirth, according to an article published in the British Medical Journal18 discussing the dangers of listening to the fetal heart at home. In addition, if the signals are not differentiated correctly, maternal decelerations can be mistaken for fetal decelerations, leading to unnecessary intervention. The medical community has acknowledged this problem and we think active measures should be taken to avoid it. In the INVU device, the measurement of biopotential signals coming directly from the fetal and maternal hearts, and the combination of biopotential and acoustic signals is designed to differentiate the fetal from the maternal heart rate. In addition to the clinical data presented below under “Clinical Studies”, this capability has been demonstrated internally via bench testing where several scenarios of simultaneous MHR and FHR simulated signals (including overlapping MHR and FHR signals) were provided as input to the INVU system and the INVU system successfully distinguished between the two signals without error. Furthermore, according to a comparative study found in the Gynecologic and Obstetric Investigation Journal19, FHR and MHR recordings using an ECG-based system have been reported to significantly reduce the rate of confusion between FHR and MHR compared to the same data recorded via CTG.

According to a study published in the AJOG20, comparing three methods of monitoring uterine activity during labor, TOCO, utilized in CTG to record maternal contractions, has been shown to have a high miss rate, potentially up to 35%, when compared to IUPC. In contrast, the INVU system has been shown to have a positive agreement of 85% (meaning a miss rate of about 15%) when compared to IUPC (see results below under “Clinical Studies”). Within the same study, INVU and TOCO were recorded simultaneously and INVU significantly outperformed TOCO.

As a result of the above, we believe that the INVU system is more reliable than the current monitoring solutions generally provided in healthcare facilities. Taken together with the ability to accurately record FHR, MHR and MUA remotely via a self-administered device, we believe that the INVU system is better equipped to remotely monitor many pregnancy-related problems during the antepartum period.

Third, the substantial costs of pregnancy care continue to increase without any meaningful corresponding improvement in results and, in some cases, results in a failure to receive care. Fourth, the United States is facing a growing and severe shortage of clinicians during a time when better care is needed. Healthcare has been trending to telehealth infrastructure and remote monitoring solutions for care delivery and practice revenue generation. The COVID-19 pandemic also greatly accelerated the move to telehealth.

[12]	American Medical Informatics Association, AMIA Annual Symposium Proceedings Archive, Article (2017).
[13]	US Centers for Disease Control and Prevention, National Vital Statistics Report, Volume 72, Number 1 (January 31, 2023).
[14]	L.E.K. Consulting LLC, PregSense MD U.S. Market Opportunity (Phase 1), Report (February 23, 2018).
[15]	JAMA Network, Article (March 3, 2020).
[16]	American Journal of Managed Care, Article (May 15, 2020).
[17]	Journal of Obstetric, Gynecologic & Neonatal Nursing, Volume 33, Issue 1, Article (January 2004).
[18]	British Medical Journal, Volume 339, Article (November 14, 2009).
[19]	Gynecologic and Obstetric Investigation Journal, Volume 75, Issue 2, Article (January 2013).
[20]	American Journal of Obstetrics & Gynecology, Volume 208, Issue 1, Article (January 2013).

We believe Nuvo’s approved product can immediately address the following market opportunities:

●	Remote NSTs: According to the ACOG, current clinical practice calls for performing a NST once or twice weekly after the 32nd week of pregnancy[21]. As noted below (see Figure 1), 75% of all pregnancies in the United States are treated as low-risk and 25% are treated as high-risk. Given that 25% of the approximately 3.66 million annual pregnancies in the United States[22] are treated as high-risk, and given that current clinical guidelines call for once or twice weekly NSTs from gestational age 32 to term, on average, at least 11 million NSTs are conducted annually in the United States alone, although this number could reach as high as approximately 15 million considering the common clinical practice of twice-weekly NSTs. An expectant mother with a high-risk pregnancy can perform any NST prescribed by her clinician at home, in lieu of an office visit. The total yearly NST market in the United States has the potential to be in the range of approximately $0.9 billion to $1.3 billion. Nuvo’s current capabilities are poised to capture a significant share of this market, offering cost-effective, remote monitoring solutions. We believe by taking our current list price or average selling price of our INVU platform and multiplying it by the 3.66 million annual pregnancies in the United States, we can estimate our total addressable market. We are targeting capturing approximately 10% of this market in the United States over the next several years, the entirety of which we believe is a serviceable market for Nuvo on its existing FDA-cleared product capabilities alone.

●	Spontaneous OB-Emergency Department (OB-ED) Visit Reduction: According to a study contained in the AJOG in 2017[23], approximately 36% of all pregnant women visit the OB-ED at least once during their pregnancy. Nuvo’s current solution can potentially decrease OB-ED visits by offering timely and accurate home-based assessments, which is currently valued at approximately $2.4 billion annually. Nuvo currently has customers that cite that their patients are avoiding spontaneous OB-ED visits because they are triaged remotely (i.e. used INVU for one-time, on-demand remote monitoring towards effective assurance to assuage concerns about decreased fetal movement or other concerning factors that would have otherwise required hospital presentation), further validating Nuvo’s belief that it can currently address this market opportunity and in the future, more fully address this market opportunity as Nuvo acquires more data and monitoring of that data to support this claim definitively. In addition, future products, subject to FDA approvals, may further Nuvo’s claims on this topic.

●	Maternal Hospital Admission/Reducing Length of Stay: According to a study in Denmark[24] reporting on 400 singleton pregnancies, home-monitoring, including remote self-monitoring of fetal and maternal well-being in intermediate- and high-risk pregnancies appeared to be a safe, feasible alternative to inpatient or frequent outpatient care, improving expectant mother well-being and cost-effectiveness. The Denmark study used remote monitoring solutions to validate the solution, albeit solutions that do not have on-label indication for home use (specifically, the Monica Novii patch). Home hospitalization was conducted on otherwise hospitalized inpatients, such as those with preeclampsia and PPROM (preterm premature ruptured membranes). Daily monitoring was conducted, for days or weeks. Findings included no adverse health outcomes as compared to traditional hospitalization, with improved cost outcomes due to reduced hospitalization days. Reducing hospital admissions and length of hospital stay is a benefit that can currently be provided with Nuvo’s FDA-cleared solution. Moreover, our future AI and biomarker enhancements may enable earlier detection of potential complications, optimizing the need for hospital admissions and potentially reducing the length of stay even further. These abilities give Nuvo reason to believe it can capture a portion of the current $38 billion spent in this arena (according to data from a 2019 study from the Journal of Pediatrics[25] covering birth hospitalization costs and days of care for mothers and neonates in California and taking into account inflation rates).

●	Reducing Unnecessary C-Section Rate: With advanced predictive capabilities, Nuvo aims to lower the number of unnecessary C-sections through better monitoring and insights. This shift would not only represent improved health outcomes but also aligns with reducing a portion of the nearly 1.2 million C-sections performed annually in the United States according to the CDC[26]. In addition, certain key opinion leaders believe Nuvo’s currently available INVU solution may already help reduce unnecessary C-sections, by theorizing that remotely monitoring expectant mothers who otherwise would be coming in the hospital for induction and thus, will help reduce labor fatigue. This use case has not yet been implemented in practice yet as this is a benefit that may be provided with our FDA-cleared solution, but will require more data and monitoring of that data to support this claim definitively. In addition, future products, subject to FDA approvals, may further Nuvo’s claims on this topic.

[21]	Contemporary OB/GYN, ACOG Guidelines, Article (February 6, 2015).
[22]	US Centers for Disease Control and Prevention, National Vital Statistics Report, Volume 72, Number 1 (January 31, 2023).
[23]	American Journal of Obstetrics & Gynecology, Volume 216, Issue 2, Article (February 2017).

[24]	Acta Obstetricia et Gynecologica Scandinavica, Volume 101, Issue 1, Article (January 2022).
[25]	Journal of Pediatrics, Volume 204 (January 2019).
[26]	US Centers for Disease Control and Prevention, Article (Last reviewed June 8, 2023).

●	Upstream Innovation Benefits: Nuvo intends to utilize AI for predicting and reducing preterm births ($28 billion annual cost according to JAMA27), maternal mood and anxiety disorders (which can cause an annual economic impact of approximately $14 billion according to a study discussed in a 2019 Mathematica article[28], with $2.9 billion directly related to maternal health expenditures), and neonatal intensive care unit stays for newborns ($24 billion annual cost according to a 2018 article in the Journal of Pediatrics29). These areas present a market opportunity that aligns with our mission to improve healthcare outcomes and equity. Nuvo’s future innovations, subject to FDA approvals, intend to address commercial market opportunities in these segments.

In parallel, the CDC30 recently reported that maternal mortality rate has increased dramatically since 2019. The maternal mortality rate for 2021 was 32.9 deaths per 100,000 live births, compared with a rate of 23.8 in 2020 and 20.1 in 2019.

According to the World Health Organization (“WHO”)31, globally, approximately 295,000 women died from preventable causes related to pregnancy in 2017, or approximately 810 women every day. According to a study published in 201732, approximately 36% of the pregnant women who participated in the study had at least one visit to the emergency department that was non-urgent. While the WHO33 has recommended that C-sections should not exceed 10% to 15% of all deliveries in any country, the CDC34 reported approximately 32% of all deliveries in the United States were by C-section in 2018. According to the CDC35, pre-term birth affected about one of every ten infants born in the United States in 2022.

Figure 1:

1.	CDC 2021, Vital Statistics Rapid Release
2.	LEK Report 2018
3.	JAMA 2020, US Health Care Spending by Payer and Health Condition, 1996-2016
4.	AAP 2017, Guidelines for Perinatal Care, 8th Edition
5.	CDC 2021, Births – Method of Delivery
6.	CDC 2021, Gestational Diabetes
7.	CDC 2021, High Blood Pressure During Pregnancy
8.	Reproductive Toxicology 2021, Intrauterine growth restriction: Clinical consequences on health and disease at adulthood
9.	Medscape 2016: Premature Rupture of Membranes

[27]	JAMA Network, Article (March 3, 2020).
[28]	Mathematica, Article (April 29, 2019).
[29]	Journal of Pediatrics, Volume 142, Issue 5, Article (November 1, 2018).
[30]	US Centers for Disease Control and Prevention, Article (March 2023).
[31]	World Health Organization, Article (2019).
[32]	American Journal of Obstetrics & Gynecology, Volume 216, Issue 2, Article (February 2017).
[33]	World Health Organization, Article (April 14, 2015).
[34]	US Centers for Disease Control and Prevention, Article (Last reviewed June 8, 2023).
[35]	US Centers for Disease Control and Prevention, Reproductive Health, Article (Last reviewed October 24, 2023).

Adverse Maternal and Infant Outcomes

The ability to protect the health of mothers and babies in childbirth is generally considered to be one of the fundamental indicators of a society’s development. According to WHO36, from 2000 to 2020, the global maternal mortality ratio (maternal deaths per 100,000 live births) diminished by 34% globally, with most maternal deaths occurring in developing countries. In contrast to global trends, according to the CDC37, maternal mortality is increasing at a rapid pace in the United States, increasing from 7.2 deaths per 100,000 live births in 1987 to 17.6 deaths per 100,000 live births in 2019, and continues to be very high, even beyond rates observed in some developing countries. According to the World Population Review38, the United States ranks 50th in the world for infant mortality, with 5.4 deaths per 1,000 live births, making it one of the most dangerous developed countries to give birth in, behind many emerging countries. These troubling trends are amplified by a continuous increase in the number of HRPs and dangerous co-morbidities such as diabetes and hypertension, which disproportionately affect women in rural communities and of lower socioeconomic status. The March of Dimes reported in 202239 that nearly 36% of U.S. counties were “maternity care deserts” or counties where there were no hospitals providing obstetric care, no birth centers, no OB/GYN and no certified nurse midwives. While the overall rate of infant mortality has declined, the United States continues to lag behind other developed countries. According to the most recent data from the Organization for Economic Co-operation and Development (“OECD”)40, babies in the United States are 76% less likely to reach their first birthday than babies born in other wealthy member countries.

While most women in the United States give birth to healthy babies and without serious complications, pregnancy and childbirth come with a variety of health risks for both mother and baby. A growing number of challenges facing care of the expectant mother and unborn baby in the United States are helping to drive these troubling trends. An increasing incidence of chronic conditions, such as obesity, diabetes and hypertension, among expectant mothers, is driving up rates of HRP. According to the CDC41, one in every 12 to 17 pregnancies among women ages 20-44 is hypertensive. According to Medscape42 and the Journal of the American Medical Association43, costs related to hypertension are approximately $15,000 on average and result in annual spending of $5.5 billion.

Increased monitoring of the pregnancy’s progression, which enables quicker and earlier intervention, is critical to protecting the health of mother and baby. However, limitations in the portability, effectiveness and administration of current monitoring technology means that even with additional prenatal visits, insight into HRP remains fragmented and makes charting a path towards better outcomes challenging. HRPs pose significant risk to mother and baby and also come at a high cost for both parents and the healthcare system.

Outdated Practices and Tools

In many areas of medicine, advancements in technology have made healthcare solutions commonplace that only a few decades ago seemed impossible. Digitization of healthcare and the shift of a portion of care delivery to the home, in general, is progressing at a rapid pace. Unfortunately, while a significant number of practice areas, such as oncology, cardiovascular medicine and chronic conditions, have seen substantial technological innovation, innovation with respect to the health of the expectant mother and the unborn baby has been slower. In fact, the technology, which has changed little in more than three decades, is outdated and inefficient and has not developed fundamentally new, scalable and remote approaches to pregnancy monitoring and care, resulting in an overburdened healthcare system in which parents and clinicians have minimal visibility to what is actually happening in the pregnancy.

CTG, the monitoring technology underpinning, in most cases, today’s standard for pregnancy management, was designed and built for intrapartum pregnancy monitoring by a medical professional in a hospital setting. CTG lacks practical portability and requires active in-office administration by a medical professional as it requires expertise to apply the device and maintain it in a proper position. CTG also utilizes Doppler and TOCO technologies that only allow for active indirect and passive indirect, respectively, average measurements of heart rate and uterine contraction activity. Accordingly, this approach is generally limited to the information about the health of a pregnancy that can be collected during monthly or less often in-office visits, or, in the case of HRPs, for example, far more often.

[36]	World Health Organization, Maternal mortality, Article (February 22, 2023).
[37]	US Centers for Disease Control and Prevention, Pregnancy Mortality Surveillance System, Article (Last reviewed March 23, 2023).
[38]	World Population Review, Infant Mortality Rate by Country, Article (Updated 2024).
[39]	March of Dimes, Maternity Care Deserts 2022 Report.
[40]	Health Affairs, Volume 37, No. 1, Article (January 2018).
[41]	US Centers for Disease Control and Prevention, High Blood Pressure, Article (Last reviewed June 19, 2023).
[42]	Medscape, Hypertension and Pregnancy, Article (June 22, 2022).
[43]	JAMA Network, Article (March 3, 2020).

Despite the large number of global births, existing remote pregnancy monitoring technology has certain weaknesses and has not been able to solve many of the problems facing pregnancy care today, which amplifies the need for technology such as ours, which consists of an innovative sensor form factor and computations resulting in higher quality signals. Existing systems are generally less accurate and have difficulty separating FHR from MHR. Neither are they able to measure heart rate beat-by-beat or heart rate variability. As indicated, we obtain both a biopotential signal and an acoustic signal, which allows us to measure heart rate beat-by-beat and heart rate variability, and to capture other layers of data. INVU is also able to sense movement of the expectant mother or unborn baby, providing significant advantages as to the data we are able to collect, although it does not currently provide movement data to the clinician or expectant mother. Few existing remote pregnancy monitoring technology solutions measure MUA, meaning that, currently, this measurement must almost always be done at the clinician’s office, a hospital or similar facility. INVU also takes all measurements passively, or from the body, as opposed to going through the body, as is the case with Doppler ultrasound which is an active technology that sends signals into the womb. Current remote technology that requires placement on the body either cannot be self-administered or self-administration is difficult due to the movement of the transducers, and as the amount of pressure utilized during this procedure varies, results vary. Notwithstanding, even the existing remote pregnancy monitoring has been shown in limited analysis to increase monitoring compliance, improve quality of care and healthcare outcomes and reduce payer costs. Accordingly, we believe that our advanced technology will be even more successful in this regard.

Utilizing outdated technology, parents and clinicians receive a fragmented and episodic view of the pregnancy that makes it difficult to confidently chart the course of a pregnancy and identify potential problems that could impact the health of the expectant mother and unborn baby. Additionally, the pregnancy management process could consume significantly more travel and work time for parents and cost for payers and uninsured expectant mothers, all of which could have an adverse effect on compliance. Despite the serious implications of complications during pregnancy, to date, we believe that a holistic remote platform for integrated, connected and continuous care has not been available until INVU.

Substantial Costs of Pregnancy Care

Another factor affecting access is that for all pregnancies, the cost to give birth in America has been increasing without any corresponding improvement in results. Many expectant mothers are forced to pick and choose care based on their ability to pay or insurance, rather than seek the best available medical care. According to The Commonwealth Fund44, more than one-third of women in the United States report skipping needed medical care because of costs. According to the U.S. Department of Health and Human Services Office on Women’s Health45, babies of mothers who do not get prenatal care are three times more likely to have a low birth weight and five times more likely to die than those born to mothers who do get care. In addition, approximately 36% of all pregnant patients who participated in a study46 presented at the OB emergency department (OB-ED) at least once during their pregnancy. Nuvo’s solution is being used to provide remote triage and monitoring to expectant mothers instead of going to the OB-ED, saving cost, time and effort for expectant mothers, providers, and payers. These cost issues which affect access can also be traced back, in part, to the outdated technology and standard of care. The increase in HRPs has also increased the costs of pregnancies. Thus, the need for more affordable and accessible care is significant.

Severe Shortage of Obstetrician Access

Despite rising birth rates and cases of serious HRPs, as previously indicated, access to obstetrics services continues to decline, especially in rural communities. This is due in large part to a growing shortage of obstetricians. The ACOG47 puts the current shortage at approximately 9,000 obstetricians countrywide and expects this number to grow to 22,000 by 2050, in part because the average age of obstetricians is relatively high, and a number of obstetricians are nearing the end of their career. The March of Dimes reported in 202248 that nearly 36% of U.S. counties were “maternity care deserts” or counties where there were no hospitals providing obstetric care, no birth centers, no OB/GYN and no certified nurse midwives. Not only is this burden being felt by the dwindling numbers of obstetricians, but a growing number of families are being put at a distance from care that is inconvenient, and at least in some cases, dangerous. Women who live in these counties may also have limited access to appropriate preventive, prenatal and postpartum care. Distance can make the recommended number of office visits difficult to comply with. The shortage of obstetricians can result in fragmented, impersonal care that does not reflect what research has shown produces the best health outcomes for mothers and babies. Even in counties with obstetricians, expectant mothers are reporting seeing a reduction in total time spent in prenatal visits.

One of the largest contributing factors to this decline is the overburdening of obstetricians, many of whom struggle to manage mounting numbers of expectant mothers to care for with unpredictable hours and high liability potential. Rather than offer a solution, standard pregnancy care technology often exacerbates these issues. Current clinical guidelines according to the American Academy of Pediatrics49, recommend about 11-15 prenatal visits over the course of a healthy pregnancy. Most of these visits simply confirm that the pregnancy is progressing as expected, but limitations in monitoring often mean that most of these visits must be done in-office with expensive technology regardless of the status of the pregnancy. Current ACOG clinical guidelines50 suggest once or twice weekly NSTs for HRPs in the last trimester. With these limitations and episodic care, almost 75% of expectant mothers who participated in a study51 made an unscheduled obstetrics visit, with 38% making two or more unscheduled visits. This is reflective of the unnecessary utilization of resources for clinicians, expectant mothers and health systems. The reduction in the professional labor force available to treat a steadily growing population requires more efficient pregnancy monitoring technology to ensure continuous care.

[44]	The Commonwealth Fund, Article (December 19, 2018).
[45]	U.S. Department of Health and Human Services, Office on Women’s Health, Article (Last updated February 22, 2021).
[46]	American Journal of Obstetrics & Gynecology, Volume 216, Issue 2, Article (February 2017).
[47]	American Journal of Managed Care, Article (September 21, 2019).
[48]	March of Dimes, Maternity Care Deserts 2022 Report.
[49]	American Academy of Pediatrics, Guidelines for Perinatal Care, Eighth Edition, Book (2017) .
[50]	The American College of Obstetricians and Gynecologists, Indications for Outpatient Antenatal Fetal Surveillance, Committee on Obstetric Practice, Committee Opinion, Number 828 (June 2021).
[51]	American Journal of Obstetrics and Gynecology, Volume 198, Issue 1, Article (January 2008).

Technology

Overview

Our INVU platform begins with a self-administered, wireless sensor band, containing passive biopotential acoustic and motion sensors. Our wireless sensor band’s multiple sensors acquire granular signals that are designed to overcome variability in body physique or build or changes in fetal position. The sensors acquire underlying fetal and maternal ECG and PCG data, along with motion data, which allow for beat-by-beat precision of heart rate calculations. This data is transmitted to our cloud computing back-end application which utilizes two modules of algorithms, one for FHR and MHR and another for MUA, to perform the set of signal processing and analysis tasks needed to extract the clinically meaningful physiological measurements, such as FHR, MHR and MUA, from the raw data. Our multi-modality technology enables robust discrimination between FHR and MHR, separating the data into two corresponding channels for computation and visualization, as well as reliable measurements of MUA when compared to the existing standard of care. The algorithm also displays the data we are cleared by the FDA to provide for visualization through one of two mobile applications that provide tailored information for each of the clinician and expectant mother. The first, a software application for the expectant mother, runs on her mobile device, which displays the results, controls our wireless sensor band and is utilized as a bridge to send the raw data collected to the cloud-based servers for analysis. The other, a software application for the clinician, runs as a web-based application, our INVU Pro application, on any computer with a standard internet browser.

The photograph and diagram below show our wireless sensor band as worn by an expectant mother and a diagram of our wireless sensor band. As can be seen from the diagram, the band consists of an upper and lower band placed at the top and bottom of a woman’s abdomen and connected in the back. Our wireless sensor band contains biopotential, acoustic and motion sensors, some of which are fixed and some of which are removable for ease of repair and replacement.

Wireless Sensor Band and Sensors

We designed our wireless sensor band to be easy to administer by a lay person, such as an expectant mother or her significant other. Our wireless sensor band consists of eight biopotential sensors, four acoustic sensors and two motion sensors overlaid on a lightweight but durable band. The biopotential sensors measure small potential or voltage changes on the skin that arise from physiological signals, including the cardiac biopotential signals generated during each heartbeat. The acoustic sensors are highly sensitive microphones that convert sound waves into an analog biopotential signal. These sensors passively detect the ECG and PCG signals unlike most other existing pregnancy monitoring devices, which actively send signals into the womb and which often require constant readjustments by trained professionals, limiting the ability of those devices to monitor continually within protocol. Motion sensors monitor maternal or device motion which could affect the physiological measurements being taken and helps us to validate our captured data or determine if such data was interrupted by an abrupt movement. We have also developed a real-time module that we expect would notify the expectant mother to stop moving if the movement is interrupting signal acquisition and we are testing using the motion sensor to further validate our MUA algorithm. Raw data from each sensor are converted from analog-to-digital, and sent by Bluetooth to the expectant mother’s mobile device, which transmits the signal securely to the cloud for processing.

MHR and FHR Signal Detection and Processing

After the data are acquired, they are digitized and sent wirelessly for analysis on cloud-based servers by an algorithm we developed. The goal of the algorithm is to fuse the independent information gathered from the acoustic and biopotential sensors to obtain FHR and MHR. The algorithm validates the data, preprocesses the data to remove noise, detects heartbeat independent from biopotential signals and acoustic signals and fuses detected heartbeats from biopotential and acoustic signals to calculate FHR and MHR. Raw data is examined to determine whether it contains valid data. Biopotential data are treated as containing a valid signal if the mECG can be detected because the mECG has a large enough amplitude to appear with adequate quality in all biopotential channels. Acoustic channels that are suspected of containing only noise are considered invalid and discarded.

Acoustic signals and biopotential signals are then independently filtered to capture the relevant physiological signals and to reduce unwanted signals or noise. An additional filter eliminates low-frequency noise in signals with high levels of noise. Acoustic signals are preprocessed with multiple sensor bandpass filters that accept signals within a specific range of 10-95 Hz and rejects signals outside that range.

mECG is determined by detecting maternal Q, R and S waves, or the QRS complex, which are biopotential signals that spread throughout the ventricles in rapid succession when the heart changes from a resting polarized state, or more negative electrical charge, to a depolarized state, or more positive electrical charge, represent maternal heartbeats. These biopotential signals are cross-correlated between multiple ECG channels and for each detected and adjacent heartbeat to enable extraction of the mECG signals from the detected biopotential signals. Once the mECG is extracted from the signal, it is then subtracted from each channel of biopotential data, leaving the fECG data and noise not earlier eliminated. The remaining data are processed to determine fECG by filtering the signal within a pre-determined range of frequencies and then enhancing it to process the resulting signals for fetal QRS detection through peak detection and cross-correlation.

Each channel is examined through the algorithm to determine whether PCG signals represent “true” heart sounds, for example, the heartbeat when (i) the heart muscle contracts after refilling with and pumping blood from the heart chambers into the arteries and (ii) the aortic valve and pulmonary valve close. This is achieved by calculating an outline of the signal extremes, discarding peaks that are not prominent, and grouping peaks into two groups according to shape and size using a clustering algorithm, or an algorithm that estimates density and tends to group the data points belonging to a single distribution together. An initial estimate of the beat-to-beat interval of each PCG group is calculated. Missing beats are identified and added as appropriate. In parallel, the peaks of the PCG signal are auto-correlated. The algorithm then determines whether or not the heart sounds are coming from the same source and segments the data into two streams to represent the two sources of heartbeats. The acoustic signals are classified as either maternal or fetal using the maternal QRS positions detected by the ECG processing algorithm. If the cross-correlation of the PCG data and the maternal QRS data is high, then the PCG data stream is classified as maternal. If the cross-correlation of the PCG data with the maternal QRS is low, then cross-correlation is performed with the fetal heartbeats calculated from the ECG algorithm. If this correlation is high, the PCG data stream is classified as fetal. If neither correlation is high, the acoustic signal and the respective detected heartbeats are discarded.

The results from the independent analyses of biopotential and acoustic signals by the algorithm are grouped to extract final MHRs and FHRs by combining time-stamped annotations of the biopotential and acoustical data from detected heartbeats. Biopotential signal annotations are earlier in time than acoustic annotations of the same heartbeat. The algorithm then calculates the local variation in time differences between nearby biopotential and acoustic signal annotations and adjusts the time difference between biopotential and acoustic annotations. Missing biopotential annotations or acoustic annotations can be added if there is a corresponding signal in the other data stream in certain circumstances. The annotations are fused into one annotation per heartbeat, and HR is calculated as beats per minute.

Below is a diagram of our INVU algorithm for FHR and MHR.

Preprocessing
Continue Processing?
Raw Data
Processing Decision
No
Yes
Data Validation
Acoustic Data Analysis
Biopotential Data Analysis
Acoustic Signals
Bio Potential Signals
Signal Examination
Signal Preprocessing
Signal Preprocessing
Maternal QRS Detection
PCG Detection
Maternal QRS Positions
Available?
No
Exit Logic
PCG Classification
Yes
Maternal ECG Extraction and Elimination
Fetal ECG Extraction
Fetal QRS Detection
Fetal and Maternal PCG Position
Fusion
Combine
Fetal and Maternal QRS Positions
Fusion
FHR and MHR Generation

In the diagram above (1) The algorithm separately analyzes the biopotential and acoustic signals collected from our wireless sensor band in a series of signal-processing steps. (2) Signals are preprocesses to capture the relevant physiological signals and to reduce unwanted signals to noise. (3) The algorithm separates one input data stream into two groups: mECG and nonmaternal ECG. With the fECG, detailed information can be collected, including QRS waves, between waves. (4) The acoustic signals are classified as either maternal or fetal, using the maternal QRS positions detected by the ECG processing algorithm as a reference. (5) MHR and FHR measurements are generated.

MUA Signal Detection and Processing

We have also developed a novel algorithm that enables non-invasive, reliable MUA monitoring based on mECG and mPCG signal processing via our wireless sensor band after they pass through the uterus. Since receiving FDA clearance for MUA, and its intended use, in conjunction with MHR and FHR, for NSTs, we are now able to perform remote at home and in-clinic self-administered NSTs during the INVU monitoring period for singleton pregnancies, which we believe enhances our ability to monitor LRPs and HRPs.

The maternal heartbeat creates strong biopotential and acoustic signals, which propagate through the body and are recorded by our wireless sensor band after they have passed through the uterus. When a contraction occurs, the medium through which the signals propagate changes, causing an amplitude modulation of both the biopotential and acoustic signals in a similar manner that correlates with the mechanical effect of the contraction.

Below is a diagram of the three stages of our MUA detection algorithm.

Raw Data
Fetal and Maternal Heart Rate Module
Heartbeat detection
PCG
ECG

1 Data pre-processing:

Filtering and artifact removal steps are performed on all 8 ECG Channels. In addition, from each PCG channel, 5 time-series that differ in their spectral contents are created and pre-processed, resulting in 20 sets of acoustic data. All 28 data channels are then fed into the next stage.

2 MUA signals generation:

For each channel, the signals are sampled at each heart-beat time-position. The resulting discrete signals are converted into continuous time-series signals emphasizing amplitude modulations in the filtered signals from the previous step. An example of per-channel UA surrogate signal preparation is shown in figure **3A.** An automatic contraction detection algorithm then searches for significant changes in the amplitude signals.

A
Preprocessed biopotential data
Smoothed envelope of the heartbeat peaks

3 Weighted conversion of channels into final MUA trace:

The amplitude modulation signals are fed into an optimization scheme utilizing the Gradient Descent method. An initial 'weight' is given to each signal, and an iterative algorithm modifies these weights minimizing a cost function. A weighted average is then calculated by multiplying the resulting weights (figure **3B** - red) with the amplitude modulation signals. This weighted average is standardized resulting in the final UA trace.

B
Biopotential channels
Acoustic channels

In the diagram above:

(a) First, data is collected from the biopotential sensors and acoustic sensors on our wireless sensor band; the raw data is preprocessed on each ECG and acoustic channel by cleaning and preparing the data for further processing.

(b) Next, all individual signals are manipulated by various computations to isolate contractions on each specific channel; the resulting signals are related to each other and iteratively merged into one final snapshot of MUA.

Cloud Computing and Software Applications

We maintain an aggregate database that captures all raw data from our wireless sensor band from all the expectant mothers. We also maintain segregated databases for each expectant mother that we build for each obstetrician, group of clinicians, academic institutions and others.

The algorithm also displays the data we are cleared to provide for visualization through one of two applications that provide tailored information for each of the clinician and expectant mother. First, a mobile application for the expectant mother, which runs on her mobile device, displays the results, controls the wireless sensor band and is utilized as a bridge to send the raw data collected to the cloud-based servers for analysis. Second, a software application for the clinician, which runs as a web-based application, our INVU Pro application, on any computer with a standard internet browser, displays a digital dashboard reflecting all expectant mothers under their care.

We believe that the application of digital tools to the data gathered by our INVU platform will enable us to identify patterns and trends that are associated with certain risks and outcomes from which we believe we will be able to make highly useful and actionable predictive recommendations to expectant mothers and their clinicians.

Clinical Studies

Approval or clearance from the FDA, or comparable regulatory agency in other jurisdictions, to capture certain measurements and perform certain tests in our clinical studies, is not guaranteed and may take longer than planned. Also, regulatory approval in one jurisdiction does not mean that we will succeed in obtaining regulatory approval in other jurisdictions. We believe that the efficacy and safety claims of our INVU platform, while not specifically approved by the FDA or similar regulatory authorities, are supported by the results of our clinical studies discussed in more detail below.

We have completed six clinical trials and several human factor validation studies. In the first pivotal study, we clinically validated the ability to capture FHR and MHR through our wireless sensor band. Both measures were recorded simultaneously through our wireless sensor band and the current standard of care, CTG. This study successfully validated our FHR and MHR measurements as being comparable to CTG. The second pivotal study was performed to validate our ability to extract MUA. MUA was simultaneously recorded by an IUPC, TOCO and our wireless sensor band. The recorded data was then marked for contractions by three trained and board-certified maternal-fetal medicine doctors, or MFMs. Our MUA measurements were validated by direct comparison to IUPC and indirect comparison to TOCO in terms of the accuracy of capturing contractions by measuring positive agreement (“PA”) and false positive (“FP”) rate. The third clinical study was performed to evaluate the clinical utility of FHR recordings captured by our INVU platform in real world remote environments. Following a brief training session, expectant mothers recorded multiple sessions of FHR at home, after self-administering our wireless sensor band. The expectant mothers’ obstetrician then assessed the recorded data as clinically interpretable, or useful, or not. This study successfully validated the ability of our INVU platform to capture remote FHR data in real world conditions following self-administration by the expectant mothers.

Three additional studies validated our ability to successfully record remote NSTs in low and high-risk patients. A fourth clinical study to validate our ability to replace in-clinic NSTs with remote NSTs has recently been completed at UPenn. A publication titled “Utilization of a wireless monitoring device to perform nonstress tests in high-risk pregnancies from home”, summarizing the study was published in the American Journal of Obstetrics and Gynecology in June 2023. Similar to the previous study, following a brief training, expectant mothers performed prescribed NSTs at their home based on their clinical need. The expectant mothers’ obstetrician then determined whether the NST test was clinically useful. A fifth clinical study with a similar design to that of the UPenn study also aimed to assess the clinical utility of remote NSTs as well as the system usability and users’ satisfaction in high-risk patients at the Utah Valley Maternal Fetal Medicine clinic, Utah, USA. Both studies validated that NSTs may be performed at home without the need to go to the clinic. A sixth clinical study was an investigator-initiated study, designed and conducted by Sheba Hospital, Ob/Gyn department team, and aimed to assess the feasibility, logistics and patient satisfaction of hybrid care for women with gestational diabetes mellitus (“GDM”). On top of remote monitoring with INVU, each remote visit included three additional remote modalities. The results of this study demonstrated for the first time that in addition to the successful recording of remote NSTs throughout the course of the study, a hybrid maternal-fetal program for high-risk pregnancies, consisting of alternating in-person and virtual visits is feasible, saves time and improves patient satisfaction.

A detailed description of each clinical trial is provided below, followed by a table summarizing the quantitative results of all clinical studies.

Study 1: MHR/FHR Study

In our first pivotal clinical study, we conducted a prospective, open-label, multicenter study to compare MHR and FHR monitoring data obtained and processed by our INVU platform to CTG, the current standard of care, commencing in February 2018. The MHR/FHR study evaluated concurrent use of our INVU platform and CTG in 147 pregnant women between the ages of 18 to 50 years, with singleton pregnancies of 32 or more weeks’ gestation. The study demonstrated that the FHR and MHR outputs wirelessly obtained and processed by our INVU platform were substantially equivalent to those obtained by CTG. The study was conducted at UPenn, Eastern Virginia Medical School, Hadassah Hospital and Heidelberg University Women’s Hospital.

MHR and FHR are important measures of the expectant mother and unborn baby’s health. Various factors can affect the expectant mother or baby’s HR. These include anxiety, obesity, position and other factors. MHR can also affect FHR. A high FHR could mean that the unborn baby is not getting enough oxygen or other problems. A low FHR is often associated with low birth weight and potential fetal development issues.

Study 2: MUA Study

In our second pivotal clinical trial, we examined amplitude-modulation of mECG and PCG as a novel method for wireless non-invasive uterine monitoring to support our submission of our INVU platform for MHR and FHR for clearance to the FDA. This study evaluated the capability of our INVU platform to detect MUA during labor in comparison to IUPC. In addition, we also performed a comparison between TOCO and IUPC. An abnormal number of uterine contractions could lead to pre-term birth or impaired oxygenation for the unborn baby.

The study was a prospective, comparative, open label, multicenter study commencing in March 2019. Study sites were UPenn and an academic medical institution located in the South Central United States. The study involved 120 laboring women, 40 in the training stage and 80 in the validation stage (see details below), with a gestational age greater than 32 weeks and a BMI less than 50kg/m2 who were simultaneously monitored in a healthcare facility for 30-60 minutes with IUPC and our INVU platform. 49 of the subjects were also monitored with TOCO.

Three blinded assessors reviewed the MUA recordings obtained from our INVU platform, IUPC and TOCO and documented the presence of each contraction they identified. MUA as measured by IUPC served as the reference. PA was calculated as the percentage of IUPC contractions that were also detected on our INVU platform or TOCO tracings, within a window of +/− 30 seconds. FPs represented contractions noted with our INVU platform or TOCO, but not identified via the IUPC.

The study was divided into two separate stages – a training stage and a validation stage. In the training stage, data from 40 patients was collected from the blind assessors. The data was then unblinded and used to refine the MUA algorithm. In parallel, data collection for the validation began, but the data was not exposed and remained blinded. For the validation stage, data from 80 patients was collected. Once the training stage and the collection of data for the validation stage were completed, the algorithm was locked, and the analysis of the validation stage commenced. The analysis was performed using the locked algorithm on blinded data. The results were then passed to the statistician (external to Nuvo) which unblinded the data and analyzed the results. Nuvo remained blinded to the data until the analysis was complete.

The chart below depicts positive agreement (PA) rates and false positive (FP) rates per assessor for our INVU platform and TOCO in the training and validation stages. PA and FP rates are defined by comparing blind assessor markings of either INVU or TOCO to the blind assessor markings of IUPC. Each bar represents the PA or FP rate for a single blind assessor. Dashed lines represent the average of three assessors. Error bars show the 95% CI. In the training stage (Panel A), the PA rate is significantly higher for our INVU platform compared to TOCO (P=0.002), while the FP rate for TOCO was not significantly different from our INVU platform (P=0.06).

The results were similar to the validation phase, depicted in Panel B below. The PA rate is significantly higher for our INVU platform compared to TOCO (P<0.0001), while the FP rate for TOCO was significantly lower than our INVU platform (P<0.0001). The results indicate that MUA monitoring via our INVU platform proved to be accurate and more precise than TOCO; however, it also demonstrated a higher rate of FP compared to TOCO.

PA and FP Analysis

The effect of BMI on the accuracy of the INVU platform as compared to TOCO was also analyzed (see chart below). The validation data was segregated into three BMI groups: Normal (BMI < 25 kg/m2), Overweight (25≤ BMI < 30 kg/m2) and Obese (BMI ≥ 30 kg/m2). The PA rate for our INVU platform remained stable across BMI groups, while for TOCO the PA rate significantly deteriorated with increased BMI: the PA rate of TOCO was significantly lower in the obese group compared to the normal group (P=0.02). The FP rate of the INVU platform was not impacted by BMI.

BMI Analysis

As described above, our INVU platform detected significantly more contractions than IUPC detected. Our MUA measurements capture modulation in signals, caused by changes in the physical medium through which the signals propagate. Some of these changes cause structural changes in the uterus, and thus a modulation in the INVU signal, but do not necessarily lead to a contraction caught by the IUPC. Similar results were reported with recordings of electrohysterogram (“EHG”), which captured certain electrical activity (“EMG activity”) in the uterus that was not observed in IUPC. This excessive activity may be local electrical activity patterns, that do not amount to a full contraction and are therefore not detected by the IUPC which is pressure-dependent. Additionally, 85% of our FPs were one minute or less away from a true positive contraction. This proximity to a true positive indicates that our FPs are most likely sub-threshold activity of the uterus not captured by IUPC.

MUA monitoring via our INVU platform demonstrated a high sensitivity compared to IUPC, which exceeds that of the current standard of care. Unlike TOCO, the sensitivity of our INVU platform is not affected by maternal obesity. The high rate of FPs with our INVU platform may reflect the unique physiologic information captured within our INVU platform. This novel method for MUA detection via our INVU platform expands its remote pregnancy monitoring capabilities to include surveillance such as NSTs, which would be of great benefit to women and clinicians seeking remote solutions for HRP care. Such a study is in process with UPenn.

Study 3: Remote Monitoring – Self Administration

In our third clinical study, we conducted a prospective, open-label, proof of concept study with Axia and Henry Ford Health System, or HFHS, evaluating the data utility and usability of our INVU platform on pregnant subjects during virtual care prenatal visits of heart tones and blood pressure. The study commenced in April 2020 and was completed in September 2020. The study demonstrated that pregnant women can successfully use a fully remote, wireless, FHR monitoring platform to collect routine data for prenatal care.

The study evaluated pregnant women with singleton gestation of 20 or more weeks of pregnancy between the ages of 18 and 50. Ultimately, 17 women were to be evaluated by HFHS and Axia, 13 of which completed the study.

The primary objective of this research was to assess the remote clinical utility of the data output retrieved from our INVU platform. The primary performance endpoint was to evaluate if the data collected was deemed acceptable for clinical utility by clinical personnel.

The subjects underwent continuous recording of FHR and MHR for up to ten minutes per session for five days using our wireless sensor band. In addition, blood pressure was recorded using a separate third-party blood pressure monitor. All data was self-collected by each expectant mother in her home through our mobile application. The data was assessed offline by clinical personnel. No AEs were reported.

In summary, the overall percent of acceptable FHR measurements was 97.85%, which was significantly higher than the acceptance criterion of 90%. The overall percentage of acceptable blood pressure measurements was 100.0%, which was significantly higher than the acceptance criterion of 90%. The study met its prespecified goals and was deemed successful. The study demonstrated that pregnant women can successfully use a fully remote, wireless, FHR monitoring platform to collect routine data for prenatal care.

Remote NST Validation Studies – Real World Experience

Three single-center remote NST validation studies were conducted with INVU. Two of the studies were performed in the United States and the other, an investigator-initiated study, in Israel. Below is a summary of the goals and the main findings of these studies:

Study 4: UPenn (US) Study

Study Title: A Clinical Study Evaluating the Data for Remote NST Acceptability for Clinical Utility and Usability of INVU on Pregnant Subjects during Virtual Surveillance Sessions of FHR, MHR, MUA and Blood Pressure Readings.

Study Design: This was a single-center, prospective, open-label study, aimed to assess the remote clinical utility of remote fetal surveillance (NST) data output retrieved from INVU. The study was conducted at UPenn.

In addition to the evaluation of remote NST data acceptability for clinical utility by clinical personnel as the primary performance endpoint, the study aimed to evaluate the INVU system usability by the lay-user study subjects, via a standardized System Usability Scale (“SUS”) survey, as the secondary endpoint.

Following enrollment and screening procedures which included an in-clinic training with the study device, pregnant women with ≥32-week high-risk singleton gestation, or pregnancy with one child, performed self-administered fetal surveillance using the INVU device at home, one to two times per week, replacing in-clinic antepartum fetal surveillance monitoring appointments (NSTs). Monitoring data was collected by each subject in their home, through the INVU patient-facing mobile application. The data (traces) was viewed and interpreted by the clinical teams via the web-based app, the INVU Pro, for analyzing the clinical utility of data interpretability as the primary performance endpoint and reactivity, or clinical assessment of the data. Nuvo set the success criterion of this study to be achieving a rate of at least 75% remote NSTs acceptable for clinical utility.

Upon the completion of the prescribed recording sessions (the care plan), each subject was asked to complete a short usability survey. The study was completed in August 2022.

Results: In summary, 34 high-risk patients at mean gestational age 34.5±1.1 weeks and BMI 35.8± 6.3 kg/m2 were consented. Fetal testing indications included advanced maternal age (n=14), BMI≥40kg/m2 (n=11), gestational diabetes (n=10), chronic hypertension (n=3), antiphospholipid syndrome (n=2), and other (n=9). “n” refers to the sample size.

Five consented patients failed to complete device training. The remaining 29 patients had 131 qualifying remote NST sessions. INVU successfully obtained an interpretable NST in 93.9% (n=123) of appointments, of which 98.3% (n=121) were deemed reactive. Study subjects avoided an in-office visit 88.5% of the time. Only two appointments (1.5%) resulted in a recommendation for non-urgent delivery, both for elevated blood pressure and neither related to the NST tracing. Only one patient (2.9%) experienced mild, transient soreness at the sensor site without redness or bruising.

Twenty-three patients (79.3%) who attempted at least one remote NST completed the SUS, with a mean score of 76.5 (± 15.9) out of 100, indicating “good” usability, with 22 (95.7%) agreeing they would prefer remote NSTs over in-office testing in a future pregnancy.

Conclusions: Given the success criterion of achieving a rate of at least 75% remote NSTs acceptable for clinical utility (interpretability), the study met this endpoint as >90% were acceptable for clinical utility remote NSTs. In addition, the mean SUS score was 76.5 (+/- 15.9) out of 100 at study completion, which was indicative of good product usability. Notably, 22 of the 23 patients (95.7%) who completed the survey agreed they would prefer remote NSTs using INVU over in-clinic testing in a future pregnancy.

The findings of this study were published in the AJOG in June 2023 and confirmed the clinical utility of the INVU monitoring device for remote, at-home NSTs in high-risk pregnancies as a replacement for the vast majority of in-clinic monitoring. Our population included a range of patient demographics and indications for antenatal testing, including high rates of BMI ≥40kg/m2.

Study 5: Intermountain Health Center (US) Study

Study Title: A Single Center, Open-Label, Prospective Clinical Study Evaluating the Data Utility and Usability of Remote NST Performed by INVU System.

Study Design: A single-center, prospective, open-label study, aimed to assess the remote clinical utility of remote fetal surveillance (NST) data output retrieved from INVU. The study was conducted at Utah Valley Maternal Fetal Medicine clinic, Utah, USA.

In addition to the evaluation of remote NST data acceptability for clinical utility by clinical personnel, the study aimed to assess duration of the in-clinic training with INVU device and evaluate the INVU system usability and learnability by the lay-user study subjects via a standardized SUS survey. These were the primary endpoints. The study also aimed to assess patients’ satisfaction with the INVU system using Net Performance Score (“NPS”) survey. This was the secondary endpoint.

Following enrollment and screening procedures which included an in-clinic training with the study device, pregnant women with ≥32-week high-risk singleton gestation performed self-administered fetal surveillance using the INVU device at home, one to two times per week, on top of in-clinic antepartum fetal surveillance monitoring appointments (NSTs). Monitoring data was collected by each subject in their home, through the INVU patient-facing mobile application. The data (traces) were viewed and interpreted by the clinical teams via the web-based app, the INVU Pro for interpretation of data interpretability for clinical utility (primary performance endpoint) and reactivity (clinical assessment of the data). Upon the completion of the prescribed recording sessions (the care plan), each subject was asked to complete a short usability and satisfaction survey.

Results: The study is now closed for enrollment and official study data analysis is in process. Overall, 12 subjects were consented, eight enrolled to the study (four screen failures due to technical reasons during in clinic training with the study device) with various indications for fetal surveillance such as intrauterine growth restriction, fetal anemia, GDM, history of intrauterine fetal demise, and advanced maternal age. Enrolled subjects were at various age ranges (21-42), various gestational ages (32-35.4) and various BMI (23.9-40) at enrollment. In total, 20 remote qualified appointments were performed with a success rate of 85% (17/20 interpretable NSTs). 13 out of 17 interpretable NSTs were found reactive. We refer to “reactive” as the health status of the fetus (and not with the technical performance of INVU or the quality of the information provided by the device), with “reactive” meaning healthy and “non-reactive” possibly indicating a problem. In terms of safety, no adverse events were recorded. System usability and learnability scale (using SUS validated questionnaire) resulted in a mean score of 73 (N=8), Grade: B. The mean NPS score was (1-10 scale, N=7) 8.8 (71.4 % Promoters; 14.3 % Passives; 14.3 % Detractors). Promoters are those who responded with a score of 9 or 10, Passives are those who responded with a score of 7 or 8 and Detractors are those who responded with a score of 0 to 6. The NPS score is calculated with the following formula: total % of promoters – total % of detractors = NPS.

Study 6: Sheba (Israel) Investigator Initiated Study

Study Title: Feasibility of Remote Care Visits for Women with Gestational Diabetes

Goal: To assess the feasibility, logistics and patient satisfaction of hybrid care for women with GDM.

Study Design: A single-center, prospective, open-label study in which women with GDM (one or two), pre-pregnancy BMI ≥15 and ≤40 and carrying a singleton pregnancy at ≥31 gestational weeks were offered to participate. The patient’s journey included in-person and remote visits taking place alternately for a duration of four weeks. The remote visit included maternal assessment – vital signs, glycemic control (documented in Datos app), urinalysis (Healthy.io), FHR assessment (INVU) and ultrasound measured maximal vertical pocket (PulseNmore) yielding a modified biophysical profile (“mBPP”). Usefulness, ease of use, effectiveness, reliability, and patient satisfaction of the entire remote visit were assessed with the telehealth usability questionnaire (“TUQ”).

Among other tested technologies, study participants underwent a remote blood pressure measurement using the cuff provided, as well as FHR, MHR and NST monitoring using INVU. During this study, MUA trace was not presented on the INVU Pro App and an NST evaluation was based on FHR, MHR and additional clinical data as per team’s considerations, with no visibility of the MUA tracing. INVU remote sessions were conducted twice in total at weeks one and three following enrollment, during which the investigator evaluated the NST acceptability for clinical utility. NST evaluation was based on FHR, MHR and additional clinical data as per the investigator considerations. MUA was not presented. Monitoring data was collected by each subject in their home, through the INVU patient-facing mobile application. The data (traces) were viewed and interpreted by the clinical teams via INVU Pro.

Upon the completion of the prescribed recording sessions (the care plan) with INVU, the subjects completed an SUS and NPS survey.

Study Status: Closed for enrollment from July 2022.

Study Results: Overall, 22 subjects diagnosed with GDM were consented, 21 subjects passed screening procedures which included successful hands on in clinic training with the study device. Enrolled subjects were at various age ranges (24-46) and various BMI (23-41) at enrollment. Out of four weekly appointments, two were conducted remotely (every other week). In total, 39 remote appointments were performed with a success rate of 97.4% (38/39). There was also a high safety profile as no device or treatment related adverse events were reported. The system usability and learnability scale with INVU (using an SUS validated questionnaire) presented a mean score: 75.5 (N=19), Grade: B. The mean NPS score (1-10 scale) resulted in 9.4 (83.5% Promoters; 11% Passives; 5.5% Detractors). Additionally, total remote visit length was significantly shorter (65.4±21.6 min) compared to the in-person visit (171.1±21.4 min, P<0.001). The second remote visit was significantly shorter (58.7±23.5 min) than the first remote visit (73.1±29.4 min, P=0.03). Lastly, TUQ results indicated high usability of the telehealth visit overall (6.6/7).

The results of this study have been submitted for publication in The Lancet Digital Medicine, and has demonstrated that a hybrid maternal-fetal program for high-risk pregnancies, consisting of alternating in-person and virtual visits is feasible, saves time and improves patient satisfaction.

Human Factor Studies – System Usability

We also conducted several studies with FDA-recognized Human Factor facilities, Medstar Health National Center for Human Factors and CORE Human Factors, Inc. related to the ability of participants to utilize our former platform in remote settings, PregSenseTM. In total, 15 pregnant women participated in the Medstar study (“HF Validation 1 Study”), 16 pregnant women participated in the CORE study (“HF Validation 2 Study”), and 15 pregnant women participated in the second CORE study (“HF Validation 3 Study”).

In the HF Validation 1 Study, data collection and analysis focused on safety-critical tasks, with a secondary focus on error trends associated with device functionality that did not have negative safety implications (i.e., non-critical tasks). The users did not have any assistance. We believe the results of this study established that the design implementation and instructive materials for our INVU platform facilitated safe remote use and self-administration. Overall, participants completed four out of five testing scenarios without performing any critical, safety-related errors. We implemented a number of design modifications based on study recommendations to address concerns.

The HF Validation 2 Study was a supplemental study conducted following FDA feedback and was designed to assess the above mentioned, newly implemented mitigations to critical task errors observed in the HF Validation 1 Study and were found to be effective. Many non-critical tasks were assessed as part of the study. However, the following tasks are the most relevant to self-administration of the device and home monitoring:

●	14/15 participants (93.3%) completed the monitoring session tasks as expected; one participant performed one of the five tasks incorrectly (non-critical error), but still initiated a successful monitoring session.

●	All participants (15/15) successfully ran a monitoring session by self-administering the PregSense™ device and recording fetal heart rate, without apparent difficulty or confusion.

●	For the non-critical knowledge tasks during this session, all participants were able to correctly describe what the fetal heart rate display was in the PregSense™ mobile application when the moderator pointed to it.

●	Most participants (13/15) were able to name all of the data shown on the patient facing PregSense™ platform during the monitoring session; 2/15 participants had partially correct answers on this knowledge task.

In a post-performance debrief, 14/15 participants affirmed that they could routinely use the PregSense™ platform safely and successfully if it was prescribed as part of their care plan from their healthcare provider.

Overall, results of these two validation studies demonstrated that the design of labeling and instructional materials provided multiple mitigation strategies to prevent the occurrence of these errors to a reasonable extent. The mitigations were found to be effective. We believe the results of these studies established that the design implementation and instructive materials for our remote monitoring platform facilitated safe remote use and self-administration.

The HF Validation 3 Study performed by Core Human Factors evaluated the INVU system components intended for use by pregnant women. The study included a total of 15 participants representing the intended user group, pregnant women in their 32nd week or later of gestation with a singleton pregnancy. Nuvo conducted a use-related risk analysis of the product and identified four critical tasks, which were all tested in a human factors validation study in January 2021. A pilot study was conducted on the product in advance of the study, which resulted in changes to the Moderator’s Guide.

All participants in the HF Validation 3 Study completed the following critical assessments successfully and established that they knew:

●	not to use on an opened wound or infected skin;

●	not to use if allergic to band’s materials; and

●	to position or restrain the power cable in a safe way avoiding strangulation.

Two participants encountered a close call relating to the following critical assessment: Knows not to wear the band while charging. These two participants initially reported that they would charge the band while wearing it, but later referred to the Quick User Guide (“QUG”) and identified that they should not charge the band while wearing it. Additionally, participants were assessed on a task that was previously identified as critical (Knows to charge until the LED light turns green or until four hours), but following testing, Nuvo identified that there is no actual risk and there would be no harm to a user if the band was left charging for prolonged periods. Therefore, the task was removed from the use-related risk analysis and associated warnings were removed from the labeling.

Overall, we believe, based on our clinical studies, that the INVU system has been found to be safe and effective for the intended users, uses, and use environments. Nuvo has not identified any significant residual risk that remained, and we believe product users will benefit from being able to monitor their pregnancy remotely.

Below is a tabulated summary of the objectives and endpoints and main results and conclusions of the clinical studies conducted with INVU:

#	Study Title	Goal: Objectives & Endpoints	Clinical Sites	No. of Participants	Main Results	Conclusions
1.	Clinical Study Evaluating the Safety of the Non-Invasive INVU and Comparative Performance of INVU versus CTG in Prenatal Monitoring of Pregnant Subjects	Objective: To assess the agreement between INVU data collection, and values measured via the standard of care used for prenatal monitoring (i.e., CTG) and to assess the safety of INVU. Performance Measures: FHR & MHR as measured by INVU vs SOC (i.e., CTG) Safety Measures: The incidence of device related and/or protocol procedure related adverse events and/or serious adverse events related to the study device, INVU.	4 sites: Hadassah, Israel UPenn, USA EVMS, USA Heidelberg, Germany	147

Performance - FHR:

●     Mean bias of INVU versus CTG FHR is -0.2974 bpm or on average, INVU was 0.2974 bpm less than CTG, which was not clinically significant (95% CI: [-0.7702, 0.1753]), and its standard deviation 4.357 bpm (95% CI: [4.327, 4.388]).

●     This means that INVU underestimates the FHR by 0.2974 bpm on average. This difference has no clinical significance, see below.

●     Overall accuracy is -0.2974 bpm ± 4.357 bpm, or the average level of accuracy was 0.2974 within a range of error of 4.357 bpm.

●     Same as above – level of accuracy and the range of an error.

●     95% limits of agreement are [-8.84, 8.24].

●     The limits of agreement represent the range within which most differences between the two measurements will lie.

●     Therefore, the acceptance criterion is met for FHR.

●     The acceptance criterion for FHR was set to +/ 10 bpm, since the limits of agreement for FHR were -8.84-8.24, the pre-specified performance goals of this study have been met. We conclude that FHR as measured by INVU closely resembles that of the CTG measurements.

Performance - MHR:

●     Mean bias of INVU versus CTG MHR is 0.2844 bpm, or on average INVU was 0.2844 bpm more than CTG, which was not clinically significant (95% CI: [0.2419, 0.3269]), and its standard deviation 2.847 bpm (95% CI: [2.829, 2.865]).

●     Overall accuracy is 0.2844 bpm ± 2.847 bpm.

●     This means that INVU overestimates the MHR by 0.2844 bpm on average. This difference has no clinical significance. See below.

●     95% limits of agreement are [-5.30, 5.86] bpm.

●     The limits of agreement represent the range within which most differences between the two measurements will lie.

●     Therefore, the acceptance criterion is met for MHR.

Safety:

●     No Adverse Events were reported. The adverse event rate is therefore 0% (0/147).

						1. FHR and MHR as measured by INVU closely resemble that of CTG measurements. 2. We believe INVU is safe to use for pregnant women at gestational age ≥32 + 0 weeks with a singleton pregnancy.

#	Study Title	Goal: Objectives & Endpoints	Clinical Sites	No. of Participants	Main Results	Conclusions
2.	Clinical Study Evaluating the Safety of INVU and Comparative Performance of INVU versus IUPC in Prenatal Monitoring of Pregnant Subjects with Uterine Contractions	Objective: To assess the agreement between INVU and IUPC during prenatal monitoring of uterine contractions and to assess the safety of INVU. Additional information comparing to TOCO (the standard of care) was also collected in the CLP2001 sub-study. Primary Performance Measures: Uterine contractions as collected via INVU system compared to the data collected via IUPC monitoring system. In the sub-study, comparison to TOCO was also performed, in addition to IUPC. Safety Measures: All adverse events and serious adverse events related and unrelated to INVU use.	2 sites: 1. UAMS, USA 2. UPenn, USA	78

Performance:

●     Positive agreement rate between IUPC and INVU for all three assessors together along with the 95% CI of the positive agreement rate is 84.80% (95% CI: [81.58%; 88.02%]).

●     One can be 95% certain that the real positive agreement rate (i.e., in the full population and not in this sample) between INVU and IUPC is between 81.58% and 88.02%.

●     The overall positive agreement was higher with the INVU device than with TOCO, which demonstrated a positive agreement rate of 37.50% (95% CI: [28.23%; 46.77%]).

●     One can be 95% certain that the real positive agreement rate (i.e., in the full population and not in this sample) between TOCO and IUPC is between 28.23% and 46.77%.

●     No statistically significant differences were observed in positive agreement between the BMI groups (pairwise p-values >0.1331) when using the INVU device. However, the positive agreement of the TOCO was higher in the BMI<25 group versus the BMI ≥30 group (p-value: 0.0244).

●     We cannot say that the positive agreement rate is different between the BMI groups when using the INVU, but when using TOCO, the rate was higher in the BMI<25 group compared to the BMI ≥30 group.

●     The overall false positive rate in the number of contractions identified compared to IUPC was higher with the INVU device: 24.8% (95% CI: [21.97%; 27.60%] than with TOCO (10.7%) (95% CI: [5.65%; 15.72%]).

●     The false positive rate (No. of contractions identified by INVU/TOCO and that are not present in the IUPC trace) with INVU is 24.8% and with TOCO is 10.7%. INVU is more sensitive than TOCO.

●     Clinical Interpretability: Overall, the IUPC was considered interpretable or partially interpretable in 100.0% of the cases (120/120), INVU in 97.5% (117/120), and TOCO in 92.5% (111/120) of the cases.

●     Session interpretability=session that can be interpreted by a clinical team and used for clinical diagnosis.

●     The pre-specified performance goals of this study were met.

Safety:

●     No device-related adverse events were observed in the validation study. A single non-device related adverse event was reported.

1.     INVU performance has met this goal by presenting a positive agreement of 84.80% (95% CI: [81.58%; 88.02%]) compared to IUPC.

The study has met its prespecified goals and is deemed successful.

2.     INVU outperforms the standard of care, TOCO, in positive percent agreement.

3.     INVU demonstrates similar accuracy across BMI ranges. By comparison, for TOCO, the positive agreement of the obese group (BMI≥30) was significantly lower than that of the normal group (BMI<25).

4.     The reported false positive rate in the INVU device was consistent with published literature for TOCO, although higher than in the TOCO group in the present study.

5.     There were no safety issues associated with use of the device.

#	Study Title	Goal: Objectives & Endpoints	Clinical Sites	No. of Participants	Main Results	Conclusions
3.	A Clinical Study Evaluating the Data Utility and Usability of INVU on Pregnant Subjects during Virtual Care Prenatal Visit, of Heart Tones and Blood Pressure	Objective: To assess the remote clinical utility of the data output retrieved from INVU. Performance Measures: FHR and blood pressure data retrieved from the INVU system are acceptable for clinical utility by clinical personnel. Safety Measures: The incidence of device related and/or protocol procedure related adverse events and/or serious adverse events related to the study device, INVU.	2 sites: 1. Axia Women’s Health, USA 2. Henry Ford Medical Group, USA	13

Performance:

●     The overall percent of acceptable FHR measurements is 97.85% (Exact binomial two-sided 95% CI: [92.52%; 99.74%]), the lower confidence bound is 92.52%.

●     One can be 95% certain that the percent of acceptable FHR measurements (i.e., in the full population and not in this sample) is between 92.52% and 99.74%, i.e., > 92.52%. To evaluate whether the study was successful and met its prespecified success criterion, this last value should be compared to the acceptance criterion.

●     It is significantly higher than the acceptance criterion of 90%.

●     The overall percent of acceptable blood pressure measurements was 100.0% (Exact binomial two-sided 95% CI: [96.11% ;100.0%]), the lower confidence bound is 96.11%.

●     One can be 95% certain that the percent of acceptable blood pressure measurements (i.e., in the full population and not in this sample) is between 96.11% and 100.0%, i.e., > 96.11%. This last value should be compared to the acceptance criterion.

●     It is significantly higher than the acceptance criterion of 90%.

Safety:

●     No Adverse Events were reported. The adverse event rate is therefore 0% (0/13).

1.     The study has met its prespecified goals and is deemed successful.

2.     The INVU platform provided clinically acceptable FHR data and blood pressure measurements in almost all recording sessions from the wireless, remote, self-administered monitoring platform used by the pregnant woman at home.

3.     We believe INVU is safe to use in pregnant women at gestational age ≥20 + 0 weeks with a singleton pregnancy.

#	Study Title	Goal: Objectives & Endpoints	Clinical Sites	No. of Participants	Main Results	Conclusions
4	UPenn Study A Clinical Study Evaluating the Data for Remote Non-Stress Test Acceptability for Clinical Utility and Usability of INVU on Pregnant Subjects during Virtual Surveillance Sessions of FHR, MHR, MUA and Blood Pressure Readings	Objective: To assess the clinical utility of remote NST data output retrieved from INVU. Performance Measures: ● Primary - Evaluation of remote NST acceptability for clinical utility by clinical personnel. ● Secondary-Evaluation of the INVU system usability by the lay users. ● Exploratory- - NST Assessment (reactive/non-reactive) – evaluation of NST reactivity based on remote NST data output. - Evaluate whether participants required an additional in-clinic assessment. Safety Measures: All adverse events including serious adverse events related and unrelated to INVU use.	1 site: UPenn, PA USA	29

Performance:

●     A total of 34 subjects were enrolled in the entire study. Of them, first ten subjects were enrolled for INVU fetal monitoring without MUA and additional 24 subjects were enrolled for the complete NST recording, including MUA.

●     34 subjects consented, 29 enrolled (five failed to complete device training).

●     Out of 131 remote NST sessions, 123 were ‘clinically interpretable’ (93.9%).

●     121 out of 123 interpretable sessions were deemed reactive (reactive NST) (98.3%).

●     Study subjects avoided an in-office visit 88.5% of the time.

●     Only two (1.5%) appointments resulted in a recommendation for non-urgent delivery, both for elevated blood pressure and neither related to the NST tracing.

●     Twenty-three patients (79.3%) who attempted at least one remote NST completed the SUS, with a mean score of 76.5 (± 15.9) out of 100, indicating “good” usability, with 22 (95.7%) agreeing they would prefer remote NSTs over in-office testing in a future pregnancy.

Safety:

●     One study participant (2.9%) experienced mild soreness at the sensor site without redness or bruising.

●     Six out of eight Adverse Events took place in the MUA cohort, but none was related to the device, or the study procedure.

●     Given the success criterion of achieving a rate of at least 75% remote NSTs acceptable for clinical utility (interpretability), the study has met this goal by presenting >90% acceptable for clinical utility remote NSTs.

●     In addition, the mean SUS score was 76.5 (+/- 15.9) out of 100 at study completion, which was indicative of good product usability. Notably, 22 of the 23 patients (95.7%) who completed the survey agreed they would prefer remote NSTs using INVU over in-clinic testing in a future pregnancy.

●     The findings of this study confirm the clinical utility of INVU monitoring device for remote, at-home NSTs in high-risk pregnancies as a replacement for the vast majority of in-clinic monitoring.

●     Our population included a range of patient demographics and indications for antenatal testing, including high rates of BMI ≥40kg/m2 and presented a high safety profile.

#	Study Title	Goal: Objectives & Endpoints	Clinical Sites	No. of Participants	Main Results	Conclusions
5	Intermountain Study (Utah) A Single Center, Open-Label, Prospective Clinical Study Evaluating the Data Utility and Usability of Remote NST Performed by INVU System	Objective: The primary objective of this research is to assess the clinical acceptability of remote NST retrieved from INVU. Performance Measures: Primary – ● To evaluate remote NST acceptability for clinical utility by clinical personnel. ● To assess duration of the in-clinic training with INVU device. ● To evaluate INVU system usability and learnability by the lay users. Secondary – ● To assess patients’ satisfaction with INVU system. Safety Measures: ● All adverse events including serious adverse events related to INVU use.	1 site: Utah Valley Maternal Fetal Medicine clinic, USA	8

Performance:

●     12 subjects were consented, eight enrolled to the study (four screen failures due to technical reasons during in clinic training with the study device) with various indications for fetal surveillance such as IUGR, fetal anemia, GDM, history of intrauterine fetal demise, adverse maternal age, etc.

●     20 remote qualified appointments were performed with a success rate of 85% (17/20 interpretable NSTs).

●     13 out of 17 interpretable NSTs were found reactive.

●     System usability and learnability scale (using SUS validated questionnaire) – Mean score: 73 (N=8), Grade: B.

●     Mean NPS score (1-10 scale, N=7): 8.8 (71.4 % Promoters; 14.3 % Passives; 14.3 % Detractors).

Safety:

●     No Adverse Events were recorded.

						This study confirms the high safety profile and the clinical utility of INVU for remote, at-home NSTs in high-risk pregnancies. *Official Clinical Study Report is in process.

#	Study Title	Goal: Objectives & Endpoints	Clinical Sites	No. of Participants	Main Results	Conclusions
6	Sheba IIS Study Feasibility of Remote Care Visits for Women with Gestational Diabetes

Primary Research Question:

Is a paradigm shift from in-person clinical visits to a hybrid model of in-person and remote visits feasible among the population of women with GDM?

Secondary Research Questions:

Secondary research questions the study will address are:

●     Is it clinically feasible to replace each of the following components of in-person maternal assessment (anamnesis, vital signs, urine test strip, glycemic control assessment) with remote assessment?

●     Is it clinically feasible to replace each of the following components of in-person fetal assessment (monitor and ultrasound maximal vertical pocket) with remote assessment?

●     Do remote visits improve patient satisfaction compared to an in-person visit (in general and individually for each component of maternal assessment)?

●     Are remote visits shorter compared to the duration of an in-person visit (in general and individually for each component of fetal assessment)?

			1 site: The Josef Buchmann Gynecology and Maternity Center (Ob/Gyn) Sheba Medical Center	21

Study results (INVU-related):

●     Overall, 22 subjects diagnosed with GDM were consented, 21 subjects passed screening procedures which include successful hands on in clinic training with the study device. Enrolled subjects were at various age ranges (24-46) and various BMI (23-41) at enrollment. Out of four weekly appointments, two were conducted remotely (every other week).

●     In total, 39 remote appointments were performed with a success rate of 97.4% (38/39).

●     High safety profile - no device or treatment related adverse events were reported.

System usability and learnability scale with INVU (using SUS validated questionnaire) – Mean score: 75.5 (N=19), Grade: B.

●     Mean NPS score (1-10 scale): 9.4 (83.5% Promoters; 11% Passives; 5.5% Detractors).

●     Total remote visit length was significantly shorter (65.4±21.6 min) compared to the in-person visit (171.1±21.4 min, P<0.001). The second remote visit was significantly shorter (58.7±23.5 min) than the first remote visit (73.1±29.4 min, P=0.03).

●     TUQ results indicate high usability of the telehealth visit overall (6.6/7).

The results of this study had demonstrated that a hybrid maternal-fetal program for high-risk pregnancies, consisting of alternating in-person and virtual visits is feasible, saves time and improves patient satisfaction.

*     Official Clinical Study Report is in process.

Below is a tabulated summary of the participant enrollment, determination of the value of success, additional administration and reporting information, and parameters of the usability scale and its relation to related datapoints of, the clinical studies conducted with INVU:

Study	Question	Answer	Ref
Study 1: MHR/FHR Study	Why did particular participants not complete enrollment or drop out of study?

Out of 151 screened subjects, two subjects were not enrolled: one was a screening failure (pregnant with twins) and the other one withdrew consent.

Out of 149 enrolled to the study subjects, two subjects dropped out due to device failure (data was not recorded due to connectivity issues).

CLINICAL STUDY CLI1000 REPORT (Ref. No.: REP00229) PIVOTAL CLP1000 STATISTICAL ANALYSIS REPORT (Ref. No.: REP00213)
How did Nuvo determine the value for success of the study?

The success criterion for the study was determined as follows: “The study will be deemed successful if the limits of agreement (LOA’s) for FHR are within the interval [-10, 10] Bpm and MHR between INVU and the standard of care device are within the interval [-7, 7] Bpm”.

This success value was based on the data from the literature, where the limits of agreement for both FHR and MHR with FSE, abdominal Fetal ECG and ultrasound were clinically evaluated showing that the abdominal fetal ECG limits of agreement are (± 1.96 SD) 8.40; −8.729.

Who administered and reported the study?

The study was conducted in agreement with the current International Conference on Harmonization (ICH) guidelines on Good Clinical Practice (GCP).

The study management and reporting were conducted by Nuvo.

	Was the same system usability scale used for each study?	N/A
	How were the usability figures or success of the study calculated from the SUS scores?	N/A
How did the patient’s BMI factor into successful use of the device?

The pre-specified goals of this study have been met and the study results demonstrated high correlation between INVU and CTG in patients’ population with prior to pregnancy BMI range from 16.5 to 44.9 kg/m2.

Study	Question	Answer	Ref
Study 2: MUA Study	Why did particular participants not complete enrollment or drop out of study?

The study was divided into Training and Validation stages.

In the Training stage – all the screened subjects, 44, completed screening and were enrolled. Out of 44 enrolled, four subjects were withdrawn (did not complete all the study procedures). Two out of four withdrew due to technical reasons (one- no data was displayed despite four attempts with two different belts; two- low battery in the tablet presenting the user interface and monitoring data, therefore the session could not be conducted).

Additional two subjects were withdrawn due to clinical reasons. One subject withdrew consent prior to the beginning of the monitoring session and the other subject had a medical issue after consenting but prior to beginning of monitoring session. No study-related procedures were done, and no data was recorded.

Clinical Study CLI2000 report (Ref. No.: REP00565) Statistical report MUA validation CLP2000 CLP2001_Final 1.0
How did Nuvo determine the value for success of the study?

Based on review of published literature regarding the standard of care, tocodynamometry (TOCO) and its performance relative to IUPC, the study was to be deemed successful if the percent of positive agreement between IUPC and INVU™ in identifying a contraction is at least 85% (point estimate). Because FDA typically requires a performance goal to be defined in terms of confidence limits, and not only point estimates, the success criterion in the protocol was subsequently described in the Statistical Analysis Plan as a formal statistical hypothesis for which the success criterion based on the comparison to the lower confidence limit, but without changing the level of performance required for success.

The null hypothesis was to be rejected in favor of the alternative hypothesis and the study deemed successful if the lower limit of the confidence interval is greater than 75%.

Study	Question	Answer	Ref
	Who administered and reported the study?	The study was sponsored and managed by Nuvo in compliance with the applicable, local and international guidelines.
	Was the same system usability scale used for each study?	N/A
	How were the usability figures or success of the study calculated from the SUS scores?	N/A
How did the patient’s BMI factor into successful use of the device?

The BMI covers a broad and representative range of patients. The prior to pregnancy BMI range was [17.2-47.5] kg/m2.

No statistically significant difference was observed between the different BMI groups as opposed to a significant impact of BMI in TOCO group, where a positive agreement of the obese group (BMI≥30) was significantly lower than that of the normal group (BMI<25), in line with literature demonstrating a reduction of sensitivity in TOCO compared to IUPC, with increased BMI (Refs 12, 17 and 22 in study report).

Study	Question	Answer	Ref
Study 3: Remote Monitoring – Self Administration	Why did particular participants not complete enrollment or drop out of study?	Out of 17 screened subjects, four were screening failures due to a failure to complete the training session with a demo kit.
	How did Nuvo determine the value for success of the study?	The primary performance measure was the evaluation of the remotely recorded FHR and MHR and their acceptance for clinical utility. The study success criterion was set at the rate of at least 90% of acceptable for clinical utility FHR signal. This goal was based on Nuvo’s internal development and commercial strategies and on discussions with physicians on what will be an acceptable success rate.
	Who administered and reported the study?	The study was sponsored and managed by Nuvo in compliance with the applicable, local and international guidelines.
	Was the same system usability sale used for each study?	No usability scale was applied.
	How were the usability figures or success of the study calculated from the SUS scores?	N/A
	How did the patient’s BMI factor into successful use of the device?	The prior to pregnancy BMI range was [20.08-48.0] kg/m2. The BMI covers a broad and representative range of patients that did not affect the success rate of the study.

Study	Question	Answer	Ref
Study 4: UPenn (US) Study	Why did particular participants not complete enrollment or drop out of study?

Five out of 34 subjects did not complete screening procedures (screening failures) due to a failure to achieve continuous tracing during in-clinic training session.

Nine out of 29 enrolled and remotely monitored subjects withdrew during the study conduct: two – due to clinical reasons (no longer has NST indication, elevated blood pressure during last session – non-related to the study device), six withdrew consent and one – lack of compliance with study procedures.

Clinical Study CL8000 report Ref. No.: REP00740
	How did Nuvo determine the value for success of the study?	The expected NST data acceptability for clinical utility success rate was set at 75%. The value of the success criterion was based on Nuvo’s developmental and commercial goals and on discussions with physicians on what will be clinically expectable.
	Who administered and reported the study?	The study was sponsored and managed by Nuvo in compliance with the applicable, local and international guidelines.
	Was the same system usability scale used for each study?	The same usability score was used for this study.

Study	Question	Answer		Ref
	How were the usability figures or success of the study calculated from the SUS scores?	●	Upon the completion of the prescribed recording sessions (the care plan), each subject was asked to complete a short system usability survey (SUS).

●

SUS is a widely used for assessing the usability of a system, product, or service.

It provides a standardized and quantifiable measure of perceived usability.

The SUS questionnaire consists of a set of 10 statements or items related to the usability of the system being evaluated. Participants respond to each statement using a five-point Likert scale, ranging from “Strongly Disagree” to “Strongly Agree.” The scale is then scored and transformed to provide a usability score.

		●	For the calculation of SUS score, there is a formula that involves summing the scores, multiplying by a constant, and making adjustments (SUS Score = 2.5*(20 + sum (odd questions)-sum (even questions)

		●	The resulting score is on a scale from 0 to 100, where higher scores indicate better usability.

		●	The total score of the usability survey was calculated per subject. Then, the one-sided 95% confidence interval of the average score for all subjects was calculated.

		●	Out of the overall study PA dataset (29), the number of study subjects who completed the SUS questionnaire is 23. The mean Usability Score is 76.5 (SD:15.9).
How did the patient’s BMI factor into successful use of the device?

The prior to pregnancy BMI range was [20.8-44.3] kg/m2; BMI range at enrollment was [25.1-47.8] kg/m2; .

Out of 34 subjects, 11 subjects were indicated for NST due to high BMI (BMI>40 kg/m2).

Given the success criterion of achieving a rate of at least 75% remote NSTs acceptable for clinical utility (interpretability), the study has met this goal by presenting >90% acceptable for clinical utility remote NSTs.

The findings of this study confirm the clinical utility of the INVU monitoring device for remote, at-home NSTs in high-risk pregnancies as a replacement for the vast majority of in-clinic monitoring. Our population included a range of patient demographics and indications for antenatal testing, including high rates of BMI ≥40kg/m2. These data have the potential for widespread clinical application.

Study	Question	Answer	Ref
Study 5: Intermountain Health Center (US) Study	Why did particular participants not complete enrollment or drop out of study?	Overall, 12 subjects were consented, eight enrolled to the study (four screen failures due to technical reasons during in clinic training with the study device).	Study protocol Ref: Ref. No.: TP00175
	How did Nuvo determine the value for success of the study?	It was a small scale, commercial pilot validation study. No success criterion was set.
	Who administered and reported the study?	The study was sponsored and managed by Nuvo in compliance with the applicable, local and international guidelines.
	Was the same system usability scale used for each study?	The same usability score was used for this study.
	How were the usability figures or success of the study calculated from the SUS scores?	Details on the SUS score calculation are presented above. For this study results, SUS resulted in a mean score of 73 (N=8), Grade: B.
	How did the patient’s BMI factor into successful use of the devoce?	Enrolled subjects were at various BMI (23.9-40 kg/m2) at enrollment. In total, 20 remote qualified appointments were performed with a success rate of 85% (17/20 interpretable NSTs).

Study	Question	Answer	Ref
Study 6: Sheba (Israel) Investigator Initiated Study	Why did particular participants not complete enrollment or drop out of study?	22 subjects diagnosed with GDM were consented, 21 subjects passed screening procedures. One subject was a screening failure due to a failure to complete in clinic hands on training session.	Sheba study protocol and initial data analysis
How did Nuvo determine the value for success of the study?

This is an investigator-initiated feasibility study the goal of which was to assess the feasibility of hybrid care for pregnant women diagnosed with gestational diabetes. The visits (remote and in person) included testing INVU and three additional modalities.

No specific success criterion was set.

	Who administered and reported the study?	Sheba Hospital
	Was the same system usability scale used for each study?	The same usability score was used for this study.
	How were the usability figures or success of the study calculated from the SUS scores?	The system usability scale with INVU (using an SUS validated questionnaire) presented a mean score: 75.5 (N=19), Grade: B
How did the patient’s BMI factor into successful use of the device?

Enrolled subjects were at various BMI (23-41kg/m2) at enrollment.

In total, 39 remote appointments were performed with a success rate of 97.4% (38/39). There was also a high safety profile as no device or treatment related adverse events were reported.

Commercial Relationships

We have a number of commercial relationships in place and are seeking to develop additional relationships in each of the five categories described below. We believe that while none of these relationships and agreements are individually material to our commercial success, however, they are an important directional signal of our confidence in our commercial strategy as a whole and provide investors with relevant information about our progress.

Commercial Customers

Commercial customers are healthcare providers with an installed base of clinicians that understand how to prescribe and use our INVU platform for the expectant mothers under their care. We acquire these commercial customers by selling directly to two primary categories of customers: (i) hospital and healthcare systems and (ii) private practices, including independent private practice and physician practice management, or PPM, groups. In addition to our current commercial customers, some of which are outlined below, we are in discussions to work with other hospitals and healthcare systems, and PPM groups with scale, size and value contracting ability.

Hospital and Healthcare Systems – We are targeting large hospital groups and healthcare systems that manage thousands of pregnancies per year. With these customers, we are primarily focused on accelerating market adoption with our Philips partnership. See “—Expanded Commercial Partnership.” Some current commercial customers in this category are:

●	Banner Health. Banner Health is a non-profit health system that is recognized as one of the top health systems in the country for the clinical quality consistently provided to patients in their hospitals. Banner Health is headquartered in Phoenix, Arizona, and operates 30 hospitals, including three academic medical centers and other related health entities and services in six states. Nuvo has completed the first phase of a commercial pilot agreement, that was entered into in September 2022, with Banner Health that successfully leveraged INVU towards increasing operational efficiency while maintaining or reducing costs, equalizing access to care, and increasing visibility as a healthcare system that offers a virtual obstetric experience. The first phase of deployment was in multiple rural locations serving patients that have severe access to care limitations. The next phase of the Banner relationship is currently being scoped and is intended to expand the use cases, locations, and patient populations.

●	Sanford Health. Sanford Health, one of the largest health systems in the United States, is dedicated to the integrated delivery of health care, genomic medicine, senior care and services, global clinics, research, and affordable insurance. Sanford’s healthcare system spans 46 medical centers and over 200 clinics, covering more than 9,000 births annually. Nuvo has completed the first phase of a commercial pilot agreement, that was entered into in January 2023, with Sanford Health that successfully demonstrated the end-to-end operational use of our INVU platform across multiple sites, which included the usability, accuracy, training, logistics and support needs for a patient self-administered model. The next phase of the Sanford relationship is currently being scoped and is intended to expand the use cases, locations, and patient populations across Sanford Health.

●	Sheba Medical Center. We and Sheba Medical Center, or Sheba, in Israel, have a commercial relationship, which was preceded by a Validation Partnership, and prior to that had its long-term goals defined in a non-binding letter of intent on October 31, 2021. The letter of intent contemplated the parties entering into a clinical trial agreements relating to the use of INVU around gestational diabetes management. Sheba is the largest hospital in Israel. The letter of intent contemplated that, together with Sheba’s deployment of INVU, the parties would collaborate on the development of personalized care pathways, predictive/prescriptive analytics, and other care delivery data-management tools, all of which would largely utilize AI in different capacities. The letter of intent additionally contemplated that Sheba sought to eventually adopt INVU within its standard of care protocols, so as to impact the quality of Sheba’s maternal-fetal monitoring and management care. In accordance with the letter of intent, the clinical trial was implemented in 2022, and following that success, a commercial order was placed in December 2022. Our collaboration has recently extended to remote monitoring for extremely high-risk expectant mothers in their homes using the INVU platform amidst the challenges posed by the war between Israel and Hamas.

PPM Groups and Independent Private Practices – We are also directly targeting large PPM groups and private practices of all sizes. As an example, we have a contract with McMorries Obstetrics Gynecology & Fertility (“McMorries”), which is administered by one physician with the assistance of registered nurses that provides preventive, diagnostic and therapeutic women’s health and wellness care and comprehensive treatment from adolescence through post-menopause. Many of McMorries’ patients live in rural areas and travel long distances to receive medical care, so the ability to provide remote NSTs has been very well-received by McMorries providers and patients.

Validation Partners

Validation Partners are academic medical institutions that have experience building robust clinical and practical evidence based on our already developed INVU platform to establish evidence of impact across clinical, operational and societal metrics.

●	University of Pennsylvania. UPenn has already run two clinical trials for comparative endpoints for MHR, FHR and MUA and has completed an NST operational viability trial seeking to validate our MUA and NST capabilities for home use. See “—Clinical Studies—MHR/FHR Study” and “—MUA Study.” UPenn also applied for and won a National Institutes of Health, or NIH, grant seeking to reduce disparate healthcare outcomes for different racial groups by leveraging our INVU platform, a trial for which has recently been activated.

●	Charite. We entered into an Evaluation Agreement with Charite – Universitatsmedizin Berlin and Berlin Institute of Health at Charite (BIH) (collectively, “Charite”) on September 29, 2021 (the “Charite Agreement”). Charite is one of Europe’s largest university hospitals, affiliated with Humboldt University and Free University Berlin. Under the terms of the Charite Agreement, we have agreed to sponsor a clinical trial within and carried out by Charite in Berlin, Germany (the “Charite Trial”) that focuses on shifting the delivery of care from hospitals to home settings for routine pregnancies, and demonstration of clinical impact such as time saved. In addition, there is a special focus on co-developing a biomarker around predicting, preventing and managing preeclampsia. During the course of the Charite Trial, providers would supply participating patients with INVU units for remote monitoring purposes. Although each party will continue to own its own pre-existing intellectual property that is used during the course of the Charite Trial, any new intellectual property that is jointly developed by the parties would be owned by each party based upon its pro rata development contribution thereto, though the other party will be granted a license thereto under the terms of the Charite Agreement. All preparatory work related to the Charite Trial, including detailed protocol planning, building the Charite team, and budget planning has been completed and we expect the complete protocol package to be submitted in the coming weeks.

New Care Pathway Partners

New Care Pathway Partners are research experts, mainly academic centers, with specific domain expertise that have the goal of advancing pregnancy care and have the ability to analyze our rich and robust data signals to help determine predictive markers through such data. While Charite, which we consider to be both a Validation Partner and New Care Pathway Partner, the University of Utah, Columbia University, Georgia State and Hadasit are currently our only new care pathway partners, we believe we have strong relationships with other potential partners with whom we are in discussions with to develop other predictive markers for such indications as diabetes, preeclampsia and mood disorders, for example.

●	University of Utah. The University of Utah has used our technology to test whether certain HR measurements during a pregnancy were indicative of mood disorder and whether mood disorder could be predicted by appropriate pregnancy monitoring pursuant to a data transfer and use agreement we and the University of Utah entered into in February 2021. Initial results showed a correlation between HR variability and mood disorder in pregnant women. The study sought to understand how prenatal maternal distress was related to children’s health outcomes. Supported by a NIMH grant, the study, titled the Baby Affect and Behavior (“BABY Study”), analyzed MHR and FHR variability as measured by our INVU platform across more than 300 women in their third trimester of pregnancy in relation to emotion dysregulation, which can occur when an individual is under stress or struggles to regulate her emotional responses to support effective behavior. The University of Utah conducted physiological assessments of mood and stress in the home, conducted newborn neurobehavioral exams at birth and followed up with mothers and infants postpartum at seven and 18 months. Study participants spanned the full range of emotion dysregulation. Data collection concluded in early 2023, and full results are expected in early 2024.

●	Columbia University. Columbia is leading research using the INVU platform to determine if digital signatures within the ECG and PCG signal can help identify early indicators of pre-term birth pursuant to a framework agreement entered into in March 2022. Overseen by Professor Catherine Monk, a renowned researcher in this space, the study is being managed by the Perinatal Pathways Lab, a research group within Columbia University. Supported by a NIMH grant, the study will include roughly 200 participants who will be studied across 600 sessions that include each participant having three separate data points captured.

●	Georgia State. Georgia State is using our technology to test whether certain HR measurements during a pregnancy are indicative of disparities in health outcomes for Black and Hispanic women, pursuant to a data transfer and use agreement we and Georgia State entered into in June 2023. Supported by a NIMH grant, the study, titled the GLOW Study, plans to analyze MHR and FHR variability as measured by our INVU platform across approximately 400-500 women in their third trimester of pregnancy, and the participants will be assessed once a day for one to two weeks. Nuvo is currently working closely with the team at Georgia State to navigate this research terrain and this program is expected to start enrolling patients in early 2024.

Strategic Partnerships

We recognize the value of ecosystem partnerships to help drive existing market adoption, provide complementary capabilities to the INVU platform, and accelerate new market expansion. We actively partner with organizations that can help us provide additional value to our customers in these areas. Our partnership with Philips is an example of a partnership built to accelerate adoption and scale within hospital systems and networks. See “—Expanded Commercial Partnership.” In addition, we entered into a strategic partnership with Ouma in March 2022, a total maternity telehealth services company, to deliver an innovative joint solution that provides clinical excellence in maternity telehealth and FDA-cleared remote fetal surveillance technology. The joint solution is designed to address some of the biggest challenges in pregnancy care today, by enabling equitable access to care, improving preventative care delivery, and reducing high individual and system-level costs. The joint solution is a “one-stop shop” for remote pregnancy care that includes our INVU platform for remote patient monitoring (“RPM”), including FDA-cleared NSTs, as well as Ouma’s 24/7/365 maternity telehealth clinical services available in all fifty US states, including access to maternal-fetal medicine specialists, midwives, perinatal nurse navigators, lactation consultants, and behavioral health specialists with expertise in perinatal mood disorders. We and Ouma are actively pursuing commercial agreements for the joint solution.

Research and Development

As of October 1, 2023, our research and development, or R&D, team consisted of 26 people, 12 of whom are located in Israel and 14 of whom are located in Ukraine, conducting research and product development activities. We focus on developing our key technology and innovations in-house where we benefit from the expertise of our highly qualified R&D team, which allows us to ensure that the key technologies and innovations used in our INVU platform reflect our core values and mission. Since inception, our R&D team has been working on developing and improving all aspects of data collection on our INVU platform and have optimized the device design, performance and usability for its current uses, including over the course of several clinical studies. Our R&D team is also focused on continuing to enhance our hardware and software, validating other measurements, such as mECG and fECG, among others, and developing and improving all aspects of data management, including data gathering, data harmonization and AI-based and other data analysis.

Our R&D team also assists as needed in clinical or other studies being performed by others using our technology or in conjunction with us. In addition, most of our relationships with obstetrician networks and other strategic relationships that we have established or are establishing provide for scaling up in stages and usually involve pilot programs which our R&D team advises, assists or is involved with. For example, our relationship with Philips includes a jointly developed solution integrating Nuvo’s platform into Philips technologies.

Manufacturing and Supply

We have established and validated a fully outsourced manufacturing operation to scale up production capacity that allows us to engage in high volume manufacturing as needed. Pursuant to our manufacturing plan, our printed circuit boards (“PCBs”) are manufactured in China and Israel and fabricated in China, acoustic sensors are sourced from Japan, reusable ECG sensors are sourced from China and accessories are sourced from Israel and China. The products are then shipped to Israel where they are assembled into a complete sensor band. Our operations in Israel have not been affected by the war between Israel and Hamas, however, see “Risk Factors — Risks Related to Israeli Law and Our Operations in Israel — Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may adversely affect our business, our results of operations and our ability to raise additional funds.” While there is risk involved in relying on a single major supplier for certain distinguishing production elements, our wireless sensor band’s off-the-shelf components are provided by suppliers according to their availability and lead time of supply. Accessories are added in the United States and the product is packaged and ready for delivery to the expectant mother. We have also established a fulfillment center where sensor bands are prepared for reuse after thorough cleaning, quality control testing, fixing (if required) and refurbishing. We believe that, on average, a sensor band should be viable for monitoring approximately 12 expectant mothers over a three-year period before needing to be replaced.

We entered into a Framework Product Design and Production Agreement on October 18, 2015 with Orange S.r.l., an Italian company, and Starry Limited, a Hong Kong company, for our manufacturing needs. On August 8, 2018, we entered into a partnership with Flextronics Medical Sales and Marketing, Ltd., of Israel, to further support our manufacturing needs. Flextronics is a global manufacturer with specific medical device expertise. Flextronics purchases most of the sensor belt components, tests them, performs the PCB assembly, executes final assembly of the device and ships it to the United States. We also sourced some of the components in our 2021 production batches directly from third parties based on availability. Starry handles FAB assembly in China. We also entered into a Master Services Agreement with SEKO Worldwide, LLC on February 12, 2021 for our warehousing and other needs, which will continue for an initial term of two years and thereafter on a month-to-month basis. SEKO provides global solutions for medical device logistics, specializing in transportation, logistics, forwarding and warehousing. SEKO’s warehouse that we are planning to utilize is located in Pittsburgh, Pennsylvania. SEKO receives the devices from Flextronics and stocks them until fulfillment to expectant mothers. Final packing is made in accordance with the provider’s prescription for the expectant mother. The wireless sensor bands are sent back to SEKO at the end of the monitoring period.

Our manufacturing process and our manufacturing partners’ manufacturing processes and facilities are designed to comply with the FDA’s Quality Systems Requirements and enable us to market our product. Each of these facilities operates in conformance with a variety of International Organization for Standardization (“ISO”) certifications. Nuvo’s CE submission included three BSI audits which found no major nonconformities.

Sales and Marketing

We have an experienced management team with medical technology, women’s health, medical or healthcare, data science, marketing, financial, consumer products, clinical, regulatory, manufacturing, human resources and commercial expertise. We also have developed a U.S. team, consisting primarily of sales and marketing employees, product specialists, and service staff, as well as employees with operational and medical expertise, to carry out our sales and marketing plans in the United States under the guidance of our experienced management team. To achieve this goal, we are devoting considerable resources to commercializing our INVU platform initially in the United States, before we expand our sales and marketing efforts globally. We also intend to start marketing in Europe shortly after receiving a CE mark, which is not guaranteed and may take longer than expected. We believe that our INVU platform can become a global solution and we ultimately intend to become a leader in remote pregnancy monitoring.

We are still in the early stages of commercializing our INVU platform. As of now, our sales and marketing team consists of our VP of Marketing, who has significant experience in sales and marketing with consumer and medical product companies and our business development team in Israel. We are shifting the center of gravity to the United States for U.S. sales and marketing as indicated below. Current marketing efforts include attending scientific and industry conferences, leveraging our Scientific Advisory Board’s network, limited press releases and public relations, information on our website, social media postings and targeted outreach, currently primarily to specific providers. We plan to develop our team gradually as needed. At this stage, we are focusing initially on sales and marketing in the United States directed at healthcare systems and physician practice management groups that we believe will be most effective at implementing our technology into clinical practice. Our initial approach is for implementers such as obstetrician-physician practice management groups and traditional healthcare systems that see a high volume of HRPs, have affiliate health plans or strength in value-based care. We are also targeting validators, or some of the most prestigious academic medical university systems, to work with us to validate specific use cases that demonstrate the highest impact of improved health outcomes and reduced cost of care. We have signed over a dozen commercial contracts with health systems, large private practice groups and independent women’s health practices in the United States and Israel. Additionally, we will continue our current marketing activities with a view to increase consumer awareness. We believe that increasing consumer interest could have a positive impact on provider acceptance.

Over the longer term, we aim to demonstrate through our work with these types of systems and the data we gather that we improve the quality of care and reduce costs. We intend to demonstrate this most convincingly through clinical trials, which we are developing together with our validators, which we believe, if successful, will make our implementers more comfortable to implement and integrate our new care pathways. We will also correspondingly track the results our implementers obtain in expectant mother and clinician satisfaction, compliance, cost and outcomes to establish that we improve the quality of care and reduce costs. Once we can provide impact evidence of improved outcomes and reduced hospitalization and other costs, we believe that this will positively affect the ability of our provider partners to incentivize payers such as insurers and self-insured employers to enter into value contracts with them and to become partners, and will incentivize the payers to encourage their obstetrician networks and expectant mothers to utilize our services. Payers have a vested interest in keeping their insured or employees healthy and reducing costs. Finally, we intend to add data partners and to work with them, our clinicians and payers to gather rich and robust data anytime and anywhere through an AI-enabled platform, obtain useful content, develop, expand and improve our databases and, ultimately identify phenomena and develop screening and predictive models, as well as population health strategies. We believe that the data we obtain and the abilities we currently have and are developing with respect to such data will make us an important player in the maternal and fetal health and pregnancy management world. The thrust of our commercial effort will be business to business, but we intend to also focus on increasing consumer awareness.

Reimbursement and Payment

We are receiving payment directly from providers, including clinicians, hospitals and other healthcare facilities that perform pregnancy tests for our INVU platform and services and we do not directly bill any third-party payers. Rather, care providers bill the applicable CPT code against the procedures run on our INVU platform. For example, our healthcare provider customers bill for each use of the INVU platform (e.g., for each NST under CPT code 59025). Their payers then reimburse the care provider for the procedure. We are considering different types of payment plans, but initially we are utilizing introductory rates to help build a provider base. Our payment terms may vary from customer to customer. In the United States, providers receive payment for care of mothers from third-party payers, including private insurers and government insurance programs.

The baseline metrics for protocols for the standard of care and our offering model were validated by a leading health consulting agency in 2018 and we have no reports to date from our commercial customers that CPT code 59025 reimbursement has been rejected by any public or private payer when using INVU. The baseline reimbursement rates for relevant codes were validated by Navigant, another leading health consulting agency in 2018. Presently, reimbursement for provider services, including the cost of our services, during a measurement period may be made under global codes to the provider under a prospective payment system that bundles services into groups for the purposes of payment using a number of factors, including, among other things, the principal diagnosis, major tests and procedures, status of the treatment, maternal age and complicating secondary diagnosis. Classifications are used in both acute and chronic care settings and employed by both private insurers and government payers. Under global codes, rather than paying the provider for what it spent caring for an expectant mother and unborn baby, payers pay a fixed amount based on the classification. Reimbursement may also be made under procedural codes, which are billed every time a procedure occurs, such as NSTs.

Some payers have begun specifying coverage for at-home NSTs for their patient populations. For example, Home State Health, a managed Medicaid payer in Missouri, recently issued a statement that was sent to all their healthcare providers in the state confirming that CPT Code 59025 is reimbursable with a place of service modifier (12) for at-home monitoring with remote monitoring solutions that are FDA cleared for on-label use for monitoring FHR, MHR and MUA.

Simultaneously with commercial growth, we are working with leading academic institutions to validate some of the benefits of our INVU platform, which we believe to include improved health outcomes and lower costs. As clinical evidence from the volume of expectant mothers being monitored with our INVU platform develops enough to demonstrate improved health outcomes, reduced cost of care and significant volume, we plan to establish partnerships with payers, either directly or in combination with our provider partners. From this data and evidence, we hope to be able to substantiate the specific average savings a payer can expect when our INVU platform is used in certain types of pregnancies.

We then intend to partner with provider groups that are capable of working with and managing the pregnancy journey or certain portions thereof with our INVU platform to be more cost-effective to approach payers and to negotiate value contracts with incentivized terms to deliver more cost-effective obstetric monitoring and management. Value contracts may take many forms, including without limitation, shared savings or per member per month, although there is no certainty as to how these contracts will be negotiated or the form that they will take. We believe that under this later payment model we would negotiate to receive a portion of the earnings of the providers from value contracts.

Privacy/Data Security

Numerous state, federal and foreign laws and regulations govern the collection, dissemination, use, processing access to, confidentiality and security of critical or sensitive personal information. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, federal and state consumer protection laws and regulations (for example, HIPAA, or Section 5 of the Federal Trade Commission Act), which governs the collection, use, disclosure, and protection of personal information could apply to the data we collect from users (i.e., expectant mothers) of our INVU platform, as well as the providers who access such data. In particular, regulations promulgated pursuant to HIPAA establish privacy and security standards that limit the use and disclosure of individually identifiable health information, known as protected health information (“PHI”), and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. In addition, several states have also promulgated and passed privacy laws over the last couple years, the majority of which include provisions that specifically focus on health data that is both collected and processed by third parties. Determining whether protected health information has been handled in compliance with applicable privacy standards and our contractual obligations can require complex factual and statistical analyses and may be subject to changing interpretation. State laws may be more stringent, broader in scope or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other, which may complicate compliance efforts. Entities that are found to be in violation of HIPAA or one of the state laws as the result of a breach of unsecured PHI/health data, a complaint about privacy practices, or an audit by the U.S. Department of Health and Human Service (“HHS”), or a state’s appointed enforcement arm, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations, as well as significant reputational harm, if required to enter into a resolution agreement and corrective action plan to settle allegations of non-compliance.

European Union (“EU”) member states, Switzerland and other countries have also adopted data protection laws and regulations that impose significant compliance obligations for companies collecting and/or processing personal data of EU residents. For instance, the collection and use of personal health data in the EEA/UK is governed by the provisions of the General Data Protection Regulation (“GDPR”), and the GDPR as transposed into the laws of the UK (“UK GDPR”). The GDPR became effective on May 25, 2018 and imposes strict obligations and restrictions on the ability to process, collect, analyze, and transfer personal data. In particular, these obligations and restrictions concern the consent of the individuals (i.e., the data subjects) to whom the personal data relates, the information provided to the individuals, the transfer of personal data out of the EEA, security breach notifications, security and confidentiality of the personal data, and the imposition of substantial potential fines for breaches of the data protection obligations. Data protection authorities from the different EU member states may interpret the GDPR and national laws differently and impose additional requirements, which add to the complexity of processing personal data in the EU. Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to ensure compliance with the new data protection rules. See “Risk Factors—Risks Related to Our Business and Our INVU Platform—Our collection, use, storage, disclosure, transfer and other processing of personal information, could give rise to significant costs, liabilities and other risks, including as a result of investigations, inquiries, litigation, fines, legislative and regulatory action and negative press about our privacy and data protection practices, which may harm our business, financial conditions, results of operations and prospects.”

We have invested significant resources in building a compliance-centric platform that is designed to comply with HIPAA and the GDPR/UK GDPR with strong privacy and data security protocols, including the bifurcation of our system architecture between user customer relationship management (“CRM”) data and diagnostic data, all under the day-to-day auspices of our chief privacy and security officer. Among other important steps undertaken by us, we have (i) obtained ISO 27001 certification, (ii) deployed rigorous encryption and other information security measures for both data at rest and data in transit, (iii) established a comprehensive privacy and data security training program for all employees and (iv) adopted a thorough collection of global data privacy and information security policies, and we are continually monitoring the security and stability of our computing environments and systems.

Competition

Overview

The pregnancy monitoring and management industry is highly competitive. Traditionally, most of this activity has taken place at an obstetrician’s office, in a hospital or at another healthcare facility. Since their inception, Doppler ultrasound, for monitoring FHR, and TOCO, for monitoring MUA, have dominated as the standards of care for pregnancy monitoring, and each has its own limitations. The Doppler ultrasound cannot be used frequently and continuously under medical guidelines as it is an active technology sending signals into the womb and only provides high-level shallow data. TOCO has proven to be highly inaccurate, with a failure rate of approximately 35%. These tools are commonly combined as a CTG, which delivers both HR and MUA readings in one session. CTG monitoring in most cases requires the expectant mother to be in a clinical setting and physically linked to the transducer with cables and wires. Though acting as the current standard of care, it usually requires an expert to administer and produces limited insights into fetal and maternal wellbeing. While many healthcare facilities and clinicians also have access to electronic fetal monitoring (“EFM”) devices that utilize ECG technology and are more accurate than CTG, depending on the device, these devices are FDA-cleared for use from the 36th week of pregnancy through the intrapartum period. EFM devices are rarely used for pregnancy monitoring in such facilities due to the limitations of these devices, the cost associated with their operation and the need for more advanced technicians. Today, the standard of care is still Doppler ultrasound. We are not aware of any other monitoring device or biopotential fetal monitoring technology that utilizes PCG to monitor HR, although stethoscopes, mainly digital, high-fidelity stethoscopes, that operate based on acoustic signals are used in rare instances by clinicians for routine tests in developed countries. We have the only device or platform that has been cleared by the FDA for monitoring during the INVU monitoring period that utilizes advanced data modalities, such as ECG and PCG.

In recent years and especially since the outset of COVID-19, remote monitoring has become significantly more important with COVID-19 making it necessary in many situations. Most of the solutions have faced difficulties for various reasons, including ease of use, inability to take multiple measurements, inability to measure as accurately as in a healthcare facility and others. As a result, we compete with both the traditional brick and mortar pregnancy monitoring and management systems, many of which are owned or used by our initial target customer base, providers and several remote monitoring systems.

Currently, the competitive landscape is divided into two distinct directions. First, to capture reliable, accurate, sophisticated, rich and robust data, and second, in line with the movement to distributed care, to distribute access of care via remote use and, in some cases, through a self-administered technology. While some technologies address the data quality issue and some address the distributed care issue, we believe that our INVU platform is the only system that tackles both at once by ensuring a comfortable shift of care to a remote setting while providing the highest-fidelity digital data available through its digital signal processing for obstetric care today. We intend to leverage our distributed care data, along with other data we obtain, to develop sufficient rich and robust data to enhance the results of our analysis of data.

We believe that our advanced technology gives us strong advantages as we compete against other companies and systems, and we intend to compete on that basis. We believe the principal competitive factors in our market are and will include (i) product safety; (ii) expectant mother and clinician experience; (iii) strength of clinical evidence; (iv) economic benefits and cost savings, including reducing the need for hospitalization or medical facilities, neonatal intensive care, certain procedures and other costs; (v) ease-of-use; (vi) reliability and accuracy; (vii) acceptance by treating clinicians and healthcare providers; (viii) effective marketing to and education of expectant mothers, clinicians, healthcare providers, hospitals and ultimately payers; (ix) intellectual property protection; and (x) quality and granularity of data collected and the ability to utilize such data, including the ability to predict certain conditions such as preeclampsia, diabetes, pre-term birth, mood disorders and cardiovascular anomalies, and to develop personalized care protocols and population health strategies.

In addition, we believe our technology is more advanced than existing technologies in many cases. Our INVU platform is a holistic pregnancy care solution with two integrated components, hardware and software. The hardware component comprises a proprietary, wireless sensor band with multi-modality technology, which captures detailed and granular signals that we believe enables our INVU platform, after analysis of the signals, to provide useful data relative to in-office monitoring devices. Our wireless sensor band transmits signals from any location to the software component, a dynamic cloud computing environment that processes and analyzes data and, ultimately, transmits personalized reports on key maternal and fetal health metrics to the expectant mother and her clinician through digital visualization tools.

Healthcare Facility Monitoring and Competition

Technology maintained at healthcare facilities include a number of monitoring devices that strive to provide rich and robust data during the intrapartum stage. Primary competitors in the healthcare facility setting include Monica Healthcare, now part of General Electric, Nemo Healthcare and Philips Avalon CL. These systems mostly operate on biopotential signals (although not necessarily ECG or PCG) that provide better quality data, including more accurate and reliable HR data, than Doppler ultrasound, and are more ambulatory in nature than most other existing technology utilized in a healthcare facility. As mentioned above, there are no competitors that utilize PCG to monitor HR, however competitors such as Nemo Healthcare and Monica Healthcare utilize ECG. None of these competitors are able to collect ECG and PCG biopotential signals simultaneously. All three measure each of MHR, FHR and MUA. Some use EHG to measure MUA, instead of TOCO. However, this method, which is a secondary analysis of uterine activity, causes the outputs to appear much different than the current standard of care, which has led to low adoption rates. All have received regulatory approval. However, these must generally be used in a healthcare facility, are only cleared by the FDA for use during the intrapartum period and must be administered by a medical professional. Often more senior medical professionals are required. As a result, these devices are not easily used across the pregnancy journey. However, Nemo has recently gained CE clearance for its technology to be utilized remotely, although other limitations remain such as expensive single-use patches, and cumbersome bases that limit real mobility and portability of use.

The Philips Avalon CL wireless Doppler/TOCO-based technology and fetal monitoring solution also has certain advantages, such as no sensor band, being wireless and a claim that it is able to measure the HR of triplets. It was designed specifically to create a more ambulatory intrapartum experience and does not currently enable home care, and, to our knowledge, Philips is not seeking to enable home care and instead has chosen to establish a strategic partnership with Nuvo to address remote fetal monitoring, as described above.

Remote Systems and Competition

Devices that move in the other direction, seeking to provide distributed care, generally work remotely and are not based on the provision of rich and robust data. Technologies that are “on label” as being remote-use devices, are usually miniaturized CTGs that are repackaged for home use. As these technologies were originally designed and intended to be applied and administered by a medical professional, modification to lay person use is very difficult. For example, a portable Doppler still requires readjustment on the expectant mother’s belly in the event that the unborn baby moves during a monitoring session. These technologies generally cannot gather information from the entire pregnancy or data such as beat by beat HR, or the same quality of contraction measurements and are unable to make similar analyses from the data as we plan to do. Primary competitors in the remote setting include Sense4Baby, Pregnabit, Bloom and Heramed.

Some technologies, such as Sense4Baby, incorporate both transducers of the CTG, including TOCO. TOCO is also highly sensitive to placement, and, as indicated above, has a high error rate. Sense4Baby may be the only device currently cleared by the FDA to offer NSTs, but because of the methodology of measurement, is complicated to use. Pregnabit is similar to Sense4Baby but is much smaller. Heramed’s HeraBeat, which is a sleek, handheld Doppler ultrasound transducer often must be handheld for periods of relatively long duration. In addition, HeraBeat can only measure an average FHR and MHR by Doppler technology in short sessions, but has no-label indication for self-administered NSTs. Bloom, although not currently active, may be able to offer NSTs remotely, but, to our knowledge, is not currently cleared to do so. In order to accomplish this, Bloom is taking the opposite approach by gathering data from third party sources, as opposed to distributed data, and using such data to develop algorithms which will enable it to analyze data obtained from expectant mothers and unborn babies remotely.

The Future

We intend to seek clearance to extend our INVU monitoring period as well as report other measurements. If we obtain additional clearances to report other measurements that our INVU platform is able to capture, compute and visualize, we will be able to provide and market additional pregnancy health metrics to participants in the pregnancy care management process, including expectant mothers and clinicians. We intend to utilize the data we collect, combined with external guidelines, to establish cloud-based decision support systems. We intend to develop decision support tools to analyze the data we collect to develop and execute new personalized care protocols and population health strategies which we believe will enhance our value-based care model. We also intend to apply data algorithms and other innovative digital tools to conduct AI-powered machine learning computer analyses to identify patterns and trends based on the data and to develop predictive models to ultimately enable population health strategies.

Competitive Risks

Many of our competitors are large, well-capitalized companies with significantly greater market share, name recognition and resources than we have. They are able to spend more on product development, marketing, sales and other product initiatives than we can and have greater name recognition. These competitors may also have established relationships with clinicians and healthcare providers at our targeted health systems and hospitals and may have existing product approvals from hospital value analysis committees at our targeted customers. In addition to competing for market share, we will also compete against these companies for personnel, including qualified sales and other personnel that are necessary to grow our business. As other companies develop new intellectual property in our market, there is the possibility of a competitor acquiring patents or other rights that may limit our ability to update our technologies and products which may impact demand for our products. See “Risk Factors—Risks Related to Our Business and Our INVU Platform—Our industry is highly competitive and is subject to technological change, which may result in new products or solutions that are superior to our INVU platform or other future products we may bring to market from time to time. If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our technology may become less useful or obsolete and our operating results will suffer.”

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain patent and other proprietary protection for our commercially important technology, inventions and know-how, including the systems and methods that constitute our INVU maternal/fetal monitoring platform; to defend and enforce our patents; to operate without infringing, misappropriating or violating the proprietary rights of others; and to prevent others from infringing, misappropriating or violating our proprietary rights. We rely on know-how and continuing technological innovation to develop and maintain our competitive position. We also rely on the rights provided by a combination of patent, copyright, trademark and trade secret laws and confidentiality and invention assignment agreements to protect our intellectual property rights. Notwithstanding these efforts, we cannot be sure that patents will be granted with respect to any patent applications we have filed or may license or file in the future, and we cannot be sure that any patents we own or license or patents that may be licensed or granted to us in the future will not be challenged, invalidated, or circumvented, or that such patents will be commercially useful in protecting our technology. For more information regarding the risks related to our intellectual property, please see “Risk Factors—Risks Related to Our Intellectual Property.”

As of October 1, 2023, our innovative technology is protected by an extensive global patent portfolio consisting of 14 issued U.S. utility patents, one allowed U.S. utility patent application, 9 pending U.S. utility patent applications, 36 issued foreign utility patents, two allowed foreign utility patent applications, 16 pending foreign utility patent applications, and one PCT patent application. Our patent portfolio also includes three issued U.S. design patents and seven issued foreign design patents. Our patents cover various aspects of our INVU maternal/fetal monitoring platform:

Type of Patent	Title	Country	Status	Application No.	Grant No.	Exp. Date
ECG-Based Fetal Heart Rate Detection (Computer-Implemented Process)
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	United States of America	Granted	14/921,489	9,392,952	10/23/2035
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	United States of America	Granted	15/205,620	10,111,600	10/23/2035
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	China	Granted	201680012051.3	ZL 201680012051.3	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	Switzerland	Granted	16761155.7	3267884	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	Germany (Federal Republic of)	Granted	60 2016 061 260.7	3267884	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	Denmark	Granted	16761155.7	3267884	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	Spain	Granted	16761155.7	3267884	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	France	Granted	16761155.7	3267884	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	United Kingdom	Granted	16761155.7	3267884	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	Netherlands	Granted	16761155.7	3267884	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	European Patent	Granted	16761155.7	3267884	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	Australia	Granted	2016230825	2016230825	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	Canada	Granted	2,979,135	2,979,135	3/10/2036
Utility	SYSTEMS, APPARATUS AND METHODS FOR SENSING FETAL ACTIVITY	Korea, Republic of (KR)	Granted	10-2017-7028086	1900641	3/10/2036
Utility	METHODS AND SYSTEMS FOR TRACKING PHYSIOLOGICAL PARAMETERS OF MOTHER AND FETUS DURING PREGNANCY	United States of America	Published	17/821,562

PCG-Based Fetal Heart Rate Detection (Computer-Implemented Process)
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY	United States of America	Granted	15/071,915	9,642,544	10/23/2035
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY	United States of America	Granted	15/439,487	10,213,120	10/23/2035
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY	China	Granted	201680011312.X	ZL201680011312.X	3/15/2036
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY	Germany (Federal Republic of)	Granted	602016029610.1	3270775	3/16/2036
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY	European Patent	Granted	16764295.8	3270775	3/16/2036
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY	Australia	Granted	2016231895	2016231895	3/16/2036
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY	Canada	Granted	2,979,785	2979785	3/16/2036
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY	Korea, Republic of (KR)	Granted	10-2017-7029697	1834716	3/16/2036
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY (“Improved PCG Algorithm”)	Germany (Federal Republic of)	Granted	60 2019 020 066.8	3752055	2/11/2039
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY (“Improved PCG Algorithm”)	France	Granted	19750926.8	3752055	2/11/2039
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY (“Improved PCG Algorithm”)	United Kingdom	Granted	19750926.8	3752055	2/10/2039
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY (“Improved PCG Algorithm”)	Netherlands	Granted	19750926.8	3752055	2/11/2039
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY (“Improved PCG Algorithm”)	European Patent	Granted	19750926.8	3752055	2/11/2039
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY (“Improved PCG Algorithm”)	United States of America	Allowed	16/969,106
Utility	SYSTEMS, APPARATUSES AND METHODS FOR SENSING FETAL ACTIVITY (“Improved PCG Algorithm”)	China	Published	201980025158.5

ECG-PCG Fetal Heart Rate Fusion (Computer-Implemented Process)
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	United States of America	Granted	15/072,051	9,572,504	10/23/2035
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	United States of America	Granted	15/389,618	10,039,459	10/23/2035
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	China	Granted	201680011539.4	ZL201680011539.4	3/15/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	European Patent	Granted	16782707.0	3270774	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Switzerland	Granted	16782707.0	3270774	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Germany (Federal Republic of)	Granted	16782707.0	602016035948.0	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Denmark	Granted	16782707.0	3270774	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	France	Granted	16782707.0	3270774	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	United Kingdom	Granted	16782707.0	3270774	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Netherlands	Granted	16782707.0	3270774	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Norway	Granted	16782707.0	3270774	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Sweden	Granted	16782707.0	3270774	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Australia	Granted	2016252353	2016252353	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Canada	Granted	2,979,953	2,979,953	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Israel	Granted	254499	254499	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Japan	Granted	2017-559639	6,457,117	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	Korea, Republic of (KR)	Granted	10-2017-7029603	1933338	3/16/2036
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	India	Published	201747036415
Utility	CONTINUOUS NON-INVASIVE MONITORING OF A PREGNANT HUMAN SUBJECT	United States of America	Application	18/470,007

ECG-Based Uterine Activity Detection (Computer-Implemented Process)
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	United States of America	Granted	16/529,696	10,772,568	8/1/2039
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	Australia	Granted	AU2019313480	2019313480	8/1/2039
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	Japan	Granted	2021-505374	7116247	8/1/2039
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	Canada	Allowed	3,108,360
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	China	Published	201980064893.7
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	European Patent	Published	19844562.9
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	India	Published	202147008231
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	Israel	Application	280538
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	United States of America	Published	17/592,456

PCG-Based Uterine Activity Detection (Computer-Implemented Process)
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	United States of America	Granted	17/168,771	11,284,833	2/5/2041
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	United States of America	Published	17/817,622
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	China	Published	202180023476.5
Utility	SYSTEMS AND METHODS FOR MATERNAL UTERINE ACTIVITY DETECTION	European Patent	Published	21750658.3

ECG-PCG Uterine Activity Fusion (Computer-Implemented Process)
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	United States of America	Granted	17/324,947	11,324,437	2/5/2041
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	Australia	Application	2021217206
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	Canada	Application	3,170,821
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	China	Published	202180023452.X
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	European Patent	Published	21750565.0
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	Israel	Application	295417
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	Japan	Published	2022-548054
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	Korea, Republic of (KR)	Application	10-2022-7030546
Utility	FUSION SIGNAL PROCESSING FOR MATERNAL UTERINE ACTIVITY DETECTION	United States of America	Published	18/169,693

Self-Adjusting Belt (Device and Method)
Utility	SYSTEM AND METHOD FOR MAINTAINING SENSOR CONTACT	United States of America	Granted	16/279,665	10,617,355	2/19/2039
Utility	SYSTEM AND METHOD FOR MAINTAINING SENSOR CONTACT	United States of America	Granted	16/846,836	11,534,109	2/19/2039
Utility	SYSTEM AND METHOD FOR MAINTAINING SENSOR CONTACT	European Patent	Allowed	19754473.7
Utility	SYSTEM AND METHOD FOR MAINTAINING SENSOR CONTACT	China	Published	201980026482.9
Utility	SYSTEM AND METHOD FOR MAINTAINING SENSOR CONTACT	United States of America	Published	18/146,019

ECG-Based Prenatal Tracking and Clinical Decision Support (Computer-Implemented Process)
Utility	SYSTEMS, DEVICES, AND METHODS UTILIZING BIO-POTENTIAL DATA OBTAINED BY A PLURALITY OF BIO-POTENTIAL SENSORS FOR PRENATAL TRACKING	United States of America	Published	18/161,789
Utility	SYSTEM, DEVICE, AND METHOD FOR PRENATAL CLINICAL DECISION SUPPORT	Patent Cooperation Treaty	Published	PCT/IB2023/000034	9/28/2024

Dry Electrode (Device)
Utility	ELECTRODES FOR ABDOMINAL FETAL ELECTROCARDIOGRAM DETECTION	United States of America	Granted	15/071,956	9,763,583	10/23/2035

Utility	ACOUSTIC SENSORS FOR ABDOMINAL FETAL CARDIAC ACTIVITY DETECTION	United States of America	Granted	15/071,884	9,713,430	10/23/2035

Musical Maternity Belt (System and Related Method)
Utility	MUSICAL MATERNITY BELT	United States of America	Granted	11/834,085	8,396,229	8/6/2027

Big Data (Computer-Implemented Process)
Utility	A SPECIALLY PROGRAMMED COMPUTER PLATFORM TO GENERATE NEW DATA RELATED TO A CARRYING MOTHER AND METHODS OF USE THEREOF	United States of America	Application	63/449,614	3/3/2024

Assessing Amniotic Fluid Volume (Computer-Implemented Process)
Utility	METHODS FOR ASSESSING AMNIOTIC FLUID VOLUME USING BIOIMPEDANCE TOMOGRAPHY	United States of America	Application	63/387,627	12/15/2023

Sensor Belt Design (First Generation)
Design	BELT	United States of America	Granted	29/545,494	D793,027	8/1/2032
Design	BELT	China	Granted	201630178263.1	ZL201630178263.1	5/13/2026
Design	BELT	European Union	Granted	3123926	003123926-0001	5/12/2041
Design	BELT	United Kingdom	Granted	90031239260001	90031239260001	5/12/2041
Design	BELT	Korea, Republic of (KR)	Granted	30-2016-0022442	30-0883380-000	5/12/2036

Sensor Belt Design (Second Generation)
Design	BELT	United States of America	Granted	29/606,637	D880,701	4/7/2035
Design	BELT	China	Granted	201730612839.5	ZL201730612839.5	12/4/2027
Design	BELT	European Union	Granted	004538395	004538395-0001	12/6/2042
Design	BELT	United Kingdom	Granted	90045383950001	90045383950001	12/6/2042

Musical Maternity Belt Design
Design	MUSICAL MATERNITY BELT	United States of America	Granted	29/322,927	D614,377	4/27/2024

The term of individual patents depends on the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is generally 20 years from the earliest claimed filing date of a nonprovisional patent application in the applicable country. Our issued U.S. and foreign patents are anticipated to naturally expire between 2035 and 2041, and our U.S. pending patent applications and pending PCT applications, if issued into patents, are anticipated to naturally expire between 2035 and 2043, excluding any additional patent term adjustment(s) or extension(s), and assuming payment of all applicable maintenance or annuity fees. Once a patent expires, patent protection ends and an invention enters the public domain allowing anyone to commercially exploit the invention without infringing the patent. Our issued U.S. design patents are anticipated to naturally expire between 2032 and 2035. Our European Community Design Registrations are anticipated to naturally expire between 2041 and 2042. Our issued foreign design patents are anticipated to naturally expire between 2026 and 2042. We plan to continuously explore reasonable opportunities to expand our patent portfolio.

Patents may not be issued from any of our pending applications and our issued patents may not be of sufficient scope or strength to provide meaningful protection for our technology. Notwithstanding the scope of the patent protection available to us, a competitor could develop methods or devices that are not covered by our patents or circumvent these patents. Furthermore, numerous U.S. and foreign-issued patents and patent applications owned by third parties exist in the fields in which our maternal/fetal monitoring platform competes. Because patent applications can take many years to publish, there may be applications unknown to us, which may result in issued patents that our existing or future products or technologies may be alleged to infringe.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. We may need to engage in litigation to enforce patents issued to us, to protect our trade secrets or know-how, to defend against claims of infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Such litigation could be costly and could divert our attention from other functions and responsibilities. Furthermore, even if our patents are found to be valid and infringed, a court may refuse to grant injunctive relief against the infringer and instead grant us monetary damages or ongoing royalties. Such monetary compensation may be insufficient to adequately offset the damage to our business caused by the infringer’s competition in the market. Adverse determinations in litigation could subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing, selling or using the product determined to be infringing, any of which could harm our business. See “Risk Factors—Risks Related to Our Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio.

We also rely upon trademarks to build and maintain the integrity of our brand. As of May 10, 2023, we owned three registered U.S. trademarks. We also have three trademarks which are registered or granted or for which we have pending trademark applications in the European Union, the United Kingdom, China, Japan and the World Intellectual Property Organization. Further, we own five registered trademarks in Israel. One of the trademarks also has pending applications in Canada and India. The trademarks and trademark applications generally relate to the Company name, INVU and the INVU logo, as well as previous names used in connection with our INVU platform. We also rely, in part, on trade secrets, know-how, continuing technological innovation, and confidential information, to develop and maintain our competitive position and protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. However, such proprietary rights are difficult to protect. We seek to protect our proprietary rights through a variety of methods, including confidentiality and assignment agreements with suppliers, employees, consultants and others who may have access to our proprietary information. However, these agreements may not provide meaningful protection. These agreements may be breached, and we may not have an adequate remedy for any such breach. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have implemented measures to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors, or misused by any collaborator to whom we disclose such information. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our INVU platform or to obtain or use information that we regard as proprietary. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information. For more information regarding the risks related to our intellectual property, please see “Risk Factors—Risks Related to Our Intellectual Property.”

Government Regulation

U.S. Food and Drug Administration

We are subject to extensive and ongoing regulation by the FDA under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and its implementing regulations, or collectively, the FDCA, as well as other federal and state regulatory bodies in the United States. These laws and regulations govern, among other things, product design and development, pre-clinical and clinical testing, manufacturing, packaging, labeling, storage, record keeping and reporting, clearance and approval, marketing, distribution, promotion, import and export, and post-marketing surveillance.

Unless an exemption applies, each new or significantly modified medical device for distribution in the United States will require either a premarket notification to the FDA requesting permission for distribution under section 510(k) of the FDCA or approval from the FDA under the premarket approval, or PMA, process, or grant of a de novo request for classification. Each of the 510(k) premarket notification, de novo and the PMA process can be resource intensive, expensive, and lengthy, as well as require payment of significant user fees, unless an exemption is available.

Device Classification

The FDCA classifies medical devices into one of three classes—Class I, Class II, or Class III—depending on the level of control necessary to assure the safety and effectiveness of the device.

Class I includes devices with the lowest safety risk to the user and are those for which safety and effectiveness can be reasonably assured by adherence to a set of FDA regulations, referred to as the General Controls for Medical Devices, or general controls, which require compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse events, and product problems, and truthful and non-misleading labeling and, in some cases, marketing materials. Although most Class I devices are exempt from the premarket notification process, some Class I or low risk devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below.

Class II devices are those that are subject to general controls and special controls, such as performance standards, post-market surveillance, patient registries, development and dissemination of guidance documents, and recommendations from the FDA. Most Class II devices require premarket clearance by the FDA through the 510(k) premarket notification process described below. Some Class II devices, however, are exempt from the premarket notification process.

Class III devices are devices that require a PMA. Class III devices include devices that are novel and not substantially equivalent to a predicate device, as well as those devices that pose the greatest risk to safety such as life-supporting or life-sustaining devices and implantable devices. Because the safety and effectiveness of Class III devices cannot be assured by general controls and special controls, these devices must undergo the PMA process, which is generally more costly and time-consuming than the 510(k) premarket notification process. A PMA application typically includes, but is not limited to, extensive technical information, non-clinical laboratory studies, labeling, and financial disclosure information for the clinical investigators in the device studies. Additionally, the PMA application must provide valid clinical evidence that demonstrates to the FDA’s satisfaction a reasonable assurance of the safety and effectiveness of the device for its intended use.

The Investigational Device Exemption Process

In the United States, absent certain limited exceptions, human clinical trials intended to support medical device clearance or approval with the FDA require an investigational device exemption (“IDE”) application. An IDE allows the device to be used in a clinical trial to collect safety and effectiveness data. Clinical studies are most frequently conducted to support a PMA. Only a small percentage of 510(k) premarket notifications require clinical data to support the application. All clinical evaluations of medical devices, unless exempt, must have an approved IDE from the FDA before the study is initiated.

If the device presents a “significant risk,” as defined by the FDA, to human health, the FDA requires the device sponsor to submit an IDE application to the FDA, which must be approved prior to commencing clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, purported or represented to be used in supporting or sustaining human life; is for a use that is substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health; or otherwise presents a potential for serious risk to a subject.

An IDE application requires certain data for support, such as animal and laboratory testing results that show the device is safe for human clinical trials. Generally, clinical trials for a device begins once the FDA approves the IDE application, and an IRB approves the clinical trial’s protocol and informed consent for trial subjects. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study.

If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. Submission of an IDE application does not assure that human clinical trials will be allowed to commence. Furthermore, the FDA’s approval of an IDE application does not bind the FDA to accept the results of a clinical trial as sufficient proof of the device’s safety and effectiveness.

If the device is considered a “nonsignificant risk” device, IDE submission to FDA is not required. Instead, only approval from the IRB overseeing the investigation at each clinical trial site is required. Abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent from subjects, and labeling and record-keeping requirements also apply to non-significant risk device studies.

All clinical trials also must be conducted in accordance with the FDA’s IDE regulations governing investigational device labeling, prohibition of promotion, record keeping, and reporting and monitoring responsibilities of the clinical trials’ sponsors and investigators. Clinical trials must further comply with the FDA’s good clinical practice regulations for IRB approval, informed consent and other human subject protections. If a human clinical trial receives any U.S. government funding or support, such as a grant or cooperative research and development agreement, then the clinical trial must also comply with the HHS Office for Human Research Protections regulations for the protection of human subjects in research, including the Common Rule.

If a clinical trial is commenced, its results may be unfavorable or, even if the intended safety and effectiveness success criteria are achieved, may not be considered sufficient by the FDA to grant marketing approval or clearance. The commencement or completion of any clinical trial may be delayed or halted, or be inadequate to support a clearance or approval for numerous reasons, including, but not limited to, the following:

●	The FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

●	Patients do not enroll in clinical trials at the rate expected;

●	Patients do not comply with trial protocols;

●	Patient follow-up is not at the rate expected;

●	Patients experience adverse events;

●	Patients die during a clinical trial, even though their death may not be related to the products that are part of the trial;

●	Device malfunctions occur with unexpected frequency or potential adverse consequences;

●	Side effects or device malfunctions of similar products already in the market that change the FDA’s view toward approval of new or similar clearances or approvals or result in the imposition of new requirements or testing;

●	IRBs and third-party clinical investigators may delay or reject the trial protocol;

●	Third-party clinical investigators decline to participate in a trial or do not perform a trial on the anticipated schedule or consistent with the clinical trial protocol, investigator agreement, investigational plan, good clinical practices, the IDE regulations or other FDA or IRB requirements;

●	Third-party investigators are disqualified by the FDA;

●	We or third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans, or otherwise fail to comply with IDE regulations governing responsibilities, records and reports of sponsors of clinical investigations;

●	Third-party clinical investigators have significant financial interests related to us or our study such that the FDA deems the study results unreliable, or we or third-party clinical investigators fail to disclose such interests;

●	Regulatory inspections of our clinical trials or manufacturing facilities may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

●	There are changes in government regulations or administrative actions;

●	The interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness; or

●	The FDA concludes that our trial design is unreliable or inadequate to demonstrate safety and effectiveness.

The 510(k) Premarket Notification Pathway

Currently, our products are categorized as Class II devices and subject to the premarket notification requirements under section 510(k) of the FDCA. A 510(k) premarket notification submission requires the submitter to demonstrate that the submitter’s device is “substantially equivalent” to a legally marketed device, which is known as a “predicate device.” A predicate device may include a device that was legally marketed prior to May 28, 1976 (a pre-amendment device), a device that has been reclassified from Class III to Class II or Class I or a device that was found substantially equivalent through the 510(k) process. A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (1) the same technological characteristics or (2) different technological characteristics but the information provided in the 510(k) submission demonstrates that the device does not raise new questions of safety and effectiveness and is at least as safe and effective as the predicate device. A showing of substantial equivalence may in some instances require clinical data. Once the 510(k) submission is accepted for review, the FDA has 90 calendar days to review and issue a determination. However, the FDA review often takes longer. Upon review, the FDA may require additional information, including clinical data.

Before the FDA will accept a 510(k) submission for substantive review, the FDA will first assess whether the submission satisfies the minimum threshold of acceptability. If the FDA determines that the 510(k) submission is incomplete, the FDA will issue a “Refuse to Accept” letter that generally outlines the information the FDA believes is necessary to permit a substantive review and to reach a determination regarding substantial equivalence. A submitter must present the requested information within 180 days before the FDA will proceed with additional review.

Once the FDA determines that the device is substantially equivalent to a predicate device currently on the market, it will send a letter finding substantial equivalency allowing the commercial marketing of the device. If the FDA determines that the device is not substantially equivalent to a predicate device, then the submitter may resubmit another 510(k) with new data, request a Class I or II designation through the FDA’s de novo classification process, file a reclassification petition or submit a PMA application. In the event the FDA determines that the information provided in a 510(k) submission is insufficient to demonstrate substantial equivalence to a predicate device, the FDA generally informs the submitter of the specific information needed for the FDA to make a determination on substantial equivalence. The submitter may then provide the requested information within the time allotted by the FDA or in a new 510(k) submission.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) premarket notification submission or, depending on the modification, PMA approval. The determination as to whether or not a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance. Minor modifications may be submitted to the FDA through a “letter to file” in which the manufacturer documents the rationale for the change and an explanation that a new 510(k) premarket notification submission is not required. The FDA, however, may review such letters to file to evaluate the regulatory status of the modified product at any time and may subsequently require the manufacturer to cease marketing and recall the modified device until the manufacturer submits a new 510(k) premarket notification or obtains a PMA. The FDA may also impose significant regulatory fines or penalties.

Over the years, the FDA has proposed reforms to the 510(k) premarket notification and future proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) premarket notification process for their products. For example, in November 2018, FDA officials announced forthcoming steps that would modernize the 510(k) premarket notification process. Among other proposals, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) premarket notification process toward the use of newer predicate devices, to potentially sunset certain older devices that were used as predicate devices and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than ten years old. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation. More recently, in September 2019, the FDA published revised final guidance to describe an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway, by demonstrating that such device meets objective safety and performance criteria established by the FDA, obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA maintains a list of device types appropriate for the “safety and performance based pathway” and has continued to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods for such devices where feasible.

De Novo Classification

If the FDA has not previously classified a medical device as Class I, II or III, then the medical device is automatically classified as Class III regardless of the level of risk it poses. A manufacturer whose novel device is automatically classified as Class III may request classification of its medical device as Class I or Class II through the de novo process on the basis that the device presents low to moderate risk, rather than requiring the submission and approval of a PMA application. A medical device may be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent, or a manufacturer may request de novo classification directly without first submitting a 510(k) premarket notification. The FDA must classify the device within 120 calendar days following receipt of the de novo classification application, although in practice, the FDA’s review may take significantly longer. During the pendency of the FDA’s review, the FDA may issue an additional information letter, which places the de novo classification request on hold and stops the review clock pending receipt of the requested additional information from the manufacturer. In the event the de novo classification requestor does not provide the requested information within 180 calendar days, the FDA will consider the de novo request to be withdrawn. If the manufacturer seeks reclassification as Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the de novo classification request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) premarket notification or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. In the event the FDA determines the data and information submitted demonstrate that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness, the FDA will grant the de novo classification request and classify the device as either Class I or Class II. Upon device classification, the FDA authorizes the device to be marketed and allows the device to serve as a predicate device for future 510(k) premarket notifications.

The PMA Process

Although our products are Class II devices and require premarket notification under section 510(k) of the FDCA, we may in the future be required to undergo the PMA process for one or more products. This process begins with the submission of a PMA application to the FDA. Upon receipt of a PMA application, the FDA will determine whether the application is suitable for filing by reviewing the application for the information required by the PMA regulations and FDA PMA filing policy. If the application does not meet a minimum threshold of acceptability, then the FDA will refuse to file the PMA application. In that event, the FDA will advise the applicant of the information to be provided, or steps needed to be taken, to make the application fileable.

Within 45 days of receipt of a PMA application, the FDA will notify the applicant whether the application has been filed. If filed, the FDA will send the applicant a letter and begin its substantive review. The date the FDA accepted a PMA application for filing is the date the PMA is considered filed. Thereafter, the FDA has 180 days to substantively review the PMA application. However, the FDA can extend the 180-day period to last a significantly longer period of time.

During the substantive review, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting responses. The FDA considers a PMA or PMA supplement to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information or a major deficiency letter within 180 days. Additionally, the FDA may refer the PMA to an outside panel of experts, or an advisory committee, for review and recommendation. If referred to an advisory committee, then the committee will hold a public meeting to review the PMA. Thereafter, the advisory committee will issue a final report containing its recommendation on the PMA. The FDA has the discretion to accept or reject the advisory committee’s recommendation, as well as ask for more information from the applicant.

Prior to approval, the FDA may inspect the clinical trial sites, as well as inspections of the manufacturing facility and processes. The FDA can delay, limit or deny approval of a PMA application for many reasons, such as the following:

●	The device may not be shown safe or effective to the FDA’s satisfaction;

●	The data from pre-clinical studies or clinical trials may be found unreliable or insufficient to support approval;

●	The manufacturing process or facilities may not meet applicable requirements; and

●	Changes in FDA approval policies or adoption of new regulations may require additional data.

If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or a letter that contains a number of conditions of approval. Upon fulfilling the conditions of approval, the FDA will issue a letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the letter. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. Additionally, the FDA may determine that additional tests or clinical trials are needed, in which case the PMA may be delayed for a period of time while the trials are conducted and data is submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when the data are available. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which the FDA approval has been sought by other companies have never been approved by the FDA for marketing.

The FDA will require new PMA applications or supplements for modifications that affect the safety and effectiveness of the device that has been approved through the PMA process, including changes to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, ingredients, materials or design of a device. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel, depending on the nature of the proposed change.

As a condition of approving a PMA application, the FDA may require a post-approval study, or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer term safety and effectiveness data for the device. The FDA may also require post-market surveillance for certain devices cleared under a 510(k) premarket notification, such as implants or life-supporting or life-sustaining devices used outside a device user facility. The FDA may also approve a PMA application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use.

Post-Market Regulation

After the FDA has cleared or approved a device for marketing, numerous and pervasive regulatory requirements continue to apply. These include the following:

●	Establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers and contract manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

●	Labeling regulations and FDA prohibitions against the promotion of investigational products, or “off-label” uses of cleared or approved products;

●	Requirements related to promotional activities;

●	Clearance or approval of product modifications to devices marketed under a 510(k) premarket notification, de novo classification or PMA approval that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;

●	Medical device reporting requirements, which require that a manufacturer report to the FDA if a marketed device may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar marketed device would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

●	Correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections, product removals, or recalls if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	The FDA’s recall authority, whereby it can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

●	Post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products have been the subject of enforcement actions brought under healthcare reimbursement laws and consumer protection statutes. Competitors and others can also initiate litigation relating to advertising claims under the federal Lanham Act and similar state laws. In general, if the FDA determines that our promotional materials, which may include our product training, constitutes promotion of an unapproved or uncleared use, then it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved or uncleared use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

The manufacturing process for medical devices is governed by the FDA’s QSR, which covers the methods, facilities and controls for the design, manufacture, testing, production, quality assurance, labeling, packaging, distribution, installation, and servicing of finished medical devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, design history file, device history records, complaint files and adverse incident files. As a manufacturer, we are subject to periodic scheduled and unscheduled inspections by the FDA. Failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, manufacturing operations and the recall or seizure of products, which would harm our business. The discovery of previously unknown problems with any of our devices, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	Untitled letters, warning letters, fines, injunctions, consent decrees, and civil penalties;

●	Unanticipated expenditures to address or defend such actions;

●	Customer notifications for repair, replacement or refunds;

●	Recall, withdrawal, administrative detention or seizure of our devices;

●	Operating restrictions or partial suspension or total shutdown of production;

●	Refusal of or delay in granting any of our submissions for 510(k) premarket notification or requests for PMA approval of new devices or modified devices;

●	Operating restrictions, partial suspension or total shutdown of production;

●	Withdrawing 510(k) premarket notification or PMA approvals that are already granted;

●	Refusal to grant export approval for our devices; or

●	Criminal prosecution.

Emergency Use Authorization

In emergency situations, such as a nationally declared public health emergency, the FDA has the authority to allow unapproved medical products or unapproved uses of cleared or approved medical products to be used in an emergency to diagnose, treat or prevent serious or life-threatening diseases or conditions caused by chemical, biological, radiological or nuclear warfare threat agents when there are no adequate, approved and available alternatives. In such event, any of our products may be authorized for temporary emergency use.

Under this authority, the FDA may issue an emergency use authorization (“EUA”) for an unapproved device if the following four statutory criteria have been met: (1) a serious or life-threatening condition exists; (2) evidence of effectiveness of the device exists; (3) a risk-benefit analysis shows that the benefits of the product outweigh the risks; and (4) no other alternatives exist for diagnosing, preventing or treating the disease or condition. Evidence of effectiveness includes medical devices that “may be effective” to prevent, diagnose or treat the disease or condition identified in a declaration of emergency issued by the Secretary of HHS. The “may be effective” standard for EUAs requires a lower level of evidence than the “effectiveness” standard that FDA uses for product clearances or approvals in non-emergency situations. The FDA assesses the potential effectiveness of a possible EUA product on a case-by-case basis using a risk-benefit analysis. In determining whether the known and potential benefits of the product outweigh the known and potential risks, the FDA examines the totality of the scientific evidence to make an overall risk-benefit determination. Such evidence, which could arise from a variety of sources, may include (but is not limited to) results of domestic and foreign clinical trials, in vivo efficacy data from animal models and in vitro data, as well as the quality and quantity of the available evidence.

Once granted, an EUA will remain in effect until the earlier of (1) the determination by the Secretary of HHS that the public health emergency has ceased or (2) a change in the approval status of the product such that the authorized use(s) of the product are no longer unapproved. After the EUA is no longer valid, the product is no longer considered to be legally marketed and one of the FDA’s nonemergency premarket pathways would be necessary to resume or continue distribution of the subject product.

The FDA also may revise or revoke an EUA if the circumstances justifying its issuance no longer exist, the criteria for its issuance are no longer met or other circumstances make a revision or revocation appropriate to protect the public health or safety.

European Union

The European Union regulates medical devices pursuant to the European Union Regulation 2017/745 (“MDR”), which sets forth the basic regulatory framework for medical devices in the European Union. Conformity with the MDR is represented by the CE Mark, which is obtained by meeting minimum standards of performance, safety and quality, and then, according to a device’s classification, compliance with one or more of a selection of conformity assessment routes. When a European Union member state issues a CE Mark, then the device can be sold throughout the entire European Union without further conformance tests. The CE Mark is contingent upon continued compliance with the applicable regulations and quality system requirements.

Federal and State Privacy and Security Laws

HIPAA requires us to comply with standards for the exchange of health information within our Company and with third parties, such as payers, business associates and patients. These include standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures; unique identifiers for providers, employers, health plans and individuals; and security, privacy, breach notification and enforcement. Under HIPAA, a “covered entity” includes healthcare providers, healthcare clearing houses and health plans, and a “business associate” is a person or entity, other than a member of the workforce of a covered entity, who performs functions or activities on behalf of, or provides certain services to, a covered entity that involve access by the business associate to protected health information. We are business associates under HIPAA.

HIPAA transaction regulations establish form, format and data content requirements for most electronic healthcare transactions, such as healthcare claims that are submitted electronically. The HIPAA privacy regulations establish comprehensive requirements relating to the use and disclosure of PHI. The HIPAA security regulations establish minimum standards for the protection of PHI that is stored or transmitted electronically. The HIPAA breach notification regulations establish the applicable requirements for notifying individuals, HHS, and the media in the event of a data breach affecting PHI. Violations of the privacy, security and breach notification regulations are punishable by civil and criminal penalties.

The American Recovery and Economic Reinvestment Act of 2009 (“ARRA”) increased the amount of civil monetary penalties that can be imposed for violations of HIPAA, and the amounts are updated annually for inflation. The current penalties for HIPAA violations can range from $127 to $1.919 million per violation, with a maximum fine of $1.919 million for identical violations during a calendar year. ARRA also authorized state attorneys general to bring civil enforcement actions under HIPAA, and attorneys general are actively engaged in enforcement. These penalties could be in addition to other penalties assessed by a state for a breach that would be considered reportable under the state’s data breach notification laws.

The HITECH Act was enacted in conjunction with ARRA. Among other things, the HITECH Act makes business associates of covered entities directly liable for compliance with certain HIPAA requirements, strengthens the limitations on the use and disclosure of PHI without individual authorizations and adopts the additional HITECH Act enhancements, including enforcement of noncompliance with HIPAA due to willful neglect. The changes to HIPAA enacted as part of ARRA reflect a Congressional intent that HIPAA’s privacy and security provisions be more strictly enforced. These changes have stimulated increased enforcement activity and enhanced the potential that healthcare providers and their business associates will be subject to financial penalties for violations of HIPAA. In addition, the Secretary of HHS is required to perform periodic audits to ensure covered entities and their business associates comply with the applicable HIPAA requirements, increasing the likelihood that a HIPAA violation will result in an enforcement action.

In addition to the federal HIPAA regulations, most states also have laws that protect the confidentiality of health information and other personal data. Certain of these laws grant individual rights with respect to their information, and we may be required to expend significant resources to comply with these laws. Furthermore, all 50 states and the District of Columbia have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected persons and/or state regulators in the event of a data breach or compromise, including when their personal information has or may have been accessed by an unauthorized person. Some state breach notification laws may also impose physical and electronic security requirements regarding the safeguarding of personal information, such as social security numbers and bank and credit card account numbers. Violation of state privacy, security, and breach notification laws can trigger significant monetary penalties. In addition, certain states’ privacy, security, and data breach laws, including, for example, the California Consumer Privacy Act, include a private right of action that may expose us to private litigation regarding our privacy practices and significant damages awards or settlements in civil litigation.

Even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA security regulations.

U.S. Federal, State, and Foreign Fraud and Abuse Laws

The federal and state governments have enacted, and actively enforce, a number of laws to address fraud and abuse in federal healthcare programs, including any healthcare plans or programs that are funded by the United States government (other than certain federal employee health insurance benefits/programs) and certain state healthcare programs that receive federal funds, such as Medicaid. Our business is subject to compliance with these laws.

Federal and State Anti-Fraud and Anti-Kickback Laws

Our operations are subject to various federal anti-fraud and abuse laws, including without limitation the federal Anti-Kickback Statute. The federal Anti-Kickback Statute is a broad criminal statute that, among other things, prohibits the knowing and willful offer, solicitation, receipt, or payment of any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of inducing or rewarding the order, purchase, use or recommendation of items or services that may be paid for, or reimbursed by, in whole or in part, a federal healthcare program, such as Medicare or Medicaid. Further, the term “remuneration” has been broadly interpreted to include anything of value, including cash, improper discounts and free or reduced price items and services. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Almost any financial interaction with a healthcare provider, patient or customer may implicate the federal Anti-Kickback Statute.

Several courts have interpreted the federal Anti-Kickback Statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, the statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Government officials have focused recent federal Anti-Kickback Statute enforcement efforts on, among other things, the sales and marketing activities of medical device manufacturers and other healthcare companies, and recently have brought cases against individuals or entities who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business. Judgments and settlements of these cases by healthcare companies have involved significant fines and, in some instances, criminal pleas and convictions. Conviction under the federal Anti-Kickback Statute results in mandatory exclusion from participation in the federal healthcare programs, meaning an entity cannot receive reimbursement from federal healthcare programs or contract with anyone who receives reimbursement from federal healthcare programs. Violators may be subject to, among other things, imprisonment and significant criminal fines up to $100,000 for each violation under the Anti-Kickback Statute, as well as civil monetary penalties up to $100,000 for each violation, plus up to three times the remuneration involved. Further, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute also constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws.

Another key federal healthcare law is the federal healthcare fraud statute, which was added by HIPAA. HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony, which requires exclusion from participation in federal healthcare programs, and may result in substantial fines and/or imprisonment. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statutes or specific intent to violate them in order to have committed a violation.

Federal law also includes a provision commonly known as the “Stark Law,” which generally (i) prohibits physicians from making referrals for designated health services to entities in which the physicians have a direct or indirect financial relationship, and (ii) prohibits entities from presenting or causing to be presented claims or bills to any individual, third party payer, or other entity for designated health services furnished pursuant to a prohibited referral, unless permitted under a statutory or regulatory exception. Violations of the Stark Law may result in significant civil sanctions, including civil monetary penalties, denial of payment, refunds of amounts collected in violation of the Stark Law and exclusion from Medicare programs.

In addition to these federal laws, there are often similar state anti-kickback and false claims laws that typically apply to arrangements involving reimbursement by a state-funded Medicaid or other healthcare program. Other laws prohibit certain direct or indirect payments or fee-splitting arrangements between healthcare providers and other persons and entities where they are designed to obtain or induce the referral of patients from a particular person or provider. Often, these laws closely follow the language of their federal law counterparts, although they do not always have the same exceptions or safe harbors. In some states, these anti-kickback laws apply with respect to all payors, including commercial health insurance companies. In addition, many states, including California, also have state anti-“self-referral” and other laws that are not limited to Medicare and Medicaid referrals, with which we must comply.

We monitor all aspects of our business and have developed a comprehensive ethics and compliance program that is designed to monitor and address prevention of anti-fraud and kickback laws.

The False Claims Act

The federal False Claims Act (“FCA”) prohibits false claims or requests for payment, for which payment may be made by a federal government program, including healthcare services. Under the FCA, the federal government may penalize any person who knowingly submits, or participates in submitting, claims for payment to the federal government that are false or fraudulent, or which contain false information. Any person who knowingly makes or uses a false record or statement to avoid paying the federal government, or knowingly conceals or avoids an obligation to pay money to the federal government, may also be subject to fines under the FCA. Under the FCA, the term “person” means an individual, company or corporation.

The federal government has used the FCA in connection with Medicare, Medicaid and other governmental program fraud in areas such as violations of the federal Anti-Kickback Statute or the Stark Law, coding errors, billing for services not provided and submitting false cost reports. The FCA has also been used to bring suit against people or entities that bill services at a higher reimbursement rate than is allowed and that bill for care that is not medically necessary. In addition to government enforcement, the FCA authorizes private citizens to bring qui tam or “whistleblower” lawsuits, greatly extending the number of actions under the FCA. As of 2023, the per-claim penalty range was between $13,508 and $27,018.

The Fraud Enforcement and Recovery Act of 2009 (“FERA”) amended the FCA with the intent of enhancing the powers of government enforcement authorities and whistleblowers to bring FCA cases. In particular, FERA attempts to clarify that liability may be established not only for false claims submitted directly to the government but also for claims submitted to government contractors and grantees. FERA also sought to clarify that liability exists for attempts to avoid repayment of overpayments, including improper retention of federal funds. Furthermore, FERA included amendments to the FCA procedures, expanding the government’s ability to use the Civil Investigative Demand process to investigate potential defendants, and permitting government complaints in intervention to relate back to the filing of the whistleblower’s original complaint. FERA has increased both the volume and liability exposure of FCA cases brought against healthcare providers and suppliers.

In the Patient Protection and Affordable Care Act and the Healthcare Education and Reconciliation Act, or, collectively, the ACA, Congress enacted requirements related to identifying and returning overpayments made under Medicare and Medicaid. The Centers for Medicare and Medicaid Services (“CMS”) finalized regulations regarding the so-called “60-day rule,” which requires providers and suppliers to report and return Medicare and Medicaid overpayments within 60 days of identifying the same. A provider or supplier who retains identified overpayments beyond 60 days may be liable under the FCA. “Identification” occurs when a person “has, or should have through the exercise of reasonable diligence,” identified and quantified the amount of an overpayment. The final rule also established a six-year lookback period, meaning overpayments must be reported and returned if a person identifies the overpayment within six years of the date the overpayment was received. Providers and suppliers must report and return overpayments even if they did not cause the overpayment. In addition to the FCA, the federal government may use several criminal statutes to prosecute the submission of false or fraudulent claims for payment to the federal government. Many states have similar false claims statutes that impose liability for the types of acts prohibited by the FCA. As part of the Deficit Reduction Act of 2005 (“DRA”), Congress provided states an incentive to adopt state false claims acts consistent with the federal FCA. Additionally, the DRA required providers who receive $5 million or more annually from Medicaid to include information on federal and state FCAs, whistleblower protections and the providers’ or suppliers’ own policies on detecting and preventing fraud in their written employee policies.

Civil Monetary Penalties

The Civil Monetary Penalty Act of 1981 imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the Civil Monetary Penalty Act.

Open Payments

The federal Physician Payments Sunshine Act created the Open Payments Program requiring certain manufacturers of drugs, medical devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS information related to payments and other “transfers of value” to physicians and teaching hospitals. Additionally, applicable manufacturers must report annually ownership and investment interests held by physicians and their immediate family members. Beginning in 2021, applicable manufacturers will also be required to report information and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists and certified nurse-midwives. Failure to submit timely, accurate and complete reports may result in substantial monetary penalties. We are subject to the Open Payments Program, and the information we disclose may lead to greater scrutiny, which may result in modifications to established practices and additional costs. Furthermore, similar reporting requirements have also been enacted in several states. In particular, a number of states have enacted laws that require medical device companies to monitor and report payments, gifts and other remuneration made to physicians and other healthcare providers, and, in some states, marketing expenditures. In addition, some state statutes impose outright bans on certain manufacturer gifts to physicians or other healthcare professionals. Some of these laws, referred to as “aggregate spend” or “gift” laws, carry substantial fines if they are violated. An increasing number of countries worldwide also are adopting, or considering, similar laws.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits any United States individual or entity from paying, offering or authorizing payment or offering anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign official, political party or candidate, in order to assist the individual or entity in obtaining or retaining business. The FCPA also obligates publicly traded companies, whose securities are listed in the United States, to comply with accounting provisions that require the maintaining of books and records that accurately and fairly reflect all transactions of the company, including all subsidiaries, international and domestic, if any, and to devise and maintain an adequate system of internal accounting controls for international operations. We face significant risks if we, which includes our employees, contractors, business partners, intermediaries or agents, fail to comply with the FCPA and other laws that prohibit improper payments, offers or promises of payment to foreign governments and their officials and political parties by us and other business entities for the purpose of obtaining or retaining business or other advantages. Any violation of the FCPA and related policies could result in severe criminal or civil sanctions, which could adversely affect our business, results of operations and financial condition.

International Laws

Various European countries have adopted anti-bribery laws for individuals and entities who engage in bribery with public officials that may lead to significant fines and criminal penalties. Violations of these anti-bribery laws, or allegations of any violation, could have a negative impact on our business, operations and reputation. For example, the United Kingdom enacted the Bribery Act of 2010 to combat bribery of British and foreign public officials. Under the Bribery Act of 2010, a bribery occurs when a person offers, gives or promises to give a financial or other advantage to induce or reward another individual to improperly perform certain functions or activities, including any function of a public nature. Penalties under the Bribery Act of 2010 can include imprisonment for up to ten years and substantial fines.

In addition to anti-bribery laws, many nations have enacted privacy laws that impose restrictions on the collection, use, storage, disclosure, transfer and other processing of personal information, including health information. For instance, the European Union adopted the GDPR, which imposes stringent data protection requirements, including more robust disclosures to individuals, a strengthened individual data rights regime, shorted timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to special data categories such as health data, and additional obligations regarding third-party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States and other third-party countries. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. Additionally, the GDPR provides that European Union Member states may make their own stricter laws and regulations limiting the processing of personal data, including genetic, biometric or health data. In 2018, the United Kingdom enacted the Data Protection Act of 2018 as part of its withdrawal from the European Union to apply the GDPR’s standards to the United Kingdom. All of these laws impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain required patient information could significantly impact our business and our future business plans.

The United States Medicare and Medicaid Programs

We must comply with regulations promulgated by HHS and CMS that pertain to the Medicare and Medicaid programs. Title XVIII of the Social Security Act establishes the Medicare program to pay for the costs of certain healthcare services and items for eligible individuals. Eligibility for Medicare is based on age, disability or affliction with certain diseases. CMS has established guidelines for the Medicare coverage and reimbursement of certain items and services. Generally, to be reimbursed by Medicare, a healthcare item or service furnished to a Medicare beneficiary must be reasonable and necessary for the diagnosis or treatment of an illness or injury, or to improve the functioning of a malformed body part. The methodology for determining coverage status and the amount of Medicare reimbursement varies based upon, among other factors, the setting in which a Medicare beneficiary received healthcare items and services. Any changes in federal legislation, regulations and policy affecting CMS coverage and reimbursement relative to any procedure using our products could have a material effect.

Title XIX of the Social Security Act establishes the Medicaid program, which is a system of medical assistance for families with dependent children and for aged, blind and disabled individuals who are below certain income thresholds. Though federally created, the Medicaid program is a joint federal-state program. CMS administers the federal portion of the Medicaid program with states establishing additional coverage regulations. Changes to the availability of coverage, method or level of reimbursement for relevant services using our products may have a material effect on us.

The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, interpretations of policy, intermediary determinations and government funding restrictions, all of which may materially increase or decrease the rate of program payments to healthcare facilities and other healthcare providers and suppliers.

United States Health Reform

There are continuing efforts to reform governmental healthcare programs by federal and state governments that could result in major changes to healthcare delivery and reimbursement systems on a national and state level. The ACA and other laws and regulations that limit or restrict healthcare reimbursement could adversely impact our customers, resulting in their inability to pay us, or pay us in a timely manner, for our products. Since its passage, there have been numerous challenges in federal courts regarding the constitutionality of the ACA. Most recently, the U.S. Supreme Court held that state and individual plaintiffs did not have standing to challenge the ACA’s minimum essential coverage provision. In so holding, the Supreme Court did not consider the larger constitutional question about the validity of this provision, post-repeal of its associated tax penalty, or the validity of the ACA in its entirety. The ultimate impact of this decision and other efforts to repeal, substantially amend, eliminate or reduce funding for the ACA is unknown. The effect of any major modification or repeal of the ACA on our business, operations or financial condition cannot be predicted, but could be materially adverse.

The ACA has changed healthcare financing and delivery by both governmental and commercial third-party payers and affected medical device manufacturers. The ACA provided incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models.

Since the ACA, other legislative changes have been proposed and adopted. For example, the Budget Control Act of 2011, among other things, included reductions to CMS payments to providers of 2% per fiscal year, which went into effect on April 1, 2013, and, due to subsequent legislative amendments, will remain in effect through 2030. These provisions were suspended from May 1, 2020 through July 1, 2022. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced CMS payments to several types of providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

We believe that there will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payers to reduce costs while expanding individual healthcare benefits. Some of these changes could impose additional limitations on rates we will be able to charge for our current and future products or the amounts of reimbursement available for our current and future products from governmental agencies or other third-party payers. Current and future healthcare reform legislation and policies could harm our business and financial condition.

Employees and Human Capital Resources

As of October 1, 2023, we had 31 full-time employees in Israel, 14 in Ukraine and nine in the United States. We also have one part time employee based in Ukraine. Our operations in Israel have not been materially affected by the war between Israel and Hamas, however, see “Risk Factors — Risks Related to Israeli Law and Our Operations in Israel — Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may adversely affect our business, our results of operations and our ability to raise additional funds.” Following the invasion of Ukraine by Russia in 2022, we closed our Ukraine office and all of our Ukrainian employees work remotely. We believe that the success of our business will depend, in part, on our ability to attract and retain qualified personnel. Our human capital strategy is closely aligned with our vision and focuses on attracting, retaining, developing and engaging top talent. We monitor our success with insights across human capital metrics such as hire per plan, professional growth and promotions, performance and employee development feedback, and turnover. None of our employees are represented by a labor union or are a party to a collective bargaining agreement, and we believe that we have good relations with our employees.

Facilities

We sub-lease approximately 350 square meters for our corporate headquarters located in Tel Aviv, Israel under a rent agreement that expires in December 2024. Pursuant to the agreement, we have an option to terminate the rental six months prior to the agreement end date in June 2024. We believe that this facility is adequate to meet our current needs in Israel in the near term and that additional space can be obtained on commercially reasonable terms as needed. While our presence in the United States is currently virtual, we expect to seek office space in the near future.

Legal Proceedings

We are not currently subject to any material legal proceedings although we may be subject to legal proceedings and claims in the ordinary course of business in the future. We cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on us due to diversion of management time and attention as well as the financial costs related to resolving such disputes.

EXECUTIVE COMPENSATION

Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Nuvo and its subsidiaries prior to the consummation of the Business Combination.

Compensation of Directors and Officers

The following table presents in the aggregate all compensation we paid to all of our directors and senior management as a group for the year ended December 31, 2022. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the table below reflect our cost, in thousands of U.S. dollars. Amounts paid in NIS are translated into U.S. dollars at the rate of NIS 3.518 = U.S. $1.00, based on the average representative rate of exchange between the NIS and the U.S. dollar as reported by the Bank of Israel during such period of time.

	Salary, bonuses and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of three persons as of December 31, 2022.	$865,000	$30,700	$4,107,246

For so long as Holdco qualifies as a foreign private issuer, it will not be required to comply with the proxy rules applicable to U.S. domestic companies regarding disclosure of the compensation of certain executive officers on an individual basis. Pursuant to the Companies Law, Holdco will be required, after it becomes a public company, to disclose the annual compensation of its five most highly compensated officers or directors on an individual basis. This disclosure will not be as extensive as that required of a U.S. domestic issuer. Holdco intends to commence providing such disclosure, at the latest, in the annual proxy statement for its first annual meeting of shareholders following the Closing, which will be filed under cover of a report on Form 6-K.

As of December 31, 2022, there were 3,333,715 options to purchase 3,333,715 Nuvo Shares outstanding under our 2015 Share Incentive Plan (the “Nuvo 2015 Plan”), at a weighted average exercise price of $3.28 per share. For a description of the Nuvo 2015 Plan, see “—Pre-Business Combination Share Incentive Plan.”

Pre-Business Combination Share Incentive Plan

Our Board of Directors adopted the Nuvo 2015 Plan in December 2015 in order to incentivize employees, directors, officers, consultants and advisors of the Company, or other service providers, to continue their service and increase their efforts on behalf of the Company, while also promoting the success of the Company’s business.

Awards

The Nuvo 2015 Plan provides for the grant to service providers of ordinary shares, restricted shares (“Restricted Shares”), options to purchase shares (“Options”) in the forms of both non-qualified options (“NSOs”) and incentive stock options (“ISOs”), restricted share units (“RSUs”), and other share-based awards. Any Option, RSU or other share-based award granted under the Nuvo 2015 Plan is defined therein as an “Award.”

Administration. A committee established and appointed by the Board of Directors administers the Nuvo 2015 Plan. Under the Nuvo 2015 Plan, the committee has the authority to, among other things, determine or recommend to the Board of Directors: the eligible Grantees (as defined therein); grants of Awards and setting the terms and provisions of award agreements; the times at which Awards shall be granted; the terms, conditions and restrictions applicable to each Award; accelerate, continue, extend or defer the exercisability of any Award or the vesting thereof; the interpretation of the Nuvo 2015 Plan and any award agreement; and any other matter which is necessary or desirable for, or incidental to, the administration of the Nuvo 2015 Plan and any Award thereunder.

Eligibility

The Nuvo 2015 Plan provides that Awards may be granted to service providers of the Company or any Affiliate thereof (as defined therein), taking into account, at the committee’s discretion and without an obligation to do so, the qualification under each tax regime pursuant to which such Awards are granted; provided, that ISOs may only be granted to employees of the Company or of a parent or subsidiary of the Company, determined as of the grant date of such Options.

Transactions

The Nuvo 2015 Plan provides that in the event of a Recapitalization (as defined therein), a merger, consolidation, amalgamation or like transaction, or a reorganization, the committee shall have the authority to make such adjustments as determined by the committee to be appropriate in its discretion, in order to adjust (i) the number and class of shares reserved and available for grants of Awards, (ii) the number and class of shares covered by outstanding Awards, (iii) the Exercise Price (as defined therein) per share covered by any Award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding Awards and (v) any other terms of the Awards that in the opinion of the committee should be adjusted. Any fractional shares resulting from such an adjustment shall be treated as determined by the committee, and in the absence of such determination shall be rounded to the nearest whole share, and the Company shall have no obligation to make any cash or other payment with respect to fractional shares.

In the event of a merger or consolidation of the Company or a sale of all, or substantially all of the Company’s shares or assets or other transaction having a similar effect on the Company, or complete liquidation or dissolution, or such other transaction or circumstances that our Board of Directors determines to be a relevant transaction, then without the consent of the grantee and unless otherwise determined by the committee, any outstanding award will be assumed or substituted by such successor corporation. Regardless of whether or not the successor corporation assumes or substitutes the award the committee may determine to (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of the Company, the acquirer or other corporation which is a party to such transaction, or such other property as determined by the committee as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated.

Amendment and Termination

The Board of Directors may at any time suspend, terminate, modify or amend the Nuvo 2015 Plan, whether retroactively or prospectively. Any amendment effected by the Board of Directors shall be binding upon all Grantees and all Awards, whether granted prior to or after the date of such amendment, and without the need to obtain the consent of any Grantee. No termination or amendment of the Nuvo 2015 Plan shall affect any then outstanding Award unless expressly provided by the Board of Directors.

Transferability of Awards

Other than by will, the laws of descent and distribution or as otherwise provided under the Nuvo 2015 Plan or determined by the committee, neither the options nor any right in connection with such options are assignable or transferable.

Post-Business Combination Share Incentive Plan

Immediately prior to the completion of the Business Combination, Holdco plans to adopt the 2023 Share Incentive Plan (the “2023 Plan”), which will provide for the grant of equity-based incentive awards to its employees, directors, office holders, service providers and consultants in order to incentivize them to increase their efforts on behalf of Holdco and to promote the success of the Holdco’s business.

2023 Share Incentive Plan

Shares Available for Grants. The maximum number of Holdco Ordinary Shares available for issuance under the 2023 Plan will be equal to the sum of (i) [●] Holdco Ordinary Shares, (ii) any shares subject to awards under the [●] Plan which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised and (iii) an annual increase on the first day of each year beginning in 2024 and on January 1st of each calendar year thereafter during the term of the 2023 Plan, equal to the lesser of (A) [●] of the total number of outstanding Holdco Ordinary Shares of the Company on the last day of the immediately preceding calendar year, on a fully diluted basis; and (B) such amount as determined by our board of directors if so determined prior to January 1 of a calendar year, provided that no more than [●] Holdco Ordinary Shares may be issued upon the exercise of Incentive Stock Options. If permitted by our board of directors, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2023 Plan may again be available for issuance under the 2023 Plan. Our board of directors may also reduce the number of Holdco Ordinary Shares reserved and available for issuance under the 2023 Plan in its discretion.

Administration. Our board of directors, or a duly authorized committee of our board of directors, or the administrator, will administer the 2023 Plan. Under the 2023 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2023 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2023 Plan and take all other actions and make all other determinations necessary for the administration of the 2023 Plan.

The administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2023 Plan of any or all awards or Holdco Ordinary Shares, and the authority to modify option awards to eligible individuals who are foreign nationals or are individuals who are employed outside the State of Israel or the United States to recognize differences in local law, tax policy or custom, in order to effectuate the purposes of the 2023 Plan but without amending the 2023 Plan.

Eligibility. The 2023 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 or Section 3(i) of the Israeli Tax Ordinance (the “Ordinance”), and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Grants. All awards granted pursuant to the 2023 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2023 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Unless otherwise determined by the administrator and stated in the award agreement, and subject to the conditions of the 2023 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted) and 6.25% of the shares covered by the award at the end of each subsequent three-month for a three year period; provided that the grantee remains continuously as an employee or provides services to the company throughout such vesting dates.

Each award will expire ten years from the date of the grant thereof, unless a shorter term of expiration is otherwise designated by the administrator.

Awards. The 2023 Plan provides for the grant of options (including incentive stock options and nonqualified stock options), Holdco Ordinary Shares, restricted shares, RSUs, stock appreciation rights and other share-based awards.

Options granted under the 2023 Plan to the Company employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of an option may not be less than the par value of the shares (if the shares bear a par value) for which such option is exercisable. The exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the underlying share on the date of grant or such other amount as may be required pursuant to the Code, and in the case of Incentive Stock Options granted to ten percent (10%) shareholders, not less than 110%.

Exercise. An award under the 2023 Plan may be exercised by providing the Company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2023 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to the Company or the trustee.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2023 Plan, neither the options nor any right in connection with such options is assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with the Company or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. After such three-month period, all such unexercised awards will terminate and the shares covered by such awards become available for issuance under the 2023 Plan.

In the event of termination of a grantee’s employment or service with the Company or any of its affiliates due to such grantee’s death or permanent disability, or in the event of the grantee’s death within the one-year period (or such longer period as determined by the administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the one-year period following such date will terminate and the shares covered by such awards shall again be available for issuance under the 2023 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the Company or any of its affiliates is terminated for “cause” (as defined in the 2023 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2023 Plan.

Voting Rights. Except with respect to restricted share awards, grantees will not have rights as a shareholder of the Company with respect to any shares covered by an award until the award has vested and the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.

Dividends. Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any share subdivision, share dividend, consolidation of shares or similar transaction will be subject to the restrictions of the original restricted share award.

Transactions. In the event of a share split, reverse share split, share subdivision, recapitalization, consolidation or reclassification of the Company’s shares, a merger, consolidation, amalgamation or like transaction the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, (v) the type or class of security, asset or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

In the event of a merger or consolidation of the Company or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that our board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, and (ii) regardless of whether or not the successor corporation assumes or substitutes the award, the administrator will (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of the Company, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances.

MANAGEMENT OF NUVO

Directors and Executive Officers

The following table provides information regarding Nuvo’s executive officers and members of Nuvo’s Board of Directors as of the date of this proxy statement/prospectus:

Name	Age	Position(s)
Kelly Londy	57	Chief Executive Officer
Douglas Blankenship	62	Chief Financial Officer
Amit Reches	49	Chief Technology Officer
Oren Oz	47	Director
Laurence Klein	61	Director
Gerald M. Ostrov	74	Director
Robert Powell	68	Director

The following is a brief biography of each executive officer and director.

Executive Officers

Kelly Londy, Nuvo’s Chief Executive Officer, joined Nuvo in August 2021. Prior to that, Ms. Londy served as the Chief Executive Officer of Innoblative Designs, LLC from 2019 to 2021 and as the Chief Executive Officer and Operational Executive of Lumicell, Inc. from 2017 to 2019. Before joining Lumicell, Inc., Ms. Londy served as the Executive Vice President, Chief Operating Officer, Senior Vice President and Chief Commercial Officer at Accuray, Inc. during different periods between 2011 and 2017. Ms. Londy has also worked at GE Healthcare, Philips Healthcare and GE Medical Systems. Ms. Londy currently serves as a non-executive director of CMR Surgical and as a non-executive director at Elekta AB. Ms. Londy previously served on the boards of Lumicell, Inc. and Innoblative Designs, LLC. In 2018, Ms. Londy was recognized as one of the Top 100 Global Business Women and has spoken at the Institute for Biomedical Entrepreneurship and at the Chief Executive Forum. Ms. Londy received her Bachelor of Business Administration degree (honors) from Cleary University and her Associate of Arts degree in Radiologic Technology from Washtenaw Community College.

Douglas Blankenship, Nuvo’s Chief Financial Officer, joined Nuvo in October 2023. Prior to that, Mr. Blankenship served as the Chief Financial Officer of Humacyte, Inc. (Nasdaq: HUMA) from 2018 to 2021 and as Chief Financial Officer of Dova Pharmaceuticals, Inc. from 2017-2018. Before joining Dova Pharmaceuticals, Mr. Blankenship served in various roles at Genentech, Inc. from 2008 to 2015. Mr. Blankenship has also worked at Amgen, Inc., Abgenix, Inc., Virage Logic Corporation, and a number of other companies. Mr. Blankenship received his Bachelor of Science in Business Administration from California Polytechnic State University, San Luis Obispo and his Master of Business Administration from The Wharton School, University of Pennsylvania.

Amit Reches, Nuvo’s Chief Technology Officer, joined Nuvo in May 2018. Prior to serving in his current role as Chief Technology Officer, Mr. Reches served as the Vice President of AI and Data Science from 2018 to 2020. Before joining Nuvo, Mr. Reches served as a researcher and algorithm developer at EIMindA Ltd., a biomedical device company, from 2007 to 2009, Director of Research and Development from 2009 to 2011, and Vice President of Research and Development from 2011 to 2018, leading a team of neuroscientists, algorithm developers, engineers and data scientists from core algorithm and technological concept phase to commercialization of a state-of-the-art FDA and CE approved product. Before joining EIMindA Ltd., Mr. Reches served as a developer, investigator and team leader of research and development at Textology Inc., which specializes in natural language processing algorithms. Mr. Reches received his Bachelor of Arts degree in Computer Science and Business Administration from the Tel-Aviv University (Israel) and his PhD in Neuroscience and Electrophysiology from Technion Israel Institute of Technology (Israel). Mr. Reches also served as a captain in the Israel Defense Forces.

Directors

Oren Oz founded Nuvo in 2006 and has served on Nuvo’s Board of Directors since June 2016. Mr. Oz served as Nuvo’s Chief Executive Officer from inception until August 2021 and after that, served as Nuvo’s Chief Innovation Officer until February 2023. Mr. Oz is the leader behind the creation of our INVU platform, which combines proprietary hardware, cloud-based software and AI tools to optimize the pregnancy care experience. He is the author and co-author of numerous patents, many of which are at the core of the INVU platform. In 2020, Mr. Oz was invited to join the Challenge Leadership Group for MIT Solves’ Maternal & Newborn Health Challenge, which seeks technology-based solutions to promote the health and wellbeing of women, new mothers and newborns. Prior to Nuvo, Mr. Oz started and led a variety of entrepreneurial ventures, primarily in the technology space. From 2005 to 2006, Mr. Oz worked as a senior software engineer at Octavian Technology Group LLC. Prior to that, he served as a senior software engineer at Amdocs Inc. from 2003 to 2004. Mr. Oz holds a Bachelor of Science degree (honors) in Computer Science from Ben-Gurion University (Israel). Mr. Oz also served in the Israeli Air-Force Intelligence for five years.

Laurence Klein has served on Nuvo’s Board of Directors since January 2014. Mr. Klein has served as the President of Nalay Inc, a private equity investment firm, since 2003. Mr. Klein is the President and is currently serving on the board of directors of CTK Holdings Limited and currently serves as the Managing Partner of Innopark Management Ltd Partnership and the Managing Partner of Nuvo Investors LLC (NILLC). Mr. Klein received his Bachelor of Engineering degree from McGill University in Montreal, Canada.

Gerald M. Ostrov has served on Nuvo’s Board of Directors since November 2014. Mr. Ostrov has forty years of senior management experience in healthcare, including several positions with Johnson & Johnson from 1991 to 2006, and as CEO of Bausch & Lomb from 2008 to 2010, where he was responsible for managing sales with some of their most prestigious brands in their fields. Mr. Ostrov has served as a member of the board of directors of Entera Bio Ltd. (Nasdaq: ENTX) since 2019. He also currently serves on the board of directors of several privately held companies. Mr. Ostrov received his Bachelor of Science in Engineering from Cornell University and his MBA from Harvard Business School.

Robert Powell joined Nuvo’s Board of Directors on September 1, 2023. Mr. Powell previously served as the Chief Executive Officer and Chairman of Management at Fresenius Medical Care Management AG & Co. KGaA from 2013 to 2022. Since 1997, Mr. Powell served in multiple roles at Fresenius Medical Care, including serving as Vice Chairman and a member of the management board for North America, a member of the management board for the Renal Therapies Group North America, Senior Vice President and President of Products & Hospital Group, President of the Dialysis Products Division and President of Renal Product Technologies. Mr. Powell has more than 25 years of experience in the healthcare industry. From 1978 to 1996, he held various positions within Baxter International Inc. USA, Biogen Inc. USA and Ergo Sciences Inc. USA. Mr. Powell received his Bachelor of Science degree from Mississippi College.

Family Relationships

Noah Klein, Nuvo’s Vice President of Business Development, and Ari Klein, one of Nuvo’s employees, are the sons of Laurence Klein, one of Nuvo’s directors. There are no other family relationships between any of Nuvo’s officers or directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF NUVO

The following discussion and analysis summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of Nuvo as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our audited financial statements as of and for the years ended December 31, 2022 and 2021 and our unaudited financial statements as of and for the six months ended June 30, 2023 and the related notes thereto included elsewhere in this proxy statement/prospectus. Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Nuvo prior to the consummation of the Business Combination.

The following discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Nuvo Overview

We believe Nuvo has the potential to become a leader in remote fetal monitoring for pregnancy care. We are leading the transformation from a world where pregnancy care is limited by outdated technology and barriers to accessing care to a world where data-driven, clinically relevant, actionable insights can be accessed both at home and in the clinic, during the INVU monitoring period, by an expectant mother and her clinician. Current poor fetal and maternal health outcomes, limited accessibility to care, and soaring costs all indicate the need for a change in the way that pregnancies are monitored and managed, and we believe Nuvo’s innovative solution, which we refer to as our INVU platform, is the only solution that is positioned to address complete accessibility to care while looking significantly deeper into the pregnancy than standard of care solutions do today. Recognizing that the tools used today to monitor and manage pregnancies may not be the same tools used a decade from now, Nuvo believes its solution is well positioned to be at the forefront of this market shift. Strategically, Nuvo’s platform is currently being commercialized by tapping into a key part of the pregnancy journey, fetal non-stress tests (“NSTs”), by enabling these tests to be conducted remotely with clinical accuracy that has been demonstrated to be equivalent to the standard of care based off of our clinical studies and consumer-grade ease of use (see “Business of Nuvo — Clinical Studies”). NSTs are medically necessary pregnancy screening procedures that measure fetal heart rate and reaction to movement to assess fetal well-being. NSTs are most commonly conducted with cardiotocography (“CTG”) machines, which were designed for intrapartum monitoring in clinics by experienced healthcare professionals. Through a combination of advanced wearable technology, AI & machine learning, and compelling user experiences (for expectant mothers and clinicians), INVU by NuvoTM (“INVU”) enables increased access to care, deeper insights into maternal-fetal health, reduced clinical staff burden, and improved patient satisfaction.

INVU is composed of a hardware component (wearable), with digital signal processing and cloud analytics, and interfaces for every participant involved in the pregnancy care. The hardware component of our INVU platform is a proprietary self-administered wireless sensor band that clinicians prescribe to expectant mothers who wear the sensor band during virtual visits to capture real-time data on key maternal and fetal health metrics. During these visits, a live reading allows the expectant mother to access simplified data and insights via the paired INVU application. Our wireless sensor band captures a unique set of in-depth physiological data from the expectant mother and unborn baby in a passive manner, without sending energy signals into the womb. Next, the data is digitized and sent wirelessly for analysis on our cloud-based servers by our sophisticated algorithms. Today, when obstetrics clinicians connect to our INVU platform, they have access to a digital dashboard that contains fetal and maternal heart rate and uterine activity tracings recorded during the session and data derived from these measurements for all expectant mothers and unborn babies in their care that use our INVU platform. This data is comparable to the fetal surveillance procedures that normally occur once or twice weekly in the last trimester of the 25% of pregnancies that have some indication for risk, according to a L.E.K. Consulting LLC Report prepared for Nuvo in 2018 in connection with the PregSense MD US market opportunity.

Our INVU platform is also capable of integrating with other peripheral and medical devices, such as blood pressure cuffs, subject to and in accordance with FDA regulation, which would allow expectant mothers and their clinicians to easily record and track important vitals all on one application to inform personalized care plans. In the future, we intend to seek FDA clearance to use advanced machine-learning and AI capabilities to analyze the data we collect to provide clinicians and expectant mothers with significantly more actionable predictive data and insights. In order to do so, we have developed an external data platform which automatically captures and analyzes all data recorded by our INVU platform in research, clinical and commercial domains, to the extent we have a data sharing agreement in place, which we believe will enable the rapid development of future AI models. First, we plan to provide a rule-based decision support system based on the automation of existing clinical guidelines to support clinicians in clinical decisions they are already making, which we believe will only require technical validation. Second, we plan to develop AI models aimed at providing obstetrics clinicians with new information they otherwise would not have access to, such as predicting risks before they become visible later in pregnancy, which will require clinical validation and FDA clearance. We are in various stages of development with our strategic partners. For example, mood disorder has reached the data collection and analysis stages, while some other research endeavors such as remote gestational preeclampsia and diabetes management are currently being conceptually designed.

Currently, our products are categorized as Class II devices and subject to the premarket notification requirements under section 510(k) of the Federal Food, Drug, and Cosmetic Act of 1938, or FDCA. Our INVU platform received 510(k) clearance from the FDA in March 2020 to conduct a five-minute trace of maternal and fetal heart rate, or MHR and FHR, for singleton pregnancies from the 32nd week of pregnancy until the beginning of labor. We refer to this five-minute trace as a fetal surveillance and to this time frame as the INVU monitoring period. Maternal uterine activity, or MUA, more commonly known as contractions, and its intended use, in conjunction with MHR and FHR, for NSTs during the INVU monitoring period, received FDA clearance in May 2021, allowing us to perform fetal surveillance and measure MUA, and as a result, offer NSTs during the INVU monitoring period. We also received ISO 13485 certification in February 2020 for the development, manufacturing, marketing and sales of pregnancy monitoring devices. Additionally, in November 2020 we received certification from the Medical Device Division, or AMAR, of the Ministry of Health in Israel, which grants the ability to commercialize our INVU technology in Israel. This certification is valid through May 2024 and the approval and indications for use are in accordance with the FDA clearance mentioned above. Approval or clearance from the FDA, or comparable regulatory agency in other jurisdictions, to capture certain measurements and perform certain tests using our INVU platform, is not guaranteed and may take longer than planned. Also, regulatory approval in one jurisdiction does not mean that we will succeed in obtaining regulatory approval in other jurisdictions. We are commercializing our INVU platform with an initial focus on large healthcare systems and obstetrician-physician practice management groups. In addition, obstetrician-physician practice management groups play a significant role in pregnancy care management during the INVU monitoring period, as they work with expectant mothers starting early in the pregnancy and therefore have a strong interest in improving pregnancy care during the period of pregnancy before labor, or antepartum period. We believe these groups will be most effective at implementing our technology in clinical practice due to the continuous flow of expectant mothers that they care for and their desire for improved outcomes at reduced cost that we believe our INVU platform will ultimately enable. We believe our INVU platform is the first FDA-cleared device to measure FHR, MHR and MUA passively, remotely and with a self-administered wireless sensor band that utilizes direct physiological signals during the antepartum period for NSTs. Our technology acquires and records deep and rich data outputs during each monitoring session through our biopotential sensors, that detect electrical signals, and acoustic sensors, and extracts multiple physiological measurements from these data, including maternal and fetal electrocardiography, or mECG and fECG, and maternal and fetal phonocardiography, or mPCG and fPCG. We believe that these and other metrics based on our collected data will be critical to pregnancy management tests and procedures we plan to offer in the future. Over the longer term, we intend to conduct clinical trials to examine the impact of our INVU platform on monitoring compliance, quality of care and healthcare outcomes, as well as costs. If these trials demonstrate that our INVU platform increases monitoring compliance, improves quality of care and healthcare outcomes, as well as reduces payer costs, we expect this will drive adoption of our INVU platform.

We have over a dozen commercial agreements, including purchase orders, with health systems, large private practice groups and independent women’s health practices in the United States and Israel. We refer to our commercial contracts with major healthcare systems and obstetrician-physician practice management groups as enterprise level agreements. For a discussion of our current and intended enterprise level agreements, please see “—Our Revenue Model.” If we demonstrate that our INVU platform increases monitoring compliance, improves quality of care and healthcare outcomes, as well as reduces payer costs, we expect to focus on seeking long-term contracts with payers that allow us to benefit from a percentage of any cost-savings that we achieve. We also believe that any cost-savings achieved from utilizing our INVU platform will incentivize payers to encourage their obstetrician networks and expectant mothers to utilize our INVU platform. We aspire to develop an INVU-centered ecosystem for broader pregnancy-related and mother-centric services, and to provide every expectant mother an opportunity for access to clinical-quality care for herself and her unborn baby, independent of her geographic location.

As more expectant mothers have access to and use our INVU platform, we intend to use the increasing amount of data we capture and aggregate to identify patterns and trends that are associated with certain risks and outcomes that we expect will enable us to make highly useful and actionable predictive recommendations to benefit our user community of expectant mothers and clinicians and population health in general. We intend to apply data algorithms and other innovative digital tools to conduct AI-powered machine learning and computer-based predictive analytics to make targeted predictive recommendations to individual expectant mothers who have health profiles for which we have identified particular, notable patterns and trends. We believe these predictive insights, such as identifying risks before they become visible later in pregnancy, will help clinicians to improve monitoring schedules and frequency and identify appropriate times to intervene for individual pregnancies and facilitate population health strategies aimed at improving a specific population’s health outcome as efficiencies are improved and costs are reduced. We expect that our ability to develop biomarkers and predictive analytics will set us apart from other pregnancy management monitoring systems and make us more effective at enabling proactive pregnancy management to improve outcomes for expectant mothers and unborn babies.

Components of Our Results of Operations

Revenues

As of June 30, 2023, we started to generate revenues from product sales and services. While still minimal as of that date, we have also entered into a series of commercial contracts which we believe will generate increasing levels of revenue for our business in the future. For additional information, see “Business — Commercial Relationships.”

Costs of Revenue

Costs of revenue include primarily cost of raw materials, direct labor, contract manufacturing expenses, in-bound and internal shipping and handling expenses, royalties, allocated overhead, warranty and depreciation expenses.

Gross Profit and Gross Margin

Gross margin reflects our gross profit divided by revenue.

Operating Expenses

Our operating expenses since inception have consisted of research and development expenses, sales and marketing expenses and general and administrative expenses.

Research and Development Expenses

The largest component of our total operating expenses has historically been our investment in research and development activities. We conduct our research and development primarily in-house, and we also contract with third-party vendors to conduct supplemental research, such as that related to the data generated by the INVU platform and certain of our strategic partners, and to assist with preparation of publications thereon. Research and development expenses consist mainly of costs incurred in connection with the research and development of our products and related clinical and regulatory activities. These expenses include:

●	employee-related expenses, including salaries, related benefits and share-based compensation expenses for employees engaged in research and development activities;

●	expenses incurred in connection with the development of our products, including payments made pursuant to agreements with third parties, such as outside consultants related to development process and manufacturing activities;

●	costs of components and materials;

●	costs of external testing facility;

●	facilities, depreciation and other expenses, including direct or allocated expenses for rent and maintenance of facilities, as well as insurance costs;

●	costs related to compliance with regulatory requirements; and

●	expenses related to clinical activities.

We recognize research and development expenses to the statement of operations as they are incurred. Research and development activities are central to our business. We expect that our research and development expenses will increase over the next several years as we continue developing various aspects of our INVU platform, including without limitation: hardware, algorithmic engines, machine learning and AI modules, cloud-based infrastructure and product user experience/user interface, or UX/UI design.

At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete all the future development of our products. This uncertainty is due to the numerous risks and uncertainties associated with product development, including the uncertainty of:

●	the timing and progress of development activities;

●	our ability to maintain our current research and development programs and to establish new ones;

●	the receipt of regulatory approvals from applicable regulatory authorities;

●	the timing, receipt and terms of any marketing clearances and approvals from applicable regulatory authorities;

●	our ability to establish new licensing or collaboration arrangements;

●	the performance of our future collaborators, if any;

●	establishing and maintaining commercial manufacturing capabilities or making arrangements with third-party manufacturers;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

●	the costs associated with compliance in the heavily regulated healthcare industry, changes to which could result in increased costs and/or reduced revenue, significantly and adversely affecting our business and future product development; and

●	maintaining a continued acceptable safety profile of the products following approval.

Any changes in the outcome of any of these variables with respect to the development of our products could result in a significant change in the costs and timing associated with the development of these products.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related benefits and share-based compensation for employees engaged in sales and marketing activities, as well as public relations and marketing expenses, allocated expenses for rent and maintenance of facilities and insurance costs.

We expect that our sales and marketing expenses will increase as we expand our sales, marketing and sales support teams and increase sales and marketing activity in the United States, as we attempt to accelerate adoption and commercialization of our INVU platform. We expect that the staff growth will also increase share-based compensation expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related benefits and share-based compensation, as well as other expenses, direct or allocated, for rent, maintenance of facilities, utilities, insurance and professional fees for legal, IP, consulting, accounting and audit services.

We expect that our general and administrative expenses will increase as a result of our planned growth and while operating as a public company, including expenses related to SEC compliance and Nasdaq listing, additional insurance, investor relations activities and the need for additional administrative and professional services, such as accounting, legal, regulatory and tax.

We also expect our administrative expenses, including share-based compensation expenses, to increase as we increase our headcount, expand our facilities and enhance our information technology to support our operations as a public company.

During the year ended December 31, 2022, general and administrative expenses also included certain accrued expenses derived from our obligation to pay any taxes resulting from the exercise of certain options granted to our Chief Innovation Officer and any taxes resulting from the sale from the shares underlying such options.

Financial Income (Expenses), Net

Financial income (expenses) consists primarily of the exchange rate difference between U.S. dollars and NIS, as well as bank commissions paid in connection with our financing activities during the year ended December 31, 2022 and the six months ended June 30, 2023.

For the year ended December 31, 2022 and the six months ended June 30, 2023, financial expenses consisted primarily of bank commissions and commissions paid in connection with SAFE investments.

Provision for Income Taxes

Since our inception, we have not recorded any tax benefits for the net losses we incurred in any year due to the uncertainty of realizing a benefit from those losses. As of December 31, 2022, we had net operating loss carryforward of $75.187 million for which a full valuation allowance was provided.

We account for uncertain tax positions in accordance with ASC 740-10. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative probability) likely to be realized upon ultimate settlement.

We have recognized a full valuation allowance in respect of deferred income tax assets.

Results of Operations

Results of Operations for the six months ended June 30, 2023 and 2022

The following table summarizes our results of operations for the six months periods ended June 30, 2023 and 2022.

	Six months ended June 30,		Change
	2023	2022	$	%
	Unaudited
	(dollars in thousands, except percentages)
REVENUES	$49	-	49
COST OF REVENUES	100	-	100
GROSS LOSS	(51)	-	(51)
OPERATING EXPENSES:
Research and development, net	$4,580	$5,300	(720)	(14%)
Sales and marketing	1,757	2,375	(618)	(26%)
General and administrative	2,199	2,595	(396)	(15%)
LOSS FROM OPERATIONS	(8,587)	(10,270)	1679	16%
Change in fair value of financial instruments	(2,155)	148	2357	1.138%
Other financial expenses, net	16	59	14	1.400%
LOSS BEFORE TAX EXPENSES	(6,448)	(10,477)	4033	38%
TAX EXPENSES	504	412	92	22%
TOTAL COMPREHENSIVE LOSS	$(6,952)	$(10,899)	3942	36%

Research and Development Expenses

The table below summarizes our research and development expenses incurred during the periods presented:

	Six Months Ended June 30,
	2023	2022
	(dollars in thousands)
Research and Development Expenses:
R&D – salaries and wages	$2,279	$2,865
Share-based compensation	748	978
Rent, office and utilities, software license and communication	1,099	1,293
R&D – Professional Services	126	158
Other	328	75
	$4,580	$5,369
Less participation of R&D expenses, net	-	-69
Total	$4,580	$5,300

Research and development expenses decreased by $0.75 million, or approximately 13%, for the six months ended June 30, 2023 compared to the same period in 2022. The decrease was mainly attributable to a decrease in salaries and wages of $0.58 million, a decrease in share-based compensation in the amount of $0.23 million during the six months ended June 30, 2023 and a decrease in rent, office and utilities, software licenses and communication expenses of $0.2 million during that year. Such decrease in research and development expense was partially offset by increased Other expenses of $0.26 million for the six months ended June 30, 2022 compared to the same period in the prior year mainly attributable to growth in our Clinical and Regulatory team. The overall decrease in expenses was part of our cost cutting initiative deployed to adjust our operations to the challenging fund raising environment during 2022 and 2023.

Sales and Marketing Expenses

The table below summarizes our sales and marketing expenses incurred during the periods presented:

	Six Months Ended June 30,
	2023	2022
	(dollars in thousands)
Sales and Marketing Expenses:
S&M – salaries and wages	$1,028	$1,173
Share-based compensation	548	870
Marketing and business development	181	332
Total	$1,757	$2,375

Sales and marketing expenses decreased by $0.62 million, or 26%, for the six months ended June 30, 2023 compared to the same period in 2022. This decrease was primarily attributable to a decrease in salaries and wages, a reduction in Share-based compensation and a decrease of marketing and business development activity, all of which resulted from the aforementioned cost reduction measures.

General and Administrative Expenses

The table below summarizes our general and administrative expenses incurred during the periods presented:

	Six Months Ended June 30,
	2023	2022
	(dollars in thousands)
General and Administrative Expenses:
G&A – salaries and wages	$698	$831
Share-based compensation	1,102	2,252
Change in Fair Value of Commitment to shareholder	(1,033)	(925)
Rent, office and utilities, software license and communication	80	91
G&A – professional services	1,344	102
Other	12	244
Total	$2,203	$2,595

General and administrative expenses decreased by $0.39 million, or 15%, during the six months ended June 30, 2023 compared to the same period in 2022. The decrease was primarily attributable to a decrease in salaries and wages, a decrease in Share-based compensation and a decrease in a Commitment to a shareholder of Nuvo resulting from an agreement with our founder and former Chief Executive Officer. This agreement was entered into as part of the termination of the founder’s employment agreement with the Company. This reduction in general and administrative expenses was partially offset by an increase in professional services related expenses.

Operating Loss

For the six months ended June 30, 2023 our operating loss decreased to $(8.587 million) from $(10.270 million) for the same period in the prior year. This decrease of $1.66 million represents a 16% reduction in operating expenses for the six months ended June 30, 2023 over the same period in the prior year. This reduction is mainly driven by a reduction in work-force as well as other general cost cutting initiatives taken in light of a difficult funding environment during the 2022 and 2023 calendar years.

Other Financial Expenses, Net

Financial expenses, net in the first six months of 2023 were mainly derived from a $0.02 million of bank commission related to exchanging funds from U.S. dollars to NIS. These expenses were partly offset by favorable movement in the exchange rate between the NIS and the U.S. dollar because most of our cash is denominated in U.S. dollars while most of our employees are paid in NIS.

Results of Operations for the years ended December 31, 2022 and 2021

Results of Operations

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021.

	Year Ended December 31,		Change
	2022	2021	$	%
	(dollars in thousands, except percentages)
Operating expenses:
Research and development, net	$9,893	$10,470	$(577)	(6)%
Sales and marketing	4,752	2,369	2,383	101%
General and administrative	6,161	14,727	(8,566)	(58)%
Total operating loss	20,806	27,566	(6,760)	(25)%
Change in fair value of financial instruments	(971)	5,948	(6,919)	(116%)
Financial expenses, net	69	565	(496)
Loss before tax	$19,904	34,079	(14,175)	(42)%
Tax expenses	775	433	342
Total comprehensive loss	$20,679	$34,512	$(13,833)	(40)%

Research and Development Expenses

The table below summarizes our research and development expenses incurred during the years presented:

	Year Ended December 31,
	2022	2021
	(dollars in thousands)
Research and Development Expenses:
R&D – salaries and wages	$5,557	$5,293
Share-based compensation	1,664	2,784
Rent, office and utilities, software license and communication	1,834	1,924
R&D – Professional Services	556	215
Other	359	254
	$9,970	$10,470
Less participation of R&D expenses, net (see Note 9 of audited consolidated financial statements)	(77)	-
Total	$9,893	$10,470

Research and development expenses decreased by $0.58 million, or approximately 5%, in 2022 compared to 2021. The decrease was mainly attributable to a decrease in share-based compensation in the amount of $1.12 million during the year ended December 31, 2022 and a decrease in rent, office and utilities, software licenses and communication expenses of $0.1 million during that year. Such decrease in research and development expense was partially offset by increased salaries and wages of $0.26 million in 2022 compared to the prior year mainly attributable to growth in our Clinical and Regulatory team. The overall decrease in expenses was part of our cost cutting initiative deployed to adjust our operations to the challenging fund raising environment during 2022.

Sales and Marketing Expenses

The table below summarizes our sales and marketing expenses incurred during the years presented:

	Years Ended December 31,
	2022	2021
	(dollars in thousands)
Sales and Marketing Expenses:
S&M – salaries and wages	$2,456	$1,638
Share-based compensation	1,787	448
Marketing and business development	509	282
Total	$4,752	$2,369

Sales and marketing expenses increased by $2.383 million, or 100%, in 2022 compared to 2021. This increase was primarily attributable to an increase in share-based compensation in the amount of $1.339 million, which resulted from an increase in headcount of employees to support the growth of our marketing activities.

General and Administrative Expenses

The table below summarizes our general and administrative expenses incurred during the years presented:

	Years Ended December 31,
	2022	2021
	(dollars in thousands)
General and Administrative Expenses:
G&A – salaries and wages	$1,508	$1,300
Share-based compensation	4,323	6,517
Change in Fair Value of Commitment to shareholder	(1,501)	3,445
Rent, office and utilities, software license and communication	1,079	597
G&A – professional services	441	496
Other	310	2,372
Total	$6,161	$14,727

General and administrative expenses decreased by $8.57 million, or 58%, in 2022 compared to 2021. The decrease was primarily attributable to a decrease in Share-based compensation and a decrease in a Commitment to a shareholder of Nuvo resulting from an agreement with our founder and former Chief Executive Officer. This agreement was entered into as part of the termination of the founder’s employment agreement with the Company. Also, one time fees related to our public filings in 2021 in connection with a potential initial public offering were incurred in that year. The reduction in general and administrative expenses was partially offset by an increase in salaries and wages, which was mainly due to the salary to our new Chief Executive Officer.

Operating Loss

For the year ended December 31, 2022 our operating loss decreased to $(20.806 million) from $(27.566 million) in the prior year. This decrease of $6.76 million represents a 24.5% reduction in operating expenses for the year ended December 31, 2022 over the prior year. This reduction is mainly driven by one-off expenses associated with the Company’s public filings in 2021 in connection with a potential initial public offering, as well as cost cutting initiatives taken in light of a difficult funding environment during the 2022 calendar year.

Financial Expenses, Net

Financial expenses, net in 2022 were mainly derived from a $0.17 million of bank commission related to exchanging funds from U.S. dollars to NIS. These expenses were partly offset by favorable movement in the exchange rate between the NIS and the U.S. dollar because most of our cash is denominated in U.S. dollars while most of our employees are paid in NIS.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception and through December 31, 2022, we had not generated any revenue from product sales or otherwise and have incurred significant operating losses and negative cash flows from operations. During the six months ended June 30, 2023, we began to generate revenue. For the six months ended June 30, 2023 and 2022, we incurred net losses of $6.95 million and $10.89 million, respectively. As of June 30, 2023, we had an accumulated deficit of approximately $117.1 million and working capital (current assets minus current liabilities) of approximately $(44.2) million. We expect to incur additional losses and operating expenses in future periods and we expect to incur increasing research and development expenses, including expenses related to the hiring of personnel and conducting preclinical studies and clinical trials. We expect that general and administrative expenses will also increase as we expand our finance and administrative staff in connection with our anticipated transition to a public company. We have funded our operations to date primarily with proceeds from sale of our ordinary shares, SAFEs, convertible loans as well as grants from the IIA. Our future funding needs and related risks are discussed in further detail under “— Funding Requirements” below.

From June 2020 through April 2023, we entered into certain Simple Agreements for Future Equity (the “Nuvo SAFEs”), which are characterized as liabilities, with several existing shareholders and new investors.

The Nuvo SAFEs were divided into three types:

1.	SAFEs entered into prior to April 26, 2021 for approximately $15 million, which provided for conversion of the respective SAFE at a price per share representing the lower of (a) $200 million pre-money valuation cap; or (b) a 15% discount rate on the price per share paid by the investors at the future financing round (whichever calculation results in the issuance of the greater number of shares to the SAFE holder);

2.	SAFEs entered into on or after April 26, 2021 and before July 4, 2022 for approximately $8 million, which originally provided conversion of the respective SAFE at a price per share representing the lower of (a) a $625 million pre-money valuation cap; or (b) a 25% discount rate on the price per share paid by the investors at the future financing round (whichever calculation results in the issuance of the greater number of shares to the SAFE holder). All of these SAFEs, except SAFEs representing investment of $0.2 million, have been amended to provide for a $400 million pre-money valuation cap (instead of $625 million); and

3.	SAFEs entered into on or after May 29, 2022 in connection with the entry into the Nuvo Convertible Loans (as defined and described below), which provide conversion of the respective SAFE at a price per share representing the lower of (a) a $350 million pre-money valuation cap; or (b) a 25% discount rate on the price per share paid by the investors at the future financing round (whichever calculation results in the issuance of the greater number of shares to the SAFE holder).

The Nuvo SAFEs contain certain triggering events which provide for the conversion of the Nuvo SAFEs into shares as follows: (i) an equity financing in which the Company issues and sells shares for an aggregate consideration of at least $20 million or, with respect to the Nuvo SAFEs described in section 3 above, $15 million (“Equity Financing”) or (ii) either a change of control transaction or an initial public offering, whichever occurs sooner, which in each case is referred to as a “Liquidity Event.” Upon the occurrence of a Liquidity Event, the respective SAFE investor will, at its discretion, receive either a cash payment or shares of the then existing most senior series, which conversion into shares will be based on a conversion price per share based on the pre-money valuation cap of the respective Nuvo SAFE, or, in the case of the Nuvo SAFEs listed in section 3 above, the amount received by either the Company or its shareholders multiplied by 75%, divided by our outstanding capitalization in effect immediately prior to the Liquidity Event, calculated on an as-converted and fully diluted basis. In addition, given that a Liquidity Event, such as a change of control transaction, is not at our determination, such Nuvo SAFEs are characterized as liabilities. In connection with the entry into the Business Combination Agreement, the SAFEs were amended as described in further detail below.

From May 29, 2022 through the year ended December 31, 2022, Nuvo entered into several loan agreements (the “Nuvo Convertible Loans”) with certain investors, representing an aggregate principal amount of approximately $7.4 million, out of which an aggregate principal amount of $2.4 million was lent to Nuvo by related parties. The Nuvo Convertible Loans bear interest at a rate of 2% per month, payable at the maturity date (unless the holder elects to have any portion of the interest applied to the SAFEs as described below), and mature 12 months from the date of the applicable Nuvo Convertible Loan agreement, which maturity can be extended at Nuvo’s option by an additional 12 months. If Nuvo elects to extend the maturity date of a Nuvo Convertible Loan, the applicable lender shall receive a one-time extension fee equal to 20% of the loan principal amount, which shall be applied to the “purchase amount” of the SAFE issued to each Nuvo Convertible Loan lender (the “Extension Fee”). The Nuvo Convertible Loans may be prepaid by Nuvo in whole or in part at any time without prepayment penalty.

As an incentive to provide the Nuvo Convertible Loans, each Nuvo Convertible Loan investor received a SAFE in connection with entry into the Nuvo Convertible Loan agreement, representing a SAFE “purchase amount” equal to 20% of such respective investor’s Nuvo Convertible Loan’s principal loan amount, which purchase amount may be increased by (i) any amount of the Nuvo Convertible Loan’s principal and/or any accrued and unpaid interest thereon at the investor’s option and (ii) the Extension Fee.

Upon the occurrence of an equity investment in Nuvo in the aggregate amount of at least $15 million, Nuvo shall repay the outstanding principal and accrued but unpaid interest on the Nuvo Convertible Loans, unless an investor has exercised its option to convert the Nuvo Convertible Loan’s principal and/or interest into the related SAFE’s purchase amount.

As a result of the Business Combination, Nuvo’s current shareholders might face substantial dilution through the conversion of currently outstanding Nuvo SAFEs and the Nuvo Convertible Loans, as well as the Crossover Preferred round. The SAFE holders and Nuvo Convertible Loan holders will be required to consent to different elements of the Business Combination. Without the required consent, it is possible that the contemplated transaction will not close.

In August and September 2023, Nuvo obtained the necessary corporate consents for the amendment of the Nuvo SAFEs (the “Nuvo SAFE Amendment”), which was intended, inter alia, (a) to equalize the economic conversion terms across the different types of the Nuvo SAFEs described above, such that: (1) the discount rate in all Nuvo SAFEs shall be 25% and (2) the pre-money valuation cap in all Nuvo SAFEs shall be $200 million; and (b) to set the conversion terms of the Nuvo SAFEs in connection with the consummation of the Business Combination (which shall not otherwise constitute a Liquidity Event pursuant to the terms of the Nuvo SAFE Amendment), such that, upon the consummation of the Business Combination, the Nuvo SAFEs will automatically convert into Nuvo Shares based on a price per share representing the lower of (1) a $150 million pre-money valuation cap, or (2) a 25% discount on the price per share imputed to the Nuvo Shares pursuant to the Business Combination Agreement (whichever results in the issuance to the Nuvo SAFE holder of a greater number of Nuvo Shares). Accordingly, as of and contingent upon the Closing, Nuvo expects to issue approximately 3.56 million Nuvo Shares in satisfaction and discharge of its obligations under the Nuvo SAFEs, in accordance with the provisions of the Nuvo SAFE Amendment.

In August and September 2023, Nuvo obtained the necessary corporate consents for the Nuvo Loan Amendment, such that, in exchange for the Extension Fee under the original loan terms, the maturity date of each Nuvo Convertible Loan was extended to the earlier of the second anniversary of the applicable loan or the Closing. In addition, pursuant to the Nuvo Loan Amendment, each lender has agreed to apply the principal amount of the Nuvo Convertible Loan, the accrued and unpaid interest thereon and the Extension Fee to the purchase amount of the related Nuvo SAFE described in section 3 above. See “Certain Agreements Related to the Business Combination — SAFE Amendment”. As such, in connection with the Closing, Nuvo’s repayment obligations under the Nuvo Convertible Loans will convert to an aggregate SAFE purchase amount of approximately $11.97 million, which will then convert, pursuant to the terms of the Nuvo SAFE Amendment, into approximately 1.86 million Nuvo Shares which will be exchanged for Holdco Shares pursuant to the terms of the Business Combination Agreement.

See “Summary of the Proxy Statement/Prospectus — Certain Agreements Related to the Business Combination — SAFE Amendments,” “Summary of the Proxy Statement/Prospectus — Certain Agreements Related to the Business Combination — Nuvo Loan Conversion” and “Certain Relationships and Related Party Transactions.”

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,
	2023	2022
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(6,893)	$(6,986)
Investing activities	(8)	(218)
Financing activities	6,254	4,100
Net (decrease) increase in cash, cash equivalents and restricted cash	$(647)	$(3,104)

Net Cash Used in Operating Activities

Net cash used in operating activities during the six months ended June 30, 2023 was $6.89 million, consisting primarily of our net loss of $6.95 million. We recorded a reduction of non-cash charges of $0.67 million during this period. These non-cash charges consisted primarily of share-based compensation of $2.4 million and depreciation and amortization of $0.12 million which was more than offset by a charge of $2.16 million resulting from the remeasurement of financial instruments and changes in the fair value of the commitment to a shareholder of $1.03 million resulting from an agreement with our founder and former Chief Executive Officer. Please see Notes 3, 6 and 11 of our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information on the accounting treatment of the different investment instruments.

Net cash used in operating activities during the six months ended June 30, 2022 was $6.98 million, consisting primarily of our net loss of $10.9 million, partially offset by non-cash charges of $3.44 million. The non-cash charges consisted primarily of share-based compensation of $4.1 million, depreciation of $0.12 million, remeasurement of financial instruments of $0.15 million and changes in the fair value of the commitment to a shareholder of $0.93 million. Inventory increased by $0.06 million and working capital by $0.4 million.

Net Cash Used in Investing Activities

Net cash used in investing activities during the six months ended June 30, 2023 was $0.08 million, due to the purchase of computers.

Net cash used in investing activities during the six months ended June 30, 2022 was $0.218 million, due to the purchase of computers, office furniture, electrical equipment and advance payments on account of production equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2023 was $6.25 million, consisting primarily of $5.76 million of proceeds from the investments in Nuvo Crossover Preferred shares and $0.5 million of proceeds from the issuance of Nuvo Convertible Loans, net of issuance costs.

Net cash provided by financing activities during the six months ended June 30, 2022 was $4.1 million consisting primarily of proceeds from issuance of SAFEs in the amount of $1.85 million and $2.25 million of proceeds from the issuance of the Nuvo Convertible Loans.

Funding Requirements

Because of the numerous risks and uncertainties associated with manufacture, research, development and commercialization of products, we are unable to estimate the exact amount of our capital requirements. Our future funding requirements will depend on, and could increase significantly as a result of, many factors, including:

●	the scope, progress, results and costs of researching and developing our INVU platform;

●	the costs, timing and outcome of regulatory approval for additional features of our INVU platform and any future products;

●	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for our INVU platform;

●	commercial manufacturing, shipping, and distribution of our products and sufficient inventory to support commercial launch;

●	the scope, progress and costs of developing a sales and marketing network in the United States;

●	the cost and timing of hiring new employees to support our continued growth;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

●	the ability to establish and maintain collaborations on favorable terms, if at all;

●	the timing, receipt and amount of sales of our INVU platform, if any;

●	our success in expanding and developing our operational, financial and management systems;

●	our success at and the cost of becoming a public company; and

●	the success and cost of our product acquisition activities, if any.

A change in any of these or other variables with respect to our business or our INVU platform or any other product could significantly change the costs and timing associated with the development of such product. We expect our expenses to increase in connection with our ongoing activities and operations as we begin to grow our business. In addition, upon the closing of the Business Combination, we expect to incur additional costs as a result of operating as a public company. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.

Our primary uses of cash are to fund our operations as we continue to grow our business. We expect to continue to incur operating losses in the near term as our operating expenses will be increased to support the growth of our business. We expect that our sales, general and administrative expenses, and research and development expenses will continue to increase as we seek additional regulatory clearances, increase our INVU manufacturing volume, expand our marketing efforts, continue our research and development efforts and further develop INVU.

We expect that our near- and longer-term liquidity requirements will continue to consist of working capital and general expenses associated with the growth of our business. Depending on any new business models we might develop to monetize our solution, it is possible that we will be required to invest substantial resources in capital expenditures and fixed assets in both the short and long term.

Based on our current planned operations, we expect that our existing cash and anticipated net proceeds from the Interim Financing will enable us to fund our operating expenses for at least the next two months from the date of this prospectus, without giving effect to any net proceeds we may receive in connection with the Business Combination, including in connection with a PIPE or other financing, which cannot be estimated as of the date of the filing of this prospectus/proxy statement. There can be no assurance that the PIPE or any other financing will be consummated prior to the expiration of such three-month period, if at all, or that we will receive any such net proceeds in connection with the Business Combination. Even if such financing is available, there is no assurance that it is obtainable on terms acceptable to us. In the absence of the net proceeds from the Transactions, we will need additional financial support through the private raise of equity or other capital sources, or we will have to significantly reduce our expenditures, delay clinical trials, or enter into collaborations and/or licensing arrangements, in order to sustain operations for the next 12 months. We have concluded that this circumstance raises substantial doubt about our ability to continue as a going concern for at least one year from the date our financial statements were available for issuance. See Note 1 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus, for additional information. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our unaudited condensed consolidated financial statements included in this proxy statement/prospectus, describing the existence of substantial doubt about our ability to continue as a going concern.

We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect, in which case we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We may raise additional capital through equity offerings, or other capital sources, including potentially collaborations, licenses and other similar arrangements. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our existing shareholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or products or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, reduce or eliminate our product development or future commercialization efforts, or grant rights to develop and market our INVU platform that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Other Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2022 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	Total
	(dollars in thousands)
Operating lease obligations(1)	$372	$0	$372
Total	$372	$0	$372

(1)	During December 2022, we entered a new operating lease agreement for office space, according to which the paid rent started December 25, 2022. The lease calls for monthly rent payments of approximately $32. The first lease period is for six months with an extension option for an additional six months during which time monthly rent payments would be approximately $30. Our leases are accounted for under FASB ASC Topic 842, “Leases” (“Topic 842”). Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the balance sheet. We elected the short-term lease recognition exemption for leases with a lease term of 12 months or less.

We have entered into contracts in the normal course of business with third parties. These contracts do not contain any minimum purchase commitments and are cancellable by us upon prior notice and, as a result, are not included in the table of contractual obligations and commitments above. Payments due upon cancellation consist only of payments for services provided and expenses incurred, including non-cancellable obligations of our service providers, up to the date of cancellation.

We are required to pay royalties to the State of Israel through the IIA, computed on the basis of proceeds from the sale or license of products, the development of which was supported by state grants. In accordance with the terms of the financial participation, the IIA is entitled to royalties on the sale or license of any product which development was supported with State of Israel participation. These royalties are generally 3% - 3.5% of sales until repayment of 100% of the grants (linked to the dollar) received by us plus annual interest at the LIBOR rate.

The aggregate contingent obligation payable by us as of June 30, 2023 was approximately $1.164 million, which represents the gross amount of grants received by us from the IIA for two grant programs during the period from July 2014 to June 2016, including accrued interest as of June 30, 2023. As of June 30, 2023 we had not paid any royalties to the IIA.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily relate to interest rates. As of June 30, 2023, we had cash and cash equivalents and restricted cash of $0.41 million, all of which was held in checking accounts. The $7.93 million of principal outstanding on our Nuvo Convertible Loans bears interest at a fixed rate of 2% per month as described above. We therefore do not believe we are exposed to, nor do we anticipate being in the near future exposed to, material risks due to changes in interest rates.

Inflation-Related Risks

We do not believe that the rate of inflation in Israel has had a material impact on our business to date. However, our costs in Israel will increase if the inflation rate in Israel exceeds the devaluation of the NIS against the U.S. dollar or if the timing of such devaluation lags behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the NIS against the dollar. To the extent inflation increases our costs and expenses, we may have to consider price increases to offset those cost pressures.

Foreign Currency Exchange Risk

Our foreign currency exposures give rise to market risk associated with exchange rate movements of the NIS mainly against the U.S. dollar, and vice versa, because most of our expenses are denominated in NIS and the U.S. dollar. Our NIS and U.S. dollar expenses consist principally of payments made to employees, subcontractors and consultants for preclinical studies, clinical trials and other research and development activities. We anticipate that a sizable portion of our expenses will continue to be denominated in the NIS and U.S. dollar. Our financial position, results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates.

Critical Accounting Policies and Significant Management Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements included elsewhere in this proxy statement/prospectus, that have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported income generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While our significant accounting policies are more fully described in Note 2 to our unaudited financial statements included elsewhere in this proxy statement/prospectus, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

We evaluate on an ongoing basis our assumptions, including those related to contingencies, income tax uncertainties, share-based compensation cost, fair value measurement of warrants, accretion of redeemable shares, and the fair value and useful life of intangible assets.

Inventories

Inventories are stated at the lower of cost or net realizable value. Inventory write-off is provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories and discontinued products.

Cost is determined as follows:

●	Raw materials and components - using the “average price” method.

●	Work-in-progress - raw materials as above with the addition of overhead costs.

The Company assesses the carrying value of its inventory for each reporting period to ensure inventory is reported at the lower of cost or net realizable value. Charges for obsolete and slow-moving inventories are recorded based upon an analysis of specific identification of obsolete inventory items and quantification of slow-moving inventory items. These assessments consider various factors, technological obsolescence, estimated current and future market values and new product introduction. In cases when there is evidence that the anticipated utility of goods, in their disposal in the ordinary course of business, will be less than the historical cost of the inventory, the Company recognizes the difference as a current period charge to earnings and carries the inventory at the reduced cost basis until it is sold or disposed of.

As of June 30, 2023 and 2022 the inventory is comprised of raw material and components only.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC No. 718, “Compensation-Stock Compensation” (“ASC No. 718”). ASC No. 718 requires companies to estimate the fair value of equity-based payment awards on the grant date using the Black-Scholes-Merton option pricing model, which is the most appropriate fair value method for its options awards. The option-pricing model requires a number of assumptions, of which the most significant are the expected share price volatility and the expected option term. Expected volatility was calculated based upon similar companies in the market, until sufficient historical data will be available. The expected term of options granted is calculated based upon the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term to the expected life of the options. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The fair value of Ordinary Shares underlying the options has historically been determined by management and approved by the Company’s Board of Directors. Because there has been no public market for the Company’s Ordinary Shares, the management has determined fair value of an Ordinary Share at the time of grant of the option by considering a number of objective and subjective factors including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying Ordinary Shares will be determined by the management until such time as the Company’s Ordinary Shares are listed on an established stock exchange.

The estimated fair value of the Company’s Ordinary Shares is determined by management using the Hybrid Method for the years 2022 and 2021 and the six months ended June 30, 2023 and 2022, with the assistance of a third-party valuation expert.

The Company recognizes compensation cost for options and share awards that have a graded vesting schedule and contain only a service condition on accelerated attribution method for the entire award. Forfeitures are accounted for as they occur. For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.

For awards with performance condition vesting features, compensation cost is recorded if it is probable that the performance condition will be achieved. If the Company originally estimated that it was not probable that the performance condition would be satisfied, compensation cost would not have been recognized. If the Company later determines that it is probable that the performance condition will be satisfied, it will recognize a cumulative catch-up adjustment to reflect the portion of the employee’s requisite service that has been provided to date and will continue to recognize compensation cost over the remaining requisite service period. The Company determined that the performance conditions as described above are not probable, and therefore no compensation cost was recognized.

Determination of Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 820 (“ASC 820”), Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable.

Level 3 - assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions.

Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

During the year ended December 31, 2022 and the six months ended June 30, 2023, Nuvo issued the Nuvo Convertible Loans, which were classified as liabilities and measured at fair value on the issuance date, with changes in fair value recognized in the statements of comprehensive loss and disclosed in our unaudited financial statements included elsewhere in this proxy statement/prospectus.

During the six months ended June 30, 2023 the Company signed several term sheets for the purchaseof Nuvo Crossover Preferred Shares with both new and existing investors. As of June 30, 2023, no shares had been issued and the Company determined that these amounts received would be recognized as a liability. This liability is recognized at fair value at each balance sheet date.

During the years ended December 31, 2022, 2021 and 2020, Nuvo entered into certain SAFE agreements and classified the SAFE as a liability measured at cost on the issuance date, with changes in accordance with Accounting Standards Codification 480, “Financial Instruments”, Nuvo accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution occurs, and any change in fair value is recognized in Nuvo’s statements of comprehensive loss. The carrying amounts of the Nuvo’s other financial assets and liabilities, such as accounts payable, approximate fair value due to the short-term nature of these instruments.

Recently Issued and Adopted Accounting Standards

See Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Emerging Growth Company Status

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” The JOBS Act permits an “emerging growth company” to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Such companies may use this extended transition period under the JOBS Act until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the financial statements of an “emerging growth company” may not be comparable to companies who have adopted new or revised accounting pronouncements.

Following the Business Combination, Holdco will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Closing, (b) in which Holdco has total annual gross revenue of at least $1.235 billion or (c) in which Holdco is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, and (ii) the date on which Holdco has issued more than $1.00 billion in non-convertible debt during the prior three-year period.

CERTAIN LAMF RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context otherwise requires, all references in this subsection to “the Company,” “LAMF,” “we,” “us” or “our” refer to LAMF Global Ventures Corp. I prior to the consummation of the Business Combination.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of LAMF’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial business combination, the Company would repay the Working Capital Loans. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Up to $1,200,000 of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of December 6, 2023, no such Working Capital Loans were outstanding.

Due to Affiliate

As of December 6, 2023, affiliates of LAMF advanced $588,196, in the aggregate, for the cost of certain regulatory fees incurred by LAMF, which amounts will be reimbursed by LAMF’s management to such affiliates.

Administrative Services Agreement

On November 10, 2021, LAMF entered into an agreement to pay the Sponsor (and/or its affiliates or designees) an aggregate of $20,000 per month for office space and secretarial and administrative services. As of June 30, 2023, there was $40,000 of accrued and unpaid fees under such agreement. Upon the earlier of LAMF’s consummation of an initial business combination or its liquidation, LAMF will cease paying these monthly fees.

Interim Financing

Prior to the execution of the Business Combination Agreement, the Company and Holdco entered into the Interim Financing Agreements with the Interim Financing Investors pursuant to which (i) Nuvo has issued Nuvo Crossover Preferred Shares to the Interim Financing Investors and (ii) upon and subject to the Closing, Holdco will issue 3,823,530 Holdco Ordinary Shares to the Interim Financing Investors, which provided Nuvo with an aggregate of approximately $13,000,000 of gross proceeds as a result of the Interim Financing. Certain of the Interim Financing Investors are affiliated with LAMF and the Sponsor and intend to invest an aggregate of $2,000,000 in the Interim Financing. These affiliates are: (i) Jeffrey Soros, LAMF’s Chairman, who intends to invest $500,000, (ii) Tamim Mourad, a strategic investor of LAMF and an affiliate of a member of the Sponsor, who intends to invest $500,000 and (iii) Gaingels 10X Capital Diversity Fund I, LP, a Delaware limited partnership and an affiliate of a member of the Sponsor, that intends to invest $1,000,000.

Registration Rights Agreement

At the Closing, LAMF, Nuvo, Holdco, Sponsor, Simon Horsman, Jeffrey Soros, Morgan Earnest, Christina Spade, Adriana Machado, and Michael Brown, as executive officers and/or directors of LAMF prior to the Closing, Keith Harris, as advisor to LAMF prior to the Closing, LAMF SPAC I LLC, Nweis Investments LLC, Atoe LLC, 10X LAMF SPC SPV LLC, 10X LLC, ASCJ Global LLC – Series 16, and Cohen Sponsor LLC – A16 RS, as the members of the Sponsor, certain Nuvo Shareholders, and the executive officers and directors of Nuvo prior to the Closing, will enter into the Registration Rights Agreement, pursuant to which, among other things, Holdco will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Registerable Securities that are held by the parties thereto from time to time. The parties will be granted certain customary demand and piggyback registration rights under the Registration Rights Agreement, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions, with respect to the securities of Holdco. Pursuant to the terms of the Non-Redemption Agreements, the Sponsor has agreed to assign its rights with respect to the shares to be transferred to the investors party to such agreements under the Registration Rights Agreement.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor Parties entered into the Sponsor Support Agreement. Under the Sponsor Support Agreement, the Sponsor Parties agreed, among other things, to:

●	vote in favor of the adoption and approval of the Business Combination;

●	be bound by certain other covenants and agreements related to the Business Combination;

●	be bound by certain transfer restrictions with respect to LAMF securities during the pendency of the Business Combination; and

●	not redeem any LAMF Class A Ordinary Shares in connection with the Business Combination.

Pursuant to the Sponsor Support Agreement, the Sponsor Parties agreed to not transfer any LAMF Class A Ordinary Shares held by them for Sponsor Parties Lock-up Period, other than (i) the LAMF Class A Ordinary Shares to be transferred by the Sponsor to certain unaffiliated third parties who executed non-redemption agreements with LAMF and the Sponsor in May 2023, which will be free from contractual transfer restrictions following the Closing, or (ii) the LAMF private placement warrants or LAMF Class A Ordinary Shares that were included as part of the units purchased by the Sponsor in a private placement that occurred simultaneously with the completion of LAMF’s initial public offering, which will continue to be subject to transfer restrictions for 30 days following the Closing.

With respect to the 2,450,980 Pooled Shares, the Sponsor Parties Lock-up Period will expire on the later of (a) six months after the Closing Date and (b) the earliest of (i) Holdco or Nuvo having received, on or after the Closing, gross proceeds of at least $25,000,000 from an equity financing (excluding the Interim Financing) (a “Financing Transaction”), (ii) Holdco having closed its first marketed/underwritten follow-on offering (a “Follow-on Offering”) and (iii) Holdco having completed a change of control transaction.

For additional information on the Sponsor Support Agreement, see “Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

Warrant Assignment, Assumption and Amendment Agreement

At the SPAC Effective Time, LAMF, Holdco, and Continental Stock Transfer & Trust Company will enter into a warrant assignment, assumption and amendment agreement. Subject to the Closing, such agreement will amend the LAMF Warrant Agreement, as LAMF will assign all its rights, title and interest in the LAMF Warrant Agreement to Holdco. Pursuant to the amendment, all LAMF Warrants will no longer be exercisable for shares of LAMF Class A Ordinary Shares, but instead will be exercisable for shares of Holdco Ordinary Shares on substantially the same terms that were in effect prior to the Closing under the terms of the LAMF Warrant Agreement.

CERTAIN NUVO RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Nuvo and its subsidiaries prior to the consummation of the Business Combination.

Shareholder Support Agreement and Lockup

Concurrently with the execution of the Business Combination Agreement, LAMF, Nuvo, Holdco and certain Nuvo Shareholders entered into the Shareholder Support Agreement, pursuant to which such Nuvo Shareholders agreed, among other things, to vote any Nuvo Shares held by them in favor of the Business Combination, the Acquisition Merger, and such other actions as contemplated in the Business Combination Agreement for which the approval of the Nuvo Shareholders is required.

Pursuant to the Shareholder Support Agreement, the Nuvo Lockup Parties will be subject to the Nuvo Lock-up, which generally restricts transfers on the Holdco Ordinary Shares (or any instruments exercisable or exchangeable for, or convertible into, Holdco Ordinary Shares) held by each such Nuvo Lock-up Party as of the Closing Date for the six-month period following the Closing Date, subject to certain customary exceptions. With the exception the Nuvo Lockup Exempt Shareholders, who are those Nuvo Shareholders holding less than one percent of the Nuvo Shares immediately prior to Closing and will be exempt pursuant to an action by the Holdco Board, all Nuvo Shareholders will be subject to a six month restriction on transfers of Holdco Ordinary Shares and Holdco Preferred Shares effective as of the Closing pursuant to the Amended Articles, subject to exceptions as contained therein. The Holdco securities held by the Nuvo Lockup Exempt Shareholders exempt from the foregoing lockup are expected to represent approximately 15.92% of the Holdco Ordinary Shares and 3.45% of the Holdco Preferred Shares to be outstanding immediately after the Closing.

Registration Rights Agreement

At the Closing, LAMF, Nuvo, Holdco, Sponsor, Simon Horsman, Jeffrey Soros, Morgan Earnest, Christina Spade, Adriana Machado, and Michael Brown, as executive officers and/or directors of LAMF prior to the Closing, Keith Harris, as advisor to LAMF prior to the Closing, LAMF SPAC I LLC, Nweis Investments LLC, Atoe LLC, 10X LAMF SPC SPV LLC, 10X LLC, ASCJ Global LLC – Series 16, and Cohen Sponsor LLC – A16 RS, as the members of the Sponsor, certain Nuvo Shareholders, and the executive officers and directors of Nuvo prior to the Closing, will enter into the Registration Rights Agreement, pursuant to which, among other things, Holdco will agree to agree to register for resale, pursuant to Rule 415 under the Securities Act, the Registerable Securities that are held by the parties thereto from time to time. The parties will be granted certain customary demand and piggyback registration rights under the Registration Rights Agreement, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions, with respect to the securities of Holdco. Pursuant to the terms of the Non-Redemption Agreements, the Sponsor has agreed to assign its rights with respect to the shares to be transferred to the investors party to such agreements under the Registration Rights Agreement.

Interim Financing Agreements

In connection with the Business Combination, and as contemplated by the BCA, Nuvo and Holdco entered into the Interim Financing Agreements with Interim Financing Investors, to effect a cross-over interim round of financing, or the Interim Financing, which provided Nuvo with an aggregate of approximately $13,000,000 of gross proceeds. Pursuant to the Interim Financing Agreements, (i) beginning in August 2023 Nuvo sold to the Interim Financing Investors Nuvo Crossover Preferred Shares, at a price of $7.03 per share, and (ii) upon and subject to the Closing, Holdco will issue 3,823,530 Holdco Ordinary Shares to the Interim Financing Investors, such shares being referred to as the Interim Financing Incentive Shares. Certain of the Interim Financing Investors are affiliated with LAMF and the Sponsor and intend to invest an aggregate of $2,000,000 in the Interim Financing. These affiliates are: (i) Jeffrey Soros, LAMF’s Chairman, who intends to invest $500,000, (ii) Tamim Mourad, a strategic investor of LAMF and an affiliate of a member of the Sponsor, who intends to invest $500,000 and (iii) Gaingels 10X Capital Diversity Fund I, LP, a Delaware limited partnership and an affiliate of a member of the Sponsor, that intends to invest $1,000,000.

The following summarizes a number of the key provisions in the Interim Financing Agreements:

●	Except for the Interim Financing Agreement with LAMF, Nuvo is precluded from creating, authorizing or issuing any shares with the same or more favorable rights as those associated with the shares purchased pursuant to the Interim Financing Agreements.

●	Nuvo committed to entering into a registration rights agreement with the Interim Financing Investors within 60 days from the consummation of the Interim Financing to register the resale, pursuant to Rule 415 under the Securities Act, of certain Holdco Ordinary Shares and other equity securities of Holdco that are held by such parties thereto from time to time.

●	Holdco committed to delivering (and Nuvo committed to causing Holdco to deliver) Interim Financing Incentive Shares immediately following the Closing.

●	Nuvo committed to various reporting and information rights for the Interim Financing Investors, including annual audited financial statements and quarterly financial statements.

The Interim Financing Agreements contain customary representations and warranties and an indemnity in favor of the Interim Financing Investors for breaches by Nuvo of its covenants, representations and warranties thereunder. The Interim Financing Agreement with LAMF includes several additional conditions precedent to LAMF’s participation in the Interim Financing, including without limitation, Nuvo’s execution of the Philips MPA as well as the Company and LAMF executing the BCA.

In connection with the Interim Financing Agreements, Nuvo obtained the requisite approvals and filed an amended & restated articles of association, which authorized the formation and issuance of the Nuvo Crossover Preferred Shares. Pursuant to Nuvo’s amended & restated articles of association, the Interim Financing Investors received a liquidation and dividend preference, ranking them ahead of all other classes of Nuvo shareholders, equal to the greater of (i) the sum of three times the original issuance price for the Nuvo Crossover Preferred Shares, or (ii) the amount such shareholders would actually receive if such Nuvo Crossover Preferred Shares had been converted into Nuvo Shares immediately prior to a distribution event; in each case, plus any dividends declared but unpaid on such share.

Nuvo SAFE Amendment

From June 2020 through April 2023, Nuvo issued to certain investors the Nuvo SAFEs, pursuant to which such investors invested cash in Nuvo in the aggregate principal amount of $22.97 million. For additional information on the original terms of the Nuvo SAFEs see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo—Liquidity and Capital Resources—Sources of Liquidity”.

In August and September 2023, Nuvo obtained the necessary consents for the Nuvo SAFE Amendment, which was entered into in order to equalize the economic conversion terms across these series the Nuvo SAFEs, such that: (a) upon the consummation of an applicable equity financing, the purchase amount under each Nuvo SAFE shall convert into Nuvo’s shares at a 25% discount over the price per share in such financing round, provided that the pre-money valuation upon which the principal amount will convert into Nuvo shares will not exceed $200 million; and (b) immediately prior to the consummation of the Business Combination (which shall not otherwise constitute a Liquidity Event pursuant to the Nuvo SAFE Amendment), the purchase amount under the Nuvo SAFEs will convert into Nuvo Shares based on (1) a price per share determined by dividing $150 million by the then issued and outstanding share capital of Nuvo (assuming exercise or conversion of all outstanding vested and unvested options and/or warrants, convertible debt instruments and similar instruments, but excluding any SAFEs and other convertible instruments that are outstanding as of immediately prior to the Closing) and including all shares reserved and available for future grant under any equity incentive or similar plan of Nuvo, in each case as of immediately prior to the Closing, or (2) by the price per share imputed to the Nuvo Shares pursuant to the Business Combination Agreement multiplied by 75%, whichever results in the issuance to the Nuvo SAFE holder of a greater number of Nuvo Shares. Accordingly, upon and in connection with the Closing, Nuvo expects to issue approximately 3.56 million Nuvo Shares (based on calculations assuming the Closing takes place by December 31, 2023) in satisfaction and discharge of its obligations under the outstanding amended Nuvo SAFEs.

Nuvo Loan Amendment

During 2022 and 2023, Nuvo entered into certain loan agreements pursuant to which it borrowed from a number of lenders an aggregate principal amount of $7.9 million Nuvo Convertible Loans, of which $6.8 million in principal remains outstanding. For additional information on the original terms of the Nuvo Convertible Loans see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo—Liquidity and Capital Resources—Sources of Liquidity”. In August and September 2023 Nuvo obtained the necessary consents for the Nuvo Loan Amendment, such that, in exchange for the Extension Fee under the original loan terms, the maturity date of each loan was extended to the earlier of the second anniversary of the applicable loan or the Closing. In addition, pursuant to the Nuvo Loan Amendment, each lender has agreed to apply the principal amount of the Nuvo Convertible Loan, the accrued and unpaid interest thereon and the Extension Fee to the purchase amount of the related Nuvo SAFE. See “Certain Agreements Related to the Business Combination — Nuvo SAFE Amendment”. As such, in connection with the Closing, Nuvo’s obligations under the Nuvo Convertible Loans will convert to an aggregate SAFE purchase amount of approximately $11.97 million, which will then convert, pursuant to the terms of the amended Nuvo SAFEs and Nuvo SAFE Amendment, into approximately 1.86 million Nuvo Shares which will be exchanged for Holdco Shares pursuant to the terms of the Business Combination Agreement.

Oren Oz Letter Agreement

On May 29, 2023, we entered into an amended & restated letter agreement (the “Letter Agreement”) with Oren Oz, our founder and one of our directors. Pursuant to the Letter Agreement, we agreed to issue to Mr. Oz options to purchase 346,575 Nuvo Ordinary Shares at an exercise price of NIS 0.01, which options were fully vested upon the date of grant. In exchange for the issuance of the options, Mr. Oz agreed to the adoption by Nuvo of certain amended and restated articles of association, with such articles becoming effective upon the approval of our shareholders. In addition, we agreed to reimburse Mr. Oz for up to $50,000 plus VAT for expenses related to a tax ruling Mr. Oz may seek in connection with the tax treatment of such options. The Letter Agreement also provides for the payment to Mr. Oz of a severance payment in the amount of NIS 623,289 in respect of Mr. Oz’s former employment with Nuvo, with such severance payment to be paid no later than December 31, 2023. Pursuant to the Letter Agreement, by no later than January 31, 2024, Mr. Oz will receive the remaining portion of a termination payment in nine monthly payments, for an aggregate amount equal to NIS 1,026,603. In addition, we agreed to pay Mr. Oz amounts that were not yet distributed to his pension fund during the term of his employment, which such amounts are approximately NIS 110,978.

Consulting Agreement

On July 1, 2023, we entered into a consulting services agreement (the “Consulting Agreement”) with Adama GmbH, a German limited liability company (“Adama”), an entity wholly owned and controlled by Daniel Gilcher, a former director from April 2018 to July 2023 and our Interim Chief Financial Officer as of August 2023, pursuant to which Adama is to provide the consulting services set forth in the statement of work through its designated service provider, Mr. Gilcher. Pursuant to the Consulting Agreement, we agreed to pay Adama an annual retainer of $300,000 to be paid as follows: (i) 50% in cash and (ii) 50% by way of fully-vested options to purchase Nuvo Shares issued under the Nuvo 2015 Plan. The Consulting Agreement’s term expires June 30, 2024 and will be automatically renewed for one year terms unless mutually agreed otherwise and unless terminated in accordance with the Consulting Agreement. Pursuant to addendums entered into on September 10, 2023 and September 18, 2023, Mr. Gilcher served as Nuvo’s Interim Chief Financial Officer until Mr. Blankenship was onboarded as Nuvo’s full-time chief financial officer.

HOLDCO MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we”, “us”, “our”, and the “Company” generally refer to Holdco from and after the Business Combination.

Executive Officers and Directors

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as Holdco’s directors and executive officers following the closing of the Business Combination. The corporate address for Holdco’s directors and executive officers is 94 Yigal Alon St., Tel Aviv, Israel 6789155.

Name	Age	Position(s)
Kelly Londy	57	Chief Executive Officer
Douglas Blankenship	62	Chief Financial Officer
Amit Reches	49	Chief Technology Officer
Laurence Klein	61	Director
Oren Oz	47	Director
Gerald Ostrov	74	Director (Chair)
Robert Powell	68	Director
Christina Spade	54	Director

Kelly Londy, Nuvo’s Chief Executive Officer, joined Nuvo in August 2021. Prior to that, Ms. Londy served as the Chief Executive Officer of Innoblative Designs, LLC from 2019 to 2021 and as the Chief Executive Officer and Operational Executive of Lumicell, Inc. from 2017 to 2019. Before joining Lumicell, Inc., Ms. Londy served as the Executive Vice President, Chief Operating Officer, Senior Vice President and Chief Commercial Officer at Accuray, Inc. during different periods between 2011 and 2017. Ms. Londy has also worked at GE Healthcare, Philips Healthcare and GE Medical Systems. Ms. Londy currently serves as a non-executive director of CMR Surgical and as a non-executive director at Elekta AB. Ms. Londy previously served on the boards of Lumicell, Inc. and Innoblative Designs, LLC. In 2018, Ms. Londy was recognized as one of the Top 100 Global Business Women and has spoken at the Institute for Biomedical Entrepreneurship and at the Chief Executive Forum. Ms. Londy received her Bachelor of Business Administration degree (honors) from Cleary University and her Associate of Arts degree in Radiologic Technology from Washtenaw Community College.

Douglas Blankenship, Nuvo’s Chief Financial Officer, joined Nuvo in October 2023. Prior to that, Mr. Blankenship served as the Chief Financial Officer of Humacyte, Inc. (Nasdaq: HUMA) from 2018 to 2021 and as Chief Financial Officer of Dova Pharmaceuticals, Inc. from 2017-2018. Before joining Dova Pharmaceuticals, Mr. Blankenship served in various roles at Genentech, Inc. from 2008 to 2015. Mr. Blankenship has also worked at Amgen, Inc., Abgenix, Inc., Virage Logic Corporation, and a number of other companies. Mr. Blankenship received his Bachelor of Science in Business Administration from California Polytechnic State University, San Luis Obispo and his Master of Business Administration from The Wharton School, University of Pennsylvania.

Amit Reches, Nuvo’s Chief Technology Officer, joined Nuvo in May 2018. Prior to serving in his current role as Chief Technology Officer, Mr. Reches served as the Vice President of AI and Data Science from 2018 to 2020. Before joining Nuvo, Mr. Reches served as a researcher and algorithm developer at EIMindA Ltd., a biomedical device company, from 2007 to 2009, Director of Research and Development from 2009 to 2011, and Vice President of Research and Development from 2011 to 2018, leading a team of neuroscientists, algorithm developers, engineers and data scientists from core algorithm and technological concept phase to commercialization of a state-of-the-art FDA and CE approved product. Before joining EIMindA Ltd., Mr. Reches served as a developer, investigator and team leader of research and development at Textology Inc., which specializes in natural language processing algorithms. Mr. Reches received his Bachelor of Arts degree in Computer Science and Business Administration from the Tel-Aviv University (Israel) and his PhD in Neuroscience and Electrophysiology from Technion Israel Institute of Technology (Israel). Mr. Reches also served as a captain in the Israel Defense Forces.

Laurence Klein has served on Nuvo’s Board of Directors since January 2014. Mr. Klein has served as the President of Nalay Inc, a private equity investment firm, since 2003. Mr. Klein is the President and is currently serving on the board of directors of CTK Holdings Limited and currently serves as the Managing Partner of Innopark Management Ltd Partnership and the Managing Partner of Nuvo Investors LLC (NILLC). Mr. Klein received his Bachelor of Engineering degree from McGill University in Montreal, Canada.

Mr. Klein’s qualifications to serve on our Board include his experience as the founder and Chief Executive Officer of several startup companies and his experience authoring patents.

Oren Oz founded Nuvo in 2006 and has served on Nuvo’s Board of Directors since June 2016. Mr. Oz served as Nuvo’s Chief Executive Officer from inception until August 2021 and after that, served as Nuvo’s Chief Innovation Officer until February 2023. Mr. Oz is the leader behind the creation of our INVU platform, which combines proprietary hardware, cloud-based software and AI tools to optimize the pregnancy care experience. He is the author and co-author of numerous patents, many of which are at the core of the INVU platform. In 2020, Mr. Oz was invited to join the Challenge Leadership Group for MIT Solves’ Maternal & Newborn Health Challenge, which seeks technology-based solutions to promote the health and wellbeing of women, new mothers and newborns. Prior to Nuvo, Mr. Oz started and led a variety of entrepreneurial ventures, primarily in the technology space. From 2005 to 2006, Mr. Oz worked as a senior software engineer at Octavian Technology Group LLC. Prior to that, he served as a senior software engineer at Amdocs Inc. from 2003 to 2004. Mr. Oz holds a Bachelor of Science degree (honors) in Computer Science from Ben-Gurion University (Israel). Mr. Oz also served in the Israeli Air-Force Intelligence for five years.

Mr. Oz’s qualifications to serve on our Board include his academic and professional technology background and his years of experience managing Nuvo as its Chief Executive Officer.

Gerald M. Ostrov has served on Nuvo’s Board of Directors since November 2014. Mr. Ostrov has forty years of senior management experience in healthcare, including several positions with Johnson & Johnson from 1991 to 2006, and as CEO of Bausch & Lomb from 2008 to 2010, where he was responsible for managing sales with some of their most prestigious brands in their fields. Mr. Ostrov has served as a member of the board of directors of Entera Bio Ltd. (Nasdaq: ENTX) since 2019. He also currently serves on the board of directors of several privately held companies. Mr. Ostrov received his Bachelor of Science in Engineering from Cornell University and his MBA from Harvard Business School.

Mr. Ostrov’s qualifications to serve on our Board include his extensive experience in management positions in the healthcare industry.

Robert Powell served as the Chief Executive Officer and Chairman of Management at Fresenius Medical Care Management AG & Co. KGaA from 2013 to 2022. Since 1997, Mr. Powell served in multiple roles at Fresenius Medical Care, including serving as Vice Chairman and a member of the management board for North America, a member of the management board for the Renal Therapies Group North America, Senior Vice President and President of Products & Hospital Group, President of the Dialysis Products Division and President of Renal Product Technologies. Mr. Powell has more than 25 years of experience in the healthcare industry. From 1978 to 1996, he held various positions within Baxter International Inc. USA, Biogen Inc. USA and Ergo Sciences Inc. USA. Mr. Powell received his Bachelor of Science degree from Mississippi College.

Mr. Powell’s qualifications to serve on our Board of Directors include his extensive experience in management positions in the healthcare industry.

Christina Spade, a director of LAMF since September 2021, has spent her career in media and entertainment, with a focus on consumer platforms. In 2021 and 2022, she held several leadership positions with AMC Networks, including Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer. She previously served as Chief Financial Officer for ViacomCBS (currently Paramount Global) from 2019 to 2020 and for CBS Corporation from 2018 to 2019, prior to its merger with Viacom Inc. Prior to this, Ms. Spade was at Showtime Networks Inc. (“SNI”) for 21 years where she served in various roles, including Chief Financial Officer from 2012 to 2018, and was instrumental in the successful scaling of the Showtime multi-platform distribution strategy during the advent of streaming. Additionally, she served as Senior Vice President, Business Operations of SNI from 2000 to 2012. She also was an audit professional and CPA with PricewaterhouseCoopers from 1991 to 1997 in various roles. Ms. Spade is currently a member of the board of directors for The Paley Center for Media, since November 2022. She also founded in 2010, and serves as president, of ATR Children’s Foundation, which is a non-profit organization which helps children in need. Ms. Spade previously was an executive member of the board of directors for the T. Howard Foundation from 2015 to 2022. Ms. Spade was honored as a 2017 WICT Wonder Woman and served as an executive mentor in WICT’s mentorship program.

Ms. Spade’s qualifications to serve on our Board of Directors include her extensive experience in the finance and the entertainment industry.

Family Relationships

Noah Klein, Nuvo’s Vice President of Business Development, and Ari Klein, one of Nuvo’s employees, are the sons of Laurence Klein, one of Holdco’s directors. There are no other family relationships between any of our officers or directors.

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we elected to “opt out” from those requirements of the Companies Law to appoint external directors and related Companies Law rules concerning the composition of certain board committees. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under the Companies Law), (ii) our shares are traded on certain U.S. stock exchanges, including Nasdaq, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws (including applicable rules of Nasdaq) applicable to U.S. domestic issuers.

After the closing of the Business Combination, we will be a “foreign private issuer” (as such term is defined in Rule 405 under the Securities Act). As a foreign private issuer, we will be permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of Nasdaq, provided that we disclose which Nasdaq requirements we are not following and the equivalent Israeli requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 33⅓% of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to our amended and restated articles of association to be effective upon the closing of the Business Combination (the “Amended Articles”), and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy in accordance with the Companies Law, who hold or represent at least 33⅓% of the total outstanding voting power of our shares, except if (i) any such general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting, we qualify to use the forms and rules of a “foreign private issuer,” in which case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may, however, in the future decide to use the “foreign private issuer exemption” and opt out of some or all of the other corporate governance rules.

Board of Directors

Under the Companies Law and the Amended Articles, Holdco’s business and affairs will be managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with her. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under the Amended Articles, our board of directors must consist of not less than three but no more than 11 directors divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from our first annual general meeting and thereafter, each year the term of office of only one class of directors will expire.

Initially after the Business Combination, our directors will be divided among the three classes as follows:

●	the Class I directors will be Laurence Klein and Oren Oz, and their terms will expire at the annual general meeting of shareholders following the closing of the Business Combination;

●	the Class II directors will be Gerald Ostrov and Robert Powell, and their terms will expire at the annual general meeting of shareholders held after the annual general meeting referred to in the bullet point immediately above; and

●	the Class III directors will be Christina Spade and [●], and their terms will expire at the annual general meeting of shareholders held after the annual general meeting referred to in the bullet point immediately above.

Pursuant to the Amended Articles, our directors will be appointed by a simple majority vote of holders of Holdco Ordinary Shares and Holdco Preferred Shares voting as a single class, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting will be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under the Amended Articles, the approval of the holders of at least 65% of the total voting power of our shareholders will generally be required to remove any of our directors (other than any external director, if appointed) from office. Any amendment to this provision shall require the approval of at least 65% of the total voting power of our shareholders. In addition, vacancies on our board of directors may only be filled by a vote of a simple majority of the directors then in office (or, if the board of directors determines, the general meeting). A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Amended Articles, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Chairperson of the Board of Directors

The Amended Articles will provide that the chairperson of our board of directors is appointed by the members of our board of directors from among them. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors of such public company, and the chairperson of the board of directors of a public company, or a relative of the chairperson, may not be vested with authorities of the chief executive officer of such public company without shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting and approval of the audit committee, and in addition, either:

●	at least a majority of the shares of non-controlling shareholders and shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment that voted against such appointment does not exceed two percent (2%) of the aggregate voting rights in the company.

The shareholders’ approval can be effective for a period of up to five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors; the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer; and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder,” as defined in the Companies Law, and which comply with the independent director requirements and the audit committee and compensation committee composition requirements of U.S. federal securities law and the U.S. stock exchange applicable to domestic issuers, may, subject to certain other conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have determined that we currently qualify for such exemption, and have consequently elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors. However, we will review this determination from time to time and if we find that we have ceased to qualify for such exemption we will need to comply with the applicable rules of the Companies Law relating to the appointment of external directors, their inclusion in our audit committee and compensation committee and their presence for establishing a quorum in such committees, among other matters.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, shareholder or officer of an organization that has a relationship with the listed company). Our board of directors has determined that [●], [●], [●], [●], and [●] are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules.

Committee of the Board of Directors

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be composed of at least three directors.

Listing Requirements

Under the corporate governance rules of Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the closing of the Business Combination, our audit committee will consist of [●], and [●] will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. Our board of directors has determined that [●] is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.

Our board of directors has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors will adopt an audit committee charter that will set forth the responsibilities of the audit committee consistent with the Companies Law, the SEC rules and the corporate governance rules of Nasdaq, which will include:

●	retaining and terminating our independent auditors, subject to ratification by our board of directors, and in the case of retention, to ratification by the shareholders;

●	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

●	overseeing the accounting and financial reporting processes of our company and audits of our financial statements, the effectiveness of our internal control over financial reporting and making such reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

●	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

●	recommending to our board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

●	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

●	identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to our board of directors;

●	reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between us and our officers and directors, or affiliates of our officers or directors, or transactions that are not in the ordinary course of our business and deciding whether to approve such acts and transactions if required under the Companies Law; and

●	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee, which must be composed of at least three directors.

Listing Requirements

Under the corporate governance rules of Nasdaq, we are required to maintain a compensation committee consisting of at least two independent directors.

Following the closing of the Business Combination, our compensation committee will consist of [●] and [●] will serve as chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

●	making recommendations to our board of directors with respect to the approval of the compensation policy for office holders and, once every three years, regarding any extensions to a compensation policy that was adopted for a period of more than three years;

●	reviewing the implementation of the compensation policy and periodically making recommendations to our board of directors with respect to any amendments or updates of the compensation policy;

●	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

●	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

An “office holder” is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager. Certain of the persons listed in the table under the section titled “Management — Executive Officers and Directors” are office holders under the Companies Law.

Our board of directors will adopt a compensation committee charter that will set forth the responsibilities of the committee consistent with the corporate governance rules of Nasdaq and the Companies Law, which will include:

●	recommending to our board of directors for its approval a compensation policy in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

●	reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

●	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

●	administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans and the awards and agreements issued pursuant thereto, and making awards to eligible persons under the plans and determining the terms of such awards.

Nominating, Governance and Sustainability Committee

The Companies Law does not require us to have a nominating committee. Nevertheless, our board of directors has decided to form a nominating, governance and sustainability committee which, effective upon the closing of the Business Combination, will consist of [●], [●] and [●] will serve as chairman of the nominating, governance and sustainability committee. Our board of directors will adopt a nominating, governance and sustainability committee charter that will set forth the responsibilities of the committee, which will include:

●	overseeing and assisting our board in reviewing and recommending nominees for election as directors;

●	assessing the performance of the members of our board;

●	establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our business; and

●	overseeing our policies, programs and strategies related to ESG.

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy must be approved at least once every three years, first, by our board of directors, upon the recommendation of our compensation committee, and second, by a simple majority of the voting power present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

●	such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy does not exceed two percent (2%) of the aggregate voting rights in the Company.

Under special circumstances, our board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on a detailed basis and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the Company.

If a company adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Business Combination) and describes it in its prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations, include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later re-evaluated according to certain factors, including: the advancement of a company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, such company’s risk management policy; the size and the nature of such company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of such company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

●	the education, skills, experience, expertise and accomplishments of the relevant office holder;

●	the office holder’s position and responsibilities;

●	prior compensation agreements with the office holder;

●	the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of that company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost to the average and median salary of such employees of the company, as well as the impact of disparities between them on the work relationships in the company;

●	if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

●	if the terms of employment include severance compensation — the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving such company.

The compensation policy must also include, among other things:

●	with regards to variable components: with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; and the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant;

●	a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

●	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

●	a limit to retirement grants.

Our compensation policy, which will become effective immediately prior to the closing of the Business Combination, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods and performance based vesting for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding Company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our Chief Executive Officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our Chief Executive Officer may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our equity incentive plan then in place. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that the changes of the terms of employment are in accordance with our compensation policy) and allow us to exculpate, indemnify and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Our compensation policy, which will be approved by our board of directors and shareholders prior to the Closing and will become effective immediately prior to the Closing.

Compensation of Directors and Executive Officers

Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of our board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of our shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and shareholder approval will also be required, provided that:

●	at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

For purposes of such approval by the shareholders (as well as for various other related-party transactions), a “controlling shareholder” is deemed to include also a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

An amendment to an existing arrangement with an office holder (who is not a director) requires only the approval of the compensation committee, if the compensation committee determines that the amendment is not material in comparison to the existing arrangement. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with an office holder (who is not a director) who is subordinate to the chief executive officer shall not require the approval of the compensation committee, if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy provides that a non-material amendment to the terms of service of an office holder (other than the chief executive officer) may be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide, in detail, reasons for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the chief executive officer position, if it determines that the compensation arrangement is consistent with the company’s stated compensation policy and that the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. In the event that the chief executive officer candidate also serves as a member of the board of directors, his or her compensation terms as chief executive officer will be approved in accordance with the rules applicable to approval of compensation of directors.

Aggregate Compensation of Office Holders

After the closing of the Business Combination and subject to the approval of our shareholders, which we expect to obtain prior to the closing of the Business Combination, we intend to pay each of our non-employee directors an annual retainer of $[●], with an additional annual payment for service on board committees as follows: $[●] (or $[●] for the chairperson) per membership of the audit committee, $[●] (or $[●] for the chairperson) per membership of the compensation committee, $[●] (or $[●] for the chairperson) per membership of the nominating, governance and sustainability committee and $[●] (or $[●] for the chairperson) per any membership on any other standing board committee. In addition, upon election, non-employee directors, will be granted equity awards under our incentive plan at a value of $[●], which will vest on a monthly basis over a period of three years. In addition, each non-employee director will be granted equity awards under our incentive plan (provided the director is still in office) at a value of $[●], which will vest on the earlier of the first anniversary of the date on which such options and restricted share units were granted or the date upon which our next annual general meeting of the shareholders is convened, subject to such director’s continued service through such date. Any unvested equity grants will accelerate and fully vest upon the occurrence of a change in control transaction.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company or (iii) any person who serves as a director or as chief executive officer of the company. We have not yet appointed our internal auditor, but we intend to appoint an internal auditor following the closing of the Business Combination.

Code of Business Conduct

Holdco will adopt a new code of business conduct (the “Code of Business Conduct”) that applies to all directors, executive officers and employees. It will be available on Holdco’s website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. The Code of Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the Code of Business Conduct and charters for each of Holdco’s board committees will be provided without charge upon request from Holdco and will be posted on its website. Holdco will make any legally required disclosures regarding amendments to, or waivers of, provisions of the Code of Business Conduct on its website.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

●	information on the business advisability of a given action brought for his, her or its approval or performed by virtue of his, her or its position; and

●	all other important information pertaining to such action.

The duty of loyalty requires that an office holder act in good faith and in the best interests of the company, and includes, among other things, the duty to:

●	refrain from any act involving a conflict of interest between the performance of his, her or its duties in the company and his, her or its other duties or personal affairs;

●	refrain from any activity that is competitive with the business of the company;

●	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself or itself or others; and

●	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his, her or its position as an office holder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s duty of loyalty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the office holder discloses his, her or its personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that such office holder may have and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction, meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities, approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets, or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “— Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

●	an amendment to the company’s articles of association;

●	an increase of the company’s authorized share capital;

●	a merger; and

●	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Amended Articles include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

●	certain other events, occurrences and matters under the Israeli Economic Competition Law, 5758-1988, as amended from time to time and any regulations promulgated thereunder.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding;

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law; and

●	certain other events, occurrences and matters under the Israeli Economic Competition Law, 5758-1988, as amended from time to time and any regulations promulgated thereunder.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

The Amended Articles will allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We will enter into indemnification agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification will be limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements will be limited to an amount equal to the higher of (i) $[●] million, (ii) 25% of our total shareholders’ equity as reflected in our most recent financial statements prior to the date on which the indemnity payment is made and (iii) 10% of our total market cap calculated based on the average closing price of Holdco Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount will be limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements will be in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Employment Agreements with Executive Officers

Nuvo, which will be a wholly owned subsidiary of Holdco following the Business Combination, has entered into written employment agreements with each of our executive officers. These agreements generally provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits. These agreements may also contain customary provisions regarding non-competition, non- solicitation, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable law.

DESCRIPTION OF HOLDCO Securities

The following is a description of the material terms of Holdco’s securities effective upon the closing of the Business Combination. The following descriptions of securities and provisions of our amended and restated articles of association (the “Amended Articles”) are summaries and are qualified by reference to our Amended Articles, a copy of which is filed with the SEC as an exhibit to this proxy statement/prospectus. The description of the Holdco Ordinary Shares reflects changes to our capital structure that will occur immediately prior to the Closing.

Share Capital

Our authorized share capital upon the closing of the Business Combination will consist of [●] Holdco Ordinary Shares, no par value, of which we anticipate 34,193,714 shares will be issued and outstanding (under the Maximum Redemption Scenario) and [●] Holdco Preferred Shares, no par value, of which 1,850,126 shares will be issued and outstanding.

All of the outstanding Holdco Ordinary Shares and Holdco Preferred Shares are validly issued, fully paid and non-assessable. Neither the Holdco Ordinary Shares nor the Holdco Preferred Shares are redeemable and neither class will have any preemptive rights.

Each Holdco Preferred Share is convertible at the option of the holder thereof at any time, following the lapse of at least three years from the closing of the Business Combination, into the greater of: (i) one Holdco Ordinary Share, or (ii) a number of Holdco Ordinary Shares equal to the then-applicable conversion price (which is initially the original issue price of the Holdco Preferred Shares, and is subject to equitable adjustment for certain recapitalization events and other events that affect the share capital of Holdco) multiplied by three and divided by the Fair Market Value (as such term is defined in the Amended Articles).

Subject to certain limitations set forth in the Amended Articles, our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

We currently have one holder of record of the Holdco Ordinary Shares and zero holders of record of the Holdco Preferred Shares.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 516844636. Our affairs following the Closing will be governed by the Amended Articles, applicable Israeli law and, specifically, the Companies Law. Our purpose as set forth in our Amended Articles is to engage in any lawful act or activity.

Voting and Veto Rights

The Holdco Ordinary Shares and Holdco Preferred Shares will have identical voting rights and each share will have one vote, provided, however, that under the Amended Articles, the following actions and transactions will be subject to the consent of holders of the majority of the outstanding Holdco Preferred Shares (the “Preferred Majority”) for so long as the Preferred Shares constitute at least 5% of Holdco’s issued and outstanding share capital (counting each Holdco Preferred Share as 3 shares): (i) amending, waiving or terminating any provision of our Amended Articles in a manner that adversely affects the rights, preferences or privileges of the Holdco Preferred Shares; (ii) liquidation, dissolution or winding-up the affairs of Holdco or any Deemed Liquidation (generally, and unless the Preferred Shareholders unanimously determine otherwise, a merger with another entity, sale of substantially all of its shares, or transfer or exclusive license of substantially all of its assets) other than a Qualified Deemed Liquidation (a Deemed Liquidation in which the amount distributed to the Preferred Shareholders is at least three times their original issue price); (iii) repurchase or declaration, setting aside or payment of any dividend or distribution on any capital stock not made in accordance with the liquidation preference set forth in the Amended Articles; (iv) increasing the number of authorized Holdco Preferred Shares or creation, authorization or issuance of any shares of any existing or additional class or series of share capital that ranks senior or in parity with the Holdco Preferred Shares; and (v) amending the provisions of the Article that sets forth the foregoing veto rights. Any provision of the Articles that requires individual consent to certain actions or resolutions relating to the Holdco Preferred Shares or requiring the unanimous consent of the holders of all Holdco Preferred Shares will supersede the foregoing. In addition, the approval of the holders of at least 65% of the total voting power of the Holdco shares is generally required to remove any directors from office (other than external directors, if appointed), to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove directors from office, and certain other provisions regarding Holdco’s staggered board of directors, shareholder proposals, special approval requirements, the size of the board and plurality voting in contested elections.

Transfer of Shares

The fully paid Holdco Ordinary Shares are issued in registered form and may be freely transferred under our Amended Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. Subject to certain limited exceptions set forth in the Amended Articles, the Holdco Ordinary Shares and the Holdco Preferred Shares held by Nuvo’s directors and officers and shareholders holding 1% or more of the outstanding Nuvo Shares, representing approximately 15.92% of the Holdco Ordinary Shares and 3.45% of the Holdco Preferred Shares to be outstanding immediately after the Closing, however, will be subject to a 180 day restriction on transfers effective as of the closing of the Business Combination pursuant to the Amended Articles, subject to exceptions as contained therein. The ownership or voting of the Holdco Ordinary Shares or Holdco Preferred Shares by non-residents of Israel is not restricted in any way by our Amended Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under our Amended Articles, our board of directors must consist of at least three and no more than 11 directors. Pursuant to our Amended Articles, each of our directors will be appointed by a simple majority vote of holders of the Holdco Ordinary Shares and Holdco Preferred Shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and our Amended Articles. In addition, our Amended Articles provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our Amended Articles, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors. Notwithstanding the foregoing, “external directors” (as defined in the Companies Law, if required to be elected) will be nominated, elected, qualified, removed and dismissed in compliance with the Companies Law.

Dividend and Liquidation Rights

We have never declared nor paid any dividends on the Holdco Ordinary Shares or Holdco Preferred Shares. We currently intend to retain future earnings, if any, to finance operations and expand our business. We do not anticipate paying any dividends in the foreseeable future. Our board of directors may declare a dividend to be paid to the holders of the Holdco Ordinary Shares or Holdco Preferred Shares, the form, frequency and amount which will depend upon our future operations and earnings, capital requirements, and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Amended Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, and also in the event of a distribution to shareholders, our assets will be distributed first to the holders of the Holdco Preferred Shares in an amount equal to the greater of (i) the sum of three times the price originally paid for each Holdco Preferred Share, which as of the date hereof would result in an aggregate amount of $36,000,000 or (ii) the amount such holder would actually receive if such Holdco Preferred Share had been converted into Holdco Ordinary Shares immediately prior to the liquidation or distribution. Thereupon, the distributable assets will be distributed to the holders of the Holdco Ordinary Shareholders on a pari passu basis. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on the Holdco Ordinary Shares or Holdco Preferred Shares, proceeds from the sale of the Holdco Ordinary Shares or the Holdco Preferred Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, have been, or will be, in a state of war with Israel or that appear on various Israeli sanctions lists.

Registration Rights

Following the closing of the Business Combination, certain of our shareholders will be entitled to certain registration rights under the terms of our Registration Rights Agreement. For a discussion of such rights, see “Certain Relationships and Related Party Transactions — Registration Rights.”

Shareholder Meetings

Under Israeli law and pursuant to our Amended Articles, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Amended Articles as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our Amended Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

●	amendments to our articles of association (in addition to the approval by our board of directors, as required pursuant to our Amended Articles and, with respect to certain amendments, additional approvals of certain shareholders as discussed above under “Voting and Veto Rights” and below under “Vote Requirements”);

●	appointment, terms of service or termination of service of our auditors;

●	appointment of directors, including external directors (if applicable);

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our Amended Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting, provided that where the consent of the Preferred Majority or the majority of any other class of shares is required, such consent can be given in written form.

Voting rights

Quorum

Pursuant to our Amended Articles, holders of the Holdco Ordinary Shares and Holdco Preferred Shares have one vote for each Ordinary or Preferred Share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 33⅓% of the total outstanding voting power of our shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting we qualify to use the forms and rules of a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to request calling a meeting as described above or, in any other case, any one or more shareholders.

Vote Requirements

Our Amended Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Amended Articles. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the Company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management — Compensation Committee — Compensation Policy under the Companies Law.” For this purpose, the Companies Law defines “controlling shareholder” to include any shareholder or group of shareholders holding together 25% or more of the company’s voting power, if there is no other shareholder or group of shareholders holding together more than 50% of the company’s voting power. Under our Amended Articles, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the Amended Articles relevant to such class), in addition to a majority of all classes of shares voting together as a single class at a shareholder meeting. Furthermore, no amendment, waiver, modification or termination of certain provisions that relate to the rights, preferences and privileges of the Holdco Preferred Shares will be effective against any holder thereof without the consent of such holder.

Under our Amended Articles, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, and certain other provisions regarding our staggered board, shareholder proposals, special approval requirements, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Companies Law, which requires the approval of holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Warrants

As of August 21, 2023, there were 13,230,000 LAMF Warrants to purchase LAMF Class A Ordinary Shares outstanding, consisting of 12,650,000 Public Warrants and 580,000 Private Placement Warrants. Each whole Public Warrant entitles the registered holder to purchase one LAMF Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial business combination, provided that LAMF has an effective registration statement under the Securities Act covering the LAMF Class A Ordinary Shares issuable upon exercise of the LAMF Warrants and a current prospectus relating to them is available (or LAMF permits holders to exercise their LAMF Warrants on a cashless basis under the circumstances specified in the LAMF Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the LAMF Warrant Agreement, a LAMF Warrantholder may exercise its LAMF Warrants only for a whole number of LAMF Class A Ordinary Shares. This means that only a whole warrant may be exercised at any given time by a LAMF Warrantholder. No fractional warrants will be issued upon separation of the LAMF Units and only whole warrants will trade. Accordingly, unless you hold at least three LAMF Units, you will not be able to receive or trade a whole warrant. The LAMF Warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pursuant to the Warrant Assignment, Assumption and Amendment Agreement, upon the Closing of the Business Combination, each whole LAMF Warrant to purchase one LAMF Class A Ordinary Share will become a Holdco Warrant to purchase one Holdco Ordinary Share.

We will not be obligated to deliver any Holdco Ordinary Shares pursuant to the exercise of a Holdco Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Holdco Ordinary Shares underlying the Holdco Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Holdco Warrant will be exercisable and we will not be obligated to issue Holdco Ordinary Shares upon exercise of a Holdco Warrant unless Holdco Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Holdco Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Holdco Warrant, the holder of such Holdco Warrant will not be entitled to exercise such Holdco Warrant and such Holdco Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Holdco Warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days, after the Closing, we will use our commercially reasonable efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Holdco Warrants in accordance with the provisions of the Warrant Assignment, Assumption and Amendment Agreement. Notwithstanding the above, if the Holdco Ordinary Shares are at the time of any exercise of a Holdco Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Holdco Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Once the Holdco Warrants become exercisable, we may redeem the outstanding Holdco Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Holdco Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

●	if, and only if, the last reported sale price of Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Holdco Warrants.

If and when the Holdco Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Holdco Warrants, each holder of Holdco Warrants will be entitled to exercise its Holdco Warrant prior to the scheduled redemption date. However, the price of the Holdco Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If we call the Holdco Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Holdco Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Holdco Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Holdco Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Holdco Ordinary Shares issuable upon the exercise of Holdco Warrants. If our management takes advantage of this option, all holders of Holdco Warrants would pay the exercise price by surrendering their Holdco Warrants for that number of Holdco Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Holdco Ordinary Shares underlying the Holdco Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Holdco Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Holdco Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Holdco Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Holdco Ordinary Shares to be received upon exercise of the Holdco Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Holdco Warrants after the Closing.

A holder of a Holdco Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Holdco Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Holdco Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Holdco Ordinary Shares is increased by a share recapitalization payable in Holdco Ordinary Shares, or by a split-up of Holdco Ordinary Shares or other similar event, then, on the effective date of such share recapitalization, split-up or similar event, the number of Holdco Ordinary Shares issuable on exercise of each Holdco Warrant will be increased in proportion to such increase in the outstanding Holdco Ordinary Shares. A rights offering to holders of Holdco Ordinary Shares entitling holders to purchase Holdco Ordinary Shares at a price less than the fair market value will be deemed a share recapitalization of a number of Holdco Ordinary Shares equal to the product of (i) the number of Holdco Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Holdco Ordinary Shares) and (ii) the quotient of (x) the price per share of Holdco Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Holdco Ordinary Shares, in determining the price payable for Holdco Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Holdco Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Holdco Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Holdco Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Holdco Ordinary Shares on account of such Holdco Ordinary Shares (or other shares of our capital stock into which the Holdco Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Holdco Ordinary Share in respect of such event.

If the number of outstanding Holdco Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Holdco Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Holdco Ordinary Shares issuable on exercise of each Holdco Warrant will be decreased in proportion to such decrease in outstanding Holdco Ordinary Shares.

Whenever the number of Holdco Ordinary Shares purchasable upon the exercise of the Holdco Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Holdco Ordinary Shares purchasable upon the exercise of the Holdco Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Holdco Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Holdco Ordinary Shares (other than those described above or that solely affects the par value of such Holdco Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Holdco Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Holdco Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Holdco Warrants and in lieu of the Holdco Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Holdco Warrants would have received if such holder had exercised their Holdco Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Holdco Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Holdco Warrant properly exercises the Holdco Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Assignment, Assumption and Amendment Agreement based on the Black-Scholes value (as defined in the Warrant Assignment, Assumption and Amendment Agreement) of the Holdco Warrant. The Holdco Warrants will be issued in registered form under the Warrant Assignment, Assumption and Amendment Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Assignment, Assumption and Amendment Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Holdco Warrants. The Warrant Assignment, Assumption and Amendment Agreement provides that the terms of the Holdco Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Holdco Warrants to make any change that adversely affects the interests of the registered holders of Holdco Warrants.

The Holdco Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Holdco Warrants being exercised. The Holdco Warrant holders do not have the rights or privileges of holders of Holdco Ordinary Shares or any voting rights until they exercise their Holdco Warrants and receive Holdco Ordinary Shares. After the issuance of Holdco Ordinary Shares upon exercise of the Holdco Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Holdco Warrants. If, upon exercise of the Holdco Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Holdco Ordinary Shares to be issued to the Holdco warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the warrants that may be issued upon conversion of working capital loans and the LAMF Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the LAMF Warrants being sold as part of the LAMF Units and, following the closing, the Holdco Warrants will have the same terms described above.

Warrant Assignment, Assumption and Amendment Agreement

At the SPAC Effective Time, LAMF, Holdco, and Continental Stock Transfer & Trust Company will enter into a warrant assignment, assumption and amendment agreement. Such agreement will amend the LAMF Warrant Agreement, as LAMF will assign all its rights, title and interest in the LAMF Warrant Agreement to Holdco. Pursuant to the amendment, which will become effective at and subject to the Closing, all LAMF Warrants will no longer be exercisable for shares of LAMF Class A Ordinary Shares, but instead will be exercisable for shares of Holdco Ordinary Shares on substantially the same terms that were in effect prior to the Closing under the terms of the LAMF Warrant Agreement.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law despite the fact (in the case of alternative (b)) that the shareholders who did accept the tender offer did not constitute a majority of the issued and outstanding share capital held by the disinterested offerees. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action or omission the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond or that had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such controlling or commonly-controlled person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

Certain provisions of the Holdco Amended Articles, such as those relating to the rights and privileges of the Holdco Preferred Shares, the election of our directors in three classes and the removal of directors, may have the effect of delaying or making an unsolicited acquisition of Holdco more difficult. In addition, the Companies Law allows us to create and issue shares having rights different from those attached to the Holdco Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. In the future, if we authorize, create and issue a specific class of preferred shares other than the Holdco Preferred Shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of the Holdco Ordinary Shares or the Holdco Preferred Shares. The authorization and designation of a new class of preferred shares will require an amendment to our Amended Articles. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our Amended Articles, as described above in “— Shareholder Meetings” and “— Voting and Veto Rights.” In addition, as disclosed under “— Election of Directors,” we will have a classified board structure upon the closing of the Business Combination, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and our Amended Articles, our board of directors may exercise all powers and take all actions that are not required under law or under our Amended Articles to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our Amended Articles enable us to increase or reduce our share capital, subject to the consent rights of the holders of Holdco Preferred Shares as discussed above. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders and, in some cases, the consent rights of the Holdco Preferred Shares. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

Our Amended Articles provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). We note that investors cannot waive compliance with U.S. federal securities law and the rules and regulations thereunder. Our Amended Articles also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Amended Articles, the Companies Law or the Israeli Securities Law (the “Israeli Forum Provision”).

The Federal Forum Provision and Israeli Forum Provision may increase costs, such as those related to legal fees and transportation for counsel and the plaintiff, to shareholders by requiring litigation in the courts provided by the exclusive forum provisions in lieu of a more convenient and cost effective jurisdiction for the plaintiff, which could discourage lawsuits against us and our directors, officers, and employees. The exclusive forum provisions could limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the Federal Forum Provision or the Israeli Forum Provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition or results of operations.

Transfer Agent and Registrar

The transfer agent and registrar for the Holdco Ordinary Shares is [●]. Its address is [●], and its telephone number is [●].

Listing

We have applied to have the Holdco Ordinary Shares listed on the Nasdaq Stock Market under the symbol NUVO.

COMPARISON OF SHAREHOLDER RIGHTS

	Cayman Islands	Israel
AUTHORIZED AND OUTSTANDING CAPITAL STOCK	LAMF’s authorized share capital is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.	Upon the closing of the Business Combination, Holdco’s authorized capital shall consist of [●] Holdco Ordinary Shares, with no par value, and [●] Holdco Preferred Shares, with no par value.

SPECIAL MEETINGS OF SHAREHOLDERS OR STOCKHOLDERS	The Existing Governing Documents provide that the LAMF Board, the Chief Executive Officer or the Chairman of the LAMF Board may call general meetings, and, for the avoidance of doubt, LAMF Shareholders shall not have the ability to call general meetings.

Pursuant to the Companies Law and the Amended Articles, an annual general meeting shall be held once every calendar year and no later than 15 months after the last annual meeting.

Pursuant to the Companies Law and the Amended Articles, the Holdco Board may whenever it thinks fit convene an extraordinary general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving shareholders of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Holdco’s issued and outstanding shares and 1% or more of Holdco’s outstanding voting power or (b) 5% or more of Holdco’s outstanding voting power.

ACTION BY WRITTEN CONSENT	The Existing Governing Documents permit the LAMF Shareholders to approve resolutions by way of unanimous written resolution.	The Companies Law does not provide for shareholder action by written consent in public companies such as Holdco.

QUORUM	The Existing Governing Documents provide that:	The quorum required for Holdco’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 331∕3% of the total outstanding voting power of Holdco’s shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the Holdco Board and (ii) at the time of such general meeting Holdco qualifies as a “foreign private issuer”, under U.S. securities law, then in which case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of Holdco’s shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either (i) to such day and at such time and place as indicated in the notice to such meeting, (ii) to such day and at such time and place as the chairperson of the meeting shall determine, or (iii) if no such determination was made by the chairperson - to the same day in the next week, at the same time and place. At the reconvened meeting, if the Company is not a “foreign private issuer”, the required quorum will consist again of 33 ⅓% of the voting power of the company in accordance with Nasdaq rules. If the company does qualify as a “foreign private issuer” at that time, any number of Holdco Shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by the Holdco Shareholders, in which case the quorum required is one or more Holdco Shareholders, present in person or by proxy and holding the number of shares required to call the meeting. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.
● the holders of one third of the issued and outstanding shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

● a person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

● if a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the LAMF Shareholders present shall be a quorum.

	Cayman Islands		Israel
NOTICE OF MEETINGS	The Existing Governing Documents provide that at least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.		Pursuant to the Companies Law and the regulations promulgated thereunder, Holdco shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law (including the appointment or removal of directors), not less than 35 days. Pursuant to the Amended Articles, Holdco is not required to deliver or serve prior notice of general meetings of Holdco Shareholders or of any adjournments thereof to any Holdco Shareholder, and notice by Holdco which is published on its website or pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended, shall be deemed to have been duly given on the date of such publication to all Holdco Shareholders.

ADVANCE NOTICE PROVISIONS

At each annual general meeting, the members shall appoint the directors then subject to appointment in accordance with the procedures set forth in the Existing Governing Documents. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

In order for business, other than the nominations of directors, to be properly brought before an annual general meeting, such business must be:

Pursuant to the Companies Law and the regulations promulgated thereunder, the holder(s) of at least one percent of Holdco’s voting rights may propose any matter appropriate for deliberation at a Holdco shareholder meeting to be included on the agenda of a Holdco shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal to the Holdco Board. Generally, such proposal should be submitted within three days of publicizing the convening of the shareholder meeting, however, in the event of resolutions on which shareholders are permitted by the Companies Law to vote by proxy, such request should be submitted within seven days. To the extent a company publishes a preliminary notice regarding its intention to convene a general meeting at least 21 days prior to publicizing a notice of convening a general meeting, it may state in such preliminary notice that requests for adding matters to the agenda of the general meeting may not be reviewed in case of submission later than 14 days prior to the meeting. Any such proposal must further comply with the information requirements under applicable law and the Amended Articles.
	●	specified in the notice of the annual general meeting (or any supplement thereto) given to LAMF Shareholders by or at the direction of the directors in accordance with the Existing Governing Documents;

	●	otherwise properly brought before the annual general meeting by or at the direction of the directors; or

●

otherwise properly brought before the annual general meeting by a LAMF Shareholder who: (a) is a minimum member at the time of giving of the notice and at the time of the annual general meeting; (b) is entitled to vote at such annual general meeting; and (c) complied with the notice procedures set forth in the Existing Governing Documents.

The LAMF Shareholder must have given timely notice in writing of the business to be brought before the annual general meeting either by person delivery or express or registered mail to LAMF not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. Such notice to include the details contained in Article 22.4 of the Existing Governing Documents.

	Cayman Islands	Israel
AMENDMENTS TO THE ARTICLES OF ASSOCIATION	The Existing Governing Documents provide that the Existing Governing Documents may only be amended by a Special Resolution of the LAMF Shareholders. “Special Resolution” means a resolution passed by a majority of at least two-thirds of the LAMF Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.	According to the Amended Articles, Holdco’s shareholder resolutions, including amendments to Holdco’s Amended Articles, generally require a majority of the voting power represented at the meeting and voting thereon. In addition, the affirmative vote of the holders of at least 65% of the voting power of Holdco’s shareholders shall be required to amend or alter Article 26 (relating to shareholder proposals); Article 39 (relating to the number of directors); Article 40 (relating to the election and removal of Directors); and Article 42 and Article 43 (relating to board vacancies). In addition, the affirmative vote of a majority of the holders of Holdco Preferred Shares is required to amend or alter Article 6 (relating to the Rights of Ordinary and Preferred Shares), Article 8(e) (relating to Special or Class Rights and the Modification of Rights) or to amend, waive or terminate any provision of the Amended Articles in a manner that adversely affects the rights, preferences or privileges of the Holdco Preferred Shares.

SIZE OF BOARD OF DIRECTORS, ELECTION OF DIRECTORS

There shall be a board of directors consisting of not less than one person provided however that LAMF may by Ordinary Resolution increase or reduce the limits in the number of directors.

The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at LAMF’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at LAMF’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at LAMF’s third annual general meeting. Commencing at LAMF’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

“Ordinary Resolution” means a resolution passed by a simple majority of the LAMF Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

The Amended Articles provide that the number of directors shall be not less than three or more than eleven, including any external directors, if any are elected.

Under Holdco’s Amended Articles, the directors of Holdco (except for any external director that may be elected under the Companies Law, whose term is determined in accordance with the Companies Law) are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire Holdco Board. At each annual general meeting of Holdco Shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general following the consummation of the Business Combination and after, each year the term of office of only one class of directors will expire.

Under the Companies Law, generally, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Holdco may classify directors as “independent directors” pursuant to the Companies Law if they meet certain conditions provided in the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors. In accordance with these regulations, Holdco has elected to “opt out” from the Companies Law requirement to appoint external directors.

	Cayman Islands	Israel
REMOVAL OF DIRECTORS

Prior to the closing of a business combination, LAMF may by Ordinary Resolution of the holders of the LAMF Class B Ordinary Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the LAMF Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of a business combination, holders of LAMF Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Existing Governing Documents as the maximum number of directors.

After the closing of a business combination, LAMF may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

The Holdco Shareholders may, by a vote of least 65% of the total voting power of the Holdco Shareholders, remove any director (other than an external director, if any were elected) from office.

BOARD OF DIRECTOR VACANCIES AND NEWLY CREATED DIRECTORSHIPS	See previous responses.

The Amended Articles provide that in the event that one or more vacancies are created on the Holdco Board, however arising, including a situation in which the number of directors is less than the maximum number permitted, the continuing directors may continue to act in every matter and the Holdco Board may appoint directors to temporarily fill any such vacancy. If not filled by the Holdco Board, any vacancy may be filled by a shareholder resolution, if so determined by the Holdco Board. The foregoing does not apply to the seats of any external directors, if appointed, which are filled according to the provisions of the Companies Law.

In the event that the vacancy creates a situation where the number of directors is less than three, the continuing directors may only act (i) in an emergency, or (ii) to fill the office of a director which has become vacant, or (iii) in order to call a general meeting of the Holdco Shareholders for the purpose of electing directors to fill any and all vacancies. Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number, the Holdco Board shall determine at the time of appointment the class to which the additional director shall be assigned.

	Cayman Islands	Israel
CORPORATE OPPORTUNITY

The Existing Governing Documents provide that, to the fullest extent permitted by applicable law, no individual serving as a director or an officer of LAMF (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as LAMF.

Further, LAMF renounces any interest or expectancy of the company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and LAMF, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Management shall have no duty to communicate or offer any such corporate opportunity to LAMF and shall not be liable to LAMF or its members for breach of any fiduciary duty as a LAMF Shareholder, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to LAMF.

Under the Companies Law, the duty of loyalty requires that a director (and officer) act in good faith and in the best interests of the company, and includes, among other things, the duty to refrain from any activity that is competitive with the business of the company and the duty to refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself, itself or others.

EXCLUSIVE FORUM	The Existing Governing Documents provide that unless LAMF consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with LAMF’s Existing Governing Documents or otherwise related in any way to each LAMF Shareholder’s shareholding in LAMF. Such provision does not apply to any action or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.	The Amended Articles provide that unless Holdco consents in writing to the selection of an alternative forum, (i) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (ii) the competent courts in Tel Aviv, Israel shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of Holdco, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Holdco to Holdco or its shareholders, or (c) any action asserting a claim arising pursuant to any provision of the Amended Articles, the Companies Law or the Securities Law 5728-1968 and the regulations promulgated thereunder.

	Cayman Islands	Israel
LIMITATION OF LIABILITY	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against actual fraud, willful neglect or willful default. The Existing Governing Documents provide for indemnification of LAMF officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default. LAMF expects to purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures LAMF against its obligations to indemnify its officers and directors. LAMF also intends to enter into indemnity agreements with them.

The Amended Articles provide that Holdco may, subject and pursuant to the provisions of the Companies Law or other additionally applicable law, exempt Holdco directors and officers from and against all liability for damages due to any breach of such director’s or officer’s duty of care.

Under the Companies Law, exculpation of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders).

INDEMNIFICATION AND ADVANCEMENT	LAMF’s indemnification obligations may discourage LAMF Shareholders from bringing a lawsuit against LAMF’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against LAMF’s officers and directors, even though such an action, if successful, might otherwise benefit LAMF and LAMF Shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent LAMF pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

The Amended Articles provide that Holdco may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Laws and the Israeli Economic Competition Law, 5748-1988, or any other additionally applicable law, indemnify and insure a director or officer of Holdco for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Holdco and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to events and to reasonable maximum amounts that, in the board of director’s opinion, are reasonably foreseeable based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

Under the Companies Law, indemnification of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders).

PRICE RANGE OF SECURITIES AND DIVIDENDS

LAMF

Price Range of LAMF Securities

LAMF Units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “LGVCU,” “LGVC” and “LGVCW,” respectively. Holders of the LAMF Units, Public Shares and Public Warrants should obtain current market quotations for their securities. The market price of LAMF’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus, there was one holder of record of LAMF Units, one holder of record of LAMF Class A Ordinary Shares and two holders of record of Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose LAMF Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

LAMF has not paid any cash dividends on its Public Shares to date and does not intend to pay any cash dividends prior to consummation of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdco revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of the Business Combination. The payment of any cash dividends following the consummation of the Business Combination will be within the discretion of the Holdco Board at such time.

Nuvo

Historical market price information for Nuvo’s share capital is not provided because there is no public market for Nuvo’s share capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo.”

SHARES ELIGIBLE FOR FUTURE SALE

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor Parties entered into the Sponsor Support Agreement. Under the Sponsor Support Agreement, the Sponsor Parties agreed, among other things, to:

●	vote in favor of the adoption and approval of the Business Combination;

●	be bound by certain other covenants and agreements related to the Business Combination;

●	be bound by certain transfer restrictions with respect to LAMF securities during the pendency of the Business Combination; and

●	not redeem any LAMF Class A Ordinary Shares in connection with the Business Combination.

Pursuant to the Sponsor Support Agreement, the Sponsor Parties agreed to not transfer any LAMF Class A Ordinary Shares held by them for Sponsor Parties Lock-up Period, other than (i) the LAMF Class A Ordinary Shares to be transferred by the Sponsor to certain unaffiliated third parties who executed non-redemption agreements with LAMF and the Sponsor in May 2023, which will be free from contractual transfer restrictions following the Closing, or (ii) the LAMF private placement warrants or LAMF Class A Ordinary Shares that were included as part of the units purchased by the Sponsor in a private placement that occurred simultaneously with the completion of LAMF’s initial public offering, which will continue to be subject to transfer restrictions for 30 days following the Closing.

With respect to the 2,450,980 Pooled Shares, the Sponsor Parties Lock-up Period will expire on the later of (a) six months after the Closing Date and (b) the earliest of (i) Holdco or Nuvo having received, on or after the Closing, gross proceeds of at least $25,000,000 from an equity financing (excluding the Interim Financing) (a “Financing Transaction”), (ii) Holdco having closed its first marketed/underwritten follow-on offering (a “Follow-on Offering”) and (iii) Holdco having completed a change of control transaction.

For additional information on the Sponsor Support Agreement, see “Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

Nuvo Lock-up

Pursuant to the Shareholder Support Agreement, the Nuvo Lockup Parties will be subject to the Nuvo Lock-up, which generally restricts transfers on the Holdco Ordinary Shares (or any instruments exercisable or exchangeable for, or convertible into, Holdco Ordinary Shares) held by each such Nuvo Lock-up Party as of the Closing Date for the six month period following the Closing Date, subject to certain customary exceptions. Approximately 12,925,037 Holdco Ordinary Shares (including those issuable upon exercise, conversion or exchange of instruments) will be subject to the Nuvo Lock-up.

In addition, subject to certain limited exceptions set forth in the Amended Articles, the Holdco Ordinary Shares and the Holdco Preferred Shares held by Nuvo’s directors and officers and shareholders holding 1% or more of the outstanding Nuvo Shares, representing approximately 15.92% of the Holdco Ordinary Shares and 3.45% of the Holdco Preferred Shares to be outstanding immediately after the Closing, however, will be subject to a 180 day restriction on transfers effective as of the closing of the Business Combination pursuant to the Amended Articles

Registration Rights Agreement

At the Closing, LAMF, Nuvo, Holdco, Sponsor, Simon Horsman, Jeffrey Soros, Morgan Earnest, Christina Spade, Adriana Machado, and Michael Brown, as executive officers and/or directors of LAMF prior to the Closing, Keith Harris, as advisor to LAMF prior to the Closing, LAMF SPAC I LLC, Nweis Investments LLC, Atoe LLC, 10X LAMF SPC SPV LLC, 10X LLC, ASCJ Global LLC – Series 16, and Cohen Sponsor LLC – A16 RS, as the members of the Sponsor, certain Nuvo Shareholders, and the executive officers and directors of Nuvo prior to the Closing, will enter into the Registration Rights Agreement, pursuant to which, among other things, Holdco will agree to agree to register for resale, pursuant to Rule 415 under the Securities Act, the Registerable Securities that are held by the parties thereto from time to time. The parties will be granted certain customary demand and piggyback registration rights under the Registration Rights Agreement, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions, with respect to the securities of Holdco. Pursuant to the terms of the Non-Redemption Agreements, the Sponsor has agreed to assign its rights with respect to the shares to be transferred to the investors party to such agreements under the Registration Rights Agreement.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Holdco is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that Holdco sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by Holdco’s affiliates. Generally, subject to certain limitations, holders of Holdco’s restricted shares who are not affiliates of Holdco or who are affiliates of Holdco by virtue of their status as an officer or director of Holdco may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of Holdco restricted shares by an officer or director who is an affiliate of Holdco solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of Holdco restricted shares who will be an affiliate of Holdco other than by virtue of his or her status as an officer or director of Holdco.

Holdco is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of Holdco’s equity shares that will be outstanding upon consummation of the Business Combination, other than those equity shares sold in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Holdco and has beneficially owned Holdco’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Holdco.

Persons who are affiliates of Holdco and have beneficially owned Holdco’s restricted securities for at least six months would be subject to additional restrictions, by which such person may sell only a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal Holdco Ordinary Shares; or

●	the average weekly trading volume of Holdco Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Holdco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Holdco. As a result of the unavailability of Rule 144 for former shell companies, affiliates of Holdco will have limited ability to freely transfer Holdco securities absent registration for resale of such securities with the SEC.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

●	at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 12,491,949 LAMF Class A Ordinary Shares outstanding. Of these shares, 2,952,616 LAMF Class A Ordinary Shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of LAMF’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 9,539,333 LAMF Class A Ordinary Shares owned by the Sponsor and the LAMF Insiders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 13,203,000 LAMF Warrants outstanding. Each warrant is exercisable for one LAMF Class A Ordinary Share, in accordance with the terms of the LAMF Warrant Agreement. 12,650,000 of these LAMF Warrants are the Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 13,203,000 LAMF Class A Ordinary Shares that may be issued upon the exercise of the Public Warrants.

Rule 701

In general, under Rule 701 of the Securities Act, each of Nuvo’s or Holdco’s employees, consultants or advisors who purchases equity shares from Holdco in connection with a compensatory stock plan or other written agreement executed prior to the consummation of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table shows information known to us regarding (i) the actual beneficial ownership of LAMF Ordinary Shares as of the Record Date, and (ii) the expected beneficial ownership of Holdco Ordinary Shares immediately following consummation of the Business Combination (assuming a No Redemption Scenario and assuming a Maximum Redemption Scenario) by:

●	each person known by LAMF to beneficially own more than 5% of the outstanding LAMF Ordinary Shares immediately prior to the consummation of the Business Combination and each person expected to beneficially own more than 5% of the Holdco Ordinary Shares immediately after the consummation of the Business Combination;

●	each of LAMF’s current executive officers and directors;

●	each person who will become an executive officer or director of Holdco in connection with consummation of the Business Combination; and

●	all executive officers and directors of LAMF as a group pre-Business Combination, and all expected executive directors and officers of Holdco as a group post-Business Combination.

Unless otherwise indicated, LAMF believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the LAMF Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.

The calculation of the pre-Business Combination percentage of beneficial ownership is based on 12,491,949 LAMF Ordinary Shares outstanding on September 15, 2023, of which 9,539,333 were LAMF Class A Ordinary Shares held by the Sponsor and the LAMF Insiders.

The expected beneficial ownership of Holdco Ordinary Shares immediately following the consummation of the Business Combination assumes two alternative redemption scenarios:

●	a No Redemption Scenario, which assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination; and

●	a Maximum Redemption Scenario, which assumes redemptions of 2,952,616 LAMF Class A Ordinary Shares in connection with the Business Combination that would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023, and excluding the 9,539,333 outstanding LAMF Class A Ordinary Shares that are not subject to redemption.

Based on the foregoing assumptions, we estimate that there would be:

●	41,236,612 Holdco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the No Redemption Scenario; and

●	38,283,996 Holdco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the Maximum Redemption Scenario.

If the actual facts are different from the foregoing assumptions, the ownership figures for Holdco under the post-Business Combination columns in the table that follows will be different.

	Pre-Business Combination		Post-Business Combination Assuming No Additional Redemption			Post-Business Combination Assuming Maximum Redemption
	Number	Percentage	Number		Percentage	Number		Percentage
Name and Address of Beneficial Owner
LAMF’s Officers, Directors and 5% or More Holders Pre-Business Combination:
LAMF SPAC Holdings I LLC(1)	9,469,333	75.8%	9,469,333		23.0%	9,469,333	(14)	24.7%
Jeffrey Soros(2)	-	-	147,059		*	147,059		*
Simon Horsman(2)	-	-	-		-	-		-
Morgan Earnest(2)	-	-	-		-	-		-
Mike Brown	20,000	*	20,000		*	20,000		*
Adriana Machado	20,000	*	20,000		*	20,000		*
Christina Spade	20,000	*	20,000		*	20,000		*

All directors and executive officers as a group (six individuals)	9,529,333	76.3%	9,676,392		23.5%	9,676,392		25.3%
Directors and Executive Officers of Holdco After Consummation of the Business Combination:**
Kelly Londy(3)	431,333	2.1%	443,175		*	443,175		*
Douglas Blankenship	-	-	-		-	-		-
Laurence Klein(4)(5)(6)(7)	3,838,741	18.7%	4,420,377		10.7%	4,420,377		11.5%
Oren Oz(8)	1,962,604	9.6%	2,196,293		5.3%	2,196,293		5.7%
Robert Powell(9)	1,250	*	1,250		*	1,250		*
Christina Spade	-	-	20,000		*	20,000		*
Amit Reches(10)	155,704	*	159,979		*	159,979		*
Gerald Ostrov(11)	308,461	2.5%	437,118		*	437,118		*
All directors and executive officers as a group (seven individuals)	6,698,093	31.5%	7,678,192		18.6%	7,678,192		20.1%
5% or More Holders:***
LAMF SPAC Holdings I LLC(1)	9,469,333	75.8%	9,469,333	(14)	23.0%	9,469,333	(14)	24.7%
Axxion SA(acting on behalf of the German UCITS Funds “Frankfurter Aktienfonds für Stiftungen”)	1,657,950	8.1%	1,703,470		4.1%	1,703,470		4.4%
Dennis Berman Revocable Trust(12)	1,111,465	5.4%	1,569,138		3.8%	1,569,138		4.1%
Haim Blecher(13)	1,036,928	5.1%	1,428,146		3.5%	1,428,146		3.7%
Michael Vermut	871,477	4.3%	895,404		2.2%	895,404		2.3%
Nuvo Investors LLC(5)	1,588,741	7.8%	2,108,602		5.1%	2,108,602		5.5%

*	Less than one percent.
**	Other than with respect to Christina Spade, the beneficial ownership information of the directors and executive officers of Holdco is based on Nuvo Shares beneficially owned by such persons, assuming the Closing occurs on December 31, 2023.
***	Other than with respect to LAMF SPAC Holdings I LLC or as otherwise noted below, the beneficial ownership information of the 5% of more holders of Holdco is based on Nuvo Shares beneficially owned by such persons, assuming the Closing occurs on December 31, 2023.

(1)

LAMF SPAC Holdings I LLC is the record holder of the shares reported herein. LAMF SPAC I LLC is the managing member of LAMF SPAC Holdings I LLC. LAMF SPAC I LLC has voting and investment discretion with respect to the ordinary shares held of record by LAMF SPAC Holdings I LLC. There are three managing members of LAMF SPAC I LLC. Each managing member has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting or dispositive decisions require the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual managing member of LAMF SPAC I LLC exercises voting or dispositive control over any of the shares held by the entity, even those in which he holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(2)

Messrs. Soros, Horsman and Earnest are among the members of LAMF SPAC I LLC. Mr. Soros invested $500,000 in connection with the Interim Financing and will be issued Holdco Ordinary Shares upon and subject to the Closing.

(3)	Includes 431,333 Nuvo Shares issuable upon the exercise of options within 60 days following December 31, 2023.
(4)	Consists of 750,000 Nuvo Shares held directly by CTSK Holdings LLC and indirectly by Laurence Klein as Managing Director of CTSK Holdings LLC. Mr. Klein exercises sole voting and investment power with respect to the securities held by CTSK Holdings LLC. The address for CSTK Holdings LLC is 803 Wildwood Road, West Hempstead, NY 11552.
(5)	Consists of (i) 1,588,741 Nuvo Shares held directly by Nuvo Investors LLC and indirectly by Laurence Klein as Managing Director of Nuvo Investors LLC prior to the date of this proxy statement/prospectus and (ii) 517,818 Nuvo Shares Nuvo Investors LLC will receive upon conversion of certain NUVO SAFEs immediately prior to the consummation of the Business Combination. Mr. Klein exercises sole voting and investment power with respect to the securities held by Nuvo Investors LLC. The address for Nuvo Investors LLC is 803 Wildwood Road, West Hempstead, NY 11552.
(6)	Consists of 750,000 Nuvo Shares held directly by Nalay, Inc. and indirectly by Laurence Klein as President of Nalay, Inc. Mr. Klein exercises sole voting and investment power with respect to the securities held by Nalay, Inc. The address for Nalay, Inc. is 803 Wildwood Road, West Hempstead, NY 11552.
(7)	Consists of 750,000 Nuvo Shares held directly by LCK Holdings LLC and indirectly by Laurence Klein as Managing Director of LCK Holdings LLC. Mr. Klein exercises sole voting and investment power with respect to the securities held by LCK Holdings LLC. The address for LCK Holdings LLC is 803 Wildwood Road, West Hempstead, NY 11552.
(8)	Includes (i) 100,000 Nuvo Shares Mr. Oz will receive as a bonus pursuant prior to the consummation of the Business Combination.
(9)	Includes 1,250 Nuvo Shares issuable upon the exercise of options within 60 days following December 31, 2023.
(10)	Includes 155,704 Nuvo Shares issuable upon the exercise of options within 60 days following December 31, 2023.
(11)	Includes 186,536 Nuvo Shares issuable upon the exercise of options within 60 days following December 31, 2023.
(12)	Consists of (i) 1,111,465 Nuvo Shares held directly by the Dennis Berman Revocable Trust prior to the date of this proxy statement/prospectus, (ii) 114,566 Nuvo shares the Dennis Berman Revocable Trust will receive upon conversion of the Nuvo Crossover Preferred Shares prior to the consummation of the Business Combination and (iii) 80,048 Nuvo Shares the Dennis Berman Revocable Trust will receive upon conversion of certain NUVO SAFEs immediately prior to the consummation of the Business Combination. Mr. Dennis Berman has voting and dispositive power over the ordinary shares held by the Dennis Berman Revocable Trust and may be deemed the beneficial owner of such shares. The address for both Dennis Berman and the Dennis Berman Revocable Trust is 5410 Edson Lane, #220, Rockville, MD 20852 USA.
(13)	Consists of (i) 1,036,928 Nuvo Shares held directly by Mr. Blecher prior to the date of this proxy statement/prospectus, (ii) 85,390 Nuvo Shares Mr. Blecher will receive upon conversion of the Nuvo Crossover Preferred Shares prior to the consummation of the Business Combination and (iii) 103,667 Nuvo Shares Mr. Blecher will receive upon conversion of certain NUVO SAFEs immediately prior to the consummation of the Business Combination.
(14)	In connection with the Extension, the Sponsor agreed to transfer to certain unaffiliated third party investors (i) for the Initial Extension, 333,480 LAMF Class A Ordinary Shares, and (ii) 55,580 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 666,960 LAMF Class A Ordinary Shares if the Initial Extension and all Additional Monthly Extensions are implemented.

ADDITIONAL INFORMATION

Submission of Future Shareholder Proposals

The LAMF Board is aware of no other matter that may be brought before the EGM. LAMF does not expect to hold a 2023 annual general meeting of shareholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if LAMF does not consummate a business combination by the date provided by the Existing Governing Documents (or up to May 16, 2024, pursuant to an extension), LAMF is required to begin the dissolution process provided for in its Existing Governing Documents. LAMF will liquidate as soon as practicable following such dissolution and will conduct no annual general meetings thereafter.

Other Shareholder Communications

Shareholders and interested parties may communicate with the LAMF Board, any committee chairperson or the non-management directors as a group by writing to the LAMF Board or committee chairperson in care of LAMF Global Ventures Corp. I, 9255 Sunset Blvd., Suite 1100, West Hollywood, California 90069. Following the Business Combination, such communications should be sent to Holdco at 94 Yigal Alon St., Tel Aviv, Israel 6789155, attention Ryan Kraudel. Each communication will be forwarded, depending on the subject matter, to the LAMF Board or the Holdco Board, as applicable, the appropriate committee chairperson or all non-management directors. The acceptance and forwarding of communications to the members of the LAMF Board or the Holdco Board, as applicable, or to an executive officer of LAMF or Holdco, does not imply or create any fiduciary duty of such director or executive officer to the person submitting the communications.

Legal Matters

The validity of the Holdco Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Meitar | Law Offices. The material U.S. federal income tax consequences of the Business Combination will be passed upon by White & Case LLP.

Experts

The financial statements of Nuvo Group Ltd. as of December 31, 2022 and 2021 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1b to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements for LAMF Global Ventures Corp. I as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and the period from July 20, 2021 (inception) through December 31, 2021, and the related notes have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to LAMF Global Ventures Corp. I’s ability to continue as a going concern) thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, LAMF and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, LAMF will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Shareholders may notify LAMF of their requests by calling (424) 343-8760 or writing LAMF at its principal executive offices at 9255 Sunset Blvd, Suite 1100, West Hollywood, CA 90069.

Transfer Agent

The registrar and transfer agent for the LAMF Class A Ordinary Shares and the warrant agent for the LAMF Warrants is Continental Stock Transfer & Trust Company. LAMF has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. Continental Stock Transfer & Trust Company is expected to serve as transfer agent for the Holdco Ordinary Shares and as the warrant agent for the Holdco Warrants.

Enforceability of Civil Liabilities Under U.S. Securities Law

Holdco is incorporated under the laws of the State of Israel. Service of process upon Holdco and upon its directors and officers and the Israeli experts named in this proxy statement/prospectus, whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all Holdco’s assets and a majority of its directors and officers are located outside the United States, any judgment obtained in the United States against Holdco or any of its directors and officers may not be collectible within the United States.

Holdco has irrevocably appointed Nuvo Group USA, Inc. as its agent to receive service of process in any action against Holdco in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of such agent is 139 Uptown Ct, Traverse City, MI 49684.

Holdco has been informed by its legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities law reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, Holdco will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. LAMF files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on LAMF at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to LAMF has been supplied by LAMF, and all such information relating to Nuvo has been supplied by Nuvo, respectively. Information provided by either LAMF or Nuvo does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of LAMF for the Extraordinary General Meeting. LAMF has not authorized anyone to give any information or make any representation about the Business Combination, LAMF or Nuvo that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact LAMF’s proxy solicitation agent, at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

United States

Tel: (800) 662-5200

(Banks and Brokers Tel): (203) 658-9400
Email: LGVC.info@investor.morrowsodali.com

If you are a LAMF Shareholder and would like to request documents, please do so no later than five business days before the Extraordinary General Meeting in order to receive them before the Extraordinary General Meeting. If you request any documents from LAMF, LAMF will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other documents that are not included with this proxy statement/prospectus.

None of LAMF, Holdco, or Nuvo has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

NUVO GROUP LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(U.S. dollars in thousands)

	June 30,	December 31,
	2023	2022
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$407	$837
Restricted cash	-	271
Accounts receivable-other	976	962
Inventory	572	535
TOTAL CURRENT ASSETS	1,955	2,605

NON-CURRENT ASSETS:
Restricted cash	27	34
Severance pay fund	173	200
Other asset, net (Note 2a)	314	-
Property, plant and equipment, net	796	909
TOTAL NON-CURRENT ASSETS	1,310	1,143
TOTAL ASSETS	$3,265	$3,748

LIABILITIES, NET OF CAPITAL DEFICIENCY

CURRENT LIABILITIES:
Accounts payable and accruals:
Trade	979	981
Other	4,773	3,727
Commitment to shareholder (Note 10a)	911	1,945
SAFE liability	17,181	26,282
Liability to issue crossover preferred shares	10,743	-
Convertible loans	11,566	9,109
TOTAL CURRENT LIABILITIES	46,153	42,044

NON-CURRENT LIABILITIES:
Accrued severance pay	371	408

COMMITMENTS AND CONTINGENT LIABILITIES
TOTAL LIABILITIES	46,524	42,452

SHAREHOLDERS’ CAPITAL DEFICIENCY:
Ordinary shares, par value NIS 0.01 per share; 40,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 15,505,853 shares and 15,477,374 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	39	39
Additional paid-in capital	73,773	71,376
Accumulated deficit	(117,071)	(110,119)
Total capital deficiency	(43,259)	(38,704)
Total liabilities, net of capital deficiency	$3,265	$3,748

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

(U.S. dollars in thousands, except per share data)

	Six months ended June 30,
	2023	2022
REVENUES	$49	-
COST OF REVENUES	100	-
GROSS LOSS	(51)	-
OPERATING EXPENSES:
Research and development, net	$4,580	$5,300
Sales and marketing	1,757	2,375
General and administrative	2,199	2,595
LOSS FROM OPERATIONS	(8,587)	(10,270)
Change in fair value of financial instruments	(2,155)	148
Other financial expenses, net	16	59
LOSS BEFORE TAX EXPENSES	(6,448)	(10,477)
TAX EXPENSES	504	412
TOTAL NET LOSS AND COMPREHENSIVE LOSS	$(6,952)	$(10,899)
NET LOSS PER ORDINARY SHARE - basic and diluted	0.41	0.64
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES USED IN COMPUTING NET LOSS PER SHARE - basic and diluted	17,084,679	16,986,701

The accompanying notes are an integral part of the condensed consolidated financial statements.

NUVO GROUP LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ CAPITAL DEFICIENCY

(Unaudited)

(U.S. dollars in thousands, except share data)

	Ordinary Shares		Additional paid-in		Accumulated
	Number	Amount	capital		deficit	Total
Balance as of January 1, 2022	15,391,245	39	$63,562		$(89,440)	$(25,839)
Share-based compensation	-	-	4,100		-	4,100
Comprehensive loss	-	-	-		(10,899)	(10,899)
Balance as of June 30, 2022	15,391,245	39	$67,662		$(100,339)	$(32,638)

Balance as of January 1, 2023	15,477,374	39	$71,376		$(110,119)	$(38,704)
Exercise of options	28,479	*	(*	)	-	-
Share-based compensation	-	-	2,397		-	2,397
Comprehensive loss	-	-	-		(6,952)	(6,952)
Balance as of June 30, 2023	15,505,853	39	$73,773		$(117,071)	$(43,259)

*	Represents an amount less than $1.

The accompanying notes are an integral part of the condensed consolidated financial statements.

NUVO GROUP LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(U.S. dollars in thousands)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(6,952)	$(10,899)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	121	122
Remeasurement of financial instruments	(2,155)	148
Share-based compensation	2,397	4,100
Loss on amounts funded in respect of severance pay	27	24
Other financial income, net	(15)	(39)
Changes in operating assets and liabilities:
Changes in fair value of commitment to shareholder	(1,033)	(925)
Increase in inventory	(37)	(63)
Increase (decrease) in accounts receivable-other	(13)	9
Increase in other assets, net	(314)	-
Increase (decrease) in trade payables	(3)	64
Increase in other accounts payable	1,047	384
Change in operating right of use asset and leasing liability	-	23
Increase (decrease) in accrued severance pay	(37)	44
Net cash used in operating activities	(6,893)	(6,986)

Cash flows from investing activities:
Purchase of property and equipment	(8)	(218)
Net cash used in investing activities	(8)	(218)

Cash flows from financing activities:
Crossover preferred shares	5,759	-
Issuance of convertible loans	495	2,250
Issuance of SAFE liability	-	1,850
Net cash provided by financing activities	6,254	4,100

Effect of exchange rate changes on cash, cash equivalents and restricted cash	13	39
Decrease in cash and cash equivalents and restricted cash	708	3,103
Cash, cash equivalents and restricted cash at the beginning of the year	1,142	5,004
Cash, cash equivalents and restricted cash at the end of the year	$434	$1,900

The accompanying notes are an integral part of the condensed consolidated financial statements.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share data)

NOTE 1 – DESCRIPTION OF BUSINESS

a.	General

1.	Nuvo Group Ltd. (the “Company”) was incorporated under the laws of Israel and commenced operations in June 2006.

2.	The Company operates in one line of business and is engaged in research, development and marketing of pregnancy monitoring services via innovative medical devices.

3.	In 2009 the Company established a wholly-owned subsidiary under the laws of the State of Delaware, Nuvo Group USA, Inc. (the “Subsidiary”), which provides distribution services under an intercompany distribution agreement with the Company.

Substantially all of the Company’s long-lived assets as June 30, 2023 are located in Israel.

b.	Liquidity and Going concern

The Company is engaged in research and development activities and has not yet generated significant revenues from its operation. The Company has an accumulated deficit as of June 30, 2023, as well as a history of net losses and negative operating cash flows since its inception. The Company has funded its operations through financing, mainly equity issuance, convertible loans agreements (“Convertible Loans”), Simple Agreements for Future Equity (“SAFEs”) and preferred equity (the “Crossover Preferred Equity Financing”). The Company expects to continue to incur losses and negative cash flows from operations until its product, INVU, reaches commercial profitability. As a result of these expected losses and negative cash flows from operations, along with the Company’s current cash position, the Company has insufficient resources to fund operations for the next 12 months. These circumstances raise a substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Management’s plans include the continued development and commercialization of the Company’s product. For this purpose, the Company intends to raise additional financing through the sale of additional equity securities, incurrence of debt, or capital inflows from strategic partnerships.

In the context of obtaining sustainable funding and in order to continue as a going concern, the Company has evaluated a broad range of financing options. As a result, in August 2023, the Company and LAMF Global Ventures Corp I (“LAMF”), a NASDAQ listed Special Purpose Acquisition Company (“SPAC”), signed a binding Business Combination Agreement (“BCA”) with a pre-money equity valuation of $269,000, excluding a seller earnout of approximately $31,000 for the Company. In parallel, the Company raised funds through an offering of Crossover Preferred Equity Financing in the aggregate aggregate amount of $13,000 (See also Note 3 and Note 11). After giving effect to the Crossover Preferred Equity Financing, the Company still doesn’t have sufficient resources to fund its operations for the next 12 months and will continue to depend on additional funding in the future.

There are no assurances however, that the Company will be successful in obtaining the level of financing needed for its operations or to consummate the BCA. If the Company is unsuccessful in commercializing its products and raising capital, it may be compelled to delay, restrict, reduce, or terminate its current activities or even discontinue one or more of its development programs entirely.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

NOTE 1 – DESCRIPTION OF BUSINESS (continued):

Business Combination Agreement (BCA):

On April 25, 2023 the Company and LAMF signed a non-binding letter of intent (the “LOI”), contemplating entry into the BCA and its consummation, which was extended first on May 16, 2023 and then on May 31, 2023, and expired on June 14, 2023. On July 12, 2023, both parties entered into another LOI with an expiry date of August 14, 2024 (see below). The LOI contemplates a valuation of the Company before the BCA’s execution of $269,000, excluding a seller earnout of approximately $31,000 for the Company. Relating to a purchase agreement. On August 21st the purchase agreement was signed.

On August 17, 2023 the Company and LAMF executed the BCA. Based on the BCA and upon the consummation of the mergers contemplated therein, the Company will become a subsidiary of Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”). As a part of the associated closing transactions pursuant to the BCA, Holdco will issue ordinary shares to existing Company shareholders. Holdco will also issue ordinary shares to Crossover Preferred investors following the consummation of such mergers pursuant to the terms of the agreements governing the Crossover Preferred Equity Financing as an incentive to participate in that financing. Holdco might receive funds from the SPAC trust as a part of the closing. At the same time, LAMF’s sponsor and possibly remaining public SPAC investors will become shareholders of Holdco. Upon closing of the SPAC transaction outstanding loans and SAFEs are expected to convert into Nuvo Ordinary Shares, before converting into Holdco’s ordinary shares. Existing options, such as options held by employees to purchase Nuvo’s Ordinary Shares will be converted to Holdco’s options to purchase Holdco’s ordinary shares. As the conversion ratio between Nuvo’s Ordinary Shares and Holdco’s ordinary shares depends, among other things, on additional financing, no exact conversion ratio can currently be provided. The Company expects that as an effect of the BCA’s execution, it will become a publicly listed company.

c.	Risks Related to Our Operations in Israel including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Certain of the Company’s employees and consultants in Israel, in addition to employees of our service providers located in Israel, have been called, and additional employees may be called, for service in the current or future wars or other armed conflicts with Hamas, and such persons may be absent for an extended period of time. As a result, the Company’s operations may be disrupted by such absences, which disruption may materially and adversely affect the Company’s business and results of operations. Additionally, the absence of employees of the Company’s Israeli suppliers and contract manufacturers due to their military service in the current or future wars or other armed conflicts may disrupt their operations, which in turn may materially and adversely affect the Company’s ability to deliver or provide products and services to customers.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

The accompanying unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements for the year ended December 31, 2022. In the opinion of the Company, all adjustments considered necessary for a fair statement of the results of the interim periods reported herein have been included (consisting only of normal recurring adjustments). These consolidated financial statements and notes thereto are unaudited and should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2022. The results of operations for the six months ended June 30 2023, are not necessarily indicative of results that could be expected for the entire fiscal year.

There have been no material changes in our significant accounting policies as described in our financial statements for the year ended December 31, 2022, other than as stated below.

1.	Revenue Recognition

The Company derives its revenues through commercial contracts with distributers, health systems, large private practice groups and independent women’s health practices (“the customers”). Substantially all the Company’s revenue is derived from a subscription model, under which the Company provides a monitoring service for high-risk pregnancy through a wearable sensor band (“Band”) using Company’s cloud during the time period the expectant mother is using the service (“an episode period” which is eight weeks on average).

Under the subscription model the Band remains with the expectant mother during the episode period and is then returned to the Company and prepared for use in the next episode. The Band remains a Company’s property and responsibility, and the customer pays a fixed fee per the number of episodes prescriptions.

The Company uses the episode’s period to recognize revenue over time, based on time elapsed, which is generally on a straight-line basis over the service period, as the patient simultaneously receives and consumes the benefits provided by the Company’s performance as the entity performs.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

2.	Other assets:

The Company produces a Band device which the Company considers an integral part of the Company’s service offering. The Bands are used numerous times and have useful lives beyond one year. Each time a Band is used over an expected lifetime of approximately three years, a portion of the cost of the Band is recorded as a cost of revenue. The Company’s estimate for the number of times the same Band can be used is based on testing in research and development, loss rates, product obsolescence, and the amount of time it takes the device to go through the manufacturing, shipping, customer shelf and patient wear time and upload process.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

b.	New Accounting Pronouncements:

Recently adopted accounting standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The guidance is effective for the Company for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Early application is permitted. The Company adopted ASC 326 on January 1, 2023, and there was no material impact on the Company’s condensed consolidated balance sheet and the condensed consolidated statements of comprehensive loss adoption.

c.	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates. As applicable to the unaudited condensed consolidated financial statements, the critical accounting estimates relate to the fair value of share-based compensation, estimate of uncertain tax positions, and measurement of liabilities accounted for under the interest method.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

NOTE 3 – LIABILITY TO ISSUE CROSSOVER PREFERRED SHARES

During the six months period ended June 30, 2023 the Company signed with new and existing investors several term sheets regarding Crossover Preferred shares agreements. The Crossover Preferred shares received a liquidation and dividend preference, ranking them ahead of all other classes of Nuvo shareholders, equal to the greater of (i) the sum of three times the original issuance price for the Crossover Preferred shares, or (ii) the amount such shareholders would actually receive if such Crossover Preferred shares had been converted into Nuvo ordinary shares immediately prior to a distribution event; in each case, plus any dividends declared but unpaid on such share. Furthermore, these Crossover Preferred shares will be converted into Preferred shares of Holdco in case the contemplated SPAC merger closes, with the same rights associated to those shares of Holdco. According to the terms of the Crossover Preferred Equity Financing, Holdco will also issue approximately $36,000 worth in Holdco’s ordinary shares to Crossover investors immediately after the closing of the mergers as contemplated by the BCA. As of June 30, 2023, no Crossover Preferred shares were issued and the Company determined that these amounts received would represent a contingent forward to redeemable shares, and therefore are be recognized as a liability. This liability is recognized at fair value at each balance sheet date. In the six months period ended June 30, 2023 the Company received proceeds of $5,759 out of $13,000 which were classified as a liability in the Company’s Consolidated Balance Sheet. For the liability’s fair value, see note 6, and for the issuance of the Crossover Preferred shares following June 30, 2023, see note 11.

NOTE 4 – REVENUE FROM CONTRACTS WITH CUSTOMERS

All revenues recognized during the period ended June 30, 2023 were generated from customers in the United States. No revenues were recognized during the same period last year.

Substantially all revenue in the period was driven by monitoring services under Subscription Model.

By customer:	Six months ended June 30, 2023
Customer A	82%
Customer B	15%

NOTE 5 – CONVERTIBLE LOANS

During the six months ended on June 30, 2023 the Company entered into Convertible Loans agreements with additional noteholders for a total amount of $495 for which those investors were granted an additional $99 in SAFEs. The terms of the Convertible loans are similar to those disclosed in note 8 in the Company’s audited financial statements for the year ended December 31, 2022. During the same period, the Company decided to extend existing Convertible Loans’ maturity and as a result granted the associated extension incentive fee of $450 in SAFEs to eligible noteholders.

The Company has elected the fair value option for the recognition of the Convertible Loans.

As of June 30, 2023 the total Convertible Loans principal was $7,930 and the interest accrued was a total of $1,486.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

NOTE 6 – FAIR VALUE MEASUREMENT

The fair value of the Convertible Loans, SAFEs and the Liability to issue Crossover Preferred shares may change significantly as additional data is obtained, impacting the Company’s assumptions used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table presents changes in Level 3 liabilities measured at fair value for the six months period ended June 30, 2023 and year ended December 31, 2022. Unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category:

	Convertible Loans	SAFE Liability	Liability to issue crossover preferred shares
Balance at December 31, 2022	9,109	26,282	-
Issuance consideration	495	-	5,759
Changes in fair value	1,962	(9,101)	4,984
Balance at June 30, 2023	11,566	17,181	10,743

A summary of significant inputs (Level 3 inputs) used in measuring the Convertible Loans, the SAFEs and the Liability to issue Crossover Preferred shares as of June 30, 2023:

	SPAC Transaction Valuations	Private Option- Pricing Method Valuations	Market Multiples Valuation
Key assumptions:
Weight	20%	60%	20%
Time to Liquidity (in years)	0.75	0.75	0.75
Expected volatility	65%	65%	65%
Risk-free interest rate	5.43%	5.43%	5.43%
Expected dividend yield	0.00%	0.00%	0.00%
Equity values (in thousands)	$269,000 and $300,000	$24,183 and $100,308	$127,203

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

NOTE 6 – FAIR VALUE MEASUREMENT (continued):

A summary of significant inputs (Level 3 inputs) used in measuring the Convertible Loans, the SAFEs and the Liability to issue Crossover Preferred shares as of December 31, 2022:

	Equity Financing Scenario	Liquidity Event Scenario
Key assumptions:
Probability weighting	80%	20%
Time to Liquidity (in years)	1.25	0.25
Expected volatility	60%	60%
Risk-free interest rate	4.73%	4.42%
Expected dividend yield	0.00%	0.00%
Equity value (in thousands)	$151,303	$151,303

NOTE 7 – SHAREHOLDERS’ CAPITAL DEFICIENCY

a.	Issuance of shares:

During the first six months of the year 2023 the Company issued 28,479 as a result of employees or former employees exercising their options through a cashless mechanism.

b.	Share Option Plan:

The fair value of options granted under the Company’s share option plan during the six months ended on June 30, 2023 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

June 30, 2023
Risk-free interest rates	5.43%
Expected life of options	6.25 years
Expected volatility	65%
Expected dividend yield	0.00%

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

NOTE 7 – SHAREHOLDERS’ CAPITAL DEFICIENCY (continued):

The following table summarizes share option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2023	4,710,728	5.16		13,681
Granted	136,000	9.94		-
Forfeited	(31,439)	9.58		-
Expired	(151,663)	7.54		6
Exercised	(55,565)	5.54		-
Balance at June 30, 2023	4,608,061	6.60	1.43	5,972
Exercisable at June 30, 2023	3,464,579	5.80	1.06	5,663

For the six months ended June 30, 2023, the Company recognized $2,397 of share compensation expense relating to share options. As of June 30, 2023, there was $3,305 of unrecognized share compensation expense related to non-vested share options granted under the Plan. The cost is expected to be recognized over a weighted-average period of approximately 1.63 years.

c.	Performance and market-based compensation:

The founder, who is a current Board member and former Chief Innovation Officer (“former CIO”) is entitled to future option allocations according to his employment contract. The vesting of a maximum total of 600,000 options with a strike price of $0.01 will depend on the increase of the Company value achieved via capital raises or a potential sale of the Company. These options will be fully vested upon reaching related valuation milestones. See also note 11e in the Company’s audited financial statements for the year ended December 31, 2022.

As of November 19, 2023 certain milestones related to the increase in Company value have been met and as a result, 75,000 options of the former CIO were vested.

NOTE 8 – TAXES ON INCOME

The total amounts of the Company’s uncertain tax positions during the six months ended June 30, 2023 and 2022 were $504 and $412, respectively.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

NOTE 9 – NET LOSS PER SHARE ATTRIBUTABLE TO SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to Shareholders for the periods presented:

	June 30
	2023	2022
Numerator:
Net loss	$(6,952)	$(10,899)
Denominator:
Ordinary Shares outstanding used in computing net loss per share attributable to Shareholders	15,489,222	15,391,243
Fully vested options and warrants for the Company’s Ordinary Shares at an exercise price of NIS 0.01 per share	1,595,457	1,595,457
Weighted average number of shares	17,084,679	16,986,701

Net loss per share	$(0.41)	$(0.64)

The potentially dilutive options to purchase Ordinary Shares that were excluded from the computation amounted to 3,060,877 and 3,243,879 options for the six months ended June 30, 2023 and 2022, respectively, as their effect is anti-dilutive.

In addition, the Company has not considered the effect of the potential conversion of the Crossover Preferred Shares (see Note 3), SAFEs and Convertible Loans (see Note 5) to Ordinary Shares of the Company in the calculation of diluted net loss per share since the conversion of these instruments is contingent upon the occurrence of future events. As a result, diluted net loss per share is the same as basic net loss per share for each of the periods presented.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

NOTE 10 – RELATED PARTIES

a.	Commitment to shareholder

On November 17, 2021, the Company entered into an agreement with its former CIO pursuant to which, the Company, subject to certain conditions, agreed to issue to the former CIO options to purchase 346,575 Ordinary Shares at an exercise price of NIS 0.01. In exchange for the issuance of the foregoing options, the former CIO agreed to waive the Company’s previously agreed obligation to pay any taxes resulting from the exercise of 346,575 options granted to him as part of the Company’s December 2014 financing round and any taxes resulting from the sale of those options. In addition, the Company agreed to reimburse the former CIO for expenses related to a tax ruling in connection with Company’s securities previously granted to him. Because these present obligations are considered probable by the Company and arise as a result of past transactions and events, the Company considers these obligations as liabilities under US GAAP. As of June 30, 2023 the Company accrued a liability measured at fair value of approximately $911, respectively with changes in fair value recognized in general and administrative expenses

On May 29, 2023, the Company entered into an employment termination agreement (the “Termination Agreement”) with its former CIO effective January 31, 2023:

1.	As per the Termination Agreement, the Company agreed to pay the former CIO the following:

A.	12 monthly payments, equivalent to approximately $32 and totaling of approximately $384.

B.	Severance payments in respect of all employment’s periods, by no later than December 31, 2023, totaling of approximately $177.

C.	All other amounts that have not been distributed, as of the Termination Agreement date, to his pension funds during the term of his employment in a total amount of approximately $32.

2.	In August 2023, following the BCA and the Crossover Preferred shares agreements all the conditions set forth in the Termination Agreement between the Company and the former CIO related to an option allocation in conjunction with waiving a tax liability were met and in September 2023, 346,575 options were granted to the former CIO as a result.

b.	In relation to the service agreement with a related party to provide project-based work services, during the six months ended on June 30, 2023, the Company received such services for total consideration of $88.

c.	Between January and June 2023, the Company received several investments from certain members of the board of directors. These investments totaled $734 and were subsequently converted into 104,462 Crossover Preferred shares. See also Notes 3 and 11b.

NUVO GROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(U.S. dollars in thousands, except share data)

NOTE 11 – SUBSEQUENT EVENTS

Subsequent events were evaluated through the date these financial statements are available to be issued, December 8, 2023.

a.	On July 1, 2023, the Company entered into a consulting services agreement (the “Consulting Agreement”) with an entity wholly owned and controlled by the Company’s former interim Chief Financial Officer as of August 2023 (the “Consulting Company”), to provide consulting services to the Company. Pursuant to the Consulting Agreement, the Company will pay the Consulting Company an annual retainer of $300,000 to be paid as follows: (i) 50% in cash and (ii) 50% by way of fully-vested options to purchase the Company’s Ordinary Shares issued under the Company’s 2015 Share Incentive Plan.

b.	In August 2023, the Company repaid $1,384 of the Convertible loans. Out of which $1,100 of the principal amounts and $284 in interest.

c.	From July to November 2023 the Company granted a total of 179,986 options to employees and advisors under its 2015 Share Incentive Plan.

d.	The definitive Crossover Preferred shares agreements were signed from August to October 2023, representing at a total of $13,000, and the rest of the amount not previously received, $7,200, was received by October 2023. The Company issued all of the 1,850,147 Crossover Preferred Shares by November 2023 pursuant to such agreements.

e.	During November and December, the Company signed term sheets amounting to $530 convertible notes with several existing investors which carries an interest rate of 15% per year. All amounts were received, and no definitive agreements were signed yet.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Nuvo Group Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nuvo Group Ltd. and its subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, of changes in shareholders’ capital deficiency and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the consolidated financial statements, the Company has not generated revenues from its operations and has suffered recurring losses from operations and negative cash flows from operations. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman&Kesselman

Certified Public Accountants (Isr.)

A member of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

September 29, 2023

We have served as the Company’s auditor since 2022.

Kesselman & Kesselman, 146 Derech Menachem Begin St. Tel-Aviv 6492103, Israel,
P.O Box 7187 Tel-Aviv 6107120, Telephone: +972 -3- 7954555, Fax: +972 -3- 7954556, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity

NUVO GROUP LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$837	$4,601
Restricted cash	271	96
Accounts receivable-other	962	568
Inventory	535	518
TOTAL CURRENT ASSETS	2,605	5,783

NON-CURRENT ASSETS:
Property, plant and equipment, net	909	1,151
Restricted cash	34	307
Severance pay fund	200	199
TOTAL NON-CURRENT ASSETS	1,143	1,657
TOTAL ASSETS	$3,748	$7,440

LIABILITIES, NET OF CAPITAL DEFICIENCY
CURRENT LIABILITIES:
Accounts payable and accruals:
Trade	981	358
Other	3,727	2,519
Commitment to shareholder (Note 15d)	1,945	3,445
SAFE liability	26,282	26,577
Convertible loans	9,109	-
TOTAL CURRENT LIABILITIES	42,044	32,899

NON-CURRENT LIABILITIES:
Accrued severance pay	408	380

COMMITMENTS AND CONTINGENT LIABILITIES (Note 10)
TOTAL LIABILITIES	42,452	33,279

SHAREHOLDERS’ CAPITAL DEFICIENCY:
Ordinary shares, par value NIS 0.01 per share; 40,000,000 shares authorized as of December 31, 2022 and 2021; 15,477,374 shares and 15,391,245 shares issued and outstanding at December 31, 2022 and 2021, respectively	39	39
Additional paid-in capital	71,376	63,562
Accumulated deficit	(110,119)	(89,440)
Total capital deficiency	(38,704)	(25,839)
Total liabilities, net of capital deficiency	$3,748	$7,440

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. dollars in thousands, except per share data)

	Year Ended December 31,
	2022	2021
OPERATING EXPENSES:
Research and development, net	$9,893	$10,470
Sales and marketing	4,752	2,369
General and administrative	6,161	14,727
LOSS FROM OPERATIONS	20,806	27,566
Change in fair value of financial instruments	(971)	5,948
Other financial expenses, net	69	565
LOSS BEFORE TAX EXPENSES	19,904	34,079
TAX EXPENSES	775	433
TOTAL COMPREHENSIVE LOSS	$20,679	$34,512
NET LOSS PER SHARE - basic and diluted	1.21	2.03
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING NET LOSS PER SHARE - basic and diluted	17,023,397	16,964,727

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ CAPITAL DEFICIENCY

(U.S. dollars in thousands, except share data)

	Ordinary Shares			Additional paid-in	Accumulated
	Number	Amount		capital	deficit	Total
Balance as of January 1, 2021	15,326,951	39		$53,673	$(54,928)	$(1,216)

Exercise of options	64,294		*	139	-	139
Share-based compensation	-	-		9,750	-	9,750
Comprehensive loss	-	-		-	(34,512)	(34,512)
Balance as of December 31, 2021	15,391,245	39		$63,562	$(89,440)	$(25,839)

Exercise of options	86,129		*	40	-	40
Share-based compensation	-	-		7,774	-	7,774
Comprehensive loss	-	-		-	(20,679)	(20,679)
Balance as of December 31, 2022	15,477,374	39		$71,376	$(110,119)	$(38,704)

*	Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(20,679)	$(34,512)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	495	214
Remeasurement of financial instruments	(971)	5,948
Share-based compensation	7,774	9,750
Other financial expense (income), net	(62)	14
Changes in fair value of commitment to shareholder	(1,500)	3,445
Loss (gain) on amounts funded in respect of severance pay	23	(29)
Increase in inventory	(16)	(352)
Increase in accounts receivable-other	(394)	(324)
Increase (decrease) in trade payables	623	(68)
Increase in other accounts payable	1,208	1,523
Increase in accrued severance pay	28	37
Net cash used in operating activities	(13,471)	(14,354)

Cash flows from investing activities:
Amounts funded in respect of severance pay	(24)	(25)
Purchase of property and equipment	(253)	(238)
Net cash used in investing activities	(277)	(263)

Cash flows from financing activities:
Exercise of options	40	139
Issuance of convertible loans	7,435	-
Issuance of SAFE liability	2,350	18,267
Net cash provided by financing activities	9,825	18,406

Effect of exchange rate changes on cash, cash equivalents and restricted cash	61	(12)
(Decrease) increase in cash and cash equivalents and restricted cash	(3,862)	3,777
Cash, cash equivalents and restricted cash at the beginning of the year	5,004	1,227
Cash, cash equivalents and restricted cash at the end of the year	$1,142	$5,004

Cash paid during the year for:
Taxes paid	8	19

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

NOTE 1 - DESCRIPTION OF BUSINESS

a.	General

1.	Nuvo Group Ltd. (the “Company”) was incorporated under the laws of Israel and commenced operations in June 2006.

2.	The Company operates in one line of business and is engaged in research, development and marketing of innovative medical devices and services for pregnancy monitoring.

3.	In 2009 the Company established a wholly-owned subsidiary under the laws of the State of Delaware, Nuvo Group USA, Inc. (the “Subsidiary”), which provides distribution services under an intercompany distribution agreement with the Company.

Substantially all of the Company’s long-lived assets as of December 31, 2022 and 2021 are located in Israel.

b.	Liquidity and Going concern

The Company is engaged in research and development activities and has not yet generated revenues from its operation. The Company has an accumulated deficit as of December 31, 2022, as well as a history of net losses and negative operating cash flows since its inception. The Company has funded its operations through financing, mainly equity issuance, convertible loans agreements (“Convertible Loans”) and Simple Agreements for Future Equity (“SAFE”). The Company expects to continue to incur losses and negative cash flows from operations until its product, INVU, reaches commercial profitability. As a result of these expected losses and negative cash flows from operations, along with the Company’s current cash position, the Company has insufficient resources to fund operations for the next 12 months. These circumstances raise a substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Management’s plans include the continued development and commercialization of the Company’s product. For this purpose, the Company intends to raise additional financing through the sale of additional equity securities, incurrence of debt, or capital inflows from strategic partnerships.

In the context of obtaining sustainable funding and in order to continue as a going concern, the Company has evaluated a broad range of financing options. As a result, in August 2023, the Company and LAMF Global Ventures Corp I (“LAMF”), a NASDAQ listed Special Purpose Acquisition Company (“SPAC”), signed a binding Business Combination Agreement (“BCA”) with a pre-money equity valuation of $269,000, excluding a seller earnout of approximately $31,000 for the Company. In parallel, the Company continued to raise funds through an offering of preferred equity (the “Crossover Preferred Equity Financing”) in the aggregate amount of $12,850 from January 1, 2023 and until the approval date of the financial statements. While the Company received additional funding as a result of the Crossover Preferred Equity Financing, after giving effect to the proceeds of this Crossover Preferred Equity Financing, the Company still will not have sufficient resources to fund its operations for the next 12 months and will continue to depend on additional funding in the future.

There are no assurances however, that the Company will be successful in obtaining the level of financing needed for its operations or to consummate the BCA. If the Company is unsuccessful in commercializing its products and raising capital, it may be compelled to delay, restrict, reduce, or terminate its current activities or even discontinue one or more of its development programs entirely. For more information, see Note 16.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 1 - DESCRIPTION OF BUSINESS (continued):

c.	Risks Related to the Geopolitical and Military Tensions Between Russia and Ukraine in Europe

In February 2022, Russia launched a military invasion into Ukraine. The Company derives no revenues from these countries, has no suppliers or customers in the region, but had 14 employees in Ukraine at the time of such invasion. The escalation of geopolitical instability in Ukraine and effects of the military invasion could negatively impact the Company’s employees and their ability to work. The Company cannot provide assurance that the current situation or potential future changes will not have a material impact on the Company’s employees in Ukraine and, therefore, the Company’s business, including revenue, profitability, cashflows, and operations could be adversely affected.

d.	Uncertainties concerning macroeconomic headwinds

The Company currently faces new uncertainties concerning macroeconomic headwinds that have arisen in the aftermath of the COVID-19 pandemic, including inflation, increased interest rates, volatile capital markets and currency exchange rates and supply chain difficulties. These headwinds may adversely affect the Company’s ability to operate and raise required capital to finance its commercial progress. The Company has taken the approach of managing these challenges in a similar manner to how it dealt with the COVID-19 pandemic, including reduced spending and a focus on cash conservation. The Company has continued its significant investment in research and development to prioritize the advancement of its strategically important programs.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

a.	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, income tax uncertainties, share-based compensation cost and fair value measurement of SAFE liability and Convertible Loans. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

b.	Consolidated financial statements in U.S. dollars:

The Company’s financing rounds and financing agreements are denominated in United States dollars (“Dollars” or “U.S. dollars”). The Company’s management believes that the dollar is the primary currency of the economic environment in which the Company operates. It is further expected that the Company’s future revenues will be denominated mainly in Dollars. Thus, the functional currency of the Company is the U.S. dollar. Accordingly, monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with Accounting Standards Codification (“ASC”) No. 830 “Foreign Currency Matters”.

Changes in currency exchange rates between the Company’s functional currency and the currency in which a transaction is denominated are included in the Company’s statements of comprehensive loss as financial expenses, net, in the period in which the currency exchange rates change.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned Subsidiary. Intercompany balances and transactions have been eliminated upon consolidation.

d.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash, with original maturities of three months or less, when purchased.

e.	Restricted cash:

Restricted cash primarily invested in deposits, to secure obligations under the Company’s operating lease agreements and to secure Company-issued credit cards.

The following table provides a reconciliation of the cash and cash equivalents balances reported on the balance sheets and the cash, cash equivalents and restricted cash balances reported in the statements of cash flows:

	December 31,
	2022	2021
Cash and cash equivalents, as reported on the balance sheets	$837	$4,601
Restricted cash in current assets, as reported on the balance sheets	271	96
Restricted cash in non-current assets, as reported on the balance sheets	34	307
Cash, cash equivalents, and restricted cash, as reported in the statements of cash flows	$1,142	$5,004

f.	Property, plant and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and software	33
Office furniture and equipment	6-15
Electronic equipment	12-25
Leasehold improvements	Over the shorter of the related lease period or the life of the asset

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

g.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with ASC 360-10-35, “Property, Plant, and Equipment- Subsequent Measurement,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or an asset group) to the future undiscounted cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. In 2022 and 2021, no impairment losses were recorded.

h.	Leases:

The Company’s leases are accounted for under FASB ASC Topic 842, “Leases” (“Topic 842”). Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the balance sheet. The Company elected the short-term lease recognition exemption for leases with a lease term of 12 months or less.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of the lease payments. The Company elected the practical expedient to not separate lease and non-lease components for all of the Company leases.

The Company subsequently measures the ROU asset at the present value of the remaining lease payments, adjusted for the remaining balance of any lease incentives received, any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term and any unamortized initial direct costs. Further, the Company will recognize lease expense on a straight-line basis over the lease term.

Lease terms will include options to extend or terminate the lease when it is reasonably certain that the Company will exercise or not exercise the option to renew or terminate the lease.

The Company does not have any finance leases.

Leases with an initial term of 12 months or less that contain purchase options or renewal terms that the Company is reasonably certain to exercise are not recorded on the consolidated balance sheet. The Company recognizes the lease expense for such leases on a straight-line basis in the statements of comprehensive loss over the lease term.

i.	Other assets:

The Company produces a wearable sensor band (“Band”) device which the Company considers an integral part of the Company’s service offering. The Bands are used numerous times and have useful lives beyond one year. Each time a Band is used over an expected lifetime of approximately three years, a portion of the cost of the Band is recorded as a cost of revenue. The Company is basing its estimates of how many times a Band can be used on testing in research and development, loss rates, product obsolescence, and the amount of time it takes the device to go through the manufacturing, shipping, customer shelf and patient wear time and upload process. As of December 31, 2022 and 2021, all Bands are used for research and development purpose and no other assets were recorded.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

j.	Severance pay:

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.

Pursuant to section 14 of the Israeli Severance Compensation Act, 1963, most of the Company’s employees are entitled to have monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments to these employees. The severance pay expenses for such employees were approximately $393 and $357 for the years ended December 31, 2022, and 2021, respectively.

The Company’s liability for severance pay for one of its Israeli employees is calculated pursuant to Israeli Severance Pay Law, 1963 (the “Israeli Severance Pay Law”) based on the most recent salary of the employee multiplied by the number of years of employment, as of the balance sheet date. This employee is entitled to one month’s salary for each year of employment or a portion thereof and to receive additional severance pay. The Company records the liability as if it were payable at each balance sheet date on an undiscounted basis. The liability is classified based on the expected date of settlement, and therefore is usually classified as a long-term liability, unless the cessation of the employees is expected during the upcoming year.

The Company’s liability for this Israeli employee is partially provided for by monthly deposits for insurance policies and the remainder by an accrual. The value of these policies is recorded as an asset in the Company’s balance sheet.

The deposited funds include profits and losses accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to the Israeli Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash redemption value of these policies. In addition, the Company has deposited certain amounts with a trustee, to compensate for any severance pay liability that is not covered by other funds. These deposits are restricted and may be withdrawn only for payment of severance pay liabilities. The severance pay funds and the restricted deposits for employee benefits are classified based on the classification of the corresponding liability.

The severance pay expenses for such employees were approximately $58 and $24 for the years ended December 31, 2022 and 2021, respectively.

k.	Warrants to purchase Ordinary Shares:

Warrants to purchase the Company’s ordinary shares of NIS 0.01 par value each (the “Ordinary Shares”) for a fixed number of shares and contain an explicit share limit are presented as equity. See also note 11c.

l.	Concentrations of credit risks:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and restricted cash.

Cash and cash equivalents are invested in a major bank in Israel and the United States. Generally, these cash equivalents may be redeemed upon demand and, therefore, management believes that they bear lower risk.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

m.	Net loss per share attributable to Shareholders:

The Company’s basic net loss per share is calculated by dividing net loss attributable to shareholders by the weighted-average number of shares of Ordinary Shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive Ordinary Shares are anti-dilutive.

The calculation of basic and diluted loss per share includes fully vested options and warrants for the Company’s Ordinary Shares at an exercise price of NIS 0.01 per share, as the Company considers these shares to be exercised for no additional consideration.

n.	Fair value of financial instruments:

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 820 (“ASC 820”), Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable.

Level 3 - assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions.

Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

The carrying amounts of the Company’s other financial assets and liabilities, such as accounts payable, approximate fair value due to the short-term nature of these instruments. The amounts funded in respect of employee rights are stated at cash surrender value which approximates its fair value.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

Convertible Loans

During the year ended December 31, 2022, the Company issued certain Convertible Loans. In accordance with Accounting Standards Codification 480, “Financial Instruments” (“ASC 480”), the Convertible Loans were classified as liabilities. The Company has elected the fair value option for the recognition of the Convertible Loans, in accordance with Accounting Standards Codification 825, with changes in fair value recognized in the statements of comprehensive loss.

The fair value of the Convertible Loans has been estimated using the Market Approach - Guideline Public Company Method with the Hybrid method utilizing the Probability-Weighted Expected Return Method and the Option-Pricing Method.

The fair value option may be applied instrument by instrument, but it is irrevocable. Accrued interest for the Convertible Loans has been included in the change in fair value of financial instruments in the statements of comprehensive loss.

SAFEs

During the years ended December 31, 2022, 2021 and 2020, the Company entered into certain SAFE agreements. In accordance with ASC 480, the Company accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution occurs, and any change in fair value is recognized in the Company’s statements of comprehensive loss. The fair value of these SAFE has been estimated using the Market Approach - Guideline Public Company Method with the Hybrid method utilizing the Probability-Weighted Expected Return Method, the Option-Pricing Method and the Current-Value Method.

o.	Research and development costs, net:

Research and development costs are charged to the statements of comprehensive loss as incurred, net of government grants, which represent participation in research and development.

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the payroll costs, lab expenses, materials, consumables, and consulting fees. All costs associated with research and development are expensed as incurred. The Company receives royalty-bearing grants, which represents participation of the Israel Innovation Authority (hereafter “IIA”) in approved programs for research and development. These grants are recognized as a reduction of research and development expenses as the related costs are incurred. In 2021 the Company did not receive any grants from IIA. In 2022 the Company received grants from the IIA and recorded $77 in the year ended December 31, 2022, as a reduction of research and development.

The Company is committed to pay royalties to the Israeli Government at a rate of 3% to 3.5% of the sales of its product, up to 100% of the amount of the grants received plus interest at LIBOR. See Note 10.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

p.	Share-based compensation:

The Company accounts for share-based compensation in accordance with ASC No. 718, “Compensation-Stock Compensation” (“ASC No. 718”). ASC No. 718 requires companies to estimate the fair value of equity-based payment awards on the grant date using the Black-Scholes-Merton option pricing model, which is the most appropriate fair value method for its options awards. The option-pricing model requires a number of assumptions, of which the most significant are the expected share price volatility and the expected option term. Expected volatility was calculated based upon similar companies in the market, until sufficient historical data will be available. The expected term of options granted is calculated based upon the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term to the expected life of the options. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The fair value of Ordinary Shares underlying the options has historically been determined by management and approved by the Company’s Board of Directors. Because there has been no public market for the Company’s Ordinary Shares, the management has determined fair value of an Ordinary Share at the time of grant of the option by considering a number of objective and subjective factors including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, amongst other factors.

The estimated fair value of the Company’s Ordinary Shares is determined by management using the Hybrid Method for the years ended December 31, 2022 and 2021, with the assistance of a third-party valuation expert.

The Company recognizes compensation cost for options and share awards that have a graded vesting schedule and contain only service condition on accelerated attribution method for the entire award. Forfeitures are accounted for as they occur. For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.

For awards with performance condition vesting features, compensation cost is recorded if it is probable that the performance condition will be achieved. If the Company originally estimated that it was not probable that the performance condition would be satisfied, compensation cost would not have been recognized. If the Company later determines that it is probable that the performance condition will be satisfied, it will recognize a cumulative catch-up adjustment to reflect the portion of the employee’s requisite service that has been provided to date and will continue to recognize compensation cost over the remaining requisite service period. The Company determined that the performance conditions as described above are not probable, and therefore no compensation cost was recognized.

q.	Legal contingencies:

From time to time, the Company or its subsidiary become involved in legal proceedings or are subject to claims arising in the ordinary course of business. Such matters are generally subject to many uncertainties and outcomes and are not predictable with assurance. The Company accrues for contingencies when the loss is probable, and it can reasonably estimate the amount of any such loss. There are no legal proceedings that are pending as of the date the financial statements are issued.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

r.	Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. This codification prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and for carry-forward tax losses. Deferred taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of December 31, 2022 and December 31, 2021 a full valuation allowance was provided by the Company. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740, “Income Taxes”. Accounting guidance addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements, under which a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Accordingly, as needed, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return.

s.	Inventory

Inventories are stated at the lower of cost or net realizable value. Inventory write-off is provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories and discontinued products. No write-offs were recorded in 2022 and 2021.

Cost is determined as follows:

Raw materials and components - using the “average price” method.

The Company assesses the carrying value of its inventory for each reporting period to ensure inventory is reported at the lower of cost or net realizable value in accordance with ASC No. 330-10-35, “Inventory”. Charges for obsolete and slow-moving inventories are recorded based upon an analysis of specific identification of obsolete inventory items and quantification of slow-moving inventory items. These assessments consider various factors, technological obsolescence, estimated current and future market values and new product introduction. In cases when there is evidence that the anticipated utility of goods, in their disposal in the ordinary course of business, will be less than the historical cost of the inventory, the Company recognizes the difference as a current period charge to earnings and carries the inventory at the reduced cost basis until it is sold or disposed of.

As of December 31, 2022 and 2021 the inventory is comprised of raw material and components only.

t.	Comprehensive income (loss)

Comprehensive income (loss) includes no items other than net income (loss).

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

u.	Emerging Growth Company Status

As an “Emerging Growth Company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company, following consummation of the BCA, to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

v.	Recently adopted accounting pronouncements

In November 2021, the FASB issued ASU 2021-10 “Government Assistance (Topic 832),” which requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The Company applied the guidance prospectively to all in-scope transactions beginning fiscal year 2022. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases,” related to how an entity should recognize lease assets and lease liabilities. The guidance specifies that an entity that is a lessee under lease agreements should recognize lease assets and lease liabilities for those leases classified as operating leases under previous FASB guidance. In September 2017, the FASB issued additional amendments providing clarification and implementation guidance. In January 2018, the FASB issued an update that permits an entity to elect an optional transition practical expedient to not evaluate land easements that existed or expired before the entity’s adoption of the new standard and that were not previously accounted for as leases. The provisions of ASU 2016-02 are to be applied using a modified retrospective approach. In July 2018, the FASB issued an update, which provides entities with an additional (and optional) transition method to adopt the new leases standard. Under this method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, the prior comparative period’s financials will remain the same as those previously presented. The Company adopted the guidance as of January 1, 2022, under the modified retrospective approach and recorded right-of-use assets and liabilities of approximately $3,188 on the initial recognition date. The Company has ended the agreement on December 31, 2022.

In June 2020, the FASB issued ASU 2020-06 “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40).” This guidance simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The amendments to this guidance are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than December 15, 2021, including interim periods within those fiscal years. The Company early adopted the guidance as of January 1, 2022. The adoption of this guidance did not have a material impact on the Company’s financial statements.

w.	Recently issued accounting pronouncements not yet adopted

In September 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The adoption of ASU 2016-13 is not expected to result in a material impact on the Company’s consolidated financial statements.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 3 - ACCOUNTS RECEIVABLE-OTHER

	December 31,
	2022	2021
Government authorities	$274	$212
Advances to vendors	489	139
Prepaid expenses	163	164
Other	36	53
	$962	$568

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2022	2021
Cost:
Computers and software	$760	$703
Office furniture and equipment	520	509
Electronic equipment	604	418
Leasehold improvements	-	439
Total equipment	1,884	2,069

Accumulated depreciation	975	918

Depreciated cost	$909	$1,151

Depreciation expenses amounted to $495 and $214 for the years ended December 31, 2022 and 2021, respectively.

NOTE 5 - OPERATING LEASE

During 2017 the Company entered into an operating lease agreement, according to which the paid rent started August 2018. The monthly average rent expenses were approximately $57 from August 2018 through March 2022. In March 2022 the Company exercised an extension option and the lease term was extended for a period of five years, through March 15, 2027, with a 5% increase in base rent. Upon the extension, the Company recorded right-of-use asset and liability of approximately $3,188. In November 2022, the Company agreed with the landlord to terminate the operating lease agreement effective December 31, 2022. As such, the corresponding right-of-use asset and liability were eliminated, with a loss of $5 recognized in the statement of comprehensive loss. In addition, the Company depreciated the entire amount of $248 “leased improvements”.

In January 2020, the Company signed a sublease agreement to sublease parts of its office space in Tel Aviv to a third party for an annual consideration of approximately $240. This agreement ended in August 2021.

In August 2021, the Company signed a new sublease agreement to sublease parts of its office space in Tel Aviv to a third party for an annual consideration of approximately $280 which ends on August 31, 2022.

Operating lease expense for the year ended on December 31, 2022, $799. Sublease income for the year ended on December 31, 2022, was approximately $265.

During December 2022, the Company entered into a new operating lease agreement, starting December 25, 2022. The monthly average rent expenses are approximately $32. The first lease period is for six months with an extension option for an additional six months with a monthly average rent expense of approximately $30. As such, the lease contract qualifies as a short-term lease under ASC 842 and specifically the exception in ASC 842-20-25-2. As result, the Company elected to recognize the lease payments in profit or loss on a straight-line basis over the lease term.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 6 - OTHER ACCOUNTS PAYABLE

	December 31,
	2022	2021
Employees and payroll accruals	$1,058	$555
Accrued expenses	987	787
Accrued vacation and recuperation	333	412
Tax Liability	1,180	413
Other	169	352
	$3,727	$2,519

NOTE 7 - SAFE LIABILITY

The Company entered into SAFE agreements, with several existing shareholders and new investors, pursuant to which the Company issued to the investors the right to acquire certain shares in exchange for payment by the investors, subject to certain terms and conditions.

During the year ended December 31, 2020, a total of approximately $2,362 was raised through SAFEs, with a valuation cap of $200,000, applicable in the case of a Liquidity Event (as defined below), and a 15% conversion discount (“Discount Rate”), in the event of an equity financing in which the Company issues and sells shares for proceeds of at least $20,000 (“Equity Financing”).

During the year ended December 31, 2021, a total of approximately $18,267 was raised through SAFEs, out of which an amount of $12,638 was raised at the same terms as the 2020 SAFEs, and amounts of $5,529 and $100 were raised with a valuation cap of $400,000 and $625,000 respectively, applicable in the case of a Liquidity Event, and a 25% Discount Rate, in the event of an Equity Financing. The rest of the SAFEs conditions are similar to the 2020 SAFEs’ terms.

During the year ended December 31, 2022, a total of approximately $2,350 was raised through SAFEs, which includes amounts of $2,150 and $200 that were raised at a valuation cap of $400,000 and $625,000 respectively, applicable in the case of a Liquidity Event, and a 25% Discount Rate, in the event of an Equity. The rest of the SAFEs conditions are similar to the 2020 SAFEs’ terms.

The SAFEs contain certain conversion triggers which provide for the conversion of the investment into Ordinary Shares in the event of: (i) an Equity Financing or (ii) either a change of control transaction or an initial public offering, whichever occurs sooner, which in each case is referred to as a Liquidity Event. Upon the occurrence of a Liquidity Event, the investor will, at its discretion, receive either a cash payment or shares of the most senior series issued prior to the Liquidity Event. In the event of a conversion, the conversion price is calculated as either: (i) the price per share of the Ordinary Shares sold in connection with the Equity Financing less the Discount Rate, or (ii) the price per Ordinary Share equal to the pre-money valuation cap divided by the Company’s outstanding capitalization in effect immediately prior to the Equity Financing or Liquidity Event, calculated on an as converted and fully diluted basis, with the conversion price with respect to an Equity Financing equaling whichever calculation results in the issuance of the greater number of shares to the SAFE holder.

The SAFEs are considered liabilities pursuant to ASC 480 “Distinguishing Liabilities from Equity” and were initially and subsequently measured at fair value with change in fair value recognized in statements of comprehensive loss based on the following analysis:

The SAFEs were first evaluated under ASC 480-10 “Distinguishing Liabilities from Equity”. Each SAFE was determined to be a freestanding financial instrument since it was entered into separately and apart from any of the Company’s other financial instruments or equity transactions. In addition, each SAFE is legally detachable and separately exercisable.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 7 - SAFE LIABILITY (continued):

The SAFEs are liabilities pursuant to ASC 480-10-25-8 since the SAFEs embody an obligation that is indexed to an obligation to repurchase the Company’s shares (the Company may be obligated to repurchase the SAFEs in certain circumstances as stipulated in the agreements). Therefore, the SAFEs are required to be initially and subsequently measured at fair value with change in fair value recognized in the statements of comprehensive loss pursuant to ASC480-10-30-7 and ASC 480-10-35-5.

The Company did not assess the SAFEs for embedded derivatives since any recognized derivatives shall not be separated from the SAFEs pursuant to ASC 815-15-25-1(b), as the SAFEs are measured at fair value through profit or loss.

After the execution of the BCA on August 17, 2023 the required majority of SAFE holders signed an amendment to their existing agreements. This adjusts the outstanding SAFEs to carry a valuation cap of $200,000 and 25% discount rate. In case of a SPAC merger the valuation cap is adjusted to $150,000.

NOTE 8 - CONVERTIBLE LOANS

During the year ended December 31, 2022, the Company entered into several loan agreements (“Convertible Loans”) with noteholders for a total amount of $7,435 out of which $2,350 are with related parties. Interest on the Convertible Loans accrues at a monthly rate of 2% over the twelve months term of the loan and is payable by the Company at maturity. Any portion of the principal and interest can be converted by the noteholder to the SAFE at any time before maturity.

The noteholders also received SAFEs concurrent with the loan agreement at an amount equal to 20% of the invested loan principal.

The Convertible Loans mature 12 months from the effective date and can be extended by an additional 12 months at the discretion of the Company. If the Company elects to extend the maturity date, the noteholders shall receive a one-time extension fee equal to 20% of the loan principal amount. This extension fee shall be issued in SAFE as well.

The Convertible Loans may be prepaid in whole or in part at any time.

Conversion terms:

●	The Convertible Loans may be converted to SAFEs (the “Convertible Loan SAFEs”) at any time.

●	Upon the occurrence of a Qualified Financing which is defined as an equity investment of $15,000 or more, the Company shall repay to noteholder the outstanding balance of the principal and accrued interest (“Purchase Amount”), unless any portion is applied to the Convertible Loan SAFEs pursuant to the terms and conditions of the Convertible Loan agreement.

Key terms of the Convertible Loan SAFEs:

●	Equity Financing – Means, with respect to the Convertible Loan SAFEs, prior to the expiration of such SAFEs, if an equity financing occurs (including through an initial public offering or business combination with a special purpose acquisition company) representing investment proceeds in excess of $15,000, the Company is to automatically issue a number of shares, equal to the Purchase Amount divided by the Conversion Price (as defined below).

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 8 - CONVERTIBLE LOANS (continued):

●	Conversion Price – Means either: (1) the SAFE Price – which is the price per share equal to the pre-money valuation cap of $350,000 divided by the Company’s capitalization, calculated on an as converted and fully diluted basis or (2) the Discount Price – which is the price per share of the equity instrument sold in such Equity Financing multiplied by the Discount Rate of 75%, whichever calculation results in the greater number of shares.

●	Change of Control Event – Upon the occurrence of a change of control before the termination of the Convertible Loan SAFEs, the Purchase Amount shall automatically convert into the number of shares of the Company equal to the Purchase Amount divided by the Change of Control Conversion Price, calculated as the amount received by either the Company or its shareholders upon the change of control multiplied by the Discount Rate.

●	Upon the occurrence of a Termination Event (as defined under the note) and subject to applicable law, the Company will be required to facilitate the return of the Purchase Amount to the Investor immediately following the occurrence of the Termination Event.

The rest of the SAFE conditions are similar to the 2020 SAFEs’ terms. As such, it was determined to be freestanding financial instruments.

In August 2023 the Company repaid a total of $1,384 in Convertible Loans, consisting of $1,100 in invested principal and $284 in interest.

During the same time, 44 of 46 remaining loan investors signed the loan consent form and, as a result, the associated loans were extended for one year. Consequently, the associated extension incentive of $1,366 was granted in SAFEs to these loan investors. The loan consent form further ensures that the loans, including accrued interest, converts entirely into SAFEs immediately prior to the closing of the business combination pursuant to the BCA. These SAFEs originated based on the loan, are then converted under the same terms as captured in the SAFE amendment for original SAFE investors with a valuation cap of $200,000 and a 25% discount, and a $150,000 valuation cap in the case of a SPAC merger. See Note 7 for details on the SAFE amendment.

NOTE 9 - FAIR VALUE MEASUREMENT

The fair value of the Convertible Loans and SAFEs may change significantly as additional data is obtained, impacting the Company’s assumptions used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table presents changes in Level 3 liabilities measured at fair value for the years ended December 31, 2022 and 2021. Unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category:

	Convertible Loans	SAFE Liability
Balance at January 1, 2021	$-	$2,362
Issuance consideration	-	18,267
Change in fair value	-	5,948
Balance December 31, 2021	-	26,577
Issuance consideration	7,435	2,350
Changes in fair value	1,674	(2,645)
Balance at December 31, 2022	$9,109	$26,282

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 9 - FAIR VALUE MEASUREMENT (continued):

A summary of significant inputs (Level 3 inputs) used in measuring the Convertible Loans and the SAFEs during the year ended December 31, 2022, is as follows:

	Equity Financing Scenario	Liquidity Event Scenario
Key assumptions:

Probability weighting	80%	20%
Time to Liquidity (in years)	1.25	0.25
Expected volatility	60%	60%
Risk-free interest rate	4.73%	4.42%
Expected dividend yield	0.00%	0.00%
Equity value (in thousands)	$151,303	$151,303

A summary of significant inputs (Level 3 inputs) used in measuring the SAFEs during the year ended December 31, 2021, is as follows:

Scenario 1 — M&A —

M&A Scenario
Key assumptions:

Probability weighting	80%
Time to Liquidity (in years)	2.5
Expected volatility	56.22%
Risk-free interest rate	0.83%
Expected dividend yield	0.00%
Equity value (in thousands)	$296,921

Scenario 2 — IPO —According to management, the probability of an IPO to occur within 1.5 years following the valuation date is 10%. The Current Value Method was used under this scenario.

Scenario 3 — Termination — According to management, the probability for a termination event is 10%.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

Royalties to IIA:

Under the Company’s research and development agreements with the IIA and pursuant to applicable laws, the Company is required to pay royalties at the rate of 3%-3.5% of sales of products developed with funds provided by the IIA, up to an amount equal to 100% of the IIA research and development grants received, totals to $1,164, including accrued interest at the LIBOR rate. The Company is obligated to repay the IIA for the grants received only to the extent that there are sales of the funded products. As of December 31, 2022, the Company has not paid any royalties with respect to the IIA grants because it has yet to generate revenues.

The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced in July 2017 that it will no longer persuade or require banks to submit rates for LIBOR after 2021. Even though the IIA has not declared the alternative benchmark rate to replace LIBOR, the Company does not expect it will have a significant impact on its financial statements.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 11 - SHAREHOLDERS’ CAPITAL DEFICIENCY

a.	Ordinary Shares rights:

Each Ordinary Share confers on its holder the rights to receive notice of, and to participate and vote in, all meetings of the shareholders, to receive dividends, and to participate in the distribution of the surplus assets and funds of the Company in the event of the liquidation, dissolution or winding up of the Company, all, as set forth in the Company’s Articles of Association and subject to applicable law.

b.	Issuance of shares:

During the year ended December 31, 2021, one of the members of the Company’s Board of Directors exercised his options to purchase 60,784 Ordinary Shares in consideration of $117. In addition, two of the Company’s consultants had exercised their options to purchase 3,510 Ordinary Shares in consideration of $22.

During the year ended December 31, 2022, four of the Company’s consultants had exercised their options to purchase 86,129 Ordinary Shares in consideration of $38.

c.	Warrants:

On May 20, 2015, the Company granted 45,238 warrants to Ramot at Tel Aviv University Ltd. These warrants are exercisable, with an exercise price per share of NIS 0.01 to convert into one Ordinary Share of the Company per warrant.

d.	Share Option Plan:

On December 2015, the Board of Directors of the Company adopted the 2015 Share Incentive Plan (the “Plan”), which provides for the grant of up to 1,000,000 options to purchase Ordinary Shares of the Company to employees, officers, directors and consultants of the Company. During 2022 the pool of options to purchase Ordinary Shares under the Plan was increased to 4,450,000.

Options granted under the Plan expire 10 years from the date of grant.

The options generally vest 25% on the first anniversary of the vesting start date and 6.25% at the end of each subsequent quarter over the course of the following three years.

On April 28, 2021, the Board of Directors of the Company adopted amendments to the Plan. The main amendment was a cashless exercise mechanism.

The fair value of options granted under the stock option plan during the year ended December 31, 2022 and 2021 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

	2022	2021
Risk-free interest rates	2.97%	0.08-0.18%
Expected life of options	6.25 years	6.25 years
Expected volatility	70%	62.76-66.20%
Expected dividend yield	0.00%	0.00%

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 11 - SHAREHOLDERS’ CAPITAL DEFICIENCY (continued):

The following table summarizes stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2021	2,828,983	1.78		19,433
Granted	2,406,425	8.61
Forfeited	9,450	6.58		32
Expired	157,532	5.64		697
Exercised	64,294	2.17		500
Balance at December 31, 2021	5,004,132	4.92	1.42	23,919
Exercisable at December 31, 2021	3,053,533	2.25		16,711
Granted	404,874	9.94
Forfeited	36,467	5.64		3
Expired	512,366	6.85		77
Exercised	149,446	4.47		178
Balance at December 31, 2022	4,710,727	5.16	4.26	13,681
Exercisable at December 31, 2022	3,333,715	3.28	1.13	11,175

For the years ended December 31, 2022, and 2021, the Company recognized $7,774, and $9,749 of stock compensation expense relating to stock options, respectively. As of December 31, 2022, there was $5,284 of unrecognized stock compensation expense related to non-vested stock options granted under the Plan. These costs are expected to be recognized over a weighted-average period of approximately 1.63 years.

The following table summarizes the allocation of total share-based compensation expense in the statements of comprehensive loss:

	Year ended December 31
	2022	2021
Research and development, net	1,664	2,784
Sales and marketing	1,787	448
General and administrative	4,323	6,517
	$7,774	$9,749

The Company granted to several directors under the plan a total of 23,138 and 671,430 options during the years ending December 31, 2022, and 2021 respectively.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 11 - SHAREHOLDERS’ CAPITAL DEFICIENCY (continued):

e.

Performance and market-based compensation:

The founder, who is a current Board member and former Chief Innovation Officer (“former CIO”) is entitled to future option allocations according to his employment contract. The allocation of a maximum total of 600,000 options with a strike price of $0.01 will depend on the increase of the Company value achieved via capital raises or a potential sale of the Company, out of which 75,000 options were granted during 2017. These options will be granted fully vested upon reaching related valuation milestones. The right to this allocation terminates 18 months after the termination of the employment. No further options were allocated under these rights in 2022 and 2021. No other executive officers or Board members of the Company are entitled to such or similar allocations. The Company considers these allocation conditions as both market and performance conditions. They are considered market conditions since the employment contract links the option allocation to market prices for the Company’s equity. The Company also considers these allocations under performance conditions since the options’ vesting was dependent on achieving the required valuation milestones.

NOTE 12 - RESEARCH AND DEVELOPMENT, NET

	Year ended December 31,
	2022	2021
Salaries and wages	5,557	5,293
Share-based compensation	1,664	2,784
Rent, Office and utilities, software licenses and communication	1,834	1,924
Professional Services	556	215
Other	359	254
	9,970	10,470
Less participation of R&D expenses, net (see Note 2o)	(77)	-
	9,893	10,470

NOTE 13 - TAXES ON INCOME

a.	Tax laws applicable to the Company and the Subsidiary:

Nuvo Group Ltd. is taxed under the Israeli income tax laws. The Israeli corporate income tax rate was 23% in 2022 and thereafter. The Company’s subsidiary in the U.S. is subject to U.S. federal tax at the flat rate of 21% in 2022 and thereafter. The Company’s subsidiary is separately taxed under the domestic tax laws of the jurisdiction of incorporation of the state of Delaware.

b.	Carry forward tax losses:

Nuvo Group Ltd. has accumulated losses for tax purposes in Israel of approximately $ 75,187 as of December 31, 2022 which may be carried forward and offset against future taxable income for an indefinite period.

c.	Tax assessments:

Tax assessments filed by the Company in Israel through the year ended on December 31, 2017 are considered to be final and tax assessments filed by the Subsidiary in the United States through the year ended on December 31, 2018 are considered to be final.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 13 - TAXES ON INCOME (continued):

d.	Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2022 and 2021, the Company has provided a full valuation allowance in respect of deferred income tax assets. Management currently believes that it is more likely than not that the deferred income taxes regarding the carry forward tax losses and regarding other temporary differences will not be realized in the foreseeable future.

Significant components of the Company’s deferred income tax assets are as follows:

	December 31,
	2022	2021
Carry forward tax losses	$17,372	$14,266
Research and development expenses, net	1,835	1,779
Convertible loans	483	-
Other temporary differences	144	167
	19,834	16,212
Less - valuation allowance	(19,834)	(16,212)
	-	-

e.	Current taxes on income

The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the change in valuation allowance in respect of tax benefits from carried forward tax losses due to uncertainty of the realization of such tax benefits.

The changes in the valuation allowance for the year ended December 31, 2022 and 2021 were as follows:

	Year ended December 31
	2022	2021
Balance at the beginning of the year	$16,212	$12,491
Changes during the year:
Losses during the year (including foreign exchange rate effect)	3,622	3,721
Balance at the end of the year	$19,834	$16,212

f.	Accounting for Uncertain Tax position

The following is a reconciliation of the total amounts of the Company’s uncertain tax positions during the year ended December 31, 2022 and 2021:

	Year ended December 31
	2022	2021
Balance at the beginning of the year	$413	$-
Increase in uncertain tax positions because of tax positions taken during the year:	767	413
Balance at the end of the year	$1,180	$413

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 14 - NET LOSS PER SHARE ATTRIBUTABLE TO SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to Shareholders for the periods presented:

	Year ended December 31,
	2022	2021
Numerator:
Net loss	$(20,679)	$(34,512)
Denominator:
Ordinary Shares outstanding used in computing net loss per share attributable to Shareholders	15,477,374	15,391,244
Fully vested options and warrants for the Company’s Ordinary Shares at an exercise price of NIS 0.01 per share	1,546,023	1,573,483
Weighted average number of shares	17,023,397	16,964,727

Net loss per share	$(1.21)	$(2.03)

The potentially dilutive options to purchase Ordinary Shares that were excluded from the computation amounted to 3,160,699 and 3,454,104 options for the years ended December 31, 2022 and 2021, respectively, as their effect is anti-dilutive.

In addition, the Company has not considered the effect of the potential conversion of the SAFEs (see Note 7) and Convertible Loans (see Note 8) to Ordinary Shares of the Company in the calculation of diluted net loss per share since the conversion of these instruments is contingent upon the occurrence of future events. As a result, diluted net loss per share is the same as basic net loss per share for each of the periods presented.

NOTE 15 - RELATED PARTIES

a.	The Company had a service arrangement with a financial services firm in which its former CFO was a partner. The agreement was terminated December 31, 2021.

During the year ended December 31, 2021, the Company received accounting services from the former CFO’s firm for total consideration of $162.

The former CFO’s employment agreement was terminated on May 31, 2022.

b.	As mentioned in Note 7, during 2021 the Company entered into several SAFE agreements of which an amount of approximately $500 was received from directors of the Company.

c.	As mentioned in Note 8, during 2022 the Company received several Convertible Loans of which a principal amount of approximately $2,100 was received from directors of the Company.

d.	Commitment to shareholder

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 15 - RELATED PARTIES (continued):

On November 17, 2021, the Company entered into an agreement with its former CIO pursuant to which, the Company agreed to issue to the former CIO options to purchase 346,575 Ordinary Shares at an exercise price of NIS 0.01. In exchange for the issuance of the foregoing options, the former CIO agreed to waive the Company’s previously agreed obligation to pay any taxes resulting from the exercise of 346,575 options granted to him as part of the Company’s December 2014 financing round and any taxes resulting from the sale of those options. In addition, the Company agreed to reimburse the former CIO for expenses related to a tax ruling in connection with Company’s securities previously granted to him. Because these present obligations are considered probable by the Company and arise as a result of past transactions and events, the Company considers these obligations as liabilities under US GAAP. As of December 31, 2022 and 2021, the Company accrued a liability measured at fair value of approximately $1,945 and $3,445, respectively with changes in fair value recognized in general and administrative expenses. See also Note 16a.

e.	In June 2022, the Company signed a service agreement with a related party to provide project -based work centered around the Company’s various strategic initiatives and other projects as requested by the Company. During the year ended December 21, 2022, the Company received such services for total consideration of $45.

NOTE 16 - SUBSEQUENT EVENTS

a.	On May 29, 2023, the Company entered into an employment termination agreement (the “Termination Agreement”) with its former CIO effective January 31, 2023:

1.	As per the Termination Agreement, the Company agreed to pay the former CIO the following:

A.	12 monthly payments, equivalent to approximately $32 and totaling of approximately $384.

B.	Severance payments in respect of all employment’s periods, by no later than December 31, 2023, totaling of approximately $177.

C.	All other amounts that has not been distributed, as of the Termination Agreement date, to his pension funds during the term of his employment in a total amount of approximately $32.

2.	As per the Termination Agreement, and based on certain conditions, the Company agreed to issue to the former CIO options to purchase 346,575 Ordinary Shares at an exercise price of NIS 0.01, fully vested upon grant. In exchange for the issuance of the foregoing options, and based on certain conditions, the former CIO agreed to waive the Company’s previously agreed obligation to pay any taxes resulting from the exercise of 346,575 options granted to him as part of the Company’s December 2014 financing round and any taxes resulting from the sale of those options. See also Note 15d.

The Company acknowledges, under certain conditions, that the former CIO intends to file for a ruling with the ITA with respect to some of his held securities confirming their treatment as anti-dilution shares and undertakes to reimburse him for his personal legal and accounting expenses for the application for, and receipt of, the Tax Ruling, up to a maximum of $50 plus VAT.

b.	On May 31, 2023, an existing investor signed a $3,000 commitment to invest according to the terms of the Share Purchase Agreement (“SPA”) in connection with the Crossover Preferred Financing. This commitment is conditional upon signing the BCA, the approval of amended Articles of Association and the execution of an agreement with the former CIO. Accordingly, as of August 1, 2023 these funds have not been received yet.

Earlier in 2023, existing investors committed to join the Crossover Preferred Equity Financing round and signed non-binding term sheets. Based on those term sheets, the Company has already received approximately $6,045; there is an additional $5,700 committed pending finalization of the BCA.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(U.S. dollars in thousands, except share data)

NOTE 16 - SUBSEQUENT EVENTS (continued):

No shares were issued in connection with any of these Crossover Preferred Equity Financing investments and commitments, as of August 1, 2023. The total round is expected to issue 2,262,297 Crossover Preferred Equity Financing shares if fully subscribed.

On April 25, 2023 the Company and LAMF signed a non-binding letter of intent (the “LOI”), contemplating entry into the BCA and its consummation, which was extended first on May 16, 2023 and then on May 31, 2023, and expired on June 14, 2023. On July 12, 2023, both parties entered into another LOI with an expiry date of August 14, 2024 (see section c below). The LOI contemplates a valuation of the Company before the BCA’s execution of $300,000. The Company expects that as an effect of the BCA’s execution, it will become a publicly listed company. During this process and as a public company the Company will incur substantial additional operating expenses related to legal and audit services as well as elevated operating expenses typically associated with a public company. It is unclear whether the contemplated BCA will enable the Company to attract sufficient funding to reach profitability. It is possible that the Company will raise additional capital between the issuance of these financial statements and the closing of the contemplated BCA’s execution. It is expected, that as a result of the BCA’s execution, the Company’s current shareholders might face substantial dilution through the conversion of currently outstanding SAFEs and Convertible Loans as well as the Crossover Preferred Equity Financing as a consequence of the BCA’s execution. The financial statements of the contemplated combined entity will look different from these financial statements. It might therefore be difficult or impossible to compare the Company’s financial statements before and after the BCA’s execution. Between the signing of the BCA and the closing of the transaction contemplated thereby, the Company will be restricted in relation to additional spending and business conduct pursuant to the terms of the BCA, which might negatively affect its ability to serve its customers or retain talent. It is also expected that LAMF will appoint a board member to the pro-forma company. Shareholders, SAFE holders and noteholders will be required to consent to different elements of the contemplated transaction. Without the required consent, it is possible that the BCA will not close.

c.	On August 17, 2023 the Company and LAMF executed the BCA.

Based on the BCA and upon the consummation of the mergers contemplated therein, the Company will become a subsidiary of Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”). As a part of the associated closing transactions pursuant to the BCA, Holdco will issue ordinary shares to existing Company shareholders. Holdco will also issue ordinary shares to Crossover Preferred investors following the consummation of such mergers pursuant to the terms of the agreements governing the Crossover Preferred Equity Financing as an incentive to participate in that financing (see section d below). Holdco might receive funds from the SPAC trust as a part of the closing. At the same time, LAMF’s sponsor and possibly remaining public SPAC investors will become shareholders of Holdco. Upon closing of the SPAC transaction outstanding loans and SAFEs are expected to convert into Nuvo Ordinary Shares, before converting into Holdco’s ordinary shares. Existing options, such as options held by employees to purchase Nuvo’s Ordinary Shares will be converted to Holdco’s options to purchase Holdco’s ordinary shares. As the conversion ratio between Nuvo’s Ordinary Shares and Holdco’s ordinary shares depends, among other things, on additional financing, no exact conversion ratio can currently be provided.

d.	Between March and August 2023, the Company received binding commitments for investments of $13,000 in the Crossover round. Of this amount, $12,850 were received in cash as of the approval date of the financial statements. As a result, Crossover Preferred shares were issued, which will convert into preferred shares of Holdco upon the consummation of the merger with the same terms as the Crossover Preferred shares. According to the terms of this investment round, Holdco will also issue approximately $36,000 worth in Holdco’s ordinary shares to Crossover investors immediately after the closing of the mergers.

e.

On July 1, 2023, the Company entered into a consulting services agreement (the “Consulting Agreement”) with an entity wholly owned and controlled by the Company’s Interim Chief Financial Officer as of August 2023 (“the Consulting Company”), to provide consulting services to the Company. Pursuant to the Consulting Agreement, the Company will pay the Consulting Company an annual retainer of $300,000 to be paid as follows: (i) 50% in cash and (ii) 50% by way of fully-vested options to purchase the Company’s Ordinary Shares issued under the Company’s Plan.

f.	From January 1, 2023 and as of the approval date of the financial statements, the Company granted a total of 239,986 options to employees and advisors under its 2015 Share Incentive Plan.

LAMF GLOBAL VENTURES CORP. I

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current Assets
Cash	$95,615	$268,199
Prepaid expenses	147,595	213,411
Total current assets	243,210	481,610
Other Assets
Cash and investments in Trust Account	31,635,094	262,000,174
Reimbursement receivable	-	2,974,500
Total other assets	31,635,094	264,974,674
Total assets	$31,878,304	$265,456,284

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit Liabilities
Current Liabilities
Due to Sponsor	$88,196	$88,196
Sponsor advance	500,000	-
Accrued expenses	4,385,296	806,643
Non-redemption liability	453,184	-
Total current liabilities	5,426,676	894,839
Long-Term Liabilities
Deferred underwriting fee payable	9,915,000	9,915,000
Deferred advisory fees payable	2,974,500	2,974,500
Total long-term liabilities	12,889,500	12,889,500
Total liabilities	18,316,176	13,784,339

Commitments and Contingencies
Class A Ordinary Shares subject to possible redemption, 2,952,616 at $10.69 per share at September 30, 2023 and 25,300,000 at $10.35 per share at December 31, 2022	31,535,094	261,900,213

Shareholders’ Deficit
Preference Shares; $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2023 and December 31, 2022	-	-
Class A Ordinary Shares; $0.0001 par value; 500,000,000 shares authorized; 9,539,333 issued and outstanding (excluding 2,952,616 shares subject to possible redemption) as of September 30, 2023 and 1,106,000 issued and outstanding as of December 31, 2022	953	110
Class B Ordinary Shares; $0.0001 par value; 50,000,000 shares authorized; none issued and outstanding as of September 30, 2023 and 8,433,333 issued and outstanding as of December 31, 2022	-	843
Additional paid-in capital	293,572	-
Accumulated deficit	(18,267,491)	(10,229,221)
Total Shareholders’ Deficit	(17,972,966)	(10,228,268)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$31,878,304	$265,456,284

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LAMF GLOBAL VENTURES CORP. I

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating costs
General and administrative	$4,899,938	$258,008	$7,878,698	$1,118,836
Loss from operations	4,899,938	258,008	7,878,698	1,118,836
Other income (expense):
Interest income	-	-	4,131,698	24
Dividend income	402,845	675,390	518,308	752,562
Unrealized gain	-	724,985	-	875,759
Change in fair value of derivatives	(148,731)	-	(159,611)	-
Net income (loss)	$(4,645,824)	$1,142,367	$(3,388,303)	$509,509

Weighted average shares outstanding of Class A ordinary shares	12,491,949	26,406,000	19,219,622	26,406,000
Basic and diluted net income (loss) per Class A ordinary shares	$(0.37)	$0.03	$(0.15)	$0.01
Weighted-average shares outstanding of Class B ordinary shares	-	8,433,333	4,077,656	8,433,333
Basic and diluted net income (loss) per Class B ordinary shares	$0.00	$0.03	$(0.15)	$0.01

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LAMF GLOBAL VENTURES CORP. I

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Preference Shares		Additional paid-in	Accumulated	Total shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance – December 31, 2022	1,106,000	$110	8,433,333	$843	-	$-	$-	$(10,229,221)	$(10,228,268)
Net income	-	-	-	-	-	-	-	2,193,207	2,193,207
Accretion of Class A Ordinary Shares Subject to redemption amount	-	-	-	-	-	-	-	(2,825,600)	(2,825,600)
Balance, March 31, 2023 (unaudited)	1,106,000	110	8,433,333	843	-	-	-	(10,861,614)	(10,860,661)
Net loss	-	-	-	-	-	-	-	(935,686)	(935,686)
Reclassification of shares under Non-Redemption Agreements	-	-	-	-	-	-	293,572	-	293,572
Conversion of ordinary shares	8,433,333	843	(8,433,333)	(843)
Accretion of Class A Ordinary Shares Subject to redemption amount	-	-	-	-	-	-	-	(1,421,522)	(1,421,522)
Balance, June 30, 2023 (unaudited)	9,539,333	953	-	-	-	-	293,572	(13,218,822)	(12,924,297)
Net loss	-	-	-	-	-	-	-	(4,645,824)	(4,645,824)
Accretion of Class A Ordinary Shares Subject to redemption amount	-	-	-	-	-	-	-	(402,845)	(402,845)
Balance, September 30, 2023 (unaudited)	9,539,333	$953	-	$-	-	$-	$293,572	$(18,267,491)	$(17,972,966)

THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Preference Shares		Additional paid-in	Accumulated	Total shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance – December 31, 2021	1,106,000	$110	8,433,333	$843	-	$-	$-	$(8,639,551)	$(8,638,598)
Net loss	-	-	-	-	-	-	-	(421,537)	(421,537)
Balance, March 31, 2022 (unaudited)	1,106,000	110	8,433,333	843	-	-	-	(9,061,088)	(9,060,135)
Net loss	-	-	-	-	-	-	-	(211,321)	(211,321)
Balance, June 30, 2022 (unaudited)	1,106,000	110	8,433,333	843	-	-	-	(9,272,409)	(9,271,456)
Net income	-	-	-	-	-	-	-	1,142,367	1,142,367
Accretion of Class A Ordinary Shares Subject to redemption amount	-	-	-	-	-	-	-	(1,528,360)	(1,528,360)
Balance, September 30, 2022 (unaudited)	1,106,000	$110	8,433,333	$843	-	$-	$-	$(9,658,402)	$(9,657,449)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LAMF GLOBAL VENTURES CORP. I

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$(3,388,303)	$509,509
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Interest and dividends earned on marketable securities held in Trust Account	(4,650,006)	-
Unrealized gain on investments	-	(875,759)
Change in fair value of derivatives	159,611	-
Advisory Fee Reimbursement Write Off	2,974,500
Non-redemption liability	293,573	-
Changes in operating assets and liabilities:
Prepaid expenses	65,816	243,245
Accrued expenses	3,578,653	483,833
Due to affiliates	-	12,998
Net cash (used in) provided by operating activities	(966,156)	373,826

Cash Flows from Investing Activities:
Proceeds from sale of investments in Trust Account	-	774,989,661
Purchase of investments in Trust Account	-	(775,742,223)
Withdrawal from Trust Account upon redemption of 22,347,384 Class A ordinary shares	235,015,086	-
Net cash provided by (used in) investing activities	235,015,086	(752,562)

Cash Flows from Financing Activities:
Advance from Affiliates	500,000	-
Reclassification of shares under non-redemption agreements	293,572	-
Redemption of 22,347,384 Class A ordinary shares	(235,015,086)	-
Net cash used in financing activities	(234,221,514)	-

Net decrease in cash	(172,584)	(378,736)
Cash – Beginning of period	268,199	881,842
Cash – End of period	$95,615	$503,106

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LAMF GLOBAL VENTURES CORP. I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

NOTE 1—ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

LAMF Global Ventures Corp. I (the “Company”) was incorporated as a Cayman Islands exempted company on July 20, 2021. The Company was incorporated for the purpose of effecting a business combination (the “Business Combination”). The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

The Company has selected December 31 as its fiscal year end.

As of September 30, 2023, the Company had not yet commenced any operations. All activity for the period from July 20, 2021 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (the “IPO”), and subsequent to the IPO, the search for a prospective target business. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash from the proceeds derived from the IPO.

Financing

The registration statement for the IPO was declared effective on November 10, 2021 (the “Effective Date”). On November 16, 2021, the Company consummated the sale of 25,300,000 units, which included the full exercise by the underwriters of their over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), in the amount of 3,300,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $253,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 1,106,000 private placement units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to LAMF SPAC Holdings I LLC (the “Sponsor”), generating gross proceeds of $11,060,000.

Transaction costs amounted to $15,651,363, including $4,000,000 of underwriting fees, $9,915,000 of deferred underwriting fees and $1,736,363 of other offering costs.

Trust Account

Following the closing of the IPO on November 16, 2021, $258,060,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”). As of December 31, 2022, the funds held in the Trust Account were held in cash and United States Treasury securities. As of September 30, 2023, the funds held in the Trust Account were held in Black Rock Liquidity Funds Treasury Trust Fund. As of September 30, 2023, the balance in the trust account is $31,635,094.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders (the “Public Shareholders”) of the outstanding Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), included in the Units sold in the IPO with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Warrants (as defined in Note 3).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Articles”). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., the Public Warrants (as defined in Note 3)), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

If the Company seeks shareholder approval of a Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Articles, conduct redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased by them during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the IPO, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete a Business Combination within 18 months from the closing of the IPO or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by December 16, 2023 (the “Combination Period”) (as may be further extended in accordance with the Extension (as defined below)) the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per share held in the Trust Account.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholder’s equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

On December 30, 2021, the Company announced that holders of the Units sold in the IPO may elect to separately trade the Class A ordinary shares and Public Warrants included in the Units commencing on or about December 30, 2021. Each Unit consists of one Class A ordinary share and one-half of one redeemable Warrant to purchase one Class A ordinary share. Any Units not separated will continue to trade on the Nasdaq under the symbol “LGVCU,” and the Class A ordinary shares and Public Warrants will separately trade on Nasdaq under the symbols “LGVC” and “LGVCW,” respectively. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and Warrants.

On May 5 and May 8, 2023, the Company and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third-party investors (the “Investors”), pursuant to which the Investors have, in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public shares (the “Non-Redeemed Shares”). Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to the Investors (i) for the Initial Extension (as defined below), a number of Founder Shares equal to 21% of the number of Non-Redeemed Shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension (as defined below), a number of Founder Shares equal to 3.5% of the number of Non-Redeemed Shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented.

On May 11, 2023, at an extraordinary general meeting of shareholders of the Company, the Company’s shareholders approved an amendment to the Articles to provide the Company with the right to extend the date by which the Company must consummate a Business Combination to November 16, 2023 (the “Extended Date”) (the “Initial Extension”) and to allow the Company, without another shareholder vote, by resolution of the Company’s board of directors, to elect to further extend the Extended Date in one-month increments up to six additional times (each, an “Additional Monthly Extension”) up to May 16, 2024 (the Initial Extension and the option to extend for Additional Monthly Extensions are collectively referred to as the “Extension”). On November 13, 2023 the board of directors of the Company elected to extend the Extended Date to December 16, 2023 through an Additional Monthly Extension. The Company’s shareholders also approved a proposal (the “Redemption Limitation Amendment Proposal”) to amend the Articles to eliminate (i) the limitation that the Company may not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate a Business Combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination. The Company’s shareholders also approved a proposal (the “Founder Share Amendment Proposal”) to provide for the right of a holder of the Founder Shares to convert such shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of a Business Combination at the election of the holder. In connection with the vote to approve the Extension, the holders of 22,347,384 Public Shares properly exercised their right to redeem their Public Shares for cash at a redemption price of approximately $10.52 per share, for an aggregate redemption amount of $235,015,086. After the satisfaction of such redemptions, the balance in the Trust Account at September 30, 2023 is $31,635,094.

Following the approval of the proposals at the extraordinary general meeting of shareholders of the Company, the holders of the Founder Shares elected to convert all of the 8,433,333 Founder Shares into Class A ordinary shares. As a result of the redemptions described above and the conversion of the Founder Shares, there are an aggregate of 12,491,949 Class A ordinary shares outstanding, comprised of 2,952,616 Class A ordinary shares held by Public Shareholders, 1,106,000 Class A ordinary shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO, and 8,433,333 Class A ordinary shares that were converted from the Founder Shares.

Liquidity and Going Concern

As of September 30, 2023, the Company had cash outside the Trust Account of $95,615 and working capital deficit of $5,183,466. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem ordinary shares. As of September 30, 2023, none of the amounts in the Trust Account were available to be withdrawn as described above.

Until the consummation of the IPO, the Company’s only source of liquidity was an initial purchase of Founder Shares by the Sponsor and a promissory note from the Sponsor. On November 16, 2021, the Company consummated the IPO of 25,300,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $253,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 1,106,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $11,060,000.

The Company anticipates that the $95,615 outside of the Trust Account as of September 30, 2023, along with a potential loan(s) from the Sponsor, will not be sufficient to allow the Company to operate until December 16, 2023 (as may be further extended in accordance with the Extension), assuming that a Business Combination is not consummated during that time. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of September 30, 2023, the Company’s management has determined the liquidity condition and date for mandatory liquidation and subsequent redemption of shares raises substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of the issuance of these condensed consolidated financial statements. The Company intends to complete its initial Business Combination before the mandatory liquidation date; however, there can be no assurance that the Company will be able to consummate a Business Combination by December 16, 2023 (as may be further extended in accordance with the Extension). Until the consummation of its Business Combination, the Company will be using the funds from the portion of the proceeds from the sale of Private Placement Warrants not held in the Trust Account, and any additional Working Capital Loans from the Initial Shareholders, the Company’s officers and directors, or their respective affiliates, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination. The Company may raise additional capital through loans or additional investments from the Sponsor or the Sponsor’s members. The Sponsor is not obligated to loan the Company additional funds or make additional investments but may do so from time to time to meet the Company’s working capital needs. Management has determined that if the Company is unable to complete a Business Combination during the Combination Period, then the Company will cease all operations except for the purpose of liquidating. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as going concern.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023.

The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulation its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity (deficit). The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023, and December 31, 2022.

Cash and Investments Held in Trust Account

As of September 30, 2023, the balance held in the Trust Account of $31,635,094 was held in Black Rock Liquidity Funds Treasury Trust Fund. As of December 31, 2022, the balance held in the Trust Account of which $1,584 was held in cash and $261,998,590 was held in U.S. Treasury Bills. The Company classifies its United States Treasury securities, if any, as trading in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 320, “Investments-Debt and Equity Securities.” Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest and dividend income in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000, and investments held in Trust Account. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Non-Redemption Agreement

On May 5 and May 8, 2023, the Sponsor entered into Non-Redemption Agreements with various shareholders of the Company pursuant to which these shareholders have committed not to redeem their shares in connection with the extraordinary general meeting held on May 12, 2023, but still retained their right to redeem in connection with the closing of the Business Combination. The commitment to not redeem was accepted by holders of 2,888,000 shares of Class A ordinary shares. In consideration of this agreement, the Sponsor agreed to transfer a portion of its Class B ordinary shares to the Non-Redeeming Shareholders.

The Company accounts for Non-Redemption Agreements under the applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Management’s assessment considers whether the arrangements are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the arrangements meet all of the requirements for equity classification under ASC 815, including whether the liabilities are indexed to the Company’s own ordinary shares, among other conditions for equity classification.

This assessment, which requires the use of professional judgment, is conducted at the time of Non-Redemption Agreement issuance and as of each subsequent quarterly period end date for which the number of shares due to be transferred under the agreement are possible but remain undetermined. As of September 30, 2023, the non-redemption liability consists of 606,480 shares with an estimated fair value of $453,184.

Changes in the estimated fair value of the Non-Redemption Agreements are recognized as a non-cash gain or loss in the unaudited condensed consolidated statements of operations. The fair value of the Non-Redemption Agreements was estimated using inputs such as the price of the underlying stock, the market interest rate, the likelihood of completion of a transaction and the time remaining to a possible transaction.

Ordinary Shares Subject to Possible Redemption

All of the 25,300,000 Public Shares contain a redemption feature which allows for their redemption in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Articles. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity.

In accordance with the ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the Class A ordinary shares as redeemable. Immediately upon the closing of the IPO, the Company recognized a onetime charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A ordinary shares and the redemption value.

The Class A ordinary shares reflected on the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds from IPO	$253,000,000
Less:
Proceeds allocated to Public Warrants	(14,294,500)
Class A ordinary shares issuance costs	(14,451,363)
Plus:
Accretion of carrying value to redemption value for the year ended December 31, 2022	37,646,076
Class A ordinary shares subject to possible redemption as of December 31, 2022	261,900,213
Less:
Class A ordinary shares redeemed from the Trust Account	(235,015,086)
Plus:
Accretion of carrying value to redemption value for the nine months ended September 30, 2023	4,649,967
Class A ordinary shares subject to possible redemption as of September 30, 2023	$31,535,094

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

	For the three months ended September 30, 2023		For the three months ended September 30, 2022		For the nine months ended September 30, 2023		For the nine months ended September 30, 2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss) including carrying value to redemption	$(4,645,824)	$-	$865,842	$276,525	$(2,795,258)	$(593,045)	$386,175	$123,334
Denominator:
Weighted average shares outstanding	12,491,949	-	26,406,000	8,433,333	19,219,622	4,077,656	26,406,000	8,433,333

Basic and diluted net income (loss) per share	$(0.37)	$-	$0.03	$0.03	$(0.15)	$(0.15)	$0.01	$0.01

Offering Costs associated with the IPO

Deferred offering costs consist of professional fees incurred through the unaudited condensed consolidated balance sheet date that are directly related to the IPO. Offering costs amounting to $15,651,363 were charged to temporary shareholders’ equity upon the completion of the IPO.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that any recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the SEC if currently adopted, would have a material impact on the Company’s unaudited condensed consolidated financial statements.

NOTE 3—INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 25,300,000 Units (including 3,300,000 Units as part of the underwriters’ full exercise of the over-allotment option) at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (each whole warrant, a “Public Warrant” and, together with the Private Placement Warrants (as defined in Note 4), the “Warrants”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The Warrants will become exercisable 30 days after the completion of the initial Business Combination, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

NOTE 4—PRIVATE PLACEMENT

On November 16, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the issuance and sale of 1,106,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $11,060,000 (the “Private Placement”). Each whole Private Placement Unit consists of one Class A ordinary share (each, a “Private Placement Share”) and one-half of one redeemable warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

NOTE 5—RELATED PARTY TRANSACTIONS

Founder Shares

On September 3, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover formation costs in exchange for an aggregate of 7,666,667 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). On November 10, 2021, the Company effected a share capitalization pursuant to which an additional 766,666 Founder Shares were issued to the Sponsor. All shares and associated amounts have been retroactively restated to reflect the share capitalization, resulting in an aggregate of 8,433,333 Founder Shares outstanding as of September 30, 2023 and December 31, 2022. As described in Note 1, in connection with the Extension, all 8,433,333 Class B ordinary shares were converted into 8,433,333 Class A ordinary shares on May 11, 2023, resulting in no Class B ordinary shares outstanding.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earliest to occur of (i) (x) with respect to one-third of such shares, until consummation of the initial Business Combination, (y) with respect to one-third of such shares, until the closing price of the Class A ordinary shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination and (z) with respect to one-third of such shares, until the closing price of the Class A ordinary shares exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination; (ii) two years after the consummation of the initial Business Combination; and (iii) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,200,000 of the Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of September 30, 2023 and December 31, 2022, no such Working Capital Loans were outstanding.

Due to Affiliate

An affiliate of the Company advanced $88,196 for the cost of certain regulatory fees incurred by the Company. The Company will reimburse this amount to the affiliate. As of both September 30, 2023 and December 31, 2022, balance due to affiliate totaled $88,196.

The Sponsor advanced $500,000 for the cost of certain regulatory fees incurred by the Company. The Company will reimburse this amount to the affiliate. As of September 30, 2023, balance due to the Sponsor totaled $500,000.

Administrative Services Agreement

On November 10, 2021, the Company entered into an agreement to pay the Sponsor (and/or its affiliates or designees) an aggregate of $20,000 per month for office space and, secretarial and administrative services. For both nine months ended September 30, 2023 and 2022, the Company incurred $180,000 of administrative services under the arrangement. As of September 30, 2023, and December 31, 2022, amounts due to Sponsor were $100,000 and $0 and recorded in accrued expenses in the condensed consolidated balance sheets, respectively. Upon the earlier of the Company’s consummation of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

NOTE 6—COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the IPO and/or search for a target company, the specific impact is not readily determinable as of the date of issuance of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, Russia commenced a military action against the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against Russia. The invasion of Ukraine may result in market volatility that could adversely affect the Company’s stock price and the Company’s search for a target company. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.

The escalation in October 2023 of the conflict between Israel and Hamas also could cause disruptions to global economic conditions and effect the stability of the Middle East region. It is unknown how long the disruptions will continue and whether such disruption will become more severe. The impact of the conflict on the world economy is not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, result of operations, and cash flows is also not determinable as of the date of these condensed consolidated financial statements.

Registration Rights

The holders of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, the Class A ordinary shares underlying the Private Placement Warrants and Private Placement Units that may be issued upon conversion of the Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to the registration rights agreement signed on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short-form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination.

Underwriting Agreement

The Company granted the underwriters of the IPO a 45-day option from the date of the IPO to purchase up to an additional 3,300,000 Units to cover over-allotments, if any, at the IPO price less underwriting discounts. On November 16, 2021, the underwriters elected to fully exercise the over-allotment option and purchased 3,300,000 Units.

The underwriters of the IPO received a cash underwriting discount of two percent (2%) of the gross proceeds of 20,000,000 of the Units sold in the IPO, or $4,000,000. The underwriters were initially entitled to deferred underwriting discounts of 2% of the gross proceeds of 2,000,000 Units, 3.5% of the gross proceeds of 22,000,000 Units, and 5.5% of the gross proceeds of all Units sold in the IPO ($9,915,000 in the aggregate) held in the Trust Account upon the completion of the initial Business Combination, subject to the terms of the underwriting agreement.

However, on September 22, 2023, Wells Fargo Securities, the sole book-running manager of the IPO, solely with respect to the Nuvo Transaction, waived its entitlement to the payment of all of its $9,915,000 deferred underwriting commissions for its previously completed role as underwriter of the IPO that would have become due upon the consummation of the Nuvo Transaction, without any consideration.

Advisors’ Agreement

In connection with the IPO, the Company engaged Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), an affiliate of a passive member of the Sponsor, to provide consulting and advisory services in connection with the IPO, for which it received an advisory fee equal to 0.6% of the aggregate proceeds of the IPO. Affiliates of CCM have and manage investment vehicles with a passive investment in the Sponsor. Of such amount, $1,200,000 was paid at the closing of the IPO with the remainder deferred until the consummation of the Company’s initial Business Combination. Such amount was included as part of the offering costs for the IPO. The underwriters of the IPO agreed to reimburse the Company for this cost; a total of $1,175,000 was received from the underwriters at the time of closing of the IPO, and an additional $25,000 was paid by the underwriters to cover legal fees that were part of the offering costs. An additional fee of 1.05% of the IPO proceeds is to be paid to CCM to serve as an advisor in connection with the Company’s initial Business Combination upon consummation of the Company’s initial Business Combination. All fees under this agreement are subject to reimbursement to the Company from the underwriters. Historically, a reimbursement receivable and deferred advisory fee payable of $2,974,500 were reflected in the accompanying unaudited condensed consolidated balance sheets. At September 30, 2023, the Company recorded an allowance for credit loss of $2,974,500 relating to the reimbursement receivable. The allowance for credit loss is included in the general and administrative costs in the condensed consolidated statement of operations.

Business Combination Agreement

On August 17, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) pursuant to which the Company will engage in a business combination transaction with Nuvo Group Ltd., a limited liability company organized under the State of Israel (“Nuvo”) (the “Nuvo Transaction”). The public company ultimately resulting from the completion of the Nuvo Transaction will be Holdco Nuvo Group D.G. Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”). The parties to the Business Combination Agreement are the Company, Nuvo, Holdco, Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco, and H.F.N. Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of the Company.

The Nuvo Transaction is expected to close in the first quarter of 2024 and is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties as set forth in the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, the Company entered into (a) a sponsor support agreement with the Sponsor and other Company insiders party thereto (the “Sponsor Parties”), Holdco, and Nuvo, pursuant to which the Sponsor Parties agreed to vote in favor of the adoption and approval of the Nuvo Transaction, be bound by certain other covenants and agreements related to the Nuvo Transaction, be bound by certain transfer restrictions with respect to their securities of the Company during the pendency of the Nuvo Transaction, and not redeem any Class A ordinary shares in connection with the Nuvo Transaction; and (b) a shareholder support agreement with Nuvo, Holdco and certain shareholders of Nuvo (“Nuvo Shareholders”), pursuant to which Nuvo Shareholders agreed, among other things, to vote in favor of the adoption and approval of the Nuvo Transaction, be bound by certain other covenants and agreements related to the Nuvo Transaction and be bound by certain transfer restrictions with respect to their Nuvo securities during the pendency of the Nuvo Transaction.

NOTE 7—SHAREHOLDERS’ DEFICIT

Preference Shares – The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. As of September 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares – The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of September 30, 2023, and December 31, 2022, there were 9,539,333 (excluding 2,952,616 shares subject to possible redemption) and 1,106,000 Class A ordinary shares issued and outstanding.

Class B Ordinary Shares – The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of September 30, 2023, and December 31, 2022, there were 0 and 8,433,333 Class B ordinary shares issued and outstanding, respectively. Due to the full exercise of the over-allotment by the underwriters on November 16, 2021, no shares are subject to forfeiture (see Note 6). In connection with the Extension, all 8,433,333 Class B ordinary shares were converted into 8,433,333 Class A ordinary shares on May 11, 2023, resulting in no Class B ordinary shares outstanding.

Prior to their conversion into Class A ordinary shares, the Class B ordinary shares would have automatically converted into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares would have equaled, in the aggregate, 25% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders and not including the Private Placement Shares), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares would never have occurred on a less than one-for-one basis. Following the conversion of the Class B ordinary shares into Class A ordinary shares on May 11, 2023 as described in Note 1 and above, the Founder Shares no longer have such anti-dilution protection.

Prior to the closing of the initial Business Combination, only holders of Founder Shares will have the right to vote on continuing the Company in a jurisdiction outside of the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). With respect to any other matter submitted to a vote of the Company’s shareholders prior to or in connection with the completion of the initial Business Combination, including any vote in connection with the initial Business Combination, except as required by law, holders of the Founder Shares and holders of the Public Shares will vote together as a single class, with each share entitling the holder to one vote.

Warrants – Each whole Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares or Private Placement Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20-trading day-period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Warrants is then effective and a prospectus relating thereto is current. No Warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Warrant unless the Class A ordinary share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) for any 20 trading days within a 30-trading day-period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders.

If the Company calls the Warrants for redemption as described above, the management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the Warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Private Placement Warrants, as well as any Warrants underlying additional units the Company may issue upon the conversion of Working Capital Loans, are identical to the Public Warrants.

NOTE 8—FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability. Transfers between fair value levels are recorded at the end of each reporting period.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2023	Level	December 31, 2022
Investments held in Trust Account – United States Treasury securities		-	1	$261,998,590
Investments held in Trust Account – Treasury Trust Fund	1	$31,635,094		-
Non-Redemption Agreement derivative liability	3	$453,184		-

At September 30, 2023, assets held in the Trust Account were comprised of $31,635,094 in the Blackrock Liquidity Funds Treasury Trust Fund and as of December 31, 2022, the Trust Account comprised of $261,998,590 in United States Treasury securities and $1,584 in cash. During the three and nine months ended September 30, 2023, and 2022, the Company did not withdraw any interest and dividend income from the Trust Account. In May 2023, $235,015,086 was withdrawn from the account to redeem Class A ordinary shares.

Non-Redemption Agreements

The Non-Redemption Agreements are classified as Level 3. The key inputs into the discounted cash flow method for the Non-Redemption Agreements were as follows at September 30, 2023:

Input	September 30, 2023
Expected term (years)	0.75
Probability of completion of a business combination	10%
Discount rate	8.25%
Fair value of the ordinary share price	$10.69

The following table presents the changes in the fair value of the derivative non-redemption liabilities:

Fair value as of January 1, 2023	$-
Issuance of Non-Redemption Agreements	587,145
Reclassification of Non-Redemption Agreements to additional paid-in capital	(293,572)
Change in fair value of derivative non-redemption liabilities	159,611
Fair value as of September 30, 2023	$453,184

NOTE 9—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

LAMF Global Ventures Corp. I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of LAMF Global Ventures Corp. I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and the period from July 20, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from July 20, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 16, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 31, 2023

PCAOB ID Number 100

LAMF GLOBAL VENTURES CORP. I

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$268,199	$881,842
Prepaid expenses	213,411	487,573
Total current assets	481,610	1,369,415
OTHER ASSETS
Cash and Investments in Trust Account	262,000,174	258,060,000
Reimbursements receivable	2,974,500	2,974,500
Total other assets	264,974,674	261,034,500
Total assets	$265,456,284	$262,403,915

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
LIABILITIES
CURRENT LIABILITIES
Due to Sponsor	$88,196	$75,198
Accrued expenses	806,643	17,815
Total current liabilities	894,839	93,013
LONG-TERM LIABILITIES
Deferred underwriting fee payable	9,915,000	9,915,000
Deferred advisory fees payable	2,974,500	2,974,500
Total long-term liabilities	12,889,500	12,889,500
Total liabilities	13,784,339	12,982,513

COMMITMENTS AND CONTINGENCIES
Class A Ordinary Shares subject to possible redemption, 25,300,000 shares at redemption value of $10.35 and $10.20 per share, as of December 31, 2022 and 2021, respectively	261,900,213	258,060,000

SHAREHOLDERS’ DEFICIT
Preference Shares; $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A Ordinary Shares; $0.0001 par value; 500,000,000 shares authorized; 1,106,000 issued and outstanding (excluding 25,300,000 shares subject to possible redemption)	110	110
Class B Ordinary Shares; $0.0001 par value; 50,000,000 shares authorized; 8,433,333 issued and outstanding	843	843
Additional paid-in capital	-	-
Accumulated deficit	(10,229,221)	(8,639,551)
Total Shareholders’ Deficit	(10,228,268)	(8,638,598)
Total Liabilities, Class A Ordinary Shares subject to possible redemption and Shareholders’ Deficit	$265,456,284	$262,403,915

The accompanying notes are an integral part of these financial statements.

LAMF GLOBAL VENTURES CORP. I

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2022	For the period from July 20, 2021 (inception) through December 31, 2021
OPERATING COSTS
General and administrative	$1,689,655	$-
Formation cost	-	212,250
Loss from operations	(1.689,655)	(212,250)
OTHER INCOME
Interest income	$3,187,612	$15
Dividend income	752,586	-
Total other income	3,940,198	15
Net Income (loss)	$2,250,543	$(212,235)

Weighted-average shares outstanding of Class A ordinary shares	26,406,000	7,245,549
Basic and diluted net income (loss) per Class A ordinary shares	$0.06	$(0.01)
Weighted-average shares outstanding of Class B ordinary shares	8,433,333	6,119,309
Basic and diluted net income (loss) per Class B ordinary shares	$0.06	$(0.01)

The accompanying notes are an integral part of these financial statements.

LAMF GLOBAL VENTURES CORP. I

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A		Class B		Additional		Total Shareholders’
	Ordinary Shares		Ordinary Shares		Paid-In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of July 20, 2021 (inception)	-	$-	-	$-	$-	$-	$-
Class B ordinary shares issued to Sponsor	-	-	8,433,333	843	24,157	-	25,000
Consideration received for purchase of Private Placement Units by Sponsor	1,106,000	110	-	-	11,059,890	-	11,060,000
Proceeds allocated to Public Warrants	-	-	-	-	14,294,500	-	14,294,500
Accretion of Class A Ordinary Shares Subject to redemption	-	-	-	-	(25,378,547)	(8,427,316)	(33,805,863)
Net loss	-	-	-	-	-	(212,235)	(212,235)
Balance as of December 31, 2021	1,106,000	$110	8,433,333	$843	$-	$(8,639,551)	$(8,638,598)
Net Income	-	-	-	-	-	2,250,543	2,250,543
Accretion of Class A Ordinary Shares Subject to redemption	-	-	-	-	-	(3,840,213)	(3,840,213)
Balance as of December 31, 2022	1,106,000	$110	8,433,333	$843	$-	$(10,229,221)	$(10,228,268)

The accompanying notes are an integral part of these financial statements.

LAMF GLOBAL VENTURES CORP. I

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the period from July 20, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities
Net income (loss)	$2,250,543	$(212,235)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Interest and dividends earned on investments held in the Trust Account	(3,940,174)	-
Formation costs paid by Sponsor	-	25,000
Operating costs paid by Sponsor	-	75,198
Changes in operating assets and liabilities:
Prepaid expenses	274,162	(487,573)
Accrued expenses	788,828	17,815
Due to Sponsor	12,998	-
Net cash used in operating activities	(613,643)	(581,795)
Net cash provided by Investing activities
Investment of cash into Trust Account	-	(258,060,000)
Net cash provided by financing activities	0	258,060,000
Cash Flows from Financing Activities
Proceeds from Initial Public Offering, net of underwriters’ fees	-	249,000,000
Proceeds from private placement	-	11,060,000
Reimbursement of offering costs	-	1,175,000
Payments of offering costs	-	(1,711,363)
Net cash provided by financing activities	-	259,523,637

Net change in cash	$(613,643)	$881,842
Cash—Beginning of period	881,842	-
Cash—End of period	$268,199	$881,842

Supplemental disclosure of non-cash financing activities:
Deferred offering costs funded from reimbursement from underwriter	$-	$25,000
Offering costs paid by the Sponsor in exchange for Class B ordinary shares	$-	$25,000

The accompanying notes are an integral part of these financial statements.

LAMF GLOBAL VENTURES CORP. I

NOTES TO AUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

LAMF Global Ventures Corp. I (the “Company”) was incorporated as a Cayman Islands exempted company on July 20, 2021. The Company was incorporated for the purpose of effecting a business combination (the “business combination”). The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

The Company has selected December 31 as its fiscal year end.

As of December 31, 2022, the Company had not yet commenced any operations. All activity for the period from July 20, 2021 (inception) through December 31, 2022 relate to the Company’s formation and the Initial Public Offering (“IPO”), and subsequent to the IPO, the search for a prospective target business. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash from the proceeds derived from the IPO.

Financing

The registration statement for the Company’s IPO was declared effective on November 10, 2021 (the “Effective Date”). On November 16, 2021, the Company consummated the sale of 25,300,000 units, which included the full exercise by the underwriters of their over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), in the amount of 3,300,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $253,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 1,106,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $11,060,000.

Transaction costs amounted to $15,651,363, including $4,000,000 of underwriting fees, $9,915,000 of deferred underwriting fees and $1,736,363 of other offering costs.

Trust Account

Following the closing of the IPO on November 16, 2021, $258,060,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in a Trust Account. As of December 31, 2022 and December 31, 2021, the funds held in the Trust Account were held in cash and United States Treasury securities.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders (the “Public Shareholders”) of the outstanding Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), included in the Units sold in the IPO (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed business combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the business combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Articles”). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., the Public Warrants (as defined in Note 3)), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

If the Company seeks shareholder approval of the business combination, the Company will proceed with a business combination if a majority of the shares voted are voted in favor of the business combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Articles, conduct redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a business combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a business combination, the Sponsor and the Company’s officers and directors have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased by them during or after the IPO in favor of approving a business combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the IPO, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete a business combination within 18 months from the closing of the IPO or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a business combination by May 16, 2023 (the “Combination Period”) the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business day’s thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a business combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a business combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions (see Note 6) held in the Trust Account in the event the Company does not complete a business combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per share held in the Trust Account.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.20 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account(whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary share that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholder’s equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

The Company has until the end of the Combination Period to complete the initial Business Combination. If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On December 30, 2021, the Company announced that holders of the Units sold in the Company’s IPO may elect to separately trade the Class A ordinary shares and Public Warrants included in the Units commencing on or about December 30, 2021. Each Unit consists of one Class A ordinary share and one-half of one redeemable Warrant to purchase one Class A ordinary share. Any Units not separated will continue to trade on the Nasdaq under the symbol “LGVCU,” and the Class A ordinary shares and Public Warrants will separately trade on Nasdaq under the symbols “LGVC” and “LGVCW,” respectively. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and Warrants.

Liquidity and Going Concern

As of December 31, 2022, the Company had cash outside the Trust Account of $268,199 and working capital deficit of $413,033. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem ordinary shares. As of December 31, 2022, none of the amount in the Trust Account was available to be withdrawn as described above.

Until the consummation of the IPO, the Company’s only source of liquidity was an initial purchase of Founder Shares by the Sponsor and a promissory note from the Sponsor. On November 16, 2021, the Company consummated the IPO of 25,300,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $253,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 1,106,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $11,060,000.

The Company anticipates that the $268,199 outside of the Trust Account as of December 31, 2022 will be sufficient to allow the Company to operate until May 16, 2023, assuming that a Business Combination is not consummated during that time. Until the consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans from the Initial Shareholders, the Company’s officers and directors, or their respective affiliates, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company’s operations following the closing of the Initial Public Offering have been funded by the portion of the proceeds from the sale of Private Placement Units not held in the Trust Account. The Company may raise additional capital through loans or additional investments from the Sponsor or the Sponsor’s members. The Sponsor is not obligated to loan the Company additional funds or make additional investments but may do so from time to time to meet the Company’s working capital needs. Management has determined that if the Company is unable to complete a business combination during the Combination Period (as defined in Note 1), then the Company will cease all operations except for the purpose of liquidating. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40 “Going Concern,” as of December 31, 2022, management has determined the date for mandatory liquidation and subsequent redemption of shares raises substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of the issuance of these financial statements. The Company intends to complete its initial business combination before the mandatory liquidation date; however, there can be no assurance that the Company will be able to consummate any business combination by May 16, 2023. These audited financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as going concern.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000, and investments held in Trust Account. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Cash and Investments Held in Trust Account

As of December 31, 2022, there were $262,000,174 of assets held in the Trust Account, of which $1,584 were held in cash and $261,998,590 were held in U.S. Treasury Bills. As of December 31, 2021, the proceeds held in the Trust Account were held in cash. The Company subsequently invested the proceeds on February 3, 2022. Securities held in Trust Account may consist of United States Treasury securities. The Company classifies its United States Treasury securities, if any, as trading in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 320 “Investments-Debt and Equity Securities.” Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest income in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Ordinary Shares Subject to Possible Redemption

All of the 25,300,000 Public Shares contain a redemption feature which allows for their redemption in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity.

In accordance with the ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the Class A ordinary shares as redeemable. Immediately upon the closing of the IPO, the Company recognized a one-time charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A ordinary shares and the redemption value.

The Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$253,000,000
Less:
Proceeds allocated to Public Warrants	14,294,500
Class A ordinary shares issuance costs	14,451,363
Plus:
Accretion of carrying value to redemption value for the period from July 20, 2021 (inception) to December 31, 2021	33,805,863
Class A ordinary shares subject to possible redemption at December 31, 2021	$258,060,000
Plus:
Accretion of carrying value to redemption value for the year ended December 31, 2022	3,840,213
Class A ordinary shares subject to possible redemption at December 31, 2022	$261,900,213

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share”. The statements of operations include a presentation of income (loss) per Class A ordinary share and income (loss) per Class B ordinary share. In order to determine the net income (loss) attributable to both the Class A ordinary shares and the Class B ordinary shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was excluded as redemption value approximates fair value.

	Year Ended December 31, 2022		For the period from July 20, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net income (loss) including carrying value to redemption, as adjusted	$1,705,769	$544,774	$(115,060)	$(97,175)
Allocation of net income (loss)	2,635,344	544,774	(115,060)	(97,175)
Denominator:
Basic and diluted weighted-average shares outstanding	26,406,000	8,433,333	7,245,549	6,119,309
Basic and diluted net income (loss) per ordinary share	$0.06	$0.06	$(0.01)	$(0.01)

Offering Costs Associated with the Initial Public Offering

Deferred offering costs consist of professional fees incurred through the balance sheet date that are directly related to the IPO. Offering costs amounting to $15,651,363 were charged to temporary shareholders’ equity upon the completion of the IPO.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the audited financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that any recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the SEC if currently adopted, would have a material impact on the Company’s audited financial statements.

NOTE 3 – INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 25,300,000 Units (including 3,300,000 Units as part of the underwriters’ full exercise of the over-allotment option) at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (each whole warrant, a “Public Warrant” and, together with the Private Placement Warrants (as defined in Note 4), the “Warrants”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The Warrants will become exercisable 30 days after the completion of the Company’s initial business combination, which may be within one year of the IPO, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

NOTE 4 – PRIVATE PLACEMENT

On November 16, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the issuance and sale of 1,106,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $11,060,000 (the “Private Placement”). Each whole Private Placement Unit consists of one Class A ordinary share (each, a “Private Placement Share”) and one-half of one redeemable warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a business combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

NOTE 5 – RELATED PARTY TRANSACTIONS

Founder Shares

On September 3, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover formation costs in exchange for an aggregate of 7,666,667 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). On November 10, 2021, the Company effected a share capitalization pursuant to which an additional 766,666 Founder Shares were issued to the Sponsor. All shares and associated amounts have been retroactively restated to reflect the share capitalization, resulting in an aggregate of 8,433,333 Founder Shares outstanding as of December 31, 2022 and December 31, 2021.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earliest to occur of: (i) (x) with respect to one-third of such shares, until consummation of the initial business combination, (y) with respect to one-third of such shares, until the closing price of the Class A ordinary shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the initial business combination and (z) with respect to one-third of such shares, until the closing price of the Class A ordinary shares exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of the initial business combination; (ii) two years after the consummation of the initial business combination; and (iii) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction after the initial business combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial business combination, the Company would repay the Working Capital Loans. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,200,000 of the Working Capital Loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. At December 31, 2022 and December 31, 2021, no such Working Capital Loans were outstanding.

Due to Affiliate

An affiliate of the Company advanced $88,196 for the cost of certain regulatory fees incurred by the Company. The Company will reimburse this amount to the affiliate in 2023. At December 31, 2022 and December 31, 2021, balance due to affiliate totaled $88,196 and $75,198, respectively.

Administrative Services Agreement

On November 10, 2021, the Company entered into an agreement to pay the Sponsor (and/or its affiliates or designees) an aggregate of $20,000 per month for office space and, secretarial, and administrative services. For the year ended December 31, 2022 and for the period from July 20, 2021 (inception) to December 31, 2021, the Company incurred $240,000 and $40,000, respectively, of administrative services under the arrangement. For the year ended December 31, 2022 and 2021, amounts due to the Sponsor were $0 and $40,000, respectively. Upon the earlier of the Company’s consummation of a business combination or its liquidation, the Company will cease paying these monthly fees.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations close of the IPO and/or search for a target company, the specific impact is not readily determinable as of the date of issuance of these audited financial statements. The audited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, Russia commenced a military action against the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against Russia. The invasion of Ukraine may result in market volatility that could adversely affect our stock price and our search for a target company. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Registration Rights

The holders of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, the Class A ordinary shares underlying the Private Placement Warrants and Private Placement Units that may be issued upon conversion of the Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to the registration rights agreement signed on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short-form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination.

Underwriter’s Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 3,300,000 Units to cover over- allotments, if any, at the IPO price less underwriting discounts. On November 16, 2021, the underwriters elected to fully exercise the over-allotment option and purchased 3,300,000 Units.

The underwriters received a cash underwriting discount of two percent (2%) of the gross proceeds of 20,000,000 of the Units sold in the IPO or $4,000,000. The underwriters are entitled to deferred underwriting discounts of 2% of the gross proceeds of 2,000,000 Units, 3.5% of the gross proceeds of 22,000,000 Units, and 5.5% of the gross proceeds of all Units sold in the IPO ($9,915,000 in the aggregate) held in the Trust Account upon the completion of the initial business combination, subject to the terms of the underwriting agreement.

Advisors’ Agreement

The Company entered into a consulting and advisory agreement. The agreement provides for a fee of 0.6% of the IPO proceeds, of which $1,200,000 was paid at the closing of the IPO with the remainder deferred until the consummation of the Company’s initial business combination. Such amount was included in as part of the offering costs for the IPO. The underwriter agreed to reimburse the Company for this cost; a total of $1,175,000 was received from the underwriter at the time of closing of the IPO, and an additional $25,000 was paid by the underwriter to cover legal fees that were part of the offering costs. An additional fee of 1.05% of the IPO proceeds is to be paid upon consummation of the Company’s initial business combination. All fees under this agreement are subject to reimbursement to the Company from the underwriters. Accordingly, a reimbursement receivable and deferred advisory fees payable of $2,974,500 have been reflected in the accompanying balance sheets.

NOTE 7 – SHAREHOLDERS’ DEFICIT

Preference Shares - The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At December 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2022 and December 31, 2021, there were 1,106,000 Class A ordinary shares issued or outstanding, excluding 25,300,000 shares subject to possible redemption.

Class B Ordinary Shares - The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2022 and December 31, 2021, there were 8,433,333 Class B ordinary shares issued and outstanding. Due to the full exercise of the over-allotment by the underwriters on November 16, 2021, no shares are subject to forfeiture (see Note 5).

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial business combination on a one-for-one basis, subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 25% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders and not including the Private Placement Shares), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Prior to the closing of the initial business combination, only holders of Founder Shares will have the right to vote on continuing the Company in a jurisdiction outside of the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). With respect to any other matter submitted to a vote of the Company’s shareholders prior to or in connection with the completion of the initial business combination, including any vote in connection with the initial business combination, except as required by law, holders of the Founder Shares and holders of the Public Shares will vote together as a single class, with each share entitling the holder to one vote.

Warrants - Each whole Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares or Private Placement Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted-average trading price of the Class A ordinary shares during the 20-trading-day period starting on the trading day after the day on which the Company consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Warrants cannot be exercised until 30 days after the completion of the initial business combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial business combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Warrants is then effective and a prospectus relating thereto is current. No Warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Warrant unless the Class A ordinary share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon a minimum of 30 day’s prior written notice of redemption (the “30-day redemption period”); and

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the initial business combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders.

If the Company calls the Warrants for redemption as described above, the management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the Warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Private Placement Warrants, as well as any Warrants underlying additional units the Company may issue upon the conversion of Working Capital Loans, are identical to the Public Warrants.

NOTE 8 – FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability. Transfers between fair value levels are recorded at the end of each reporting period.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	Level	December 31, 2021
Investments held in Trust Account – United States Treasury securities	1	$261,998,590	-	-

At December 31, 2022, assets held in the Trust Account were comprised of $261,998,590 in United States Treasury securities and $1,584 in cash. At December 31, 2021, the Trust Account comprised of $258,060,000 in cash. During the year ended December 31, 2022 and for the period from July 20, 2021 (inception) through December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

NOTE 9 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

Dated August 17, 2023

BUSINESS COMBINATION AGREEMENT

between

Nuvo Group Ltd.,

Holdco Nuvo Group D.G Ltd.,

Nuvo Assetco Corp.,

H.F.N Insight Merger Company Ltd.,

and

LAMF Global Ventures Corp. I

A-i

A-ii

EXHIBITS
Exhibit A	--	Form of Shareholder Support Agreement
Exhibit B	--	Form of Sponsor Support Agreement
Exhibit C	--	Form of Registration Rights Agreement
Exhibit D	--	Form of Philips Master Purchase Agreement
Exhibit E	--	Rights of Company Crossover Preferred Shares

A-iii

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of August 17, 2023 (this “Agreement”), by and among Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”), Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”), Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“SPAC”) and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of SPAC (“Merger Sub”). Each of SPAC, Merger Sub, Holdco, Assetco and Company will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) one (1) day prior to the Closing Date, SPAC shall be merged with and into Assetco, which has elected on IRS Form 8832 to be treated as an entity disregarded as separate from Holdco under Treasury Regulations Section 301.7701-3, effective as of its date of organization (the “SPAC Merger”), with Assetco as the surviving entity of such merger (Assetco, in its capacity as the surviving entity of the SPAC Merger, is sometimes referred to herein as the “SPAC Surviving Company”), (ii) after the SPAC Merger, on the Closing Date, Merger Sub shall be merged with and into the Company (the “Acquisition Merger” and, together with the SPAC Merger, the “Mergers”), with the Company as the surviving entity of such merger (the Company, in its capacity as the surviving entity of the Acquisition Merger, is sometimes referred to herein as the “Acquisition Surviving Sub”), (iii) the Company shall elect on IRS Form 8832 to be treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3, effective as of the day immediately after the Closing Date (the “Company CTB”), and (iv) after the Mergers, the SPAC Surviving Company shall distribute any remaining cash in the Trust Account to Holdco and shall be liquidated (the “Liquidation”);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the Mergers are fair, advisable and in the commercial interest of SPAC, (ii) approved the execution, delivery and performance of this Agreement, the other Transaction Agreements to which SPAC is or will be a party, and approved the Mergers and the other Transactions, and (iii) determined to recommend that the shareholders of SPAC (the “SPAC Shareholders”) to vote to approve the SPAC Shareholder Matters and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that (A) the Mergers and the other Transactions are fair to, and in the best interests of, the Company and its shareholders and declared it advisable to enter into this Agreement and (B) considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Acquisition Surviving Sub will be unable to fulfill the obligations of the Company to its creditors, (ii) approved the execution, delivery and performance of this Agreement, and the Transaction Agreements to which the Company is or will be a party, and approved the Acquisition Merger and the other Transactions to which the Company is a party, and (iii) determined to recommend that the shareholders of the Company (the “Company Shareholders”) vote to approve the Acquisition Merger and the other Transactions to which the Company is a party and such other actions as contemplated by this Agreement or that should be approved by the Company Shareholders in the context of, or in connection with, the Transactions (the “Company Shareholder Matters”);

WHEREAS, the board of directors of Holdco has unanimously approved the execution, delivery and performance of this Agreement, the other Transaction Agreements to which Holdco is or will be a party, and the consummation of the Transactions, including the SPAC Merger by Assetco;

WHEREAS, the board of directors of Assetco has unanimously (i) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the SPAC Merger and (ii) determined to recommend the approval and adoption of this Agreement and the consummation of the Transactions, including the SPAC Merger, by Holdco, as the sole shareholder of Assetco;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transaction Agreements to which Merger Sub is or will be a party and the Transactions are advisable, fair to and in the best interests of Merger Sub and its shareholder and that, considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Acquisition Surviving Sub will be unable to fulfil the obligations of Merger Sub to its creditors, (ii) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which Merger Sub is or will be a party and approved the Transactions, including the Acquisition Merger and (iii) determined to recommend to SPAC, as Mergers Sub’s sole shareholder, to vote to approve the adoption of this Agreement and the consummation of the Transactions contemplated hereby, including the Acquisition Merger by SPAC;

WHEREAS, Holdco, as the sole shareholder of Assetco, has approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the SPAC Merger;

WHEREAS, for U.S. federal, and applicable state and local, income tax purposes, it is intended that (i) the SPAC Merger shall be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code; (ii) the Acquisition Merger, taken together with the Company CTB, shall be treated as a “reorganization” described in Section 368(a)(1)(D) of the Code; and (iii) the Liquidation shall be disregarded (clauses (i) through (iii), the “Intended U.S. Tax Treatment”);

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, as a condition to the willingness of, and an inducement to each of, SPAC and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and certain Company Shareholders, which, in the aggregate, represent the Requisite Majority (collectively, the “Supporting Company Holders”) are each entering into a voting support agreement, in substantially the form of Exhibit A attached hereto (the “Shareholder Support Agreement”);

WHEREAS, as a condition to the willingness of, and an inducement to the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company, SPAC, SPAC Sponsor and certain other SPAC Shareholders are entering into a sponsor support agreement, in substantially the form of Exhibit B attached hereto (the “Sponsor Support Agreement”);

WHEREAS, SPAC, SPAC Sponsor and certain other parties entered into that certain Registration Rights Agreement, dated as of November 10, 2021 (the “Original Registration Rights Agreement”), and, concurrently with the consummation of the Mergers, Holdco, SPAC Sponsor and certain Company Shareholders will enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, the Company and Holdco have entered into securities purchase agreements pursuant to which (i) the Company has or will issue to certain investors, prior to, or concurrently with, the execution of this Agreement, Company Crossover Preferred Shares and (ii) upon and subject to the Closing, Holdco will issue certain Holdco Ordinary Shares (the “Interim Financing”); and

WHEREAS, prior to the Closing, the Company and SPAC may enter into Equity Financing Subscription Agreements (as defined below) with certain investors, pursuant to which such investors shall agree to purchase certain equity securities for cash, in accordance with the terms thereof and hereof and which securities will become equity securities of Holdco following the Closing.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.01 Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“104H Interim Tax Ruling” shall mean an interim approval issued by the ITA confirming, among other matters, that SPAC or Holdco (or both), as applicable, and anyone acting on their behalf shall be exempt from Israeli withholding Tax in relation to any consideration issued to the 104H Trustee with respect to an Electing Holder.

“104H Trustee” shall mean the trustee appointed by the Company in accordance with the provisions of Section 104H of the Israeli Tax Ordinance and the provisions of the 104H Interim Tax Ruling or the Israeli Tax Deferral Ruling.

“15D Exemption” is defined in Section 7.14.

“Acquisition Certificate of Merger” is defined in Section 2.04(a).

“Acquisition Effective Time” is defined in Section 2.04(c).

“Acquisition Merger” is defined in the Recitals hereto.

“Acquisition Merger Consideration” shall mean the aggregate number of Holdco Ordinary Shares and Holdco Preferred Shares issuable upon the Acquisition Effective Time in consideration for the Company Shares and the Company Preferred Shares pursuant to Section 3.02.

“Acquisition Surviving Sub” is defined in Section 2.02(a).

“Additional SPAC SEC Reports” is defined in Section 5.06(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble hereto.

“Anti-Corruption Laws” is defined in Section 4.24.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition, restrictive trade practices or foreign investment.

“Approvals” is defined in Section 4.06.

“Assetco” is defined in the Preamble hereto.

“Audited Financial Statements” is defined in Section 4.07(a).

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday or other day on which commercial banks in New York, New York, Israel or the Cayman Islands are authorized or required by Legal Requirements to close.

“CARES Act” shall mean, collectively, the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, or any similar applicable U.S. federal, state, or local law, as may be amended and any administrative or other guidance (including “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notices 2020-22, 2020-65, 2021-11 and any Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020)) published with respect thereto by any Governmental Entity.

“Cayman Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” shall mean the Registrar of Companies of the Cayman Islands.

“Certificates” is defined in Section 3.06(a).

“Certifications” is defined in Section 5.06(a).

“Change in Recommendation” is defined in Section 7.01(b).

“Class I Directors” is defined in Section 7.20(c)(i).

“Class II Directors” is defined in Section 7.20(c)(ii).

“Class III Directors” is defined in Section 7.20(c)(iii).

“Closing” is defined in Section 2.03.

“Closing Date” is defined in Section 2.03.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Communications Plan” is defined in Section 7.08(b).

“Companies Registrar” is defined in Section 2.04.

“Company” is defined in the Preamble hereto.

“Company Board” is defined in the Recitals hereto.

“Company Business Combination” is defined in Section 7.15(a).

“Company Crossover Preferred Shares” shall mean the preferred shares of the Company, with par value NIS 0.01 per share, issuable in connection with the Interim Financing.

“Company CTB” is defined in the Recitals hereto.

“Company D&O Indemnified Party” is defined in Section 7.17(a)(i).

“Company D&O Tail” is defined in Section 7.17(a)(ii).

“Company Disclosure Letter” is defined in the Preamble to Article IV.

“Company Group” is defined in Section 11.16(b).

“Company Interested Party Transaction” is defined in Section 4.22(a).

“Company IT Systems” is defined in Section 4.17(k).

“Company Leased Properties” is defined in Section 4.13(b).

“Company Loan Conversion” is defined in Section 4.03(k).

“Company Loans” shall mean each Loan Agreement of the Company and set forth on Schedule 1.1(b) of the Company Disclosure Letter, including the aggregate principal amount and outstanding interest as of the date of this Agreement for each Company Loan.

“Company Material Adverse Effect” shall mean any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, Holdco or Assetco, taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of the Company, Holdco or Assetco to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Group Companies pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees) (provided that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution or delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the Transactions); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, Holdco or Assetco taken as a whole, relative to similarly situated companies in the industries in which the Group Companies, Holdco or Assetco (as applicable) conduct their respective operations, then such impact shall be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” is defined in Section 4.20(a).

“Company Option” is defined in Section 3.03(a).

“Company Optionholder(s)” is defined in Section 3.03(a).

“Company Option Plan” shall mean the Company’s 2015 Share Incentive Plan, as amended from time to time.

“Company Preferred Shares” shall mean the Company Crossover Preferred Shares.

“Company Privileged Communications” is defined in Section 11.16(b).

“Company Product” shall mean any of the products and services currently being sold or distributed by a Group Company.

“Company Real Property Leases” is defined in Section 4.13(b).

“Company Registered Intellectual Property” is defined in Section 4.17(a).

“Company SAFE Conversion” is defined in Section 4.03(i).

“Company SAFEs” shall mean each Simple Agreement for Future Equity of the Company and set forth on Schedule 1.1(b) of the Company Disclosure Letter, including the discount and pre-money valuation cap of each Company SAFE.

“Company Securityholder Allocations” shall mean, (a) with respect to each holder of Company Shares or Company Preferred Shares, the Acquisition Merger Consideration allocable to such holder, (b) with respect to each holder of one or more Company Options, the number of Converted Options to which such holder is entitled pursuant to the terms of this Agreement, and (c) with respect to each holder of Company Warrants, the number of Converted Warrants to which such holder is entitled pursuant to the terms of this Agreement.

“Company Shareholder Approval” shall mean the affirmative vote of the holders of Company Shares constituting the “Requisite Majority” approving the entrance into and performance of the Company Shareholder Matters.

“Company Shareholder Matters” is defined in the Recitals hereto.

“Company Shareholders” is defined in the Recitals hereto.

“Company Shareholders Meeting” is defined in Section 7.02.

“Company Shares” shall mean the ordinary shares of the Company, with par value NIS 0.01 per share.

“Company Subsidiaries” is defined in Section 4.02(a).

“Company Treasury Shares” is defined in Section 3.02(a).

“Company Warrant” shall mean each warrant for the purchase of Company Shares set forth on Schedule 1.1(b) of the Company Disclosure Letter.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated November 17, 2022, by and between SPAC and the Company, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Option” is defined in Section 3.03(a).

“Converted Warrant” is defined in Section 3.02(c).

“Copyleft Terms” is defined in Section 4.17(l).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (b) the Tariff Act of 1930, as amended; (c) the Export Administration Act of 1979, as amended; (d) the Export Control Reform Act of 2018; (e) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (f) the Arms Export Control Act, as amended; (g) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (h) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (i) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; (j) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury; (k) the Israeli Control of Products and Services Order (Engagement in Encryption), 1974 and Israeli Control of Products and Services Declaration (Engagement in Encryption), 1998; (l) the Israeli Defense Export Control Law, 2007 and legislation, regulation and rules adopted thereunder; (m) Israeli Import and Export Order (Control of Chemical, Biological and Nuclear Sector Exports), 2004 and Israeli Import and Export Order (Control of Dual Use Goods, Services and Technology Exports), 2006; and (n) all other export control laws administered by the Israeli Ministry of Defense or the Israeli Ministry of Economy and Industry.

“Device Regulatory Laws” shall mean Legal Requirements administered by the FDA relating to the regulation of the procurement, design, research, development, testing, studying, manufacturing, quality, licensing, production, processing, handling, packaging, labeling, storage, advertising, use, promotion, marketing, importation, exportation, sale and distribution of medical devices or components thereof, and any analogous applicable Legal Requirements of any applicable State or jurisdiction.

“Earnout” is defined in Section 3.10(a).

“Earnout Shares” is defined in Section 3.10(a).

“Effective Times” is defined in Section 2.04(b).

“Electing Holder” is defined in Section 7.05(a).

“Eligible Company Equityholder” shall mean, subject to Section 3.10(c), a holder of a Company Share or a Company Preferred Share, in each case outstanding immediately prior to the Acquisition Effective Time.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and any other employee benefit plan, policy, agreement, program or arrangement or employment agreement, whether or not subject to ERISA, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, officers, or individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has or could have any direct or indirect liability (contingent or otherwise).

“Encouragement Law” shall mean the Israeli Law for the Encouragement of Research, Development and Technological Innovation in the Industry, 5744-1984.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act the Israeli Clean Air Law, 5768-2008, Prevention of the Sea from Land Sources, 5748-1988, and Hazardous Substances Law, 5753-1993.

“Environmental Permits” is defined in Section 4.15(b).

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Equity Exchange Ratio” shall mean the quotient obtained by dividing (a) the Equity Value Per Share by (b) the Reference Price.

“Equity Financing” shall mean purchases of equity securities by one or more investors in accordance with Section 7.24 and which will become equity securities of Holdco following the Closing.

“Equity Financing Proceeds” shall mean cash proceeds to be funded by investors participating in the Equity Financing immediately prior to, or concurrently with, the Closing to the Company and/or SPAC, as applicable, pursuant to the Equity Financing Subscription Agreements.

“Equity Financing Subscription Agreement” shall mean a subscription agreement executed by an investor, on the one hand, and the Company and/or SPAC, on the other hand, after the date hereof pursuant to which such investor has agreed to participate in the Equity Financing.

“Equity Value” shall mean an amount equal to $269,000,000; provided, that if the Earnout is satisfied pursuant to Section 3.10(a) prior to the Acquisition Effective Time, then Equity Value shall mean an amount equal to $299,999,993.

“Equity Value Per Share” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Fully Diluted Company Equity Securities.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 3.06.

“Families First Coronavirus Response Act” shall mean the Families First Coronavirus Response Act (H.R. 6201).

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“FDA Application Integrity Policy” is defined in Section 4.29(e).

“Financial Statements” is defined in Section 4.07(a).

“Foreign Plan” is defined in Section 4.11(l).

“Fully Diluted Company Equity Securities” shall mean (a) the Company Shares and Company Preferred Shares, in each case outstanding immediately prior to the Acquisition Effective Time and (b) the Company Shares that, immediately prior to the Acquisition Effective Time, are issuable upon the exercise of Company Warrants and Company Options (whether or not vested or currently exercisable), provided, however, that Fully Diluted Company Equity Securities shall not include any (i) Earnout Shares or (ii) Company Shares issuable upon the conversion of then outstanding Company Preferred Shares.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.01 (Organization and Qualification); Section 4.02 (Company Subsidiaries); Section 4.03 (Capitalization of the Company); Section 4.04 (Authority Relative to this Agreement); Section 4.05 (No Conflict; Required Filings and Consents); and Section 4.16 (Brokers); (b) in the case of Holdco and Assetco, the representations and warranties contained in Section 4.30 (Holdco and Assetco); and (c) in the case of SPAC, the representations and warranties contained in Section 5.01 (Organization and Qualification); Section 5.02 (Capitalization); Section 5.03 (Authority Relative to this Agreement); Section 5.04 (No Conflict; Required Filings and Consents); and Section 5.18 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation or formation, bylaws, articles of association, limited partnership agreements and limited liability company operating agreements.

“Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, Order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any Person having regulatory authorities under Legal Requirements, including medical centers and their ethics committees or institutional review boards; (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing; for the avoidance of doubt, including any of the foregoing having jurisdiction over the payment or reporting of any Tax or charged with the enforcement or collection of any Tax.

“Governmental Grant” shall mean any grant, funding, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the Innovation Authority or any related authorities or programs, the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other regional, bi- or multi-national grant program, framework or foundation (including the BIRD Foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli government or any other Governmental Entity.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned by any of the Group Companies.

“GT” is defined in Section 11.16(b).

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“Herzog” is defined in Section 11.16(a).

“Holdco” is defined in the Preamble hereto.

“Holdco Assumed Private Placement Warrants” is defined in Section 3.01(d)(ii).

“Holdco Assumed Public Warrants” is defined in Section 3.01(d)(i).

“Holdco Assumed Warrant Agreement” shall mean that warrant agreement that will govern the Holdco Assumed Private Placement Warrants and the Holdco Assumed Public Warrants from and after the Closing.

“Holdco A&R Articles” is defined in Section 2.06(a).

“Holdco Ordinary Shares” shall mean ordinary shares of Holdco of no par value.

“Holdco Preferred Shares” shall mean the preferred shares of Holdco, which shall be entitled to preferences as is customary for a company whose stock is traded on a national securities exchange, including those expressly set forth in the Rights of Company Crossover Preferred Shares attached as Exhibit E and, upon conversion, they shall entitle the holder to receive Holdco Ordinary Shares.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICL” is defined in Section 2.01(a).

“IIA Notice” shall mean a written notice of the Company to the IIA regarding the change in ownership of the Company effected as a result of the Acquisition Merger, required to be submitted to the Innovation Authority in connection with the Acquisition Merger in accordance with the Encouragement Law and the Innovation Authority’s regulations.

“Inbound License” is defined in Section 4.20(a)(xiii).

“Incentive Equity Plan” is defined in Section 7.21.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Initial Holdco Interest” is defined in Section 3.04.

“Innovation Authority” shall mean the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.

“Insider” is defined in Section 4.22(a).

“Insurance Policies” is defined in Section 4.21.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights, whether registered or unregistered, including any of the foregoing that protect original works of authorship or other copyrightable subject matter, including literary works (including all forms and types of Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) designs, design rights (whether registered or unregistered), and design applications and registrations (collectively, “Designs”); (g) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (h) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (i) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intended U.S. Tax Treatment” is defined in the Recitals hereto.

“Interim Financing” has the meaning set out in the Recitals hereto.

“Investment Center” shall mean the Israeli Investment and Development Authority for Industry and Economy (formerly the “Investment Center”).

“Israeli Option Tax Ruling” is defined in Section 7.05(a).

“Israeli Tax Deferral Ruling” is defined in Section 7.05(a).

“Israeli Tax Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 5721-1961, and all the regulations, rules and Orders and any other provisions promulgated thereunder, as may be amended from time to time.

“Israeli Tax Rulings” is defined in Section 7.05(a).

“ITA” shall mean the Israel Tax Authority.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, Holdco and Assetco, the individuals listed on Schedule 1.2(a) of the Company Disclosure Letter and (b) with respect to SPAC and Merger Sub, the individuals listed on Schedule 1.2(b) of the SPAC Disclosure Letter.

“Leakage” shall mean, except as set forth on Schedule 4.28 of the Company Disclosure Letter, without duplication, any of the following actions by any of the Group Companies: (a) the declaration of or authorization for, the making or payment of any dividend, distribution or return of capital (other than dividends and distributions by a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Group Companies); (b) the payment, or agreement to make any payment, to or for the benefit of, or the entering into any transaction or agreement with or for the benefit of, any holders of Fully Diluted Company Equity Securities or any of their Affiliates; (c) the payment of any bonuses or other sums conditional or relating to the Transactions (for the avoidance of doubt, other than payment to auditors, legal counsel or institutional service providers, engaged by any of the Group Companies); (d) the entry into of any transaction other than on arm’s length terms in the Ordinary Course of Business (unless it is expressly provided for under this Agreement or the other Transaction Agreements or entered into at the written request of SPAC); (e) any non-contractual payment to directors, officers or employees of any Group Company, except for reimbursements in the Ordinary Course of Business); (f) any amount paid to directors, officers or employees of any Group Company as a bonus or like payment, except to the extent that such bonuses or like payments were in the ordinary course of their engagement with such Group Company and were not in relation to the Transactions; (g) the granting of any waiver or release of any sum or obligation due to any Group Company; (h) the transfer or surrender of any asset or assumption of a liability, in each case from or by any Group Company, unless it is at a fair market value and made in the Ordinary Course of Business; (i) the sale of any asset of any Group Company, or the purchase of any asset by any Group Company, other than at fair market value in the Ordinary Course of Business; (j) the making of any gift or other gratuitous payment; (k) the granting of any increase of remuneration of any director, officer or employee of any Group Company, other than increases in base compensation of employees in the Ordinary Course of Business; (l) the entry into by any Group Company of a guarantee or indemnity relating to the obligation of a third party other than another Group Company, other than standard commercial indemnities in the Ordinary Course of Business; (m) the payment of any management, monitoring, supervisory or similar fees by any Group Company; (n) the repurchase, repayment or redemption of any share capital or equity interest of any Group Company; (o) the forgiveness or waiver of any debt or obligation of, or claim outstanding against, a third party (other than any of the Group Companies), other than of customer obligations in the Ordinary Course of Business; (p) any agreement or arrangement to do or give effect to any of the foregoing or (q) any income, payroll or other Taxes paid, incurred or accrued by any Group Company as a result of or with respect to any of the foregoing.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Letter of Transmittal” is defined in Section 3.06(a).

“Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to any of the Group Companies (or to which any of the Group Companies has the right to use).

“Lien” shall mean any mortgage, pledge, security interest, shared interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Liquidation” is defined in the Recitals hereto.

“Listing Exchange” shall mean Nasdaq or such other national securities exchange that may be mutually agreed upon by the Parties.

“Material Customers” is defined in Section 4.20(a)(ii).

“Material Suppliers” is defined in Section 4.20(a)(ii).

“Meitar” is defined in Section 11.16(b).

“Merger Proposal” is defined in Section 7.04.

“Mergers” is defined in the Recitals hereto.

“Merger Sub” is defined in the Preamble hereto.

“Nasdaq” is defined in Section 5.10.

“NIS” shall mean New Israeli Shekel.

“Notified Bodies” shall mean an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC concerning medical devices, as amended from time to time, and applicable harmonized standards.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is licensed or distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT License, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (c) under Copyleft Terms.

“Option” shall mean each outstanding unexercised option (including convertible notes or other similar debt instruments) to purchase shares of the Company, whether or not then vested or fully exercisable, granted on or prior to the Closing to any current or former employee, consultant, service provider or director of the Company or any other Person including pursuant to the Company Option Plan.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means, with respect to the Company, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Original Registration Rights Agreement” is defined in the Recitals hereto.

“Outside Date” is defined in Section 9.01(b).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned, in whole or in part, by any of the Group Companies, and includes Group Company Software.

“Owned Real Property” shall mean all real property owned or purported to be owned, in whole or in part, by any of the Group Companies.

“Parties” is defined in the Preamble hereto.

“Party” is defined in the Preamble hereto.

“Payor” is defined in Section 3.09.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Audited Financial Statements” is defined in Section 7.23.

“PCAOB Financial Statements” is defined in Section 7.23.

“Per Company Preferred Share Acquisition Merger Consideration” is defined in Section 3.02(c).

“Per Company Share Acquisition Merger Consideration” is defined in Section 3.02(b).

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are appropriately and sufficiently reserved for on the Financial Statements in accordance with U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) in the case of Intellectual Property, non-exclusive licenses granted to customers, suppliers, distributors, or vendors in the ordinary course; (f) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information,” “protected health information,” or “PII”) provided by applicable Legal Requirement, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Philips Agreement” is defined in Section 3.10(a).

“Privacy and Security Policies and Procedures” is defined in Section 4.18(d).

“Privacy Laws” shall mean any and all applicable Legal Requirements relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, to the extent applicable, the Federal Trade Commission Act, the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Virginia Consumer Data Protection Act, the Israeli Protection of Privacy Law, 5741-1981 and the rules and regulations promulgated thereunder, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Legal Requirements relating to marketing, advertising and breach notification in connection with Personal Information.

“Private Placement Warrants” shall mean those warrants that were part of the units purchased by the SPAC Sponsor in a private placement that occurred simultaneously with the completion of the SPAC’s initial public offering and are subject to the Warrant Agreement.

“Pro Rata Share” shall mean, subject to Section 3.10(c), for each Eligible Company Equityholder, a percentage determined by dividing (a) the sum of (i) the total number of Company Shares issued and outstanding held by such Eligible Company Equityholder immediately prior to the Acquisition Effective Time, plus (ii) the total number of Company Preferred Shares issued and outstanding held by such Eligible Company Equityholder immediately prior to the Acquisition Effective Time, by (b) the total number of Company Shares and Company Preferred Shares issued and outstanding as of immediately prior to the Acquisition Effective Time.

“Proxy Clearance Date” is defined in Section 7.01(a)(i).

“Proxy Statement” is defined in Section 7.01(a)(i).

“Public Warrants” shall mean those warrants that were part of the units issued as part of the SPAC’s IPO and are subject to the Warrant Agreement.

“Reference Date” shall mean December 31, 2020.

“Reference Price” shall mean $10.20.

“Registration Rights Agreement” is defined in the Recitals hereto.

“Registration Shares” is defined in Section 7.01(a)(i).

“Registration Statement” is defined in Section 7.01(a)(i).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” of a Person shall mean such Person’s employees, agents, officers, directors, managers, representatives and advisors.

“Required SPAC Shareholder Matter” is defined in Section 7.01(a)(i).

“Requisite Majority” shall mean the votes required to obtain the Company Shareholder Approval pursuant to the Company’s articles of association, as in effect as of the relevant Company Shareholder Approval date and/or any applicable law (including without limitation, the ICL).

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (including Crimea, Cuba, Donetsk, Iran, Lebanon, Luhansk, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Israel, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC, the U.S. Department of Commerce or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Israel, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 14 Arrangement” is defined in Section 4.12(a).

“Section 102” shall mean section 102 of the Israeli Tax Ordinance.

“Section 102 Options” shall mean Options granted and subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance.

“Section 102 Shares” shall mean Company Shares issued upon the exercise of Section 102 Options or granted subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance.

“Section 102 Trustee” shall mean Altshuler Shaham Trusts Ltd., an Israeli company, which serves as the trustee of the Company’s equity incentive plan and the awards granted thereunder pursuant to Section 102(b) of the Israeli Tax Ordinance.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Support Agreement” is defined in the Recitals hereto.

“Software” shall mean any and all (a) computer software, applications, and programs (whether in source code, object code, human readable form or other form), including software compilations, application programming interfaces, mobile applications, algorithms, user interfaces, firmware, development tools, templates, menus, buttons, icons, (b) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”), and (c) all documentation, including user manuals and training materials, related to any of the foregoing or associated therewith, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof.

“SPAC” is defined in the Preamble hereto.

“SPAC Board” is defined in the Recitals hereto.

“SPAC Business Combination” is defined in Section 7.15(b).

“SPAC Class A Shares” is defined in Section 5.02(a).

“SPAC D&O Indemnified Party” is defined in Section 7.17(b)(i).

“SPAC D&O Tail” is defined in Section 7.17(b)(ii).

“SPAC Disclosure Letter” is defined in Article V.

“SPAC Effective Time” is defined in Section 2.04(b).

“SPAC Exchange Ratio” is defined in Section 3.01(b).

“SPAC Group” is defined in Section 11.16(a).

“SPAC Material Adverse Effect” shall mean any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the financial condition or results of operations of SPAC or Merger Sub (as applicable), taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of SPAC or Merger Sub (as applicable) to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect on or in respect of SPAC or Merger Sub (as applicable) pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting special purposes acquisition companies; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the financial condition or results of operations of SPAC or Merger Sub (as applicable), taken as a whole, relative to similarly situated companies in the industries in which SPAC or Merger Sub (as applicable) conducts its operations, then such impact shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred.

“SPAC Merger” is defined in the Recitals hereto.

“SPAC Merger Consideration” is defined in Section 3.01(b).

“SPAC Plan of Merger” is defined in Section 2.04(a).

“SPAC Preferred Shares” is defined in Section 5.02(a).

“SPAC Privileged Communications” is defined in Section 11.16(a).

“SPAC Recommendations” is defined the Recitals hereto.

“SPAC SEC Reports” is defined in Section 5.06(a).

“SPAC Shareholder Matters” is defined in Section 7.01(a)(i).

“SPAC Shareholder Redemption” is defined in Section 7.01(a)(i).

“SPAC Shareholders” is defined the Recitals hereto.

“SPAC Shares” is defined in Section 5.02(a).

“SPAC Sponsor” shall mean LAMF SPAC Holdings I LLC, a Cayman Islands limited liability company.

“SPAC Surviving Company” is defined in Section 2.01(a).

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Shares and one-half of one Public Warrant.

“SPAC Warrants” is defined in Section 5.02(a).

“Special Meeting” is defined in Section 7.01(b).

“Sponsor Support Agreement” is defined in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Supporting Company Holders” is defined in the Recitals hereto.

“Surviving Companies” is defined in Section 2.01(a).

“Tax” or “Taxes” shall mean any and all Israeli and U.S. federal, state, local and other taxes, including, gross receipts, income, capital gains, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, excise, property, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges in the nature of a tax, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties, and additions imposed by a Governmental Entity with respect to (or in lieu of) any such amounts.

“Tax Incentive Program” is defined in Section 4.14(t).

“Tax Return” shall mean any return, declaration, report, claim for refund, statement, election, estimation, form, information return, disclosure or other document filed, or required to be filed, with (or submitted to) any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Holdco A&R Articles, the Shareholder Support Agreement, the Sponsor Support Agreement, the securities purchase agreements entered into in connection with the Interim Financing, the Equity Financing Subscription Agreements (if any) and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means, to the extent not paid prior to Closing, all out-of-pocket fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a Party incurred by such Party or on its behalf in connection with the consummation of the Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, including the preparation, printing and mailing of the Registration Statement and the Proxy Statement.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Transfer Taxes” is defined in Section 7.18(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” is defined in Section 5.11(a).

“Trust Agreement” is defined in Section 5.11(a).

“Trust Termination Letter” is defined in Section 7.09.

“U.S. GAAP” is defined in Section 4.07(a).

“Unaudited Financial Statements” is defined in Section 4.07(a).

“Valid Tax Certificate” shall mean a certification or ruling or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to the Exchange Agent or anyone on its behalf, including an Israeli sub-paying agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholding.

“VAT” is defined in Section 4.14.

“W&C” is defined in Section 11.16(a).

“WARN Act” is defined in Section 4.12(h).

“Warrant Agreement” shall mean the Warrant Agreement, dated as of November 10, 2021, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Warrant Assumption Agreement” is defined in Section 7.22.

“Withholding Drop Date” is defined in Section 3.09(b).

Article II
THE MERGERS

Section 2.01 SPAC Merger. (a) At the SPAC Effective Time, SPAC will be merged with and into Assetco upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, whereupon the separate corporate existence of SPAC will cease and Assetco will continue its existence as the surviving entity (the “SPAC Surviving Company” and, together with the Acquisition Surviving Sub, the “Surviving Companies”).

(b) From and after the SPAC Effective Time, the SPAC Surviving Company will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC and Assetco, all as provided under the applicable provisions of the Cayman Companies Act.

Section 2.02 Acquisition Merger. (a) At the Acquisition Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Acquisition Merger) will be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Acquisition Merger) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, or any statutory re-enactment or modification thereof being in force at the time, the “ICL”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its existence under the ICL as the surviving corporation (the “Acquisition Surviving Sub”) and become a wholly-owned subsidiary of Assetco, on the terms and subject to the conditions set forth in this Agreement.

(b) From and after the Acquisition Effective Time, the Acquisition Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the ICL.

Section 2.03 Closing. Unless this Agreement has been terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, subject to Section 2.04 regarding the applicable Effective Times, the consummation of the Transactions (the “Closing”) will occur at a time and date to be specified in writing by the Parties which will be no later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 2.04 Effective Times. (a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the day prior to the Acquisition Effective Time, the Parties will cause the SPAC Merger to be consummated by executing a plan of merger (the “SPAC Plan of Merger”) and filing the SPAC Plan of Merger together with any other documents required to effect the SPAC Merger pursuant to the Cayman Companies Act with the Cayman Registrar, in such form as required by, and executed in accordance with the relevant provisions of, the Cayman Companies Act. As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall, in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Acquisition Merger, setting forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Acquisition Merger in accordance with Section 323(5) of the ICL (the “Acquisition Certificate of Merger”), after another notice that the Closing has occurred is served to the Companies Registrar, which the Parties shall deliver on the Closing Date.

(b) The SPAC Merger will become effective at such time as the SPAC Plan of Merger is duly filed with the Cayman Registrar or at such later date or time as is agreed between the Parties and specified in the SPAC Plan of Merger pursuant to the Cayman Companies Act (such time as the SPAC Merger becomes effective being the “SPAC Effective Time” and, together with the Acquisition Effective Time, the “Effective Times”).

(c) The Acquisition Merger will become effective upon the issuance by the Companies Registrar of the Acquisition Certificate of Merger in accordance with Section 323(5) of the ICL (such time as the Acquisition Merger becomes effective being the “Acquisition Effective Time”). The Parties shall take all necessary actions such that the Acquisition Effective Time shall take place one day after the SPAC Effective Time and, in any event, on the Closing Date.

Section 2.05 Effect of Mergers. At the applicable Effective Times, the effect of the Mergers will be as provided in this Agreement, the SPAC Plan of Merger and the applicable provisions of the Cayman Companies Act, the Acquisition Certificate of Merger and the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges of each of the Company and SPAC shall vest in the applicable Surviving Company, and all debts, liabilities, obligations and duties of each of the Company and SPAC shall become debts, liabilities, obligations and duties of the applicable Surviving Company.

Section 2.06 Governing Documents. (a) Immediately prior to the Acquisition Effective Time, the articles of association of Holdco will be amended and restated in their entirety in a form of public company articles of association to be mutually agreed by SPAC and the Company (the “Holdco A&R Articles”) hereto until thereafter changed or amended as provided therein or by applicable law.

(b) At the SPAC Effective Time, pursuant to the SPAC Plan of Merger, the memorandum and articles of association of SPAC Surviving Company shall be amended and restated to be identical to the memorandum and articles of association of Assetco (except for the name of such entity) until thereafter changed or amended as provided therein or by applicable law.

(c) Immediately after the Acquisition Effective Time, the articles of association of Acquisition Surviving Sub will be amended and restated to be identical to the articles of association of Merger Sub (except for the name of such entity) until thereafter changed or amended as provided therein or by applicable law.

Section 2.07 Directors and Officers. From and after the Effective Times, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with law and the applicable Governing Documents, the directors and officers of (a) Holdco shall be the directors and officers as determined in accordance with in Section 7.20 and Annex A, as applicable, (b) Acquisition Surviving Sub shall be the directors and officers designated by the Company as of immediately prior to the Acquisition Effective Time, and (c) SPAC Surviving Company will be the directors and officers of Assetco as of immediately prior to the SPAC Effective Time.

Article III
CLOSING TRANSACTIONS

Section 3.01 Effect on SPAC Shares and Warrants and Assetco Stock in the SPAC Merger. At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, Assetco or any holder of any SPAC Shares or capital stock of Assetco:

(a) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by the SPAC, Merger Sub or any wholly owned subsidiary of the SPAC immediately prior to the SPAC Effective Time shall automatically be canceled, and no other consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of SPAC Shares. Each SPAC Share issued and outstanding immediately prior to the SPAC Effective Time shall be converted into a number of validly issued, fully paid and non-assessable Holdco Ordinary Shares equal to 1.00 (the “SPAC Exchange Ratio”; provided, however, that if the SPAC and Company mutually agree, for the Listing Exchange listing purposes, then the SPAC Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted (such shares referred to collectively as the “SPAC Merger Consideration”)). As of the SPAC Effective Time, the SPAC Shares shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such SPAC Shares or SPAC Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 3.01, the SPAC Merger Consideration. The number of Holdco Ordinary Shares that each holder of SPAC Shares is entitled to receive as a result of the SPAC Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, share subdivision, split-up, reverse stock split, share consolidation, stock dividend or distribution (including any dividend or distribution of securities convertible into Holdco Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Ordinary Shares occurring on or after the date hereof and prior to the Closing, if any.

(c) Conversion of Assetco Stock. At the SPAC Effective Time, each share of common stock of Assetco shall be converted into one ordinary share of SPAC Surviving Company, which shall constitute the only outstanding share capital of SPAC Surviving Company.

(d) Treatment of SPAC Warrants.

(i) At the SPAC Effective Time, each Public Warrant that is outstanding immediately prior to the SPAC Effective Time shall be converted into and become the right to receive a warrant to purchase one Holdco Ordinary Share (a “Holdco Assumed Public Warrant”) with the same terms as the Public Warrants (other than the fact that it is exercisable for a Holdco Ordinary Share) and shall be governed by the Holdco Assumed Warrant Agreement.

(ii) At the SPAC Effective Time, each Private Placement Warrant that is outstanding immediately prior to the SPAC Effective Time shall be converted into and become the right to receive a warrant to purchase one Holdco Ordinary Share (a “Holdco Assumed Private Placement Warrant”) with the same terms as the Private Placement Warrants (other than the fact that it is exercisable for a Holdco Ordinary Share) and shall be governed by the Holdco Assumed Warrant Agreement.

Section 3.02 Effect on Company and Merger Sub Securities in the Acquisition Merger. At the Acquisition Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Company, Merger Sub or any holders of Company Shares or capital stock of Merger Sub:

(a) Deemed Transfer of Certain Company Shares. All Company Shares or Company Preferred Shares that are owned by the Company or any wholly owned subsidiary of the Company (collectively, “Company Treasury Shares”) immediately prior to the Acquisition Effective Time, if any, shall be deemed to have been transferred to Assetco and no consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Company Treasury Shares and including, for the avoidance of doubt, any outstanding Company Shares issued upon conversion of the Company SAFEs or Company Loans or exercise of Company Warrants, in each case to the extent issued and outstanding at the time of the Acquisition Effective Time, as set out below) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in this Agreement, automatically be deemed to have been transferred to Assetco and automatically deemed for all purposes to represent only the right to receive a number of Holdco Ordinary Shares equal to the Equity Exchange Ratio (the “Per Company Share Acquisition Merger Consideration”), and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to the Company or the Acquisition Surviving Sub. Notwithstanding anything in the Agreement, the Per Company Share Acquisition Merger Consideration issuable to holders of Section 102 Shares shall be deposited with the Section 102 Trustee in accordance with the provisions of Section 102 and the Israeli Option Tax Ruling.

(c) Conversion of Company Crossover Preferred Shares. Each Company Crossover Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Company Treasury Shares) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in this Agreement, automatically be deemed to have been transferred to Assetco and automatically deemed for all purposes to represent only the right to receive a number of Holdco Preferred Shares equal to the Equity Exchange Ratio (the “Per Company Crossover Preferred Share Acquisition Merger Consideration”), and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to the Company or the Acquisition Surviving Sub. Holdco will reserve for issuance the number of Holdco Ordinary Shares that will be issuable upon conversion of the Holdco Preferred Shares and, if and when any Holdco Preferred Shares are converted, Holdco shall issue or cause to be issued the appropriate number of Holdco Ordinary Shares.

(d) Treatment of Company Warrants. Unless otherwise exercised into Company Shares prior to the Acquisition Effective Time, each Company Warrant issued and outstanding immediately prior to the Acquisition Effective Time, will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in this Agreement, be assumed by Holdco, and each such Company Warrant shall be converted into a warrant to purchase Holdco Ordinary Shares (each, a “Converted Warrant”). Each Converted Warrant shall continue to have and be subject to the same terms and conditions as were applicable to such Company Warrant immediately before the Acquisition Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Warrant shall be exercisable for that number of Holdco Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company Warrant immediately before the Acquisition Effective Time multiplied by (B) the Equity Exchange Ratio and (ii) the per share exercise price for each Holdco Ordinary Share issuable upon exercise of the Converted Warrant shall be equal to the quotient obtained by dividing (A) the exercise price per Company Share of such Company Warrant immediately before the Acquisition Effective Time by (B) the Equity Exchange Ratio. Unless otherwise exercised at such time, prior to the Closing, Holdco will reserve for issuance the number of Holdco Ordinary Shares that will be issuable upon exercise of the Converted Warrants and, if and when a Converted Warrant is exercised, Holdco shall issue or cause to be issued the appropriate number of Holdco Ordinary Shares.

(e) Conversion of Merger Sub Shares. At the Acquisition Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Acquisition Effective Time shall cease to exist and be deemed as having been automatically and without further action converted into and become the ordinary shares of Acquisition Surviving Sub, which shall constitute the only outstanding capital stock of Acquisition Surviving Sub as of immediately after the Acquisition Effective Time.

Section 3.03 Treatment of Company Options.

(a) For purposes of this Agreement, the term “Company Option” means each outstanding and unexercised option to purchase Company Shares, whether or not then vested or fully exercisable, granted prior to the Acquisition Effective Time to any current or former employee, officer, director or other service provider of the Group Companies (each such individual or Person, a “Company Optionholder” and collectively, the “Company Optionholders”). At the Acquisition Effective Time, all of the Company Options outstanding immediately prior to the Acquisition Effective Time will, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be assumed by Holdco, and each such Company Option shall be converted into an option to purchase Holdco Ordinary Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to the same terms and conditions as were applicable to such Company Option immediately before the Acquisition Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Option shall be exercisable for that number of Holdco Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company Option immediately before the Acquisition Effective Time multiplied by (B) the Equity Exchange Ratio; and (ii) the per share exercise price for each Holdco Ordinary Share issuable upon exercise of the Converted Option shall be equal to the quotient obtained by dividing (A) the exercise price per Company Share of such Company Option immediately before the Acquisition Effective Time by (B) the Equity Exchange Ratio; provided, however, that with respect to grantees subject to Taxes in the United States the exercise price and the number of Holdco Ordinary Shares purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Holdco Ordinary Shares purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and provided, further, that, consistent with the terms of the Israeli Option Tax Ruling (i) the conversion of Company Options that are Section 102 Options to Converted Options shall not constitute a taxable event and tax continuity shall apply including with respect to the requisite holding period under Section 102, which shall be deemed to have commenced upon the date on which such holding period commenced for the Company Options and (ii) such Converted Options shall be deposited with the Section 102 Trustee in accordance with the provisions of Section 102 and the Israeli Option Tax Ruling.

(b) Prior to the Acquisition Effective Time, the Company shall deliver to each Company Optionholder a notice, in a form reasonably acceptable to SPAC, setting forth the effect of the Mergers (including the Acquisition Merger) on such Company Optionholder’s Company Options and describing the treatment of such Company Options in accordance with this Section 3.03.

(c) Prior to the Acquisition Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of the Company Option Plan; obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company Option Plan or any outstanding awards; and take all other appropriate actions to: (i) effectuate the provisions of this Article III; and (ii) ensure that after the Effective Times (including the Acquisition Effective Time), neither any holder of Company Options, any beneficiary thereof, nor any other participant in the Company Option Plan shall have any right thereunder to acquire any securities of Company or Holdco or to receive any payment or benefit with respect to any award previously granted under the Company Option Plan, except as provided in this Article III. At the Acquisition Effective Time, Holdco shall assume the Company Option Plan, provided that (i) all references to “Company” in the Company Option Plan and the documents governing the Converted Options after the Effective Times (including the Acquisition Effective Time) will be deemed references to Holdco and the number of shares of Holdco Ordinary Shares available for awards under the Company Option Plan shall be determined by adjusting the number of Company Shares available for awards under the Company Option Plan immediately before the Acquisition Effective Time in accordance with the Equity Exchange Ratio. Following the Acquisition Effective Time, Holdco shall (i) amend the Company Option Plan as required to comply with the laws applicable to Holdco, and (ii) take all reasonably necessary actions to ensure compliance by Holdco with the Israeli Option Tax Ruling and the provisions of Section 102.

(d) Holdco will (i) reserve for issuance the number of Holdco Ordinary Shares that will become subject to the Converted Options and (ii) issue or cause to be issued the appropriate number of Holdco Ordinary Shares, upon the exercise of the Converted Options. As soon as practicable following the date that is 60 days after the date of filing of the Closing Form 8-K, Holdco will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of Holdco Ordinary Shares necessary to fulfill Holdco’s obligations under this Section 3.03. The Company and its counsel shall reasonably cooperate with and assist Holdco in the preparation of such registration statement.

Section 3.04 Holdco Share Redemption. In order to facilitate the formation of Holdco, Daniel Gilcher has been issued 1,000,000 Holdco Ordinary Shares (the “Initial Holdco Interest”), being all of the issued share capital of Holdco as of the date hereof. At the SPAC Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of ICL, the Initial Holdco Interest shall be automatically forfeited.

Section 3.05 Issuance of Holdco Ordinary and Preferred Shares. (a) Immediately following the Effective Times, Holdco shall issue the Holdco Ordinary Shares and Holdco Preferred Shares that constitute the SPAC Merger Consideration and the Acquisition Merger Consideration.

(b) Notwithstanding anything in this Agreement, no fraction of a Holdco Ordinary Share or Holdco Preferred Share will be issued by virtue of the Acquisition Merger, and the Persons who would otherwise be entitled to a fraction of a Holdco Ordinary Share or Holdco Preferred Share (after aggregating all fractional Holdco Ordinary Shares or Holdco Preferred Shares, as applicable, that otherwise would be received by such Person) shall receive from Holdco, in lieu of such fractional share, and to the extent a fractional Holdco Ordinary Share or a fractional Holdco Preferred Share is issuable as part of the Acquisition Merger Consideration after aggregating all fractional Holdco Ordinary Shares or Holdco Preferred Shares, as applicable, that otherwise would be received by such shareholder, one Holdco Ordinary Share or one Holdco Preferred Share.

(c) The number of Holdco Ordinary Shares or Holdco Preferred Shares that each Person is entitled to receive as a result of the Acquisition Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Holdco Ordinary Shares or Holdco Preferred Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Ordinary Shares or Holdco Preferred Shares occurring on or after the date hereof and prior to the Closing.

Section 3.06 Exchange Procedures. (a) Following the date hereof and prior to the Effective Times, Holdco shall appoint Continental Stock Transfer & Trust Company or another mutually agreed and qualified exchange agent and anyone on its behalf, including, if and as applicable, an Israeli sub-paying agent, to act as the exchange agent in connection with the Mergers (the “Exchange Agent”). Promptly after the appointment of the Exchange Agent, Holdco shall cause the Exchange Agent to mail to each holder of record of Company Shares or Company Preferred Shares entitled to receive Acquisition Merger Consideration pursuant to this Article III, a letter of transmittal, in a form and substance reasonably acceptable to the Company and SPAC (a “Letter of Transmittal”), and instructions for use in effecting, among other things, the surrender of the certificates evidencing Company Shares or Company Preferred Shares, in physical or electronic form, as the case may be (the “Certificates”), in exchange for the applicable portion of Acquisition Merger Consideration payable to such holder. The Exchange Agent shall: (i) at or promptly following the Acquisition Effective Time, issue to each holder of record of Company Shares or Company Preferred Shares entitled to receive Acquisition Merger Consideration pursuant to this Article III that, at least three (3) Business Days prior to the Closing Date, has delivered a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, the applicable portion of the Acquisition Merger Consideration with respect to such Company Shares or Company Preferred Shares and all Certificates (if applicable) shall forthwith be canceled; and (ii) following the Acquisition Effective Time, with respect to any holder of record of Company Shares or Company Preferred Shares entitled to receive Acquisition Merger Consideration pursuant to this Article III that did not receive Acquisition Merger Consideration pursuant to clause (i), no later than three (3) Business Days after receipt of a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, issue to the holder of such Company Shares or Company Preferred Shares the applicable portion of the Acquisition Merger Consideration with respect to such Company Shares or Company Preferred Shares and all Certificates (if applicable) shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Times represented Company Shares or Company Preferred Shares (other than Company Treasury Shares and Company Shares canceled pursuant to this Article III) shall be deemed from and after the Effective Times, for all purposes, to evidence the right to receive the applicable portion of the Acquisition Merger Consideration. If after the Effective Times, any Certificate is presented to the Exchange Agent, it shall be canceled and exchanged as provided pursuant to this Article III. Notwithstanding anything to the contrary in this Section 3.06(a), the portion of the Acquisition Merger Consideration that shall be issued with respect to Section 102 Shares will be deposited with the Section 102 Trustee in accordance with the Israeli Option Tax Ruling and Section 102.

(b) If any portion of the Acquisition Merger Consideration is to be issued to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such issuance that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) Any Acquisition Merger Consideration held by the Exchange Agent remaining unclaimed by a holder of Company Shares or Company Preferred Shares three years after the Acquisition Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Holdco free and clear of any claims or interest of any Person previously entitled thereto.

(d) No dividends or other distributions declared or made after the Acquisition Effective Time with respect to the Holdco Ordinary Shares or Holdco Preferred Shares with a record date after the Acquisition Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Holdco Ordinary Shares or Holdco Preferred Shares issuable to such holder hereunder in consideration for the surrender of such Certificate until the holder of such Certificate shall surrender such Certificate.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Acquisition Merger Consideration to be issued in respect of the Company Shares or Company Crossover Preferred Shares formerly represented by such Certificate in accordance with this Agreement.

Section 3.07 Certificates.

(a) Company Securityholder Allocations Certificate. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC written notice setting forth the Company Securityholder Allocations, which shall be final and binding on the Parties.

(b) Company Expenses Certificate. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC written notice setting forth the Company’s good faith estimate, as of the Closing, of the unpaid Transaction Expenses of the Company (including a list of all such unpaid expenses together with written invoices and wire transfer instructions for the payment thereof).

(c) SPAC Expenses Certificate. Not later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth SPAC’s good faith estimate, as of the Closing, of the unpaid Transaction Expenses of the SPAC (including a list of all such unpaid expenses together with written invoices and wire transfer instructions for the payment thereof).

Section 3.08 U.S. Tax Treatment of the Transactions. (a) It is intended by the Parties that, for U.S. federal, state and local income Tax purposes, (i) the SPAC Merger, the Acquisition Merger (taken together with the Company CTB), and the Liquidation shall be treated in accordance with the Intended U.S. Tax Treatment and (ii) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax purposes that follow the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the Intended U.S. Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 3.09 Withholding Taxes.

(a) Notwithstanding anything in this Agreement to the contrary, Exchange Agent, SPAC, Holdco, the 104H Trustee, their respective Affiliates, and any other applicable withholding agent (each, a “Payor”) shall be entitled to deduct and withhold from any amount payable or other consideration deliverable pursuant to this Agreement (including, for the avoidance of doubt, the Earnout) any amount required to be deducted or withheld with respect to the making of such payment or delivery of such consideration under applicable Legal Requirements; provided that, if any Payor determines that any amounts payable to any Person pursuant to this Agreement is subject to deduction and/or withholding, then such Payor shall use commercially reasonable efforts to (i) provide notice to such Person as soon as reasonably practicable after such determination, and (ii) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Legal Requirements. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent any amount is required to be deducted and is not otherwise funded by the applicable recipient, then, subject to Section 3.09(b) below, each Payor shall be entitled to satisfy such obligations through the forfeiture or sale of the portion of any consideration otherwise deliverable to such recipient that is required to enable the Payor to comply with applicable deduction or withholding requirements.

(b) Notwithstanding the provisions of Section 3.09(a), but subject to the provisions of the Israeli Tax Deferral Ruling, with respect to Israeli Taxes, and in accordance with the undertaking provided prior to Closing by the Exchange Agent or anyone on its behalf to SPAC and/or Holdco, as applicable, as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable or other consideration deliverable pursuant to this Agreement to any recipient (including the SPAC Merger Consideration and the Acquisition Merger Consideration but excluding holders of Company Options or Section 102 Shares) shall be paid or delivered to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 365 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA or by the payment recipient, no payments or other consideration shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate.

(c) If a payment recipient delivers, no later than three (3) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate to the Exchange Agent, determining such recipient’s tax liability, such recipient shall transfer the tax liability amount to the Exchange Agent, the deduction and withholding of any Israeli Taxes shall be made in accordance with the provisions of such Valid Tax Certificate and the applicable consideration shall be paid and/or issued to such person.

(d) If any payment recipient either (A) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (B) submits a written request to the Exchange Agent to release his, her or its portion of the consideration payable or otherwise deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three (3) Business Days before such time, then the Exchange Agent will transfer the applicable consideration to such payment recipient only after such payment recipient satisfies its Israeli Tax obligation to the satisfaction of the Exchange Agent, SPAC and its Israeli advisors. To the extent the Exchange Agent withholds any amounts with respect to Israeli Taxes, any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the applicable payment recipient.

(e) If the applicable payment recipient does not satisfy his, her or its Israeli Tax obligation, the Exchange Agent shall, to the extent applicable, sell a portion of the Acquisition Merger Consideration applicable to such payment recipient in order to allow the payment of any Israeli Taxes as shall be determined by the Exchange Agent and transfer the balance of the applicable consideration to the applicable payment recipient.

(f) Notwithstanding anything to the contrary in this Agreement, if the Israeli Tax Deferral Ruling shall be obtained and delivered to SPAC and its Israeli advisors, then the provisions of such ruling shall apply and all applicable withholding procedures with respect to any recipients of consideration pursuant to this Agreement shall be made in accordance with the provisions of such ruling.

(g) Notwithstanding the above, any consideration paid or issued to a holder of Company Options or Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the 16th day of the calendar month following the month during which the Closing occurs, unless prior to the 16th day of the calendar month following the month during which the Closing occurs, (i) with respect to Section 102 Options and Section 102 Shares, the Israeli Option Tax Ruling shall have been obtained (ii) with respect to holders of Company Options that are not residents of Israel for Tax purposes, are engaged by a non-Israeli resident Company Subsidiary and who were granted such Company Options in consideration for work or services performed solely outside of Israel (provided that any such holder provides Holdco with a validly executed residency declaration in a form mutually agreed by SPAC and the Company, provided that, if the ITA prescribes such a form, including in connection with any tax ruling given in connection with the Transactions, then such form shall be used), the payment of any consideration which such holders have the right to receive will not be subject to any withholding or deduction of Israeli Tax, and (iii) with respect to any holder of Company Options which does not fall under sub-sections (i) and (ii) above, a Valid Tax Certificate was provided.

Section 3.10 Earnout.

(a) If, prior to December 31, 2023, the Company or, after the Closing, Holdco enters into a binding master purchase agreement with Philips North America LLC or one of its Affiliates, substantially in the form attached as Exhibit D (the “Philips Agreement”), Holdco shall issue or cause to be issued to the Eligible Company Equityholders (in accordance with their respective Pro Rata Share), subject to the provisions of Section 3.09, an aggregate of 3,039,215 Holdco Ordinary Shares (which shall be equitably adjusted for any stock split, reverse stock split, stock dividend reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Ordinary Shares occurring after the Closing, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements (such issuance, the “Earnout”); provided, however, that in no event shall the Earnout Shares be issued prior to the Acquisition Effective Time. Any Earnout Shares issued with respect to Section 102 Shares will be deposited with the Section 102 Trustee in accordance with the Israeli Option Tax Ruling and Section 102. If the Earnout is satisfied pursuant to Section 3.10(a) prior to the Acquisition Effective Time, and the Equity Value is adjusted accordingly pursuant to its definition, Holdco shall be under no further obligation to issue any Holdco Ordinary Shares pursuant to this Section 3.10 except in accordance with any arrangements agreed pursuant to Section 3.10(c).

(b) Notwithstanding anything in this Agreement, no fraction of a Holdco Ordinary Share will be issued by virtue of the Earnout. In lieu of such fractional share to which any Eligible Company Equityholders would otherwise be entitled, Holdco shall round to the nearest whole Earnout Share. No cash settlement shall be made with respect to fractional shares eliminated by rounding.

(c) If the Earnout is not satisfied pursuant to Section 3.10(a) prior to the Acquisition Effective Time, but the Company reasonably expects to satisfy the Earnout after the Acquisition Effective Time but prior to December 31, 2023, after the date hereof, the Parties will work together in good faith to implement a mechanism for the holders of Company Warrants and Company Options to participate in the Earnout. Any mechanism agreed pursuant to this Section 3.10(c) must be agreed in writing by the Parties.

Section 3.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Acquisition Surviving Sub following the Acquisition Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, and to vest the SPAC Surviving Company following the SPAC Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Assetco, the officers, directors, managers and members, as applicable, (or their designees) of the Company and Merger Sub, on the one hand, and SPAC and Assetco, on the other hand, and Holdco, are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC and Merger Sub as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 4.01 Organization and Qualification. The Company (a) is a limited liability company duly formed, validly existing and in good standing under the applicable Legal Requirements of the State of Israel, (b) is not a “breaching company” (within the meaning of Section 362.A of the ICL) and no proceedings have been commenced to strike the Company from the registry of companies maintained by the Companies Registrar, and (c) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of the Company’s Governing Documents.

Section 4.02 Company Subsidiaries. (a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries” and each a “Company Subsidiary”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC. No Company Subsidiary is in violation of any of the provisions of its Governing Documents.

(c) All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable, (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance in all material respects with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

Section 4.03 Capitalization of the Company. (a) Schedule 4.3(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Shares or Company Preferred Shares (which, in the case of the latter, shall be issued on the date hereof but subsequent to the execution of this Agreement) owned by each holder thereof, together with the name of each registered holder thereof and which Company Shares are Section 102 Shares including the date of deposit of such Section 102 Share with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the option agreement with the Section 102 Trustee, (iii) a list of all holders of outstanding Company Options, including the number of Company Shares subject to each such Company Option, the grant date, and exercise price for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires, whether each such Company Option is a Section 102 Option including the applicable sub-section of Section 102, and for Section 102 Options the date of deposit of such Company Option with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the option agreement with the Section 102 Trustee, (iv) a list of all holders of outstanding Company Warrants, including the number of Company Shares issuable upon the exercise of each Company Warrant, and (v) a list of all holders of outstanding Company SAFEs, including the discount percentage and pre-money valuation cap for each Company SAFE and the number of Company Shares each SAFE is expected to convert into in connection with the Transactions.

(b) Except for currently outstanding Company Options which have been granted to employees, consultants or directors pursuant to the Company Option Plan, Company SAFEs, Company Warrants or as disclosed on Schedule 4.03(b) of the Company Disclosure Letter or otherwise pursuant to the Company’s articles of association, as may be amended, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any equity securities of the Company or any of its Subsidiaries.

(c) All issued and outstanding Company Shares and Company Preferred Shares (including those that will be issued immediately following the execution of this Agreement) are, and all Company Shares which may be issued pursuant to the exercise or conversion of Company Options, Company SAFEs, Company Warrants and Company Preferred Shares, when issued in accordance with the terms of the Company Options, Company SAFEs, Company Warrants and Company Preferred Shares, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable, (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any agreement to which the Company is a party, and (iii) free of any Liens. All issued and outstanding Company Shares, Company Options, Company SAFEs, Company Warrants and Company Preferred Shares (including those that will be issued immediately following the execution of this Agreement) were issued in compliance in all material respects with applicable Legal Requirements.

(d) Except as set forth on Schedule 4.03(d) of the Company Disclosure Letter, no outstanding Company Shares or Company Preferred Shares (including those that will be issued immediately following the execution of this Agreement) are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Group Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(f) Except in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(g) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) Except as set forth in Schedule 4.03(h) of the Company Disclosure Letter, no Group Company has any Indebtedness. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program.

(i) The Company has taken the actions necessary, including by way of amending any outstanding Company SAFEs, to cause each Company SAFE to be automatically converted prior to the Acquisition Effective Time into ordinary shares of the Company pursuant to the terms of such Company SAFEs (as may be amended) (the “Company SAFE Conversion”). Upon the Company SAFE Conversion, all of the Company SAFEs so converted into ordinary shares of the Company shall (i) be canceled, (ii) no longer be outstanding and (iii) cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company SAFEs shall thereafter cease to have any rights with respect to such Company SAFEs (other than the right to receive the Per Company Share Acquisition Merger Consideration pursuant to Section 3.02(b) in respect of the ordinary shares of the Company received by the respective holder of the Company SAFE in the Company SAFE Conversion).

(j) The Company has taken the actions necessary, including by way of amending any outstanding Company Warrants, to cause each Company Warrant to be converted and/or assigned into a warrant for the purchase of a number of Holdco Ordinary Shares in accordance with Section 3.02(d).

(k) The Company has taken the actions necessary, including by way of amending any outstanding Company Loans, to cause each Company Loan to be automatically converted prior to the Acquisition Effective Time into ordinary shares of the Company pursuant to the terms of such Company Loans (as may be amended) (the “Company Loan Conversion”). Upon the Company Loan Conversion, all of the Company Loans so converted into ordinary shares of the Company shall (i) be canceled, (ii) no longer be outstanding and (iii) cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company Loans shall thereafter cease to have any rights with respect to such Company Loans (other than the right to receive the Per Company Share Acquisition Merger Consideration pursuant to Section 3.02(b) in respect of the ordinary shares of the Company received by the respective holder of the Company Loan in the Company Loan Conversion).

Section 4.04 Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Mergers) have been duly and validly authorized by all corporate action on the part of the Company (including the approval by its board of directors), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than receipt of the Requisite Majority approval. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate any Group Company’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.05(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Contracts, except with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Acquisition Certificate of Merger; (ii) the filing and effectiveness of the Registration Statement in accordance with the Securities Act and the Exchange Act; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; (iv) the filing of the IIA Notice; (v) the filing of any notifications required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; (vi) the consents, approvals, authorizations and permits described on Schedule 4.05(b) of the Company Disclosure Letter; and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

(c) Without limiting the generality of sub-clauses (a) and (b) above, the Company Securityholder Allocations shall not require the publication of an Israeli prospectus under the Israeli Securities Law, 5728-1968.

Section 4.06 Compliance; Approvals. Each of the Group Companies has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements. To the Knowledge of the Company, no notice of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date. Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted except for failures to possess such Approvals which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements. Each Approval held by the Group Companies is valid, binding and in full force and effect in all material respects. None of the Group Companies (i) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) has received any notice in writing from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows of the Group Companies for the fiscal years then ended (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2021 and 2022, and the related consolidated statements of operations, shareholders’ deficit and cash flows of the Group Companies for the fiscal years then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (i) fairly present in all material respects the financial position of the Group Companies, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (ii) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject to audit adjustments that will not be material in amount or effect); (iii) were prepared from, and are in accordance with, the books and records of the Group Companies and (v) in the case of the Audited Financial Statements, were audited in accordance with the standards of the PCAOB.

(b) To the Knowledge of the Company, since the Reference Date, the Company has established and maintained a system of internal controls sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s authorizations, (ii) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (iii) that transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (v) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (y) “material weakness” in the internal controls over financial reporting of the Group Companies or (z) fraud, whether or not material, that involves management or other employees of the Group Companies who have a role in the internal controls over financial reporting of the Group Companies.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d) None of the Group Companies is a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among the Company and any of the Group Companies, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) None of the Group Companies has stopped paying for any material duration, its debts as they fall due.

Section 4.08 No Undisclosed Liabilities. The Group Companies have no material liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise), except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements; (b) liabilities arising in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Agreements; and (d) obligations for future performance under any Contract to which any Group Company is party or bound (unrelated to any breach or violation thereof).

Section 4.09 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2022, each of the Group Companies has conducted its business in the Ordinary Course of Business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 7.01 if such action were taken on or after the date hereof without the consent of SPAC.

Section 4.10 Litigation. Except as disclosed on Schedule 4.10 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is not, and since the Reference Date there has not been: (a) any pending or, to the Knowledge of the Company, threatened Legal Proceeding against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (b) any pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (c) any pending or threatened Legal Proceeding by any Group Company against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) any Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

Section 4.11 Employee Benefit Plans. (a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan, excluding any individual employment or consulting agreement or offer letter that either: (i) is terminable by the Company at will; or (ii) provides for notice and/or garden leave and/or severance obligations only as required by applicable Legal Requirements, in each case, so long as such agreement or offer letter does not provide for: (A) severance, notice, garden leave or any similar obligations beyond those required by applicable Legal Requirements; (B) transaction or retention bonuses or change in control payments; or (C) Tax gross-ups; provided, however that a form of any such excluded agreement or offer letter is required to be listed.

(b) With respect to each Employee Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof: (i) the current plan documents and any amendments thereto and any related trust documents, insurance contracts or other funding arrangements; (ii) for the most recent plan years: (A) the IRS Form 5500 and all schedules thereto; (B) audited financial statements; and (C) actuarial or other valuation reports; (iii) the most recent determination letter and/or opinion letter from the IRS or other applicable Tax Governmental Entities, as applicable; (iv) any other documents which are required to be filed with any regulatory authority together with all other tax clearances and approvals necessary to obtain favorable tax treatment for the Employee Benefit Plan; (v) any non-routine correspondence with any Governmental Entity regarding any Employee Benefits Plan during the past three (3) years; and (vi) the most recent summary plan descriptions.

(c) Each Employee Benefit Plan has, since the Reference Date, been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan for which the Company has any material unsatisfied liability. No Group Company nor, to the Knowledge of the Company, any other Person has made any binding commitment to materially modify, change or terminate any Employee Benefit Plan after the date hereof, other than with respect to a modification, change or termination required by ERISA or the Code or this Agreement.

(d) Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify and nothing has occurred with respect to the operation of any of the Employee Benefit Plans that is intended to qualify under Section 401 of the Code that would reasonably be expected to cause the denial or loss of such qualification.

(e) No Group Company or any of their respective ERISA Affiliates has at any time in the past six (6) years sponsored or has in the past six (6) years been obligated to contribute to, or has any liability in respect of an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA). No Group Company, or any of their respective ERISA Affiliates, sponsors, maintains, contributes to or has any liability with respect to any: (i) “multiple employer plan” as defined in Section 413(c) of the Code; (ii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iii) “funded welfare plan” within the meaning of Section 419 of the Code.

(f) None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(g) With respect to any Employee Benefit Plan no actions, suits, claims (other than routine claims for benefits in the Ordinary Course of Business), audits, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof. No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(j) The Company maintains no obligations under any Employee Benefit Plan to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects. Each Company Option that has been granted to a U.S. taxpayer grantee, has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company common stock on the date of grant, as determined in accordance with Section 409A of the Code.

(l) Each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”) is listed on Schedule 4.11(l) of the Company Disclosure Letter. With respect to each Foreign Plan: (i) such Foreign Plan has been operated in compliance with the terms of such Foreign Plan and the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, and there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan; (ii) all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made, or, if applicable, based on reasonable actuarial assumptions and accrued in accordance with U.S. GAAP; (iii) there are no unpaid amounts past due in respect of any such Foreign Plan in which any Group Company participates; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available; (v) to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (vi) each such Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole; (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements; and (viii) the consummation of the Transactions will not by itself create or otherwise result in any liability with respect to such Foreign Plan.

Section 4.12 Labor Matters. (a) Schedule 4.12(a) of the Company Disclosure Letter contains a complete and accurate list (redacted as required by applicable law) of the following information for each employee and independent contractor of the Group Companies, including each employee on leave of absence or layoff status: job title, department, work location, date of hire, status, actual scope of employment (i.e., full-time, part-time, or temporary), current overtime classification (i.e., exempt or non-exempt), contractual prior notice entitlement, salary and any other compensation and benefits payable, maintained or contributed by or with respect to which any potential liability is borne by the Group Companies (whether now or in the future) to each of the listed employees, including but not limited to the following entitlements: bonus, deferred compensation, commissions, overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and further education fund), their respective contribution rates and the salary basis for such contributions, whether the individual is party to either (x) a written employment agreement with the Company or any of its Subsidiaries that provides for other than at-will employment or (y) a written independent contractor agreement, with respect to Israeli-based employees whether such employee is subject to the Section 14 arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, the legal source for such application, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), and whether the employee is on a Company-approved leave of absence (and if so, the category of leave, the date on which such leave commenced and the present date of expected return to work). Other than salary increases in the Ordinary Course of Business, performance-based bonuses or other bonus arrangements pursuant to any Group Company’s policies, all of which are detailed in Schedule 4.12(a) of the Company Disclosure Letter, the Group Companies have not made any binding commitments to any of their employees or former employees that are still in effect, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, except as listed in Schedule 4.12(a) of the Company Disclosure Letter. Except as indicated in Schedule 4.12(a) of the Company Disclosure Letter, other than their salaries, the employees of the Group Companies are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Other than as set forth in Schedule 4.12(a) of the Company Disclosure Letter, the employment of each of the employees of the Group Companies is terminable, if not at will, then with no more than one month prior notice. To the Knowledge of the Company, none of the Group Companies currently employs, or has employed in the last seven years, any under aged worker.

(b) Except as disclosed on Schedule 4.12(b) of the Company Disclosure Letter, no Group Company is a party to or bound by any labor agreement, works council, collective bargaining agreement or other labor Contract applicable to current or former employees of any Group Company. No employees of the Group Companies are represented by any Company-recognized labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal or Governmental Entity, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees. No collective bargaining agreement is currently being negotiated or required to be negotiated. None of the Group Companies is in breach of any of the collective bargaining agreements listed in Schedule 4.12(b) of the Company Disclosure Letter, and no event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any such collective bargaining agreement; (ii) give any Person the right to accelerate the maturity or performance of any terms or obligations under such collective bargaining agreement or to otherwise require amendment of its terms; or (iii) give any Person the right to cancel or terminate any such collective bargaining agreement.

(c) Since the Reference Date, there have been no strikes, work stoppages or slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company. There are no charges, grievances or complaints against any Group Company, in each case related to any alleged unfair labor practice(s), pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization. There are no continuing obligations of the Group Companies pursuant to the resolution of any such Legal Proceeding that is no longer pending.

(d) None of the officers, key employees or group of employees of any Group Company (i) has given written notice of any intent to terminate his or her employment with the applicable Group Company and/or (ii) to the Knowledge of the Company, has received an offer which is still valid to join a business that is competitive with the business of the Group Companies. The Group Companies are in compliance and, to the Knowledge of the Company, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals, in each case except as would not be material to the Group Companies taken as a whole. Except as disclosed on Schedule 4.12(d) of the Company Disclosure Letter, none of the Group Companies has a present intention to terminate, or has terminated within the last twelve (12) months, the employment of any officer or key employee. No employee of a Group Company has been granted the right to any compensation following termination of employment with such Group Company except as required by law.

(e) Each Group Company has complied and is in compliance in all material respects with all employee related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement or law.

(f) Except for extension orders which generally apply to all employees in Israel, no extension orders apply to any employees of any Group Company. The Group Companies have been and are in compliance in all material respects with the terms of applicable extension orders with respect to all their employees.

(g) To the Knowledge of the Company, no written notice or written complaint has been received by any Group Company since the Reference Date asserting or alleging discriminatory conduct or harassment, including sexual harassment or sexual misconduct against any officer, director or key employee of any Group Company.

(h) Except as disclosed on Schedule 4.12(h) of the Company Disclosure Letter, since the Reference Date, there have been no material complaints, charges, investigations, claims or Legal Proceedings against the Group Companies filed or pending or, to the Knowledge of the Company, threatened based on, arising out of, in connection with or otherwise relating to any employment Legal Requirement, labor matter or employment practice of any Group Company, and the Group Companies have not received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate an investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation, COVID-19 protocols, guidance and regulations, and the collection and payment of withholding and/or social security taxes and any similar Tax. Each Group Company has adopted reasonable policies and taken other reasonable steps to minimize potential workplace exposure in light of COVID-19.

(i) There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to any Group Company since the Reference Date, and the transactions contemplated herein will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act. None of the Group Companies has implemented any layoffs or furloughs due to COVID-19.

(j) The Group Companies have since the Reference Date maintained an affirmative action plan in compliance with applicable Legal Requirements.

(k) No Group Company is liable for any arrears of wages or related penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole. All amounts that the Group Companies are legally or contractually required to either (i) deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) withhold from their employees’ wages and/or benefits and pay to any Governmental Entity as required by applicable Legal Requirements, including the Israeli Tax Ordinance, have been duly deducted, transferred, withheld and paid, and the Group Companies’ liability towards their employees regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, Section 14 Arrangements and contributions to all Employee Benefit Plans are fully funded or if not required by any source to be funded are accrued on the Financial Statements, except as has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(l) Each Person who has provided or is providing services to any Group Company in the United States or in any other country where the Group Company conducts business, and has been classified as an exempt employee, non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Employee Benefit Plan. To the Knowledge of the Company, none of the Group Companies has any liability or obligation under any applicable Legal Requirement or Employee Benefit Plan arising out of improperly classifying such Person as an exempt employee, non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and to the Knowledge of the Company no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future).

(m) The execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which the Group Companies are a party or bound. The Group Companies have satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the Transactions contemplated by this Agreement.

(n) All employees working in the United States are employed “at will.”

(o) To the Knowledge of the Company, all employees who perform services in the United States for any Group Company are either United States citizens or are otherwise legally authorized to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any applicable Legal Requirement relating to the employment of non-United States citizens. With respect to all employees performing services in the United States, the Group Companies are in compliance with, and since the Reference Date have complied with, all Legal Requirements with respect to work eligibility and have properly completed and maintained I-9 documentation for each employee. No Group Company has been the subject of an audit or investigation from the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, or any other immigration-related enforcement proceeding, and since the Reference Date, no Group Company has received notice of any potential or actual violation of applicable immigration or I-9 Legal Requirements. The Group Companies have provided SPAC a list of all employees working in the United States on a visa or work permit and the date such visa or permit is set to expire.

(p) To the Knowledge of the Company, no activity of any employee of any Group Company has materially breached any employment contract, restrictive covenant, confidentiality agreement, patent disclosure agreement, or other contract between such employee and the Group Company.

Section 4.13 Real Property; Tangible Property.

(a) The Group Companies do not, and never have, owned any real property.

(b) Each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases under which it is a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all material amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to SPAC true, correct and complete copies of all Company Real Property Leases. No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, other than such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The improvements, fixtures, building systems and equipment on the Company Leased Properties are in good condition and repair, subject to reasonable wear and tear. To the Knowledge of the Company, (X) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (Y) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, other than such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. As of the date of this Agreement, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Except as permitted after the occurrence of an event of default thereunder, no party to a Company Real Property Lease has the unilateral right to terminate any of the Company Real Property Leases prior to the end of its current term. Schedule 4.13(b) of the Company Disclosure Letter contains a true and correct list of all Company Real Property Leases. No Person other than the Group Companies has the right to use the Company Leased Properties.

(c) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on the Schedule 4.13(c) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put.

Section 4.14 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b) Each of the Group Companies has complied in all material respects with all applicable Legal Requirements relating to the withholding or collecting and remittance of all material amounts of Taxes and withheld or collected and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld or collected and paid.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of the Company, verbally) against any Group Company which has not been fully paid or resolved.

(d) No material Tax audit or other examination of or action, suit or proceeding with respect to any Group Company by any Governmental Entity is presently in progress, nor has any Group Company been notified in writing of any (nor to the Knowledge of the Company is there any) request or threat for such an audit or other examination or action, suit, or proceeding.

(e) Except as disclosed on Schedule 4.14(e) of the Company Disclosure Letter, there are no Liens for a material amount of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) No Group Company: (i) has any material liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or a successor, by Contract (other than pursuant to commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes) or otherwise pursuant to any applicable Legal Requirements; (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any such agreement the sole parties to which are the Group Companies and excluding commercial agreements entered into in the Ordinary Course of Business and the principal purposes of which is not related to Taxes); or (iii) is or has ever been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local, or non-U.S. income Tax purposes or included on any such Tax Return (excluding any such group or Tax Return solely including the Group Companies).

(g) No Group Company: (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) No Group Company has received written notice from a Governmental Entity that it (i) has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization, or (ii) is, or has ever been, subject to income or capital gains Tax in a jurisdiction outside the country of its organization.

(i) Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Legal Requirements to be so registered, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(j) During the two (2) year period ending on the date of this Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed in whole or in part by Section 355 of the Code.

(k) The Company is not and has not ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a “domestic corporation” under Section 7874(b) of the Code.

(l) Each of the Group Companies is, and has since its date of organization been, treated as a corporation for U.S. federal, state, and local income tax purposes.

(m) No Group Company has made an election (or deemed election) under Treasury Regulations Section 301.7701-3.

(n) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. Legal Requirements): (i) an installment sale or open transaction, (ii) a prepaid amount received or deferred revenue recognized outside the Ordinary Course of Business, (iii) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, (iv) a change in or use of an improper accounting method, including pursuant to Section 481 of the Code, or (v) an election under Section 965(h) of the Code.

(o) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements), private letter rulings (including any “taxation decision” (Hachlatat Misui) from the ITA), technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to a Group Company which agreement or ruling would be effective after the Closing Date (or, for the avoidance of doubt, that would require any Group Company to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date).

(p) No Group Company has elected, through action or inaction, to benefit from any payroll tax relief, including tax credits and tax deferrals, under the Families First Coronavirus Response Act or the CARES Act (including pursuant to Sections 2301 and 2302 of the CARES Act) or any similar legislation that addresses the financial impact of COVID-19 on employers.

(q) In the last five (5) years, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(r) No Group Company is or has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(s) Any Group Company required to be registered for purposes of Israeli value added tax is duly registered and has complied with all requirements concerning Israeli value added Tax (“VAT”). Each Group Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable law. No non-Israeli Group Company is required to register in Israel for Israeli VAT purposes.

(t) (i) All Group Companies are in compliance with all conditions and requirements stipulated by any instruments of approval and tax rulings granted to it by any Israeli Governmental Entity, as well as with respect to tax benefits claimed or received by the Company, including with respect to any “Approved Enterprise,” “Benefited Enterprise,” “Preferred Enterprise,” “Preferred Technological Enterprise” or “Special Preferred Technological Enterprise” status or benefits (collectively, “Tax Incentive Program”) and by Israeli laws and regulations relating to its Tax Incentive Programs; (ii) all information supplied by any Group Company with respect to applications or notifications relating to its Tax Incentive Programs (including in connection with any application for a ruling with respect to any such Tax Incentive Programs) was true, correct and complete when supplied to the appropriate authorities; and (iii) no Group Company has received any written notice of any proceeding or investigation relating to revocation or modification or denial of any of its current or past Tax Incentive Programs with respect to such Group Company and/or any of its facilities or any such status or benefits, in each case of clauses (i)-(iii). Each Group Company has complied with all conditions and requirements to qualify for any applicable Tax holiday or other similar program or incentive under non-Israeli Legal Requirements for which it currently claims the benefit.

(u) No Group Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Tax Ordinance, a “reportable opinion” under Sections 131D of the Israeli Tax Ordinance, or a “reportable position” under Section 131E of the Israeli Tax Ordinance or any similar provision under any other local or non-Israeli Legal Requirements, and including with respect to VAT.

(v) Each Employee Benefit Plan that is intended to qualify as a capital gains route plan under Section 102 of the Israeli Tax Ordinance has received a favorable determination or approval letter from the ITA or is otherwise deemed approved by passage of time without objection by the ITA. All equity awards granted pursuant to such Employee Benefit Plan and all shares issued pursuant to such equity awards, including all Section 102 Shares and Section 102 Options, were and are currently in compliance with the applicable requirements of Section 102 of the Israeli Tax Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required 30-day period from the filing of the Employee Benefit Plan with the ITA, receipt of all required tax rulings, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the Company Options and Company Shares, and the due deposit of such Section 102 Options and Section 102 Shares with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

(w) No Group Company is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of such Part E2 or otherwise.

(x) No Group Company has any outstanding material obligation in respect of escheat or unclaimed property obligations.

(y) Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of all applicable Legal Requirements, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A to the Israeli Tax Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(a) The Group Companies are and have been since the Reference Date in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Action/Filings required under applicable Environmental Laws;

(b) (i) The Group Companies possess all permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws (collectively, “Environmental Permits”); (ii) all such Environmental Permits are valid and in full force and effect; and (iii) no Group Company is in default, and, to the Knowledge of Company, no condition exists that with notice or lapse of time or both would constitute a default, under such Environmental Permits;

(c) Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws. No conditions currently exist with respect to Owned Real Property or Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws;

(d) No portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated Environmental Permits, and to the Knowledge of the Company there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company; and

(e) The Group Companies have made available to SPAC copies of all environmental assessments (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and copies of all non-privileged documents relating to any outstanding liabilities of any of the Group Companies under Environmental Law (if any) to the extent such are in the possession, custody, or reasonable control of the Group Companies.

Section 4.16 Brokers. Except as set forth in Schedule 4.16 of the Company Disclosure Letter, the Group Companies have not incurred, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

Section 4.17 Intellectual Property. (a) Schedule 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all registered Intellectual Property constituting Owned Intellectual Property: (i) Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) registered Designs and pending applications for registration of Designs, and (v) Internet domain names (the Intellectual Property referred to in clauses (i) through (v), collectively, the “Company Registered Intellectual Property”); and (vi) material unregistered Owned Intellectual Property (other than trade secrets and other confidential information). All of the Owned Intellectual Property and material Licensed Intellectual Property that is exclusively licensed to a Group Company is subsisting and valid and enforceable in all material respects, excluding any Patents comprising Owned Intellectual Property, which, to Company’s Knowledge, are valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Design, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property. Except as set forth in Schedule 4.17(a)(2) of the Company Disclosure Letter, there are no actions that must be taken or payments that must be made by any Group Company sixty (60) days following the Closing Date that, if not taken, will adversely affect the Company Registered Intellectual Property.

(b) Schedule 4.17(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Licensed Intellectual Property that is material to the conduct of the operation of the businesses of the Group Companies, excluding non-exclusive licenses for non-customized, commercially available off-the-shelf software products having a one time or annual license fee payment of less than $100,000.

(c) Except as disclosed on Schedule 4.17(c) of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and (ii) has a license, sublicense or otherwise possesses legally enforceable rights, to use all other Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted.

(d) The Owned Intellectual Property and the conduct of the businesses of the Group Companies has not, in the past six (6) years, infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property and no such claims have been made against any third party by any of the Group Companies.

(e) There is no action or litigation pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) against any of the Group Companies, and the Company has not received any notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property (other than immaterial office actions before a relevant Intellectual Property office that may arise in the ordinary course of prosecution of pending applications of immaterial Company Registered Intellectual Property). None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property, and none of the Company Registered Intellectual Property has been cancelled, abandoned, rejected, repudiated or otherwise terminated other than in the Ordinary Course of Business.

(f) Except as set forth on Schedule 4.17(f) of the Company Disclosure Letter, each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Owned Intellectual Property has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all trade secrets or other confidential or proprietary information of such Group Company (or of another Person and held by such Group Company) in confidence both during and after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (unless such Intellectual Property is owned by a Group Company by operation of law); (iii) to the extent permissible by applicable law, agreed to waive all moral rights such Person may have in any work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby; and (iv) with respect to employees located in Israel, agreed to waive any right to receive additional compensation, including royalties, which such Person may have in any invention that such Person invented for such Group Company in the course of such Person’s employment, except as would not be material to the Group Companies taken as a whole. To the Knowledge of the Company, no Person is in breach of any such agreement and there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to a Group Company or to protect the Trade Secrets of such Group Company under any such agreement.

(g) There are no pending or, to the Knowledge of the Company, threatened, claims from current or former directors, employees or contractors of a Group Company in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 5727-1967.

(h) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets (including source code and algorithms for Group Company Software) included in the Owned Intellectual Property (or owned by another Person and held by such Group Company). Each of the Group Companies, as applicable, since the Reference Date, has complied in all material respects with contractual obligations with respect to the use, safeguarding, security, or processing of all material Intellectual Property. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no breach by any employee or Person under any such agreement.

(i) Except as set forth in Schedule 4.17(i) of the Company Disclosure Letter, (i) no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned Intellectual Property and (ii) no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any Owned Intellectual Property was performing services for or otherwise under restrictions resulting from his or her relations with any Governmental Entity or any university, college, research institute or other educational institution during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies and no such Governmental Entity, university, college, research institute or other educational institution has any rights or may have claims to any rights in any of the Owned Intellectual Property.

(j) Schedule 4.17(j) of the Company Disclosure Letter sets forth a complete and accurate list of all Group Company Software. Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. No source code for any Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to a binding, written agreement imposing on such Person reasonable and adequate confidentiality obligations to the Group Company with respect to such source code. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Group Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Group Company Software to any other Person (other than Holdco or SPAC), including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(k) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, firmware, hardware, servers, peripherals, networks, interfaces, platforms and related systems, data communication lines, databases, websites and other information technology and telecommunications equipment, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies (collectively, with the Group Company Software, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted. There have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused any substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies. To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, malware, faults or other devices, errors, contaminants or code that could (i) disrupt or adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems. Except as set forth on Schedule 4.17(k) of the Company Disclosure Letter, the Group Companies maintain a technical description of any neural networks used in or with any proprietary AI/ML technologies that would enable skilled programmers to modify and debug such neural networks in the ordinary course.

(l) Except as set forth on Schedule 4.17(l) of the Company Disclosure Letter, none of the Group Companies have incorporated any Open Source Software into, or used any Open Source Software in connection with, or combined, developed, licensed, distributed in conjunction with, used or otherwise exploited Open Source Software in or with any Owned Intellectual Property (including any Group Company Software), in each case, in a manner that requires that the software incorporated into, derived from or distributed with such Open Source Software be (i) contributed, licensed, attributed or disclosed to any third party in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge, in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires any of the Group Companies to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Group Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, distribute, license or enforce any Owned Intellectual Property or Group Company Software including any restriction on the consideration to be charged therefor (collectively, “Copyleft Terms”). The Group Companies are in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(m) The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than SPAC, Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property or any of the Intellectual Property of SPAC, Merger Sub or any of their respective Affiliates; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

Section 4.18 Privacy. (a) Each of the Group Companies and any Person acting for or on behalf of any of the Group Companies have, since the Reference Date, complied in all material respects with: (i) all applicable Privacy Laws; (ii) each Group Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) each Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. None of the Group Companies have, since the Reference Date, (A) provided or received any written notice or claims related to any Personal Information or information security-related incident (including written notice from third parties acting on its or their behalves), nor have any of the Group Companies been charged with, a material violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data processing activities or an information security-related incident. None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own).

(b) Each of the Group Companies has (i) implemented policies and commercially reasonable security measures regarding the confidentiality, integrity and availability of the Company IT Systems which relate to Personal Information and the information thereon, and (ii) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who collect, use, process, store, disclose, transfer or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take reasonably appropriate steps, including implementing commercially reasonable security measures, designed to protect and secure Personal Information, Intellectual Property or sensitive Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c) Since the Reference Date, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession, custody, or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies such that any Group Companies has provided or been legally or contractually was required to provide any notices to any Person in connection with a disclosure of Personal Information. Except as disclosed on Schedule 4.18(c)(i) of the Company Disclosure Letter, each of the Group Companies implemented reasonable back-up and disaster recovery arrangements for the continued operation of their Company IT Systems, including access to any Personal Information in its possession, custody, or control. Except as disclosed on Schedule 4.18(c)(ii) of the Company Disclosure Letter, each of the applicable Group Companies has resolved or remediated any material privacy or data security issues or vulnerabilities identified as of the date hereof. Since the Reference Date, none of the Group Companies nor any third party acting at the direction or authorization of the Group Companies has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d) Except as set forth on Schedule 4.18(d) of the Company Disclosure Letter, the Group Companies have had since the Reference Date, and maintain privacy and security policies, procedures and safeguards that comply in all material respects with applicable requirements of the Health Insurance Portability and Accountability Act (HIPAA) and the Health Information Technology for Economic and Clinical Health (HITECH) Act (collectively, “Privacy and Security Policies and Procedures”). The Group Companies have provided to SPAC complete and accurate copies of all Privacy and Security Policies and Procedures. When applicable, each Group Company has a written and signed business associate agreement with each “business associate” (as defined in 45 C.F.R. § 160.103) of such Group Company, and has a written and signed business associate agreement with each “covered entity” (as defined in 45 C.F.R. § 160.103).

(e) The transfer of Personal Information in connection with the Transactions will not violate in any material respect the Group Companies’ applicable privacy policies or Privacy Laws.

Section 4.19 Governmental Grants.

(a) Schedule 4.19(a) of the Company Disclosure Letter contains a complete and accurate list of the following information for each Governmental Grant that is currently in effect with respect to a Group Company or pursuant to which the Group Companies currently has any outstanding obligations: (i) the total amount of the benefits approved for and received by the applicable Group Company under such Governmental Grant and the total amount of the benefits available for future use by any Group Company under such Governmental Grant; (ii) the time period in which any Group Company received, or will be entitled to receive, benefits under such Governmental Grant; (iii) the type of revenues based on which royalty or other payments are required to be made under such Governmental Grant; (iv) the total amount of any payments made by the Group Company prior to the date of this Agreement with respect to such Governmental Grant; and (v) the amounts owed under such Governmental Grants and any accrued interest or other financial liabilities connected thereto.

(b) Except as set forth on Schedule 4.19(b) of the Company Disclosure Letter, there are no pending applications for Governmental Grants by any Group Company. The Company has made available to the SPAC accurate and complete copies of (i) all certificates of approvals and letters of approval granted to the Group Companies by the European Commission, Investment Center, the Innovation Authority or by any other Governmental Entity in connection with a Governmental Grant, and any material undertakings of a Group Company in connection with any Governmental Grant; and (ii) any other material documents, including correspondence and applications, relating to any Governmental Grant. Except as set forth on Schedule 4.19(b) of the Company Disclosure Letter, and except for undertakings set forth in letters of approvals, or provided under any applicable law, there are no material undertakings of any Group Company given in connection with any Governmental Grant. Except as set forth on Schedule 4.19(b) of the Company Disclosure Letter, within the past three (3) years, the Group Companies are and have been in compliance, in all material respects, with the terms, conditions, requirements and criteria of any Governmental Grants (including any reporting requirements) and any applicable laws in connection thereto, and have duly fulfilled the material conditions, undertakings, reporting and other obligations relating thereto, except for any non-material non-compliance or non-fulfillment that would not result in any material liability or loss to the Group Companies. To the Knowledge of the Company, in any application in respect of a Governmental Grant submitted by or on behalf of a Group Company, the Group Companies disclosed all material information required by such application in an accurate and complete manner. No event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material modification of any Governmental Grant or any material benefit available in connection with any Governmental Grant; (B) the imposition of any material limitation on any Governmental Grant or any material benefit available in connection with any Governmental Grant; (C) a requirement that a Group Company return or refund any material benefits provided under any Governmental Grant; or (D) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Entity other than prospective ongoing royalty payments, in each case, in a material amount.

(c) Except as set forth on Schedule 4.19(c) of the Company Disclosure Letter, since the Reference Date, none of the Group Companies has received any notice from any Governmental Entity regarding: (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Grant; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Grant. To the Knowledge of the Company, no Group Company has been or is under an audit outside the Ordinary Course of Business regarding any Governmental Grant and, since the Reference Date, there are no controversies or disputes with any such authority regarding any Governmental Grant, nor have there been any such controversies or disputes.

(d) To the Knowledge of the Company, the execution of this Agreement and the consummation of the Transactions (i) will not materially affect the ability of any Group Company to obtain the benefit of any Governmental Grant for the remaining duration thereof or require any recapture of any previously claimed incentive; and (ii) will not materially result in (A) the failure of any Group Company to comply with any of the terms, conditions, requirements and criteria of any Governmental Grant or any applicable laws, regulations, ordinances or guidelines; or (B) any claim by any Governmental Entity or other person that a Group Company is required to return or refund, or that any Governmental Entity is entitled to recapture, any benefit provided under any Governmental Grant or that any Group Company is required to pay any amount to any Governmental Entity or other person due to this Agreement and the Transactions.

(e) Except as disclosed on Schedule 4.19(e) of the Company Disclosure Letter, none of the Group Companies has developed any Intellectual Property to which any Group Company has any rights, through the application of any financing made available by any Governmental Grant through the assistance or use of the facilities of a university, college, other educational institution, research center, hospitals, medical centers or other similar institutions.

Section 4.20 Material Agreements, Contracts and Commitments. (a) Schedule 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean:

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $250,000 per annum other than Employee Benefit Plans;

(ii) any Contract with the top 10 customers of the Group Companies (the “Material Customers”) and top 10 suppliers and distributors of the Group Companies (the “Material Suppliers”) as determined by revenue and dollar volume of payments, respectively, in each case during the 12-month period prior to the date of this Agreement;

(iii) any Contract entered into with Governmental Entities;

(iv) any Contract that purports to limit (A) the localities in which the Group Companies’ businesses are conducted, (B) any Group Company from engaging in any line of business, or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(v) any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay”, exclusivity or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii) any Contract for or relating to any borrowing of money by or from the Company;

(viii) any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual base compensation in excess of $150,000 which is not terminable at will by the Group Companies upon thirty (30) days’ or less notice and without penalty;

(ix) any Contract (other than those made in the Ordinary Course of Business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any product or service of any of the Group Companies;

(x) any Contracts relating to the sale of any of the business, properties or assets of any Group Company or the acquisition by any Group Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $250,000 (other than Contracts for the purchase of inventory or supplies or sales of products entered into in the Ordinary Course of Business);

(xi) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xii) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $150,000;

(xiii) any Contract under which any of the Group Companies: (A) is granted a license, immunity or other right in or to any Intellectual Property from any third party (“Inbound License”); (B) grants a license, immunity or other right in or to any Intellectual Property to any third party; or (C) is developing or has developed any material Intellectual Property, itself or through a third party; provided, however, that none of the following shall be required to be listed on Schedule 4.20(a) but shall be deemed to be listed on such schedules for purposes of Section 4.20(b) if they otherwise qualify: (x) non-exclusive licenses granted to suppliers or vendors engaged to supply products or provide services to such Group Company or to distributors or customers, (y) non-exclusive licenses granted to distributors or customers of such Group Company and granted in the Ordinary Course of Business, (z) non-exclusive licenses for non-customized, commercially available off-the-shelf software products having a one time or annual license fee payment of less than $100,000, and (xx) employee or contractor agreements on such Group Company’s standard form agreements;

(xiv) each Contract with any academic institution, research center or Governmental Entity that provides for the provision of funding to the Company for research and development or similar activities involving the creation of any material Intellectual Property or other assets; and

(xv) any written offer, commitment or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or material default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

Section 4.21 Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering all material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect. To the Knowledge of the Company, the coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient in all material respects to comply with any insurance required to be maintained by Company Material Contracts. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.22 Interested Party Transactions.

(a) Except as disclosed on Schedule 4.22 of the Company Disclosure Letter, the employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course of Business, no officer, director, employee, manager or holder of equity or derivative securities of the Group Companies (each an “Insider”) or any member of an Insider’s immediate family, has, directly or indirectly: (a) to the Knowledge of the Company, an economic interest in any person that furnishes or sells services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) to the Knowledge of the Company, an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) to the Knowledge of the Company, a beneficial interest in any Contract disclosed in Schedule 4.20(a) of the Company Disclosure Letter; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22.

(b) Neither the Company nor any Company Subsidiary has, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit. There are no Contracts between the Company or any Company Subsidiary and any family member of any Insider of the Company or any Company Subsidiary.

Section 4.23 Information Supplied. The information relating to Group Companies supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, will not, on the date of filing thereof or, with respect to the Proxy Statement, the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made. The Registration Statement will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any press release when distributed will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they such statement is made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by SPAC or any of its Representatives expressly for inclusion in the Registration Statement.

Section 4.24 Anti-Bribery; Anti-Corruption. (a) None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, any holders of its equity securities or rights to purchase its equity securities (acting in such capacity), Affiliates, or to the Knowledge of any of the Group Companies, any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, authorized, offered or promised to make or offer any payment, loan, gift or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Person, government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; (f) used funds or other assets, or made any promise of undertaking in such regard, for establishment or maintenance of a secret, unrecorded or improperly recorded fund; or (g) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

(b) The Group Companies’ business has been conducted in compliance with all material Anti-Corruption Laws to which it is subject.

Section 4.25 International Trade; Sanctions. (a) In the last three (3) years, the Group Companies’ respective directors, officers, employees, Affiliates and, to the Knowledge of the Company, any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respect: (a) have been in compliance with all applicable Customs & International Trade Laws; (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. Except as set forth on Schedule 4.25 of the Company Disclosure Letter, the Group Companies have in place adequate controls, and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf is or has been in the last three (3) years, a Sanctioned Person. In the last three (3) years, the Group Companies and the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, have been in compliance with any Sanctions to the extent applicable. In the last three (3) years, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers, employees, Affiliates, or, to the Knowledge of the Company, any other Persons acting on their behalf in connection with any actual or alleged violation of any Sanctions, (ii) there have been no actual or threatened claims, investigations or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with Sanctions in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(c) No Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a defense exporter, nor are any export licenses required from the Israeli Ministry of Defense or Ministry of Economy of Industry under the Customs & International Trade Laws in order to conduct the business. The business of the Group Companies does not involve engagement in, including the use, development, or export of, encryption technology, or other technology whose engagement is restricted under Israeli law, and the business of the Group Companies does not require any Group Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Order (Engagement in Encryption), 1974 or Control of Products and Services Declaration (Engagement in Encryption), 1998.

Section 4.26 Customers and Suppliers. Since the Reference Date, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in breach of or default under any Contract with any Material Customer or Material Supplier in any material respect or that any such Material Customer or Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

Section 4.27 Product Liabilities and Recalls. Since the Reference Date: (a) each Company Product has been manufactured or sold in conformity with all contractual commitments and all standard warranties, in each case, in all material respects; (b) the Group Companies have not incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (c) there are no existing or, to the Knowledge of the Company, threatened, product warranty, product liability or product recall or similar claims involving any of the Company Products; (d) there have been no product recalls of any Company Product; and (e) the Group Companies have not been denied product liability insurance coverage by a third-party insurance provider.

Section 4.28 Leakage. Since December 31, 2022, there has been no Leakage.

Section 4.29 Regulatory Matters.

(a) The Company Products are, and since the Reference Date have been, in compliance in all material respects with applicable Legal Requirements, including all applicable Device Regulatory Laws administered, issued or enforced by the FDA or any other Governmental Entity having regulatory authority or jurisdiction over the Company Products or a Group Company. Each Group Company is in compliance in all material respects with applicable Legal Requirements, including Legal Requirements administered, issued or enforced by the FDA or any other Governmental Entity, relating to the sourcing and procurement or the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution and export of the Company Products and since the Reference Date, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled and distributed by a Group Company in compliance in all material respects with applicable Legal Requirements, including Legal Requirements administered, issued or enforced by the FDA or any other Governmental Entity. Without limiting the generality of the foregoing, each Group Company is, and since the Reference Date, has been, in compliance in all material respects with all applicable Device Regulatory Laws, including Legal Requirements regarding developing, testing, manufacturing, marketing, distributing or promoting the Company Products, complaint handling, adverse event reporting or the submission of medical device reports regarding the Company Products, and is, and since the Reference Date, has been, in compliance in all material respects with all applicable Legal Requirements administered or issued by any other Governmental Entity in relation to the Company Products.

(b) To the Knowledge of the Company, all preclinical and clinical investigations sponsored by or on behalf of a Group Company with respect to any Company Product are being, and since the Reference Date have been, conducted in compliance in all material respects with applicable Legal Requirements, including good clinical practices requirements as adopted by the FDA, and federal and state Legal Requirements restricting the use and disclosure of individually identifiable health information. No Group Company has received any notices or other correspondence from the FDA or any other applicable Governmental Entity performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) No action has been taken by any Governmental Entity or, to the Knowledge of the Company, is in the process of being taken that would slow, halt or enjoin the manufacturing of the Company Products or the operation of the business of a Group Company or subject the manufacturing of the Company Products or a member of the Company to regulatory enforcement action.

(d) Since the Reference Date, all Group Companies have maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in material compliance with applicable Legal Requirements, specifically all applicable Device Regulatory Laws. Each Group Company and, to the Knowledge of the Company, each of their respective contractors and agents have submitted to FDA, Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all required supplemental applications, 510(k) premarket notifications, notices, filings and annual or other reports and information, including adverse event reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products. Each Group Company has made all required filings with, or notifications to, the FDA, all Notified Bodies and all other applicable regulatory authorities pursuant to applicable requirements of all Legal Requirements applicable to the Group Companies.

(e) Except as disclosed on Schedule 4.29(e) of the Company Disclosure Letter, no Group Company officer, employee, or, to the Knowledge of the Company, contractor or agent of a Group Company is the subject of any pending Legal Proceeding or, to the Knowledge of the Company, any ongoing investigation or inquiry or has received any notice of any actual investigation, inquiry, for cause inspection or audit or other Legal Proceeding by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) or by any other similar Governmental Entity pursuant to any similar policy, or concerning allegations of a violation by a member of a Group Company or any officers, employees, contractors or agents of a Group Company of any Device Regulatory Laws, nor, to the Knowledge of the Company, has a member of a Group Company or, any officer, employee, or contractor or agent of a member of a Group Company committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Entity to invoke a similar policy. Except as disclosed on Schedule 4.29(e) of the Company Disclosure Letter, to the Knowledge of the Company, no Group Company or any officer, employee, or any contractor or agent of a member of a Group Company has knowingly made any false statements on, or omissions from, in any material respects, any notifications, applications, approvals, reports and other submissions to a Governmental Entity relating to any Company Product or has voluntarily disclosed any violations of Legal Requirements related to any Company Product.

(f) No Group Company has been or is currently engaged in any conduct that would reasonably be expected to lead to being suspended, disqualified, debarred, convicted or excluded from participating in, or bidding on contracts with, any Governmental Entity or private third party health care program, pursuant to the Department of Health and Human Services Office of Inspector General’s exclusion authority under 42 U.S.C. § 1320a-7(a), as implemented at 42 C.F.R. §§ 1001.101, 1001.201 or FDA’s suspension and debarment authority under 21 U.S.C. § 335a, and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.

(g) Since the Reference Date, no Group Company has promoted, marketed or sold Company Products for any uses other than the uses cleared or approved by the FDA or other Governmental Entity.

(h) As of the date of this Agreement (and, with respect to the foregoing (i) only, as of the Closing), neither (i) the aggregate annual net sales of the Group Companies nor (ii) the aggregate total assets of the Group Companies exceeds, in each case, the current threshold of $22.3 million under Section 18a(a)(2)(B)(ii) of the HSR Act.

Section 4.30 Holdco and Assetco.

(a) Each of Holdco and Assetco is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization. Each of Holdco and Assetco has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Holdco and Assetco to perform their obligations under this Agreement or the Transaction Agreements. Neither Holdco nor Assetco is in violation of any of the provisions of their respective Governing Documents. Each of Holdco and Assetco is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Holdco and Assetco to perform their obligations under this Agreement or the Transaction Agreements.

(b) Holdco has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than Assetco. Neither Holdco nor Assetco has any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Holdco and Assetco are entities that have been formed solely for the purpose of engaging in the Transactions.

(c) All outstanding shares of capital stock of Assetco are owned by Holdco, free and clear of all Liens (other than Permitted Liens).

(d) Each of Holdco and Assetco has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by Holdco and Assetco of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Holdco and Assetco of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of each of Holdco and Assetco, and no other proceedings on the part of Holdco or Assetco (or any of their equityholders) are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the Transactions. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Holdco and Assetco and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Holdco and Assetco (as applicable), enforceable against Holdco and Assetco (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(e) Assetco has validly elected to be treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3, effective as of the date of its organization and has not made any other election (or deemed election) to change its classification under Treasury Regulations Section 301.7701-3.

(f) Holdco is, and has since its date of organization been, treated as a corporation for U.S. federal income tax purposes.

Section 4.31 Disclaimer of Other Warranties. EACH OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO AND ASSETCO HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NEITHER SPAC, MERGER SUB NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO, ASSETCO ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR MERGER SUB, OR THE BUSINESS, ASSETS OR PROPERTIES OF SPAC OR MERGER SUB, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EACH OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO, AND ASSETCO HEREBY ACKNOWLEDGES THAT: (A) NEITHER SPAC NOR MERGER SUB NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS; AND (B) OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NEITHER SPAC, MERGER SUB NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO, ASSETCO, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, HOLDCO OR ASSETCO OR THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SPAC OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC, MERGER SUB, OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF SPAC OR MERGER SUB. NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO OR ASSETCO HAS RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. EACH OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO AND ASSETCO HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND MERGER SUB, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF SPAC AND MERGER SUB, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO AND ASSETCO HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 4.31, CLAIMS AGAINST SPAC OR MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company, Holdco and Assetco as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 5.01 Organization and Qualification. (a) SPAC is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to SPAC.

(c) SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

(d) SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

Section 5.02 Capitalization. (a) As of the date of this Agreement: (i) 1,000,000 preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Shares”) are authorized, and no such shares are issued and outstanding; (ii) 500,000,000 Class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Shares”) are authorized and 12,491,949 shares are issued and outstanding; (iii) 50,000,000 Class B ordinary shares, par value $0.0001 per share, of SPAC (together with the SPAC Preferred Shares and the SPAC Class A Shares, the “SPAC Shares”) are authorized and none are issued and outstanding; (iv) 580,000 Private Placement Warrants are outstanding; and (v) 12,650,000 Public Warrants (collectively with the Private Placement Warrants, the “SPAC Warrants”) are outstanding. All outstanding SPAC Class A Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b) Except for the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based or share-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares any other share capital or shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other share capital or shares of capital stock or other interest or participation in SPAC. Other than Merger Sub, SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c) Except as set forth in SPAC’s Governing Documents or the Original Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.03 Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each Transaction Agreement that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions, other than approval of the SPAC Shareholder Matters. This Agreement and the other Transaction Agreements to which SPAC is a party have been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of SPAC enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 5.04 No Conflict; Required Filings and Consents. (a) Subject to the approval by the SPAC Shareholders of the SPAC Shareholder Matters, neither the execution, delivery nor performance by SPAC of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate its Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.04(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any Contracts, except, with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

(b) The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the SPAC Plan of Merger; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and the rules of Nasdaq; (iii) for the filings required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

(c) Without limiting the generality of sub-clauses (a) and (b) above, the issuance of the SPAC Merger Consideration in accordance with Section 3.01(b) to holders of SPAC Shares immediately prior to the SPAC Effective Time shall not require the publication of an Israeli prospectus under the Israeli Securities Law, 5728-1968.

Section 5.05 Compliance; Approvals. Since its incorporation or organization, as applicable, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No notice of non-compliance with any applicable Legal Requirements has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to SPAC. Each Approval held by SPAC is valid, binding and in full force and effect in all material respects. SPAC: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has not received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to be material to SPAC.

Section 5.06 SPAC SEC Reports and Financial Statements. (a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are or will be available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP (applied on a consistent basis); (ii) the books and records of SPAC; (iii) in the case of any audited statements, the standards of the PCAOB; and (iv) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Other than as disclosed in the SPAC SEC Reports, SPAC is not a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among SPAC and Merger Sub, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b) SPAC has established and maintained a system of internal controls. Such internal controls are designed to provide reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations, (ii) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC, (iii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of SPAC and (v) that accounts, notes and other receivables and inventory are recorded accurately. SPAC has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of SPAC, (y) “material weakness” in the internal controls over financial reporting of SPAC or (z) fraud, whether or not material, that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC.

(c) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(e) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.07 Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since its incorporation there has not been: (a) any SPAC Material Adverse Effect; (b) any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business; or (c) any action taken or agreed upon by SPAC that would be prohibited by Section 6.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.08 Litigation. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, there is not, and since the date of SPAC’s incorporation, there has not been: (a) any pending or, to the Knowledge of SPAC, threatened Legal Proceeding against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such; (b) any pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such (c) any pending or threatened Legal Proceeding by SPAC against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; or (e) any Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such.

Section 5.09 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) As of the date of this Agreement, in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

Section 5.10 SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “LGVCU.” The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LGVC.” The Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LGVCW.” There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Shares or the Public Warrants or to terminate the listing of SPAC on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or the Public Warrants under the Exchange Act.

Section 5.11 Trust Account. (a) There is at least $31,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of November 10, 2021, by and between SPAC and the Exchange Agent for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or in bank deposit accounts.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to the Exchange Agent, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC or the Exchange Agent. There are no separate Contracts or side letters: (i) between SPAC and the Exchange Agent that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

Section 5.12 Taxes. (a) All income and other material Tax Returns required to be filed by or on behalf of SPAC, or with respect to its income, assets, or operations, have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of SPAC (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b) SPAC has complied in all material respects with all applicable Legal Requirements relating to the withholding or collecting and remittance of all material amounts of Taxes and withheld or collected and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld or collected and paid.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC, verbally) against SPAC which has not been fully paid or resolved.

(d) No material Tax audit or other examination of or action, suit or proceeding with respect to SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of any (nor to the Knowledge of SPAC is there any) request or threat for such an audit or other examination or action, suit, or proceeding.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f) SPAC (i) does not have any liability for the Taxes of another Person as a transferee or a successor, by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes) or otherwise; and (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes).

(g) SPAC (i) has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; and (ii) has not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) SPAC has not received written notice from a Governmental Entity that it (i) has, or has ever had, permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization, or (ii) is, or has ever been, subject to income or capital gains Tax in a jurisdiction outside the country of its organization.

(i) During the two (2) year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed in whole or in part by Section 355 of the Code.

(j) SPAC is not and has not been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not treated as a “domestic corporation” under Section 7874(b) of the Code.

(k) SPAC is, and has since its date of organization been, treated as a corporation for U.S. federal, state, and local income tax purposes.

(l) In the last five (5) years, no claim has been made in writing (nor to the Knowledge of SPAC has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

Section 5.13 Information Supplied. The information relating to SPAC supplied or to be supplied by or on behalf of SPAC for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, will not, on the date of filing thereof or the date it is first mailed to SPAC shareholders, as applicable, or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made. The Registration Statement, including the Proxy Statement, will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any press release when distributed will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they such statement is made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Proxy Statement and the Registration Statement.

Section 5.14 Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently and has never maintained or had any liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.15 Compliance with International Trade & Anti-Corruption Laws.

(a) Since SPAC’s incorporation, neither SPAC nor, to the Knowledge of SPAC, any of their Representatives, or any other Persons acting for or on behalf of SPAC, is or has been, (i) a Person named on any sanctions and export control laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any sanctions and export control laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Lebanon, and the Crimea and non-Ukrainian government-controlled portions of the Donetsk and Luhansk regions of Ukraine); (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b) Since SPAC’s incorporation, neither SPAC, its directors or officers, nor, to the Knowledge of SPAC, any of its employees, agents or any other Persons acting for or on behalf of SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to promote compliance with, and prevent violation of, Anti-Corruption Laws.

Section 5.16 Board Approval; Shareholder Vote. The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is fair, advisable and in the commercial interest of SPAC. Other than the approval of the SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.

Section 5.17 Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 5.18 Brokers. Except as set forth in Schedule 5.18 of the SPAC Disclosure Letter, SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.19 Merger Sub.

(a) Merger Sub is duly incorporated, formed or organized and validly existing under the laws of the State of Israel. Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Merger Sub to perform its obligations under this Agreement or the Transaction Agreements. Merger Sub is not in violation of any of the provisions of its Governing Documents in any material respect. Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Merger Sub to perform its obligations under this Agreement or the Transaction Agreements.

(b) Merger Sub has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Merger Sub does not have any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

(c) All outstanding shares of Merger Sub are owned by SPAC, free and clear of all Liens (other than Permitted Liens).

Section 5.20 Residency. SPAC is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of SPAC’s directors and officers are non-Israeli residents and conduct SPAC’s activity outside of Israel.

Section 5.21 Disclaimer of Other Warranties. SPAC AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO OR ASSETCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, MERGER SUB OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, SPAC AND MERGER SUB ACKNOWLEDGE THAT: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO AND ASSETCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY, HOLDCO AND ASSETCO IN THIS AGREEMENT OR THE OTHER TRANSCATION AGREEMENTS AND (B) OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR HOLDCO OR ASSETCO, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO SPAC, MERGER SUB OR THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC, MERGER SUB OR THEIR REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY, HOLDCO OR ASSETCO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SPAC AND MERGER SUB HAVE NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. SPAC AND MERGER SUB HAVE CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO AND ASSETCO, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC AND MERGER SUB HAVE RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, HOLDCO AND ASSETCO EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 5.21 CLAIMS AGAINST ANY GROUP COMPANY, HOLDCO, ASSETCO OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS BY SUCH PERSON.

Article VI
CONDUCT PRIOR TO THE CLOSING DATE

Section 6.01 Conduct of Business by the Company, the Company Subsidiaries, Holdco and Assetco. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company shall, and shall cause each of the Company Subsidiaries, Holdco and Assetco to, carry on its business in the Ordinary Course of Business and in accordance with applicable Legal Requirements, except: (a) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld or delayed); or (b) as expressly contemplated by this Agreement (including as contemplated by the Interim Financing) or set forth in Schedule 6.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including as contemplated by the Interim Financing) or as set forth in Schedule 6.1 of the Company Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of SPAC (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company shall not, and shall cause the Company Subsidiaries, Holdco and Assetco not to, do any of the following:

(a) except as otherwise required by any existing Employee Benefit Plan, (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus equity, retention, retirement pay or benefits to, any current or former employee, officer, director or independent contractor, other than increases in base pay and corresponding proportionate increases in bonus targets to any such individuals who are not directors or officers of the Group Companies in connection with promotions or the Group Companies’ annual performance review cycle in the Ordinary Course of Business, or increases in base pay and corresponding proportionate increases in bonus targets pursuant to arrangements which are effective as of or prior to the date of this Agreement; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, officer, director or independent contractor; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement (other than entering into and terminating individual employment or consulting agreements or offer letters upon hire and termination of employment for agreements and offer letters that would not be required to be disclosed on Schedule 4.11(a) of the Company Disclosure Letter); (iv) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards or amend or modify any outstanding equity-based compensation award under any Employee Benefit Plan; (vi) hire or terminate any employee or independent contractor with annual base pay in excess of $150,000; or (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, works council or similar employee representation organization;

(b) plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with the WARN Act;

(c) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, covenant not to assert, transfer or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the businesses of the Group Companies; (ii) extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (iii) fail to use commercially reasonable efforts to diligently prosecute the patent applications owned by any of the Group Companies other than applications such Group Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible any Trade Secrets included in the Owned Intellectual Property (or owned by another Person and held by such Group Company) to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of clauses (i) through (iii), in the Ordinary Course of Business; provided, that in no event shall the Company license on an exclusive basis or sell any Owned Intellectual Property;

(d) (i) split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, share capital or any other equity interests, as applicable, in any Group Company, Holdco or Assetco; (iii) except as contemplated by the Interim Financing or the Equity Financing, grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, share capital or any other equity interests (such as options, restricted shares or other Contracts for the purchase or acquisition of such share capital), as applicable, in any Group Company, Holdco or Assetco; or (iv) except as contemplated by the Interim Financing or the Equity Financing, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or ownership interests or any securities convertible into or exchangeable for shares or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or ownership interests or any securities convertible into or exchangeable for shares or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(e) except as contemplated by the Interim Financing, amend its Governing Documents, or form or establish any non wholly-owned Subsidiary;

(f) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(g) dispose of or lose rights under any Company Real Property Lease other than in the Ordinary Course of Business;

(h) other than in the Ordinary Course of Business, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than pursuant to agreements existing on the date hereof and set forth on Schedule 6.1(h) of the Company Disclosure Letter;

(i) except as contemplated by the Interim Financing, (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) other than Indebtedness that does not exceed $1,000,000 in the aggregate, create, incur, assume, guarantee or otherwise become liable for, any Indebtedness; (iv) create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies;

(j) make, incur or commit to make or incur, or authorize any capital expenditures that will require payments after the Closing Date other than capital expenditures in the Ordinary Course of Business, or fail in any material respect to make any capital expenditures in the amounts and at the times contemplated in the Ordinary Course of Business;

(k) release, assign, compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $150,000 or more, or that imposes any material non-monetary obligations on a Group Company;

(l) other than in the Ordinary Course of Business, (A) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (B) other than entering into the Philips Agreement, enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release, or assign any material rights or claims under any Company Material Contract;

(m) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(n) (i) make, change or revoke any material Tax election; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) amend any material Tax Return; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement, including an assessment agreement (Heskem Shuma) with the ITA) with any Governmental Entity; (v) settle or compromise any Tax audit, examination, claim or proceeding; (vi) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an ordinary course extension to file any Tax Return); or (vii) or change its residence for Tax purposes or create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization;

(o) take any action or fail to take any action that would reasonably be expected to prevent or delay the prompt obtainment of any tax ruling;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(q) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 6.1(q) of the Company Disclosure Letter as existing on the date of this Agreement and (ii) compensation for services or reimbursements in the Ordinary Course of Business;

(r) engage in any material new line of business;

(s) knowingly take any action or fail to take any action that would reasonably be expected to prevent the SPAC Merger, the Acquisition Merger (taken together with the Company CTB), or the Liquidation from qualifying for the Intended U.S. Tax Treatment;

(t) (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(u) terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

(v) amend in a manner materially detrimental to any Group Company, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any Approval;

(w) take any action or fail to take any action that would result in, or does result in, Leakage; or

(x) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.01(a) through Section 6.01(w).

Section 6.02 Conduct of Business by SPAC and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the SPAC Effective Time, SPAC and Merger Sub shall carry on their respective businesses in the ordinary course consistent with past practice, except: (a) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld or delayed); or (b) as expressly contemplated by this Agreement or set forth in Schedule 6.2 of the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as set forth in Schedule 6.2 of the SPAC Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall cause Merger Sub not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital (or warrant) or split, subdivide, combine, consolidate or reclassify any share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant, or effect any like change in capitalization;

(b) other than purchases or redemptions in connection with the SPAC Shareholder Redemption, or any other purchases or redemptions of SPAC equity securities required by the SPAC’s Governing Documents in connection with an extension of the deadline of the SPAC to complete its initial business combination, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC;

(c) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for share capital, shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d) except in connection with an extension of the deadline of the SPAC to complete its initial business combination under the SPAC’s Governing Documents, amend its Governing Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(g) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make, change or revoke any material Tax election; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) amend any material Tax Return; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement) with any Governmental Entity; (v) settle or compromise any Tax audit, examination, claim or proceeding; (vi) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an ordinary course extension to file any Tax Return); (vii) surrender any claim for a refund of material Taxes; (viii) incur any material liability for Taxes other than in the ordinary course of business; (ix) fail to timely pay any material Taxes due and payable; or (x) or change its residence for Tax purposes or create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization;

(i) knowingly take any action or fail to take any action that would reasonably be expected to prevent the Acquisition Merger (taken together with the Company CTB) from qualifying for the Intended U.S. Tax Treatment;

(j) create any Liens on any material property or material assets of SPAC or Merger Sub;

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(l) commence, settle or compromise any Legal Proceeding;

(m) engage in any new line of business;

(n) take any action or fail to take any action that would reasonably be expected to prevent or delay the prompt obtainment of any tax ruling;

(o) amend in a manner materially detrimental to SPAC, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities that SPAC is in possession of and that are reasonably necessary to be maintained following the Closing;

(p) amend the Trust Agreement or any other agreement related to the Trust Account; or

(q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.02(a) through Section 6.02(p) above.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, SPAC, Holdco and the Company shall use reasonable best efforts to prepare, and Holdco shall file with the SEC, (A) a registration statement, including a proxy statement of SPAC (as amended or supplemented, the “Proxy Statement”), on Form F-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purposes of (I) registering under the Securities Act the Holdco Ordinary Shares to be issued pursuant to Article III, the SPAC Warrants assumed by Holdco and the Holdco Ordinary Shares to be issuable upon the exercise of such SPAC Warrants and the Converted Options (collectively, the “Registration Shares”), (II) providing the SPAC Shareholders with notice of the opportunity to redeem shares of SPAC Class A Shares (the “SPAC Shareholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) approve the SPAC Merger and the SPAC Plan of Merger ((1) and (2) together, the “Required SPAC Shareholder Matter”); (3) any other proposals the Parties deem necessary or desirable to consummate the Transactions; and (4) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (collectively, the “SPAC Shareholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by SPAC’s shareholders at the Special Meeting. Holdco or SPAC, as applicable, shall make all other necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. SPAC shall cause the Proxy Statement to be mailed to the SPAC Shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with SPAC’s Governing Documents, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(ii) Each of SPAC, the Company and Holdco shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of SPAC, on the one hand, and the Company and Holdco, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Each of SPAC, the Company and Holdco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and the Proxy Statement and any amendment to the Registration Statement and the Proxy Statement filed in response thereto. If SPAC, the Company or Holdco becomes aware that any information contained in the Registration Statement or the Proxy Statement shall have become false or misleading in any material respect or that the Registration Statement or the Proxy Statement is required to be amended in order to comply with applicable law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC, on the one hand, and the Company and Holdco, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement or the Proxy Statement contained therein (in each case including documents incorporated by reference therein). SPAC, the Company and Holdco shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC shareholders, as applicable, in each case pursuant to applicable law and subject to the terms and conditions of this Agreement and SPAC’s Governing Documents. Each of the Company, Holdco and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that such Party receives from the SEC or its staff with respect to the Registration Statement or the Proxy Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(b) SPAC shall establish a record date (which date shall be mutually agreed with the Company) for, duly call, and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than 30 days after the date on which SPAC mails the Proxy Statement to the SPAC Shareholders. SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Shareholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “Change in Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to the SPAC Shareholders and for such supplement or amendment to be promptly disseminated to the SPAC Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Class A Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from the SPAC Shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; or (iv) with the Company’s written consent; provided that in the event of a postponement or adjournment pursuant to clauses (i) or (ii), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of the SPAC, the Company or their respective Tax advisors are obligated to provide any opinion that the Transactions contemplated by this Agreement qualify for the Intended U.S. Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement, including, without limitation, the Proxy Statement contained therein, as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any Party’s advisors be a condition precedent to the Transaction.

Section 7.02 Company Shareholder Approval. The Company shall, as promptly as practicable after the Registration Statement is effective (and in any case within 10 days after the Registration Statement is effective), establish the record date for, duly call and give notice of, a general meeting of the Company Shareholders (the “Company Shareholders Meeting”), and, as promptly as practicable thereafter, convene and hold the Company Shareholders Meeting, in each case in accordance with the Governing Documents of the Company and the ICL, at which the Company Shareholders shall vote on the Company Shareholder Matters, in accordance with Section 7.04 below.

Section 7.03 Assetco Shareholder Approval. No later than the date of the Company Shareholder Approval, Holdco shall approve and adopt this Agreement and the Transactions, including the Acquisition Merger, in its capacity as the sole shareholder of Assetco.

Section 7.04 Merger Proposal; Acquisition Certificate of Merger. Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company and Merger Sub shall, as applicable, take the following actions within the timeframes set forth in this Section 7.04; provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 7.04 accordingly): (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) with respect to the Acquisition Merger in a form reasonably acceptable to the Parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholders Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered office, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (y) in a popular newspaper outside of Israel as may be required by applicable law, within three (3) business days after the Merger Proposal was submitted to the Companies Registrar; (B) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of (if any), in which it shall state that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A) and at the times set in such notice; and (C) send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this Section 7.04(iv)), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar; (v) promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this Section 7.04, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder), (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval, and (vii) subject to the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Acquisition Merger effective and issue the Acquisition Certificate of Merger upon such date as the Company and Merger Sub shall advise the Companies Registrar, that in no event shall be prior to the lapse of fifty (50) days from the filing of the Merger Proposal with the Companies Registrar and thirty (30) days from the date the Company Shareholder Approval is received. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Acquisition Merger shall be declared effective and the Acquisition Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 7.04, “business day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL.

Section 7.05 Tax Ruling. (a) As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA an application or applications for a ruling or rulings (which shall be confirmed in writing by SPAC prior to its submission, such confirmation not to be unreasonably withheld, conditioned or delayed) (A) confirming that the Acquisition Merger qualifies as a transaction governed by Section 104H of the Israeli Tax Ordinance and permitting deferral of any applicable Israeli Tax with respect to the Acquisition Merger Consideration that Company Shareholders and, to the extent applicable, recipients of SPAC Merger Consideration, electing to be included in and covered under such ruling (each, an “Electing Holder”) will receive pursuant to this Agreement in accordance with the provisions of Section 104H of the Israeli Tax Ordinance, which ruling may be subject to customary conditions regularly associated with such a ruling (the “Israeli Tax Deferral Ruling”), and (B) confirming that (i) the conversion of Company Options that are Section 102 Options to Converted Options (including any adjustment made in connection with the Earnout Shares) and the cancellation of Section 102 Shares held by the Section 102 Trustee in exchange for Holdco Ordinary Shares and Earnout Shares (as applicable) shall not, in either case, constitute a taxable event if such Converted Options and Holdco Ordinary Shares are deposited with the Section 102 Trustee and (ii) that tax continuity shall apply with respect to such Converted Options, Holdco Ordinary Shares and Earnout Shares including with respect to the “requisite holding period” under Section 102 shall be deemed to have commenced upon the date on which such holding period commenced for the Company Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling,” and collectively with the Israeli Tax Deferral Ruling and the 104H Interim Tax Ruling, the “Israeli Tax Rulings”).

(b) The Company and SPAC shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of the applications for the Israeli Tax Rulings and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. The final text of the applications for and the Israeli Tax Rulings shall be subject to the prior written confirmation of SPAC or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to obtain the Israeli Tax Rulings, as promptly as practicable, and shall inform SPAC and its Israeli advisors of the content of any discussions and meetings with the ITA relating thereto in advance and allow SPAC’s Israeli advisors to participate in any such discussions or meetings. Prior to the Closing, including in connection with the filing of the requests for the Israeli Tax Rulings, the Company shall use reasonable best efforts to validate and verify any information related to Company Options as SPAC may reasonably request, including reconciling the data included in the data base of the Section 102 Trustee and the information included in any resolutions of the Company Board, the grant documents relating to such Company Options and the Company’s records.

Section 7.06 Certain Regulatory Matters. (a) As promptly as practicable following the date of this Agreement, SPAC, Holdco and the Company shall make any other required filings under other applicable Antitrust Laws. The Parties shall promptly and in good faith respond to all information requested of it by each Governmental Entity (as it relates to Antitrust Laws) in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under all applicable Antitrust Laws and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, SPAC and the Company shall: (A) promptly inform the other of any communication to or from any Governmental Entity regarding the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b) As soon as reasonably practicable after the Closing and, in any event, in accordance with the requirements of law and the Innovation Authority regulations, the Parties shall ensure that the IIA Notice is filed with the Innovation Authority.

(c) Any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions and applicable Antitrust Laws, shall be borne 50% by SPAC and 50% by the Company (subject to the proviso in Section 11.10).

(d) The Company agrees to notify SPAC at least sixty (60) days prior to the anticipated Closing Date if the aggregate total assets of the Group Companies may exceed, as of the Closing Date, the threshold of $22.3 million under the HSR Act or as adjusted and applicable at the time of the Closing.

Section 7.07 Other Filings; Press Release. (a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing the Company.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement.

Section 7.08 Confidentiality; Communications Plan; Access to Information. (a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, Holdco or Assetco, on the one hand, or SPAC or Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC (in the case of the Company, Holdco, or Assetco) or the Company (in the case of SPAC or Merger Sub).

(b) SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, SPAC, Holdco and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.07 or this Section 7.08(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c) The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC.

Section 7.09 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 4.05(b) of the Company Disclosure Letter; (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to the Exchange Agent substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares capital and capital stock, or the incurrence of any liability or expense.

Section 7.10 No SPAC Securities Transactions. Neither the Company nor any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall instruct each of its officers, directors and employees, in each case that have been provided access to the terms of the Transactions, to comply with the foregoing requirement.

Section 7.11 No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, Holdco and Assetco hereby irrevocably waive any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption) or for fraud; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

Section 7.12 Disclosure of Certain Matters. Each of SPAC, Holdco, Assetco, Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition that is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

Section 7.13 Securities Listing. The Company and Holdco will use their reasonable best efforts to cause the Registration Shares issued in connection with the Transactions to be approved for listing on the Listing Exchange at Closing.

Section 7.14 Section 15D Filing. Without limiting the generality of Section 7.09, Holdco shall, in coordination with SPAC, as promptly as practicable after the date of this Agreement, (i) prepare and file with the Israeli Securities Authority an application for an exemption under Section 15D of the Israeli Securities Law, 5728-1968, concerning the publication of an Israeli prospectus in connection with the issuance of the Converted Options as set forth in this Agreement, or alternatively an application requesting that the Israeli Securities Authority confirm that the issuance of Converted Options is exempt from prospectus requirements or does not trigger prospectus requirements (the “15D Exemption”); and (ii) use its best efforts to respond promptly to comments from the Israeli Securities Authority and to obtain the 15D Exemption. Holdco shall provide to SPAC a copy of its application to obtain the 15D Exemption for SPAC’s prior review and comments and shall update SPAC and its counsel on any developments with respect to the application and any communications with the Israeli Securities Authority in connection with the application and the review thereof and facilitate SPAC’s counsel’s involvement in such communications to the extent reasonably practicable.

Section 7.15 No Solicitation. (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries and its shareholders, officers, directors and employees not to, and shall direct its other Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC, Holdco and their respective Representatives) concerning any merger, consolidation, sale of ownership interests and/or assets of any Group Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. The Company shall, and shall cause its Subsidiaries and the Company Shareholders, officers, directors and employees to, and shall cause their respective other Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. A Company Business Combination expressly excludes an equity or venture debt financing (including the Interim Financing) that results in an investment infusion in any Group Company, with one or more investors acquiring a minority percentage of equity of such Group Company.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and Holdco and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of SPAC, recapitalization or similar business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission and all material details thereof), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 7.16 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Exchange Agent (which notice SPAC shall provide to the Exchange Agent in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to the Exchange Agent pursuant to the Trust Agreement to be so delivered, including providing the Exchange Agent with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Exchange Agent to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Shareholders who properly elect to have their SPAC Class A Shares redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) for income tax or other tax obligations of SPAC prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any unpaid Transaction Expenses of SPAC to the extent SPAC elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.17 Director and Officer Matters.

(a) Group Companies.

(i) Holdco agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of seven years following the Closing Date, Holdco shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and Holdco shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the Company may, at its sole discretion, purchase, at its expense, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time (including with respect to the Transactions and all actions taken in connection with them) covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ (other than the Group Companies) directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the seven-year period following the Closing. Holdco shall, and shall cause the Acquisition Surviving Sub to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.17(a)(ii).

(iii) The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Holdco and the Group Companies under this Section 7.17(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 7.17(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.17(a).

(iv) If Holdco or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Holdco or the merging Group Company or successor or assign, as applicable, shall make commercially reasonable efforts to ensure that the successors and assigns of Holdco or such Group Company, successor or assign, as applicable, assume the obligations set forth in this Section 7.17(a).

(b) SPAC.

(i) Holdco agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Holdco shall cause its Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date, and Holdco shall, and shall cause the SPAC Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, SPAC shall purchase, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Holdco shall, and shall cause the SPAC Surviving Company to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by Holdco or the SPAC Surviving Company, as applicable, and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.17(b)(ii).

(iii) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Holdco and the SPAC Surviving Company under this Section 7.17(a)(iv) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.17(a)(iv) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.17(a)(iv).

(iv) If Holdco or, after the Closing, the SPAC Surviving Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Holdco, the SPAC Surviving Company, or the merging successor or assign, as applicable, shall make commercially reasonable efforts to ensure that the successors and assigns of Holdco, the SPAC Surviving Company, or the successor or assign, as applicable, assume the obligations set forth in this Section 7.17(a)(iv).

(c) On the Closing Date, Holdco shall enter into customary indemnification agreements reasonably satisfactory to each of Company and Holdco with the respective directors and officers of Holdco, which indemnification agreements shall continue to be effective following the Closing. At the SPAC Effective Time Assetco shall assume all rights and obligations of SPAC under all indemnification agreements in effect as of the date hereof or immediately prior to the SPAC Merger between SPAC and any person who is or was a director or officer of SPAC prior to the SPAC Effective Time and that have been made available to the Company prior to the date hereof, which indemnification agreements shall continue to be effective following the Closing.

Section 7.18 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by Holdco. Unless otherwise required by applicable law, Holdco shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company shall reasonably cooperate with respect thereto as necessary).

(b) CTB Elections. On the Closing Date, the Company shall elect on IRS Form 8832 to be treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3, effective as of the day immediately after the Acquisition Merger.

(c) PFIC Matters. Within one hundred twenty (120) days after the end of Holdco’s current taxable year and each subsequent taxable year of Holdco for which Holdco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (“PFIC”), Holdco shall (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code, and (iii) make such PFIC status determinations available to the shareholders of Holdco. If Holdco determines that it was a PFIC in such taxable year, Holdco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Holdco shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “qualified electing fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3. The covenants contained in this Section 7.18(c) shall survive the Closing in full force and effect and expressly are intended to benefit, and are enforceable by, the SPAC Sponsor, who is an intended third-party beneficiary of this Section 7.18(c).

Section 7.19 Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.20 Board of Directors.

(a) The Parties shall take all actions necessary (including, in the case of Holdco, procuring the resignations of the directors of Holdco, as applicable) such that the board of directors of Holdco shall, immediately after the Acquisition Effective Time, be the individuals set forth on Annex A until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Holdco’s Governing Documents.

(b) The board of directors of Holdco shall have at least four “independent” directors for the purposes of the Listing Exchange and the rules of the SEC, each of whom shall serve in such capacity in accordance with the terms of Holdco’s Governing Documents following the Acquisition Effective Time.

(c) Immediately after the Acquisition Effective Time, and until otherwise determined in accordance with the Holdco’s Governing Documents and applicable law, the board of directors of Holdco will be a classified board with three (3) classes of directors, with:

(i) a first class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the shareholders of Holdco held following the Closing;

(ii) a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of shareholders of Holdco held following the Closing; and

(iii) a third class of directors (the “Class III Directors”), which shall include the one (1) director designated by SPAC Sponsor serving a term effective from the Closing until the third annual meeting of shareholders of Holdco held following the Closing;

(d) The initial officers of Holdco shall be certain Persons, as determined by the Company and communicated to SPAC prior the Acquisition Effective Time, who shall serve in such capacity in accordance with the terms of Holdco’s Governing Documents following the Acquisition Effective Time.

Section 7.21 Incentive Equity Plan. In connection with the consummation of the Transactions, Holdco shall approve and adopt a customary incentive equity plan to hire and incentivize its executives and other employees in form and substance mutually agreed by SPAC and the Company (the “Incentive Equity Plan”); provided, that, the Converted Options (and the Holdco Ordinary Shares issuable upon the exercise of such Converted Options) shall not count towards the initial number of Holdco Ordinary Shares reserved for issuance under the Incentive Equity Plan. Following the expiration of the 60-day period following the date on which Holdco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Holdco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Holdco Ordinary Shares issuable under the Incentive Equity Plan. The Incentive Equity Plan shall incorporate the applicable provisions required pursuant to Section 102 and Holdco and the Company shall cause the Incentive Equity Plan to be filed with the ITA (together with any auxiliary documents related thereto) as required under the Israeli Tax Ordinance, within 10 Business Days following the Closing. Subject to receipt of a ruling or other written approval from the ITA, Holdco Ordinary Shares that will be issued as Acquisition Merger Consideration and any Earnout Shares issued to the holders of Section 102 Shares pursuant to Section 3.03 shall be governed by the assumed Company Option Plan, and to the extent applicable, the Israeli Option Tax Ruling.

Section 7.22 Warrant Agreements. At or prior to the SPAC Effective Time, SPAC and Holdco shall execute and deliver a warrant assumption agreement in a form mutually agreed by the Company and SPAC (the “Warrant Assumption Agreement”). Pursuant to the Warrant Assumption Agreement, SPAC and Holdco shall cause to become effective at and subject to the Closing, the Holdco Assumed Warrant Agreement.

Section 7.23 PCAOB Financial Statements. The Company shall, as soon as reasonably practicable following the date of this Agreement, use reasonable best efforts to deliver to SPAC final drafts, subject only to final approval and receipt of the written opinion and signature of the Company’s independent auditor of any modifications required for changes in events or circumstances after the date of such delivery of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the two fiscal years ended December 31, 2022 and December 31, 2021, each draft prepared in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”), (ii) the unaudited interim consolidated balance sheet of the Group Companies as of June 30, 2023 and the related consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six months ended June 30, 2023 (the “Interim Financial Statements”) and (iii) any other audited or reviewed financial statements of the Group Companies that are required by applicable law to be included in the Registration Statement as audited or reviewed financial statements (together with the PCAOB Audited Financial Statement and the Interim Financial Statements, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements as and when such PCAOB Financial Statements have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 4.07(a) and Section 4.07(b) shall be deemed to apply to the PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement. In addition, the Company shall use reasonable best efforts to deliver to SPAC true and complete copies of any additional audited or reviewed financial statements of the Company and the Company Subsidiaries for each period required to be included in any amendment or supplement to the Registration Statement as requested by SPAC or as soon as practicable prior to the due date for filing any such amendment or supplement.

Section 7.24 Equity Financing.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the SPAC Effective Time, the Company and SPAC may execute Equity Financing Subscription Agreements as are mutually agreed by the Company and SPAC that would constitute an Equity Financing. The form of any such Equity Financing will be subject to the mutual agreement of the Company and SPAC taking into account any necessary tax, regulatory and other structuring considerations. Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Equity Financing as may be reasonably requested by each other.

(b) Unless otherwise consented in writing by each Party (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor SPAC shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Equity Financing Subscription Agreements. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Equity Financing Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Equity Financing Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Equity Financing Subscription Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Equity Financing Subscription Agreements, in the event that all conditions in the Equity Financing Subscription Agreements (other than conditions that the Company, SPAC or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Equity Financing Subscription Agreements) have been satisfied, consummate the transactions contemplated by the Equity Financing Subscription Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Equity Financing Subscription Agreements; and (iv) deliver notices to the applicable counterparties to the Equity Financing Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Equity Financing Subscription Agreements. Without limiting the generality of the foregoing, the Company and SPAC, as applicable, shall give the other party prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Equity Financing Subscription Agreements known to the Company or SPAC, as applicable; (B) of the receipt of any notice or other communication from any party to any Equity Financing Subscription Agreements by the Company or SPAC, as applicable with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Equity Financing Subscription Agreements or any provisions of any Equity Financing Subscription Agreements; and (C) if the Company or SPAC, as applicable, does not expect to receive all or any portion of the Equity Financing Proceeds on the terms, in the manner or from one or more investors as contemplated by the Equity Financing Subscription Agreements. The Parties shall use their commercially reasonable efforts to, and shall instruct their respective financial advisors to, keep the other Parties and the other Parties’ financial advisors reasonably informed with respect to the Equity Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the other Parties or the other Parties’ financial advisors with respect to the Equity Financing.

Article VIII
CONDITIONS TO THE TRANSACTION

Section 8.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction or, to the extent waivable, waiver at or prior to the Closing of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the Required SPAC Shareholder Matter shall have been duly adopted by the SPAC Shareholders in accordance with the Cayman Companies Act, the SPAC’s Governing Documents and the Nasdaq rules and regulations, as applicable.

(b) The Company Shareholder Approval shall have been obtained in accordance with applicable law and the Governing Documents of the Company.

(c) All applicable waiting periods (and any extensions thereof) under Antitrust Laws will have expired or otherwise been terminated.

(d) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity of competent jurisdiction.

(e) The shareholders of Holdco shall have voted to amend and restate the articles of association of Holdco in the form of the Holdco A&R Articles as of immediately prior to the Acquisition Effective Time.

(f) The shares of Holdco to be issued pursuant to this Agreement shall be approved for listing upon the Closing on the Listing Exchange.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(h) The Israeli Tax Rulings shall have been obtained from the ITA and be in effect.

(i) At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Approval has been received.

(j) The 15D Exemption shall have been obtained.

Section 8.02 Additional Conditions to Obligations of the Company, Holdco and Assetco. The obligations of the Company, Holdco and Assetco to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing, as applicable, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of SPAC shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of SPAC contained in Section 5.07(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date; and all other representations and warranties set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) SPAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c) No SPAC Material Adverse Effect shall have occurred since the date of this Agreement.

(d) SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

(e) SPAC and Merger Sub shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including the following:

(i) the Registration Rights Agreement, duly executed by the SPAC Sponsor;

(ii) the Warrant Assumption Agreement, duly executed by SPAC.

Section 8.03 Additional Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a) The Fundamental Representations of the Company shall be true and correct in all material respects on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of the Company contained in Section 4.09(a) and the representations and warranties contained in Section 4.30(e) and Section 4.30(f) shall be true and correct in all respects as of the date hereof and as of the Closing Date; and all other representations and warranties set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably, be expected to have a Company Material Adverse Effect.

(b) The Company, Holdco and Assetco shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

(e) All of the Company SAFEs shall have been converted into ordinary shares of the Company immediately prior to the Acquisition Effective Time.

(f) All of the Company Warrants shall have been, or shall be, converted into Converted Warrants at the Acquisition Effective Time.

(g) All of the Company Loans shall have been converted into ordinary shares of the Company immediately prior to the Acquisition Effective Time.

(h) The Company, Holdco and Assetco shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including the following:

(i) the Registration Rights Agreement, duly executed by Holdco and the parties thereof; and

(ii) the Warrant Assumption Agreement, duly executed by Holdco.

Article IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by May 17, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and

(c) by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC or Merger Sub, or if any representation or warranty of SPAC shall have become untrue, in each case, such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied provided, however, that if such breach by SPAC or Merger Sub is curable by SPAC or Merger Sub prior to the Closing, then the Company must first provide written notice to SPAC of such breach and may not terminate this Agreement under this Section 9.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.01(d) if: (A) the Company, Holdco or Assetco shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC or Merger Sub, as applicable, is cured during such 30 day period;

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, Holdco or Assetco, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that if such breach is curable by the Company, Holdco or Assetco prior to the Closing, then SPAC must first provide written notice to the Company of such breach and may not terminate this Agreement under this Section 9.01(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; and provided, further, that SPAC may not terminate this Agreement pursuant to this Section 9.01(e) if: (A) SPAC or Merger Sub shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company, Holdco or Assetco, as applicable, is cured during such 30 day period;

(f) by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the Required SPAC Shareholder Matter is not duly adopted by the SPAC Shareholders by the requisite vote under the Cayman Companies Act and SPAC’s Governing Documents;

(g) by either SPAC or the Company if, at the Company Shareholder Meeting (including any adjournments thereof), the Company Shareholder Approval is not obtained; or

(h) by SPAC, if the Company has not delivered to SPAC, by September 27, 2023, the PCAOB Audited Financial Statements for the fiscal years ended December 31, 2021 and December 31, 2022.

Section 9.02 Notice of Termination; Effect of Termination. (a) Any termination of this Agreement under Section 9.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except: (i) Section 7.11, this Section 9.02, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or fraud.

Article X
NO SURVIVAL

Section 10.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.01 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to fraud.

Article XI
GENERAL PROVISIONS

Section 11.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC or Merger Sub to:

c/o SPAC
LAMF Global Ventures Corp. I

Attention:	Simon Horsman
Morgan Earnest
Email:	simon@lamfglobal.com
morgan@lamfglobal.com

with copies to (which shall not constitute notice) to:

White & Case LLP
555 Flower St, Suite 2700
Los Angeles, CA 90071

Attention:	Matthew Barnett
Daniel Nussen
Email:	matthew.barnett@whitecase.com
daniel.nussen@whitecase.com

Herzog, Fox & Ne’eman
Herzog Tower
6 Yitzhak Sadeh St.
Tel-Aviv, Israel 6777506

Attention:	Ory Nacht, Adv.
Email:	nachto@herzoglaw.co.il

if to the Company, Holdco or Assetco to:

Nuvo Group Ltd.

Yigal Alon 94

Building 1

Tel Aviv, Israel 6789155

Attention:	Kelly Londy
Email:	kelly.londy@nuvocares.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:	Robert Grossman
Adam Namoury
Email:	grossmanb@gtlaw.com
adam.namoury@gtlaw.com

Meitar | Law Offices

16 Abba Hillel Silver Rd.

Ramat-Gan 52506, Israel

Attention:	Yoav Sade, Adv.
Ran Camchy, Adv.
Email:	yoavs@meitar.com
ranca@meitar.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were provided to or included in and available at the “https://digify.com/s/pebLsQ” online datasite hosted by Digify, Inc. or “https://highq.in/p4qaxasbot” online datasite hosted by Thomson Reuters Corporation at least two Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars unless otherwise specified.

Section 11.03 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.04 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Times, of Persons pursuant to the provisions of Section 7.17, Section 7.18(c) and Section 11.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate.

Section 11.07 Governing Law. This Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, provided that (i) the Acquisition Merger, and such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by the ICL, shall be governed by the ICL and its regulations, and (ii) the SPAC Merger, and such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by the Cayman Companies Act, shall be governed by the Cayman Companies Act and its regulations.

Section 11.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized for notice under this Agreement or otherwise by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.

(b) Each Party hereby waives, and any Person asserting rights as a third-party beneficiary may do so only if he, she or it waives, and, in each case, agrees not to assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01. Notwithstanding the foregoing in this Section 11.08, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.09 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own Transaction Expenses; provided that if the Closing occurs, such Transaction Expenses shall be paid by Holdco or a Subsidiary of Holdco at or promptly following the Closing.

Section 11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.13 Extension; Waiver. At any time prior to the Closing, SPAC (on behalf of itself or Merger Sub), and the Company (on behalf of itself, Holdco and Assetco) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties; (b) waive any inaccuracies in the representations and warranties made by the other Party or Parties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of the Parties.

Section 11.15 Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, Holdco or Assetco, on the one hand, or SPAC or Merger Sub on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

Section 11.16 Conflicts and Privilege.

(a) Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, Holdco), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the SPAC Sponsor, the pre-SPAC Merger shareholders or holders of other equity interests of SPAC, the shareholders or holders of other equity interests in SPAC Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) the Company or any member of the Company Group (as defined below), on the other hand, any legal counsel, including, White & Case LLP (“W&C”) and Herzog Fox & Neeman (“Herzog”), that represented SPAC or the SPAC Sponsor prior to the Closing may represent the SPAC Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, the Company Group or any of its respective Subsidiaries, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Group, any of its respective Subsidiaries or the SPAC Sponsor or any of its Affiliates. The Parties, on behalf of their respective successors and assigns (including, after the Closing, Holdco), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to the Transaction Agreements or the Transactions) between or among SPAC, SPAC Sponsor or any member of the SPAC Group, on the one hand, and W&C or Herzog (as applicable) on the other hand (the “SPAC Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Company Group or any of their Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the SPAC Group may use or rely on any of the SPAC Privileged Communications, whether located in the records or email server of SPAC, Merger Sub, Holdco, Assetco or their respective Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the SPAC Privileged Communications, by virtue of the Mergers.

(b) Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, Holdco), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any member of the Company Group, or any of their respective directors, members, partners, officers, employees or Affiliates, including Holdco and Assetco (collectively, the “Company Group”), on the one hand, and (y) any member of the SPAC Group, on the other hand, any legal counsel, including Greenburg Traurig, LLP (“GT”) and Meitar, Law Offices (“Meitar”), that represented the Company, Holdco or Assetco prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company, Holdco or Assetco or any of their respective Subsidiaries, and even though such counsel may have represented the Company, Holdco, Assetco or any of their respective Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, Holdco, Assetco or any of their respective Subsidiaries. The Parties, on behalf of their respective successors and assigns (including, after the Closing, Holdco), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, the Transaction Agreements or the Transactions) between or among the Company, Holdco, Assetco or any member of the Company Group, on the one hand, and GT or Meitar (as applicable), on the other hand (collectively, the “Company Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the SPAC Group or their respective Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the Company Group may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company, Holdco, Assetco or their respective Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the Company Privileged Communications, by virtue of the Mergers.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

HOLDCO NUVO GROUP D.G LTD.

By:	/s/ Kelly Londy
	Name:	Kelly Londy
	Title:	Chief Executive Officer

NUVO ASSETCO CORP.

By:	/s/ Kelly Londy
	Name:	Kelly Londy
	Title:	Sole Director

H.F.N INSIGHT MERGER COMPANY LTD.

By:	/s/ Simon Horsman
	Name:	Simon Horsman
	Title:	Director

NUVO GROUP LTD.

By:	/s/ Kelly Londy
	Name:	Kelly Londy
	Title:	Chief Executive Officer

LAMF GLOBAL VENTURES CORP. I

By:	/s/ Simon Horsman
	Name:	Simon Horsman
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex B

[Holdco A&R Articles]

B-1

Annex C

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Support Agreement”) is dated as of August 17, 2023, by and among LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“SPAC”), Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”), Holdco Nuvo Group D.G. Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”), LAMF SPAC Holdings I LLC, a Cayman Islands limited liability company (the “Sponsor”) and the directors and executive officers of SPAC whose names appear on the signature pages of this Support Agreement (such shareholders and affiliates, the “Insiders”, and together with the Sponsor, the “Sponsor Parties” and individually, a “Sponsor Party”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor Parties are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) (“Beneficial Owners” or “Beneficially Own”) of 9,539,333 SPAC Shares and 553,000 Private Placement Warrants in the aggregate as set forth on Schedule I attached hereto (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, the Company, Holdco, Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), H.F.N. Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of SPAC (“Merger Sub”), and SPAC, are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, SPAC will be merged with and into Assetco, with Assetco as the surviving entity of such merger, and Merger Sub will be merged with and into the Company, with the Company as the surviving entity (together with the Transactions, the “Business Combination”);

WHEREAS, as a result of the Business Combination, each issued and outstanding security of SPAC immediately prior to the SPAC Effective Time will no longer be outstanding and will be converted into a substantially equivalent security of Holdco, all on the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, the Sponsor Parties and SPAC are parties to that certain letter agreement, dated as of November 10, 2021 (the “Letter Agreement”), by and among SPAC, the Sponsor, and the other Sponsor Parties party thereto;

WHEREAS, in connection with the Business Combination, the parties to the Letter Agreement desire to amend and replace the Founder Shares Lock-up Period (as defined in the Letter Agreement) contained in Section 7(a) of the Letter Agreement with Section 1.9 hereof;

WHEREAS, the Company has entered into (and may enter into additional) securities purchase agreements (the “Securities Purchase Agreements”) pursuant to which (i) the Company has or will issue to certain investors, prior to, or concurrently with, the execution of the Business Combination Agreement, Company Crossover Preferred Shares and (ii) upon and subject to the Closing, Holdco will issue certain Holdco Ordinary Shares (the “Interim Financing”);

WHEREAS, in connection with the closing of the SPAC Merger, the Sponsor desires to irrevocably forfeit, assign, transfer and tender to SPAC up to 1,000,000 SPAC Shares (the “Sponsor Incentive Shares”), for cancellation on the terms and subject to the conditions set forth in this Support Agreement and, in connection therewith, the Holdco has agreed to issue up to 3,900,000 Holdco Ordinary Shares pursuant to the Securities Purchase Agreements; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the Business Combination, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Sponsor Party hereby acknowledges that it has read the Business Combination Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Party shall be bound by and comply with Sections 7.08(a)-(b) (Confidentiality; Communications Plan; Access to Information) and Section 7.15(b) (No Solicitation) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor Party were an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the SPAC Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of SPAC, each Sponsor Party shall not, without the prior written consent of the Company, (i) sell, offer to sell, assign, transfer (including by operation of law), contract or agree to sell, redeem, hypothecate, pledge, distribute, dispose of or otherwise encumber, grant any option, right or warrant to purchase or otherwise dispose of or agree to dispose of, directly or indirectly (other than pursuant to any non-redemption agreements previously entered into by SPAC and the Sponsor and any non-redemption agreements that may be entered into by SPAC and the Sponsor in connection with the Business Combination), file (or participate in the filing of) a proxy statement or a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Sponsor Party or any options, warrants or right to acquire SPAC shares, or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Support Agreement in a form reasonably acceptable to the Company), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by such Sponsor Party, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) deposit any of the Subject Securities in a voting trust, enter into a voting agreement or subject any of the Subject Securities to any arrangement with respect to the voting of such Subject Securities, pursuant to this Support Agreement, or (iv) publicly announce any intention to effect any transaction specified in clause (i), (ii) or (iii).

Section 1.3 New Shares. In the event that (a) any SPAC Shares, SPAC Warrants or other equity securities of SPAC are issued to a Sponsor Party after the date of this Support Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Shares or SPAC Warrants of, on or affecting the SPAC Shares or SPAC Warrants owned by such Sponsor Party or otherwise, (b) a Sponsor Party purchases or otherwise acquires Beneficial Ownership of any SPAC Shares, SPAC Warrants or other equity securities of SPAC after the date of this Support Agreement, or (c) a Sponsor Party acquires the right to vote or share in the voting of any SPAC Shares or other equity securities of SPAC after the date of this Support Agreement (such SPAC Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Subject Securities owned by such Sponsor Party as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to SPAC and the Company a duly executed copy of that certain Registration Rights Agreement, by and among the Company, Holdco, SPAC, the Sponsor, the executive officers and directors of the Sponsor prior to the consummation of the Business Combination and certain former shareholders of the Company, in substantially the form attached as Exhibit C to the Business Combination Agreement.

Section 1.5 Sponsor Party Agreements.

(a) At any meeting of the SPAC Shareholders, however called, including the Special Meeting, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Shareholders is sought, each Sponsor Party shall (x) appear at each such meeting (in person or by proxy) or otherwise cause all of its SPAC Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all of its SPAC Shares:

(i) in favor of each SPAC Shareholder Matters; and

(ii) against any (A) merger agreement or merger (other than the Business Combination Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC, (B) action, agreement, transaction or proposal (other than the Business Combination Agreement and the Business Combination) that would result in a breach of, is in competition with or is materially inconsistent with any covenant, representation or warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination from being consummated, and (C) action, agreement, transaction or proposal that would (x) impede, frustrate, prevent or nullify any provision of or the ability of SPAC to consummate the Business Combination Agreement or the Business Combination, or (y) change in any manner the dividend policy or capitalization of, including the voting rights of any SPAC Shares.

Each Sponsor Party shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor Party shall comply with, and fully perform all of his, her or its obligations, covenants and agreements set forth in, the Letter Agreement (as amended pursuant to this Sponsor Support Agreement), including the obligations of the Sponsor Parties pursuant to Section 1 therein to not redeem any SPAC Shares owned by such Sponsor Party in connection with the transactions contemplated by the Business Combination Agreement or participate in any redemption of any of such SPAC Shares by tendering or submitting any of such SPAC Shares for redemption in connection with the Business Combination. Each Sponsor Party hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account with respect to his, her or its SPAC Shares in connection with the Business Combination.

(c) During the period commencing on the date hereof and ending on the earlier of the SPAC Effective Time and the termination of the Business Combination Agreement pursuant to Section 9.01 thereof, without the prior written consent of the Company, each Sponsor Party shall not modify or amend any Contract listed on Schedule II hereto.

(d) Following the Closing, the Sponsor agrees to reasonably support any Follow-on Offering (as defined below) during the Lock-up Period (as defined below).

(e) In the event Holdco consummates a Follow-on Offering during the Lock-up Period and the aggregate amount raised in any Financing Transaction (as defined below) and such Follow-on Offering is less than $2,000,000, the Sponsor shall irrevocably forfeit, assign, transfer and tender to Holdco a pro rata portion of 500,000 Lock-up Shares representing the difference between $2,000,000 and such aggregate amount raised. In the event Holdco consummates a Follow-on Offering during the Lock-up Period and the aggregate amount raised in any Financing Transaction (as defined below) and such Follow-on Offering is less than $25,000,000 (excluding amounts received in connection with the Interim Financing and any investment counted for purposes of the preceding sentence), the Sponsor shall irrevocably forfeit, assign, transfer and tender to Holdco a pro rata portion of the Pooled Shares (as defined below) representing the difference between $25,000,000 and such aggregate amount raised.

Section 1.6 Further Assurances. Each Sponsor Party shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable law within its reasonable control to consummate the Business Combination and the other Transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor Party hereby represents and covenants that such Sponsor Party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s obligations hereunder.

Section 1.8 No Amendments to Letter Agreement. Other than as provided by Section 1.9 hereof, (a) neither the Sponsor Parties nor SPAC shall amend, terminate or otherwise modify the Letter Agreement, without the Company’s or Holdco’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) each Sponsor Party shall comply with, and fully perform, all of its obligations, covenants and agreements set forth in the Letter Agreement.

Section 1.9 Lock-up.

(a) SPAC and the Sponsor Parties, as the parties to the Letter Agreement, hereby agree that Section 7(a) of the Letter Agreement shall be amended and replaced with this Section 1.9, subject to and effective upon the Closing of the Business Combination.

(b) Subject to Section 1.9(c), each of the Sponsor Parties agrees that he, she or it shall not Transfer any of his, her or its Lock-up Shares during the Lock-up Period.

(c) Notwithstanding Section 1.9(b), each of the Sponsor Parties and any of their respective Permitted Transferees (as defined below) shall be permitted, subject to compliance with applicable law, to Transfer their Lock-up Shares during the Lock-up Period (i) to (A) Holdco’s officers or directors, (B) any Affiliates or family members of Holdco’s officers or directors or (C) any members or partners of the Sponsor Parties or any Affiliates of the Sponsor Parties; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person; (iii) by gift to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (vii) to Assetco or Holdco; or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of Holdco’s shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property subsequent to the Closing Date (each such transferee in clauses (i) – (viii) collectively, a “Permitted Transferee”); provided, however, that in the case of clauses (i) through (v) these Permitted Transferees must enter into a written agreement with Holdco, in a form reasonably acceptable to Holdco, agreeing to be bound by the transfer restrictions in this Section 1.9. Any Transfer in violation of this Section 1.9 shall be null and void ab initio.

(d) For purposes of this Section 1.9:

(i) “Extension Shares” shall mean the up to 1,212,960 SPAC Shares to be transferred by the Sponsor to certain unaffiliated third parties who executed non-redemption agreements with SPAC and the Sponsor in May 2023 pursuant to the terms thereof;

(ii) “Lock-up Period” shall mean the period beginning on the Closing Date and ending six (6) months after the Closing Date; provided, that with respect to 2,450,980 Lock-up Shares (the “Pooled Shares”), the Lock-up Period shall mean the period beginning on the Closing Date and ending on the later of (a) the date that is six (6) months after the Closing Date, and (b) the earliest of (1) Holdco or the Company’s receipt, substantially concurrently with and/or any time after the Closing, of gross proceeds from any common equity or convertible financing transaction, including, without limitation, any PIPE transaction or equity line of credit (a “Financing Transaction”), of at least $25,000,000 (excluding amounts received in connection with the Interim Financing and any investment counted for purposes of the first sentence of Section 1.5(e)), (2) the closing of Holdco’s first marketed/underwritten follow-on offering (a “Follow-on Offering”) and (3) the closing of a Holdco Change of Control. For the purposes of this Section 1.9(d)(ii), a “Holdco Change of Control” means (A) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of Holdco; (B) a merger, consolidation or other business combination of Holdco with any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Holdco or the surviving person outstanding immediately after such merger, consolidation or other business combination; or (C) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), in a single transaction or a series of related transactions, obtaining Beneficial Ownership of the voting stock of Holdco representing more than fifty percent (50%) of the voting power of the capital stock of Holdco entitled to vote for the election of directors of Holdco.

(iii) “Lock-up Shares” shall mean the SPAC Shares included in the Subject Securities, which, for the avoidance of doubt, shall not include (a) any Extension Shares or (b) SPAC Private Placement Warrants or SPAC Class A Shares that were included as part of the units purchased by the Sponsor in a private placement that occurred simultaneously with the completion of SPAC’s initial public offering (the “SPAC Private Placement Shares”); and

(iv) “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(e) For the avoidance of doubt, the parties to this Support Agreement hereby agree that the restrictions on transfer described in this Section 1.9 shall not apply to any Extension Shares, SPAC Private Placement Warrants or SPAC Private Placement Shares, and that the restrictions on transfer described in Section 7(b) of the Letter Agreement shall continue to apply to the SPAC Private Placement Warrants and SPAC Private Placement Shares until the expiration of such restrictions pursuant to the terms of the Letter Agreement.

Section 1.10 Board Observer.

(a) From the Closing Date and until the date the Sponsor Parties, including the parties to the Interim Financing named on Schedule III, the members of the Sponsor and their respective Permitted Transferees, in the aggregate, Beneficially Own less than 5% of the outstanding Holdco Ordinary Shares (after taking into account any securities of Holdco Beneficially Owned by the Sponsor Parties convertible into Holdco Ordinary Shares) (the “Sponsor Sunset Date”), the Sponsor shall be entitled to designate one (1) observer on the board of directors of Holdco (the “Holdco Board”) (the “Sponsor Board Observer”).

(b) The Sponsor Board Observer may resign at any time upon written notice to the Holdco Board.

(c) The Sponsor shall have the exclusive right to designate the Sponsor Board Observer to fill any vacancies created by reason of the death, removal or resignation of a Sponsor Board Observer, and Holdco shall take all reasonably necessary action to cause any such vacancy to be filled by a replacement Sponsor Board Observer as promptly as reasonably practicable.

(d) Holdco agrees that it will invite the Sponsor Board Observer to attend, in a non-voting observer capacity, all meetings of the Holdco Board for the purposes of permitting the Sponsor Board Observer to have current information with respect to the affairs of Holdco and the actions taken by the board of directors; provided, that the Sponsor Board Observer may be excluded from all or any portion of any such meeting of the Holdco Board to the extent that the Holdco Board determines in good faith and upon the advice of counsel to Holdco that such exclusion is required to preserve the attorney-client privilege between Holdco and its counsel, or to the extent the respective interests of Holdco, on one hand, and the Sponsor, on the other hand, as to the matter(s) to be discussed or actions to be taken during such portion of such meeting of the Holdco Board, conflict or could be perceived to conflict (in the good faith judgment of the Holdco Board).

(e) In no event shall the Sponsor Board Observer: (i) be deemed to be a member of the Holdco Board or any committee thereof; (ii) have the right to vote on any matter under consideration by Holdco Board or otherwise have any power to cause Holdco to take, or not to take, any action; or (iii) have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to Holdco or its shareholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of Holdco. As a non-voting observer, subject to the proviso in Section 1.10(d), the Sponsor Board Observer will also be provided (concurrently with delivery to the directors of Holdco and in the same manner delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the directors with respect to a meeting or any written consent in lieu of meeting; provided, that the failure to deliver or make available one or more of the items described in this sentence shall not affect the validity of any action taken by the Holdco Board.

(f) Notwithstanding anything to the contrary herein, prior to the Sponsor Board Observer being entitled to attend any meeting of the Holdco Board or receive the information specified in Section 1.10(e), the Sponsor Board Observer shall execute and deliver to Holdco a customary confidentiality agreement in form and substance reasonably satisfactory to Holdco.

Section 1.11 Interim Financing.

(a) Immediately prior to the closing of the SPAC Merger, the Sponsor shall irrevocably forfeit, assign, transfer and tender to SPAC up to 1,000,000 Sponsor Incentive Shares, for cancellation substantially concurrently with the closing of the SPAC Merger, pro rata in respect to up to $10,000,000 raised in the Interim Financing (exclusive of the $3,000,000 committed prior to the date of this Support Agreement). By way of example, if $12,000,000 is raised in the Interim Financing, the Sponsor would retain 100,000 Sponsor Incentive Shares and forfeit 900,000 Sponsor Incentive Shares, which would be indirectly allocated by Holdco pro rata among the Interim Financing investors in respect of the $9,000,000 raised above the $3,000,000 committed prior to the date of this Support Agreement.

(b) Holdco shall, and the Company shall cause Holdco, immediately following the closing of the Acquisition Merger, issue up to 3,900,000 Holdco Ordinary Shares, in accordance with the Securities Purchase Agreements, pro rata in respect to up to $13,000,000 raised in the Interim Financing; provided that 900,000 of such Holdco Ordinary Shares will be issued to the Persons who committed $3,000,000 in the Interim Financing prior to the date of this Support Agreement. By way of example, if $12,000,000 is raised in the Interim Financing, Holdco would issue 900,000 Holdco Ordinary Shares pro rata to the Interim Financing investors in respect of the $3,000,000 committed prior to the date of this Support Agreement and Holdco would issue 2,700,000 Holdco Ordinary Shares pro rata among the Interim Financing investors in respect of the $9,000,000 raised above the $3,000,000 committed prior to the date of this Support Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of each Sponsor Party. Each Sponsor Party severally, and not jointly, represents and warrants as of the date hereof to SPAC and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) as follows:

(a) Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Support Agreement and to perform his or her obligations hereunder. This Support Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Support Agreement has full power and authority to enter into this Support Agreement on behalf of the applicable Sponsor Party.

(b) Ownership. Such Sponsor Party is the record and Beneficial Owner of, and has good title to, all of such Sponsor Party’s Subject Securities listed across from such Sponsor Party’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Support Agreement, (ii) the SPAC Articles, (iii) the Letter Agreement or (iv) any applicable securities laws. Such Sponsor Party’s Subject Securities are the only equity securities in SPAC owned of record or beneficially by such Sponsor Party on the date of this Support Agreement, and none of such Sponsor Party’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement. Other than the SPAC Warrants held by such Sponsor Party, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this Support Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Support Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Support Agreement.

(e) Brokerage Fees. Except as described in Section 5.18 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Business Combination based upon arrangements made by such Sponsor Party, for which SPAC or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor Party nor any of its Affiliates, to the knowledge of such Sponsor Party, any Person in which such Sponsor Party has a direct or indirect legal, contractual or Beneficial Ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(g) Acknowledgment. Such Sponsor Party understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor Party’s execution and delivery of this Support Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Support Agreement shall automatically terminate, without any notice or other action by any party hereto, and be of no further force or effect, upon the earliest of (a) the consummation of the Closing, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 (Termination) thereof, (c) the dissolution, liquidation or winding up of SPAC prior to the Closing and (d) the written agreement of the Sponsor, SPAC and the Company (prior to the Closing) or Holdco (after the Closing). Upon such termination, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any material breach of this Support Agreement prior to such termination. This Article III shall survive the termination of this Support Agreement. Notwithstanding the foregoing, in the event that the Closing is consummated, the provisions of Sections 1.5(d) and (e) and Section 1.9 shall expire upon the expiration of the Lock-up Period, and Section 1.10 shall expire in accordance with its respective terms, in any case unless specifically terminated pursuant to Section 3.1(c).

Section 3.2 Reserved.

Section 3.3 Fiduciary Duties. Notwithstanding anything in this Support Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and Beneficial Owner of the Subject Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor serving as a member of the board of directors of SPAC or Holdco or as an officer or fiduciary of SPAC or Holdco, in each case, acting in such person’s capacity as a director, officer or fiduciary of SPAC or Holdco.

Section 3.4 No Third Party Beneficiaries. This Support Agreement shall be for the sole benefit of the parties hereto and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Support Agreement. Nothing in this Support Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.

Section 3.5 Incorporation by Reference. Sections 7.11 (No Claim Against Trust Account); 10.01 (No Survival); 11.03 (Counterparts; Electronic Delivery), 11.04 (Entire Agreement; Third Party Beneficiaries), 11.05 (Severability), 11.06 (Other Remedies; Specific Performance), 11.07 (Governing Law), 11.08 (Consent to Jurisdiction; Waiver of Jury Trial), 11.09 (Rules of Construction), 11.12 (Amendment), and 11.14 (No Recourse) of the Business Combination Agreement are incorporated herein and shall apply to this Support Agreement mutatis mutandis.

Section 3.6 Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.7 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC:

LAMF Global Ventures Corp. I

9255 Sunset Boulevard, Suite 515

West Hollywood, California 90069

Attention:	Simon Horsman
Email:	simon@lamfglobal.com

with a copy to (which will not constitute notice):

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, California 90071

Attention:	Daniel Nussen Matthew Barnett
Email:	daniel.nussen@whitecase.com matthew.barnett@whitecase.com

If to the Company:

Nuvo Group Ltd.

Yigal Alon 94

Building 1

Tel Aviv, Israel 6789155

Attention:	Kelly Londy
Email:	kelly.londy@nuvocares.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:	Robert Grossman Adam Namoury
Email:	grossmanb@gtlaw.com Adam.namoury@gtlaw.com

If to a Sponsor Party:

[Sponsor Party]

c/o LAMF SPAC Holdings I LLC

9255 Sunset Boulevard, Suite 515

West Hollywood, California 90069

with a copy to (which will not constitute notice):

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, California 90071

Attention:	Daniel Nussen Matthew Barnett
Email:	daniel.nussen@whitecase.com matthew.barnett@whitecase.com

IN WITNESS WHEREOF, the Sponsor Parties, SPAC, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

LAMF SPAC Holdings I LLC

By:	/s/ Simon Horsman
	Name:	Simon Horsman
	Title:	Manager

[Signature Page to Sponsor Support Agreement]

INSIDERS:

By:	/s/ Simon Horsman
	Name:	Simon Horsman

By:	/s/ Jeffrey Soros
	Name:	Jeffrey Soros

By:	/s/ Morgan Earnest
	Name:	Morgan Earnest

By:	/s/ Adriana Machado
	Name:	Adriana Machado

By:	/s/ Christina Spade
	Name:	Christina Spade

By:	/s/ Michael Brown
	Name:	Michael Brown

By:	/s/ Keith Harris
	Name:	Keith Harris

[Signature Page to Sponsor Support Agreement]

SPAC:

LAMF GLOBAL VENTURES CORP. I

By:	/s/ Simon Horsman
	Name:	Simon Horsman
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

NUVO GROUP LTD.

By:	/s/ Kelly Londy
	Name:	Kelly Londy
	Title:	Chief Executive Officer

HOLDCO:

HOLDCO NUVO GROUP D.G. LTD.

By:	/s/ Kelly Londy
	Name:	Kelly Londy
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Subject Securities

Sponsor Party	SPAC Shares	Private Placement Warrants
LAMF SPAC Holdings I LLC	9,469,333	553,000
Simon Horsman	—	—
Jeffrey Soros	—	—
Morgan Earnest	—	—
Adriana Machado	20,000	—
Christina Spade	20,000	—
Michael Brown	20,000	—
Keith Harris	10,000	—

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Administrative Services Agreement, dated November 10, 2021, by and between LAMF Global Ventures Corp. I and LAMF SPAC Holdings I LLC.

[Schedule II to Sponsor Support Agreement]

Schedule III

Sponsor Investors

1.	GAINGELS 10X CAPITAL DIVERSITY FUND I, LP
2.	JPS Capital LLC
3.	Tamim Mourad Revocable Trust

[Schedule III to Sponsor Support Agreement]

Annex D

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is dated as of August 17, 2023, by and among LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“SPAC”), the Persons set forth on Schedule I hereto (each, a “Company Shareholder” and, collectively, the “Company Shareholders”), Nuvo Group Ltd., a company organized under the laws of the State of Israel (the “Company”), and Holdco Nuvo Group D.G. Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Shares as are indicated opposite each of their names on Schedule I attached hereto (all such Company Shares, together with any Company Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Shareholder during the period from the date hereof through the Termination Date (as defined in Section 3.1) are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company, Holdco, Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”) and H.F.N. Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of SPAC (“Merger Sub”) have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, SPAC will be merged with and into Assetco, with Assetco as the surviving entity of such merger, and Merger Sub will be merged with and into the Company, with the Company as the surviving entity, each pursuant to the terms and conditions set forth in the Business Combination Agreement; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

1.1 Binding Effect of Business Combination Agreement. Each Company Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Termination Date (as defined in Section 3.1 hereof), each Company Shareholder shall be bound by and comply with Section 7.08(a) (Confidentiality) and Section 7.15(a) (No Solicitation) of the Business Combination Agreement (and any relevant definitions contained in the Business Combination Agreement) as if such Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions.

1.2 No Transfer. During the period commencing on the date hereof and ending on the Termination Date, each Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, assign, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), each, a “Transfer”). Notwithstanding the foregoing, each Company Shareholder may Transfer any Subject Shares: (A) to (1) the Company’s, Holdco’s, SPAC’s or SPAC Sponsor’s officers or directors, (2) any Affiliates or family members of the Company’s, SPAC’s or SPAC Sponsor’s officers or directors, or (3) any direct or indirect partners, members or equityholders of any such Company Shareholder, any Affiliates of any such Company Shareholder or any related investment funds or vehicles controlled or managed by any such Company Shareholder or their respective Affiliates (including, for the avoidance of doubt, where such Company Shareholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (B) in the case of a Company Shareholder that is an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (C) in the case of a Company Shareholder that is an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of a Company Shareholder that is an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (E) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (A) through (D) above; (F) to the Company, Holdco, SPAC or SPAC Sponsor; (G) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of the Company or the vesting of Company share-based awards; (H) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of the Company; (I) in connection with any Order; or (J) to the Company in connection with the repurchase of such Company Shareholder’s shares in connection with the termination of such Company Shareholder’s employment with the Company or any of its Subsidiaries pursuant to contractual agreements with the Company or any of its Subsidiaries; provided, however, that in the case of the foregoing clauses (A) through (E) the transferee must enter into a written agreement with the Company and SPAC agreeing to be bound by this Agreement prior to the effectiveness of such Transfer.

1.3 New Shares. In the event that (a) any Subject Shares or other equity securities of the Company are issued to a Company Shareholder after the date of this Agreement through the Termination Date pursuant to any distribution of bonus shares, stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares of, on or affecting the Subject Shares owned by such Company Shareholder or any change in any of the Company Shares or other share capital of the Company by reason of any share split-up, subdivision, reverse share split, consolidation, exchange of shares or the like, or (b) a Company Shareholder purchases or otherwise acquires beneficial ownership of, or the power to vote with respect to, any Subject Shares or other equity securities of the Company after the date of this Agreement through the Termination Date, including upon the exercise of any Company Option or Company Warrant or any conversion under any Company SAFE or Company Loan, (such Subject Shares or other equity securities, the “New Securities”), then such New Securities acquired or purchased by such Company Shareholder shall be deemed Subject Shares and shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares owned by such Company Shareholder as of the date hereof.

1.4 Company Shareholder Agreements. During the period commencing on the date hereof and ending on the Termination Date, each Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company, such Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, with respect to all of its Subject Shares:

(a) to approve and adopt the Company Shareholder Matters;

(b) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or under any agreements between the Company and its shareholders, or otherwise sought with respect to the Business Combination Agreement or the Transactions or the other Company Shareholder Matters, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Shareholder’s Subject Shares held at such time in favor thereof;

(c) against any Company Business Combination, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company and any issuance or acquisition of shares or other equity securities of the Company (other than the Business Combination Agreement or the other Transaction Agreements and the Transactions contemplated thereby);

(d) against any proposal, action or agreement that would reasonably be expected to (i) impede, frustrate, delay, discourage, adversely affect, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any other Transaction Agreement or the timely consummation of the Transactions, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or any other Transaction Agreement, (iii) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (iv) change in any manner the capitalization of the Company, including the voting rights of any share capital of the Company or any other securities of the Company (other than, in the case of this clause (iv), pursuant to the Business Combination Agreement or the other Transaction Agreements and the Transactions contemplated thereby).

During the period commencing on the date hereof and ending on the Termination Date, each Company Shareholder hereby agrees that it shall not take any action or omission, or commit or agree to take any action or omission inconsistent with the foregoing.

1.5 No Challenges; Preemptive Rights. Each Company Shareholder hereby waives and agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, Assetco, Holdco, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or any other Transaction Agreement, (b) asserting any rights of appraisal or rights to dissent from the Transactions, or (c) alleging a breach of any duty of care or fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any other Transaction Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Shareholder from enforcing such Company Shareholder’s rights under this Agreement and the other agreements entered into by such Company Shareholder in connection herewith, or otherwise in connection with the Mergers or the other transactions contemplated by the Business Combination Agreement or any other Transaction Agreement. Each Company Shareholder hereby waives, and agrees not to assert or perfect or otherwise demand performance of, any and all preemptive rights, rights of first refusal, co-sale rights or any other rights to acquire any equity security of the Company or limit the ability of any other shareholder of the Company to transfer its equity securities of the Company, to the extent such right arose prior to the Termination Date.

1.6 Affiliate Agreements. Each Company Shareholder hereby agrees and consents to the termination of all agreements, arrangements, commitments and understandings set forth on Schedule II hereto to which such Company Shareholder or any of its Affiliates is party or which were made to its benefit, subject to, and effective as of, the Closing, without any further liability or obligation of such Company Shareholder to the Company, the Company’s Subsidiaries or SPAC, provided and further subject to each other counterparty to each such affiliate agreement agreeing in writing to the termination thereof to the extent such counterparty’s consent is required for such termination. To the extent a Company Shareholder beneficially owns any Company SAFEs, Company Loans or Company Warrants and has not previously entered into an amendment(s) substantially in the form(s) attached hereto as Exhibit I, the Company Shareholder has entered into such an amendment concurrently with the execution of this Agreement.

1.7 Registration Rights Agreement. Each of the Company Shareholders set forth on Schedule III will deliver, substantially simultaneously with the Acquisition Effective Time, a duly-executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit C to the Business Combination Agreement.

1.8 Further Assurances. Each Company Shareholder shall use commercially reasonable efforts to take, or cause to be taken, such further actions and do, or cause to be done, all things reasonably necessary within its reasonable control (including under applicable laws) to consummate the Mergers and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.9 No Inconsistent Agreement; No Voting Trusts. Each Company Shareholder hereby represents and covenants that such Company Shareholder has not entered into, and shall not enter into prior to the Termination Date, any agreement that would restrict, limit or interfere with the performance of such Company Shareholder’s obligations hereunder. Each Company Shareholder agrees that, during the term of this Agreement, such Company Shareholder will not, and will not permit any Person under such Company Shareholder’s control to, deposit any Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares except as contemplated in this Agreement.

1.10 Consent to Disclosure. Each Company Shareholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Entity or to securityholders of SPAC) of such Company Shareholder’s identity and record and beneficial ownership of Subject Shares and the nature of such Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. Each Company Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions, which approval or filing is specifically set forth in the Business Combination Agreement (including filings with the SEC), except for any information that is subject to attorney-client privilege or confidentiality obligations.

1.11 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Company Shareholder makes any agreement or understanding herein in any capacity other than in such Company Shareholder’s capacity as a record holder and beneficial owner of the Subject Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by any Company Shareholder serving as a member of the board of directors of the Company or Holdco or as an officer or fiduciary of the Company or Holdco, in each case, acting in such person’s capacity as a director, officer or fiduciary of the Company or Holdco.

1.12 Lock-Up. Notwithstanding anything to the contrary in the Holdco A&R Articles or herein, each Company Shareholder hereby agrees that, upon and subject to the Closing, such Company Shareholder shall not Transfer any Lock-Up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-Up Shares until the day following the six (6)-month anniversary of the Closing, in each case other than with the written consent of the SPAC Sponsor, which consent will not be unreasonably withheld, conditioned or delayed, including where the release of such lock-up is necessary to enable Holdco to meet any Nasdaq Capital Market minimum public float requirements or other applicable regulatory conditions. For the purposes of this Agreement, “Lock-Up Shares” shall mean: (i) any shares of Holdco issued to a Company Shareholder in exchange for Subject Shares pursuant to the Business Combination Agreement (excluding, for the avoidance of doubt, in respect of any Company Crossover Preferred Shares), and (ii) any ordinary shares of Holdco issued to a Company Shareholder substantially concurrently with the Closing pursuant to a securities purchase agreement. Notwithstanding the foregoing, each Company Shareholder may Transfer any Lock-Up Shares: (A) (1) to the Company’s, Holdco’s, SPAC’s or SPAC Sponsor’s officers or directors, (2) to any Affiliates or family members of the Company’s, SPAC’s or SPAC Sponsor’s officers or directors, or (3) to any direct or indirect partners, members or equityholders of any such Company Shareholder, any Affiliates of any such Company Shareholder or any related investment funds or vehicles controlled or managed by any such Company Shareholder or their respective Affiliates (including, for the avoidance of doubt, where such Company Shareholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (B) in the case of a Company Shareholder that is an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (C) in the case of a Company Shareholder that is an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of a Company Shareholder that is an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (E) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (A) through (D) above; (F) to the Company, Holdco, SPAC or SPAC Sponsor; (G) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of the Company or the vesting of Company share-based awards; (H) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of the Company; (I) in connection with any Order; or (J) to the Company in connection with the repurchase of such Company Shareholder’s shares in connection with the termination of such Company Shareholder’s employment with the Company or any of its Subsidiaries pursuant to contractual agreements with the Company or any of its Subsidiaries; provided, however, that in the case of the foregoing clauses (A) through (E) the transferee must enter into a written agreement with the Company and SPAC agreeing to be bound by this Agreement prior to the effectiveness of such Transfer.

1.13 Several and Not Joint Obligations. The representations, warranties, covenants, agreements, obligations and liability of the Company Shareholders party to this Agreement shall be several, and not joint. Notwithstanding any other provision of this Agreement, in no event will any Company Shareholder be liable for any other Person’s breach of such other Person’s representations, warranties, covenants, or agreements contained in this Agreement, the Business Combination Agreement or any other Transaction Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company Shareholder. Each Company Shareholder represents and warrants as of the date hereof to SPAC and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) as follows:

(a) Organization; Due Authorization. If such Company Shareholder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Shareholder. If such Company Shareholder is an individual, such Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Shareholder.

(b) Ownership. Such Company Shareholder is the record and “beneficial owner” (as defined under the Exchange Act) of, and has good title to, all of such Company Shareholder’s Subject Shares as indicated opposite such Company Shareholder’s name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement or (iv) any applicable securities laws. Such Company Shareholder’s Subject Shares, Company SAFEs, Company Loans and Company Warrants as indicated opposite such Company Shareholder’s name on Schedule I attached hereto are the only equity securities in the Company owned of record or beneficially by such Company Shareholder on the date of this Agreement (other than any Company Options), and none of such Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth opposite such Company Shareholder’s name on Schedule I, such Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or the right to exercise any voting power with respect to any equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Shareholder does not, and the performance by such Company Shareholder of his, her or its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents (if such Company Shareholder is not an individual), any Contract, Order or law applicable to such Company Shareholder or to such Company Shareholder’s property or assets (including the Subject Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent such Company Shareholder from fulfilling his, her or its obligations under this Agreement, (ii) result in the creation or imposition of any Lien (other than the Liens referred to in Section 2.1(b)(i) through (iv) above) upon the Subject Shares or (iii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Shareholder or such Company Shareholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Company Shareholder, or to the knowledge of such Company Shareholder threatened against such Company Shareholder, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to or otherwise could reasonably be expected to prevent, enjoin or materially delay the Transactions or the performance by such Company Shareholder of its, his or her obligations under this Agreement or the Transaction Agreements.

(e) Adequate Information. Such Company Shareholder has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC or the Company and based on such information as such Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to such Company Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Shareholder, for which the Company, SPAC or any of their Affiliates may become liable.

(g) Acknowledgment. Such Company Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement.

(h) No Other Representations or Warranties. Except for the representations and warranties made by each Company Shareholder (solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) in this Article II and in the other Transaction Agreements, no Company Shareholder nor any other Person makes any express or implied representation or warranty to SPAC or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Shareholder expressly disclaims any such other representations or warranties.

ARTICLE III
MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time (as defined below) and (b) as to each Company Shareholder, the written agreement of SPAC, the Company and such Company Shareholder (with respect to each Company Shareholder, the earliest such date under clause (a) and (b) being referred to herein as the “Termination Date”). Upon such termination of this Agreement, all obligations of the parties under this Agreement (other than Section 1.12) will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, pursuant to this Agreement (it being clarified that where the termination is with respect to one or more, but not all Company Shareholders, then the foregoing provisions shall apply only with respect to such partial termination but shall not affect the obligations and rights of the remaining parties to the Agreement); provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement. For the purposes of this Section 3.1, “Expiration Time” means the earlier of (a) the Acquisition Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 thereof. Notwithstanding the foregoing, in the event that the Closing is consummated, the provisions of Section 1.11 shall expire upon the day following the six (6)-month anniversary of the Closing.

3.2 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive (except as noted below) jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or in the Delaware Supreme Court or the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 3.8 shall be effective service of process for any suit, action or proceeding brought in any such court. Notwithstanding the foregoing, the parties hereto agree that SPAC may bring any claim or cause of action based upon performance of this Agreement that seeks injunctive relief against any Company Shareholder in any court in the State of Israel.

3.3 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Other than Transfers permitted by a Company Shareholder pursuant to Section 1.2 (and only on the terms therein), neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) (i) by any Company Shareholder without the prior written consent of the Company and SPAC or (ii) by the Company or SPAC without the prior written consent of the other.

3.5 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

3.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and with respect to a Company Shareholder, such Company Shareholder.

3.7 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect and such invalid or unenforceable provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Any provision of this Agreement held illegal, invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held illegal, invalid or unenforceable.

3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC:

LAMF Global Ventures Corp. I

9255 Sunset Boulevard, Suite 515

West Hollywood, California 90069

Attention:	Simon Horsman
Email:	simon@lamfglobal.com

with a copy to (which will not constitute notice):

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, California 90071

Attention:	Daniel Nussen Matthew Barnett
Email:	daniel.nussen@whitecase.com
matthew.barnett@whitecase.com

and

Herzog Fox and Neeman Law Offices

Herzog Tower, 6 Yitzhak Sadeh St.

Tel-Aviv 6777506, Israel

Attention:	Ory Nacht, Adv.
Email:	nachto@herzoglaw.co.il

If to the Company:

Nuvo Group Ltd.

Yigal Alon 94

Building 1

Tel Aviv, Israel 6789155

Attention:	Kelly Londy
Email:	kelly.londy@nuvocares.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:	Robert Grossman
Adam Namoury
Email:	grossmanb@gtlaw.com
Adam.namoury@gtlaw.com

and

Meitar | Law Offices

16 Abba Hillel Silver Rd.

Ramat-Gan 52506, Israel

Attention:	Yoav Sade, Adv.
Ran Camchy, Adv.
Email:	yoavs@meitar.com
ranca@meitar.com

If to a Company Shareholder:

To such Company Shareholder’s address set forth in Schedule I with a copy (which will not constitute actual or constructive notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:	Robert Grossman
Adam Namoury
Email:	grossmanb@gtlaw.com
Adam.namoury@gtlaw.com

and

Meitar | Law Offices

16 Abba Hillel Silver Rd.

Ramat-Gan 52506, Israel

Attention:	Yoav Sade, Adv.
Ran Camchy, Adv.
Email:	yoavs@meitar.com
ranca@meitar.com

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company Shareholders, SPAC, and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:

Zion Vaknin RDC Ltd.

By:	/s/ Zion Vaknin
	Name:	Zion Vaknin
	Title:	Director

Zion Vaknin

By:	/s/ Zion Vaknin
	Name:	Zion Vaknin
	Title:	Individual

Oren Oz

By:	/s/ Oren Oz
	Name:	Oren Oz
	Title:	Individual

Nuvo Investors LLC

By:	/s/ Laurence Klein
	Name:	Laurence Klein
	Title:	Managing Director

LCK Holdings LLC

By:	/s/ Laurence Klein
	Name:	Laurence Klein
	Title:	Managing Director

CTSK Holdings LLC

By:	/s/ Laurence Klein
	Name:	Laurence Klein
	Title:	Managing Director

CTK Holdings LLC

By:	/s/ Laurence Klein
	Name:	Laurence Klein
	Title:	Managing Director

Nalay Inc.

By:	/s/ Laurence Klein
	Name:	Laurence Klein
	Title:	President

Kelly Londy

By:	/s/ Kelly Londy
	Name:	Kelly Londy
	Title:	Individual

Haim Blecher

By:	/s/ Haim Blecher
	Name:	Haim Blecher
	Title:	Individual

Gerald Ostrov

By:	/s/ Gerald Ostrov
	Name:	Gerald Ostrov
	Title:	Individual

Dennis Berman Revocable Trust

By:	/s/ Dennis Berman
	Name:	Dennis Berman
	Title:	Trustee

David Amsalem

By:	/s/ David Amsalem
	Name:	David Amsalem
	Title:	Individual

Amit Reches

By:	/s/ Amit Reches
	Name:	Amit Reches
	Title:	Individual

Axxion S.A. (acting on behalf of the fund “Frankfurter Akteinfonds fur Stiftungen”)

By:	/s/ Benjamin Linn
	Name:	Benjamin Linn
	Title:	Head of Relationship Management

By:	/s/ Pierre Girardet
	Name:	Pierre Girardet
	Title:	Managing Director

Aharon Nager

By:	/s/ Aharon Nager
	Name:	Aharon Nager
	Title:	Individual

Michael Vaknin

By:	/s/ Michael Vaknin
	Name:	Michael Vaknin
	Title:	Individual

Frankfurter SICAV

By:	/s/ Benjamin Linn
	Name:	Benjamin Linn
	Title:	Chairman

SPAC:

LAMF GLOBAL VENTURES CORP. I

By:	/s/ Simon Horsman
	Name:	Simon Horsman
	Title:	Chief Executive Officer

COMPANY:

NUVO GROUP LTD.

By:	/s/ Kelly Londy
	Name:	Kelly Londy
	Title:	Chief Executive Officer

HOLDCO:

HOLDCO NUVO GROUP D.G. LTD.

By:	/s/ Kelly Londy
	Name:	Kelly Londy
	Title:	Chief Executive Officer

Annex E

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of [●], 2023, is made and entered into by and among Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”), Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“SPAC”), LAMF SPAC Holdings I LLC, a Cayman Islands limited liability company (“SPAC Sponsor”), the executive officers and directors of SPAC as of immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (as defined below), LAMF SPAC I LLC, Nweis Investments LLC, Atoe LLC, 10X LLC, 10X LAMF SPAC SPV LLC, Cohen Sponsor LLC – A16 RS and ASCJ Global LLC – Series 16 (collectively, the “SPAC Sponsor Members”) (such executive officers and directors, together with the SPAC Sponsor Members and SPAC Sponsor, the “Sponsor Parties”), and certain shareholders of the Company set forth on Exhibit A hereto and the executive officers and directors of Nuvo as of immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (such Company shareholders and Nuvo executive officers and directors, collectively, the “Company Holders”) (each such Sponsor Party or Company Holder and any other Person (as defined below) who hereafter becomes a party to this Agreement, each a “Holder”, and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of August 17, 2023 (the “Business Combination Agreement”), by and among the Company, Nuvo, Nuvo Assetco Corp, a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of SPAC (“Merger Sub”), and SPAC, pursuant to which, among other things, SPAC was merged with and into Assetco, with Assetco as the surviving entity of such merger, and Merger Sub was merged with and into Nuvo, with Nuvo as the surviving entity (the “Business Combination”);

WHEREAS, as a result of the Business Combination, each issued and outstanding security of SPAC immediately prior to the SPAC Effective Time (as defined in the Business Combination Agreement) will no longer be outstanding and will automatically be cancelled in exchange for a substantially equivalent security of the Company, all on the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, the Sponsor Parties and SPAC are parties to that certain Registration Rights Agreement, dated as of November 10, 2021 (the “Prior Agreement”), by and among SPAC, SPAC Sponsor, and the other Sponsor Parties party thereto;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the parties to the Prior Agreement desire to terminate the Prior Agreement and all rights and obligations created pursuant thereto will be terminated;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which, in the good faith judgment of the Chief Executive Officer, the President, such other principal executive officer, the Chief Financial Officer, or the principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement (as defined below) or Prospectus (as defined below) in order for the applicable Registration Statement or Prospectus not to contain any Misstatement (as defined below), (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or Prospectus, as the case may be, and (c) the Company has (x) a bona fide business purpose for not making such information public or (y) determined the premature disclosure of such information would materially adversely affect the Company.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Holders” shall have the meaning given in the Preamble hereto.

“Lock-Up Period” means (i) with respect to the Registrable Securities owned by the Sponsor Parties, the “Lock-Up Period” as defined in the Sponsor Support Agreement and (ii) with respect to any other Holder, the “Lock-Up Period” as defined in the lock-up agreement with the Company to which such Holder is a party.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall mean the ordinary shares, par value [●] per share, of the Company.

“Permitted Transferees” shall mean a Person to whom the Holders are permitted to transfer Registrable Securities prior to the expiration of the Lock-Up Period with respect to the Registrable Securities owned by such Holder.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares or other equity securities of the Company held by a Holder immediately following the Closing Date, (b) any Ordinary Shares issued to a Holder pursuant to the terms of the Business Combination Agreement (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the Business Combination Agreement), (c) the SPAC Warrants (including any Ordinary Shares issued or issuable upon the exercise of any SPAC Warrants) and (d) any other equity security of the Company issued or issuable with respect to the securities referred to in the foregoing clauses (a) through (c) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (ii) (x) such securities shall have been otherwise transferred, (y) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company to the Holder and (z) subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Registrable Securities are then listed;

(b)	fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters (as defined below) in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone, delivery and road show or other marketing expenses;

(d)	reasonable and documented fees and disbursements of counsel for the Company;

(e)	reasonable and documented fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(f)	reasonable and documented fees and expenses of one (1) legal counsel selected by the Company to render any local counsel opinions in connection with the applicable Registration; and

(g)	reasonable and documented fees and expenses of one (1) legal counsel (not to exceed $75,000 in the aggregate for each Registration without the prior written approval of the Company) selected by (i) the majority-in-interest of the SUO Demanding Holders (as defined below) initiating a Shelf Underwritten Offering (as defined below), or (ii) the majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“SPAC” shall have the meaning given in the Preamble.

“SPAC Sponsor” shall have the meaning given in the Recitals.

“SPAC Warrants” shall mean the warrants issued by SPAC in connection with SPAC’s initial public offering and subject to the Warrant Agreement.

“Sponsor Parties” shall have the meaning given in the Preamble.

“Sponsor Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of August 17, 2023 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereto), by and among SPAC Sponsor, SPAC, Nuvo, the Company and the other parties thereto.

“SUO Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“SUO Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of November 10, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as warrant agent, assumed by the Company in connection with the Business Combination.

ARTICLE II
REGISTRATIONS

Section 2.1 Shelf Registration.

2.1.1 Following the Closing Date, the Company shall use its commercially reasonable efforts to (i) file a Registration Statement under the Securities Act within sixty (60) days after the Closing Date to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and (ii) cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its commercially reasonable efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.2 The Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder (an “SUO Requesting Holder”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”); provided that the Company shall only be obligated to effect a Shelf Underwritten Offering if such offering shall (i) include Registrable Securities proposed to be sold by the SUO Requesting Holder, either individually or together with other SUO Requesting Holders, with a gross offering price reasonably expected to exceed, in the aggregate, $25.0 million or (ii) cover all of the remaining Registrable Securities held by the SUO Demanding Holder, provided that the total offering price is reasonably expected to exceed $15.0 million in the aggregate (each of the thresholds described in (i) and (ii), the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering, as well as the intended method of distribution. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Shelf Takedown Notice delivered within ninety (90) days of a prior Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a SUO Requesting Holder(s) to the Company, subject to the provisions of subsection 2.2.4, the Company shall include in such Shelf Underwritten Offering all Registrable Securities of such SUO Requesting Holder(s) described in the Shelf Takedown Notice. The Company shall, together with all participating Holders of Registrable Securities of the Company proposing (and permitted) to distribute their securities through such Shelf Underwritten Offering, enter into an underwriting agreement in customary form for such Shelf Underwritten Offering with the managing Underwriter or Underwriters selected by the Company with the approval of the original SUO Requesting Holder (which shall not be unreasonably withheld, conditioned or delayed). The Company shall not be obligated to effect more than an aggregate of three (3) Shelf Underwritten Offerings initiated by the Sponsor Parties and an aggregate of three (3) Shelf Underwritten Offerings initiated by the Company Holders. The SUO Demanding Holders may demand not more than two (2) Shelf Underwritten Offerings pursuant to this Section 2.1.3 in any twelve (12) month period.

2.1.4 If the managing Underwriter or Underwriters, in good faith, advises the Company, the SUO Demanding Holders and the SUO Requesting Holders, in writing that, in its opinion, the dollar amount or number of Registrable Securities that the SUO Demanding Holders and the SUO Requesting Holders desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell for its own account and the Ordinary Shares or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the SUO Demanding Holders and the SUO Requesting Holders pro rata based on the number of securities requested to be sold that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. A majority in interest of the SUO Demanding Holders or SUO Requesting Holders initiating a Shelf Underwritten Offering shall have the right to withdraw its Registrable Securities included in a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time up to one business (1) day prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Shelf Underwritten Offering; provided, however, that upon withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as SUO Demanding Holders, resulting in the total offering price of such Shelf Underwritten Offering being less than the Minimum Amount, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement; provided, further, that a Sponsor Party or a Company Holder may elect to have the Company continue a Shelf Underwritten Offering if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in the Shelf Underwritten Offering by such Sponsor Party, Company Holder or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for a Shelf Underwritten Offering shall constitute a demand for a Shelf Underwritten Offering by the withdrawing SUO Demanding Holder for purposes of Section 2.1.3, unless such SUO Demanding Holder reimburses the Company for all Registration Expenses with respect to such Shelf Underwritten Offering (or, if there is more than one SUO Demanding Holder, each SUO Demanding Holder reimburses the Company for a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each SUO Demanding Holder has requested be included in such Shelf Underwritten Offering); provided that, if an SUO Demanding Holder elects to continue a Shelf Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Shelf Underwritten Offering shall instead count as a Shelf Underwritten Offering demanded by such Sponsor Party or such Company Holder, as applicable, for purposes of Section 2.1.3. Following the receipt of any withdrawal notice, the Company shall promptly forward such withdrawal notice to any other Holders that had elected to participate in such Shelf Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Underwritten Offering prior to its withdrawal under this Section 2.1.5, other than if an SUO Demanding Holder elects to pay such Registration Expenses pursuant to the immediately preceding sentence.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Ordinary Shares (including equity securities exercisable or exchangeable for, or convertible into, Ordinary Shares), for its own account or for the account of shareholders of the Company, other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) a Registration Statement on Form F-4 or Form S-8 (or any successor forms), (c) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (d) for an offering of debt that is convertible into equity securities of the Company, (e) for a dividend reinvestment plan or similar plans, (f) filed pursuant to Section 2.1 or (g) filed in connection with any business combination or acquisition involving the Company, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable (but not less than ten (10) days prior to the anticipated filing by the Company with the Commission of any Registration Statement with respect thereto), which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), the proposed date of filing of such Registration Statement with the Commission and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, in each case to the extent then known, (B) describe such Holders’ rights under this Section 2.2 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company shareholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company shareholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.2, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.2).

2.2.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Ordinary Shares or other equity securities that the Company desires to sell, taken together with (a) the Ordinary Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (c) the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

2.2.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the number of securities requested to be included, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), and (b), the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.2.2.2 if the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the number of securities requested to be included, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Ordinary Shares or other equity securities of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration up to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, one (1) day prior to the effective date of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, one (1) business day prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. The Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Shelf Underwritten Offering effected under subsection 2.1.3.

Section 2.3 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested a Shelf Underwritten Offering and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board a Registration pursuant to the terms of this Agreement would be seriously detrimental to the Company and the Board concludes as a result that it is essential to delay the filing of the applicable Registration Statement at such time, the Company shall have the right, upon giving prompt written notice of such action to the affected Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be required to be effected and no Registration Statement shall be required to become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the Lock-Up Period with respect to such Registrable Securities.

ARTICLE III
COMPANY PROCEDURES

Section 3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders (provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”));

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.8 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

3.1.9 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of any Registration Statement, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.10 use its commercially reasonable efforts to obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.11 in connection with an Underwritten Offering, use commercially reasonable efforts to obtain for the underwriter(s) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters;

3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13 otherwise use its commercially reasonable efforts to make available to its security holders, as soon as reasonably practicable, an earnings statement that satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.14 with respect to a Shelf Underwritten Offering, if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25.0 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders consistent with the terms of this Agreement in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Shelf Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, stock transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Participation in Underwritten Offerings.

3.3.1 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”). Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated pursuant to the terms of this Agreement unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales or distribution arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3.1 shall not affect the Registration of other Registrable Securities to be included in such Registration.

3.3.2 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other Person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

Section 3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Board to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company. The Company shall promptly notify the Holders of the expiration of any period during which the Company exercised its rights under this Section 3.4. The Holders shall maintain the confidentiality of such notice and its contents.

Section 3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable and documented attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other Persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information or affidavit furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating pursuant to this Agreement, such Holder shall furnish (or cause to be furnished) to the Company an undertaking reasonably satisfactory to the Company, to indemnify the Company, its officers, directors, partners, managers, shareholders, members, employees and agents and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any Claims, to which any the Company or such other Persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification and contribution provided for under this Agreement (a) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and (b) are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. In connection with any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed by the Company, the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party or parties, on the other hand, shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

Section 5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Holdco Nuvo Group D.G Ltd., Yigal Alon 94. Building 1, Tel Aviv, Israel 6789155, Attention: Kelly Londy, Chief Executive Officer, with a required copy (which copy shall not constitute notice) to Greenberg Traurig, P.A., 333 SE 2nd Avenue, Suite 4400, Miami, Florida 33131, Attn: Robert L. Grossman, Esq. and Win Rutherfurd, Esq., and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Section 5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Lock-up Period with respect to the Registrable Securities owned by such Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to such Holder’s applicable Permitted Transferees.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects to be valid and enforceable.

Section 5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.5 Governing Law; Venue; Waiver of Jury Trial. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal laws of the State of New York. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the federal courts of the United States of America located in the City of New York, Borough of Manhattan or the courts of the State of New York, in each case located in the City of New York, Borough of Manhattan, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.5. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument.

Section 5.7 Other Registration Rights. Other than pursuant to the terms of the Warrant Agreement, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.8 Prior Agreement. The Sponsor Parties and SPAC, as parties to the Prior Agreement, hereby agree that the Prior Agreement is terminated as of the Closing Date and is replaced in its entirety by this Agreement.

Section 5.9 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Business Combination Agreement and the Sponsor Support Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 5.10 Term. This Agreement shall terminate and be void and of no further force and effect on the earlier of (a) the fifth anniversary of the date of this Agreement and (b) with respect to any Holder, on the date on which such Holder ceases to hold Registrable Securities (but in each case in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). Further, this Agreement shall terminate and be void and of no further force and effect upon the mutual written agreement of each of the parties hereto to terminate this Agreement. The provisions of Article IV shall survive any termination.

Section 5.11 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 5.12 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor Parties and each of the Company Holders (in each case, so long as such Holder and its affiliates hold at least three percent of the outstanding Ordinary Shares), the Company may make any Person who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such Person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

Section 5.13 Further Assurances. From time to time, at another party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HOLDCO NUVO GROUP D.G LTD.

By:
	Name:	Kelly Londy
	Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

SPAC:

LAMF GLOBAL VENTURES CORP. I

By:
	Name:	Simon Horsman
	Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

SPONSOR PARTIES:

LAMF SPAC HOLDINGS I LLC

By:
	Name:	Simon Horsman
	Title:	Manager

By:
	Name:	Jeffery Soros

By:
	Name:	Morgan Earnest

By:
	Name:	Christina Spade

By:
	Name:	Mike Brown

By:
	Name:	Adriana Machado

By:
	Name:	Keith Harris

LAMF SPAC I LLC

By:
Name:
Title:

NWEIS INVESTMENTS LLC

By:
Name:
Title:

ATOE LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

10X LAMF SPC SPV LLC

By:
Name:
Title:

10X LLC

By:
Name:
Title:

ASCJ GLOBAL LLC – SERIES 16

By:
Name:
Title:

COHEN SPONSOR LLC – A16 RS

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Company Holders

[●]

Annex F

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between Nuvo Assetco Corp. (the “Surviving Company”) and LAMF Global Ventures Corp. I (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 17 August 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman, KY1-1108, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$1.00 divided into 100 shares of a par value of US$0.01 each and the Surviving Company will have one share in issue.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,100 divided into 500,000,000 Class A Ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary shares of a par value of US$0.0001 each and 1,000,000 Preference shares of a par value of US$0.0001 each and the Merging Company will have [12,491,949] Class A Ordinary shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

Annex F-1

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger and the authorised share capital of the Surviving Company shall be as set out therein.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The name and address of the sole director of the surviving company (as defined in the Statute) are:

13.1	Kelly Jean Londy of 139 Uptown GT, Traverse City, MI, United States 49684.

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute and by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

Annex F-2

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Nuvo Assetco Corp.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
LAMF Global Ventures Corp. I	)

Annex F-3

Annexure 1

Business Combination Agreement

Annex F-4

Annexure 2

Memorandum and Articles of Association of the Surviving Company

Annex F-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Amended Articles to be in effect upon the Closing will include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

●	certain other events, occurrences and matters under the Israeli Economic Competition Law, 5758-1988, as amended from time to time and any regulations promulgated thereunder.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding;

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law; and

●	certain other events, occurrences and matters under the Israeli Economic Competition Law, 5758-1988, as amended from time to time and any regulations promulgated thereunder

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Amended Articles to be in effect upon the consummation of the Business Combination will allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder to the extent permitted or to be permitted by law. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the Board of Directors based on our activities, and to an amount or according to criteria determined by the Board of Directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $100 million, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering) and 10% of our total market cap calculated based on the average closing price of the Holdco Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

●	Exhibits.

Exhibit No.	Description
2.1†	Business Combination Agreement, dated as of August 17, 2023, by and among Nuvo, Holdco, Assetco, LAMF and Merger Sub (included as Annex A to the proxy statement/prospectus).
2.2	Form of Plan of Merger.
3.1**	Articles of Association of Holdco as in effect prior to the Business Combination.
3.2*	Form of Amended and Restated Articles of Association of Holdco to be effective upon the closing of the Business Combination.
4.1	Specimen Unit Certificate of LAMF (incorporated by reference to Exhibit 4.1 to LAMF’s Registration Statement on Form S-1 (File No. 333-259998) filed on October 28, 2021).
4.2	Specimen Class A Ordinary Share Certificate of LAMF (incorporated by reference to Exhibit 4.2 to LAMF’s Registration Statement on Form S-1 (File No. 333-259998) filed on October 28, 2021).
4.3	Specimen Warrant Certificate of LAMF (incorporated by reference to Exhibit 4.3 to LAMF’s Registration Statement on Form S-1 (File No. 333-259998) filed on October 28, 2021).
4.4	Warrant Agreement, dated as of November 10, 2021, by and between LAMF and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to LAMF’s Current Report on Form 8-K filed on November 16, 2021).
4.5*	Form of Warrant Assignment, Assumption and Amendment Agreement, by and among between LAMF, Holdco., and Continental Stock & Trust Company, as warrant agent.
5.1*	Opinion of Meitar Law Offices, Israeli counsel to Holdco, as to the validity of the Holdco Ordinary Shares and Holdco Preferred Shares being registered.
5.2*	Opinion of Greenberg Traurig LLP as to the validity of the Holdco Warrants.
8.1*	Tax Opinion of White & Case LLP.
10.1†	Shareholder Support Agreement, dated as of August 17, 2023, by and among LAMF, the Nuvo Shareholders, Nuvo and Holdco (included as Annex D to the proxy statement/prospectus).
10.2	Sponsor Support Agreement, dated as of August 17, 2023, by and among LAMF, Nuvo, Holdco, Sponsor and the directors and executive officers of LAMF (included as Annex C to the proxy statement/prospectus).
10.3†	Form of Registration Rights Agreement, dated as of, 2023, by and among Holdco, Nuvo, LAMF, Sponsor, certain executive officers and directors of LAMF, LAMF SPAC I LLC, Nweis Investments LLC, Atoe LLC, 10X LAMF SPAC SPV LLC, Cohen Sponsor LLC – A16 RS and ASCJ Global LLC – Series 16 and certain shareholders of Holdco and the executive officers and directors of Nuvo (included as Annex E to the proxy statement/prospectus).
10.4#*	Holdco 2023 Share Incentive Plan.
10.5	Underwriting Agreement, dated November 10, 2021, by and between LAMF and Wells Fargo Securities, LLC, as representative of the underwriters (incorporated by reference to Exhibit 1.1 to LAMF’s Current Report on Form 8-K filed on November 16, 2021).
10.6	Letter Agreement, dated November 10, 2021, by and among LAMF, its executive officers, its directors and Sponsor (incorporated by reference to Exhibit 10.1 to LAMF’s Current Report on Form 8-K filed on November 16, 2021).
10.7	Investment Management Trust Agreement, dated November 10, 2021, by and between LAMF and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to LAMF’s Current Report on Form 8-K filed on November 16, 2021).
10.8	Registration Rights Agreement, dated November 10, 2021, by and among LAMF, Sponsor and the Holders signatory thereto (incorporated by reference to Exhibit 10.3 to LAMF’s Current Report on Form 8-K filed on November 16, 2021).
10.9	Private Placement Units Purchase Agreement, dated November 10, 2021, by and between LAMF and Sponsor (incorporated by reference to Exhibit 10.4 to LAMF’s Current Report on Form 8-K filed on November 16, 2021).
10.10	Administrative Services Agreement, dated November 10, 2021, by and between LAMF and Sponsor (incorporated by reference to Exhibit 10.5 to LAMF’s Current Report on Form 8-K filed on November 16, 2021).
10.11	Promissory Note, dated September 3, 2021, issued to Sponsor (incorporated by reference to Exhibit 10.6 to LAMF’s Registration Statement on Form S-1) filed on October 28, 2021).
10.12	Securities Subscription Agreement, dated September 3, 2021, by and between LAMF and Sponsor (incorporated by reference to Exhibit 10.7 to LAMF’s Registration Statement on Form S-1 (Registration No. 333-259998) filed on October 28, 2021).
10.13	Form of Non-Redemption Agreement and Assignment of Economic Interest (incorporated by reference to Exhibit 10.1 to LAMF’s Current Report on Form 8-K filed on May 5, 2023).
10.14	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 to LAMF’s Registration Statement on Form S-1 (Registration No. 333-259998) filed on October 28, 2021).

10.15**	Form of Interim Financing Agreement.
10.16+**	Master Purchase Agreement, by and between Nuvo Group USA, Inc. and Philips Electronics Nederland B.V. dated August 21, 2023.
10.17*	Form of Holdco Compensation Policy for Executive Officers and Directors.
10.18*	Form of Holdco Indemnity Agreement.
10.19	Form of Bridge Financing Convertible Note.
10.20	Form of Bridge Financing Warrant.
21.1**	List of Subsidiaries of Holdco.
23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for LAMF.
23.2	Consent of Kesselman & Kesselman, independent registered accounting firm for Nuvo.
24.1	Power of Attorney (included on signature page).
99.1*	Form of Class A Proxy Card for the Extraordinary General Meeting of LAMF.
99.2**	Consent of Laurence Klein to be named as a director.
99.3**	Consent of Oren Oz to be named as a director.
99.4**	Consent of Gerald Ostrov to be named as a director.
99.5**	Consent of Robert Powell to be named as a director.
99.6**	Consent of Christina Spade to be named as a director.
99.7	Representation under Item 8.A.4 of Form 20-F.
107	Calculation of Filing Fee Tables

#	Indicates management contract or compensatory plan or arrangement.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
+	Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because the Company customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause competitive harm to the Company if publicly disclosed. The Company will supplementally provide a copy of an unredacted copy of this exhibit to the U.S. Securities and Exchange Commission or its staff upon request.
*	To be filed by amendment.
**	Previously filed.

(d)	Filing Fee Table.

The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 22. Undertakings

1. The undersigned Registrant hereby undertakes as follows:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d. That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such request. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on January 16, 2024.

Holdco Nuvo Group D.G Ltd.

By:	/s/ Kelly Londy
Name:	Kelly Londy
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kelly Londy as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for his or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement on Form F-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kelly Londy	Chief Executive Officer	January 16, 2024
Kelly Londy	(Principal Executive Officer)

/s/ Daniel Gilcher	Interim Chief Financial Officer, Director	January 16, 2024
Daniel Gilcher	(Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in her capacity as the duly authorized representative in the United States of Holdco Nuvo Group D.G Ltd., has signed this registration statement in the United States, on January 16, 2024.

NUVO GROUP USA, INC., a Delaware corporation
(Authorized U.S. Representative)

By:	/s/ Kelly Londy
Name:	Kelly Londy
Title:	Authorized Signatory